As filed with the Securities and Exchange Commission on April 25, 2013

Registration No. 333-176604

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 2 to
Post-Effective Amendment No. 4 to
Form S-11
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933 OF
SECURITIES OF CERTAIN REAL ESTATE COMPANIES

PREFERRED APARTMENT COMMUNITIES, INC.

(Exact Name of Registrant as Specified in its Governing Instruments)

3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
(770) 818-4100

(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

John A. Williams
PREFERRED APARTMENT COMMUNITIES, INC.
3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
(770) 818-4100

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

With copies to:

Peter M. Fass, Esq. James P. Gerkis, Esq. PROSKAUER ROSE LLP Eleven Times Square New York, New York 10036-8299 Tel: (212) 969-3000 Fax: (212) 969-2900	Leonard A. Silverstein, Esq. Jeffrey R. Sprain, Esq. PREFERRED APARTMENT COMMUNITIES, INC. 3625 Cumberland Boulevard, Suite 400 Atlanta, Georgia 30339 Tel: (770) 818-4100 Fax: (770) 818-4105	Martin Traber, Esq. Steven Vazquez, Esq. FOLEY & LARDNER LLP 100 North Tampa Street, Suite 2700 Tampa, FL 33602 Tel: (813) 229-2300 Fax: (813) 221-4210

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer   ☐    Accelerated filer   ☐    Non-accelerated filer   ☒    Smaller reporting company   ☐

(Do not check if a smaller

reporting company)

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This Post-Effective Amendment No. 4 consists of the following:

•	Supplement No. 8, dated April 25, 2013, included herewith, which will be delivered as an unattached document along with the Registrant’s Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6 and Supplement No. 7, each as referred to below;

•	Supplement No. 1, dated May 3, 2012, previously filed pursuant to Rule 424(b)(3) on May 3, 2012 and included herewith;

•	Supplement No. 2, dated May 11, 2012, previously filed pursuant to Rule 424(b)(3) on May 11, 2012 and included herewith;

•	Supplement No. 3, dated August 23, 2012, previously filed pursuant to Rule 424(b)(3) on August 23, 2012 and included herewith;

•	Supplement No. 4, dated September 13, 2012, previously filed pursuant to Rule 424(b)(3) on September 13, 2012 and included herewith;

•	Supplement No. 5, dated December 31, 2012, previously filed pursuant to Rule 424(b)(3) on December 31, 2012 and included herewith;

•	Supplement No. 6, dated January 29, 2013, previously filed pursuant to Rule 424(b)(3) on January 29, 2013 and included herewith;

•	Supplement No. 7, dated April 11, 2013, previously filed pursuant to Rule 424(b)(3) on April 11, 2013 and included herewith;

•	Registrant’s Prospectus, dated November 18, 2011, previously filed pursuant to Rule 424(b)(3) on November 18, 2011 and included herewith;

•	Part II to this Post-Effective Amendment No. 4, included herewith; and

•	Signatures, included herewith.

PREFERRED APARTMENT COMMUNITIES, INC.

SUPPLEMENT NO. 8, DATED APRIL 25, 2013,
TO THE PROSPECTUS, DATED NOVEMBER 18, 2011

This prospectus supplement (this “Supplement No. 8”) is part of the prospectus of Preferred Apartment Communities, Inc. (the “Company”), dated November 18, 2011 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 3, 2012 (“Supplement No. 1”), Supplement No. 2, dated May 11, 2012 (“Supplement No. 2”), Supplement No. 3, dated August 23, 2012 (“Supplement No. 3”), Supplement No. 4, dated September 13, 2012 (“Supplement No. 4”), Supplement No. 5, dated December 31, 2012 (“Supplement No. 5”), Supplement No. 6, dated January 29, 2013 (“Supplement No. 6”), and Supplement No. 7, dated April 11, 2013 (“Supplement No. 8”). This Supplement No. 8 should be read, and will be delivered, with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5, Supplement No. 6 and Supplement No. 7.

The purpose of this Supplement No. 8 is to:

•	disclose updated operating information, including the status of the offering, the Units currently available for sale, the status of distributions and the status of fees incurred, forgiven and unpaid to the Company’s manager;

•	update disclosure with respect to the Company’s ratio of earnings to fixed charges and preferred stock dividends;

•	update disclosure with respect to the Company’s investments;

•	update disclosure with respect to the Company’s senior secured revolving credit facility;

•	revise disclosure under the heading “Experts;” and

•	update the list of documents incorporated by reference.

PREFERRED APARTMENT COMMUNITIES, INC.

	Supplement No. 8 Page No.	Prospectus/Supplement Page No.
OPERATING INFORMATION	S-1	N/A
Status of the Offering	S-1	N/A
Units Currently Available for Sale	S-1	N/A
Status of Distributions	S-1	N/A
Status of Fees Incurred, Forgiven and Unpaid	S-4	N/A
PROSPECTUS UPDATES	S-5	N/A
Prospectus Summary	S-5	S-1 (Supplement No. 4)
Risk Factors	S-5	S-1 (Supplement No. 4)
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	S-5	S-11 (Supplement No. 3)
Business; Description of Real Estate Investments	S-7	S-3 (Supplement No. 4), S-35, S-39, S-45-S-48; S-66 (Supplement No. 3)
Certain Relationships and Related Transactions	S-15	S-4 (Supplement No. 4)
Experts	S-16	206
Incorporation of Certain Information by Reference	S-16	S-10 (Supplement No. 1)

i

OPERATING INFORMATION

Status of the Offering

We commenced our reasonable best efforts public offering of up to 150,000 Units, with each Unit consisting of one share of Series A Redeemable Preferred Stock, or Series A Preferred Stock, and one detachable warrant to purchase 20 shares of the our Common Stock, on November 18, 2011. On March 30, 2012, we satisfied the escrow conditions of our public offering. On such date, we received and accepted aggregate subscriptions in excess of $2.0 million and issued 2,155 shares of Series A Preferred Stock and 2,155 warrants to our new Series A Preferred Stock stockholders.

On December 31, 2012, we extended the termination of this offering to December 31, 2013, provided that this offering will be terminated if all the 150,000 Units are sold before such date.

Our common stock is traded on the NYSE MKT (previously known as NYSE AMEX), or NYSE MKT, under the symbol “APTS.” On April 16, 2013, the last reported sale price of our common stock on the NYSE MKT was $9.62 per share.

Units Currently Available for Sale

As of April 17, 2013, there were 44,060 shares of Series A Redeemable Preferred Stock and 44,090 warrants outstanding. As of April 17, 2013, there were 105,910 shares of Series A Preferred Stock and 105,910 warrants available for sale.

Status of Distributions

In order to maintain our status as a REIT for U.S. federal income tax purposes, we must comply with a number of organizational and operating requirements, including a requirement to distribute 90% of our annual real estate investment trust, or REIT, taxable income to our stockholders. As a REIT, we generally will not be subject to federal income taxes on the taxable income we distribute to our stockholders. Generally, our objective is to meet our short-term liquidity requirement of funding the payment of our quarterly common stock and Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, or Series B Preferred Stock, dividends to stockholders, as well as monthly dividends to holders of our Series A Preferred Stock, through net cash generated from operating results.

S-1

For the three-month period ended March 31, 2013 and the twelve-month periods ended December 31, 2012 and December 31, 2011, our dividend and cash-generating activity was:

		Dividends declared
Three-month period ended	Dividend per share of Common Stock*	Common*	Series A Preferred	Total	Cash flow (used in) provided by operating activities
3/31/2011	$—	$—	$—	$—	$(122,686)
6/30/2011	$0.125	$646,487	$—	$646,487	$(697,122)
9/30/2011	$0.125	$646,675	$—	$646,675	$553,596
12/31/2011	$0.125	$646,916	$—	$646,916	$794,172

3/31/2012	$0.13	$673,181	$718	$673,899	$927,394
6/30/2012	$0.13	$677,477	$79,685	$757,162	$869,992
9/30/2012	$0.14	$729,699	$163,059	$892,758	$1,225,510
12/31/2012	$0.145	$771,616	$208,062	$979,678	$1,156,045

3/31/2013	$0.145	$1,477,912	$360,039	$1,837,951	Not yet available

__________________

* For the three-month period ended March 31, 2013, includes dividends in respect of shares of the Series B Preferred Stock and Class A Units of our operating partnership.

We commenced business operations on April 5, 2011 and acquired three multifamily communities and a real estate loan during the second quarter of 2011. Our cash flow from operations for each of the last six three-month periods was sufficient to fund both our quarterly dividends on our common stock and Series B Preferred Stock and Class A Units of our operating partnership and our monthly Series A Preferred Stock dividends for the respective periods. We expect our cash flow from operations for the next twelve months will be sufficient to fund both our quarterly dividends on our common stock, Series B Preferred Stock and Class A Units of our operating partnership and our monthly Series A Preferred Stock dividends.

On November 1, 2012, we declared a quarterly dividend on our common stock of $0.145 per share, an increase of approximately 16% from our initial dividend per share of $0.125 following our initial public offering, or an annualized dividend growth rate of approximately 10.6%. Our board of directors reviews the proposed common stock dividend declarations quarterly, and there can be no assurance that the current dividend level will be maintained.

S-2

For the three-month period ended March 31, 2013 and for the twelve-month period ended December 31, 2012, our Series A Preferred Stock dividend activity consisted of:

	Declaration date	Record date	Payment date	Dividend distributions(1)
	4/13/2012	4/30/2012	5/21/2012	$11,486
	5/10/2012	5/31/2012	6/20/2012	25,406
	6/22/2012	6/29/2012	7/20/2012	42,793
	7/22/2012	7/31/2012	8/20/2012	50,878
	8/2/2012	8/31/2012	9/20/2012	54,119
	9/18/2012	9/28/2012	10/22/2012	58,062
	10/20/2012	10/31/2012	11/20/2012	61,553
	11/1/2012	11/30/2012	12/20/2012	66,641
	12/20/2012	12/31/2012	1/22/2013	79,869
	1/24/2013	1/31/2013	2/20/2013	107,551
	2/7/2013	2/28/2013	3/20/2013	119,885
	2/7/2013	3/31/2013	4/22/2013	132,603

				$810,847

(1)	The Series A Preferred Stock receives dividend distributions of $5.00 per share for each full month and, for shares outstanding for less than a full month, a prorated amount based on such monthly rate.

Our board of directors reviews the Series A Preferred Stock dividend monthly to determine whether we have funds legally available for payment of such dividends in cash, and there can be no assurance that the Series A Preferred Stock dividends will consistently be paid in cash. Dividends may be paid as a combination of cash and stock in order to satisfy the annual distribution requirements applicable to REITs. We expect the aggregate dollar amount of monthly Series A Preferred Stock dividend payments to increase at a rate that approximates the rate at which we issue new Units from this offering.

S-3

Status of Fees Incurred, Forgiven and Unpaid

The following table reflects the fees and expense reimbursements incurred, forgiven and unpaid to our manager as of and for the periods presented:

(In thousands)	Incurred Year Ended December 31, 2012	Forgiven Year Ended December 31, 2012	Unpaid As of December 31, 2012(1)	Incurred Year Ended December 31, 2011	Forgiven Year Ended December 31, 2011	Unpaid As of December 31, 2011(1)
Acquisition fees	$307,450	$-	$-	$928,500	$-	$-
Asset management fees	576,147	-	55,808	362,427	-	42,608
Property management and leasing fees	410,046	-	8,652	276,358	-	8,241
General and administrative expenses fees	246,576	-	25,840	143,014	-	16,470
Disposition fee on sale of assets	-	-	-	-	-	-
Construction fee, development fee and landscaping fee	-	-	-	-	-	-
Total fees	$1,540,219	$-	$90,300	$1,710,299	$-	$67,319

(1) All unpaid fees were fully paid in the first month following the period presented.

S-4

PROSPECTUS UPDATES

Prospectus Summary

The following language is added immediately following the second paragraph on page S-1 of Supplement No. 4.

“On March 28, 2013, Aster Lely Mezzanine Lending, LLC, a wholly owned subsidiary of our operating partnership, or the Aster Lely Lender, made a mezzanine loan of up to $12,713,241.55 to Lely Apartments, LLC, a Georgia limited liability company, in connection with the borrower’s plans to construct a 308-unit multifamily community in Naples, Florida, or the Aster Lely Mezzanine Loan. Approximately $2.2 million of the Aster Lely Mezzanine Loan was funded by the Aster Lely Lender to the borrower on the closing date and the balance of the Aster Lely Mezzanine Loan is expected to be drawn by the borrower over approximately the next five months.”

Risk Factors

The following language replaces in its entirety the heading to the risk factor on page S-1 of Supplement No. 4 entitled “The credit agreement for our senior secured revolving credit facility, or the Revolving Facility Credit Agreement, contains, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.”

“The credit agreement, as amended, for our senior secured revolving credit facility, or the Revolving Facility Credit Agreement, contains, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.”

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

The following language replaces in its entirety the disclosure relating to the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends on page S-11 of Supplement No. 3.

"Our consolidated ratio of earnings to fixed charges and preferred stock dividends for the years ended December 31, 2010, 2011 and 2012 are set forth below. We did not have any shares of preferred stock outstanding at December 31, 2011. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to fixed charges is not a meaningful measure for any period prior to 2011.

S-5

	Year ended December 31,
	2012	2011	2010
Earnings:
Net loss to the Company	$(614,530)	$(8,495,423)	$(766,199)
Add:
Combined fixed charges and preferred dividends (see below)	2,955,485	1,514,580	15,064
Total earnings	$2,340,955	$(6,980,843)	$(751,135)

Fixed charges:
Interest expense	$2,310,667	$1,450,101	$15,064

Amortization of deferred loan costs
related to mortgage indebtedness	194,012	64,479	-
Total fixed charges	2,504,679	1,514,580	15,064

Preferred dividends	450,806	-	-
Total Combined fixed charges and
preferred dividends	$2,955,485	$1,514,580	$15,064

Ratio of Earnings to Combined fixed charges and preferred dividends	(1)	(1)	(1)
__________________________

(1)	The computation of our ratios of earnings to combined fixed charges and preferred stock dividends indicates that earnings were inadequate to cover combined fixed charges and preferred stock dividends by approximately $615 thousand and $8.5 million for the twelve months ended December 31, 2012 and 2011, respectively. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to fixed charges is not a meaningful measure for any period prior to 2011.

Our ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing earnings by combined fixed charges and preferred stock dividends. For these purposes, “earnings” consists of net loss available to the Company plus fixed charges and preferred stock dividends, less the value of unamortized deferred loan costs. Net loss is computed in accordance with GAAP and includes such non-cash items as real estate depreciation, and amortization of the values of customer relationships, leases in place and deferred loan costs. Net loss also includes one-time transactional costs relating to our IPO and organizational costs. “Fixed charges” consist of interest expense on mortgage debt secured by our three multifamily communities, and capitalization and amortization of deferred loan costs. Interest income is not included in this computation. Preferred dividends consist of dividends accrued on our Series A Preferred Stock, which were first issued during 2012."

S-6

Business; Description of Real Estate Investments

The following language replaces in its entirety the section entitled "Summit Crossing" beginning on page S-45 of Supplement No. 3.

"On April 21, 2011, we completed the acquisition of 100% of the membership interests in PAC Summit Crossing, LLC, a Georgia limited liability company (f/k/a Oxford Summit Partners LLC), the fee-simple owner of Summit Crossing, a 345-unit multifamily community located in suburban Atlanta, Georgia, for a total purchase price of $33.2 million, exclusive of acquisition-related and financing-related transaction costs.

We funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage loan in the original principal amount of approximately $20.9 million. The loan bears interest at a fixed rate of interest equal to 4.71% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid, but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. The prepayment premium is the greater of (1) 1% of the loan balance and (2) the present value of the difference in payments implied between the stated interest rate on the loan and the equivalent rate on a U.S. Treasury security whose maturity coincides with the maturity of the loan at the time the prepayment is being calculated. In the case where a U.S. Treasury security does not have a maturity date equal to the maturity date of the loan, the interpolation of the yield between the securities immediately shorter and immediately longer than the maturity of the loan shall be used. At maturity a balance of approximately $14.3 million will be due on the loan, assuming no prior principal prepayment on the loan.

Summit Crossing is a multifamily community consisting of 345 units located in suburban Atlanta, Georgia. The community consists of 26 garden and townhome buildings on a 19-acre landscaped setting. A gated and controlled access community, Summit Crossing is comprised of a unit mix of 83 one-bedroom garden apartment homes, 40 one-bedroom townhomes, 53 two-bedroom garden apartment homes, 166 two-bedroom townhomes and 3 three-bedroom garden apartment homes. The property was constructed in 2007 and its apartment homes have an average size of 1,034 square feet. We believe that the Summit Crossing property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Summit Crossing property.

There are currently nine other apartment communities in the area that we believe are competitive with Summit Crossing, with seven of those properties located two to three miles south in Alpharetta/North Fulton County. Including Summit Crossing, these ten properties total 3,842 units, have an average unit size of 1,094 square feet and an average year of construction of 2000. In addition to existing competitive properties, the market in which Summit Crossing is located currently has three properties in its competitive submarket that are entitled for multifamily development. These projects would represent an aggregate of 1,000 units and all three could potentially start in the next 6-12 months. In addition, an affiliate of the seller of

S-7

Summit Crossing owns one adjacent parcel entitled for multi-family development that would allow for the future development of a 172 unit community. The Company has made a mezzanine loan on an additional 140 unit property adjacent to Summit Crossing. The property broke ground in the second quarter of 2012 and is expecting to deliver units around mid-year 2013. In addition to the specific competitive conditions described above, general competitive conditions affecting Summit Crossing include those identified in the section entitled "— Competition" included elsewhere in this prospectus.

All the leased space is residential with leases ranging from an initial term of three months to one year. The historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2012	94.2%
At December 31, 2011	94.5%
At December 31, 2010	94.8%
At December 31, 2009	93.8%
At December 31, 2008	85.4%

No single tenant occupies 10% or more of Summit Crossing.

The historical effective net annual rental rate per unit (including any tenant concessions and abatements) at Summit Crossing is as follows:

At December 31, 2012	$11,315
At December 31, 2011	$10,805
At December 31, 2010	$10,476
At December 31, 2009	$10,212
At December 31, 2008	$10,728

Property taxes paid on Summit Crossing for the fiscal year ended December 31, 2012 were $160,124.77. Summit Crossing was subject to a tax rate of 2.6574% of its assessed value.

Under a contract with our manager, PRM, an affiliate of our manager, acts as property manager of Summit Crossing. In the opinion of the management of the Company, Summit Crossing is adequately covered by insurance."

The following language replaces in its entirety the section entitled "Stone Rise" beginning on page S-46 of Supplement No. 3.

"On April 15, 2011, we completed the acquisition of 100% of the membership interests in Stone Rise Apartments, LLC, a Delaware limited liability company (f/k/a Oxford Rise JV LLC), the fee-simple owner of Stone Rise, a 216-unit multifamily apartment community located in suburban Philadelphia, Pennsylvania, for a total purchase price of $30.15 million, exclusive of acquisition-related and financing-related transaction costs.

S-8

We funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage in the original principal amount of $19.5 million. The loan bears interest at an adjustable interest rate that is calculated each month. The adjustable interest rate is set at 277 basis points above the British Banker’s Association’s one month LIBOR and is capped at 7.25% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid, but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. Prepayment premiums are as follows: Year 1 — 5% of principal being prepaid; Year 2— 4% of principal being prepaid; Year 3 — 3% of principal being prepaid; Year 4 — 2% of principal being prepaid; and Year 5 to maturity — 1% of principal being prepaid. At maturity a balance of approximately $17.0 million will be due on the loan, assuming no prior principal prepayment on the loan.

Stone Rise is an existing multifamily apartment complex consisting of 216 units located in suburban Philadelphia, Pennsylvania. The community consists of 8 garden buildings on a 20-acre landscaped setting. Stone Rise is comprised of a unit mix of 72 one-bedroom garden apartment homes and 144 two-bedroom garden apartment homes. The property was constructed in 2008 and its apartment homes have an average size of 1,078 square feet. We believe the Stone Rise property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Stone Rise property.

There are currently six other apartment communities in the area that we believe are competitive with Stone Rise. All these properties are located south of Stone Rise nearer to Interstate 76 and Highway 202. Including Stone Rise, the seven properties total 1,602 units, have an average unit size of 1,027 square feet and an average year of construction of 2002. Further, in Chester County, Pennsylvania, the county in which Stone Rise is located, we believe no new construction of multifamily properties is currently on-going or planned. In addition, new construction is constrained due to a current lack of sewer availability that requires any new construction to bear the burden of constructing and maintaining a waste water treatment plant and drip irrigation system. In addition to the specific competitive conditions described above, general competitive conditions affecting Stone Rise include those identified in the section entitled "— Competition" included elsewhere in this prospectus.

All the leased space is residential with leases ranging from an initial term of three months to one year. The historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2012	98.1%
At December 31, 2011	93.1%
At December 31, 2010	94.0%
At December 31, 2009	79.2%
At December 31, 2008	21.8%

S-9

No single tenant occupies 10% or more of Stone Rise.

The historical effective net annual rental rate per unit (including any tenant concessions and abatements) at Stone Rise is as follows:

At December 31, 2012	$15,459
At December 31, 2011	$15,048
At December 31, 2010	$14,640
At December 31, 2009	$14,556
At December 31, 2008	$16,284

Property taxes paid on Stone Rise for the fiscal year ended December 31, 2012 were $363,553.46. Stone Rise was subject to a base property tax rate of 3.2664% of its assessed value.

Under a contract with our manager, PRM, an affiliate of our manager, acts as property manager of Stone Rise. In the opinion of the management of the Company, Stone Rise is adequately covered by insurance."

The following language replaces in its entirety the section entitled "Trail Creek" beginning on page S-47 of Supplement No. 3.

"On April 29, 2011, we, through our indirectly wholly owned subsidiary, Trail Creek Apartments, LLC, completed the acquisition of Trail Creek, a 204-unit multifamily townhome community located in Hampton, Virginia, for a total purchase price of $23.5 million, exclusive of acquisition-related and financing-related transaction costs.

We purchased a fee-simple interest in the property from Oxford Trail JV LLC and funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage in the original principal amount of approximately $15.3 million. The loan bears interest at an adjustable interest rate that is calculated each month. The adjustable interest rate is set at 2.80% above LIBOR, and is capped at 6.85% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. Prepayment premiums are as follows: Year 1 —5% of the loan balance; Year 2 — 4% of the loan balance; Year 3 — 3% of the loan balance; Year 4 —2% of the loan balance; and Year 5 to maturity — 1% of the loan balance. At maturity a balance of approximately $18.1 million will be due on the loan, assuming no prior principal prepayment on the loan.

Trail Creek is a multifamily community consisting of 204 units located in Hampton, Virginia. The community consists of 20 two-story townhome buildings on approximately 16.92 acres. Trail Creek is comprised of a unit mix of 84 one-bedroom townhomes and 120 two-

S-10

bedroom townhomes. The property was constructed in 2006 and its townhomes have an average size of 988 square feet. We believe the Trail Creek property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Trail Creek property.

There are currently seven other apartment communities in the area that we believe are competitive with Trail Creek, with five of those properties located within approximately two to three miles of Trail Creek. Including Trail Creek, these eight properties total 1,981 units, have an average unit size of 1,009 square feet and an average year of construction of 2004. In addition to existing competitive properties, the market in which Trail Creek is located currently has three properties either planned or under construction that total 412 units. One of these properties is the 96 unit community the Company funded a mezzanine loan on in June of 2011, which completed construction in late 2012. In addition to the specific competitive conditions described above, general competitive conditions affecting Trail Creek include those identified in the section entitled "— Competition" included elsewhere in this prospectus.

All the leased space is residential with leases ranging from an initial term of three months to one year. The historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2012	92.2%
At December 31, 2011	96.1%
At December 31, 2010	97.3%
At December 31, 2009	94.8%
At December 31, 2008	92.1%

No single tenant occupies 10% or more of Trail Creek.

The historical effective net annual rental rate per unit (including any tenant concessions and abatements) at Trail Creek is as follows:

At December 31, 2012	$13,211
At December 31, 2011	$13,066
At December 31, 2010	$12,528
At December 31, 2009	$12,326
At December 31, 2008	$12,360

Property taxes paid on Trail Creek for the fiscal year ended December 31, 2012 were $231,303.04. Trail Creek was subject to a tax rate of 1.0725% of its assessed value.

Under a contract with our manager, PRM, an affiliate of our manager, acts as property manager of Trail Creek. In the opinion of the management of the Company, Trail Creek is adequately covered by insurance."

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The reference in the first paragraph under the section entitled “Depreciation” on page S-48 of Supplement No. 3 to “March 31, 2012” is replaced with the text “December 31, 2012.”

The following language is added immediately following the first full paragraph on page S-3 of Supplement No. 4.

“Aster Lely Mezzanine Loan

On March 28, 2013, the Aster Lely Lender made the Aster Lely Mezzanine Loan to Lely Apartments, LLC in connection with the borrower’s plans to construct a 308-multifamily community in Naples, Florida. Approximately $2.2 million of the Aster Lely Mezzanine Loan was funded by the Aster Lely Lender to the borrower on the closing date and the balance of the Aster Lely Mezzanine Loan is expected to be drawn by the borrower over approximately the next five months.

In connection with the closing of the Aster Lely Mezzanine Loan, the Aster Lely Lender received a loan fee of 2% of the maximum loan amount of the Aster Lely Mezzanine Loan, or $254,265 (approximately $9,133 of which was paid prior to the closing date). In addition, we paid a fee of $127,132, or 1% of the maximum loan amount of the Aster Lely Mezzanine Loan, to our manager as an acquisition fee in accordance with the terms of the management agreement, of which WOF received $1,271 through its special limited liability company interest in our manager.

The Aster Lely Mezzanine Loan matures on January 31, 2016, with the borrower having the right to extend the maturity date to January 31, 2017 and an additional option to extend the maturity date to January 31, 2018. The Aster Lely Mezzanine Loan bears interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest due at maturity. The Aster Lely Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of approximately $25 million that is held by an unrelated third party, or the Aster Lely Senior Loan. The Aster Lely Mezzanine Loan is secured by a pledge of 100% of the membership interests in Aster Lely Apartments, LLC, a Georgia limited liability company, a wholly owned subsidiary of borrower and the ultimate owner of the to-be-constructed property. W. Clark Butler and Jeff D. Warshaw, both unaffiliated third parties, have guaranteed to the Aster Lely Lender the completion of the project in accordance with the plans and specifications and have provided a full payment guaranty. These guaranties are subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the Aster Lely Lender and the senior lender.

Under the terms of a purchase option agreement entered into concurrently and in connection with the closing of the Aster Lely Mezzanine Loan, the Aster Lely Lender has an exclusive option (but not an obligation) to purchase the property between and including April 1, 2016 and August 30, 2016 for a pre-negotiated purchase price of $43,500,000. If the property is sold to, or refinanced by, a third party at any time, or is paid off at any time, the Aster Lely Lender will be entitled to an exit fee in the amount required to provide a rate of return on the Aster Lely Mezzanine Loan of 14.0% per annum, based on cumulative non-compounded interest on a loan amount of $12,713,241.55, as borrowed; provided, however, that such exit fee shall not be required to be paid if the Aster Lely Lender or a wholly owned direct or indirect subsidiary of

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the Aster Lely Lender acquires the property at any time during the term of the Aster Lely Mezzanine Loan.”

The following language replaces in its entirety the final two sentences of the second paragraph on page S-35 of Supplement No. 3.

“In connection with entering into a forward purchase or option to purchase contract, we may be required to provide a deposit, a mezzanine loan or other assurances of our ability to perform our obligations under the forward purchase or option to purchase contract. See the section entitled “Business — Real Estate Loan Investments” elsewhere in this prospectus for a detailed description of the terms of the Oxford Hampton Mezzanine Loan, the Oxford Summit II Mezzanine Loan, the City Vista Mezzanine Loan, City Park Mezzanine Loan and the Aster Lely Mezzanine Loan.”

The following language replaces in its entirety the section entitled “Revolving Credit Facility” beginning on page S-3 of Supplement No. 4.

“Revolving Credit Facility

On August 31, 2012, we and our operating partnership entered into a credit agreement with KeyBank National Association, or KeyBank, and the other lenders party thereto, to obtain a $15,000,000 senior secured revolving credit facility. On April 4, 2013, we and our operating partnership entered into a modification agreement with KeyBank and the other lenders party thereto to amend the terms of the original credit agreement. The modification agreement, among other things, increased the amount available under the original credit agreement to $30,000,000. We refer herein to the original credit agreement, as modified by the modification agreement, as the Revolving Facility Credit Agreement. As of April 17, 2013, there was no outstanding balance on the senior secured revolving credit facility.

We and our operating partnership may use the available proceeds under the senior secured revolving credit facility, on an as needed basis, to fund investments, capital expenditures, dividends (with KeyBank’s consent) and working capital and other general corporate purposes.

At our operating partnership’s election, loans made under the senior secured revolving credit facility bear interest at a rate per annum equal to either: (x) the greater of: (1) KeyBank’s “prime rate”, (2) the Federal Funds Effective Rate (as defined in the Revolving Facility Credit Agreement) plus 0.5%, and (3) the Adjusted Eurodollar Rate (as defined in the Revolving Facility Credit Agreement) for a one-month interest period plus 1.00%, or collectively the Base Rate; or (y), the one-, two-, three-, or six-month per annum LIBOR for deposits in the applicable currency, or the Eurodollar Rate, as selected by our operating partnership, plus an applicable margin. The applicable margin for Eurodollar Rate loans is 4.50% and the applicable margin for Base Rate loans is 3.50%. Commitment fees on the average daily unused portion of the senior secured revolving credit facility are payable at a rate per annum of 0.5%.

The senior secured revolving credit facility has a maturity date of April 4, 2014. Our operating partnership has the right to prepay amounts owing under the senior secured revolving

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credit facility, in whole or in part, without premium or penalty, subject to any breakage costs and minimum repayment amounts of $100,000 on Eurodollar Rate loans and $500,000 on Base Rate loans. Our operating partnership is required to prepay amounts owing under the senior secured revolving credit facility with the net proceeds from certain transactions or events, including (subject to certain exceptions) (x) sales of equity securities by the Company or any of its subsidiaries; (y) repayment of principal under any note receivable of the Company or any of its subsidiaries; and (z) asset sales by the Company or any of its subsidiaries.

Interest on Base Rate loans is payable monthly in arrears on the first business day of each month. Interest on Eurodollar Rate loans is payable at the end of each interest rate period, or, in the case of an interest period that is longer than three months, at the end of each three-month interval within such interest rate period. Principal and any accrued but unpaid interest is due at maturity on April 4, 2014.

Borrowings under the senior secured revolving credit facility are secured by, among other things, a pledge by our operating partnership of specified assets (including real property, if any), stock and other interests as collateral for the senior secured revolving credit facility obligations. The specified assets that have been pledged include, among other things, 100% of the ownership of each of our operating partnership’s current and future mezzanine loan subsidiaries, or the Mezzanine Loan Subsidiaries, and 49% of the ownership, or the 49% Pledged Interests, of each of our operating partnership’s current and future real estate subsidiaries, or the Real Estate Subsidiaries. The senior secured revolving credit facility also is secured by a joint and several repayment guaranty from us and each of the Mezzanine Loan Subsidiaries and a collateral assignment of loan documents by each of the Mezzanine Loan Subsidiaries and our operating partnership. In addition, our operating partnership and KeyBank have entered into buy-sell agreements for each of the Real Estate Subsidiaries whereby, following a foreclosure by KeyBank on the 49% Pledged Interests, KeyBank can trigger a process whereby our operating partnership can buy the 49% Pledged Interest from KeyBank or KeyBank can buy the non-pledged 51% ownership interest of our operating partnership in each of such Real Estate Subsidiaries.

The Revolving Facility Credit Agreement contains certain affirmative and negative covenants, including negative covenants that limit or restrict, among other things, secured and unsecured indebtedness, mergers and fundamental changes, investments and acquisitions, liens and encumbrances, dividends, transactions with affiliates, burdensome agreements, changes in fiscal year and other matters customarily restricted in such agreements. The material financial covenants, ratios or tests contained in the senior secured credit facility are as follows:

•	the Company must maintain a consolidated net worth of at least $50 million plus 75% of the net proceeds any equity offering of the Company, our operating partnership or their subsidiaries.

•	the Company’s consolidated net worth at December 31, 2013 must be greater than or equal to $125 million.

•	the Company must maintain a ratio of consolidated senior indebtedness to total asset value of not more than 0.60 to 1.00.

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•	the Company must maintain a ratio of consolidated total indebtedness to total asset value of not more than 0.65 to 1.00.

•	the Company must maintain a ratio of consolidated adjusted EBITDA to debt service coverage of at least 1.50 to 1.00.

•	the Company must maintain a ratio of the stabilized adjusted net operating income of the Real Estate Subsidiaries to the aggregate amount of the indebtedness of the Real Estate Subsidiaries plus the amount outstanding under the senior secured revolving credit facility of not less than 7.75%.

•	the Company and our operating partnership may not pay dividends in excess of the greater of (x) 95% of AFFO and (y) the amount for the Company to maintain its status as a REIT under the Code.

If an event of default shall occur and be continuing under the Revolving Facility Credit Agreement, the commitments under the Revolving Facility Credit Agreement may be terminated and the principal amount outstanding under the Revolving Facility Credit Agreement, together with all accrued and unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable by KeyBank.”

Certain Relationships and Related Transactions

The following language replaces in its entirety the second paragraph under the section entitled “Certain Relationships and Related Transactions” on page S-4 of Supplement No. 4.

“In connection with the closing of the City Park Mezzanine Loan, a subsidiary of our operating partnership received a loan fee of 2% of the amount of the City Park Mezzanine Loan funded on the closing date, or $104,430. In addition, we paid a fee of $50,715, or 1.0% of the amount of the City Park Mezzanine Loan funded on the closing date, to our manager as an acquisition fee in accordance with the terms of the management agreement, of which WOF received $507 through its special limited liability interest in our manager. As the City Park Mezzanine Loan is drawn by the borrower, a subsidiary of our operating partnership that is lender of the City Park Mezzanine Loan will receive a loan fee of 2% of the amount funded from time to time to the borrower and we will pay to our manager a fee of 1% of the amount funded from time to time to the borrower as an acquisition fee in accordance with the terms of the management agreement.

Finally, in connection with the closing of the Aster Lely Mezzanine Loan, the Aster Lely Lender received a loan fee of 2% of the maximum amount of the Aster Lely Mezzanine Loan, or approximately $254,265 (approximately $9,133 of which was paid prior to the closing date). In addition, we paid a fee of approximately $127,132, or 1% of the maximum amount of the Aster Lely Mezzanine Loan, to our manager as an acquisition fee in accordance with the terms of the management agreement, of which WOF received $1,271 through its special limited liability interest in our manager.

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Experts

The following language replaces in its entirety the section entitled “Experts” on page 206 of the Prospectus.

“The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Preferred Apartment Communities, Inc. for the year ended December 31, 2012 and the audited combined statements of revenue and certain operating expenses of Lake Cameron, McNeil Ranch and Ashford Park included on page F-2 of Preferred Apartment Communities, Inc.’s Current Report on Form 8-K/A dated January 17, 2013 and filed with the Securities and Exchange Commission on April 3, 2013 have been so incorporated in reliance on the reports (which the report on the statement of revenues and certain operating expenses expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The audited combined statements of revenue and certain operating expenses for the years ended December 31, 2010, 2009 and 2008 of Oxford Rise and Oxford Summit, included in this prospectus have been so included in reliance on the reports (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of revenues and certain operating expenses of the Acquired Property (Oxford Trail) for the year ended December 31, 2010 included in this Prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the purpose of the statement). Such statement has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.”

Incorporation of Certain Information by Reference

The following language replaces the three bullet points following the second full paragraph in the section entitled “Incorporation of Certain Information by Reference” on page S-10 of Supplement No. 1.

“• Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on March 15, 2013;

•	Our Current Reports on Form 8-K and amendments thereto on Form 8-K/A, as applicable, filed with the SEC on January 4, 2013, January 23, 2013, January 28, 2013, January 29, 2013, April 2, 2013, April 3, 2013, April 4, 2013, and April 5, 2013; and

•	Definitive Proxy Statement in respect of our 2013 meeting of stockholders filed with the SEC on March 21, 2013.”

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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176604

PREFERRED APARTMENT COMMUNITIES, INC.

SUPPLEMENT NO. 1, DATED MAY 3, 2012,
TO THE PROSPECTUS, DATED NOVEMBER 18, 2011

This prospectus supplement (this “Supplement No. 1”) is part of the prospectus of Preferred Apartment Communities, Inc. (the “Company”), dated November 18, 2011 (the “Prospectus”). This Supplement No. 1 should be read, and will be delivered, with the Prospectus.

The purpose of this Supplement No. 1 is to:

•	disclose updated operating information, including the status of the offering, the Units currently available for sale, the status of distributions, the status of fees paid to the Company’s manager, and the Company’s real estate investment summary;
•	revise disclosure relating to the subscription procedures, including the elimination of the escrowing of money for settlements through the Depository Trust Company with respect to subscriptions for the Units;
•	update the number of shares authorized under the Company’s charter;
•	update the time up to which the warrants may be exercised;
•	disclose the Company’s entrance into an amended and restated warrant agreement;
•	update information with respect to the Company’s directors disclosed in its charter;
•	update certain information with respect to the agreement of limited partnership of the Company’s operating partnership;
•	update certain information with respect to sales of Units to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature;
•	update Appendix B — form of Subscription Agreement; and
•	add Appendix C — form of Depository Trust Company Settlement Subscription Agreement.

PREFERRED APARTMENT COMMUNITIES, INC.

	Supplement No. 1 Page No.	Prospectus Page No.
OPERATING INFORMATION	S-1	N/A
Status of the Offering	S-1	N/A
Units Currently Available for Sale	S-1	N/A
Status of Distributions	S-1	N/A
Status of Fees Paid	S-2	N/A
Real Estate Investment Summary	S-2	N/A

PROSPECTUS UPDATES	S-3	N/A
Summary Risk Factors	S-3	Cover Page, 5
Settlement Methods; Escrow Changes	S-3	Cover Page
Secondary Investment Strategy	S-3	1, 74, 95, F-6, F-35
Our Investment Strategy	S-3	3, 101, 103
Risk Factors	S-4	28, 31
Distribution Policy	S-4	18, 69
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-6	78, 83, 85
Description of Securities	S-7	151, 155
Summary of Our Organizational Documents	S-7	164
Summary of Our Operating Partnership Agreement	S-7	168, 174
Plan of Distribution	S-8	204 – 205
Incorporation of Certain Information by Reference	S-10	207
Appendix B — Form of Direct Registration System Settlement Subscription Agreement	B-1	B-1 – B-12
Appendix C — Form of Depository Trust Company Settlement Agreement	C-1	N/A

i

OPERATING INFORMATION

Status of the Offering

We commenced our reasonable best efforts public offering of up to 150,000 Units, with each Unit consisting of one share of Series A Redeemable Preferred Stock and one detachable warrant to purchase 20 shares of the our Common Stock, on November 18, 2011. On March 30, 2012, we satisfied the escrow conditions of our public offering. On such date, we received and accepted aggregate subscriptions in excess of $2.0 million and issued 2,155 shares of Series A Redeemable Preferred Stock and 2,155 warrants to our new Series A Redeemable Preferred Stock stockholders.

We will offer Units until December 31, 2012, which may be extended through December 31, 2013, in our sole discretion, provided that the offering will be terminated if all the 150,000 Units are sold before such date.

On May 2, 2012, the last reported sale price of our common stock on the NYSE AMEX was $7.96 per share.

Units Currently Available for Sale

As of April 13, 2012, there were 2,155 shares of Series A Redeemable Preferred Stock and 2,155 warrants outstanding. As of April 13, 2012, there were 147,845 shares of Series A Redeemable Preferred Stock and 147,845 warrants available for sale.

Status of Distributions

In order to obtain and maintain our status as a real estate investment trust for U.S. federal income tax purposes, or REIT, we must comply with a number of organizational and operating requirements, including a requirement to distribute 90% of our annual REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income taxes on the taxable income we distribute to our stockholders. Generally, our objective is to meet our short-term liquidity requirement of funding the payment of our quarterly Common Stock dividends to stockholders, as well as monthly dividends to holders of our Series A Redeemable Preferred Stock, through net cash generated from operating results.

For the 12-month period ended December 31, 2011, our dividend and cash-generating activity was:

Three month period ended	Dividend per share of Common Stock	Dividends paid	Cash flow from operations
3/31/2011	$—	$—	$(122,686)
6/30/2011	0.125	646,487	(697,122)
9/30/2011	0.125	646,675	553,596
12/31/2011	0.125	646,916	794,172
	$0.375	$1,940,078	$527,960

We commenced business operations on April 5, 2011 and acquired three multifamily communities and a real estate loan during the second quarter of 2011. Our first full quarter of operations was the three-month period ended September 30, 2011. As shown above, our cash flow from operations for the twelve-month period ended December 31, 2011 was approximately $528,000, a shortfall of approximately $1.4 million, or 72.8%, to our dividends paid of $1,940,078 during such period. Funds from operations, or FFO, for fiscal 2011 were $(275,795). The shortfall of these measures to dividends declared and paid was substantially due to the incurrence of approximately $1.7 million in acquisition costs related to the three multifamily communities that we acquired.

Since these acquisition costs were funded from the proceeds of our initial public offering, including the underwriters’ exercise of their overallotment option, we adjusted FFO for these costs as well as other nonrecurring and/or non-cash costs to arrive at adjusted FFO, or AFFO, which has recently become our primary internal measure of operating performance. AFFO is not a U.S. generally accepted accounting principle, or GAAP, measure and is most closely related to net income or loss attributable to common stockholders under GAAP. We believe that AFFO is useful to investors as a supplemental guage of our operating performance and is useful in comparing our operating performance with the operating performance

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of other real estate companies that are not as involved in ongoing acquisition activities. See the section of the Prospectus entitled “Management’s Discussion and Analysis of Financial Condition and of Operations — Results of Operations” for definitions of non-GAAP measures presented in the Prospectus, as well as a reconciliation of FFO and AFFO to net loss attributable to the Company.

On February 2, 2012, our board of directors approved, and we declared, a quarterly Common Stock dividend of $0.13 per share, an increase of 4% from the previous quarter, which was paid on April 16, 2012 to stockholders of record on March 30, 2012. For the remainder of 2012, we currently expect to maintain a quarterly dividend payment to holders of our Common Stock of $0.13 per share. On April 13, 2012, our board of directors approved, and we declared, a dividend of $5.33 per share of Series A Redeemable Preferred Stock payable to stockholders of record on April 30, 2012, comprised of $5.00 per share for the month of April 2012 and $0.33 per share prorated from the initial issuance of shares of Series A Redeemable Preferred Stock on March 30, 2012 through the end of March 2012. Our board of directors will review the Common Stock dividend quarterly, and there can be no assurance that the current Common Stock dividend level will be maintained. Our board of directors will review the Series A Preferred Stock dividend monthly to determine whether we have funds legally available for the payment of such dividends in cash, and there can be no assurance that the Series A Preferred Stock dividend will be paid in cash consistently. Dividends can be paid as a combination of cash and stock in order to satisfy the annual distribution requirements applicable to REITs.

Status of Fees Paid

Through April 10, 2012, we have incurred approximately $1.6 million for organization and offering expenses related to our offering of Units and for the year to date through March 31, 2012, we have paid our manager approximately $100,000 for property management fees, $128,000 for asset management fees, and $53,000 for general and administrative fees.

Real Estate Investment Summary

As of the date of this Supplement No. 1, we have not made any additional real estate investments not disclosed in the Prospectus.

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PROSPECTUS UPDATES

Summary Risk Factors

The following disclosure replaces in its entirety the following: (i) the fourth bullet point on the cover of the Prospectus; and (ii) the fourth bullet point on page 5 of the Prospectus.

“• We paid aggregate dividends for the 12-month period ended December 31, 2011 of $0.375 per share of Common Stock, and our cash flow from operations was insufficient to fully fund such aggregate dividends.”

Settlement Methods; Escrow Changes

The following disclosure replaces in its entirety the penultimate paragraph on the cover page of the Prospectus.

“We will sell Units through the following settlement methods: Direct Registration System settlement, or DRS Settlement; or Depository Trust Company, or DTC, settlement, or DTC Settlement. We will deposit all subscription agreements and, in connection with DRS Settlement subscriptions only, subscription payments which will be held in trust for the subscriber’s benefit pending release to us as described herein, in an escrow account held by the escrow agent, UMB Bank N.A. Subscription payments for the sale of Units through DTC Settlement will not be held in escrow; instead, such subscription payments will be made by delivery on the closing date for the purchase of such Units by the subscriber in connection with “delivery versus payment” transactions processed by our dealer manager and the subscriber’s registered representative.”

Secondary Investment Strategy

The following disclosure replaces in its entirety the following sentences in the Prospectus: (i) the third sentence in the first paragraph under the section entitled “Prospectus Summary — Our Company” on page 1 of the Prospectus; (ii) the second sentence in the first paragraph under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation — Overview” on page 74 of the Prospectus; (iii) the third sentence in the first paragraph under the section entitled “Business — Our Company” on page 95 of the Prospectus; (iv) the fourth sentence in the first paragraph under note 1 to the Notes to Consolidated Financial Statements, September 30, 2011, on page F-6 of the Prospectus; and (v) the third sentence in the second paragraph under note 1 to the Notes to Unaudited Pro Forma Consolidated Statements of Operations on page F-35 of the Prospectus.

“As a secondary strategy, we also may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest not more than 10% of our total assets in other real estate related investments, as determined by our manager as appropriate for us.”

Our Investment Strategy

The following disclosure replaces in its entirety the following: (i) the second bullet point under “Our Investment Strategy” on pages 3 and 101 of the Prospectus; and (ii) the fifth bullet point under the second paragraph on page 103 of the Prospectus.

“• multifamily properties which we believe will generate sustainable cash flow from operations sufficient to allow us to cover the dividends that we expect to declare and pay and which we believe will have the potential for capital appreciation;”

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Risk Factors

The following disclosure replaces in its entirety the risk factor on page 28 of the Prospectus under the heading “Distributions paid from sources other than our cash flow from operations, particularly from proceeds of this offering, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.”

“Distributions paid from sources other than our cash flow from operations, particularly from proceeds of this offering, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments and may dilute your interests in us, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.

Holders of Series A Redeemable Preferred Stock are entitled to receive, when, and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on shares of the Series A Redeemable Preferred Stock will begin accruing on the date of their issuance. On April 13, 2012, we declared a dividend of $5.33 per share of Series A Redeemable Preferred Stock payable to stockholders of record on April 30, 2012, comprised of $5.00 per share for the month of April 2012 and $0.33 per share prorated from the initial issuance of shares of Series A Redeemable Preferred Stock on March 30, 2012 through the end of March 2012. We expect to continue to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so, which generally will be payable on or around the 20th day of the month following the month for which the dividend was declared. The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.

On May 5, 2011, we declared a quarterly cash dividend to our common stockholders of record as of June 30, 2011, that was paid on July 15, 2011, in the amount of $0.125 per share of common stock, totaling approximately $646,487. On August 4, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on October 17, 2011 to all common stockholders of record as of September 30, 2011, totaling $646,675. On November 10, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on January 17, 2012 to all common stockholders of record as of December 30, 2011, totaling $646,916. On February 2, 2012, we declared a quarterly cash dividend to our common stockholders of record as of March 30, 2012, that was paid on April 16, 2012, in the amount of $0.13 per share of common stock, totaling $673,181.

For the twelve-month period ended December 31, 2011, our cash flow from operations of approximately $528,000 was a shortfall of approximately $1.4 million, or 72.8%, to our dividends paid of $1,940,078 paid during such period. The shortfall of cash flow from operations to dividends declared and paid was substantially due to the incurrence of approximately $1.7 million in acquisition costs related to the three multifamily communities that we acquired.

As mentioned above, we have paid distributions from sources other than from our cash flow from operations. Until we acquire additional properties or other real estate-related investments, we may not generate sufficient cash flow from operations to pay distributions. Our inability to acquire additional properties or other real estate-related investments may result in a lower return on your investment than you expect. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, the sale of additional securities, advances from our manager, our manager’s deferral, suspension and/or waiver of its fees and expense reimbursements, to fund distributions, we may use the proceeds from this offering. Moreover, our board of directors may change our distribution policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering expenses in connection with this offering. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

S-4

If we fund distributions from the proceeds of this offering, we will have less funds available for acquiring properties or real estate-related investments. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of this offering may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable to you upon a liquidity event, any or all of which may have an adverse effect on your investment.”

The following risk factor is added on page 31 of the Prospectus immediately preceding “Risk Factors — Risks Related to Our Organization, Structure and Management.”

“If any of our public communication are held to be in violation of federal securities laws relating to public communications, we could be subject to potential liability. Investors in this offering should rely only on the statements made in this prospectus, as supplemented to date, in determining whether to purchase Units.

From time to time, we or our representatives make public statements relating to our business and its prospects. Such communications are subject to federal securities laws. If any of our public communications are held by a court to be in violation of Section 5 of the Securities Act and a claim for damages is brought against us in connection therewith by one or more of our stockholders that purchased Units on the basis of such communications before receiving a copy of this prospectus, as supplemented to date, and potentially other stockholders, we could be subject to liability in connection with the Units we sold such persons during such period. Such stockholders would have a period of 12 months following the date of any violation determined by a court to have occurred to bring a Section 5 claim. Our liability in a Section 5 claim could include statutory interest from the date of such stockholder’s purchase, in addition to possibly other damages determined by a court. In the event that any of our communications are claimed to have been made in violation of Section 5 of the Securities Act, we expect that we would vigorously contest such claim. Nevertheless, we could not give any assurance as to any court’s ultimate determination with respect to any such claim. Accordingly, there is a risk that we could be subject to potential liability with respect to any Section 5 claim brought against us, and such liability may adversely affect our operating results or financial position.”

Distribution Policy

The following disclosure replaces in its entirety the following: (i) the first paragraph under “Distribution Policy” on page 18 of the Prospectus and (ii) the second paragraph under “Distribution Policy” on page 69 of the Prospectus.

“We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend to pay, over time, quarterly dividends in an amount equal to 100% of our net taxable income. On May 5, 2011, we declared a quarterly cash dividend to our common stockholders of record as of June 30, 2011, that was paid on July 15, 2011, in the amount of $0.125 per share of common stock, totaling approximately $646,487. On August 4, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on October 17, 2011 to all common stockholders of record as of September 30, 2011, totaling $646,675. On November 10, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on January 17, 2012 to all common stockholders of record as of December 30, 2011, totaling $646,916. On February 2, 2012, we declared a quarterly cash dividend of $0.13 per share, which was paid on April 16, 2012 to all common stockholders of record as of March 30, 2012, totaling $673,181.

For the twelve-month period ended December 31, 2011, our cash flow from operations of approximately $528,000 was a shortfall of approximately $1.4 million, or 72.8%, to our dividends paid of $1,940,078 during such period. The shortfall of cash flow from operations to dividends declared and paid was substantially due to the incurrence of approximately $1.7 million in acquisition costs related to the three multifamily

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communities that we acquired in the second quarter of 2011. Subject to significant acquisition expenses, we currently anticipate that cash flow from operations with be sufficient to fund the dividend payments to our stockholders in 2012. Although not currently anticipated, if our board of directors determines to authorize distributions in excess of the income or cash flow generated from our target assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of our assets.”

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

The following disclosure replaces in its entirety the last paragraph under “Results of Operations – Overview” on page 78 of the Prospectus.

“Adjusted Funds from Operations, or AFFO, for the three-month and twelve-month periods ended December 31, 2011 were approximately $778,000 and $1,871,000, respectively. On May 5, 2011, we declared a quarterly cash dividend to our common stockholders of record as of June 30, 2011, that was paid on July 15, 2011, in the amount of $0.125 per share of common stock, totaling approximately $646,487. On August 4, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on October 17, 2011 to all common stockholders of record as of September 30, 2011, totaling $646,675. On November 10, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on January 17, 2012 to all common stockholders of record as of December 30, 2011, totaling $646,916. On February 2, 2012, we declared a quarterly cash dividend of $0.13 per share, which was paid on April 16, 2012 to all common stockholders of record as of March 30, 2012, totaling $673,181. We currently expect that cash flow from operations for the first quarter of 2012 will be sufficient to fund our first quarter 2012 dividend.”

Cash Available For Distribution

The heading “Cash available for Distribution (“CAD”)” on page 83 of the Prospectus and the first paragraph following the heading are deleted in their entirety.

The following heading replaces in its entirety the heading to the table that appears on page 83 of the Prospectus.

“Reconciliation of Funds From Operations and Adjusted Funds From Operations to Net Loss Attributable to the Company”

The following rows contained in the table on page 83 of the Prospectus are deleted in their entirety: (i) “AFFO per share- basic and diluted”; (ii) “Less: REIT establishment costs”; (iii) “Cash available for distribution”; and (iv) “CAD per share – basic and diluted”.

Distributions

The following disclosure replaces in its entirety the first paragraph under “Distributions” on page 85 of the Prospectus.

“On May 5, 2011, we declared a quarterly cash dividend to our common stockholders of record as of June 30, 2011, that was paid on July 15, 2011, in the amount of $0.125 per share of common stock, totaling approximately $646,487. On August 4, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on October 17, 2011 to all common stockholders of record as of September 30, 2011, totaling $646,675. On November 10, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on January 17, 2012 to all common stockholders of record as of December 30, 2011, totaling $646,916. On February 2, 2012, we declared a quarterly cash dividend of $0.13 per share, which was paid on April 16, 2012 to all common stockholders of record as of March 30, 2012, totaling $673,181. We expect to use net cash flow from operations to fund the dividend payments to holders of Common Stock. If net cash flow from operations is not sufficient to meet its anticipated dividend payment rate, we would need to use our working capital and dividend reserve to fund dividend payments. Our Board of Directors will review the dividend on the Common Stock quarterly, and there can be no assurance that the current dividend level will be maintained. Our board of directors will review the Series A Preferred Stock dividend monthly to determine whether we have funds legally available for the payment of such dividends in cash, and there can be no assurance that the

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Series A Preferred Stock dividend will be paid in cash consistently. Dividends can be paid as a combination of cash and stock in order to satisfy the annual distribution requirements applicable to REITs. We expect that net cash flow from operations will be sufficient to meet the dividend requirements necessary to maintain our REIT status under the Internal Revenue Code of 1986, as amended. In addition, we currently expect that cash flow from operations for the first quarter of 2012 will be sufficient to fund our first quarter 2012 dividend.”

Description of Securities

The following disclosure replaces the first sentence of the second paragraph under the section entitled “Description of Securities — General” on page 151 of the Prospectus.

“Our charter authorizes us to issue up to 400,066,666 shares of common stock, $0.01 par value per share, and 15,000,000 shares of undesignated preferred stock, $0.01 par value per share.”

The following disclosure replaces the first three paragraphs under the section entitled “Description of Securities — Common Stock Warrants” on page 155 of the Prospectus.

“The following is a brief summary of the Warrants and is subject to, and qualified in its entirety by, the terms set forth in the amended and restated warrant agreement and global warrant certificate filed with the SEC as exhibits to the registration statement, of which this prospectus is a part.

Amended and Restated Warrant Agreement.  The Warrants to be issued in this offering will be governed by an amended and restated warrant agreement, or the Warrant Agreement, between us and Computershare Trust Company, N.A., as agent for our company in respect of the Warrants. The Warrants shall be issued by “book-entry only” form to the DTC and evidenced by one or more global warrants. Those investors who own beneficial interests in a global warrant do so through participants in DTC’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of DTC and its participants. The Warrants may be exercised by notifying a broker who is a DTC participant prior to the expiration of such Warrants and providing payment of the exercise price for the shares of our common stock for which such warrants are being exercised. The foregoing description of the terms of the Warrant Agreement is subject to the detailed provisions of the Warrant Agreement.

Exercisability.  Holders may exercise the Warrants at any time beginning one year from the date of issuance up to 5:00 p.m., New York time, on the date that is four years after the date of issuance. The Warrants are exercisable, at the option of each holder, in whole, but not in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise in the circumstances discussed below). Each Warrant is exercisable for 20 shares of our common stock (subject to adjustment, as discussed below). The holder of Warrants does not have the right to exercise any portion of the Warrant if the holder would beneficially own in excess of 9.8% in value of the shares of our capital stock outstanding or in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the shares of our common stock outstanding immediately after giving effect to such exercise.”

Summary of Our Organizational Documents

The following disclosure replaces the first paragraph under the section entitled “Summary of Our Organizational Documents — Board of Directors” on page 164 of the Prospectus.

“Under our organizational documents, we must have at least two but not more than ten directors. A director may resign at any time. A director may be removed from office with or without cause by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding common stock of the Company. A vacancy on the board caused by the death, removal or resignation of a director or by an increase in the number of directors, within the limits described above, may be filled by the vote of a majority of the remaining directors whether or not the voting directors constitute a quorum.”

Summary of Our Operating Partnership Agreement

The following disclosure replaces the third paragraph under the section entitled “Summary of Our Partnership Agreement — Description of Partnership Units — Limited Partnership Units Generally” beginning on page 168 of the Prospectus.

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“Distributions on the Series A Redeemable Preferred Units, each Class A Unit and each Class B Unit (and GP Unit) are as set forth in the operating partnership agreement. See the section entitled “— Distributions” below for a detailed discussion on this subject. In addition, a portion of the items of income, gain, loss and deduction of the operating partnership for U.S. federal income tax purposes may be allocated to a limited partnership unit, regardless of whether any distributions are made by the operating partnership. See the section entitled “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships” included elsewhere in this prospectus for a description of the manner in which income, gain, loss and deductions are allocated under the operating partnership agreement. As general partner, we may amend the allocation and distribution sections of the operating partnership agreement to reflect the issuance of additional units and classes of units without the consent of the limited partners.”

The following disclosure replaces the fourth paragraph under the section entitled “Summary of Our Partnership Agreement — Distributions” on page 174 of the Prospectus.

“The return calculation described above applies to all distributions received and not just distributions of net sale proceeds. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to any limited partners, and to us, which we may then distribute to our stockholders.”

The following disclosure replaces the second bullet point of the second paragraph under the section entitled “Summary of Our Partnership Agreement — Allocations” on page 174 of the Prospectus.

•	“thereafter, in such a manner that the capital accounts of each partner, immediately after making such allocation, is, as nearly as possible, equal proportionately to (i) the distributions that would be made to such partner if the operating partnership were dissolved, its affairs wound up and its assets were sold for cash, all operating partnership liabilities were satisfied, and the net assets of the operating partnership were distributed to the partners immediately after making such allocation, minus (ii) such partner’s share of partnership minimum gain, partner nonrecourse debt minimum gain and any amount the partner would be required to contribute to partnership capital, all computed immediately prior to such hypothetical sale of assets.”

Plan of Distribution

The following disclosure replaces in its entirety the third paragraph under the section entitled “Plan of Distribution — General” on page 203 of the Prospectus.

“We will sell Units through the following settlement methods: DRS Settlement; or DTC Settlement. We will deposit all subscription agreements and, in connection with DRS Settlement subscriptions only, subscription payments which will be held in trust for the subscriber’s benefit pending release to us as described herein, in an escrow account held by the escrow agent, UMB Bank N.A. Subscription payments for the sale of Units through DTC Settlement will not be held in escrow; instead, such subscription payments will be made by delivery on the closing date for the purchase of such Units by the subscriber in connection with “delivery versus payment” transactions processed by our dealer manager and the subscriber’s registered representative. See “— Subscription Procedures” for a description of the subscription procedures with respect to each of these settlement methods.”

The following disclosure is added as a new paragraph at the end of the section entitled “Plan of Distribution — Compensation of Dealer Manager and Participating Broker-Dealers” on page 204 of the Prospectus.

“We will not pay any selling commissions, but will pay dealer manager fees, in connection with the sale of Units to investors whose contracts for investment advisory and related brokerage services include a fixed or “wrap” fee feature. Investors may agree with their participating brokers to reduce the amount of selling commissions payable with respect to the sale of their Units down to zero (i) if the investor has engaged the services of a registered investment advisor or other financial advisor who will be paid compensation for investment advisory services or other financial or investment advice, or (ii) if the investor is investing through a bank trust account with respect to which the investor has delegated the decision-making authority for investments made through the account to a bank trust department. The net proceeds to us will not be affected by reducing the commissions payable in connection with such sales. Neither our dealer manager nor its

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affiliates will directly or indirectly compensate any person engaged as an investment advisor or a bank trust department by a potential investor as an inducement for such investment advisor or bank trust department to advise favorably for an investment in Units.”

The following disclosure replaces in its entirety the disclosure under the heading “Plan of Distribution —  Subscription Procedures” on page 205 of the Prospectus.

“Subscription Procedures

You have the option to decide whether to use DRS Settlement or DTC Settlement to purchase Units in this offering. If you elect to use DRS Settlement, you should complete and sign the Direct Registration System Settlement Subscription Agreement similar to the one incorporated in this prospectus as Appendix B, which is available from your registered representative and which will be delivered to the escrow agent. In connection with a DRS Settlement subscription, you should pay the full purchase price of the Units to the escrow agent as set forth in the subscription agreement. Subscribers may not withdraw funds from the escrow account. If you elect to use DTC Settlement, you can: (i) complete and sign the Depository Trust Company Settlement Subscription Agreement similar to the one incorporated in this prospectus as Appendix C, which is available from your registered representative and which will be delivered to the escrow agent; or (ii) place an order for the purchase of Units through your registered representative. In connection with a DTC Settlement, you should coordinate with your registered representative to pay the full purchase price of the Units. Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part. Irrespective of whether you subscribe for Units using DRS Settlement or DTC Settlement, by accepting Units you will be deemed to have accepted the terms of our charter.

Subject to compliance with Rule 15c2-4 of the Exchange Act, in connection with DRS Settlement subscriptions, our dealer manager or the broker-dealers participating in the offering promptly will deposit any checks received from subscribers in an escrow account maintained by UMB Bank N.A. on the next business day following receipt of the subscriber’s subscription documents and check. In certain circumstances where the subscription review procedures are more lengthy than customary or pursuant to a participating broker-dealer’s internal supervising review procedures, a subscriber’s check will be transmitted by the end of the next business day following receipt by the review office of the dealer, which will then be promptly deposited by the end of the next business day following receipt by the review office. Any subscription payments received by the escrow agent will be deposited into a special non-interest bearing account in our name until such time as we have accepted or rejected the subscription and will be held in trust for your benefit, pending our acceptance of your subscription. Subscriptions will be accepted or rejected within 10 business days of receipt by us and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days. If accepted, the funds will be transferred into our general account on our next closing date. You will receive a confirmation of your purchase. We generally will admit stockholders on a monthly basis.

Subscription payments for the sale of Units through DTC Settlement will not be held in escrow; instead, such subscription payments will be made by delivery on the closing date for the purchase of such Units by the subscriber in connection with “delivery versus payment” transactions processed by our dealer manager and the subscriber’s registered representative.

Each participating dealer who sells shares on our behalf has the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for the investor. In making this determination, the participating broker-dealer will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and other pertinent information. Each investor should be aware that the participating broker-dealer will be responsible for determining whether this investment is appropriate for your portfolio. However, you are required to represent and warrant in the subscription agreement or, if placing an order through your registered representative not through a subscription agreement in connection with a DTC Settlement subscription, to the registered representative, that you have received a copy of this prospectus and have had sufficient time to review this prospectus. International Assets Advisory, LLC and each participating broker-dealer shall maintain records of the information used to determine that an investment in the Units is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.”

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The disclosure under the heading “Plan of Distribution — Minimum Offering” on page 205 of the Prospectus is deleted in its entirety.

Incorporation of Certain Information by Reference

The following section is added following the section entitled “Where you can Find Additional Information” on page 207 of the Prospectus.”

“INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected to “incorporate by reference” certain information into this prospectus. By incorporating by reference, we are disclosing important information to you by referring you to documents we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus.

The following documents filed with the SEC are incorporated by reference in this prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with SEC rules:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 15, 2012;
•	Current Report on Form 8-K filed with the SEC on April 2, 2012; and
•	Definitive Proxy Statement in respect of our 2012 meeting of stockholders filed with the SEC on March 23, 2012.

The section entitled “Where you can Find Additional Information” above describes how you can obtain or access any documents that we have incorporated by reference herein. The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.”

Appendix B — Form of Direct Registration System Settlement Subscription Agreement

The form of Subscription Agreement contained on pages B-1 to B-12 of the Prospectus is hereby replaced in its entirety with the revised form of Direct Registration System Settlement Subscription Agreement attached to this Supplement No. 1 as Appendix B. The form of Direct Registration System Settlement Subscription Agreement supersedes and replaces the form of Subscription Agreement contained in the Prospectus.

Appendix C — Form of Depository Trust Company Settlement Subscription Agreement

The form of Depository Trust Company Settlement Subscription Agreement attached to this Supplement No. 1 as Appendix C is added to the Prospectus.

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PREFERRED APARTMENT COMMUNITIES, INC.

Series A Redeemable Preferred Stock and Warrant

SUBSCRIPTION AGREEMENT

DIRECT REGISTRATION SYSTEM (“DRS”) SETTLEMENT

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PREFERRED APARTMENT COMMUNITIES, INC.

INSTRUCTION PAGE

We, Preferred Apartment Communities, Inc., are selling up to a maximum of 150,000 Units ($150,000,000) in connection with this offering (the “Offering”).

Funds in the escrow account will be held in a non-interest bearing account.

Your broker-dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents, along with your check payable to “UMB Bank N.A., Escrow Agent for Preferred Apartment Communities, Inc.” to UMB Bank, National Association at the following address or with a wire using the following instructions:

Address: UMB Bank, National Association 1010 Grand Boulevard, 4th Floor Mail Stop: 1020409 Kansas City, Missouri 64106 Attention: Lara Stevens, Corporate Trust Phone: (816) 860-3017 Fax: (816) 860-3029	Wire Instructions: UMB Bank, N.A. ABA No: 101000695 Acct No: 9800006823 Acct Name: Trust Clearance Reference: 138242 Preferred Apt Communities Attn: Lara Stevens

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

Instructions to Subscribers

Section 1: Indicate investment amount (Make all checks payable to “UMB Bank N.A., Escrow Agent for Preferred Apartment Communities, Inc.”)

Section 2: Choose type of ownership

Non-Custodial Ownership

—	Accounts with more than one owner must have ALL PARTIES SIGN where indicated on page 3.
—	Be sure to attach copies of all plan documents for Pension Plans, Trusts or Corporate Partnerships required in section 2.

Custodial Ownership

For New IRA/Qualified Plan Accounts, please complete the form/application provided by your custodian of choice in addition to this subscription document and forward to the custodian for processing.

For existing IRA Accounts and other Custodial Accounts, information must be completed BY THE CUSTODIAN. Have all documents signed by the appropriate officers as indicated in the Corporate Resolution (which are also to be included).

Section 3: All names, addresses, dates of birth, Social Security or Tax I.D. numbers of all investors or Trustees

Section 4: Choose Dividend Allocation option

Section 6: To be signed and completed by your Financial Advisor (be sure to include CRD number for Financial Advisor and Broker Dealer Firm and the Branch Manager’s signature)

Section 7: Have ALL investors initial and sign where indicated

Section 8: All investors must complete and sign the substitute W9

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PREFERRED APARTMENT COMMUNITIES, INC.
SUBSCRIPTION AGREEMENT

1.	INVESTMENT

☐ I/WE AM/ARE DIRECTORS, OFFICERS, EMPLOYEES OR OTHER INDIVIDUALS ASSOCIATED WITH THE COMPANY OR A FAMILY MEMBER OF ONE OF THE FOREGOING.

☐ CHECK HERE IF ADDITIONAL PURCHASE AND COMPLETE NUMBER 3 BELOW.

Payment Instructions: Make all checks payable to “UMB Bank N.A., Escrow Agent for Preferred Apartment Communities, Inc.”

Number of Units purchased: ______________________	Brokerage Account No.:
Purchase price per Unit: $________________	_______________________
Aggregate purchase price: $ _____________________	(If applicable)

NOTE: Cash, cashier’s checks/official bank checks in bearer form, foreign checks, money orders, third party checks, or traveler’s checks will not be accepted.

2.	FORM OF OWNERSHIP (Please choose one option within the “Non-Custodial Ownership column, or within the “Custodial Ownership” column)

Non-Custodial Ownership	Custodial Ownership
Individual ☐	Third Party Administered Custodial Plan (new IRA accounts will require an additional application)
Joint Tenant (Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated) ☐	☐ IRA ☐ ROTH/IRA ☐ Simple Employee Pension (S.E.P.) ☐ IRA ☐ SIMPLE ☐ OTHER (specify) _______________________
Tenants in Common ☐	Name of Custodian: ____________________________________ Mailing Address: ______________________________________ City, State Zip: ________________________________________
TOD — Optional designation of beneficiaries for individual joint owners with rights of survivorship or tenants by the entireties. (Please complete Transfer on Death Registration Form which you can obtain from International Assets Advisory, LLC) ☐
Corporation or Partnership (Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable) ☐	Custodian Information (To be completed by Custodian above)
Uniform Gift/Transfer to Minors (UGMA/UTMA) ☐	Custodian Tax ID #: ____________________________________
Under the UGMA/UTMA of the State of _____________	Custodian Account #: ___________________________________
Pension or Other Retirement Plan (Include Plan Documents) ☐	Custodian Phone #: ____________________________________
Trust (Include title and signature pages of Trust Documents) ☐
Other ☐ ______________________________ (Include title and signature pages)
3.	INVESTOR INFORMATION (Please print name(s) in which Units are to be registered.)
A.	Individual/Trust/Beneficial Owner

First Name: __________________________________________	Middle Name: _____________________________________________
Last Name: __________________________________________	Tax ID or SS#: ____________________________________________
Street Address: _______________________________________	City: ____________________	State: ________	Zip: ___________
Date of Birth: (mm/dd/yyyy): ____/____/________
If Non-U.S. Citizen, specify Country of Citizenship: __________________________________
Daytime Phone #:________________________________________________
U.S. Driver’s License Number (if available):_________________________________________		State of Issue: _________________
Issue Date: _____________________________________________		Expiration Date: _______________
Email Address: __________________________________________________

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B.	Joint Owner/Co-Trustee/Minor

First Name: __________________________________________	Middle Name: _____________________________________________
Last Name: __________________________________________	Tax ID or SS#: ____________________________________________
Street Address: _______________________________________	City: ____________________	State: ________	Zip: ___________
Date of Birth: (mm/dd/yyyy): ____/____/________
If Non-U.S. Citizen, specify Country of Citizenship: __________________________________
Daytime Phone #:________________________________________________
U.S. Driver’s License Number (if available):_________________________________________		State of Issue: _________________
Issue Date: _____________________________________________		Expiration Date: _______________
Email Address: __________________________________________________
C.	Residential Street Address (This section must be completed for verification purposes if mailing address in section 3A is a P.O. Box)

Street Address: __________________________________________________________________________________________________
City: _____________________________________________________	State: __________________	Zip: ___________________
D.	Trust/Corporation/Partnership/Other (Trustee’s information must be provided in sections 3A and 3B)

Date of Trust: ___/__/_______

Entity Name/Title of Trust: __________________________________________________________

Tax ID Number: ___________________________________________________________________

E.	Government ID (Foreign Citizens only) Identification documents must have a reference number and photo. Please attach a photocopy.

Place of Birth: ________________________________________		________________________	________________________
City		State/Providence	Country
Immigration Status:	Permanent resident ☐	Non-permanent resident ☐	Non-resident ☐
Check which type of document you are providing:
☐ U.S. Driver’s License	☐ INS Permanent resident alien card	☐ Passport with U.S. Visa	☐ Employment Authorization Document
☐ Passport without U.S. Visa
Bank Name (required): __________________________________		Account No. (required): ________________________________
☐ Foreign national identity documents
Bank address (required): _________________________________		Bank Phone No. (required):_____________________________
Number for the document checked above and country of issuance: ___________________________________________________________________
F.	Employer: ____________________________________________________________________________________ Retired: ☐

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4.	DISTRIBUTIONS (Select only one; If nothing is marked, will default to “Credit Dividend to Custodian (including IRA) or Clearing Firm/Platform of Record” or “Mail Check to the Address of Record,” as applicable)

Complete this section to elect how to receive your dividend distributions.

IRA accounts may not direct distributions without the custodian’s approval.

I hereby subscribe for Units of Preferred Apartment Communities, Inc. and elect the distribution option indicated below:

FOR CUSTODIAL OR CLEARING FIRM/PLATFORM ACCOUNTS:

A.	____ Credit Dividend to Custodian (including IRA) or Clearing Firm/Platform of Record

FOR NON-CUSTODIAL OR NON-CLEARING FIRM/PLATFORM ACCOUNTS:

A.	____ Mail Check to the Address of Record
B.	____ Cash/Direct Deposit (Please attach a pre-printed voided check (Non-Custodian Investors only). I authorize Preferred Apartment Communities, Inc. or its agent to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify Preferred Apartment Communities, Inc. in writing to cancel it. If Preferred Apartment Communities, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name/Entity Name/Financial Institution: _________________________________________________________________

Mailing Address: ____________________________________________City: _________________  State: ________  Zip:________

Account Number: ______________________________________  Your Bank’s ABA/Routing Nbr: _______________________

Your Bank’s Account Number: _______________________________

Checking Acct: _____________________________________________  Savings Acct: ___________________________________

PLEASE ATTACH COPY OF VOIDED CHECK TO THIS FORM IF FUNDS ARE TO BE SENT TO A BANK

*	The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Owner Signature ________________________________________  Date ____________

Co-Owner Signature (if applicable) _________________________  Date ____________

5.	ELECTRONIC DELIVERY ELECTION

☐  Check the box if you consent to the electronic delivery of documents, including the prospectus, prospectus supplements, annual and quarterly reports, and other stockholder communication and reports. E-mail address in Section 3 is required. Please carefully read the following representations before consenting to receive documents electronically. By checking this box and consenting to receive documents electronically, you represent the following:

(a)	I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility.
(b)	I acknowledge that documents distributed electronically may be provided in Adobe’s Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe’s web site at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.

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(c)	I acknowledge that I may receive at no cost from Preferred Apartment Communities, Inc. a paper copy of any documents delivered electronically by calling my Financial Advisor.
(d)	I understand that if the e-mail notification is returned to Preferred Apartment Communities, Inc. as “undeliverable,” a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if Preferred Apartment Communities, Inc. is unable to obtain a valid e-mail address for me, Preferred Apartment Communities, Inc. will resume sending a paper copy of its filings by U.S. mail to my address of record.
(e)	I understand that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling my Financial Advisor.
6.	BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The financial advisor must sign below to complete order. The financial advisor hereby represents and warrants that he/she is duly licensed and may lawfully sell Units of Preferred Apartment Communities, Inc.

BROKER-DEALER: __________________________ Financial Advisor Name/RIA: ____________________________
Mailing Address: ____________________________________________________________________________________
City: ________________________________________ State: ___________________________ Zip: ____________________
Business No. (required) _________________________
Financial Advisor E-mail Address (required): _______________________________
Fax No.:_____________________
Broker-Dealer CRD Number: _____________________ Financial Advisor CRD Number:_________________________

☐ RIA Submission Check this box to indicate whether submission is made through the Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative of a Broker-Dealer, if applicable, whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a Broker-Dealer, the transaction should be completed through that Broker-Dealer, not through the RIA.

I acknowledge that (1) by checking the above box or (2) if the sale of Units pursuant to this Subscription Agreement is to our directors, officers, employees and other individuals associated with us and members of their families, I WILL NOT RECEIVE A SALES COMMISSION. Further, I acknowledge that if the sale of Units pursuant to this Subscription Agreement is to a holder of interests in one or both of the Funds, I WILL RECEIVE A REDUCED SELLING COMMISSION.

The undersigned further represents and certifies that in connection with this subscription for Units, he/she has complied with and has followed all applicable policies and procedures under his firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Financial Advisor and /or RIA Signature: ________________________________________________________  Date: ________________

Branch Manager Signature:____________________________________________________________________  Date: ________________

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7. SUBSCRIBER ACKNOWLEDGEMENTS AND SIGNATURES

The undersigned hereby confirms her/his/its agreement to purchase the Units on the terms and conditions set forth herein and acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such subscriber’s behalf) the following: (you must initial each of the representations below)

__________	__________
Owner	Co-Owner	a) I/We have received the final prospectus of Preferred Apartment Communities, Inc.
__________	__________
Owner	Co-Owner	b) I/We accept the terms of the charter, as amended, of Preferred Apartment Communities, Inc.
__________	__________
Owner	Co-Owner	c) I/We am/are purchasing Units for my/our own account.
__________	__________
Owner	Co-Owner	d) I/We am/are in compliance with the USA PATRIOT Act and not on any governmental authority watch list.
__________	__________
Owner	Co-Owner	e) If an affiliate of Preferred Apartment Communities, Inc., I/we represent that the Units are being purchased for investment purposes only and not for immediate resale.
Owner Signature: _______________________________________________________________ Date: _______________
Co-Owner Signature: ____________________________________________________________ Date: _______________
Signature of Custodian(s) or Trustee(s) (if applicable). Current Custodian must sign if investment is for an IRA Account
Authorized Signature (Custodian or Trustee): ________________________________________ Date: _______________

WE INTEND TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF UNITS ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

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8.	IRS FORM W-9

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide a current taxpayer identification number, or TIN (or the TIN of any other payee), and certain other information by completing the form below, certifying that the TIN provided on Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If the box in Part 3 is checked and a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS. See the instructions included with the Form W-9 below on how to fill out the Form W-9.

B-8

Form **W-9**
(Rev. December 2011)
Department of the Treasury
Internal Revenue Service

Request for Taxpayer Identification Number and Certification

Give Form to the requester. Do not send to the IRS.

Print or type
See **Specific Instructions** on page 2.

Name (as shown on your income tax return)

Business name/disregarded entity name, if different from above

Check appropriate box for federal tax classification:
☐ Individual/sole proprietor ☐ C Corporation ☐ S Corporation ☐ Partnership ☐ Trust/estate

☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership) ▶

☐ Other (see instructions) ▶

☐ Exempt payee

Address (number, street, and apt. or suite no.)

Requester's name and address (optional)

City, state, and ZIP code

List account number(s) here (optional)

Part I **Taxpayer Identification Number (TIN)**

Enter your TIN in the appropriate box. The TIN provided must match the name given on the "Name" line to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see *How to get a TIN* on page 3.

Social security number

    –   –

Note. If the account is in more than one name, see the chart on page 4 for guidelines on whose number to enter.

Employer identification number

   –

Part II **Certification**

Under penalties of perjury, I certify that:

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 4.

Sign Here **Signature of U.S. person** ▶ **Date** ▶

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Purpose of Form

A person who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA.

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners' share of effectively connected income.

Note. If a requester gives you a form other than Form W-9 to request your TIN, you must use the requester's form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

- An individual who is a U.S. citizen or U.S. resident alien,
- A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States,
- An estate (other than a foreign estate), or
- A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners' share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income.

Cat. No. 10231X Form **W-9** (Rev. 12-2011)

B-9

Form W-9 (Rev. 12-2011) Page 2

The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:

• The U.S. owner of a disregarded entity and not the entity,

• The U.S. grantor or other owner of a grantor trust and not the trust, and

• The U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person, do not use Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a "saving clause." Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8.

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS a percentage of such payments. This is called "backup withholding." Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See the instructions below and the separate Instructions for the Requester of Form W-9.

Also see *Special rules for partnerships* on page 1.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account, for example, if the grantor of a grantor trust dies.

Penalties

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Name

If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name.

If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Part I of the form.

Sole proprietor. Enter your individual name as shown on your income tax return on the "Name" line. You may enter your business, trade, or "doing business as (DBA)" name on the "Business name/disregarded entity name" line.

Partnership, C Corporation, or S Corporation. Enter the entity's name on the "Name" line and any business, trade, or "doing business as (DBA) name" on the "Business name/disregarded entity name" line.

Disregarded entity. Enter the owner's name on the "Name" line. The name of the entity entered on the "Name" line should never be a disregarded entity. The name on the "Name" line must be the name shown on the income tax return on which the income will be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a domestic owner, the domestic owner's name is required to be provided on the "Name" line. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity's name on the "Business name/disregarded entity name" line. If the owner of the disregarded entity is a foreign person, you must complete an appropriate Form W-8.

Note. Check the appropriate box for the federal tax classification of the person whose name is entered on the "Name" line (Individual/sole proprietor, Partnership, C Corporation, S Corporation, Trust/estate).

Limited Liability Company (LLC). If the person identified on the "Name" line is an LLC, check the "Limited liability company" box only and enter the appropriate code for the tax classification in the space provided. If you are an LLC that is treated as a partnership for federal tax purposes, enter "P" for partnership. If you are an LLC that has filed a Form 8832 or a Form 2553 to be taxed as a corporation, enter "C" for C corporation or "S" for S corporation. If you are an LLC that is disregarded as an entity separate from its owner under Regulation section 301.7701-3 (except for employment and excise tax), do not check the LLC box unless the owner of the LLC (required to be identified on the "Name" line) is another LLC that is not disregarded for federal tax purposes. If the LLC is disregarded as an entity separate from its owner, enter the appropriate tax classification of the owner identified on the "Name" line.

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Form W-9 (Rev. 12-2011) Page 3

Other entities. Enter your business name as shown on required federal tax documents on the "Name" line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the "Business name/disregarded entity name" line.

Exempt Payee

If you are exempt from backup withholding, enter your name as described above and check the appropriate box for your status, then check the "Exempt payee" box in the line following the "Business name/disregarded entity name," sign and date the form.

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note. If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

The following payees are exempt from backup withholding:

6. A corporation,

7. A foreign central bank of issue,

10. A real estate investment trust,

13. A financial institution,

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 15.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 9
Broker transactions	Exempt payees 1 through 5 and 7 through 13. Also, C corporations.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 5
Payments over $600 required to be reported and direct sales over $5,000 [1]	Generally, exempt payees 1 through 7 [2]

[1] See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2] However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys' fees, gross proceeds paid to an attorney, and payments for services paid by a federal executive agency.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see *How to get a TIN* below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see *Limited Liability Company (LLC)* on page 2), enter the owner's SSN (or EIN, if the owner has one). Do not enter the disregarded entity's EIN. If the LLC is classified as a corporation or partnership, enter the entity's EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

If you are asked to complete Form W-9 but do not have a TIN, write "Applied For" in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering "Applied For" means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: *A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.*

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, below, and items 4 and 5 on page 4 indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on the "Name" line must sign. Exempt payees, see *Exempt Payee* on page 3.

Signature requirements. Complete the certification as indicated in items 1 through 3, below, and items 4 and 5 on page 4.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

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Form W-9 (Rev. 12-2011) Page 4

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. "Other payments" include payments made in the course of the requester's trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester

For this type of account:	Give name and SSN of:
1. Individual	The individual
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]
4. a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee [1]
b. So-called trust account that is not a legal or valid trust under state law	The actual owner [1]
5. Sole proprietorship or disregarded entity owned by an individual	The owner [3]
6. Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulation section 1.671-4(b)(2)(i)(A))	The grantor*
For this type of account:	**Give name and EIN of:**
7. Disregarded entity not owned by an individual	The owner
8. A valid trust, estate, or pension trust	Legal entity [4]
9. Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
10. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
11. Partnership or multi-member LLC	The partnership
12. A broker or registered nominee	The broker or nominee
13. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14. Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulation section 1.671-4(b)(2)(i)(B))	The trust

[3] You must show your individual name and you may also enter your business or "DBA" name on the "Business name/disregarded entity" name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

***Note.** Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, social security number (SSN), or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

- Protect your SSN,
- Ensure your employer is protecting your SSN, and
- Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to *phishing@irs.gov*. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: *spam@uce.gov* or contact them at *www.ftc.gov/idtheft* or 1-877-IDTHEFT (1-877-438-4338).

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

B-12

PREFERRED APARTMENT COMMUNITIES, INC.

Series A Redeemable Preferred Stock and Warrant

SUBSCRIPTION AGREEMENT

DEPOSITORY TRUST COMPANY ("DTC") SETTLEMENT

PREFERRED APARTMENT COMMUNITIES, INC.

INSTRUCTION PAGE

We, Preferred Apartment Communities, Inc., are selling up to a maximum of 150,000 Units ($150,000,000) in connection with this offering (the “Offering”).

Your broker-dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents to UMB Bank, National Association at the following address:

UMB Bank, National Association
1010 Grand Boulevard, 4th Floor
Mail Stop: 1020409
Kansas City, Missouri 64106
Attention: Lara Stevens, Corporate Trust
Phone: (816) 860-3017
Fax: (816) 860-3029

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

Instructions to Subscribers

Section 1: Indicate investment amount

Section 2: Please make sure you include all of the information requested regarding the account with your Financial Advisor where you want delivery versus payment to occur.

Section 3: All names, addresses, dates of birth, Social Security or Tax I.D. numbers of all investors or Trustees

Section 5: To be signed and completed by your Financial Advisor (be sure to include CRD number for Financial Advisor and Broker Dealer Firm and the Branch Manager’s signature)

Section 6: Have ALL investors initial and sign where indicated

PREFERRED APARTMENT COMMUNITIES, INC.
SUBSCRIPTION AGREEMENT

1.	INVESTMENT

☐ I/WE AM/ARE DIRECTORS, OFFICERS, EMPLOYEES OR OTHER INDIVIDUALS ASSOCIATED WITH THE COMPANY OR A FAMILY MEMBER OF ONE OF THE FOREGOING.

☐ CHECK HERE IF ADDITIONAL PURCHASE AND COMPLETE NUMBER 3 BELOW.

Payment Instructions: Please deliver payment for your purchase to your Financial Advisor pursuant to their instructions.

Number of Units purchased: ______________________	Brokerage Account No.:
Purchase price per Unit: $________________	_______________________
Aggregate purchase price: $ _____________________	(If applicable)
2.	DELIVERY ACCOUNT INFORMATION (Please complete the following)

Broker-Dealer: _________________________________________________

Broker-Dealer DTCC Number: ____________________________________

Account Title: __________________________________________________

Account Number: _______________________________________________

3.	INVESTOR INFORMATION (Please print name(s) in which Units are to be registered.)
A.	Individual/Trust/Beneficial Owner

First Name: __________________________________________	Middle Name: _____________________________________________
Last Name: __________________________________________	Tax ID or SS#: ____________________________________________
Street Address: _______________________________________	City: ____________________	State: ________	Zip: ___________
Date of Birth: (mm/dd/yyyy): ____/____/________
If Non-U.S. Citizen, specify Country of Citizenship: __________________________________
Daytime Phone #:________________________________________________
U.S. Driver’s License Number (if available):_________________________________________		State of Issue: _________________
Issue Date: _____________________________________________		Expiration Date: _______________
Email Address: __________________________________________________

B.	Joint Owner/Co-Trustee/Minor

First Name: __________________________________________	Middle Name: _____________________________________________
Last Name: __________________________________________	Tax ID or SS#: ____________________________________________
Street Address: _______________________________________	City: ____________________	State: ________	Zip: ___________
Date of Birth: (mm/dd/yyyy): ____/____/________
If Non-U.S. Citizen, specify Country of Citizenship: __________________________________
Daytime Phone #:________________________________________________
U.S. Driver’s License Number (if available):_________________________________________		State of Issue: _________________
Issue Date: _____________________________________________		Expiration Date: _______________
Email Address: __________________________________________________
C.	Residential Street Address (This section must be completed for verification purposes if mailing address in section 3A is a P.O. Box)

Street Address: __________________________________________________________________________________________________
City: _____________________________________________________	State: __________________	Zip: ___________________
D.	Trust/Corporation/Partnership/Other (Trustee’s information must be provided in sections 3A and 3B)

Date of Trust: ___/__/_______

Entity Name/Title of Trust: __________________________________________________________

Tax ID Number: ___________________________________________________________________

E.	Government ID (Foreign Citizens only) Identification documents must have a reference number and photo. Please attach a photocopy.

Place of Birth: ________________________________________		________________________	________________________
City		State/Providence	Country
Immigration Status:	Permanent resident ☐	Non-permanent resident ☐	Non-resident ☐
Check which type of document you are providing:
☐ U.S. Driver’s License	☐ INS Permanent resident alien card	☐ Passport with U.S. Visa	☐ Employment Authorization Document
☐ Passport without U.S. Visa
Bank Name (required): __________________________________		Account No. (required): ________________________________
☐ Foreign national identity documents
Bank address (required): _________________________________		Bank Phone No. (required):_____________________________
Number for the document checked above and country of issuance: ___________________________________________________________________
F.	Employer: ____________________________________________________________________________________ Retired: ☐

4.	Distributions.

All distributions will be paid to the account where the Units are held on the record date for the distribution.

5.	BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The financial advisor must sign below to complete order. The financial advisor hereby represents and warrants that he/she is duly licensed and may lawfully sell Units of Preferred Apartment Communities, Inc.

BROKER-DEALER: __________________________ Financial Advisor Name/RIA: ____________________________
Mailing Address: ____________________________________________________________________________________
City: ________________________________________ State: ___________________________ Zip: ____________________
Business No. (required) _________________________
Financial Advisor E-mail Address (required): _______________________________
Fax No.:______________________
Broker-Dealer CRD Number:_____________________ Financial Advisor CRD Number: ______________________

☐ RIA Submission Check this box to indicate whether submission is made through the Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative of a Broker-Dealer, if applicable, whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a Broker-Dealer, the transaction should be completed through that Broker-Dealer, not through the RIA.

I acknowledge that (1) by checking the above box or (2) if the sale of Units pursuant to this Subscription Agreement is to our directors, officers, employees and other individuals associated with us and members of their families, I WILL NOT RECEIVE A SALES COMMISSION. Further, I acknowledge that if the sale of Units pursuant to this Subscription Agreement is to a holder of interests in one or both of the Funds, I WILL RECEIVE A REDUCED SELLING COMMISSION.

The undersigned further represents and certifies that in connection with this subscription for Units, he/she has complied with and has followed all applicable policies and procedures under his firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Financial Advisor and /or RIA Signature: ________________________________________________________  Date: ________________

Branch Manager Signature:____________________________________________________________________  Date: ________________

6.	SUBSCRIBER ACKNOWLEDGEMENTS AND SIGNATURES

The undersigned hereby confirms her/his/its agreement to purchase the Units on the terms and conditions set forth herein and acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such subscriber’s behalf) the following: (you must initial each of the representations below)

__________	__________
Owner	Co-Owner	a) I/We have received the final prospectus of Preferred Apartment Communities, Inc.
__________	__________
Owner	Co-Owner	b) I/We accept the terms of the charter, as amended, of Preferred Apartment Communities, Inc.
__________	__________
Owner	Co-Owner	c) I/We am/are purchasing Units for my/our own account.
__________	__________
Owner	Co-Owner	d) I/We am/are in compliance with the USA PATRIOT Act and not on any governmental authority watch list.
__________	__________
Owner	Co-Owner	e) If an affiliate of Preferred Apartment Communities, Inc., I/we represent that the Units are being purchased for investment purposes only and not for immediate resale.
Owner Signature: _______________________________________________________________ Date: _______________
Co-Owner Signature: ____________________________________________________________ Date: _______________
Signature of Trustee(s) (if applicable).
Authorized Signature (Trustee): ___________________________________________________ Date: _______________

WE INTEND TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF UNITS ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-176604

PREFERRED APARTMENT COMMUNITIES, INC.

SUPPLEMENT NO. 2, DATED MAY 11, 2012,
TO THE PROSPECTUS, DATED NOVEMBER 18, 2011

This prospectus supplement (this “Supplement No. 2”) is part of the prospectus of Preferred Apartment Communities, Inc. (the “Company”), dated November 18, 2011 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 3, 2012 (“Supplement No. 1”). This Supplement No. 2 supplements certain information contained in the Prospectus. This Supplement No. 2 should be read, and will be delivered, with the Prospectus and Supplement No. 1.

The purpose of this Supplement No. 2 is to supplement the disclosure under the heading “Experts” to account for the addition of the consent of PricewaterhouseCoopers LLP with respect to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which is being incorporated by reference in the Prospectus.

PREFERRED APARTMENT COMMUNITIES, INC.

	Supplement No. 2 Page No.	Prospectus Page No.
PROSPECTUS UPDATES	S-1	N/A
Experts	S-1	206

i

PROSPECTUS UPDATES

Experts

The following disclosure is added at the end of the section entitled “Experts” on page 206 of the Prospectus.

“The consolidated financial statements of Preferred Apartment Communities, Inc. appearing in Preferred Apartment Communities, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011, incorporated by reference in this prospectus and elsewhere in the registration statement, have been incorporated by reference in reliance upon the report of PricewaterhouseCoopers LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.”

S-1

Filed Pursuant to Rule Number 424(b)(3)
Registration No. 333-176604

PREFERRED APARTMENT COMMUNITIES, INC.

SUPPLEMENT NO. 3 DATED AUGUST 23, 2012
TO THE PROSPECTUS, DATED NOVEMBER 18, 2011

This prospectus supplement (this “Supplement No. 3”) is part of the prospectus of Preferred Apartment Communities, Inc. (the “company,” “us,” “our” or “we”), dated November 18, 2011 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 3, 2012 (“Supplement No. 1”) and Supplement No. 2, dated May 11, 2012 (“Supplement No. 2). This Supplement No. 3 supplements, modifies or supersedes certain information contained in the Prospectus. This Supplement No. 3 should be read, and will be delivered, with the Prospectus, Supplement No. 1 and Supplement No. 2.

The purpose of this Supplement No. 3 is to, among other things:

•	update the status of this offering and certain other operating information; and
•	make the Prospectus, as supplemented, consistent with the preliminary prospectus forming a part of the Registration Statement on Form S-11 (Registration No. 333-183355), filed by the company with the Securities and Exchange Commission on August 16, 2012 in connection with a follow-on offering of a maximum of 850,000 units, with each unit consisting of one share of our Series A Redeemable Preferred Stock and one detachable warrant to purchase 20 shares of our common stock.

PREFERRED APARTMENT COMMUNITIES, INC.

	Supplement No. 3 Page No.	Prospectus Page No.
Certain Operating Information	S-1	N/A
Status of the Offering	S-1	N/A
Follow-On Offering	S-1	N/A
REIT Qualification	S-1	N/A
Management Updates	S-1	N/A
Prospectus Updates	S-2	N/A
Prospectus Cover	S-2	Cover Page
Table of Contents	S-2	ii, v
Prospectus Summary	S-2	1-4, 7, 150, 9, 15-19, 158, 20, 22-23, 67-68
Risk Factors	S-13	24, 25, 27-29, 31, 34, 35, 55, 59
Forward-Looking Statements	S-19	64-65
Estimated Use of Proceeds	S-20	66-67
Distribution Policy	S-20	69
Market Price Range of Our Common Stock and Distributions	S-22	71
Capitalization	S-23	72
Selected Financial Information	S-24	73
Management’s Discussion and Analysis of Financial Condition and Results of Operations	S-25	74
Quantitative and Qualitative Disclosures about Market Risk	S-25	N/A
Prior Performance Summary	S-25
Business	S-26	95
Description of Real Estate Investments	S-44	113
Our Management	S-51	118-127, 129
Our Sponsor, Our Manager and the Management Agreement	S-55	132, 135-136, 141
Principal Stockholders	S-64	142
Certain Relationships and Related Transactions	S-65	143-144, 148-149
Description of Securities	S-67	151-153, 155, 157-159, 162
Shares of Common Stock Eligible for Future Sale	S-68	163
Summary of Our Organizational Documents	S-69	164
Summary of Our Operating Partnership Agreement	S-69	169, 171, 174, 176
Material U.S. Federal Income Tax Considerations	S-70	177, 179-180, 187, 189, 191, 192-193, 195-196
Investment by Tax-Exempt Entities and ERISA Considerations	S-83	197
Electronic Delivery of Documents	S-83	206
Incorporation of Certain Information by Reference	S-83	N/A
Appendix A	S-84	A-1 – A10
Prospectus Back Cover	S-84	Back Cover Page

i

CERTAIN OPERATING INFORMATION

Status of the Offering

On November 18, 2011, we commenced this offering on a “reasonable best efforts” basis of up to 150,000 units, or Units, with each Unit consisting of one share of Series A Redeemable Preferred Stock and one detachable warrant to purchase 20 shares of our common stock. On March 30, 2012, we satisfied the escrow conditions of this offering, received and accepted aggregate subscriptions in excess of $2.0 million and issued 2,155 shares of Series A Redeemable Preferred Stock and 2,155 Series A Warrants to the holders of our Series A Redeemable Preferred Stock. As of August 16, 2012, we had received from this offering total gross proceeds of approximately $10,827,000 from the sale of 10,827 Units. As of August 16, 2012, there were 139,173 Units available for sale pursuant to this offering.

We will offer Units until December 31, 2012, which may be extended through December 31, 2013, in our sole discretion, provided that this offering will be terminated if all the 150,000 Units are sold before such date.

Our common stock is traded on the NYSE MKT (previously known as NYSE AMEX), or NYSE MKT, under the symbol “APTS.” On August 13, 2012, the last reported sale price of our common stock on the NYSE MKT was $8.20 per share.

Follow-On Offering

On August 16, 2012, we filed a Registration Statement on Form S-11 (Registration No. 333-183355) with the Securities and Exchange Commission in connection with a follow-on public offering on a “reasonable best efforts” basis of up to 850,000 units, with each unit consisting of one share of Series A Redeemable Preferred Stock and one detachable warrant to purchase 20 shares of our common stock. Such Registration Statement has not yet been declared effective by the Securities and Exchange Commission.

REIT Qualification

We have elected and qualified to be taxed as a real estate investment trust for U.S. federal income tax purposes commencing with our tax year ended December 31, 2011.

Management Updates

Effective as of August 15, 2012, our board of directors approved a realignment of the duties and responsibilities of certain officers and directors of the company. Leonard A. Silverstein, formerly the company’s Vice Chairman of the Board, Executive Vice President, General Counsel and Secretary, has been appointed to the new positions of President and Chief Operating Officer, and remains a member of the Board. In connection with Mr. Silverstein’s realignment of duties and responsibilities, John A. Williams will continue to serve as Chairman of the Board and Chief Executive Officer, and Daniel M. DuPree, the Company’s lead independent director, will serve as the Vice Chairman of the Board. In addition, Michael J. Cronin, the company’s Chief Accounting Officer and Treasurer, has been appointed Executive Vice President of the company.

PROSPECTUS UPDATES

Where applicable, the following disclosure changes are made to the Prospectus:

•	all references in the Prospectus to the “minimum offering” and, as the context requires, the minimum of 2,000 Units, the minimum of 2,000 shares of Series A Redeemable Preferred Stock and the minimum of 40,000 shares underlying the Warrants, are deleted;
•	all references in the Prospectus to the “Series A Preferred Stock” are replaced with “Series A Redeemable Preferred Stock;”
•	all references in the Prospectus to the “NYSE AMEX” are replaced with “NYSE MKT;”
•	all references in the Prospectus to “Williams Residential Management, LLC” and “WRM” are replaced with “Preferred Residential Management, LLC” and “PRM,” respectively;
•	all references in the Prospectus to the section entitled “Our Manager and Management Agreement” are replaced with “Our Sponsor, Our Manager and the Management Agreement;” and
•	all references in the Prospectus to the section entitled “Ratio of Earnings to Fixed Charges” are replaced with “Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends.”

Prospectus Cover

The following disclosure replaces in its entirety the fourth paragraph on the cover of the Prospectus.

“We have elected and qualified to be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our tax year ending December 31, 2011.”

The following disclosure is added following the fourth paragraph on the cover of the Prospectus.

“Our charter contains various restrictions on the ownership and transfer of our securities. You should read the information under the section entitled “Description of Securities — Restrictions on Ownership and Transfer of our Securities” in this prospectus for descriptions of these restrictions.”

The final sentence of the fifth paragraph and each of the subsequent bullet points on the cover of the Prospectus are deleted in their entirety.

The following disclosure replaces in its entirety the first footnote under the table on the cover of the Prospectus.

“(1)	Initial gross proceeds. If the Warrants are exercised in full at the minimum exercise price of $9.00 per share of common stock, the company will receive additional gross proceeds equal to $27.0 million.”

The heading entitled “Prior Performance Summary” and the sub-heading thereunder on page ii of the Prospectus are deleted in their entirety.

The second paragraph below the Table of Contents on page v of the Prospectus is deleted in its entirety.

Prospectus Summary

The following disclosure replaces in its entirety the first three sentences of the first paragraph on page 1 of the Prospectus under the heading “Prospectus Summary.”

“This summary highlights some of the information in this prospectus. It does not contain all the information that you should consider before investing in our securities. You should read carefully the detailed information set forth in the section entitled “Risk Factors” and other information included in this prospectus, and the information incorporated by reference into this prospectus, including our audited consolidated financial statements and the accompanying notes in our latest Annual Report on Form 10-K and our consolidated financial statements and the accompanying notes in our subsequent Quarterly Reports on Form 10-Q.”

The following disclosure is added immediately preceding the first paragraph on page 2 of the Prospectus.

“On August 16, 2012, we filed a Registration Statement on Form S-11 (Registration No. 333-183355) with the Securities and Exchange Commission, or the SEC, in connection with a follow-on public offering on a “reasonable best efforts” basis of up to 850,000 units, with each unit consisting of one share of Series A Redeemable Preferred Stock and one detachable warrant to purchase 20 shares of our common stock. Such Registration Statement has not yet been declared effective by the SEC. We refer in this prospectus to such offering, the units offered thereby and the warrants forming a part of such units, as the Follow-On Series A Offering, the Follow-On Series A Units and the Follow-On Warrants, respectively.”

The following disclosure replaces in its entirety the second paragraph on page 2 of the Prospectus.

“We have registered “A Preferred Apartment Community” as a trademarked logo with the United States Patent and Trademark Office. Our manager has branded, and in the future will continue to brand, all apartment communities owned by the company as “A Preferred Apartment Community” and intends to make it an ultimate tagline for each of our communities that signifies certain brand and management standards. This strategy will allow each individual community to be part of a centralized marketing and advertising campaign, in addition to property level marketing and advertising campaigns. We expect that these campaigns will further enhance each individual property’s presence in the marketplace, and we believe that this will allow our communities to be perceived as premier over other properties within the marketplace. Our manager has entered into a non-exclusive license agreement with the company as licensee with respect to all intellectual property of the manager other than trademarks. The license agreement will terminate automatically upon termination of our management agreement or will terminate upon a material breach of the license agreement that remains uncured for more than 30 days after receipt of notice of such breach. Our manager has entered into a separate non-exclusive license agreement with the company as licensee with respect to the manager’s trademarks on substantially similar terms as the initial intellectual property license agreement.”

The following language replaces in its entirety the first sentence of the sixth paragraph on page 2 of the Prospectus.

“On June 30, 2011, we made a mezzanine loan investment of $6.0 million to Oxford Hampton Partners, LLC, a Georgia limited liability company, to partially finance the construction of a 96-unit multifamily community located adjacent to our existing Trail Creek multifamily community in Hampton, Virginia, or the Oxford Hampton Mezzanine Loan.”

The following disclosure is added following the sixth paragraph on page 2 of the Prospectus.

“On March 26, 2012, we made a loan in the amount of $650,000 to Oxford Properties, LLC, a Georgia limited liability company, to fund certain expenses in connection with transactions we are pursuing, or the Oxford Properties Loan.

On May 7, 2012, Summit Crossing Mezzanine Lending LLC, a wholly owned subsidiary of our operating partnership, made a mezzanine loan in the amount of $6,103,027 to Oxford Summit Apartments II LLC, a Georgia limited liability company, in connection with the borrower’s plans to construct a 140-unit multifamily community in suburban Atlanta, Georgia, or the Oxford Summit II Mezzanine Loan. The full amount of the mezzanine loan was funded by the lender to the borrower on the closing date.

On May 21, 2012, we made a loan in an amount of up to $575,000 to Madison Retail, LLC, a Georgia limited liability company, to fund certain expenses in connection with transactions we are pursuing, or the Madison Retail Loan.

On June 29, 2012, Iris Crosstown Mezzanine Lending, LLC, a wholly owned subsidiary of our operating partnership, made a real estate acquisition bridge loan in the amount of $2,868,471 to Iris Crosstown Apartments, LLC, or Iris, a Georgia limited liability company, in connection with the borrower’s acquisition of a parcel of land located in suburban Tampa, Florida, upon which a multifamily community is to be constructed, or the Iris Bridge Loan.

On August 21, 2012, our operating partnership entered into a revolving line of credit arrangement in the amount of up to $1,000,000 with our manager, or the Manager Loan. The amounts payable under the terms of the Manager Loan are secured by the amounts payable to our manager under the Management Agreement.”

The final sentence of the penultimate paragraph under the section entitled “Prospectus Summary — Our Investment Strategy” on page 3 of the Prospectus is deleted in its entirety.

The following disclosure replaces in its entirety the first two sentences of the second paragraph under the section entitled “Prospectus Summary — Our Financing Strategy” on page 4 of the Prospectus.

“We intend to target leverage levels (secured and unsecured) between 50% and 65% of the value of our tangible assets (including our real estate assets, real estate loans and other real estate-related investments, accounts receivable and cash and cash equivalents) on a portfolio basis based on fair market value. As of June 30, 2012, our outstanding debt (both secured and unsecured) was approximately 46.8% of the value of our tangible assets on a portfolio basis based on fair market value.”

The following disclosure replaces in its entirety the section entitled “Prospectus Summary — Summary Risk Factors” beginning on page 4 of the Prospectus.

“Summary Risk Factors

Investing in our securities involves a high degree of risk. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives, and therefore, you should purchase these securities only if you can afford a complete loss of your investment. See the section entitled “Risk Factors” included elsewhere in this prospectus for a discussion of the risks that should be considered in connection with your investment in our securities. Some of the more significant risks relating to this offering and an investment in our securities include:

•	There is limited liquidity for our Series A Redeemable Preferred Stock and Warrants. There is no public trading market for our Series A Redeemable Preferred Stock or Warrants, and we do not currently intend to list our Series A Redeemable Preferred Stock or Warrants on a securities exchange. If you are able to sell your Series A Redeemable Preferred Stock or Warrants, you may have to sell them at a significant discount. Beginning one year from the date of original issuance and ending four years from the date of such issuance, the Warrants are exercisable for shares of our common stock, which currently are publicly traded on the NYSE MKT. Beginning two years from the date of original issuance, the shares of Series A Redeemable Preferred Stock will be redeemable by the holder, payable, in our sole discretion, in cash or equal value of common stock;
•	The Series A Redeemable Preferred Stock is a “covered security” and therefore not subject to registration under the state securities, or “Blue Sky,” regulations in the various states in which it may be sold due to its seniority to our common stock, which is listed on the NYSE MKT. If our common stock is no longer listed on the NYSE MKT or another appropriate exchange, we would be required to register this offering in any state in which we subsequently offered our Units. This would require termination of this offering and could result in our raising an amount of gross proceeds that is substantially less than the gross proceeds expected to be raised if the maximum offering is sold. This would reduce our ability to purchase additional properties and limit the diversification of our portfolio. Although the Warrants are not “covered securities,” most states include an exemption from securities registration for warrants that are exercisable into a listed security. Therefore, the Warrants are subject to state securities registration in any state that does not provide such an exemption and this offering must be registered in order to sell the Warrants in these states;
•	We have a limited operating history and may not be able to operate our business successfully or consistently generate sufficient cash flow to make or sustain distributions to our stockholders;
•	Our cash flow from operations was insufficient to fully fund our quarterly dividends in the second and third quarters of 2011 and for the year-ended December 31, 2011, and may be insufficient to fund dividends in the future;

•	You may not have the opportunity to evaluate our investments other than as described in this prospectus or our SEC filings before you make your purchase of our Series A Redeemable Preferred Stock or Warrants, thus making your investment more speculative;
•	Since our Series A Redeemable Preferred Stock or Warrants are not currently listed on a securities exchange and we do not currently intend to list the Series A Redeemable Preferred Stock or Warrants on a securities exchange, no public market currently exists and no active market may ever develop for shares of our Series A Redeemable Preferred Stock or Warrants;
•	If we, through our manager, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions;
•	Our properties may be adversely affected by current economic conditions and uncertainty, as well as economic cycles and risks inherent to the geographical markets we intend to target and the apartment community sector;
•	Upon the sale of any individual property, holders of Series A Redeemable Preferred Stock do not have a priority over holders of our common stock regarding return of capital. Investors in the Series A Redeemable Preferred Stock should note that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Redeemable Preferred Stock receive a return of their capital;
•	Except in limited circumstances, there is no clawback for distributions with respect to the special limited partnership interest in our operating partnership, which is held entirely by our manager, and such distributions are payable upon the sale of an asset even if investors have not received a return of their entire investment;
•	We may be unable to pay or maintain cash distributions or increase distributions over time;
•	We may borrow money, sell assets or use proceeds of this offering to make distributions to our stockholders if we are unable to make distributions with our cash flows from our operations. Such distributions could reduce the cash available to us and could constitute a return of capital to stockholders;
•	We are dependent upon our sponsor, our manager and their respective affiliates to conduct our operations, and therefore, any adverse changes in the financial health of our sponsor, our manager or their affiliates could hinder our operating performance and the return on your investment;
•	There are numerous conflicts of interest between the interests of investors and our interests or the interests of our manager, our sponsor and their respective affiliates, which we may not experience if we were self-managed;
•	The incentive structure of our manager’s special limited partnership interest in our operating partnership may result in our manager recommending riskier or more speculative investments;
•	Our investment objectives and strategies may be changed without stockholder consent;
•	We are obligated to pay substantial fees to our manager and its affiliates, including fees payable without regard to our profitability;
•	There are significant risks associated with maintaining as high a level of leverage as we expect to maintain (generally 50% to 65% of our tangible assets value on a portfolio basis based on fair market value and our investment guidelines allow borrowings up to 75% of the cost of our tangible assets at the time of any new borrowing and our charter and our by-laws contain no limitations on the amount of leverage we may use);
•	As long as we maintain our status as a REIT, we will be subject to limitations on ownership and transferability of our shares of common stock;
•	We are subject to risks associated with the significant dislocations and liquidity disruptions currently existing or occurring in the United States credit markets;

•	We may fail to continue to qualify to be treated as a REIT; and
•	We may be deemed to be an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act, and thus subject to regulation under the Investment Company Act.”

The following disclosure replaces in its entirety the following: (i) the first, fourth, fifth and seventh footnotes below the chart on page 7 of the Prospectus; and (ii) the first, fourth, fifth and seventh footnotes below the chart on page 150 of the Prospectus.

“(1)	NELL Partners, Inc. is controlled by John A. Williams, our sponsor, and Leonard A. Silverstein, our President and Chief Operating Officer.
(4)	NELL Partners, Inc. owns 36,666 shares of common stock. John A. Williams and Leonard A. Silverstein share joint voting and investment power of these shares. Additionally, our officers and directors collectively own 139,777 shares of common stock. See “Principal Stockholders.”
(5)	Each property is expected to be held in a single-purpose entity.
(7)	Consists of holders of our existing Series A Redeemable Preferred Stock and investors that purchase Units in this offering. The shares of common stock issuable upon the redemption of the Series A Redeemable Preferred Stock and exercise of the Warrants will be registered shares.”

The following disclosure replaces in its entirety the following: (i) the first paragraph on page 9 of the Prospectus; and (ii) the first paragraph under the section entitled “Our Sponsor, Our Manager and the Management Agreement — Management Compensation” on page 136 of the Prospectus.

“The following table summarizes the fees and expense reimbursements that we will pay to our manager (or persons affiliated with or related to our manager, including our officers):”

The following disclosure replaces in its entirety the table and accompanying footnotes under the section entitled “Prospectus Summary — Management Agreement” beginning on page 9 of the Prospectus.

“Type of Compensation	Determination of Amount
Offering, Acquisition and Operational Stage
Acquisition Fees	Fees payable to our manager in the amount of 1.0% of the gross contract purchase price of the property, loan or other real estate-related investment purchased or made, as applicable, for services in connection with selecting, evaluating and acquiring or making such investment. For purposes of this prospectus, “gross contract purchase price” means the amount actually paid or allocated in respect of the acquisition of a property or the amount actually paid or allocated in respect of the purchase or issuance of loans or other real-estate related investments, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment, but exclusive of acquisition fees. The gross contract purchase price allocable for an investment held through a joint venture shall equal the product of (i) the gross contract purchase price, determined as stated above, and (ii) the direct or indirect ownership percentage in the joint venture held directly or indirectly us.

Type of Compensation	Determination of Amount
Acquisition Expenses(1)	We will reimburse our manager for expenses actually incurred (including personnel costs) related to selecting, evaluating and making investments on our behalf, regardless of whether we actually make the related investment. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the applicable employee of our manager and the corresponding payroll and payroll related costs incurred by our manager. In addition, we also will pay third parties, or reimburse our manager or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs, regardless of whether we acquire the related assets.
Asset Management Fee(2)	We will pay our manager a monthly fee equal to one-twelfth of 0.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets and amounts actually paid or allocated in respect of the issuance of loans, before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles, or GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs). This fee will be payable monthly in arrears, based on assets held by us on the last date of the prior month, adjusted for appropriate closing dates for individual investments.
Property Management and Leasing Fee(2)	We will pay our manager a monthly fee equal to 4% of the monthly gross revenues of our properties managed, for services in connection with the rental, leasing, operation and management of our properties and the supervision of any third parties that are engaged by our manager to provide such services. Our manager may subcontract the performance of its property management and leasing services duties to third parties or affiliates and pay all or a portion of its property management fee to such persons with whom it contracts for these services. Our manager will be responsible for all fees payable to third parties or affiliates in connection with subcontracted property management and leasing duties. The property management and leasing fee will be payable monthly in arrears, based on the actual gross revenues for the prior month.
General and Administrative Expenses Fee(1)(2)(3)	We will pay our manager a monthly fee equal to 2% of our monthly gross revenues.
Disposition Fee on Sale of Assets	We may pay our manager a commission upon the sale of one or more of our properties or other assets in an amount equal to the lesser of (a) one-half of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset, and (b) 1% of the sale price of the asset. Payment of such fee may be made only if the manager provides a substantial amount of services in connection with the sale of the asset as determined by a majority of our independent directors. In addition, the amount paid when added to all other commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of (1) the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset and (2) an amount equal to 6% of the sale price of such asset.

Type of Compensation	Determination of Amount
Construction Fee, Development Fee and Landscaping Fee	We will pay our manager a construction fee, development fee and landscaping fee at market rates customary and competitive in light of the size, type and location of the asset in connection with the construction, development or landscaping of a property, or for management and oversight of expansion projects and other capital improvements.
Reimbursement of Certain Offering Expenses	We will reimburse our manager up to 1.5% of gross offering proceeds for actual expenses incurred in connection with this offering. Such offering expenses include all expenses to be paid by us in connection with this offering, such as our legal, accounting, printing, mailing and filing fees, charges of our escrow agent and transfer agent, and reimbursement of bona fide, itemized and detailed due diligence expenses of our dealer manager.
Accrued Fees Upon Termination	If the management agreement is terminated by reason of a change of control of our company, by us without cause (upon the vote of at least 75% of our independent directors) in connection with the expiration of a renewal term, by the manager for good reason or upon our liquidation, the manager will be entitled to receive payment of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination.
Liquidation Stage
Special Limited Partnership Interest	Our manager has a special limited partnership interest in our operating partnership entitling it to distributions from our operating partnership equal to 15% of any net sale proceeds from an asset (which equals the proceeds actually received by us from the sale of such asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our manager in connection with the sale of the asset, less expenses allocable to the sold asset) remaining after the payment of (i) the capital and expenses allocable to all realized investments (including the sold asset), and (ii) a 7% priority annual return, or Priority Return, on such capital and expenses; provided, however, that all accrued and unpaid dividends on our preferred stock have been paid in full. This distribution with respect to the special limited partnership interest is payable upon the sale of an asset even if holders of our preferred stock have not received a return of their capital, but only after the holders of our preferred stock have received payment in full of all accrued and unpaid dividends on their preferred stock. It is also possible that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Redeemable Preferred Stock receive a return of their capital.
The special limited partner shall be entitled to tax distributions, at our sole discretion as the general partner, provided such distributions do not prevent us from satisfying the requirements for qualification as a REIT. Any tax distributions shall offset future distributions to which the special limited partner is entitled.

(1)	Amounts paid in respect of acquisition expenses and the general and administrative expenses fee include our portion of any expenses incurred by our manager on behalf of joint ventures in which we are a participant.
(2)	The total amount of the asset management, property management and leasing and general and administrative fees and expenses paid or reimbursed to our manager will be capped at 1.5% of total value of our assets (including cash and cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs).
(3)	In addition to the general and administrative expenses fee, we may reimburse our manager for certain costs and expenses it incurs in connection with the services it provides to us, including, but not limited to, personnel costs. See the section entitled “Our Sponsor, our Manager and the Management Agreement — Management Agreement” included elsewhere in this prospectus for details relating to these additional costs and expenses.”

The following disclosure replaces in its entirety the eighth bullet point under the section entitled “Prospectus Summary — Conflicts of Interest” beginning on page 15 of the Prospectus.

•	“The possibility that, if we acquire properties from, make investments in, or issue loans to, entities owned or sponsored by affiliates of our manager, the price may be higher or the interest rate may be lower, as applicable, than we would pay or earn if the transaction were the result of arm’s-length negotiations with a third party, but we would do so only if our board of directors, including a majority of our independent directors, approves the investment and only if there is justification for such excess price or lower interest, as applicable;”

The following disclosure replaces in its entirety the second sentence of the second paragraph under the section entitled “Prospectus Summary — Operating and Regulatory Structure — REIT Qualification” on page 16 of the Prospectus.

“Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute annually to their stockholders at least 90% of their REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding any net capital gain.”

The following language replaces in its entirety the fifth sentence of the third paragraph on page 17 of the Prospectus.

“We have not requested that the staff of the SEC approve our treatment of any entity as a majority owned subsidiary and the SEC staff has not done so.”

The final sentence of the first paragraph under the section entitled “Prospectus Summary — Restrictions on Ownership and Transfer of our Securities” on page 18 of the Prospectus is deleted in its entirety.

The following disclosure replaces in its entirety the first paragraph under the section entitled “Prospectus Summary — Distribution Policy” on page 18 of the Prospectus.

“We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend to pay, over time, dividends in an amount equal to 100% of our net taxable income.”

The following disclosure is added following the first paragraph under the section entitled “Prospectus Summary — Distribution Policy” on page 18 of the Prospectus.

“The following tables set forth the dividends that have been authorized by our board of directors and paid by us to date:

Common Stock

Quarter Ended	Amount Paid Per Share	Total Amount Paid	Date Paid	Cash Flow from Operations
06/30/2011	$0.125	$646,487	07/15/2011	$(697,122)
09/30/2011	$0.125	$646,675	10/17/2011	$553,596
12/31/2011	$0.125	$646,916	01/17/2012	$794,172
03/31/2012	$0.13	$673,181	04/16/2012	$927,394
06/30/2012	$0.13	$677,477	07/16/2012	$869,992	(8)
09/30/2012	$0.14	(7)	(7)

Series A Redeemable Preferred Stock

Month Ended	Amount Paid Per Share		Total Amount Paid		Date Paid
04/30/2012	$5.33	(1)	$11,486		05/21/2012
05/31/2012	$5.00/5.17	(2)	$25,406		06/20/2012
06/30/2012	$5.00/5.17	(3)	$42,793		07/20/2012
07/31/2012	$5.00/5.50	(4)(6)	$50,879	(6)	08/20/2012	(6)
08/31/2012	$5.00/7.50/5.17	(5)(6)	(6)		(6)

(1)	Comprised of $5.00 per share for the month of April 2012 and $0.33 per share prorated from the initial issuance of shares of Series A Redeemable Preferred Stock on March 30, 2012 purchased in this offering through the end of March 2012.
(2)	Comprised of (i) a dividend of $5.00 per share of Series A Redeemable Preferred Stock to all stockholders of record on May 31, 2012 that purchased Units in connection with our initial Unit closing on March 31, 2012 and (ii) a dividend of $5.17 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of May 2012 and $0.17 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on April 30, 2012 through the end of April 2012.
(3)	Comprised of (i) a dividend of $5.00 per share of Series A Redeemable Preferred Stock to all stockholders of record on June 29, 2012 that purchased Primary Series A Units in connection with our Unit closings prior to May 30, 2012 and (ii) a dividend of $5.17 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of June 2012 and $0.17 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on May 31, 2012 through the end of May 2012.
(4)	Comprised of (i) a dividend of $5.00 per share of Series A Redeemable Preferred Stock to all stockholders of record on July 31, 2012 that purchased Units in connection with our Unit closings prior to June 28, 2012 and (ii) a dividend of $5.50 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of July 2012 and $0.50 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on June 28, 2012 through the end of June 2012.
(5)	Comprised of (i) a dividend of $5.00 per share of Series A Redeemable to all stockholders of record on August 31, 2012 that purchased Units in connection with our Unit closings prior to July 17, 2012, (ii) a dividend of $7.50 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of August 2012 and $2.50 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on July 17, 2012 through the end of July 2012 and (iii) a dividend of $5.17 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of August 2012 and $0.17 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on July 31, 2012 through the end of July 2012.
(6)	This dividend was authorized by the board of directors and declared by the company, but has yet to be paid to the holders of the Series A Redeemable Preferred Stock.
(7)	This dividend was authorized by the board of directors and declared by the company, but has yet to be paid to the holders of our common stock.
(8)	For the quarter ended June 30, 2012, we also paid dividends with respect to our Series A Redeemable Preferred Stock in an aggregate amount of $79,685, which together with the dividends paid with respect to our common stock during this period totaled $757,162.”

The following disclosure replaces in its entirety the following: (i) the second paragraph under the section entitled “Prospectus Summary — Distribution Policy” on page 18 of the Prospectus; and (ii) the first two paragraphs under the heading “Description of Securities — Distribution Policy and Distributions” on page 158 of the Prospectus.

“Holders of Series A Redeemable Preferred Stock are entitled to receive, when, and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the initial stated value of $1,000 per share, or the Stated Value. Dividends on each share of Series A Redeemable Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance. We paid the initial dividend on our Series A Redeemable Preferred Stock in the month following the first full month after we received and accepted aggregate subscriptions in excess of the minimum offering pursuant to this offering, and thereafter have consistently paid monthly dividends on the Series A Redeemable Preferred Stock. We expect to continue to pay dividends on the Series A Redeemable Preferred Stock monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to continue to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day). The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.”

The following section replaces in its entirety the following: (i) the disclosure under the heading “Prospectus Summary — Ratio of Earnings to Fixed Charges” on page 19 of the Prospectus; and (ii) the disclosure under the heading “Ratio of Earnings to Fixed Charges” on page 68 of the Prospectus.

“Our consolidated ratio of earnings to fixed charges and preferred stock dividends for the six months ended June 30, 2012 and the year ended December 31, 2011 are set forth below. We did not have any shares of preferred stock outstanding at December 31, 2011. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to fixed charges is not a meaningful measure for any period prior to 2011.

	Six months ended June 30, 2012	Twelve months ended December 31, 2011
Earnings:
Net loss	$(790,911)	$(8,495,424)
Add:
Combined fixed charges and preferred dividends (see below)	1,153,342	1,514,581
Total earnings	$362,431	$(6,980,843)
Fixed charges:
Interest expensed	$1,030,670	$1,450,101
Amortization of deferred loan costs related to mortgage indebtedness	42,986	64,480
Total fixed charges	1,073,657	1,514,581
Preferred dividends	79,685	—
Total Combined fixed charges and preferred dividends	$1,153,342	$1,514,581
Ratio of Earnings to Combined fixed charges and preferred dividends	(1)	(1)

(1)	Due to the net losses incurred, the ratio of earnings to combined fixed charges and preferred dividends was less than 1:1. We would have needed to generate additional earnings of approximately $791,000 for the six months ended June 30, 2012 and approximately $8.5 million for the twelve months ended December 31, 2011 to achieve coverage of 1:1 for these respective periods.

Our ratio of earnings to combined fixed charges is computed by dividing earnings by the total of fixed charges and preferred stock dividends. For these purposes, “earnings” consist of net loss plus fixed charges, less the value of unamortized deferred loan costs. Net loss is computed in accordance with GAAP and includes such non-cash items as real estate depreciation, amortization of the value of customer relationships, leases in place and above (below) market rents and amortization of deferred loan costs. Net loss also includes one-time transactional costs relating to our IPO and organizational costs. “Fixed charges” consist of interest expense on mortgage debt secured by our three multifamily communities, capitalization and amortization of deferred loan costs, and preferred dividend requirements. Interest income is not included in this computation.”

The following disclosure replaces in its entirety the fourth full paragraph in the chart under the section entitled “Prospectus Summary — The Offering” on page 20 of the Prospectus.

“Dividends.  Holders of Series A Redeemable Preferred Stock are entitled to receive, when, and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the

Stated Value. Dividends on each share of Series A Redeemable Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance. We paid the initial dividend on our Series A Redeemable Preferred Stock in the month following the first full month after we received and accepted aggregate subscriptions in excess of the minimum offering pursuant to this offering, and thereafter have consistently paid monthly dividends on the Series A Redeemable Preferred Stock. We expect to continue to pay dividends on the Series A Redeemable Preferred Stock monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to continue to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day). The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.”

The following language replaces in its entirety the following: (i) the second, third and fourth sentences of the disclosure in the chart under the section entitled “Prospectus Summary — The Offering —  Estimated Use of Proceeds” on page 22 of the Prospectus; and (ii) the second full paragraph on page 67 of the Prospectus.

“We intend to invest the net proceeds of this offering in connection with the acquisition of multifamily properties, other real estate-related investments and for general working capital purposes. If all the net proceeds of this offering are used to directly acquire multifamily properties and other real estate-related investments, we estimate that these investments would have an aggregate gross value (inclusive of mortgage indebtedness) of approximately $357.9 million assuming the maximum offering. We intend to acquire such investments through the incurrence of indebtedness (secured and unsecured) of approximately 65% of the value of our tangible assets on a portfolio basis, with the balance of the acquisition cost thereof funded through the use of the net proceeds of this offering.”

The following language replaces in its entirety the third sentence of the footnote below the chart in the section entitled “Prospectus Summary — The Offering” ending on page 22 of the Prospectus.

“This number excludes (a) shares of common stock that may be issued upon redemption of the Series A Redeemable Preferred Stock offered hereby and (b) the maximum of 3,000,000 shares of common stock issuable upon the exercise of the Warrants offered hereby.”

The following disclosure replaces in its entirety the first sentence of the first paragraph under the section entitled “Prospectus Summary — Capital Structure” on page 23 of the Prospectus.

“The Series A Redeemable Preferred Stock ranks senior to our common stock and to the Class A Units and Class B Units issued by our operating partnership and on parity with the Series A Redeemable Preferred Limited Partnership Units issued by our operating partnership with respect to both payment of dividends and distribution of amounts upon liquidation.”

Risk Factors

The following disclosure replaces in its entirety the first paragraph on page 24 of the Prospectus under the heading “Risk Factors.”

“The purchase of our securities involves a number of risks. You should carefully consider the following risk factors and the risk factors described in our latest Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus, in conjunction with the other information contained in, and incorporated by reference into, this prospectus before making an investment in our securities. The risks discussed in, and incorporated by reference into, this prospectus could adversely affect our business, operating results, prospects and financial condition. See “Where You Can Find Additional Information” and “Incorporation of Certain Documents by Reference.” This could cause the value of our securities to decline and/or you to lose part or all of your investment. The risks and uncertainties described below and incorporated by reference herein are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that, as of the date of this prospectus, we deem immaterial also may harm our business.”

The following disclosure replaces in its entirety the risk factor on page 24 of the Prospectus under the heading “We will be required to terminate this offering if our common stock is no longer listed on the AMEX or another national securities exchange.”

“We will be required to terminate this offering if our common stock is no longer listed on the NYSE MKT or another national securities exchange.

The Series A Redeemable Preferred Stock is a “covered security” and therefore is not subject to registration under the state securities, or “Blue Sky,” regulations in the various states in which it may be sold due to its seniority to our common stock, which is listed on the NYSE MKT. If our common stock is no longer listed on the NYSE MKT or another appropriate exchange, we will be required to register this offering in any state in which we subsequently offer the Units. This would require the termination of this offering and could result in our raising an amount of gross proceeds that is substantially less than the amount of the gross proceeds we expect to raise if the maximum offering is sold. This would reduce our ability to purchase additional properties and limit the diversification of our portfolio.

Although the Warrants are not “covered securities,” most states include an exemption from securities registration for warrants that are exercisable into a listed security. Therefore, the Warrants are subject to state securities registration in any state that does not provide such an exemption and this offering must be registered in order to sell the Warrants in these states.”

The following disclosure replaces in its entirety the risk factor on page 25 of the Prospectus under the heading “The Series A Redeemable Preferred Stock is a senior security and ranks prior to our common stock with respect to dividends and payments upon liquidation.”

“Shares of Series A Redeemable Preferred Stock may be redeemed for shares of common stock, which rank junior to the Series A Redeemable Preferred Stock with respect to dividends and upon liquidation.

Beginning two years from the date of original issuance, the holder of shares of Series A Redeemable Preferred Stock may require us to redeem such shares, with the redemption price payable, in our sole discretion, in cash or in equal value of common stock, based on the volume weighted average price of our common stock for the 20 trading days prior to the redemption. We may opt to pay the redemption price in shares of our common stock. The rights of the holders of shares of Series A Redeemable Preferred Stock rank senior to the rights of the holders of shares of our common stock as to dividends and payments upon liquidation. Unless full cumulative dividends on our shares of Series A Redeemable Preferred Stock for all past dividend periods have been declared and paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our common stock for any period. Upon liquidation, dissolution or winding up of our company, the holders of shares of our Series A Redeemable Preferred Stock are entitled to receive a liquidation preference of Stated Value, $1,000 per share, plus all accrued but unpaid dividends at the rate of 6% per annum, prior and in preference to any distribution to the holders of shares of our common stock or any other class of our equity securities.”

The following disclosure replaces in its entirety the risk factor on page 25 of the Prospectus under the heading “Our limited operating history makes it difficult for you to evaluate our likely performance and this investment.”

“Our limited operating history makes it difficult for you to evaluate our likely performance and this investment.

We were incorporated on September 18, 2009, and our manager was organized on May 18, 2010. Thus, we and our manager are both recently formed entities with limited operating histories and we both may be unable to successfully operate our businesses or achieve our investment objectives. The past performance of other real estate investment programs sponsored by our sponsor, John A. Williams, or his affiliates may not be indicative of the performance we may achieve. We have limited income, cash flow, funds from operations and cash available for distribution from which we can make distributions to you. We may not be able to conduct our business as planned and/or successfully carry out our business as planned.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies like ours that do not have a substantial operating history, many of which may be beyond our control. Therefore to be successful in this market, we must among other things:

•	identify and acquire investments that further our investment strategy;
•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;
•	respond to competition both for investment opportunities and potential investors in our company; and
•	build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could limit our ability to make or sustain distributions to you and cause you to lose all or a portion of your investment.”

The following disclosure replaces in its entirety the risk factor on page 27 of the Prospectus under the heading “The cash distributions you receive may be less frequent or lower in amount than you expect.”

“The cash distributions you receive may be less frequent or lower in amount than you expect.

Our board of directors will determine the amount and timing of distributions on our Series A Redeemable Preferred Stock. In making this determination, our directors will consider all relevant factors, the amount of cash available for distribution, capital expenditure and reserve requirements and general operational requirements. We cannot assure you that we will consistently be able to generate sufficient available cash flow to fund distributions on our Series A Redeemable Preferred Stock nor can we assure you that sufficient cash will be available to make distributions to you. With limited prior operations, we cannot predict the amount of distributions you may receive and we may be unable to pay, maintain or increase distributions over time. Our inability to acquire properties or real estate-related investments or operate profitably may have a negative effect on our ability to generate sufficient cash flow from operations to pay distributions on our Series A Redeemable Preferred Stock.”

The following risk factor is added on page 27 of the Prospectus immediately preceding the risk factor under the heading “Upon the sale of any individual property, holders of Series A Redeemable Preferred Stock do not have a priority over holders of our common stock regarding return of capital.

“We may incur additional indebtedness, which may harm our financial position and cash flow and potentially impact our ability to pay dividends on the Series A Redeemable Preferred Stock and our common stock.

Our governing documents do not have limitations on the amount of leverage we may use. As of June 30, 2012, we and our subsidiaries had outstanding approximately $55.6 million of secured indebtedness and no unsecured indebtedness. We may incur additional indebtedness and become more highly leveraged, which could harm our financial position and potentially limit our cash available to pay dividends. As a result, we may not have sufficient funds remaining to satisfy our dividend obligations relating to the Series A Redeemable Preferred Stock and our common stock if we incur additional indebtedness.”

The following disclosure replaces in its entirety the risk factor on page 28 of the Prospectus under the heading “Distributions paid from sources other than our cash flow from operations, particularly from proceeds of this offering, will result in us having fewer funds available for the acquisition of properties and other real-estate related investments, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.”

“Distributions paid from sources other than our cash flow from operations, particularly from proceeds of this offering, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments and may dilute your interests in us, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.

Holders of Series A Redeemable Preferred Stock are entitled to receive, when, and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on each share of Series A Redeemable Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance. We paid the initial dividend on our Series A Redeemable Preferred Stock in the month following the first full month after we received and accepted aggregate subscriptions in excess of the minimum offering pursuant to this offering, and thereafter have consistently paid monthly dividends on the Series A Redeemable Preferred Stock. We expect to continue to pay dividends on the Series A Redeemable Preferred Stock monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to continue to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day). The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.

For the 12-month period ended December 31, 2011, our cash flow from operations of approximately $528,000 was a shortfall of approximately $1.4 million, or 72.8%, to our dividends paid of $1,940,078 paid during such period. The shortfall of cash flow from operations to dividends declared and paid was substantially due to the incurrence of approximately $1.7 million in acquisition costs related to the three multifamily communities that we acquired.

As mentioned above, we have paid distributions from sources other than from our cash flow from operations. Until we acquire additional properties or other real estate-related investments, we may not generate sufficient cash flow from operations to pay distributions. Our inability to acquire additional properties or other real estate-related investments may result in a lower return on your investment than you expect. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, the sale of additional securities, advances from our manager, our manager’s deferral, suspension and/or waiver of its fees and expense reimbursements, to fund distributions, we may use the proceeds from this offering. Moreover, our board of directors may change our distribution policy, in its sole discretion, at any time. Distributions to holders of Series A Redeemable Preferred Stock that purchase shares in this offering made from proceeds of this offering are a return of capital to such stockholders, from which we will have already paid offering expenses in connection with this offering. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

If we fund distributions from the proceeds of this offering, we will have less funds available for acquiring properties or real estate-related investments. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of this offering may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable to you upon a liquidity event, any or all of which may have an adverse effect on your investment.”

The following disclosure replaces in its entirety the risk factor on page 29 of the Prospectus under the heading “Your percentage of ownership may become diluted if we issue new shares of stock or other securities, and issuances of additional preferred stock or other securities by us may further subordinate the rights of the holders of our common stock.”

“Your percentage of ownership may become diluted if we issue new shares of stock or other securities, and issuances of additional preferred stock or other securities by us may further subordinate the rights of the holders of our common stock (which you may become upon receipt of redemption payments in shares of common stock, conversion of any of your shares of Series A Redeemable Preferred Stock or exercise of any of your Warrants).

We may make redemption payments under the terms of the Series A Redeemable Preferred Stock in shares of our common stock. Although the dollar amounts of such payments are unknown, the number of shares to be issued in connection with such payments may fluctuate based on the price of our common stock. Any sales or perceived sales in the public market of shares of our common stock issuable upon such redemption payments could adversely affect prevailing market prices of shares of our common stock. The issuance of common stock upon such redemption payments also may have the effect of reducing our net income per share (or increasing our net loss per share). In addition, the existence of Series A Redeemable Preferred Stock may encourage short selling by market participants because the existence of redemption payments could depress the market price of shares of our common stock.

Our board of directors is authorized, without stockholder approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of additional preferred stock (including equity or debt securities convertible into preferred stock), options, warrants and other rights, on such terms and for such consideration as our board of directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders. Our board of directors may, in its sole discretion, authorize us to issue common stock or other equity or debt securities (a) to persons from whom we purchase apartment communities, as part or all of the purchase price of the community, or (b) to our manager in lieu of cash payments required under the management agreement or other contract or obligation. Our board of directors, in its sole discretion, may determine the value of any common stock or other equity or debt securities issued in consideration of apartment communities or services provided, or to be provided, to us.

Our charter also authorizes our board of directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock in addition to the Series A Redeemable Preferred Stock offered in this offering (including equity or debt securities convertible into preferred stock) and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. If any additional preferred stock is publicly offered, the terms and conditions of such preferred stock (including any equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or the Series A Redeemable Preferred Stock. If we ever create and issue additional preferred stock or equity or debt securities convertible into preferred stock with a distribution preference over common stock or the Series A Redeemable Preferred Stock, payment of any distribution preferences of such new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our common stock and our Series A Redeemable Preferred Stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

Stockholders have no rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, or to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration. Investors purchasing Units in this offering who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any additional offerings and the value of our investments, you also may experience dilution in the book value and fair market value of, and the amount of distributions paid on, your shares of Series A Redeemable Preferred Stock and common stock, if any.”

The risk factor on page 31 immediately below the heading “Risk Factors — Risks Related to Our Organization, Structure and Management” is deleted in its entirety.

The following sentence is added immediately following the third sentence of the first paragraph of the risk factor on page 34 of the Prospectus under the heading “Stockholders have limited control over changes in our policies and operations.”

“Our common stock is the only class of our securities that carries voting rights.”

The following risk factor is added on page 35 of the Prospectus immediately preceding the risk factor under the heading “Our ability to redeem shares of Series A Redeemable Preferred Stock may be limited by Maryland Law.”

“The Series A Redeemable Preferred Stock will be subordinate in right of payment to any corporate level debt that we incur in the future, and your interests could be diluted by the issuance of additional preferred stock, including additional Series A Redeemable Preferred Stock, and by other transactions.

The Series A Redeemable Preferred Stock will be subordinate in right of payment to any corporate level debt that we incur in the future. Future debt we incur may include restrictions on our ability to pay dividends on our preferred stock, including the Series A Redeemable Preferred Stock. The issuance of additional preferred stock on a parity with or senior to the Series A Redeemable Preferred Stock would dilute the interests of the holders of the Series A Redeemable Preferred Stock, and any issuance of preferred stock senior to the Series A Redeemable Preferred Stock or of additional indebtedness could affect our ability to pay dividends on, redeem or pay the liquidation preference on the Series A Redeemable Preferred Stock. The terms of the Series A Redeemable Preferred Stock do not restrict our ability to authorize or issue shares of a class or series of preferred stock with rights to distributions or upon liquidation that are on parity with or senior to the Series A Redeemable Preferred Stock or to incur additional indebtedness. The Series A Redeemable Preferred Stock does not contain any provision affording the holders of the Series A Redeemable Preferred Stock protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all of our assets or business, that might adversely affect the holders of the Series A Redeemable Preferred Stock.”

The following risk factor replaces in its entirety the risk factor on page 55 of the Prospectus under the heading “If we fail to qualify as a REIT, we will be subjected to tax on our income and the amount of distributions we make to our stockholders will be less.”

“If we fail to continue to qualify as a REIT, we will be subjected to tax on our income and the amount of distributions we make to our stockholders will be less.

We have elected to be taxed as a REIT commencing with our tax year ended December 31, 2011 and intend to operate in a manner that would allow us to continue to qualify as a REIT. However, we may terminate our REIT qualification if our board of directors determines that not qualifying as a REIT is in our best interest, or inadvertently. Our qualification as a REIT depends upon our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis. We currently intend to structure our activities in a manner designed to satisfy all requirements for qualification as a REIT. However, the REIT qualification requirements are extremely complex and interpretation of the U.S. federal income tax laws governing qualification as a REIT is limited. Furthermore, any opinion of our counsel, including tax counsel, as to our eligibility to qualify or remain qualified as a REIT is not binding on the IRS and is not a guarantee that we will qualify, or continue to qualify, as a REIT. Accordingly, we cannot be certain that we will be successful in operating so we can qualify or remain qualified as a REIT. Our ability to satisfy the asset tests depends on our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals. Our compliance with the REIT income or quarterly asset requirements also depends on our ability to successfully manage the composition of our income and assets on an ongoing basis. Accordingly, if certain of our operations were to be recharacterized by the IRS such recharacterization would jeopardize our ability to satisfy all requirements for qualification as a REIT. Furthermore, future legislative, judicial or administrative changes to the U.S. federal income tax laws could be applied retroactively, which could result in our disqualification as a REIT.

If we fail to continue to qualify as a REIT for any taxable year and we do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax on our taxable income at corporate rates. In addition, we would generally be disqualified from treatment as a REIT for the four taxable years following the year of losing our REIT qualification. Losing our REIT qualification would reduce our net earnings available for investment or distribution to stockholders because of the additional tax liability. In addition, distributions to stockholders would no longer qualify for the dividends paid deduction, and we would no longer be required to make distributions. If this occurs, we might be required to borrow funds or liquidate some investments in order to pay the applicable tax.

Although we intend to operate in a manner intended to continue to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine to delay or revoke our REIT election. Even if we continue to qualify as a REIT, we expect to incur some taxes, such as state and local taxes, taxes imposed on certain subsidiaries and potential U.S. federal excise taxes.

We have obtained a favorable ruling from the IRS stating that the inclusion of certain assets on our GAAP balance sheet for the calendar quarter ended March 31, 2011 will not cause us to fail the gross asset tests, as described under the section of the prospectus entitled “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests — Asset Tests,” for such quarter.”

The following disclosure replaces in its entirety the risk factor on page 59 of the Prospectus under the heading “We may choose to make distributions in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.”

“We may choose to make distributions in our own stock, in which case you may be required to pay U.S. federal income taxes in excess of the cash dividends you receive.

In connection with our qualification as a REIT, we are required to distribute annually to our stockholders at least 90% of our REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain. In order to satisfy this requirement, we may make distributions that are payable in cash and/or shares of our common stock (which could account for up to 80% of the aggregate amount of such distributions) at the election of each stockholder. Taxable stockholders receiving such distributions will be required to include the full amount of such distributions as ordinary dividend income to the extent of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay U.S. federal income taxes with respect to such distributions in excess of the cash portion of the distribution received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as part of the distribution in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such distribution, including in respect of all or a portion of such distribution that is payable in stock, by withholding or disposing of part of the shares included in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividend income, such sale may put downward pressure on the market price of our common stock.

Various tax aspects of such a taxable cash/stock distribution are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose requirements in the future with respect to taxable cash/stock distributions, including on a retroactive basis, or assert that the requirements for such taxable cash/stock distributions have not been met.”

Forward-Looking Statements

The following disclosure replaces in its entirety the first bullet point on page 64 of the Prospectus.

•	“use of proceeds of this (or any) offering;”

The following disclosure replaces in its entirety the twenty-first bullet point on page 64 of the Prospectus.

•	“our ability to maintain our qualification as a REIT;”

The following language replaces in its entirety the fourth sentence of the last paragraph on page 65 of the Prospectus.

“Some of these factors are described in this prospectus under the sections entitled “Prospectus Summary,” “Risk Factors” and “Business,” as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as included in our latest Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus.”

Estimated Use of Proceeds

The following disclosure replaces in its entirety the first full paragraph on page 64 of the Prospectus.

“The table below sets forth our estimated use of proceeds from this offering, assuming we sell the maximum of 150,000 Units in this offering at the public offering price of $1,000 per Unit for maximum gross offering proceeds of $150 million.”

The columns entitled “Minimum Offering — Amount” and “Minimum Offering — Percent” in the table on page 65 of the Prospectus under the heading “Estimated Application of Proceeds of the Offering” are deleted in their entirety.

The following disclosure replaces in its entirety the last sentence of the footnote (1) on page 66 of the Prospectus.

“Our dealer manager will repay to the company any excess payments made to our dealer manager over FINRA’s 10% cap if this offering is abruptly terminated before reaching the maximum amount of offering proceeds.”

The following disclosure replaces in its entirety the first two sentences of the footnote (3) on page 67 of the Prospectus.

“Although the net proceeds are expected to be used in connection with the acquisition of multifamily properties and other real estate-related investments and the payment of fees and expenses related thereto, the proceeds are available for our other capital needs, whether related to the repayment of debt or otherwise. For purposes of this table, however, we have assumed that we will use all the net proceeds for acquisitions of real property and other real estate-related investments and the payment of related fees and expenses.”

The second sentence of footnote (4) on page 67 of the Prospectus is deleted in its entirety.

Distribution Policy

The following disclosure replaces in its entirety the section under the heading “Distribution Policy” beginning on page 69 of the Prospectus.

“Holders of Series A Redeemable Preferred Stock are entitled to receive, when, and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on each share of Series A Redeemable Preferred Stock will begin accruing on, and will be cumulative from, the date of issuance. We paid the initial dividend on our Series A Redeemable Preferred Stock in the month following the first full month after we received and accepted aggregate subscriptions in excess of the minimum offering pursuant to this offering, and thereafter have consistently paid monthly dividends on the Series A Redeemable Preferred Stock. We expect to continue to pay dividends on the Series A Redeemable Preferred Stock monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to continue to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day). The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.

Holders of our common stock are entitled to receive, when, and as authorized by our board of directors and declared by us out of legally available funds, cash dividends on each share of our common stock.

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually to its stockholders at least 90% of its REIT taxable income (which does not equal net income as calculated in accordance with GAAP), determined without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend to pay, over time, dividends in an amount equal to 100% of our net taxable income.

The following tables set forth all dividends that have been authorized by our board of directors and paid by us to date.

Common Stock

Quarter Ended	Amount Paid Per Share	Total Amount Paid	Date Paid	Cash Flow from Operations
06/30/2011	$0.125	$646,487	07/15/2011	$(697,122)
09/30/2011	$0.125	$646,675	10/17/2011	$553,596
12/31/2011	$0.125	$646,916	01/17/2012	$794,172
03/31/2012	$0.13	$673,181	04/16/2012	$927,394
06/30/2012	$0.13	$677,477	07/16/2012	$869,992	(8)
09/30/2012	$0.14	(7)	(7)

Series A Redeemable Preferred Stock

Month Ended	Amount Paid Per Share		Total Amount Paid		Date Paid
04/30/2012	$5.33	(1)	$11,486		05/21/2012
05/31/2012	$5.00/5.17	(2)	$25,406		06/20/2012
06/30/2012	$5.00/5.17	(3)	$42,793		07/20/2012
07/31/2012	$5.00/5.50	(4)(6)	$50,879	(6)	08/20/2012	(6)
08/31/2012	$5.00/7.50/5.17	(5)(6)	(6)		(6)

(1)	Comprised of $5.00 per share for the month of April 2012 and $0.33 per share prorated from the initial issuance of shares of Series A Redeemable Preferred Stock on March 30, 2012 purchased in this offering through the end of March 2012.
(2)	Comprised of (i) a dividend of $5.00 per share of Series A Redeemable Preferred Stock to all stockholders of record on May 31, 2012 that purchased Units in connection with our initial Unit closing on March 31, 2012 and (ii) a dividend of $5.17 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of May 2012 and $0.17 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on April 30, 2012 through the end of April 2012.
(3)	Comprised of (i) a dividend of $5.00 per share of Series A Redeemable Preferred Stock to all stockholders of record on June 29, 2012 that purchased Units in connection with our Unit closings prior to May 30, 2012 and (ii) a dividend of $5.17 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of June 2012 and $0.17 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on May 31, 2012 through the end of May 2012.
(4)	Comprised of (i) a dividend of $5.00 per share of Series A Redeemable Preferred Stock to all stockholders of record on July 31, 2012 that purchased Units in connection with our Unit closings prior to June 28, 2012 and (ii) a dividend of $5.50 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of July 2012 and $0.50 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on June 28, 2012 through the end of June 2012.
(5)	Comprised of (i) a dividend of $5.00 per share of Series A Redeemable to all stockholders of record on August 31, 2012 that purchased Units in connection with our Unit closings prior to July 17, 2012, (ii) a dividend of $7.50 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of August 2012 and $2.50 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on July 17, 2012 through the end of July 2012 and (iii) a dividend of $5.17 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of August 2012 and $0.17 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on July 31, 2012 through the end of July 2012.
(6)	This dividend was authorized by the board of directors and declared by the company, but has yet to be paid to the holders of the Series A Redeemable Preferred Stock.
(7)	This dividend was authorized by the board of directors and declared by the company, but has yet to be paid to the holders of our common stock.
(8)	For the quarter ended June 30, 2012, we also paid dividends with respect to our Series A Redeemable Preferred Stock in an aggregate amount of $79,685, which together with the dividends paid with respect to our common stock during this period totaled $757,162.

For the 12-month period ended December 31, 2011, our cash flow from operations of approximately $528,000 was a shortfall of approximately $1.4 million, or 72.8%, to our dividends paid of $1,940,078 during such period. The shortfall of cash flow from operations to dividends declared and paid was substantially due to the incurrence of approximately $1.7 million in acquisition costs related to the three multifamily communities that we acquired in the second quarter of 2011. Subject to significant acquisition expenses, we currently anticipate that cash flow from operations will be sufficient to fund the dividend payments to our stockholders for the remainder of 2012. Although not currently anticipated, if our board of directors determines to authorize distributions in excess of the income or cash flow generated from our target assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of our assets. See “Risk Factors — Distributions paid from sources other than our cash flow from operations, particularly from proceeds of this offering, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments and may dilute your interests in us, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return” and “Risk Factors — We may incur additional indebtedness, which may harm our financial position and cash flow and potentially impact our ability to pay dividends on the Series A Redeemable Preferred Stock and our common stock.”

To the extent that, in respect of any calendar year, cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We generally will not be required to make distributions with respect to activities conducted through any TRS that we form following the completion of this offering. For more information, see the section entitled “Material U.S. Federal Income Tax Considerations — General” included elsewhere in this prospectus.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular distributions of all or substantially all the remainder of our REIT taxable income to our stockholders out of assets legally available therefor. The amount of cash available for distribution will be decreased by any fees or expenses payable by us to our manager under the management agreement. Any distributions we make to our stockholders will be at the discretion of our board of directors and will depend upon our earnings, financial condition, liquidity, debt covenants, funding or margin requirements under credit facilities, repurchase agreements or other secured and unsecured borrowing agreements, maintenance of our REIT qualification, applicable provisions of the MGCL, and such other factors as our board of directors deems relevant. Our earnings, financial condition and liquidity will be affected by various factors, including the net income from our portfolio, our operating expenses and any other expenditures. See the section entitled “Risk Factors” included elsewhere in this prospectus.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. In addition, a portion of such distributions may be taxable stock dividends payable in our shares. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see the section entitled “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Holders” included elsewhere in this prospectus.”

Market Price Range of Our Common Stock and Distributions

The following disclosure replaces in its entirety the second and third paragraphs on page 71 of the Prospectus.

“Our common stock began trading on the NYSE MKT on April 1, 2011 with the closing of our IPO. The last reported sales price of our common stock on August 13, 2012 was $8.20.

As of August 3, 2012, our common stock was held by approximately 100 stockholders of record. Because many of the shares of our common stock are held by brokers and other institutions on behalf of stockholders, we were unable to estimate the total number of beneficial owners represented by these stockholders of record.

The following table sets forth, for the periods indicated, the high and low sales price per share of our common stock reported on the NYSE MKT, and the distributions we declared with respect to such shares:

Quarter Ended	High	Low	Distributions
June 30, 2011	$10.39	$8.17	$0.125
September 30, 2011	$9.01	$5.68	$0.125
December 31, 2011	$6.96	$5.61	$0.125
March 31, 2012	$8.97	$5.62	$0.13
June 30, 2012	$8.45	$6.72	$0.13”

Capitalization

The following disclosure replaces in its entirety the section under the heading “Capitalization” on page 72 of the Prospectus.

“The following table sets forth (a) our actual capitalization at June 30, 2012, and (b) our capitalization as adjusted to reflect the effect of the issuance of 150,000 shares of Series A Redeemable Preferred Stock in this offering, assuming the sale of the maximum offering after deducting estimated offering expenses, including selling commissions and the dealer manager fee, payable by us. You should read this table together with the sections entitled “Estimated Use of Proceeds” and “Selected Financial Information” included elsewhere in this prospectus, as well as our consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus.

	June 30, 2012
	Actual	Maximum Offering
	(unaudited)
Stockholders’ equity:
Series A Redeemable Preferred Stock, par value $0.01 per share; 150,000 shares authorized and 10,018 or 150,000 issued and outstanding	$100	$1,500
Common Stock, par value $0.01 per share; 400,066,666 shares authorized and 5,178,313 issued and outstanding	51,783	51,474
Additional paid-in capital(1)	51,953,388	175,835,958
Accumulated deficit	(9,972,849)	(9,972,849)
Non-controlling interest	1	1
Total equity	$42,032,423	$165,914,893

(1)	Included in the actual and as adjusted additional paid in capital for the as adjusted maximum offering column is the fair value of the Warrants that are included in the Units sold in this offering, which Warrants are immediately separable from our Series A Redeemable Preferred Stock and which Warrants have an aggregate estimated fair value of $278,977 and $4,177,130, respectively. Each Warrant is potentially exercisable into 20 shares of our common stock, beginning one year after the date of issuance and expires four years after the date of issuance. The weighted average fair value of each Warrant included in each Unit is $27.85 (or $1.39 on a per underlying share of common stock basis) and was calculated utilizing the Black-Scholes-Merton model with valuation assumptions as of June 30, 2012.

Selected Financial Information

The following disclosure replaces in its entirety the section under the heading “Selected Financial Information” on page 73 of the Prospectus.

“SELECTED FINANCIAL INFORMATION

The following table sets forth selected financial and operating data for the company on a historical basis. Financial and operating data as of and for the three months ended June 30, 2012 and 2011 are presented to illustrate our realization of a full quarter of operating financial results from our three acquired communities, as well as the trend in interest income from our real estate loans and notes receivable and the related effects on our financial condition.

The following selected financial and operating data should be read in conjunction with our consolidated financial statements and notes thereto and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus.

	Three months ended		Six months ended		For the Year Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011	December 31, 2011	December 31, 2010
Revenues:
Rental revenues	$2,241,663	$1,691,663	$4,473,385	$1,691,663	$6,199,946	$—
Other property revenues	282,039	185,275	546,220	185,275	700,512	—
Interest income on loans and note receivable	337,279	1,333	476,277	1,333	250,245	—
Total revenues	2,860,981	1,878,271	5,495,882	1,878,271	7,150,703	—
Expenses:
Total expenses	3,095,570	5,858,886	6,207,108	6,292,119	15,646,127	766,199
Net loss attributable to the Company	(234,589)	(3,980,615)	(711,226)	(4,413,848)	(8,495,424)	(766,199)
Dividends to preferred stockholders	(78,967)	—	(79,685)	—	—	—
Net loss attributable to common stockholders	$(313,556)	$(3,980,615)	$(790,911)	$(4,413,848)	$(8,495,424)	$(766,199)
Net loss per share of Common Stock, basic and diluted	$(0.06)	$(0.81)	$(0.15)	$(1.78)	$(2.23)	$(20.90)
Cash dividends declared per share of Common Stock	$0.13	$0.125	$0.26	$0.25	$0.375	$—
Total assets	$100,021,726	$97,245,235	$100,021,726	$97,245,235	$92,465,540	$829,812
Liabilities:
Mortgage notes payable (long term)	55,637,000	55,637,000	55,637,000	55,637,000	55,637,000	—
Accounts payable and accrued expenses	992,586	710,307	992,586	710,307	1,158,530	—
Related party note payable and lines of credit	—	—	—	—	—	1,470,948
Accrued interest payable	169,456	168,056	169,456	168,056	176,084	15,064
Dividends payable	720,269	646,487	720,269	646,487	646,916	—
Security deposits and prepaid rents	311,586	148,180	311,586	148,180	163,663	—
Deferred income	158,406	74,333	158,406	74,333	65,446	—
Total liabilities	57,989,303	57,384,363	57,989,303	57,384,363	57,847,639	1,486,012
Total (deficit) equity	$42,032,423	$39,860,872	$42,032,423	$39,860,872	$34,617,901	$(656,200)”

Management’s Discussion and Analysis of Financial Condition and Results of Operation

The following disclosure replaces in its entirety the section under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operation” beginning on page 74 of the Prospectus.

“The section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q is incorporated by reference into this prospectus.”

Quantitative and Qualitative Disclosures about Market Risk

The following section is added immediately following the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operation.”

“QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK”

Our primary market risk exposure is interest rate risk. Our floating-rate debt is tied to the 30-day London Interbank Offered Rate, or LIBOR. $19.5 million of our floating-rate debt has LIBOR effectively capped at 4.48% (all-in rate of 7.25%) and approximately $15.3 million of our floating-rate debt has LIBOR effectively capped at 4.05% (all-in rate of 6.85%), both through caps on the maximum interest rate on our debt under Freddie Mac’s capped adjustable-rate mortgage program. We have limited market risk associated with debt maturity as all of our debt was incurred in April 2011 and does not mature until May 2018. We have no business operations which subject us to trading risk.

We have and will continue to manage interest rate risk as follows:

•	maintain a reasonable ratio of fixed-rate, long-term debt to total debt so that floating-rate exposure is kept at an acceptable level;
•	place interest rate caps on floating-rate debt; and
•	take advantage of favorable market conditions for long-term debt and/or equity.

We use various financial models and advisors to achieve our objectives.

If interest rates under our floating-rate LIBOR-based indebtedness fluctuated by 100 basis points, our interest costs, based on outstanding borrowings at June 30, 2012, would increase by approximately $348,000 on an annualized basis, or decrease by approximately $84,000 on an annualized basis. The difference between the interest expense amounts related to an increase or decrease in our floating-rate interest cost is because LIBOR was 0.245% at June 30, 2012, therefore we have limited the estimate of how much our interest costs may decrease because we use a floor of 0% for LIBOR.”

Prior Performance Summary

The section entitled “Prior Performance Summary” beginning on page 89 of the Prospectus is deleted in its entirety.

Business

The following disclosure replaces in its entirety the section entitled “Business” beginning on page 95 of the Prospectus.

“BUSINESS

Our Company

We are a Maryland corporation formed primarily to acquire multifamily properties in select targeted markets throughout the United States. As part of our property acquisition strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of these properties. As a secondary strategy, we also may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets and invest not more than 10% of our total assets in other real estate-related investments, as determined by our manager as appropriate for us. We refer to these asset classes as our target assets.

Our promoters were John A. Williams and Leonard A. Silverstein. Since our formation, John A. Williams has served as the Chief Executive Officer of our company and as the Chairman of our board of directors. Mr. Williams also served as the President of our company from our formation until August, 2012. Leonard A. Silverstein has served as President and Chief Operating Officer of our company since August, 2012. Mr. Silverstein also served as Executive Vice President, General Counsel and Secretary of our company and as the Vice Chairman of our board of directors from formation until August, 2012. We are externally managed and advised by our manager, which is controlled by John A. Williams, our sponsor and a veteran of the multifamily industry with over four decades of experience, including the founding of the multifamily REIT, Post Properties, and Leonard A. Silverstein. Pursuant to the terms of a management agreement between our manager and us, our manager is responsible for administering our day-to-day business operations, identifying and acquiring targeted real estate investments, overseeing the management of the investments, handling the disposition of the real estate investments and providing us with our management team and appropriate support personnel.

We also hope to benefit from Mr. Williams’ current organization and platform that specializes in multifamily real estate investment and management. With operations in over 20 nationwide markets, Mr. Williams’ organization includes WRA, WAM, RAM and PRM. We believe these organizations provide the full range of services necessary to fulfill our investment objectives and we hope to benefit from their depth and breadth of experience in a number of ways, including, but not limited to: (i) our manager’s intent to contract directly with each of these firms to provide a substantial portion of the services our manager is required to provide in connection with running our day-to-day operations under the management agreement with us, and (ii) key employees of these firms serving as our officers and as officers of our manager.

We have registered “A Preferred Apartment Community” as a trademarked logo with the United States Patent and Trademark Office. Our manager has branded, and in the future will continue to brand, all apartment communities owned by the company as “A Preferred Apartment Community” and intends to make it an ultimate tagline for each of our communities that signifies certain brand and management standards. This strategy will allow each individual community to be part of a centralized marketing and advertising campaign, in addition to property level marketing and advertising campaigns. We expect that these campaigns will further enhance each individual property’s presence in the marketplace, and we believe that this will allow our communities to be perceived as premier over other properties within the marketplace. Our manager has entered into a non-exclusive license agreement with the company as licensee with respect to all intellectual property of the manager other than trademarks. The license agreement will terminate automatically upon termination of our management agreement or will terminate upon a material breach of the license agreement that remains uncured for more than 30 days after receipt of notice of such breach. Our manager has entered into a separate non-exclusive license agreement with the company as licensee with respect to the manager’s trademarks on substantially similar terms as the initial intellectual property license agreement.

Upon the acquisition of each of our communities, we plan to implement what we believe to be an innovative and unique marketing and branding strategy by rolling out the PAC Concierge, PAC Rewards and

PAC Partners programs (as described below). We completed what we believe to be a successful roll-out and implementation of our PAC Concierge, PAC Rewards and PAC Partners programs at all of our communities by January 2012. We anticipate implementing these programs at any newly acquired community approximately thirty days following acquisition.

The PAC Concierge program is a complimentary service for our residents designed to offer them the type of personal concierge services that you would expect at a high end resort. The concierge services are provided by a professionally trained team ready to coordinate services such as running errands and making dinner reservations, golf tee times and travel arrangements, as well as many other services. Our concierge service is available to our residents 24/7 by telephone, email or web access through our unique resident web portal.

The PAC Rewards program allows residents to accumulate and redeem rewards points for services and upgrades to their home, such as painting an accent wall, carpet cleaning or installing a ceiling fan or kitchen backsplash. Residents may accumulate Preferred Rewards, for example, when they sign their lease, pay their rent online, enroll in our direct debit/automatic payment program, renew their leases, or when a resident’s referral signs a new lease.

The PAC Partners program establishes reciprocal relationships between a Preferred Apartment Community and neighborhood businesses to provide our residents with benefits such as discounts, perks and other incentives as an enticement to frequent those businesses and to support the local community.

Our Properties

On April 15, 2011, we completed the acquisition of 100% of the membership interests in Stone Rise Apartments, LLC, a Delaware limited liability company (f/k/a Oxford Rise JV LLC), the fee-simple owner of a 216-unit multifamily apartment community located in suburban Philadelphia, Pennsylvania for a total purchase price of $30.15 million, exclusive of acquisition-related and financing-related transaction costs.

On April 21, 2011, we completed the acquisition of 100% of the membership interests in PAC Summit Crossing, LLC, a Georgia limited liability company (f/k/a Oxford Summit Partners LLC), the fee-simple owner of a 345-unit multifamily apartment community located in suburban Atlanta, Georgia for a total purchase price of $33.2 million, exclusive of acquisition-related and financing-related transaction costs.

On April 29, 2011, we, through our indirectly wholly owned subsidiary Trail Creek Apartments, LLC, completed the acquisition of Oxford Trail, a 204-unit multifamily townhome community located in Hampton, Virginia for a total purchase price of $23.5 million, exclusive of acquisition-related and financing-related transaction costs.

Real Estate Loan Investments

Oxford Hampton Mezzanine Loan

On June 30, 2011, we, through our indirectly wholly owned subsidiary, Trail Creek Mezzanine Lending, LLC, made the $6.0 million Oxford Hampton Mezzanine Loan to Oxford Hampton Partners LLC, a Georgia limited liability company, in connection with the borrower’s plans to construct a 96-unit multifamily community in Hampton, Virginia located adjacent to our existing Trail Creek community. The borrower was required to fully draw down the Oxford Hampton Mezzanine Loan on June 30, 2011. WRF has contributed 100% of the cash equity in Oxford Hampton Partners LLC to date.

The Oxford Hampton Mezzanine Loan matures on June 29, 2016, with no option to extend and pays interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest (including the exit fee) due at maturity. Under the terms of a purchase option agreement entered into concurrently with and in connection with the closing of the Oxford Hampton Mezzanine Loan, the lender has an option (but not an obligation) to purchase the property between and including April 1, 2014 and June 30, 2014 for $17,825,600, which is the amount of the aggregate project costs as set forth in the approved construction budget on the closing date. If the property is sold to, or refinanced by, a third party before July 1, 2014, the lender will be entitled to receive an exit fee equal to the amount required to provide it with a 14% cumulative internal rate of return on the loan. If the property is sold to, or refinanced by, a third party on or after July 1, 2014, then the lender will be entitled to receive an exit fee equal to the amount required to provide it with a 12% cumulative internal rate of return on the loan. The calculation of the cumulative internal rate of return will include the fees received by the lender at the closing of the Oxford Hampton Mezzanine Loan. Since the minimum exit fee, assuming the purchase option is not exercised is the amount needed to provide a 12% cumulative internal rate of return, the lender will accrue each period the additional exit fee earned based on the 12% rate assuming the loan was paid off at period end. The accrued exit fee will be recorded as interest income in the consolidated statements of operations the company. As of June 30, 2012, the lender earned approximately $64,250 of additional exit fee income.

If the lender exercises the purchase option and acquires the property, any accrued and unpaid exit fee will be treated as additional basis in the acquired project.

The Oxford Hampton Mezzanine Loan is secured by a pledge of 100% of the membership interests of the borrower. Partial prepayment of the Oxford Hampton Mezzanine Loan is not permitted without the lender’s consent. The Oxford Hampton Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of $10 million that is held by an unrelated third party. W. Daniel Faulk, Jr. and Richard A. Denny, both unaffiliated third parties, have guaranteed to us the completion of the project in accordance with the plans and specifications. This guaranty is subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the lender and the senior lender.

In connection with the closing of the Oxford Hampton Mezzanine Loan, the lender received a loan fee of 2% of the loan amount, or $120,000, and a loan commitment fee of $14,333. From the loan fee paid in connection with the closing of the Oxford Hampton Mezzanine Loan, we paid a fee of $60,000, or 1.0% of the maximum loan amount, to our manager, as an acquisition fee pursuant to the management agreement of which WOF received $600 through its special limited liability company interest in our manager. In addition, the borrower used proceeds of the Oxford Hampton Mezzanine Loan to pay approximately $302,300 to WRF to retire an outstanding short-term loan from WRF that matured on the closing date of the Oxford Hampton Mezzanine Loan. The net fees received by us will be recognized as an adjustment of yield over the term of the loan using the effective interest method.

Oxford Summit II Mezzanine Loan

On May 7, 2012, Summit Crossing Mezzanine Lending LLC, a wholly owned subsidiary of our operating partnership, made the $6,103,027 Oxford Summit II Mezzanine Loan to Oxford Summit Apartments II LLC, a Georgia limited liability company, in connection with the borrower’s plans to construct a 140-unit multifamily community in suburban Atlanta, Georgia. The full amount of the Oxford Summit II Mezzanine Loan was funded by the lender to the borrower on the closing date.

A portion of the proceeds of the Oxford Summit II Mezzanine Loan were used by the borrower to purchase from Oxford Forsyth Development LLC the land on which the borrower will construct the property. The seller used a portion of the purchase price to pay down a portion of a loan guaranteed by John A. Williams, which originally was obtained by the seller to acquire, in part, the land on which the property is to be constructed. The terms of the Oxford Summit II Mezzanine Loan and the overall transaction structure were approved by our conflicts committee, which consists entirely of independent directors not otherwise interested in the transaction.

In connection with the closing of the Oxford Summit II Mezzanine Loan, the lender received a loan fee of 2% of the maximum loan amount, or $122,061. In addition, we paid a fee of $61,030, or 1.0% of the maximum loan amount, to our manager as an acquisition fee in accordance with the terms of the management agreement of which WOF received $610 through its special limited liability interest in our manager. The net fees received by us will be recognized as an adjustment of yield over the term of the loan using the effective interest method.

The Oxford Summit II Mezzanine Loan matures on May 8, 2017, with no option to extend, and bears interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest due at maturity. The Oxford Summit II Mezzanine Loan is secured by a pledge of 100% of the membership interests in the borrower. Prepayment of the Oxford Summit II Mezzanine Loan is permitted in whole, but not in part, without lender consent. The Oxford Summit II Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of approximately $12.4 million that is held by an unrelated third party. W. Daniel Faulk, Jr. and Richard A. Denny, both unaffiliated third parties, have guaranteed to us the completion of the project in accordance with the plans and specifications and have provided a full payment guaranty. These guaranties are subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the lender and the senior lender.

Under the terms of a purchase option agreement entered into concurrently and in connection with the closing of the Oxford Summit II Mezzanine Loan, the lender has an option (but not an obligation) to purchase the property between and including October 1, 2014 and February 28, 2015 for a pre-negotiated purchase price of $19,254,155. If the property is sold to, or refinanced by, a third party at any time, or is paid off at any time, the lender will be entitled to an exit fee to increase the aggregate interest paid on the Oxford Summit II Mezzanine Loan to 14.0% per annum, provided, however, that such exit fee shall not be required to be paid if the lender or a wholly owned direct or indirect subsidiary of the lender acquires the property. Since the exit fee, assuming the purchase option is not exercised, is the amount needed to increase the aggregate interest paid on the Oxford Summit II Mezzanine Loan to 14.0% per annum, the lender will accrue each period the additional exit fee earned based on the 14.0% rate assuming the loan was paid off at period end. The accrued exit fee will be recorded as interest income in the consolidated statements of operations of the company. If the lender exercises the purchase option and acquires the property, any accrued and unpaid exit fee will be treated as additional basis in the acquired project. As of June 30, 2012, the lender earned approximately $55,596 of additional exit fee income.

Iris Bridge Loan

On June 29, 2012, Iris Crosstown Mezzanine Lending, LLC, a wholly-owned subsidiary of our operating partnership, made the $2,868,471 Iris Bridge Loan to Iris in connection with the borrower’s acquisition of a parcel of land located in suburban Tampa, Florida, upon which a multifamily community is to be constructed.

The Iris Bridge Loan matures on December 31, 2012, with no option to extend and pays interest at a rate of 8.0% per annum. Interest will be paid monthly with the principal and any accrued but unpaid interest (including the exit fee) due at maturity. If the property is sold to, or refinanced by, a third party, the lender will be entitled to an exit fee to increase the aggregate interest paid on the Iris Bridge Loan to 14.0% per annum.

The Iris Bridge Loan is secured by a mortgage, an assignment of project documents and unconditional guaranties of payment and performance by W. Daniel Faulk, Jr., Richard A. Denny and J. Michael Morris, unaffiliated parties and principals of the borrower.

In connection with the closing of the Iris Bridge Loan, we received a loan fee of 2% of the loan amount, or $57,369, and we paid a fee of $28,685, or 1.0% of the loan amount, to our manager as an acquisition fee pursuant to the management agreement of which WOF received $286 through its special limited liability company interest in our manager. The net fees received by us will be recognized as an adjustment of yield over the term of the loan using the effective interest method.

Other Loan Investments

Oxford Properties Loan

On March 26, 2012, we made the $650,000 Oxford Properties Loan to Oxford Properties, LLC, a Georgia limited liability company, in the form of a promissory note. The loan bears interest at 15% per annum and interest only payments were due beginning May 1, 2012, and continue on a monthly basis until the maturity date of September 30, 2012. Oxford Properties, LLC may prepay the loan at any time, in whole or in part, without penalty. The amounts payable under the terms of the loan are backed by a personal guaranty of repayment issued by the principals of Oxford Properties, LLC.

Madison Retail Loan

On May 21, 2012, we made the up to $575,000 Madison Retail Loan to Madison Retail, LLC, a Georgia limited liability company, in the form of a promissory note. The amount drawn by Madison Retail, LLC as of June 30, 2012 was $255,290. The loan bears interest at 15% per annum and interest only payments were due beginning June 1, 2012, and continue on a monthly basis until the maturity date of September 30, 2012. Madison Retail, LLC may prepay the loan at any time, in whole or in part, without penalty. The amounts payable under the terms of the loan are backed by a personal guaranty of repayment issued by the principal of Madison Retail, LLC.

The Manager Loan

On August 21, 2012, our operating partnership entered into the Manager Loan with our manager. The loan bears interest at 8.0% per annum and interest only payments are due beginning September 1, 2012, and continue on a monthly basis until the maturity date of July 31, 2013. Our manager may prepay the loan at any time, in whole or in part, without penalty. The amounts payable under the terms of the Manager Loan are secured by the amounts payable to our manager under the Management Agreement.

Market Opportunities

In the wake of the financial system troubles and downturn in the United States economy after 2007 – 2008, multifamily assets saw a dramatic drop in their value as the combination of higher capitalization rates and dwindling incomes created formidable headwinds for operators across the country. Many transactions consummated in 2005 – 2008 were highly leveraged with favorable financing terms. In many instances, these deals are financially troubled or the debt associated with these deals is about to mature. These transactions present problems for undercapitalized owners as the ability to refinance has diminished significantly and the only options that may be available are a sale at a dramatic discount to their basis or foreclosure. However, based on the lack of new supply projected for the next several years, the introduction of the “echo boom” generation into the market and the dwindling rate of homeownership, we believe multiple opportunities will be created for acquisitions.

Supply Constraints:  With the economic conditions curtailing financing and construction, we believe the new supply pipeline will remain below historical averages for the next few years. As can be seen from the charts below, for the last three years, permits for multifamily construction have averaged approximately 175,000 units annually. In addition, we believe that annually the U.S. apartment stock loses an average of 118,000 units per year to obsolescence or conversion to other uses. We believe that this combination should result in a few years of net completions of new units being well below historical averages. As the economy rebounds and demand for apartment inventory increases, we believe that there will be a shortage of new supply to keep up with the expected increased demand. We believe this window of opportunity will allow owners with desirable product to experience rent growth and enhanced occupancy levels as the market expands and supply struggles to keep pace.

Historical US MultiFamily Permits*

Historical Permitting Comparison*

*	Based on U.S. Census Bureau data as presented by Axiometrics, Inc.

Economic Improvement:  While the overall economy struggles to show consistent signs of improvement, we believe that the multifamily sector seems to be the most resilient sector in the real estate market. We believe that the historical correlation between job growth and absorption has not applied. As demonstrated in the chart below, since the third quarter of 2008, apartment absorption on a year-over-year basis has outperformed the corresponding drop in employment, with absorption posting only modest declines in the face of dramatic job losses.

Apartment Absorption Rate vs. Job Growth Rate*

*	Based on Witten Advisors Second Quarter 2012 U.S. Apartments Markets Forecast Presentation and U.S. Bureau of Labor Statistics.

Rate of Homeownership:  We believe that one of the most significant contributors to the projection for new demand for rental units is the level of homeownership in the United States. As of June 30, 2012, the home ownership rate was approximately 65.5%, down from a high of approximately 69.2% in 2004 (figures based on U.S. Census Bureau data and the Witten Advisors Second Quarter 2012 U.S. Apartments Markets Forecast Presentation). Based on industry sources, we believe that, while the current economic weakness should ease, an increase in homeownership rates is unlikely for a much longer period of time and the current downward trend shown in the chart below will continue.

U.S. Historical & Projected Homeownership Rate

*	Source: Figures based on U.S. Census Bureau data and related Arthur C. Nelson forecast (Metropolitan Research Center, University of Utah).

Given the more stringent underwriting standards from lenders and scrutiny from regulators that has been occurring since the beginning of the last recession, the erosion of wealth in the housing sector over the last four years, the decline in overall household income and the dramatic increase in unemployment, we expect the propensity to rent likely will continue to increase in the near term. Based on current U.S. Census Bureau data, from a demographic standpoint, there is a large population bubble of Americans under the age of 30 who we expect to be candidates for home ownership now or in the near future; however, we believe it is likely that the current climate will compel them to delay the decision to purchase a home until they are on firmer economic footing. In addition, we believe the requirements for a mortgage may continue to be stringent and that this group may find it more attractive to rent for a longer period of time until they can qualify for a desirable home. All these factors lead us to believe that an improvement in demand for the apartment market will occur as the rental pool grows in a climate where little supply is being created.

Echo Boom Generation:  As shown in the chart of U.S. Census Bureau data below, there are approximately 84.7 million “echo boomers” in the population currently, more than their “Baby Boomers” parents who number approximately 71.2 million. The echo boomers were born between 1977 and 1996 and the bulk of them are currently working their way into the market (age range in 2008 was 12 – 31). According to the U.S. Department of Education, for school year 2010 – 2011 more people were expected to attend universities in the United States than at any other time in history. We do not expect this trend to abate anytime in the near future. As these people graduate and work their way into the market, we believe the pool of educated, employed and qualified renters will increase dramatically.

Population by Age

*	Based on U.S. Census Bureau, Population Division 2010 Census Data. http://factfinder2.census.gov/faces/tableservices/jsf/pages/productview.xhtml?pid=DEC_10_SF1_QTP1&prodType=table

Our Competitive Strengths

We believe that we distinguish ourselves from our competitors through the following competitive advantages:

•	experienced management team with significant expertise in real estate and real estate-related debt investments and capital markets;
•	access to a pipeline of investment opportunities;
•	benefits from our relationship with our manager and its affiliates; and
•	dedicated asset management team.

Our Investment Strategy

We will seek to maximize returns for our stockholders by taking advantage of the current environment in the domestic real estate market. While occupancy and capitalization rates in the multifamily sector have rebounded from recessionary lows, apartment values remain below previous market highs due to significant declines in rental rates, collections and net operating incomes that have yet to fully recover. As the real estate market and economy stabilize, we intend to employ efficient management techniques to grow income and create asset value. Our investment strategy includes, without limitation, the following:

•	acquiring real estate-related assets where such assets or the owners of such assets are overleveraged or where such owners may be struggling to meet current debt service obligations on such assets, or, in certain circumstances, where such owners are financial institutions or conduits under either legal or economic compulsion to sell;
•	acquiring assets in opportunistic, performing and stable markets throughout the United States;

•	acquiring multifamily properties which we believe will generate sustainable cash flow from operations sufficient to allow us to cover the dividends that we expect to declare and pay and which we believe will have the potential for capital appreciation;
•	taking advantage of the lack of significant new multifamily development in the last few years; and
•	taking advantage of the anticipated availability of financing from Freddie Mac and Fannie Mae that fits within our financing strategy. See the section entitled “Business — Our Financing Strategy” included elsewhere in this prospectus for a detailed discussion of our financing strategy.

We believe that financing will be available from Fannie Mae and Freddie Mac because they currently maintain that they will provide liquidity to the market in the form of debt capital at rates that meet our existing financing strategy. While market conditions may change and affect this availability, we believe Fannie Mae and Freddie Mac will continue to operate and provide debt for the multifamily sector. Fannie Mae and Freddie Mac are providing financing in a period where their current interest rate quotes are at or near historical lows, providing favorable economics for acquisitions where we anticipate that property operations will improve.

In implementing our investment strategy, we will use our manager’s and its affiliates’ expertise in identifying attractive investment opportunities with the target classes described below, as well as their transaction sourcing, underwriting, execution and asset management and disposition capabilities. We expect that our manager will make decisions based on a variety of other factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macroeconomic conditions. In addition, all investment decisions will be made with a view to obtaining and maintaining qualification as a REIT.

We believe there are numerous opportunities within the multi-family sector to acquire assets that fit our investment strategy. While cap rates have come down recently, interest rates generally remain below cap rates, providing an opportunity for buyers to achieve positive leverage (borrow at a cost of capital below the cap rate on the asset). In addition, we believe that net operating income, or NOI, growth for multifamily assets in general will be between 5% and 8% annually through 2014.

*	Based on Witten Advisors Second Quarter 2012 U.S. Apartments Markets Forecast Presentation and U.S. Bureau of Labor Statistics.

We believe that opportunity to purchase assets today at a price below replacement cost and generally below the recent highs in multifamily pricing that occurred in 2006 to 2008, combined with the general forecast of improving NOI growth, supports our investment strategy. However, our investment strategy is dynamic and flexible, which we anticipate will enable us to adapt to shifts in economic, real estate and capital market conditions and to exploit inefficiencies. Consistent with this strategy, our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market conditions. We believe this approach allows us to identify undervalued opportunities in all market cycles, often before other investors identify such opportunities.

In particular, we will look to acquire:

•	assets of varying age depending on the return profile and the specific strategy for each asset;
•	assets in the top submarkets of each metropolitan statistical area (MSA) defined by highest rent per square foot, highest resident income level, highest property values for single family housing, etc.;
•	properties that should be modern in architecture and appearance with no functional obsolescence or design flaws;
•	assets comprised of 200 – 600 units per property to allow increased operating efficiency, with target properties outside this profile evaluated and priced appropriately;
•	multifamily properties which we believe will generate sustainable cash available for distribution sufficient to allow us to cover the dividends that we expect to declare and pay and which we believe will have the potential for capital appreciation;
•	assets with target capitalization rates varying by market and asset type — in light of today’s interest rate environment, we believe core assets in the more stable markets could range between 5.0% and 7.0% and more opportunistic assets could have significantly higher acquisition capitalization rates;
•	assets with exit capitalization rates forecasted based on market performance, interest rate assumptions, and asset strategy but that generally mirror entry capitalization rates (except on more opportunistic targets); and
•	assets in urban infill areas and suburban markets.

It is our policy to acquire our target assets primarily for income, and only secondarily for possible capital gain. We currently do not anticipate investing in unimproved property, developing new construction properties or acquiring new construction, however, we would consider a forward purchase or option to purchase contract on a to-be-built multifamily asset with the appropriate provisions for minimum occupancy and income thresholds in order for us to expect the asset to be priced appropriately. In connection with entering into a forward purchase or option to purchase contract, we may be required to provide a deposit, a mezzanine loan or other assurances of our ability to perform our obligations under the forward purchase or option to purchase contract. See the section entitled “Business — Real Estate Loan Investments” elsewhere in this prospectus for a detailed description of the terms of the Oxford Hampton Mezzanine Loan and the Oxford Summit II Mezzanine Loan.

Our target asset acquisitions would fit into three categories consisting of:

•	Core Assets: Core assets can best be described as being relatively new properties (less than ten years old) in major markets and top submarkets. These properties typically are in infill and close-in suburban locations with significant barriers to entry and little-to-no deferred maintenance issues or significant capital expenditures necessary to maintain market presence. The properties are typically well managed and maintained by the seller. Based on the current interest rate environment, we would expect capitalization rates to range from 5.0% to 7.0%;
•	Value Add Assets: Value add assets can best be described as slightly older assets (up to 25 years old) in major markets, but submarkets can be infill or suburban. Value add assets typically have some deferred maintenance issues, capital expenditure needs and/or modest operational or occupancy deficiencies that may require more management intensive efforts than core assets. These operational deficiencies could include, but are not limited to, below market occupancy rates, unqualified or inexperienced management teams on site or at the corporate level, deferred maintenance and capital expenditure needs. Capital expenditure needs in value add assets should be no more than $10,000 to $20,000 per unit, depending on market conditions and material costs. The capitalization rates for value add assets are expected to be higher (6.0% to 8.0% currently) than core assets with higher expected returns; and
•	Opportunistic Assets: Opportunistic assets can be older assets, but we would seek to avoid functional obsolescence in an asset due to defective construction and inherent flaws. Examples of functional obsolescence could include, but are not limited to, flat roofs in garden style apartments, floor plans that are significantly smaller than the market average and a high percentage of two bedroom/one bath units relative to the market. Defective construction or inherent flaws could include, but is not limited to, aluminum wiring in apartments for electricity, blu-poly piping and poor installation of mechanical systems or appliances. It is possible that we would acquire an asset with some of these flaws with the intention of correcting the issues or “updating” the asset. We would expect this type of asset to have serious physical or operational deficiencies that will require intensive efforts to correct either through management changes, renovation or a combination of both. Capital expenditure needs in opportunistic assets will probably exceed $20,000 per unit, depending on market conditions and material costs. Serious physical and operational deficiencies could include, but are not limited to, reroofing a property, repainting the interior and exterior of a property, replacing all the appliances in a property and completely renovating the common areas. Capitalization rates for these assets could be 7.0% or higher due to the potentially serious operational deficiencies with an opportunistic asset. Current cap rates for opportunistic assets may be difficult to determine and may vary widely.

We also may invest in real estate-related debt, including, but not limited to, previously originated first mortgage loans and loans insured by the Federal Housing Administration or guaranteed by the Veterans Administration or otherwise guaranteed or insured on multifamily properties that meet our investment criteria, which are performing or non-performing, previously originated mezzanine loans on multifamily properties that meet our investment criteria (second or subsequent mortgages), which are performing or non-performing, and tranches of securitized loans (pools of collateralized mortgaged-backed securities) on multifamily properties that meet our investment criteria, which are performing or non-performing. We do not have a formal policy with respect to the proportion of assets which may be invested in each type of mortgage or any single mortgage. We will seek to invest in debt when there is a reasonable expectation that either the satisfaction of the debt under its current terms or the foreclosure of the asset securing the debt would result in a favorable return to us. We will analyze the current operations of any asset securing the debt that we seek to purchase in order to determine the likelihood of a default or foreclosure (in the case where there is not one currently) and price our bid for such debt based on the expectations of either a successful payoff by the current borrower or a need to foreclose on the asset. We do not have a formal portfolio turnover policy, and currently do not intend to adopt one.

We anticipate that future acquisitions of assets by us generally will be from unaffiliated third parties, but we would still consider an acquisition from an affiliated third party if such acquisition made financial sense to us and was approved by our conflicts committee, which is comprised entirely of independent directors.

The investment committee will periodically review our investment portfolio and its compliance with our investment guidelines (or our investment policies), and provide our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. Our investment guidelines, the assets in our portfolio, the decision to utilize leverage, and the appropriate levels of leverage are periodically reviewed by our board of directors as part of their oversight of our manager. Our board of directors may amend or revise our investment guidelines without a vote of the stockholders. If our board of directors amends or revises our investment guidelines, the board will describe such amendments or revisions in our next Quarterly Report on Form 10-Q, a Form 8-K or a press release.

Our Target Markets

We will use a variety of metrics and measures to assist us in determining the appropriateness of the markets we will target for acquisitions, the sub-markets within those markets and the individual assets we will acquire. Generally, we intend to target MSAs of one million people or more with favorable economic conditions. The conditions we may monitor in determining the economic conditions of a market include, but are not limited to, job growth, household income, the pipeline of new supply for multifamily units, the pipeline of new supply for single family units, current and forecasted occupancy for multifamily units, current and forecasted rental rate growth for multifamily units, and other statistics that may be relevant to individual markets. In addition, we will analyze data from our affiliate operations to corroborate any assumptions. Our affiliate operations include third party property management of 22,500 multifamily units across 15 states, asset management of almost 4,500 multifamily units across six states and in-house property management of over 5,100 multifamily units across six states. In addition to the analysis of current economic conditions and forecasts and the data provided by our affiliates’ operations, we will utilize a network of industry contacts and relationships to generate significant information about current and future market conditions. The map below provides our most current analysis of the markets where we believe opportunities exist for us to acquire properties. These markets have different favorable and unfavorable traits which might cause us to make different acquisition decisions in each market, depending on the type of asset available in the market, the submarket it is located in within that market, the pricing we anticipate for that asset and our view on how the asset, the submarket and the broader market will perform. The areas in blue on the map below indicate additional markets we are currently targeting for properties to acquire, however, no assurance can be given that suitable properties will be acquired in such areas. These markets have been selected because our affiliated operations currently have a significant presence in these markets or we have determined that the market presents a good opportunity for property acquisitions. We anticipate this presence will provide us more accurate and timely market data when evaluating potential acquisitions and speed and efficiency in putting in place a property management team post-acquisition. The map below is a guide and will change as additional information becomes available to us regarding national, market or local trends. As of the date of this prospectus, we currently own properties in Atlanta, Georgia MSA, Hampton, Virginia MSA, and Philadelphia, Pennsylvania MSA and we may purchase properties in markets other than those shown on the map below. See the section entitled “Description of Real Estate Investments — Properties Owned” included elsewhere in this prospectus for a detailed discussion of the properties we have acquired.

Target MSA Map

*	Target MSAs in the above map are as of June 30, 2012

Our Financing Strategy

We intend to utilize leverage in making our investments. The number of different investments we will acquire will be affected by numerous factors, including the amount of funds available to us. By operating on a leveraged basis, we will have more funds available for our investments. This will allow us to make more investments than would otherwise be possible, resulting in a larger and more diversified portfolio. See the “Risk Factors” section of this prospectus for more information about the risks related to operating on a leveraged basis.

We intend to target leverage levels (secured and unsecured) between 50% and 65% of the value of our tangible assets (including our real estate assets, real estate loans and other real estate-related investments, accounts receivable and cash and cash equivalents) on a portfolio basis based on fair market value. As of June 30, 2012 our outstanding debt (both secured and unsecured) was approximately 46.8% of the value of our tangible assets on a portfolio basis based on fair market value. Neither our charter nor our by-laws contain any limitation on the amount of leverage we may use. Our investment guidelines, which can be amended by our board of directors without stockholder approval, limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing. These targets, however, will not apply to individual real estate assets or investments. The amount of leverage we will seek for particular investments in our target assets will depend on our manager’s assessment of a variety of factors which may include the anticipated liquidity and price volatility of the assets in our investment portfolio, the potential for losses and extension risk in the portfolio, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and the health of the commercial real estate market in general. In addition, factors such as our outlook on interest rates, changes in the yield curve slope, the level and volatility of interest rates and their associated credit spreads, the underlying collateral of our assets and our outlook on credit spreads relative to our outlook on interest rate and economic performance could all impact our decision and strategy for financing the target assets. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. Finally, we intend to acquire all our properties through separate special purpose entities and we intend to finance each of these properties using financing techniques for that property alone without any cross-collateralization to our other properties. In addition, neither we nor our operating partnership intend to provide any guaranties of property level indebtedness. Finally, we intend to have no long-term corporate level debt.

The leverage may be obtained from a variety of sources including (but not limited to) Freddie Mac, Fannie Mae, commercial banks, credit companies, insurance companies, pension funds, endowments, financial services companies and other institutions who wish to provide debt financing for our assets.

Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our net assets and are reviewed by our board of directors at least quarterly. In determining whether our borrowings are reasonable in relation to our net assets, our board of directors considers many factors, including without limitation, the lending standards of government-sponsored enterprises, such as Fannie Mae, Freddie Mac and other companies for loans in connection with the financing of multifamily properties, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, cash flow coverage, whether we have positive leverage (in that, our board of directors will compare the capitalization rates of our properties to the interest rates on the indebtedness of such properties) and general market and economic conditions. There is no limitation on (i) the amount that we may borrow for any single investment, or (ii) the number of mortgages that may be placed on any one piece of property.

Risk Management

Risk management is a fundamental principle in our manager’s construction of our portfolio and in the management of each investment. Diversification of our portfolio by investment size and location is critical to controlling portfolio-level risk. Over the long term, it is our policy that no single asset will exceed 15% of our total assets and that we will not have more than 25% of our total assets invested in any single MSA. However, until a sufficient number of properties are acquired, we anticipate that we will have single assets in excess of 15% of our total assets and more than 25% of our assets in a single MSA. There is no limitation on (i) the percentage of assets of any one type of investment which we may invest in, and (ii) in the case of securities, the percentage of securities of any one issuer which we may acquire.

Investment Committee

Our manager has an investment committee which will meet periodically, at least every quarter, to discuss investment opportunities. The investment committee will periodically review our investment portfolio and its compliance with our investment guidelines described above, and provide our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. From time to time, as it deems appropriate or necessary, our board of directors also will review our investment portfolio and its compliance with our investment guidelines and the appropriateness of our investment guidelines and strategies.

Policies With Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. If our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time. We will seek to maintain a balance between the number of outstanding shares of common stock and other types of equity securities of the company issued and outstanding as we seek to fund our capital needs. However, we can make no assurances that we will be able to achieve or maintain this balance. For example, uncertainties in the marketplace could affect the timing, amount and value of any equity securities to be issued, and the success or lack of success of any capital raising program, including, without limitation, this offering. Moreover, general economic conditions affecting our business, financial condition and operations could affect the balance between the number of outstanding shares of common stock and other types of equity securities of the company issued and outstanding.

In addition, we may finance the acquisition of investments using the various sources of financing discussed above. Our investment guidelines, the assets in our portfolio, the decision to utilize leverage, and the appropriate levels of leverage are periodically reviewed by our board of directors as part of their oversight of our manager and may be changed without stockholder approval.

We may offer equity or debt securities in exchange for property or may redeem or otherwise reacquire shares of our common stock for cash. We also may redeem shares of our Series A Redeemable Preferred Stock for cash or in equal value of our common stock. In addition to the Series A Redeemable Preferred Stock issuable pursuant to the follow-on offering and issued and issuable pursuant to this offering, we may establish one or more other classes or series of preferred stock, including convertible preferred stock. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may in the future invest in securities (including partnership interests, limited liability company interests, common stock and preferred stock) of other REITs or other entities (including for the purpose of exercising control over such entities) that invest in multifamily properties or otherwise have similar investment objectives. We have no current plans to invest in entities that are not engaged in real estate activities. There are no limitations on the amount or percentage of our total assets that may be invested in any one issuer, other than imposed by the gross income and asset test we must meet in order to remain qualified as a REIT under the Code. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we would intend to divest such securities before any such registration would be required. We do not intend to underwrite securities of other issuers.

We intend to make available to our stockholders our annual reports, including our audited financial statements. After our IPO, we became subject to the information reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. Pursuant to those requirements, we are now required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Operating and Regulatory Structure

REIT Qualification

We have elected and qualified to be taxed as a REIT commencing with our tax year ended December 31, 2011. In addition, we may hold certain of our assets through TRSs, which may be subject to corporate-level income tax at regular rates. Our qualification as a REIT depends on our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions of the Code do not apply, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income or property and to U.S. federal income and excise taxes on our undistributed income.

Investment Company Act Considerations

We intend to conduct our operations so that we and each of our subsidiaries are exempt from registration as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, or the 40% test. “Investment securities” exclude U.S. Government securities and securities of majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in our wholly owned and majority owned subsidiaries, each formed to hold a particular asset.

We intend to conduct our operations so that our company and most, if not all, of its wholly owned and majority owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of our company and each wholly owned and majority owned subsidiary with this test. Because we expect that most of our assets will be real estate investments, we expect that most, if not all, of the company’s wholly owned and majority owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that our company and most, if not all, of its wholly owned and majority owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither we nor any of our wholly owned or majority owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily, or propose to engage primarily, or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and our subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is our majority owned subsidiary is made by us. The Investment Company Act defines a majority owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more companies as majority owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly owned or majority owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If we or any of our wholly owned or majority owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate-related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

We will classify our assets for purposes of the Investment Company Act, including the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, in large measure based upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than twenty years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/80% tests, we will classify the assets in which we invest as follows:

Real Property.  Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, such investments will be classified as real estate-related assets. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.

Securities.  We intend to treat as real estate-related assets debt and equity securities of both non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all the assets consist of qualifying assets or real estate-related assets.

Loans.  Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

Consistent with no-action positions taken by the SEC staff, we will consider any participation in a whole mortgage loan, including B-Notes, to be a qualifying real estate asset only if (1) we have a participation interest in a mortgage loan that is fully secured by real property; (2) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (3) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (4) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (5) if the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

We will base our treatment of any other investments as qualifying assets and real estate-related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the SEC staff.

Qualification for exemption from the definition of “investment company” under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of our company and our subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities, distressed debt, subordinated debt and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

Competition

Our profitability depends, in large part, on our ability to acquire our target assets at attractive prices. We are subject to significant competition in acquiring our target assets. In particular, we will compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, commercial and investment banks, hedge funds, mortgage bankers, commercial finance and insurance companies, governmental bodies and other financial institutions. We also may compete with John A. Williams and his affiliates for investment opportunities. See the section entitled “Risk Factors” included elsewhere in this prospectus. In addition, there are several REITs with similar investment objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs will increase competition for the available supply of real estate-related assets suitable for purchase or origination. Some of our anticipated competitors have greater financial resources, access to lower costs of capital and access to funding sources that may not be available to us. In addition, some of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the Investment Company Act. Furthermore, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, or pay higher prices, than we can. Current market conditions may attract more competitors, which may increase the competition for our target assets. An increase in the competition for such assets may increase the price of such assets, which may limit our ability to generate attractive risk-adjusted returns for our stockholders, thereby adversely affecting the market price of our outstanding stock.

In the face of this competition, we expect to have access to our manager’s and its affiliates’ professionals and their industry expertise, which we believe will provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for potential investments. We expect that these relationships will enable us to compete more efficiently and effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, not having a legacy portfolio also may enable us to compete more effectively for attractive investment opportunities. Although we believe we are well positioned to compete effectively in each facet of our business, there can be no assurance that we will be able to achieve our business goals or expectations due to the extensive competition in our market sector. For additional information concerning these competitive risks, see “Risk Factors.”

Employees

We are externally managed by our manager pursuant to the management agreement between our manager and us. All our officers are employees of our manager or its affiliates. See the section entitled “Our Sponsor, our Manager and the Management Agreement — Management Agreement” included elsewhere in this prospectus.

Legal Proceedings

Neither we nor our subsidiaries nor, to our knowledge, our manager is currently subject to any legal proceedings that we or our manager consider to be material. To our knowledge, none of our properties is currently subject to any legal proceeding that we consider material.

Other Information

Our principal executive offices are located at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339. Our telephone number is (770) 818-4100. Our website is www.pacapts.com. The contents of our website are not part of this prospectus. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.”

Description of Real Estate Investments

The following disclosure replaces in its entirety the section entitled “Description of Real Estate Investments” beginning on page 113 of the Prospectus.

“DESCRIPTION OF REAL ESTATE INVESTMENTS

Properties Owned

The following table provides information as of June 30, 2012 regarding our three multifamily communities.

Current Name of Multifamily Community	Location of Multifamily Community	Number of Units	Average Per Unit Monthly Rents(1)	Purchase Price(2)	Mortgage Debt Amount(4)	Interest Rate(4)	Property Management Agent(3)	Annual Property Management Fee
Summit Crossing	Suburban Atlanta, Georgia	345	$ 918	$33,307,434	$20,862,000	4.71%	An affiliate of our manager	4.0%
Stone Rise	Suburban Philadelphia, Pennsylvania	216	$1,273	$30,584,741	$19,500,000	3.02%(5)	An affiliate of our manager	4.0%
Trail Creek	Hampton Roads, Virginia	204	$1,094	$23,583,054	$15,275,000	3.05%(5)	An affiliate of our manager	4.0%

(1)	Exclusive of additional amounts recoverable from tenants for utilities and rent concessions that may be offered to tenants.
(2)	The purchase price of acquired properties is based on the aggregate value of the tangible and identifiable intangible assets and liabilities acquired.
(3)	Each of the multifamily communities is operated under a management agreement between our manager and PRM, or the property manager, an affiliate of our manager.
(4)	Mortgage debt amount and interest rate at June 30, 2012. Interest rate varies monthly and is calculated by adding 2.77% to the British Banker’s Association’s one month LIBOR Rate for United States Dollar deposits, or LIBOR, for Stone Rise and 2.80% to LIBOR for Trail Creek. LIBOR was 0.245% on June 30, 2012.
(5)	Variable monthly interest rates are capped at 7.25% and 6.85% for Stone Rise and Trail Creek, respectively.

See the section entitled “Certain Relationships and Related Transactions — Agreements With Institutional and Other Investors — Real Estate Property Investments” contained elsewhere in this prospectus.

Summit Crossing

On April 21, 2011, we completed the acquisition of 100% of the membership interests in PAC Summit Crossing, LLC, a Georgia limited liability company (f/k/a Oxford Summit Partners LLC), the fee-simple owner of Summit Crossing, a 345-unit multifamily community located in suburban Atlanta, Georgia, for a total purchase price of $33.2 million, exclusive of acquisition-related and financing-related transaction costs.

We funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage loan in the original principal amount of approximately $20.9 million. The loan bears interest at a fixed rate of interest equal to 4.71% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid, but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. The prepayment premium is the greater of (1) 1% of the loan balance and (2) the present value of the difference in payments implied between the stated interest rate on the loan and the equivalent rate on a U.S. Treasury security whose maturity coincides with the maturity of the loan at the time the prepayment is being calculated. In the case where a U.S. Treasury security does not have a maturity date equal to the maturity date of the loan, the interpolation of the yield between the securities immediately shorter and immediately longer than the maturity of the loan shall be used. At maturity a balance of approximately $14.3 million will be due on the loan, assuming no prior principal prepayment on the loan.

Summit Crossing is a multifamily community consisting of 345 units located in suburban Atlanta, Georgia. The community consists of 26 garden and townhome buildings on a 19-acre landscaped setting. A gated and controlled access community, Summit Crossing is comprised of a unit mix of 83 one-bedroom garden apartment homes, 40 one-bedroom townhomes, 53 two-bedroom garden apartment homes, 166 two-bedroom townhomes and 3 three-bedroom garden apartment homes. The property was constructed in 2007 and its apartment homes have an average size of 1,034 square feet. We believe that the Summit Crossing property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Summit Crossing property.

There are currently nine other apartment communities in the area that we believe are competitive with Summit Crossing, with seven of those properties located two to three miles south in Alpharetta/North Fulton County. Including Summit Crossing, these ten properties total 3,842 units, have an average unit size of 1,094 square feet and an average year of construction of 2000. In addition to existing competitive properties, the market in which Summit Crossing is located currently has three properties in its competitive submarket that are entitled for multifamily development. These projects would represent an aggregate of 1,000 units and all three could potentially start in the next 6-12 months. In addition, an affiliate of the seller of Summit Crossing owns one adjacent parcel entitled for multi-family development that would allow for the future development of a 172 unit community. The company has made a mezzanine loan on an additional 140 unit property adjacent to Summit Crossing. The property broke ground in the second quarter of 2012 and is expecting to deliver units around mid-year 2013.

All the leased space is residential with leases ranging from an initial term of three months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specified point in time indicated) for the last five years is as follows:

At December 31, 2011	95.3%
At December 31, 2010	94.8%
At December 31, 2009	93.8%
At December 31, 2008	85.4%
At December 31, 2007	76.5%

No single tenant occupies 10% or more of Summit Crossing.

The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at Summit Crossing is as follows:

Year ending December 31, 2011	$10,800
Year ending December 31, 2010	$10,476
Year ending December 31, 2009	$10,212
Year ending December 31, 2008	$10,536
Year ending December 31, 2007	$10,728

Property taxes paid on Summit Crossing for the fiscal year ended December 31, 2011 were $153,449.44. Summit Crossing was subject to a tax rate of 2.6624% of its assessed value.

Under a contract with our manager, PRM, an affiliate of our manager, will act as property manager of Summit Crossing. In the opinion of the management of the company, Summit Crossing is adequately covered by insurance.

Stone Rise

On April 15, 2011, we completed the acquisition of 100% of the membership interests in Stone Rise Apartments, LLC, a Delaware limited liability company (f/k/a Oxford Rise JV LLC), the fee-simple owner of Stone Rise, a 216-unit multifamily apartment community located in suburban Philadelphia, Pennsylvania, for a total purchase price of $30.15 million, exclusive of acquisition-related and financing-related transaction costs.

We funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage in the original principal amount of $19.5 million. The loan bears interest at an adjustable interest rate that is calculated each month. The adjustable interest rate is set at 277 basis points above the British Banker’s Association’s one month LIBOR and is capped at 7.25% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid, but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. Prepayment premiums are as follows: Year 1 — 5% of principal being prepaid; Year 2 — 4% of principal being prepaid; Year 3 — 3% of principal being prepaid; Year 4 — 2% of principal being prepaid; and Year 5 to maturity — 1% of principal being prepaid. At maturity a balance of approximately $17.0 million will be due on the loan, assuming no prior principal prepayment on the loan.

Stone Rise is an existing multifamily apartment complex consisting of 216 units located in suburban Philadelphia, Pennsylvania. The community consists of 8 garden buildings on a 20-acre landscaped setting. Stone Rise is comprised of a unit mix of 72 one-bedroom garden apartment homes and 144 two-bedroom garden apartment homes. The property was constructed in 2008 and its apartment homes have an average size of 1,078 square feet. We believe the Stone Rise property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Stone Rise property.

There are currently six other apartment communities in the area that we believe are competitive with Stone Rise. All these properties are located south of Stone Rise nearer to Interstate 76 and Highway 202. Including Stone Rise, the seven properties total 1,602 units, have an average unit size of 1,027 square feet and an average year of construction of 2002. Further, in Chester County, Pennsylvania, the county in which Stone Rise is located, no new construction of multifamily properties is currently on-going or planned. In addition, new construction is constrained due to a current lack of sewer availability that requires any new construction to bear the burden of constructing and maintaining a waste water treatment plant and drip irrigation system. In addition to the specific competitive conditions described above, general competitive conditions affecting Stone Rise include those identified in the section entitled “— Competition” included elsewhere in this prospectus.

All the leased space is residential with leases ranging from an initial term of three months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2011	92.4%
At December 31, 2010	94.0%
At December 31, 2009	79.2%
At December 31, 2008	21.8%
At December 31, 2007	N/A

No single tenant occupies 10% or more of Stone Rise.

The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at Stone Rise is as follows:

Year ending December 31, 2011	$15,047
Year ending December 31, 2010	$14,640
Year ending December 31, 2009	$14,556
Year ending December 31, 2008	$16,284
Year ending December 31, 2007	N/A

Property taxes paid on Stone Rise for the fiscal year ended December 31, 2011 were $358,580.78. Stone Rise was subject to a base property tax rate of 1.6109% of its assessed value.

Under a contract with our manager, PRM, an affiliate of our manager, will act as property manager of Stone Rise. In the opinion of the management of the company, Stone Rise is adequately covered by insurance.

Trail Creek

On April 29, 2011, we, through our indirectly wholly owned subsidiary Trail Creek Apartments, LLC, completed the acquisition of Trail Creek, a 204-unit multifamily townhome community located in Hampton, Virginia, for a total purchase price of $23.5 million, exclusive of acquisition-related and financing-related transaction costs.

We purchased a fee-simple interest in the property from Oxford Trail JV LLC and funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage in the original principal amount of approximately $15.3 million. The loan bears interest at an adjustable interest rate that is calculated each month. The adjustable interest rate is set at 2.80% above LIBOR, and is capped at 6.85% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. Prepayment premiums are as follows: Year 1 — 5% of the loan balance; Year 2 — 4% of the loan balance; Year 3 — 3% of the loan balance; Year 4 — 2% of the loan balance; and Year 5 to maturity — 1% of the loan balance. At maturity a balance of approximately $18.1 million will be due on the loan, assuming no prior principal prepayment on the loan.

Trail Creek is a multifamily community consisting of 204 units located in Hampton, Virginia. The community consists of 20 two-story townhome buildings on approximately 16.92 acres. Trail Creek is comprised of a unit mix of 84 one-bedroom townhomes and 120 two-bedroom townhomes. The property was constructed in 2006 and its townhomes have an average size of 988 square feet. We believe the Trail Creek property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Trail Creek property.

There are currently seven other apartment communities in the area that we believe are competitive with Trail Creek, with five of those properties located within approximately two to three miles of Trail Creek. Including Trail Creek, these eight properties total 1,981 units, have an average unit size of 1,009 square feet and an average year of construction of 2004. In addition to existing competitive properties, the market in which Trail Creek is located currently has three properties either planned or under construction that total 412 units. One of these properties is the 96 unit community the company funded a mezzanine loan on in June of 2012, which has almost completed construction and in which units are being delivered. Completion is scheduled for the third quarter of 2012.

All the leased space is residential with leases ranging from an initial term of three months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specified point in time indicated) for the last five years is as follows:

At December 31, 2011	97.6%
At December 31, 2010	97.3%
At December 31, 2009	94.8%
At December 31, 2008	92.1%
At December 31, 2007	69.3%

No single tenant occupies 10% or more of Trail Creek.

The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at Trail Creek is as follows:

Year ending December 31, 2011	$13,063
Year ending December 31, 2010	$12,528
Year ending December 31, 2009	$12,336
Year ending December 31, 2008	$12,360
Year ending December 31, 2007	$12,180

Property taxes paid on Trail Creek for the fiscal year ended December 31, 2011 were $223,496.80. Trail Creek was subject to a tax rate of 1.04% of its assessed value.

Under a contract with our manager, PRM, an affiliate of our manager, will act as property manager of Trail Creek. In the opinion of the management of the company, Trail Creek is adequately covered by insurance.

Depreciation

The following table sets forth for each asset class within our three owned multifamily communities, the (i) tax basis for U.S. federal income tax purposes, (ii) the method of tax depreciation and (iii) the depreciable life applicable to each asset class for income tax purposes. Each property was individually material to the company as of March 31, 2012.

Property	Address	City	State	Asset Description	Federal Tax Basis	Method(1)	Life Claimed (years)
Stone Rise	900 Selwyn Place	Glenmoore	PA	Building	$20,954,898	ADS	40
Stone Rise	900 Selwyn Place	Glenmoore	PA	Furniture	1,007,273	ADS	6
Stone Rise	900 Selwyn Place	Glenmoore	PA	Furniture	1,836,000	ADS	10
Stone Rise	900 Selwyn Place	Glenmoore	PA	Land Improvements	305,380	ADS	20
Stone Rise	900 Selwyn Place	Glenmoore	PA	Land	2,652,000	Not Applicable	—
Trail Creek	2 Abbott Drive	Hampton	VA	Building	$19,342,279	ADS	40
Trail Creek	2 Abbott Drive	Hampton	VA	Furniture	387,204	ADS	6
Trail Creek	2 Abbott Drive	Hampton	VA	Furniture	1,482,600	ADS	10
Trail Creek	2 Abbott Drive	Hampton	VA	Land Improvements	253,856	ADS	20
Trail Creek	2 Abbott Drive	Hampton	VA	Land	3,450,000	Not Applicable	—
Summit Crossing	3920 Ivy Summit Court	Cumming	GA	Building	$26,456,939	ADS	40
Summit Crossing	3920 Ivy Summit Court	Cumming	GA	Furniture	941,609	ADS	6
Summit Crossing	3920 Ivy Summit Court	Cumming	GA	Furniture	2,687,750	ADS	10
Summit Crossing	3920 Ivy Summit Court	Cumming	GA	Land Improvements	437,898	ADS	20
Summit Crossing	3920 Ivy Summit Court	Cumming	GA	Land	6,950,000	Not Applicable	—

(1)	Depreciation methods and life claimed for each asset class is determined by reference to the IRS-mandated method for depreciating assets placed into service after 1986, known as the Modified Accelerated Cost Recovery System (MACRS). The Alternative Depreciation System, or ADS method, elected by the company applies depreciation rates on a straight-line basis over the depreciable life of the asset.

Real Estate Loan Investments

Oxford Hampton Mezzanine Loan

On June 30, 2011, we, through our indirectly wholly owned subsidiary, Trail Creek Mezzanine Lending, LLC, made the $6.0 million Oxford Hampton Mezzanine Loan to Oxford Hampton Partners LLC, a Georgia limited liability company, in connection with the borrower’s plans to construct a 96-unit multifamily community in Hampton, Virginia located adjacent to our existing Trail Creek community. The borrower was required to fully draw down the Oxford Hampton Mezzanine Loan on June 30, 2011. WRF has contributed 100% of the cash equity in Oxford Hampton Partners LLC to date.

The Oxford Hampton Mezzanine Loan matures on June 29, 2016, with no option to extend and pays interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest (including the exit fee) due at maturity. Under the terms of a purchase option agreement entered into concurrently with and in connection with the closing of the Oxford Hampton Mezzanine Loan, the lender has an option (but not an obligation) to purchase the property between and including April 1, 2014 and June 30, 2014 for $17,825,600, which is the amount of the aggregate project costs as set forth in the approved construction budget on the closing date. If the property is sold to, or refinanced by, a third party before July 1, 2014, the lender will be entitled to receive an exit fee equal to the amount required to provide it with a 14% cumulative internal rate of return on the loan. If the property is sold to, or refinanced by, a third party on or after July 1, 2014, then the lender will be entitled to receive an exit fee equal to the amount required to provide it with a 12% cumulative internal rate of return on the loan. The calculation of the cumulative internal rate of return will include the fees received by the lender at the closing of the Oxford Hampton Mezzanine Loan. Since the minimum exit fee, assuming the purchase option is not exercised is the amount needed to provide a 12% cumulative internal rate of return, the lender will accrue each period the additional exit fee earned based on the 12% rate assuming the loan was paid off at period end. The accrued exit fee will be recorded as interest income in the consolidated statements of operations the company. As of June 30, 2012, the lender earned approximately $64,250 of additional exit fee income.

If the lender exercises the purchase option and acquires the property, any accrued and unpaid exit fee will be treated as additional basis in the acquired project.

The Oxford Hampton Mezzanine Loan is secured by a pledge of 100% of the membership interests of the borrower. Partial prepayment of the Oxford Hampton Mezzanine Loan is not permitted without the lender’s consent. The Oxford Hampton Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of $10 million that is held by an unrelated third party. W. Daniel Faulk, Jr. and Richard A. Denny, both unaffiliated third parties, have guaranteed to us the completion of the project in accordance with the plans and specifications. This guaranty is subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the lender and the senior lender.

In connection with the closing of the Oxford Hampton Mezzanine Loan, the lender received a loan fee of 2% of the loan amount, or $120,000, and a loan commitment fee of $14,333. From the loan fee paid in connection with the closing of the Oxford Hampton Mezzanine Loan, we paid a fee of $60,000, or 1.0% of the maximum loan amount, to our manager, as an acquisition fee pursuant to the management agreement of which WOF received $600 through its special limited liability company interest in our manager. In addition, the borrower used proceeds of the Oxford Hampton Mezzanine Loan to pay approximately $302,300 to WRF to retire an outstanding short-term loan from WRF that matured on the closing date of the Oxford Hampton Mezzanine Loan. The net fees received by us will be recognized as an adjustment of yield over the term of the loan using the effective interest method.

Oxford Summit II Mezzanine Loan

On May 7, 2012, Summit Crossing Mezzanine Lending LLC, a wholly owned subsidiary of our operating partnership, made the $6,103,027 Oxford Summit II Mezzanine Loan to Oxford Summit Apartments II LLC, a Georgia limited liability company, in connection with the borrower’s plans to construct a 140-unit multifamily community in suburban Atlanta, Georgia. The full amount of the Oxford Summit II Mezzanine Loan was funded by the lender to the borrower on the closing date.

A portion of the proceeds of the Oxford Summit II Mezzanine Loan were used by the borrower to purchase from Oxford Forsyth Development LLC the land on which the borrower will construct the property. The seller used a portion of the purchase price to pay down a portion of a loan guaranteed by John A. Williams, which originally was obtained by the seller to acquire, in part, the land on which the property is to be constructed. The terms of the Oxford Summit II Mezzanine Loan and the overall transaction structure were approved by our conflicts committee, which consists entirely of independent directors not otherwise interested in the transaction.

In connection with the closing of the Oxford Summit II Mezzanine Loan, the lender received a loan fee of 2% of the maximum loan amount, or $122,061. In addition, we paid a fee of $61,030, or 1.0% of the maximum loan amount, to our manager as an acquisition fee in accordance with the terms of the management agreement of which WOF received $610 through its special limited liability interest in our manager. The net fees received by us will be recognized as an adjustment of yield over the term of the loan using the effective interest method.

The Oxford Summit II Mezzanine Loan matures on May 8, 2017, with no option to extend, and bears interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest due at maturity. The Oxford Summit II Mezzanine Loan is secured by a pledge of 100% of the membership interests in the borrower. Prepayment of the Oxford Summit II Mezzanine Loan is permitted in whole, but not in part, without lender consent. The Oxford Summit II Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of approximately $12.4 million that is held by an unrelated third party. W. Daniel Faulk, Jr. and Richard A. Denny, both unaffiliated third parties, have guaranteed to us the completion of the project in accordance with the plans and specifications and have provided a full payment guaranty. These guaranties are subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the lender and the senior lender.

Under the terms of a purchase option agreement entered into concurrently and in connection with the closing of the Oxford Summit II Mezzanine Loan, the lender has an option (but not an obligation) to purchase the property between and including October 1, 2014 and February 28, 2015 for a pre-negotiated purchase price of $19,254,155. If the property is sold to, or refinanced by, a third party at any time, or is paid off at any time, the lender will be entitled to an exit fee to increase the aggregate interest paid on the Oxford Summit II Mezzanine Loan to 14.0% per annum, provided, however, that such exit fee shall not be required to be paid if the lender or a wholly owned direct or indirect subsidiary of the lender acquires the property. Since the exit fee, assuming the purchase option is not exercised, is the amount needed to increase the aggregate interest paid on the Oxford Summit II Mezzanine Loan to 14.0% per annum, the lender will accrue each period the additional exit fee earned based on the 14.0% rate assuming the loan was paid off at period end. The accrued exit fee will be recorded as interest income in the consolidated statements of operations of the company. If the lender exercises the purchase option and acquires the property, any accrued and unpaid exit fee will be treated as additional basis in the acquired project. As of June 30, 2012, the lender earned approximately $55,596 of additional exit fee income.

Iris Bridge Loan

On June 29, 2012, Iris Crosstown Mezzanine Lending, LLC, a wholly-owned subsidiary of our operating partnership, made the $2,868,471 Iris Bridge Loan to Iris in connection with the borrower’s acquisition of a parcel of land located in suburban Tampa, Florida, upon which a multifamily community is to be constructed.

The Iris Bridge Loan matures on December 31, 2012, with no option to extend and pays interest at a rate of 8.0% per annum. Interest will be paid monthly with the principal and any accrued but unpaid interest (including the exit fee) due at maturity. If the property is sold to, or refinanced by, a third party the lender will be entitled to an exit fee to increase the aggregate interest paid on the Iris Bridge Loan to 14.0% per annum.

The Iris Bridge Loan is secured by a mortgage, an assignment of project documents and unconditional guaranties of payment and performance by W. Daniel Faulk, Jr., Richard A. Denny and J. Michael Morris, unaffiliated parties and principals of the borrower.

In connection with the closing of the Iris Bridge Loan, we received a loan fee of 2% of the loan amount, or $57,369, and we paid a fee of $28,685, or 1.0% of the loan amount, to our manager as an acquisition fee pursuant to the management agreement of which WOF received $286 through its special limited liability company interest in our manager. The net fees received by us will be recognized as an adjustment of yield over the term of the loan using the effective interest method.

Other Loan Investments

Oxford Properties Loan

On March 26, 2012, we made the $650,000 Oxford Properties Loan to Oxford Properties, LLC, a Georgia limited liability company, in the form of a promissory note. The loan bears interest at 15% per annum and interest only payments were due beginning May 1, 2012, and continue on a monthly basis until the maturity date of September 30, 2012. Oxford Properties, LLC may prepay the loan at any time, in whole or in part, without penalty. The amounts payable under the terms of the loan are backed by a personal guaranty of repayment issued by the principals of Oxford Properties, LLC.

Madison Retail Loan

On May 21, 2012, we made the up to $575,000 Madison Retail Loan to Madison Retail, LLC, a Georgia limited liability company, in the form of a promissory note. The loan bears interest at 15% per annum and interest only payments were due beginning June 1, 2012, and continue on a monthly basis until the maturity date of September 30, 2012. Madison Retail, LLC may prepay the loan at any time, in whole or in part, without penalty. The amounts payable under the terms of the loan are backed by a personal guaranty of repayment issued by the principal of Madison Retail, LLC. The amount drawn by Madison Retail, LLC as of June 30, 2012 was $255,290.

The Manager Loan

On August 21, 2012, our operating partnership entered into the Manager Loan with our manager. The loan bears interest at 8.0% per annum and interest only payments are due beginning September 1, 2012, and continue on a monthly basis until the maturity date of July 31, 2013. Our manager may prepay the loan at any time, in whole or in part, without penalty. The amounts payable under the terms of the Manager Loan are secured by the amounts payable to our manager under the Management Agreement.”

Our Management

The following paragraph is added at the beginning of the section under the heading “Our Management” on page 118 of the Prospectus.

“Set forth below is certain information regarding our management. This information should be considered in conjunction with the information in our Definitive Proxy Statement on Schedule 14A in connection with our most recent annual meeting of stockholders, which is incorporated by reference into this prospectus.”

The following table replaces in its entirety the table on page 119 of the Prospectus.

“Name	Age	Position(s)
John A. Williams	69	Chief Executive Officer and Chairman of the Board
Leonard A. Silverstein	54	President and Chief Operating Officer
Michael J. Cronin	57	Executive Vice President, Chief Accounting Officer and Treasurer
William F. Leseman	52	Executive Vice President — Property Management
Daniel M. DuPree	65	Independent Director and Vice Chairman of the Board
Timothy A. Peterson	47	Independent Director
Steve Bartkowski	59	Independent Director
Gary B. Coursey	72	Independent Director
Howard A. McLure	55	Independent Director”

The following language replaces in its entirety the first sentence of the first full paragraph immediately following the table on page 119 of the Prospectus.

“John A. Williams has served as the Chief Executive Officer and Chairman of our company since our formation in 2009 and is our sponsor. Mr. Williams served as the President of our company from our formation in 2009 until August, 2012.”

The following language replaces in its entirety the penultimate sentence of the last full paragraph on page 119 of the Prospectus

“John A. Williams is and has for many years been very active in varied philanthropic activities, outreaches, and organizations in Georgia and around the world.”

The third and fourth paragraphs on page 120 of the Prospectus are deleted in their entirety.

The following language replaces in its entirety the last sentence of the penultimate paragraph on page 120 of the Prospectus.

“The Settlement Agreement is expected to be entered into soon, but there can be no assurance, however, that the Settlement Agreement will be executed.”

The following language replaces in its entirety the first two sentences of the second full paragraph on page 121 of the Prospectus.

“Leonard A. Silverstein has served as President and Chief Operating Officer since August, 2012. Prior to such time, Mr. Silverstein served as Executive Vice President, General Counsel, Secretary and Vice Chairman of our company since our formation in 2009. Mr. Silverstein has also served as General Counsel (since February 2005) and President (since December 1, 2011) of WRA and Chief Operating Officer of Corporate Holdings, LLC, a company that is involved in real estate development, real estate acquisition and management of real estate, since October 2004.”

The fourth paragraph on page 121 of the Prospectus is deleted in its entirety.

The following language replaces in its entirety the first sentence of the sixth paragraph on page 121 of the Prospectus.

“Michael J. Cronin has served as Executive Vice President of our company since August, 2012. In addition, Mr. Cronin has served as Chief Accounting Officer and Treasurer of the company since our formation in 2009.”

The following language replaces in its entirety the first sentence of the first full paragraph on page 122 of the Prospectus.

“Daniel M. DuPree has served as Vice Chairman of our company since August, 2012. Mr. DuPree was elected to our board as a Director effective as of March 31, 2011. In addition, Mr. DuPree has been designated as our lead director by the independent directors to preside over executive sessions of non-management directors.”

The following language replaces in its entirety the second sentence of the third full paragraph on page 122 of the Prospectus.

“Since 2003, Mr. Peterson has been a partner, Chief Financial Officer and member of the Investment Committee of Altman Development Corporation, a real estate development company that builds multifamily homes, where his primary responsibilities have been overseeing capital markets activities, financial reporting, strategic planning and budgeting.”

The second sentence of the first paragraph on page 123 of the Prospectus is deleted in its entirety.

The following language replaces in its entirety the third sentence of the sixth paragraph on page 123 of the Prospectus.

“He founded Gary B. Coursey & Associates Architects, Inc., a LEED certified firm, in 1971 and has built an innovative architectural practice focused on a high level of creativity and design.”

The following language replaces in its entirety the second sentence of the last paragraph on page 123 of the Prospectus.

“Since May 2011, Mr. McLure has served as Chairman and Chief Executive Officer of Change Healthcare Corporation, a provider of healthcare cost transparency services to self-insured employers who sponsor high deductible health care benefit plans.”

The last sentence of the first paragraph on page 124 of the Prospectus is deleted in its entirety.

The following disclosure replaces in its entirety the second paragraph on page 124 of the Prospectus.

“A shareholder derivative lawsuit was filed in December 2009 in the federal court in Rhode Island against CVS Caremark Corporation and its directors and certain officers, including Mr. McLure, which includes allegations of, among other things, securities fraud, insider trading and breach of fiduciary duties and further alleges that CVS Caremark Corporation was damaged by the purchase of stock at allegedly inflated prices under its share repurchase program. Mr. McLure has informed us of his belief that any allegations made against him in this lawsuit are without merit and that he plans to defend against them vigorously.”

The following disclosure replaces in its entirety the section entitled “Our Management — Corporate Governance — Board of Directors and Committees — Independent Directors” beginning on page 125 of the Prospectus.

“Independent Directors.  Our board of directors has determined that each of our independent directors is independent within the meaning of the applicable (i) requirements set forth in the Exchange Act and the applicable SEC rules, and (ii) rules of the NYSE MKT.

To be considered independent under the NYSE MKT rules, the board of directors must determine that a director does not have a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us, our sponsor, our manager or any of our or its respective affiliates). Under the NYSE MKT rules, a director will not be independent if:

•	the director is, or during the past three years was, employed by our company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);
•	the director accepted or has an immediate family member who accepted any compensation from our company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:
º	compensation for board or board committee service,
º	compensation paid to an immediate family member who is an employee (other than an executive officer) of our company,
º	compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or
º	benefits under a tax-qualified retirement plan, or non-discretionary compensation;
•	the director is an immediate family member of an individual who is, or at any time during the past three years was, employed by our company as an executive officer;
•	the director is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which our company made, or from which our company received, payments (other than those arising solely from investments in our company’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization’s consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;
•	the director is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years of any of our company’s executive officers serve on the compensation committee of such other entity; or

•	the director is, or has an immediate family member who is, a current partner of the company’s outside auditor, or was a partner or employee of the company’s outside auditor who worked on the company’s audit at any time during any of the past three years.”

The following sentence is added immediately following the first sentence of the first full paragraph under the heading “Our Management — Corporate Governance - Board of Directors and Committees — Conflicts Committee” on page 126 of the Prospectus.

“Our conflicts committee operates pursuant to a written charter adopted by our board of directors.”

The following disclosure replaces in its entirety the second paragraph under the heading “Our Management  — Executive and Director Compensation — Compensation of Directors” on page 126 of the Prospectus.

“We compensate each of our independent directors with an annual fee of $50,000. Additionally, if an independent director also serves as our Vice Chairman of the Board, we compensate such independent director with an annual fee of an additional $50,000. We also pay an additional $10,000 annual retainer to the chair of our audit committee. In addition, we pay independent directors a fee of $2,000 per meeting for attending committee meetings. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees thereof. If a director is also one of our officers, we will not pay that director any compensation for services rendered as a director. We may issue shares of our common stock pursuant to our stock incentive plan in lieu of paying an independent director his or her annual fees and/or meeting fees in cash.

All fees paid to our independent directors have been paid in shares of restricted common stock. However, we have paid the additional fee to our Vice Chairman of the Board in Class B limited partnership interests in our operating partnership. See the section entitled “Summary of Our Operating Partnership Agreement — Class B Units.” Any fees owed to our independent directors through April 2013 also will be paid in shares of restricted common stock, other than the additional fee paid to our Vice Chairman of the Board, which we intend to pay in Class B limited partnership interests in our operating partnership. In determining the number of shares granted for committee meeting attendance in 2011, our compensation committee used the volume weighted average price per share of our common stock for the five trading day period ended on the date prior to the meeting. Currently, our compensation committee intends to use the same method for calculating the number of shares to grant for all fees owed through April 2013. Our audit committee waived any fees for three of the audit committee’s six meetings held during 2011. After April 2013, any such fees may be paid in cash or stock. In determining the number of shares granted for the annual fees paid to our independent directors for 2011 – 2012, our compensation committee used the IPO price of $10.00 per share to determine the number of shares granted. If we elect to pay our independent directors in cash, subject to the consent of the compensation committee, each independent director may elect to receive his or her annual fees and/or meeting fees in the form of shares of our common stock or a combination of shares of our common stock and cash. The vesting schedule for fees paid to our independent directors in shares of our common stock will be determined by the compensation committee in connection with such award. None of the members of our board of directors will be entitled to any fees for serving on the board of directors except as set forth above or unless the board of directors unanimously determines otherwise.”

The first paragraph and the table with accompanying footnote that immediately follows on page 127 of the Prospectus is deleted in its entirety.

The following language replaces in its entirety the first two sentences of the first paragraph under the heading “Our Management — Executive and Director Compensation — Compensation of Officers” on page 127 of the Prospectus.

“Our officers currently do not receive any cash compensation from us for their services as our officers and we have no plans for our officers to receive cash compensation in 2012. We intend to compensate our officers in accordance with our stock incentive plan and we plan to continue this form of compensation for 2012 and 2013.”

The following language replaces in its entirety the first sentence of the penultimate paragraph on page 129 of the Prospectus.

“If Section 409A of the Code applies to any of the awards issued under the plan described above, or if Section 409A of the Code applies to any other arrangement or agreement that we may make, and if such award, arrangement or agreement does not meet the timing and other requirements of Section 409A of the Code, then (i) all amounts deferred for all taxable years under the award, arrangement or agreement would be currently includible in the gross income of the recipient of such award or of such deferred amount to the extent not subject to a substantial risk of forfeiture and not previously included in the gross income of the recipient, (ii) interest at the underpayment rate plus 1% would be imposed on the underpayments that would have occurred had the compensation been includible in income when first deferred (or, if later, when not subject to a substantial risk of forfeiture), and (iii) a 20% additional tax would be imposed on the recipient with respect to the amounts required to be included in the recipient’s income.”

Our Sponsor, Our Manager and the Management Agreement

The following disclosure replaces in its entirety the disclosure under the heading “Our Sponsor, Our Manager and the Management Agreement — General” on page 132 of the Prospectus.

“We are externally managed and advised by our manager which is controlled by John A. Williams and Leonard A. Silverstein. The executive offices of our manager are located at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339, and the telephone number of our manager’s executive offices is (770) 818-4100. Since formation, and currently, our manager’s sole business is to manage our day-to-day operations.

Set forth below is certain information regarding our management. This information should be considered in conjunction with the information in our Definitive Proxy Statement on Schedule 14A in connection with our most recent annual meeting of stockholders, which is incorporated by reference into this prospectus.”

The following table replaces in its entirety the table on page 132 of the Prospectus.

“Name	Age	Position(s)
John A. Williams	69	Chief Executive Officer
Leonard A. Silverstein	54	President and Chief Operating Officer
Michael J. Cronin	57	Executive Vice President, Chief Accounting Officer and Treasurer
William F. Leseman	52	Executive Vice President — Property Management”

The following language replaces in its entirety the last sentence of the first full paragraph on page 135 of the prospectus.

“For 2011 and the period ended June 30, 2012, we reimbursed $203,852 and $76,871, respectively, to our manager for compensation expense incurred by our manager in connection with assisting us with this offering. For the remainder of 2012 and 2013, we currently anticipate reimbursing our manager for similar compensation expenses incurred in connection with this offering. None of these compensation reimbursements were for services rendered by any of our executive officers and we currently do not intend to reimburse our manager for any compensation expenses of our executive officers for the remainder of 2012 or 2013.”

The table and accompanying footnote on page 135 of the Prospectus is deleted in its entirety.

The following language replaces in its entirety the first sentence of the first paragraph under the heading “Our Sponsor, Our Manager and the Management Agreement — Management Agreement — Fees Payable Upon Termination of the Management Agreement” on page 135 of the Prospectus.

“If the management agreement is terminated by reason of a change of control of our company, by us without cause (upon the vote of at least 75% of our independent directors) in connection with the expiration of a renewal term, by the manager for good reason or upon our liquidation, the manager will be entitled to receive payment of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination.”

The following disclosure replaces in its entirety the section entitled “Our Sponsor, Our Manager and the Management Agreement — Management Compensation” beginning on page 136 of the Prospectus.

“Management Compensation

The following table summarizes the fees and expense reimbursements that we will pay to our manager (or persons affiliated with or related to our manager, including our officers):

Type of Compensation	Determination of Amount
Offering, Acquisition and Operational Stage
Acquisition Fees	Fees payable to our manager in the amount of 1.0% of the gross contract purchase price of the property, loan or other real estate-related investment purchased or made, as applicable, for services in connection with selecting, evaluating and acquiring or making such investment. For purposes of this prospectus, “gross contract purchase price” means the amount actually paid or allocated in respect of the acquisition of a property or the amount actually paid or allocated in respect of the purchase or issuance of loans or other real-estate related investments, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment, but exclusive of acquisition fees. The gross contract purchase price allocable for an investment held through a joint venture shall equal the product of (i) the gross contract purchase price, determined as stated above, and (ii) the direct or indirect ownership percentage in the joint venture held directly or indirectly us.
Acquisition Expenses(1)	We will reimburse our manager for expenses actually incurred (including personnel costs) related to selecting, evaluating and making investments on our behalf, regardless of whether we actually make the related investment. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the applicable employee of our manager and the corresponding payroll and payroll related costs incurred by our manager. In addition, we also will pay third parties, or reimburse our manager or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs, regardless of whether we acquire the related assets.
Asset Management Fee(2)	We will pay our manager a monthly fee equal to one-twelfth of 0.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets and amounts actually paid or allocated in respect of the issuance of loans, before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs). This fee will be payable monthly in arrears, based on assets held by us on the last date of the prior month, adjusted for appropriate closing dates for individual investments.

Type of Compensation	Determination of Amount
Property Management and Leasing Fee(2)	We will pay our manager a monthly fee equal to 4% of the monthly gross revenues of our properties managed, for services in connection with the rental, leasing, operation and management of our properties and the supervision of any third parties that are engaged by our manager to provide such services. Our manager may subcontract the performance of its property management and leasing services duties to third parties or affiliates and pay all or a portion of its property management fee to such persons with whom it contracts for these services. Our manager will be responsible for all fees payable to third parties or affiliates in connection with subcontracted property management and leasing duties. The property management and leasing fee will be payable monthly in arrears, based on the actual gross revenues for the prior month.
General and Administrative Expenses Fee(1)(2)(3)	We will pay our manager a monthly fee equal to 2% of our monthly gross revenues.
Disposition Fee on Sale of Assets	We may pay our manager a commission upon the sale of one or more of our properties or other assets in an amount equal to the lesser of (a) one-half of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset, and (b) 1% of the sale price of the asset. Payment of such fee may be made only if the manager provides a substantial amount of services in connection with the sale of the asset as determined by a majority of our independent directors. In addition, the amount paid when added to all other commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of (1) the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset and (2) an amount equal to 6% of the sale price of such asset.
Construction Fee, Development Fee and Landscaping Fee	We will pay our manager a construction fee, development fee and landscaping fee at market rates customary and competitive in light of the size, type and location of the asset in connection with the construction, development or landscaping of a property, or for management and oversight of expansion projects and other capital improvements.
Reimbursement of Certain Offering Expenses	We will reimburse our manager up to 1.5% of gross offering proceeds for actual expenses incurred in connection with this offering. Such offering expenses include all expenses to be paid by us in connection with this offering, such as our legal, accounting, printing, mailing and filing fees, charges of our escrow agent and transfer agent, and reimbursement of bona fide, itemized and detailed due diligence expenses of our dealer manager.
Accrued Fees Upon Termination	If the management agreement is terminated by reason of a change of control of our company, by us without cause (upon the vote of at least 75% of our independent directors) in connection with the expiration of a renewal term, by the manager for good reason or upon our liquidation, the manager will be entitled to receive payment of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination.

Type of Compensation	Determination of Amount
Liquidation Stage
Special Limited Partnership Interest	Our manager has a special limited partnership interest in our operating partnership entitling it to distributions from our operating partnership equal to 15% of any net sale proceeds from an asset (which equals the proceeds actually received by us from the sale of such asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our manager in connection with the sale of the asset, less expenses allocable to the sold asset) remaining after the payment of (i) the capital and expenses allocable to all realized investments (including the sold asset), and (ii) the 7% Priority Return on such capital and expenses; provided, however, that all accrued and unpaid dividends on our preferred stock have been paid in full. This distribution with respect to the special limited partnership interest is payable upon the sale of an asset even if holders of our preferred stock have not received a return of their capital, but only after the holders of our preferred stock have received payment in full of all accrued and unpaid dividends on our preferred stock. It is also possible that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of our preferred stock receive a return of their capital.
The special limited partner shall be entitled to tax distributions, at our sole discretion as the general partner, provided such distributions do not prevent us from satisfying the requirements for qualification as a REIT. Any tax distributions shall offset future distributions to which the special limited partner is entitled.

(1)	Amounts paid in respect of acquisition expenses and the general and administrative expenses fee include our portion of any expenses incurred by our manager on behalf of joint ventures in which we are a participant.
(2)	The total amount of the asset management, property management and leasing and general and administrative fees and expenses paid or reimbursed to our manager will be capped at 1.5% of total value of our assets (including cash and cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs).
(3)	In addition to the general and administrative expenses fee, we may reimburse our manager for certain costs and expenses it incurs in connection with the services it provides to us, including, but not limited to, personnel costs. See the section entitled “Our Sponsor, our Manager and the Management Agreement — Management Agreement” included elsewhere in this prospectus for details relating to these additional costs and expenses.

Through July 31, 2012, we have incurred approximately $9.8 million for organization and offering expenses related to the IPO and this offering. From September 18, 2009 (date of inception) through July 31, 2012, we have paid our manager approximately $1.0 million for acquisition fees, $511,000 for property management fees, $674,000 for asset management fees and $272,000 for general and administrative expenses fees. WOF, through its special limited partnership interest in our manager, which entitles WOF to receive 1% of the manager’s gross revenues, received an aggregate of approximately $24,000 from such fees.”

The following language replaces the third sentence of the second paragraph under the heading “Our Sponsor, Our Manager and the Management Agreement — 1% Manager Revenue Interest” on page 141 of the Prospectus.

“Our manager and WOF have agreed that, any time after April 5, 2012, either party may trigger a sale of the 1% Manager Revenue Interest to the manager.”

The following disclosure is added immediately following the section entitled “Our Sponsor, Our Manager and the Management Agreement — 1% Manager Revenue Interest” on page 141 of the Prospectus.

“Our Sponsor — John A. Williams

John A. Williams has directed and coordinated the development, construction, and management of more than $5 billion in real estate developments for more than four decades. Approximately $3.5 billion of this activity has focused on multifamily housing, with the balance in other property types, including hotels, condominiums and offices.

Our sponsor founded Post Properties, Inc. (PPS: NYSE), or Post Properties, in 1970, and directed its activities as a private company until 1993, by which time Post Properties had become a vertically integrated real estate company with over 14,000 apartment units and over 900 employees. Post Properties completed an initial public offering, or the Post IPO, of its shares in 1993. From the Post IPO through 2002, Post Properties developed or acquired an additional 52 properties totaling 17,702 apartment units. Mr. Williams continued as Chief Executive Officer of Post Properties until July 2002 and as Chairman of the Post Properties board of directors until March 2003, at which time Post Properties had a total of 79 properties containing 29,199 units, a total market capitalization of approximately $2.9 billion and had averaged FFO growth of 7% per year commencing with the Post IPO. Since its founding, Post Properties focused on the development, acquisition, management, and ownership of upscale multifamily apartment communities in Georgia, Arizona, California, Colorado, Florida, Mississippi, New York, North Carolina, Tennessee, Texas and the greater Washington D.C. metropolitan area.

Mr. Williams has been a national leader in the urban development concept. He is widely credited with coining the phrases “Smart Growth” and “Live, Work, Play.” His urban mixed-use projects have won numerous local and national awards. He also was an early pioneer in green development having advocated for recycling in apartment communities, superior insulation, energy efficient appliances, and environmentally conscious building materials. His early efforts and vision led to many of the LEED standards that are used today.

Among the 40 awards, honors and medals Mr. Williams has received over his 43 years in the industry include being named “Entrepreneur of The Year,” by both Stanford Business School and Ernst & Young in 1990 and 1988 respectively. He has been given The Wall Street Transcript “CEO Award for Commercial Real Estate,” in 1995 along with being named “CEO of The Year,” by Financial World, in 1996. Mr. Williams was listed on National Real Estate Investor’s list of “The 20th Century’s Most Influential Developers,” along with Atlanta Business Chronicle’s award for “Atlanta Residential Developer of The Decade,” for the 1990s, followed by Harvard Business School extending its “Community Leadership Award” to Mr. Williams in 2000. He has received numerous honors and awards from Cobb County, Georgia, including “The Mack Henderson Public Service Award” in 2005. Mr. Williams was inducted into the Multi-Housing News Hall of Fame: First Class in 2004, and given the Four Pillar Award in 2007 by The Council for Quality Growth. In the spring of 2008, Mr. Williams was inducted into the Georgia State University J. Mack Robinson College of Business Hall of Fame as well as the Georgia Institute of Technology College of Management Hall of Fame.

While serving as the initial Chairman of the Cobb-Marietta Coliseum and Exhibit Hall Authority, Mr. Williams was responsible for leading the effort to build the $200 million Exhibition Meeting Venue and Ballroom complex. These facilities were completed in 1995. The large ballroom, one of the largest in the south, was named “The John A. Williams Ballroom.” He also led the effort to build the state-of-the-art Cobb Energy Performing Arts Centre which cost $150 million. The 2,800 seat main theatre is named “The John A. Williams Theatre.”

See the section “Management — Our Directors and Executive Officers” included elsewhere in this prospectus.

Development Funds

Williams Realty Fund I

In February of 2005, WRA, an affiliate of our sponsor, commenced the operations of WRF. Mr. Williams is Chief Executive Officer of WRA, the sole manager of WRF. WRF closed with $100 million of capital commitments from 91 investors in November of 2005. As of June 30, 2012, WRF has committed approximately $102 million in capital to 34 separate real estate development projects. WRF’s primary strategy was to invest in real estate development projects across a variety of property types. WRF’s investments are spread across several property types including rental apartments, for-sale condominiums, retail, senior housing, industrial warehouse, hotels, residential lots and office.

The aggregate budgeted costs for development of WRF’s projects total over $1 billion. In addition to WRF’s investments, these projects are financed with first mortgages from banks and other financial institutions, mezzanine debt, and equity co-investment from various sources. All the development properties in WRF are new construction. As of June 30, 2012, seventeen properties have been sold, yielding an internal rate of return based on actual cash distributions to WRF for assets sold of approximately 2.5% to WRF (before fees and expenses) and approximately -1.6% to WRF (after fees and expenses have been allocated to the sold assets) and generating approximately $32.4 million in cash distributions by WRF to its investors which is a return of approximately 69% of the invested capital with respect to all sold assets, where all such distributions to WRF’s investors have been paid from the sale and/or refinancing of WRF’s properties and none of such distributions have been paid from cash generated by operations. However, when all WRF’s asset dispositions as of June 30, 2012 are included (including any assets lost to a foreclosure, a deed in lieu of foreclosure or any other disposition or loss that is not an arm’s-length sale), the internal rate of return based on actual cash distributions to WRF from all disposed assets is approximately -21.3% to WRF (before fees and expenses) and approximately -25.9% to WRF (after fees and expenses have been allocated to all the disposed assets) and the approximately $32.4 million in cash distributions by WRF to its investors is a return of approximately 36% of the invested capital with respect to all disposed assets.

The combination of the downturn in the economy and the lingering effects of the U.S. financial crisis has severely impacted the residential and commercial real estate markets. Real estate values have decreased significantly, and the lack of credit has made refinancing or selling commercial real estate hard in today’s market. Consequently, WRF’s transaction activity has been severely curtailed. As a result of these difficult conditions, the remaining assets in WRF face formidable challenges. Any project with a residential for-sale component, such as condos or lots, faces significantly longer sell-out periods and lower sales prices than originally anticipated. WRF’s retail, hotel, and senior rental projects face more protracted lease-up periods and lower rents than originally anticipated. Even WRF’s remaining apartment properties, which are generally stabilized at 95%+ occupancy, continue to suffer from some diminution in value due to lower rental rates and increased cap rates.

Another challenge exists with respect to existing loans. A majority of WRF’s projects were commenced in 2005 and 2006 and were financed with three year construction loans, typically with extension options. Many of these loans have matured or will mature in the near future. Others projects have exhausted the interest carry allowances in their construction loan budgets. Since WRF investments, like other borrowers, have few, if any, refinancing or recapitalization options available in today’s market, existing lenders must either extend these loans or take back the underlying properties. WRF’s strategy is to attempt to work out acceptable loan extensions with its existing lenders that will enable it to hold these properties until they can be stabilized and sold in a more favorable transaction market. As of December 31, 2011, WRF had two loans related to two of its properties that were in default and that represented approximately 21.0% of WRF’s projects’ outstanding indebtedness. As of June 30, 2012, WRF had lost through short sales, foreclosures and deeds in lieu of foreclosure the following ten projects that, in the aggregate, constituted approximately 42.5% of WRF’s invested capital: (1) a project with 70 residential lots located in Atlanta, Georgia in which WRF’s investment of approximately $3.2 million was lost in a short sale in December 2009; (2) a project with 45 condominiums and a 127-room hotel located in Atlanta, Georgia in which WRF’s investment of approximately $12.5 million was lost in a foreclosure sale in February 2010; (3) a project with 94 condominiums located in Atlanta, Georgia in which WRF’s investment of approximately $1.6 million was lost in a foreclosure sale in May 2010; (4) a project with 232 apartments located in Atlanta, Georgia in which WRF’s investment of approximately $0.4 million was lost through a deed in lieu of foreclosure in June 2010; (5) a project with 65 condominiums located in Nashville, Tennessee in which WRF’s investment of approximately $4.5 million was lost in a short sale in September 2010; (6) a project with approximately 133,000 square feet of retail space located in Covington, Georgia, in which WRF’s investment of approximately $3.4 million was lost in a foreclosure sale in October 2010; (7) a project with approximately 120 residential lots located in Atlanta, Georgia in which WRF’s investment of $0.5 million was lost in a short sale transaction in July 2011; (8) a 193-unit luxury senior independent living facility in Atlanta, Georgia in which WRF’s investment of approximately $2.9 million was lost in transaction in June of 2011 where WRF transferred its ownership interest to its partner in exchange for a full release; (9) a pre-development project located in Coral Gables, Florida in which WRF’s investment of approximately $10.3 million was lost in a short sale in January 2011, however, WRF has an option to purchase the Coral Gables property from the buyer in the short sale for the buyer’s costs plus a stated return; and (10) a mixed use project with 42,500 square feet of retail space, 18 townhome shells, 77 residential lots and four retail outparcels in Woodstock, Georgia in which WRF’s investment of approximately $3.9 million was lost in a short sale transaction in April 2012.

It is likely that WRF’s investment in a number of the remaining projects will suffer either partial or, in some cases, complete losses. Finally, in connection with the economic downturn, WRF disclosed fair values below its book values for certain assets in its December 31, 2008, December 31, 2009, December 31, 2010 and December 31, 2011 financial statements and recognized impairments related to a number of its assets.

Williams Opportunity Fund

In February of 2007, WRA commenced the operations of WOF, a private, closed-end real estate fund. Mr. Williams is Chief Executive Officer of WRA, the sole manager of WOF. WOF closed with over $103 million of capital commitments from 82 investors in March of 2008. As of June 30, 2012, WOF has committed approximately $80.0 million in capital to 20 separate real estate projects. WOF’s primary strategy is to invest in real estate projects and related real estate assets across a variety of property types and markets, including rental apartments, retail/mixed-use, hotels, self-storage and office.

As of June 30, 2012, the aggregate budgeted costs for development of WOF’s projects totaled approximately $622 million. In addition to WOF’s investments, these projects are financed with first mortgages from banks and other financial institutions, mezzanine debt, and equity co-investment from various sources. All the development properties in WOF are new construction. As of June 30, 2012, seven investments have been sold, yielding an internal rate of return based on actual cash distributions to WOF for the asset sold of approximately -11.8% to WOF (before fees and expenses) and approximately -19.5% to WOF (after fees and expenses have been allocated to the sold asset) and generating approximately $20.6 million in cash distributions by WOF to its investors that is approximately a -10.1% internal rate of return to WOF’s investors with respect to the asset sold, where all such distributions have been paid from the sale or refinancing of WOF’s properties and none of such distributions have been paid from cash generated by operations. However, when all WOF’s asset dispositions as of June 30, 2012 are included (including any assets lost to a foreclosure, a deed in lieu of foreclosure or any other disposition or loss that is not an arm’s-length sale), the internal rate of return based on actual cash distributions to WOF from all disposed assets is approximately -22.7% to WOF (before fees and expenses) and approximately -29.7% to WOF (after fees and expenses have been allocated to all the disposed assets) and the approximately $20.6 million in cash distributions by WOF to its investors is approximately a -20.9% internal rate of return with respect to all disposed assets.

The combination of the downturn in the economy and the lingering effects of the U.S. financial crisis has severely impacted the residential and commercial real estate markets. Liquidity and credit for the real estate industry remain scarce. Consequently, WOF’s transaction and development activity has been severely curtailed. As a result of these difficult conditions, WOF faces issues in securing the debt and co-equity required to move forward with existing projects in the pre-development stage. In addition, because of limited options for leverage levels consistent with WOF’s targets, the program may have a difficult time deploying all of its called capital in a timely fashion in investments that meet WOF’s targeted investment profile, which could adversely impact WOF’s overall results. Another challenge exists with respect to existing loans related to properties in the pre-development phase. Two of WOF’s projects in pre-development have exhausted their carrying cost reserves and have reached maturity on their pre-development loans. Since these WOF investments, like other borrowers holding properties for future development, have few, if any, refinancing/

recapitalization options available in today’s market, existing lenders must either extend these loans or take back the underlying properties. WOF’s strategy is to attempt to work out acceptable loan extensions with its projects’ existing lenders that will enable it to hold these properties until they can be recapitalized in connection with starting construction of the applicable projects. As of July 27, 2012, WOF had no loans in default.

Finally, in connection with the economic downturn, WOF disclosed fair values below its book values for certain assets in its December 31, 2009, December 31, 2010 and December 31, 2011 financial statements and recognized impairments related to a number of its assets.

Williams Multifamily Acquisition Fund

In April of 2007, WRA commenced operations of Williams Multifamily Acquisition Fund, or the Acquisition Fund. Mr. Williams is the Chief Executive Officer of WRA, the sole manager of the Acquisition Fund’s sole general partner. The three original investors in the Acquisition Fund committed $300 million in equity for the purpose of acquiring select multifamily rental properties in accordance with a prescribed value-add strategy. As of June 30, 2009, the date the investment period during which the Acquisition Fund could acquire new assets expired, the Acquisition Fund had acquired nine apartment communities with an aggregate of almost 3,200 units and totaling approximately $339.5 million in costs. On a same store basis, the Acquisition Fund’s portfolio experienced net operating income (NOI) growth of approximately -1.9% from 2008 to 2009. The Acquisition Fund’s same store results for 2008 to 2009 represent seven assets comprising 2,296 units that were owned for all of 2008 and 2009. NOI is defined as total revenues less operating expenses and excludes capital expenditures and debt service. The Acquisition Fund’s same store growth was approximately 8.1% from 2009 to 2010 and 8.1% from 2010 to 2011. The same store results for 2009 to 2010 and 2010 to 2011 represent nine assets and 3,199 units that were owned for all of 2009, 2010 and 2011. All properties of the Acquisition Fund were acquired in the past six years and no program assets have been sold. As of June 30, 2012, approximately $124.2 million of capital has been called and contributed. The Acquisition Fund’s objective was to employ leverage up to 65% of the value of the program’s assets as part of its strategy to generate competitive internal rates of return, net of management fees, over an eight to ten-year period. The Acquisition Fund’s portfolio consists entirely of existing multifamily properties.

The combination of the downturn in the economy and the lingering effects of the U.S. financial crisis has severely impacted the multifamily residential real estate markets. Real estate values decreased significantly, and the lack of credit made refinancing or selling commercial real estate hard in many markets. Consequently, the Acquisition Fund’s disposition activity had previously been severely curtailed. All the Acquisition Fund’s assets saw a diminution in value due to upward movement in cap rates and/or lower rent activity. However, the Acquisition Fund’s assets have seen improvement in both occupancy and income growth over the last 33 months as its portfolio has benefitted from improved market fundamentals and a well located portfolio. Although the current turnaround in the multifamily residential real estate market has helped the Acquisition Fund’s assets to increase in value, property values on a portfolio basis are still below the original acquisition costs. Finally, as of June 30, 2012, the Acquisition Fund had not yet paid any distributions to its investors.

The adverse market conditions noted above also may cause total returns to the investors in the Acquisition Fund to be lower than originally projected. Due to the improved fundamentals and increased demand for multifamily properties, the Acquisition Fund has recently listed the portfolio for sale. However, since the portfolio was just listed for sale, total returns to investors in this program are unknown at this time.

Adverse Business Developments and Conditions

As noted above, neither WRF nor WOF has paid distributions from cash generated by operations. Furthermore, the Acquisition Fund has not yet paid any distributions to its investors as of June 30, 2012. The adverse market conditions have severely impacted various real estate markets. As more fully described above, WRF’s transaction activity and the Acquisition Fund’s disposition activity have been severely curtailed, and WOF faces issues in securing the debt and co-equity required to move forward with existing projects in the pre-development stage. In addition, as discussed above, WRF has lost ten properties through short sales, foreclosures and deeds in lieu of foreclosure.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.”

Principal Stockholders

The following disclosure replaces in its entirety the section entitled “Principal Stockholders” on page 142 of the Prospectus.

PRINCIPAL STOCKHOLDERS

The following table provides information, as of August 13, 2012, regarding the number and percentage of shares of our common stock beneficially owned by each director, each executive officer, each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock and all directors and executive officers as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of common stock the person actually owns beneficially or of record, all shares of common stock over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days (such as shares of restricted common stock which are scheduled to vest within 60 days or upon the exercise of warrants or options). Except as otherwise provided, all shares are owned directly, and the indicated person has sole voting and investing power. Unless otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339.

	Percentage of Common Stock Outstanding
Beneficial Owner	Shares Owned		Percentage
Caisse de dépôt et placement du Québec(1)	290,909		5.62%
NELL Partners, Inc.	36,666	(2)(3)	*
John A. Williams	72,661	(2)(3)(4)	1.40%
Leonard A. Silverstein	39,166	(2)(3)	*
William F. Leseman	1,000		*
Michael J. Cronin	2,500		*
Daniel M. DuPree	6,651		*
Timothy A. Peterson	9,871		*
Steve Bartkowski	10,201		*
Gary B. Coursey	6,911		*
Howard A. McLure	27,482		*
All directors and executive officers as a group (9 persons)	139,777		2.70%

*	Less than 1%
(1)	As of August 13, 2012. Based solely upon information provided in a Schedule 13G filed with the SEC on May 11, 2012. Caisse de dépôt et placement du Québec, or CDPQ, is the ultimate beneficial owner of such shares and has shared voting and shared dispositive power over such shares with Cadim Holdings U.S. Inc. and Cadim Inc. The business address of CDPQ is 1000, Place Jean-Paul Riopelle, Montréal, Québec, H2Z 2B3, Canada.
(2)	NELL Partners, Inc. owns 36,666 shares of common stock. John A. Williams and Leonard A. Silverstein share joint voting and investment power of these shares. Additionally, our officers and directors collectively own 139,777 shares of common stock.
(3)	Although John A. Williams and Leonard A. Silverstein share joint voting and investment power of the shares held by NELL Partners, Inc., each disclaims any economic interest in such shares. Seventy percent of such shares are owned indirectly by the Nancy Ann Richardson Williams Children’s Trust, formed on January 30, 1995, a trust created by Mr. Williams’ spouse for the benefit of their children. Thirty percent of such shares are owned indirectly by the Northside Partners Trust, formed on November 2, 2009, a trust created by Leonard A. Silverstein’s spouse for the benefit of their children.
(4)	30,495 of these shares are owned by Mr. Williams’ spouse. Mr. Williams disclaims any beneficial ownership of such shares.”

Certain Relationships and Related Transactions

The seventh sentence of the first full paragraph under the heading “Certain Relationships and Related Transactions — Agreements with Institutional and Other Investors — Williams Opportunity Fund — Private Placement Offering — Private Placement” on page 143 of the Prospectus is deleted in its entirety.

The following disclosure is added immediately preceding the section entitled “Certain Relationships and Related Transactions — Agreements with Institutional and Other Investors — Real Estate Property Acquisitions” beginning on page 143 of the Prospectus.”

“The Manager Loan

On August 21, 2012, our operating partnership entered into the Manager Loan with our manager. The loan bears interest at 8.0% per annum and interest only payments are due beginning September 1, 2012, and continue on a monthly basis until the maturity date of July 31, 2013. Our manager may prepay the loan at any time, in whole or in part, without penalty. The amounts payable under the terms of the Manager Loan are secured by the amounts payable to our manager under the Management Agreement. The terms of the Manager Loan were approved by all of our independent directors. ”

The following disclosure replaces in its entirety the section entitled “Certain Relationships and Related Transactions — Agreements with Institutional and Other Investors — Real Estate Property Acquisitions” beginning on page 143 of the Prospectus.

“Real Estate Property Investments

The Stone Rise membership interests were acquired from Oxford Rise Partners LLC, a Georgia limited liability company, and WOF. WOF owned approximately 19.43% of the outstanding common stock of the company at the time of acquisition. WOF currently owns approximately 2.73% of the outstanding common stock of the company. In addition, John A. Williams, the President, Chief Executive Officer and Chairman of the Board, indirectly owns an approximate 1.0% membership interest in WOF. In connection with the acquisition, we paid an acquisition fee of $301,500, or 1.0% of the contract purchase price, to our manager, of which WOF received $3,015 through its special limited liability company interest in the manager which entitles WOF to receive 1% of the manager’s gross revenues.

The Summit Crossing membership interests were acquired from Oxford Summit Development LLC, a Georgia limited liability company, and WRF. WRF owned approximately 13.40% of our outstanding common stock at the time of acquisition. WRF currently owns 0.15% of the outstanding common stock of the company. In addition, Mr. Williams indirectly owns an approximate 7.0% membership interest in WRF. In connection with the acquisition, we paid an acquisition fee of $332,000, or 1.0% of the contract purchase price, to our manager, of which WOF received $3,220 through its special limited liability company interest in our manager.

WRF owned indirectly an approximately 10% membership interest in Oxford Trail JV, LLC. Separate from Mr. Williams’ membership interest in WRF, Mr. Williams received approximately $62,600 from Oxford Trail JV, LLC as a promoted interest in connection with the sale of Trail Creek. Leonard A. Silverstein, our President and Chief Operating Officer, received approximately $20,375 from Oxford Trail JV, LLC as a promoted interest in connection with the sale of Trail Creek. In connection with the acquisition, we paid an acquisition fee of $235,000, or 1.0% of the contract purchase price, to our manager of which WOF received $2,350 through its special limited liability company interest in the manager which entitles WOF to receive 1% of the manager’s gross revenues.

The acquisition price for each property we acquired from an affiliate was determined by us and approved by our conflicts committee based on appraisals of two independent real estate appraisers. For a description of the properties and the terms of the purchase agreements, see the section entitled “Description of Real Estate Investments” included elsewhere in this prospectus.

In connection with the closing of the Oxford Hampton Mezzanine Loan, Oxford Hampton Partners LLC used proceeds of the Oxford Hampton Mezzanine Loan to pay approximately $302,300 to WRF to retire an outstanding short term loan from WRF that matured on the closing date of the Oxford Hampton Mezzanine Loan.

In addition, in connection with the closing of the Oxford Hampton Mezzanine Loan, we received a loan fee of 2% of the maximum loan amount, or $120,000, and a loan commitment fee of $14,333. From the $120,000 loan fee, we paid a fee of $60,000, or 1.0% of the maximum loan amount, to our manager as an acquisition fee in accordance with the terms of the management agreement of which WOF received $600 through its special limited liability company interest in the manager which entitles WOF to receive 1% of the manager’s gross revenues. Further, in connection with the closing of the Oxford Summit II Mezzanine Loan, we received a loan fee of 2% of the maximum loan amount, or $122,061. In addition, we paid a fee of $61,030, or 1.0% of the maximum loan amount, to our manager as an acquisition fee in accordance with the terms of the management agreement of which WOF received $610 through its special limited liability company interest in the manager which entitles WOF to receive 1% of the manager’s gross revenues. Further, in connection with the closing of the Iris Bridge Loan, we received a loan fee of 2% of the loan amount, or $57,369. In addition, we paid a fee of $28,685, or 1.0% of the loan amount, to our manager as an acquisition fee pursuant to the management agreement of which WOF received $286 through its special limited liability company interest in the manager which entitles WOF to receive 1% of the manager’s gross revenues.

The terms of the Oxford Hampton Mezzanine Loan and the Oxford Summit II Mezzanine Loan were approved by our conflicts committee, which consists entirely of independent directors not otherwise interested in the transactions. For a description of the terms of the Oxford Hampton Mezzanine Loan, Oxford Summit II Mezzanine Loan and the Iris Bridge Loan, see the section entitled “Description of Real Estate Investments” included elsewhere in this prospectus.

Through July 31, 2012, we have incurred approximately $9.8 million for organization and offering expenses related to the IPO and this offering. From September 18, 2009 (date of inception) through July 31, 2012, we have paid our manager approximately $1.0 million for acquisition fees, $511,000 for property management fees, $674,000 for asset management fees and $272,000 for general and administrative expenses fees. WOF, through its special limited partnership interest in our manager, which entitles WOF to receive 1% of the manager’s gross revenues, received an aggregate of approximately $24,000 from such fees.”

The following disclosure replaces in its entirety the section entitled “Certain Relationships and Related Transactions — Agreements with Institutional and Other Investors — Directed Share Program” on page 144 of the Prospectus.

“Directed Share Program

In connection with our IPO, WOF, an affiliate of our sponsor, purchased 500,000 shares of our common stock through our directed share program, and WRF, an affiliate of our sponsor, purchased 690,000 shares of our common stock, through our directed share program.

On April 9, 2012, each of WOF and WRF made non-liquidating pro rata distributions of most of its shares of common stock in the company to its members. As of July 16, 2012, WOF continues to hold 142,262 shares of common stock and WRF continues to hold 7,935 shares of common stock.”

The following disclosure replaces the second bullet point under the heading “Certain Relationships and Related Transactions — Conflicts of Interest — Receipt of Fees and Other Compensation by our Manager and its Affiliates” on page 148 of the Prospectus.

•	“sales of properties and other investments (including, subject to the approval of our conflicts committee, sales to affiliates), which entitles our manager to disposition fees and possible distributions with respect to the special limited partnership interest in our operating partnership held by our manager; provided, however, that distributions with respect to the special limited partnership interest in our operating partnership will only be payable after the return to the stockholders of their capital contributions related to each asset sold plus an amount that would be equal to the Priority Return, i.e., a 7% cumulative, non-compounded annual return on such capital; provided, further, however, that, to the extent a distribution with respect to the special limited partnership interest in our operating partnership has been paid to our manager for any assets sold within 60 days prior to the sale of an asset in which the Priority Return for that asset was not met, our manager shall return to us an amount up to the distribution so received for the assets sold within such 60-day period, which shall be applied to any Priority Return shortfall actually arising from the sale of the subsequent asset;”

The following language replaces the last sentence of the second paragraph under the heading “Certain Relationships and Related Transactions — Conflicts of Interest — Certain Conflict Resolution Procedures” on page 148 of the Prospectus.

“Pursuant to its charter, our conflicts committee may restrict us from the following transactions:”

The following disclosure replaces the last sentence of the fourth bullet point under the heading “Certain Relationships and Related Transactions — Conflicts of Interest —  Certain Conflict Resolution Procedures” on page 149 of the Prospectus.

“In determining whether or not an investment opportunity is suitable for more than one investment program sponsored by our sponsor, our manager subject to approval by our conflicts committee, shall examine, among others, the following factors:”

Description of Securities

The following language replaces in its entirety the first sentence of the second paragraph on page 151 of the Prospectus.

“Our charter authorizes us to issue up to 400,066,666 shares of common stock, $0.01 par value per share, and 15,000,000 shares of preferred stock, $0.01 par value per share, 150,000 shares of which have been classified and designated as Series A Redeemable Preferred Stock.”

The following paragraph is added immediately preceding the third paragraph on page 151 of the Prospectus.

“As of August 16, 2012, there were outstanding (i) 10,827 Series A Warrants exercisable for 216,540 shares of common stock and (ii) the IPO Warrant, exercisable for 150,000 shares of common stock. Other than those described in the previous sentence, there are no outstanding warrants or rights of any other kind. See the sections entitled “— Common Stock Warrants” and “Plan of Distribution — IPO Warrant” included elsewhere in this prospectus.”

The following language replaces in its entirety the first sentence of the first paragraph under the heading “Description of Securities — Common Stock” on page 151 of the Prospectus.

“Subject to the preferential rights of our Series A Redeemable Preferred Stock and any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on the ownership and transfer of stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders.

The following disclosure replaces in its entirety the first paragraph under the heading “Description of Securities — Series A Redeemable Preferred Stock” on page 152 of the Prospectus.

“Our board of directors, including our independent directors, has created out of the authorized and unissued shares of our preferred stock, a series of redeemable preferred stock, designated as the Series A Redeemable Preferred Stock.”

The following disclosure replaces in its entirety the first paragraph under the heading “Description of Securities — Series A Redeemable Preferred Stock — Dividends” on page 153 of the Prospectus.

“Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to our Series A Redeemable Preferred Stock, if any such class or series is authorized in the future, the holders of Series A Redeemable Preferred Stock are entitled to receive, when, and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on each share of Series A Redeemable Preferred Stock begin accruing on, and are cumulative from, the date of issuance. We paid the initial dividend on our Series A Redeemable Preferred Stock in the month following the first full month after we received and accepted aggregate subscriptions in excess of the minimum offering pursuant to this offering, and thereafter have consistently paid monthly dividends on the Series A Redeemable Preferred Stock. We expect to continue to pay dividends on the Series A Redeemable Preferred Stock monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. We also expect to continue to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day). The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.”

The following disclosure replaces in its entirety the last sentence of the disclosure under the heading “Description of Securities — Common Stock Warrants — Exercisability” on page 155 of the Prospectus.

“A holder of Warrants does not have the right to exercise any portion of a Warrant if, after giving effect to the issuance of shares of our common stock upon such exercise, the holder would beneficially own in excess of 9.8% in value of the shares of our capital stock outstanding or in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the shares of our common stock outstanding immediately after giving effect to the issuance of shares of our common stock upon exercise of the Warrant.”

The second sentence of the third full paragraph on page 157 of the Prospectus is deleted in its entirety.

The following paragraph is added immediately preceding the section entitled “Description of Securities —  Distribution Policy and Distributions” on page 158 of the Prospectus.

“For a description of the provisions of our charter and by-laws that would have the effect of delaying, deferring or preventing a change in control of the company, see the section entitled “Summary of our Organizational Documents” elsewhere in this prospectus.”

The following language replaces in its entirety the second sentence of the last full paragraph immediately preceding the section entitled “Description of Securities — Stockholder Liability” on page 159 of the Prospectus.

“This requirement is described in greater detail in the section entitled “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests — Annual Distribution Requirements” included elsewhere in this prospectus.”

The following disclosure replaces in its entirety the disclosure under the heading “Description of Securities — Transfer Agent and Registrar” on page 162 of the Prospectus.

“The transfer agent and registrar for our shares of Series A Redeemable Preferred Stock and the Warrants is Computershare Trust Company, N.A. Computershare Trust Company, N.A. also acts as the transfer agent and registrar for our common stock and the Series A Warrants.”

Shares of Common Stock Eligible for Future Sale

The following language replaces in its entirety the penultimate sentence of the second paragraph on page 163 of the Prospectus.

“As of August 13, 2012, 5,179,093 shares of common stock are available in the public market; 139,777 of such shares are subject to Rule 144.”

The following language replaces in its entirety the second sentence of the first paragraph under the heading “Shares of Common Stock Eligible for Future Sale — Rule 144” on page 163 of the Prospectus.

“Within any three-month period, each person may sell a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which is approximately 51,791 shares on the date of this prospectus, or the average weekly trading volume of our common stock on the NYSE MKT during the four calendar weeks preceding the filing of a notice of the sale on Form 144.”

The following disclosure is added immediately following the last paragraph on page 163 of the Prospectus.

“Grants under 2011 Stock Incentive Plan

On May 4, 2012, we filed with the SEC a Registration Statement on Form S-8 covering the shares of our common stock issuable under our 2011 Stock Incentive Plan. Shares of our common stock covered by such registration statement, including any shares of our common stock issuable upon the exercise of options or shares of restricted common stock, are eligible for transfer or resale without restriction under the Securities

Act unless held by our affiliates. The maximum number of shares of stock authorized and reserved for issuance under the 2011 Stock Incentive Plan is 533,214. As of August 3, 2012, we had granted 33,046 shares of our restricted common stock under the 2011 Stock Incentive Plan.

Warrant Shares

The company may issue shares of common stock upon exercise of the Warrants or the Follow-On Series A Warrants. As of August 16, 2012, the number of shares of common stock issuable upon exercise of the outstanding Warrants was 216,540. There are no Follow-On Series A Warrants outstanding in connection with the Follow-On Series A Offering.

We are offering Warrants to purchase a maximum of up to 3,000,000 shares of our common stock in this offering, and Follow-On Series A Warrants to purchase a maximum of up to 17,000,000 shares of our common stock in the Follow-On Series A Offering. If the maximum amount of Warrants is sold in this offering and the maximum amount of Follow-On Series A Warrants are sold in the Follow-On Series A Offering, then the company may issue up to a maximum of 20,000,000 shares of common stock in connection with the exercise of such warrants.”

Summary of Our Organizational Documents

The following language replaces in its entirety the third sentence of the second paragraph under the heading “Summary of Our Organizational Documents — Stockholders’ Meetings and Voting Rights” on page 164 of the Prospectus.

“At any meeting of the stockholders, each stockholder, other than the holders of our Series A Redeemable Preferred Stock, is entitled to one vote for each share owned of record on the applicable record date.”

Summary of Our Operating Partnership Agreement

The following language is added at the end of the paragraph immediately preceding the section entitled “Summary of Our Operating Partnership Agreement — Series A Redeemable Preferred Units” on page 169 of the Prospectus.

“Further, our operating partnership has issued us an additional 36,814 Class A Units, in connection with our issuance of 33,046 restricted shares of common stock and 3,768 fully vested shares of common stock to the independent members of our board of directors in lieu of cash compensation. The 33,046 restricted shares of common stock were granted as annual compensation for service on our board of directors and related committees and the 3,768 vested shares of common stock were granted for services rendered in connection with attending committee meetings of our board of directors.”

The following language replaces in its entirety the second sentence of the first paragraph under the heading “Summary of Our Operating Partnership Agreement — Transferability of Interests” on page 171 of the Prospectus.

“Under certain circumstances and satisfaction of certain conditions set forth in the operating partnership agreement, holders of limited partnership units are able to withdraw from the partnership and transfer and/or encumber all or any part of their units.”

The following language replaces in its entirety the first sentence of the first paragraph under the heading “Summary of Our Operating Partnership Agreement — Allocations” on page 174 of the Prospectus.

“The operating partnership agreement generally provides that net income, net loss and, to the extent necessary, other individual items of income, gain, loss or deduction of our operating partnership (other than net property gain or net property loss from capital transactions) will be allocated among the partners as follows:”

The following language replaces in its entirety the first sentence of the second paragraph under the heading “Summary of Our Operating Partnership Agreement — Allocations” on page 174 of the Prospectus.

“Net property gain and net property loss and, to the extent necessary, any other individual items comprising net property gain and net property loss of our operating partnership will be allocated among the partners as follows:”

The following disclosure replaces in its entirety the disclosure under the heading “Summary of Our Operating Partnership Agreement — Duties and Conflicts” on page 176 of the Prospectus.

“Except as otherwise set forth under the sections entitled “Certain Relationships and Related Transactions — Conflicts of Interest” and “Our Management” included elsewhere in this prospectus, any limited partner may engage in other business activities outside our operating partnership, including business activities that directly compete with our operating partnership.”

Material U.S. Federal Income Tax Considerations

The following language replaces in its entirety the second sentence of the first paragraph on page 177 of the Prospectus.

“This summary is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations.”

The following language replaces in its entirety the fourth, fifth and sixth paragraphs on page 177 of the Prospectus.

“We have elected to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ended December 31, 2011. We intend to continue operating as a REIT so long as our board of directors determines that REIT qualification remains in our best interest. However, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Sections 856 through 860 of the Code and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) commencing with our taxable year ended on December 31, 2011, we have been organized in conformity with the requirements for qualification as a REIT under the Code and our actual method of operation through the date hereof has enabled and, assuming that our election to be treated as a REIT is not either revoked or intentionally terminated, our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership has been and will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion is filed as an exhibit to the registration statement, of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.”

The following disclosures replace in their entirety the third, fourth and fifth bullet points on page 179 of the Prospectus.

•	“If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or REMIC), we could be subject to corporate-level U.S. federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business taxable income, or UBTI. See “— Excess Inclusion Income.”
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders. Such penalties generally would not be deductible by us.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset for up to a 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.”

The following disclosure replaces in its entirety the section entitled “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests” beginning on page 180 of the Prospectus.

“REIT Qualification Tests

Organizational Requirements.  The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
•	that would be taxable as a domestic corporation but for its qualification as a REIT;
•	that is neither a financial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;
•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The first five organizational requirements must be met during each taxable year for which REIT qualification is sought, while the sixth and seventh conditions do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year-end, thereby satisfying the last condition.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.   A REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, and will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT. Thus, our pro rata share of the assets and items of income of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which we own an interest is treated as our assets and items of income for purposes of Asset Tests and Gross Income Tests (each as defined below).

We expect to control our subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a Gross Income Test or Asset Test (each as defined below), and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own certain assets through subsidiaries that we intend to be treated as “qualified REIT subsidiaries.” A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a TRS, as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for purposes of the Asset Tests and Gross Income Tests (each as defined below). A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “— Asset Tests.” While we currently hold all of our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. Because a qualified REIT subsidiary must be wholly owned by a REIT, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and could not be owned by the operating partnership unless we own 100% of the equity interest in the operating partnership.

If a disregarded subsidiary ceases to be wholly owned by us (for example, if any equity interest in the subsidiary is acquired by a person other than us or another one of our disregarded subsidiaries), the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, it would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the Asset and Gross Income Tests, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the value or voting power of the outstanding securities of another corporation. See “— Asset Tests” and “— Income Tests.”

Ownership of Interests in TRSs.  We do not currently own an interest in a TRS; however, we may form one or more TRSs or may acquire securities in TRSs in the future. A TRS is a corporation other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a TRS. If a TRS owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a TRS. Other than some activities relating to lodging and health care facilities, a TRS generally may engage in any business, including investing in assets and engaging in activities that could not be held or conducted directly by us without jeopardizing our qualification as a REIT.

A TRS is subject to U.S. federal income tax as a regular C corporation. In addition, if certain tests regarding the TRS’s debt-to-equity ratio are not satisfied, a TRS generally may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed 50% of the TRS’s adjusted taxable income for that year (although the TRS may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). A REIT’s ownership of securities of a TRS is not subject to the 5% or 10% asset tests described below. However, no more than 25% of the gross value of a REIT’s assets may be comprised of securities of one or more TRS. See “— Asset Tests.”

Share Ownership Requirements

The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely held,” which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT status.

Our charter contains certain provisions intended to enable us to meet the sixth and seventh requirement above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of shares of our stock, as well as in certain other circumstances. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” included elsewhere in this prospectus. Additionally, our charter contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests

At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We will continue to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (i) real property (including interests in real property and interests in mortgages on real property), (ii) shares in other qualifying REITs, and (iii) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test” below.

Additionally, regular and residual interests in a REMIC are considered real estate assets. However, if less than 95% of the assets of a REMIC are real estate assets, we will be treated as holding and earning a proportionate share of the assets and income of the REMIC directly. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See the “— Excess Inclusion Income” portion of this section below.

We are currently invested in the real properties described in the “Description of Real Estate Investments” section of this prospectus. In addition, we have invested and intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets generally may be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either: (i) 5% of the value of our assets as to any one issuer; or (ii) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

For purposes of the 10% value test, “straight debt” means a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors other than certain contingencies relating to the timing and amount of principal and interest payments, as described in the Code and (iii) in the case of an issuer which is a corporation or a partnership, securities that otherwise would be considered straight debt will not be so considered if we, and any of our “controlled taxable REIT subsidiaries” as defined in the Code, hold any securities of the corporate or partnership issuer which (a) are not straight debt or other excluded securities (prior to the application of this rule), and (b) have an aggregate value greater than 1% of the issuer’s outstanding securities (including, for the purposes of a partnership issuer, our interest as a partner in the partnership).

We believe that our holdings of real estate assets and other securities comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate-related debt investments; provided, that the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% Asset Test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65, 2003-2 C.B. 336, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. We may hold some mezzanine loans that do not qualify for that safe harbor. Furthermore, we may acquire distressed debt investments that require subsequent modification by agreement with the borrower. If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan at the time we commit to acquire the loan, or agree to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then a portion of such loan may not be a qualifying real estate asset. Under current law it is not clear how to determine what portion of such a loan will be treated as a qualifying real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT’s treatment of a loan as being in part a real estate asset if the REIT treats the loan as being a real estate asset in an amount that is equal to the lesser of the fair market value of the real property securing the loan, as of the date we committed to acquire or modify the loan, and the fair market value of the loan. However, uncertainties exist regarding the application of this guidance, particularly with respect to the proper treatment under the Asset Tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (ii) $10 million; provided, that in either case the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if: (i) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (iv) the REIT pays a tax on the failure equal to the greater of (A) $50,000 and (B) an amount determined (under regulations) by multiplying (1) the highest rate of tax for corporations under Code Section 11, by (2) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Income Tests

For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) other specified investments relating to real property or mortgages thereon, and (vi) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

95% Gross Income Test.  At least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (1) sources which satisfy the 75% Gross Income Test, (2) dividends, (3) interest, or (4) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Rents from Real Property.  Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test and the 95% Gross Income Test if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”) and subject to the rules discussed below.

Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test and the 95% Gross Income Test. The board of directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (ii) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (iii) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. The TRSs will pay regular corporate tax rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

Interest Income.  It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test; provided, that in both cases the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and our income from the loan will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, under recently issued IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and any such modification will not be treated as a prohibited transaction. All of our loans secured by real property will be structured so that the amount of the loan does not exceed the fair market value of the real property at the time of the loan commitment. Therefore, income generated through any investments in loans secured by real property should be treated as qualifying income under the 75% Gross Income Test.

Dividend Income.  We may receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions are generally classified as dividends to the extent of the earnings and profits of the distributing corporation. Such distributions generally constitute qualifying income for purposes of the 95% Gross Income Test, but not the 75% Gross Income Test. Any dividends received by us from a REIT will be qualifying income for purposes of both the 95% and 75% Gross Income Tests.

We will monitor the amount of the dividend and other income from our TRSs and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the Gross Income Tests. Although we intend to take these actions to prevent a violation of the Gross Income Tests, we cannot guarantee that such actions will in all cases prevent such a violation.

Foreclosure Property.  Foreclosure property is real property and any personal property incident to such real property (1) that is acquired by a REIT as a result of the REIT having bid on the property at foreclosure or having otherwise reduced the property to ownership or possession by agreement or process of law after there was a default (or default was imminent) on a lease of the property or a mortgage loan held by the REIT and secured by the property, (2) for which the related loan or lease was acquired by the REIT at a time when default was not imminent or anticipated and (3) for which such REIT makes a proper election to treat the property as foreclosure property. REITs generally are subject to tax at the maximum U.S. federal corporate tax rate (currently 35%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% Gross Income Test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property in the hands of the selling REIT. If we believe we will receive any income from foreclosure property that is not qualifying income for purposes of the 75% Gross Income Test, we intend to elect to treat the related property as foreclosure property.

Satisfaction of the Gross Income Tests.  Our share of income from the properties primarily will give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. Our current and anticipated operations indicate that it is likely that we will have little or no non-qualifying income to cause adverse U.S. federal income tax consequences.

As described above, we may establish one or more TRSs with which we could enter into leases for any properties we may invest in. The gross income generated by these TRSs would not be included in our gross income. However, we would realize gross income from these subsidiaries in the form of rents. In addition, any dividends from TRSs to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that: (i) the failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements

In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (a) the sum of (i) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain) and (ii) 90% of the net income (after tax) from foreclosure property; over (b) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (A) declared a dividend before the due date of our tax return (including extensions); (B) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (C) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (a) 85% of our REIT ordinary income for the calendar year, (b) 95% of our REIT capital gain net income for the calendar year, and (c) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify

If we fail to continue to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” results from our failure to continue to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we will not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements.  We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions.  As discussed above, we will be subject to a 100% U.S. federal income tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all of the marketing and development expenditures were made through an independent contractor; and
•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we currently intend to sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions. See “— REIT Qualification Tests — Ownership of Interests in TRSs.”

Excess Inclusion Income

Pursuant to IRS guidance, a REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder;
•	is subject to tax as UBTI in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax; and
•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “— Taxation of U.S. Holders.” Under recently issued IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business taxable income (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “— REIT Qualification Tests — Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

Characterization of Property Leases

We may purchase either new or existing properties and lease them to tenants. Our ability to claim certain tax benefits associated with ownership of these properties, such as depreciation, would depend on a determination that the lease transactions are true leases, under which we would be the owner of the leased property for U.S. federal income tax purposes, rather than a conditional sale of the property or a financing transaction. A determination by the IRS that we are not the owner of any properties for U.S. federal income tax purposes may have adverse consequences to us, such as the denial of depreciation deductions (which could affect the determination of our REIT taxable income subject to the distribution requirements) or the aggregate value of our assets invested in real estate (which could affect REIT asset testing).”

The section entitled “Material U.S. Federal Income Tax Considerations — Excess Inclusion Income” on page 187 of the Prospectus is deleted in its entirety.

The following language replaces in its entirety the first five sentences of the third full paragraph on page 189 of the Prospectus.

“For U.S. federal income tax purposes, depreciation deductions on residential rental buildings, structural components and improvements generally are computed using the straight-line method. Shorter depreciation periods apply to other properties. We have elected to have the alternative depreciation system apply to our properties with the result that residential rental buildings structural components and improvements are depreciated using the straight-line method over 40 years and some improvements to land are depreciated using the straight-line method over 20 years.”

The following disclosure replaces in its entirety the second full paragraph on page 191 of the Prospectus.

“Distributions in excess of current and accumulated earnings and profits are treated first as a return of capital to the U.S. Holder, reducing the U.S. Holder’s tax basis in his, her or its stock by the amount of such distribution, but not below zero, and then capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Holder’s basis in our stock, this will increase the U.S. Holder’s gain, or reduce the U.S. Holder’s loss, on any subsequent sale of the stock.”

The following language replaces in its entirety the first sentence of the first full paragraph on page 192 of the Prospectus.

“We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 20%) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes.”

The fourth and sixth full paragraphs on page 192 of the Prospectus are deleted in their entirety.

The following disclosure is added immediately preceding the section entitled “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Holders — Backup Withholding and Information Reporting” on page 193 of the Prospectus.

“Cost Basis Reporting.  U.S. federal income tax information reporting rules may apply to certain transactions in our shares. Where such rules apply, the “cost basis” calculated for the shares involved will be reported to the IRS and to you. Generally these rules apply to all shares purchased. For “cost basis” reporting purposes, you may identify by lot the shares that you transfer or that are redeemed, but if you do not timely notify us of your election, we will identify the shares that are transferred or redeemed on a “first in/first out” basis. The shares in the Distribution Reinvestment Plan are also eligible for the “average cost” basis method, should you so elect.

Information reporting (transfer statements) on other transactions may also be required under these new rules. Generally, these reports are made for certain transactions. Transfer statements are issued between “brokers” and are not issued to the IRS or to you.

Stockholders should consult their tax advisors regarding the consequences of these new rules.

Medicare Tax.  U.S. Holders who are individuals, estates or trusts are required to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our stock.”

The following disclosure replaces in its entirety the section entitled “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Holders — Backup Withholding and Information Reporting” on page 193 of the Prospectus.

“Backup Withholding and Information Reporting.  We will report to our U.S. Holders and the IRS the amount of dividends (including deemed dividends) paid during each calendar year and the amount (if any) of U.S. federal income tax we withhold. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding at the current rate of 28% with respect to dividends (including any deemed dividends) paid unless the U.S. Holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (2) provides us with a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide his, her or its correct taxpayer identification number or social security number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Holder who fails to certify its non-foreign status. See the “— Taxation of Non-U.S. Holders” portion of this section.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2013, a U.S. withholding tax at a 30% rate will be imposed on dividends and, after December 31, 2014, proceeds of sale in respect of our stock received by U.S. Holders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.”

The following disclosure replaces in its entirety the section entitled “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Holders — Sales of Shares” on page 195 of the Prospectus.

“Sales of Shares.  Gain recognized by a Non-U.S. Holder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (i) such gain is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the U.S.; (ii) the Non-U.S. Holder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (iii) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) the class of shares being sold are “regularly traded” on an established securities market and the selling Non-U.S. Holder has not held more than 5% of our outstanding shares of such class at any time during the five-year period ending on the date of the sale.

We believe, but cannot assure you, that we will qualify as “domestically controlled.” However, if we were not domestically controlled, a Non-U.S. Holder’s sale of shares would be subject to tax, unless the class of shares being sold were regularly traded on an established securities market and the selling Non-U.S. Holder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of such class of our shares. We anticipate that our common shares will be “regularly traded” on an established market, although, no assurance can be given that this will be the case. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Holder would be subject to the same treatment as U.S. Holders with respect to such gain, and the purchaser of such shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of our securities are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Holder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of our securities paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Holder, and (B) information reporting will not apply if the Non-U.S. Holder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

With respect to payments made after December 31, 2013, a withholding tax of 30% will be imposed on dividends from, and, after December 31, 2014, the gross proceeds of a disposition of, our stock paid to certain foreign entities unless various information reporting requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. We will not pay any additional amounts in respect of any amounts withheld. Non-U.S. Holders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our stock, as well as any the status of any legislative proposals that may pertain to a purchase of our stock.”

The following language replaces in its entirety the last sentence of the penultimate paragraph on page 196 of the Prospectus.

“You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in our securities.”

The following language replaces in its entirety the last two sentences of the last paragraph on page 196 of the Prospectus.

“We are not aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our securities.”

Investment by Tax-Exempt Entities and ERISA Considerations

The following language replaces in its entirety the first sentence of the first paragraph on page 197 of the Prospectus.

“The following is a summary of certain additional considerations associated with an investment in our shares or holding of the Warrants by tax-qualified pension, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) and subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or ERISA, annuities described in Section 403(a) or (b) of the Code, an individual retirement account or annuity described in Sections 408 or 408A of the Code, an Archer MSA described in Section 220(d) of the Code, a health savings account described in Section 223(d) of the Code, or a Coverdell education savings account described in Section 530 of the Code, which are referred to in this section as Plans and IRAs, as applicable.”

The following disclosure replaces in its entirety the third bullet point on page 197 of the Prospectus.

•	“whether the investment will result in UBTI to the Plan or IRA (see the section entitled “Material U.S. Federal Income Tax Considerations — Taxation of Tax-Exempt Stockholders” included elsewhere in this prospectus);”

Electronic Delivery of Documents

The following disclosure replaces in its entirety the section entitled “Electronic Delivery of Documents” on page 206 of the Prospectus.

“ELECTRONIC DELIVERY OF DOCUMENTS

We will provide you with prospectuses, prospectus supplements, annual reports and other information (referred to herein as documents) electronically, including by filing any such documents with the SEC or otherwise. We also will make such documents available on our Internet web site. Subject to availability, we will provide you such documents in paper form by mail if you request in writing in a form acceptable to us that we send such documents in paper form by mail. Unless you elect in writing to receive documents in paper form, all documents will be provided electronically. You may access and print all documents provided electronically. You may revoke your instruction for delivery of documents in paper form by informing us in writing at any time and we will resume providing you with all required documents in electronic form. See “Where You Can Find Additional Information.””

Incorporation of Certain Information by Reference

The following bullet points replace the second and third bullet points under the heading “Incorporation of Certain Information by Reference” on page S-10 of Supplement No. 1.

•	“Our Quarterly Reports on Form 10-Q filed with the SEC on May 11, 2012 and August 13, 2012; and
•	Our Current Reports on Form 8-K filed with the SEC on April 2, 2012, August 6, 2012 and August 15, 2012.”

The following disclosure is added at the end of the section entitled “Incorporation of Certain Information by Reference” on page S-10 of Supplement No. 1.

“Upon written or oral request, we will provide, free of charge, to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that are incorporated by reference into this prospectus. Such written or oral requests should be made to:

Leonard A. Silverstein
3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
Telephone Number: (770) 818-4100

In addition, such reports and documents may be found on our website at www.pacapts.com.”

Appendix A

The Prior Performance Tables contained on pages A1 – A10 are deleted in their entirety.

Prospectus Back Cover

The last paragraph on the back cover of the Prospectus is deleted in its entirety.

Filed Pursuant to Rule Number 424(b(3)
Registration No. 333-176604

PREFERRED APARTMENT COMMUNITIES, INC.
SUPPLEMENT NO. 4 DATED SEPTEMBER 13, 2012
TO THE PROSPECTUS, DATED NOVEMBER 18, 2011
This prospectus supplement (this “Supplement No. 4”) is part of the prospectus of Preferred Apartment Communities, Inc. (the “company,” “us,” “our” or “we”), dated November 18, 2011 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 3, 2012 (“Supplement No. 1”), Supplement No. 2, dated May 11, 2012 (“Supplement No. 2”) and Supplement No. 3, dated August 23, 2012 (“Supplement No. 3”). This Supplement No. 4 supplements, modifies or supersedes certain information contained in the Prospectus. This Supplement No. 4 should be read, and will be delivered, with the Prospectus, Supplement No. 1, Supplement No. 2 and Supplement No. 3.
The purpose of this Supplement No. 4 is to disclose the following:

•	two real estate loans recently originated by the company; and

•	the company’s entrance into a revolving credit facility.

PREFERRED APARTMENT COMMUNITIES, INC.

	Supplement No. 4 Page No.	Prospectus/Supplement No. 3 Page No.
Prospectus Updates	S-1	S-2
Prospectus Summary	S-1	4 / S-4
Risk Factors	S-1	53
Business	S-2	95 / S-29, S-35, S-39
Description of Real Estate Investments	S-2	113 / S-51
Certain Relationships and Related Transactions	S-4	143 / S-66

i

PROSPECTUS UPDATES
Prospectus Summary

The following disclosure is added immediately following the first paragraph on page S-4 of Supplement No. 3.

“On August 31, 2012, City Vista Mezzanine Lending, LLC, a wholly owned subsidiary of our operating partnership, made a mezzanine loan of up to $12,153,000 to Oxford City Vista Development LLC, a Georgia limited liability company, in connection with the borrower's plans to construct a 272-unit multifamily community in Pittsburgh, Pennsylvania, or the City Vista Mezzanine Loan. Approximately $5,640,266 of the City Vista Mezzanine Loan was funded by the lender to the borrower on the closing date and the balance of the City Vista Mezzanine Loan is expected to be drawn by the borrower over approximately the next seven months.

On September 6, 2012, City Park Mezzanine Lending, LLC, a wholly owned subsidiary of our operating partnership, made a mezzanine loan of up to $10,000,000 to Oxford City Park Development LLC, a Georgia limited liability company, in connection with the borrower's plans to construct a 284-unit multifamily community in Charlotte, North Carolina as part of a master plan to redevelop the former Charlotte Coliseum site, or the City Park Mezzanine Loan. Approximately $5,070,511 of the City Park Mezzanine Loan was funded by the lender to the borrower on the closing date and the balance of the City Park Mezzanine Loan is expected to be drawn by the borrower over approximately the next seven months.”

Risk Factors
The following disclosure replaces in its entirety the risk factor on page 53 of the Prospectus entitled “High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce the cash available for distribution to stockholders.”

“High levels of debt or increases in interest rates would increase the amount of our loan payments, which would reduce the cash available for distribution to stockholders.

As mentioned above, we incur and expect to continue to incur debt. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. Interest we pay reduces cash available for distribution to stockholders. Additionally, indebtedness under our senior secured revolving credit facility is subject to, and we may incur additional indebtedness in the future that is subject to, variable interest rates, and as a result, increases in interest rates on such indebtedness would reduce our cash flows and our ability to pay dividends to our stockholders. In addition, if we are required to repay existing debt during periods of higher interest rates, we may need to sell one or more of our investments in order to repay the debt, which might reduce the realization of the maximum return on such investments and could result in a loss.”
The following disclosure replaces in its entirety the risk factor on page 53 of the Prospectus entitled “Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.”
“The credit agreement for our senior secured revolving credit facility, or the Revolving Facility Credit Agreement, contains, and future financing arrangements will likely contain, restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

We are subject to certain restrictions pursuant to the restrictive covenants of the Revolving Facility Credit Agreement, which may affect our distribution and operating policies and our ability to incur additional debt. The Revolving Facility Credit Agreement contains, and loan documents entered into in the future will likely contain, certain operating covenants that limit our ability to further mortgage the property or discontinue insurance coverage. In addition, future financing arrangements likely will contain financial covenants, including certain coverage ratios and limitations on our ability to incur secured and unsecured debt, make distributions, sell all or substantially all of our assets, engage in mergers and consolidations and certain acquisitions and other restrictions. Specifically, our ability to make distributions may be limited by the Revolving Facility Credit Agreement, pursuant to which our distributions may not exceed the greater of (i) 95.0% of our AFFO and (ii) the amount required for us to maintain our status as a REIT. Covenants under any future indebtedness may restrict our ability to pursue certain business initiatives or certain acquisition transactions. In addition, failure to meet any of these covenants, including the financial coverage ratios, could cause an event of default under or accelerate some or all of our indebtedness, which would have a material adverse effect on us.”

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Business; Description of Real Estate Investments
The following disclosure is added immediately following: (i) the fourth paragraph under the section entitled “Business—Real Estate Loan Investments— Iris Bridge Loan” on page S-29 of Supplement No. 3 and (ii) the first paragraph on page S-51 of Supplement No. 3.

“City Vista Mezzanine Loan

On August 31, 2012, City Vista Mezzanine Lending, LLC, a wholly owned subsidiary of our operating partnership, made the $12,153,000 City Vista Mezzanine Loan to Oxford City Vista Development LLC, a Georgia limited liability company, in connection with the borrower's plans to construct a 272-unit multifamily community in Pittsburgh, Pennsylvania. Approximately $5,640,266 of the City Vista Mezzanine Loan was funded by the lender to the borrower on the closing date and the balance of the City Vista Mezzanine Loan is expected to be drawn by the borrower over approximately the next seven months.
In connection with the closing of the City Vista Mezzanine Loan, the lender received a loan fee of 2% of the amount of the City Vista Mezzanine Loan funded on the closing date, or $112,825. In addition, we paid a fee of $56,412, or 1.0% of the amount of the City Vista Mezzanine Loan funded on the closing date, to our manager as an acquisition fee in accordance with the terms of the management agreement, of which WOF received $564 through its special limited liability company interest in our manager. As the City Vista Mezzanine Loan is drawn by the borrower, the lender will receive a loan fee of 2% of the amount funded from time to time to the borrower, and we will pay to our manager a fee of 1% of the amount funded from time to time to the borrower as an acquisition fee in accordance with the terms of the management agreement.
The City Vista Mezzanine Loan matures on June 1, 2016, with the borrower having the right to extend the maturity date to July 1, 2017 and no other options to extend. The City Vista Mezzanine Loan bears interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal. Any remaining accrued but unpaid interest is due at maturity. The City Vista Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of approximately $28.4 million that is held by an unrelated third party, or the City Vista Senior Loan. The City Vista Mezzanine Loan is secured by a pledge of 100% of the membership interests in the borrower. W. Daniel Faulk, Jr. and Richard A. Denny, III, both unaffiliated third parties, have guaranteed to the lender the completion of the project in accordance with the plans and specifications and have provided a full payment guaranty. These guaranties are subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the City Vista Mezzanine Loan lender and the senior lender. Prepayment of the City Vista Mezzanine Loan is permitted in whole, but not in part, without lender consent. Prepayment of the City Vista Mezzanine Loan is required in whole upon (a) the refinancing of the City Vista Senior Loan, or (b) the disposition, mortgage, encumbrance, financing or refinancing of (i) any of the borrower’s property serving as collateral, or (ii) any interest of the borrower in Oxford City Vista Apartments LLC, a Georgia limited liability company, or its successors and assigns.
Under the terms of a purchase option agreement entered into concurrently and in connection with the closing of the City Vista Mezzanine Loan, the lender has an option (but not an obligation) to purchase the property between and including February 1, 2016 and May 31, 2016 for a pre-negotiated purchase price of $43,560,271. If the property is sold to, or refinanced by, a third party at any time, or is paid off at any time, the lender will be entitled to an exit fee in the amount required to provide a rate of return on the City Vista Mezzanine Loan of 14.0% per annum, based on cumulative non-compounded interest on a loan amount of $12,153,000, as borrowed; provided, however, that such exit fee shall not be required to be paid if the lender or a wholly owned direct or indirect subsidiary of the lender acquires the property at any time during the term of the City Vista Mezzanine Loan.
City Park Mezzanine Loan
On September 6, 2012, City Park Mezzanine Lending, LLC, a wholly owned subsidiary of our operating partnership, made the City Park Mezzanine Loan to Oxford City Park Development LLC in connection with borrower's plans to construct a 284-unit multifamily community in Charlotte, North Carolina as part of a master plan to redevelop the former Charlotte Coliseum site. Approximately $5,070,511 of the City Park Mezzanine Loan was funded by the lender to the borrower on the closing date and the balance of the City Park Mezzanine Loan is expected to be drawn by the borrower over approximately the next seven months.
In connection with the closing of the City Park Mezzanine Loan, the lender received on the closing date a loan fee of 2% of the amount of the City Park Mezzanine Loan funded, or $104,430. In addition, we paid on the closing date a fee of $50,715, or 1.0% of the amount of the City Park Mezzanine Loan funded on the closing date, to our manager as an acquisition fee in accordance with the terms of the management agreement, of which WOF received $507 through its special limited liability company interest in our manager. As the City Park Mezzanine Loan is drawn by the borrower, the lender will receive a loan fee of 2% of the amount funded from time to time to the borrower, and we will pay to the manager a fee of 1% of the amount funded from time to time to the borrower as an acquisition fee in accordance with the terms of the management agreement.
The City Park Mezzanine Loan matures on September 5, 2017, with no option to extend and bears interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal. Any remaining accrued but unpaid interest is due at maturity. The City Park Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of approximately $18.6 million that is held by an

S-2

unrelated third party, or the City Park Senior Loan. The City Park Mezzanine Loan is secured by a pledge of 100% of the membership interests in the borrower. W. Daniel Faulk, Jr. and Richard A. Denny, III, both unaffiliated third parties, have guaranteed to the lender the completion of the project in accordance with the plans and specifications and have provided a full payment guaranty. These guaranties are subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the City Park Mezzanine Loan lender and the senior lender. Prepayment of the City Park Mezzanine Loan is permitted in whole, but not in part, without the lender’s consent. Prepayment of the City Park Mezzanine Loan is required in whole upon (a) the refinancing of the City Park Senior Loan; or (b) the disposition, mortgage, encumbrance, financing or refinancing of (i) any of the borrower’s property offered as collateral, or (ii) any interest of the borrower in Oxford City Park Apartments LLC, a Georgia limited liability company, or its successors and assigns.
Under the terms of a purchase option agreement entered into on the closing date in connection with the closing of the City Park Mezzanine Loan, the lender has an exclusive option (but not an obligation) to purchase the property between and including November 1, 2015 and March 31, 2016 for a pre-negotiated purchase price of $30,945,845. If the property is sold to, or refinanced by, a third party at any time, or is paid off at any time, the lender will be entitled to an exit fee in the amount required to provide a rate of return on the City Park Mezzanine Loan of 14.0% per annum, based on cumulative non-compounded interest on a loan amount of $10,000,000, as borrowed; provided, however, that such exit fee shall not be required to be paid if the lender or a wholly owned direct or indirect subsidiary of the lender acquires the property.”

The following language replaces in its entirety the final sentence of the second paragraph on page S-35 of Supplement No. 3.

“In connection with entering into a forward purchase or option to purchase contract, we may be required to provide a deposit, a mezzanine loan or other assurances of our ability to perform our obligations under the forward purchase or option to purchase contract. See the section entitled “Business — Real Estate Loan Investments” elsewhere in this prospectus for a detailed description of the terms of the Oxford Hampton Mezzanine Loan, the Oxford Summit II Mezzanine Loan, the City Vista Mezzanine Loan and the City Park Mezzanine Loan.”

The following language is added immediately following the second full paragraph on page S-39 of Supplement No. 3.

“Revolving Credit Facility

On August 31, 2012, we and our operating partnership entered into the Revolving Facility Credit Agreement with KeyBank National Association, or KeyBank, and the other lenders party thereto, to obtain a $15,000,000 senior secured revolving credit facility. As of September 12, 2012, approximately $10.4 million of the senior secured revolving credit facility was outstanding.

We and our operating partnership intend to use the net proceeds of the senior secured revolving credit facility, on an as needed basis, to fund investments, capital expenditures, dividends (with KeyBank’s consent) and working capital and other general corporate purposes.

At our operating partnership’s election, loans made under the senior secured revolving credit facility bear interest at a rate per annum equal to: (x) during periods when interest accrues on such loans at the Base Rate, as defined below, the greatest of (1) KeyBank’s “prime rate”, (2) the Federal Funds Effective Rate (as defined in the Revolving Facility Credit Agreement) plus 0.5%, and (3) the Adjusted Eurodollar Rate (as defined in the Revolving Facility Credit Agreement) for a one-month interest period plus 1.00%, or collectively the Base Rate; or (y) during periods when interest accrues on such loans at the Eurodollar Rate (as defined below), the one-, two-, three-, or six-month per annum LIBOR for deposits in the applicable currency, or the Eurodollar Rate, as selected by our operating partnership; plus, in the case of either Eurodollar Rate loans or Base Rate loans, an applicable margin. The applicable margin for Eurodollar Rate loans is 5.00% and the applicable margin for Base Rate loans is 3.00%. Commitment fees on the average daily unused portion of the senior secured revolving credit facility are payable at a rate per annum of 0.5%.

The senior secured revolving credit facility has a maturity date of August 31, 2013. Our operating partnership has the right to prepay amounts owing under the senior secured revolving credit facility, in whole or in part, without premium or penalty, subject to any breakage costs and minimum repayment amounts of $100,000 on Eurodollar Rate loans and $500,000 on Base Rate loans (or, if less than such amounts, the full amount owing under the senior secured revolving credit facility). Our operating partnership is required to prepay amounts owing under the senior secured revolving credit facility with the net proceeds from certain transactions or events, including (subject to certain exceptions) (a) sales of equity securities by our company or any of its subsidiaries; (b) repayment of principal under any note receivable of our company or any of its subsidiaries; (c) asset sales by our company or any of its subsidiaries, (d) receipt of more than $100,000 by our company or any of its subsidiaries from the loss or destruction of any properties; or (e) the sale or issuance of any indebtedness by our company or any of its subsidiaries.

S-3

Interest on Base Rate loans is payable monthly in arrears on the first business day of each month. Interest on Eurodollar Rate loans is payable at the end of each interest rate period, or, in the case of an interest period that is longer than three months, at the end of each three-month interval within such interest rate period. Principal and any accrued but unpaid interest is due at maturity on August 31, 2013.

Borrowings under the senior secured revolving credit facility are secured by, among other things, a pledge by our operating partnership of specified assets (including real property, if any), stock and other interests as collateral for the senior secured revolving credit facility obligations. The specified assets that have been pledged include, among other things, 100% of the ownership of each of our operating partnership’s current and future mezzanine loan subsidiaries, or the Mezzanine Loan Subsidiaries, and 49% of the ownership, or the 49% Pledged Interests, of each of our operating partnership’s current and future real estate subsidiaries, or the Real Estate Subsidiaries. The senior secured revolving credit facility also is secured by a joint and several repayment guaranty from us and each of the Mezzanine Loan Subsidiaries and a collateral assignment of loan documents by each of the Mezzanine Loan Subsidiaries and our operating partnership. In addition, contemporaneous with entry into the Revolving Facility Credit Agreement, our operating partnership and KeyBank have entered into buy-sell agreements whereby, following a foreclosure by KeyBank on the 49% Pledged Interests, KeyBank can trigger a process whereby our operating partnership can buy the 49% Pledged Interest from KeyBank or KeyBank can buy the non-pledged 51% ownership interest of our operating partnership in each of the Real Estate Subsidiaries.

The Revolving Facility Credit Agreement contains certain affirmative and negative covenants, including negative covenants that limit or restrict, among other things, secured and unsecured indebtedness, mergers and fundamental changes, investments and acquisitions, liens and encumbrances, dividends, transactions with affiliates, burdensome agreements, changes in fiscal year and other matters customarily restricted in such agreements. The material financial covenants, ratios or tests contained in the credit facility are as follows:

•	Our company must maintain a consolidated net worth of at least $30 million plus 75% of the net proceeds any equity offering of our company, our operating partnership or their subsidiaries.

•	Our company's consolidated net worth at December 31, 2012 must be greater than or equal to $50 million.

•	Our company must maintain a ratio of consolidated senior indebtedness to total asset value of not more than 0.65 to 1.00.

•	Our company must maintain a ratio of consolidated total indebtedness to total asset value of not more than 0.70 to 1.00.

•	Our company must maintain a ratio of consolidated adjusted EBITDA to debt service coverage of at least 1.50 to 1.00.

•
Our company must maintain a ratio of the stabilized adjusted net operating income of the Real Estate Subsidiaries to the aggregate amount of the indebtedness of the Real Estate Subsidiaries plus the amount outstanding under the senior secured revolving credit facility of not less than 7.75%.

•	Our company and our operating partnership may not pay dividends in excess of the greater of (x) 95% of AFFO and (y) the amount for our company to maintain its status as a REIT under the Code.

If an event of default shall occur and be continuing under the credit facility, the commitments under the credit facility may be terminated and the principal amount outstanding under the credit facility, together with all accrued and unpaid interest and other amounts owing in respect thereof, may be declared immediately due and payable by KeyBank.”

Certain Relationships and Related Transactions

The following language is added immediately following the final sentence of the first paragraph on page S-66 of Supplement No. 3.

“In connection with the closing of the City Vista Mezzanine Loan, we received a loan fee of 2% of the amount of the City Vista Mezzanine Loan funded on the closing date, or $112,825. In addition, we paid a fee of $56,412, or 1.0% of the amount of the City Vista Mezzanine Loan funded on the closing date, to our manager as an acquisition fee in accordance with the terms of the management agreement, of which WOF received $564 through its special limited liability company interest in our manager. As the City Vista Mezzanine Loan is drawn by the borrower, the lender will receive a loan fee of 2% of the amount funded from time to time to the borrower and we will pay to our manager a fee of 1% of the amount funded from time to time to the borrower as an acquisition fee in accordance with the terms of the management agreement.

Finally, in connection with the closing of the City Park Mezzanine Loan, we received a loan fee of 2% of the amount of the City Park Mezzanine Loan funded on the closing date, or $104,430. In addition, we paid a fee of $50,715, or 1.0% of the amount of the City Park Mezzanine Loan funded on the closing date, to our manager as an acquisition fee in accordance with the terms of the

S-4

management agreement, of which WOF received $507 through its special limited liability interest in our manager. As the City Park Mezzanine Loan is drawn by the borrower, the lender will receive a loan fee of 2% of the amount funded from time to time to the borrower and we will pay to our manager a fee of 1% of the amount funded from time to time to the borrower as an acquisition fee in accordance with the terms of the management agreement.”

The following language replaces in its entirety the final sentence of the second paragraph on page S-66 of Supplement No. 3.

“For a description of the terms of the Oxford Hampton Mezzanine Loan, Oxford Summit II Mezzanine Loan, City Vista Mezzanine Loan, City Park Mezzanine Loan and the Iris Bridge Loan, see the section entitled “Description of Real Estate Related Investments” included elsewhere in the prospectus.”

S-5

Filed Pursuant to Rule Number 424(b)(3)
Registration No. 333-176604

PREFERRED APARTMENT COMMUNITIES, INC.
SUPPLEMENT NO. 5 DATED DECEMBER 31, 2012
TO THE PROSPECTUS, DATED NOVEMBER 18, 2011
This prospectus supplement (this “Supplement No. 5”) is part of the prospectus of Preferred Apartment Communities, Inc. (the “company,” “us,” “our” or “we”), dated November 18, 2011 (the “Prospectus”), as supplemented by Supplement No. 1, dated May 3, 2012 (“Supplement No. 1”), Supplement No. 2, dated May 11, 2012 (“Supplement No. 2”), Supplement No. 3, dated August 23, 2012 (“Supplement No. 3”) and Supplement No. 4, dated September 13, 2012 (“Supplement No. 4”). This Supplement No. 5 supplements, modifies or supersedes certain information contained in the Prospectus. This Supplement No. 5 should be read, and will be delivered, with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and Supplement No. 4.
The purpose of this Supplement No. 5 is to disclose the extension of this offering by the Company to December 31, 2013, unless extended in accordance with the Prospectus.

PREFERRED APARTMENT COMMUNITIES, INC.

	Supplement No. 5 Page No.	Prospectus/Supplement No. 4 Page No.
Certain Operating Information	3	N/A
Extension of the Offering	3	N/A

2

CERTAIN OPERATING INFORMATION
Status and Extension of Our Offering

On December 31, 2012, the company extended the termination date of our public offering of 150,000 Units, with each Unit consisting of one share of Series A Redeemable Preferred Stock and one detachable warrant to purchase 20 shares of the our Common Stock from December 31, 2012 to December 31, 2013. Accordingly, all references to the termination of this offering are revised to state that this offering will terminate on December 31, 2013, provided that this offering will be terminated if all 150,000 Units are sold before such date. As of December 31, 2012, we have sold 19,762 Units.

3

Filed Pursuant To Rule 424(b)(3)
File No. 333-176604

PREFERRED APARTMENT COMMUNITIES, INC.
SUPPLEMENT NO. 6 DATED JANUARY 29, 2013
TO THE PROSPECTUS, DATED NOVEMBER 18, 2011
This prospectus supplement (this "Supplement No. 6") is part of the prospectus of Preferred Apartment Communities, Inc., dated November 18, 2011 (the "Prospectus"), as supplemented by Supplement No. 1, dated May 3, 2012 ("Supplement No. 1"), Supplement No. 2, dated May 11, 2012 ("Supplement No. 2"), Supplement No. 3, dated August 23, 2012 ("Supplement No. 3"), Supplement No. 4, dated September 13, 2012 ("Supplement No. 4") and Supplement No. 5, dated December 31, 2012 ("Supplement No. 5"). This Supplement No. 6 supplements, modifies or supersedes certain information contained in the Prospectus. This Supplement No. 6 should be read, and will be delivered, with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and Supplement No. 4 and Supplement No. 5. Except where the context suggests otherwise, the terms "company," "Company," "we," "us," and "our" refer to Preferred Apartment Communities, Inc., together with its consolidated subsidiaries, and "our manager" refers to Preferred Apartment Advisors, LLC, our external manager and advisor, a Delaware limited liability company.
The purpose of this Supplement No. 6 is to disclose the following:

•	the indirect acquisition by our operating partnership of three multifamily communities, one in each of Atlanta, Georgia; Austin, Texas; and suburban Raleigh, North Carolina;

•	the company’s entry into financing arrangements with regard to such multifamily communities;

•
the company’s consummation of a private placement of shares of its Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, liquidation value $1,000 per share, in a private placement to certain investors in exchange for aggregate cash consideration of $40,000,000; and

•	update certain information with respect to the agreement of limited partnership of the company’s operating partnership.

PREFERRED APARTMENT COMMUNITIES, INC.

	Supplement No. 6 Page No.	Prospectus Page No.
Certain Operating Information	S-1	N/A
Status of the Offering	S-1	N/A
Accredited Investor Private Placement Offering	S-1	N/A
Prospectus Updates	S-3	N/A
Prospectus Summary	S-3	2, 7, 18, 23, 150
Distribution Policy	S-6	18, 69
Capitalization	S-8	72
Business	S-9	95
Description of Real Estate Investments	S-9	113
Certain Relationships and Related Transactions	S-16	143
Description of Securities	S-17	155, 158
Shares of Common Stock Eligible for Future Resale	S-20	163
Summary of our Organizational Documents	S-20	164
Summary of our Operating Partnership Agreement	S-20	168, 170, 172-174
Material U.S. Federal Income Tax Considerations	S-22	180, 191-193, 196
Exhibits	S-25	N/A
Exhibit A - Ashford Park Trailing Twelve Month Profit and Loss Statement for the Period Ended September 30, 2012	S-25	N/A
Exhibit B - Lake Cameron Trailing Twelve Month Profit and Loss Statement for the Period Ended September 30, 2012	S-26	N/A
Exhibit C - McNeil Ranch Trailing Twelve Month Profit and Loss Statement for the Period Ended September 30, 2012	S-27	N/A

i

CERTAIN OPERATING INFORMATION
Status of the Offering

On November 18, 2011, we commenced this offering on a ‘‘reasonable best efforts’’ basis of up to 150,000 units, or Units, with each Unit consisting of one share of Series A Redeemable Preferred Stock and one detachable warrant to purchase 20 shares of our common stock. On March 30, 2012, we satisfied the escrow conditions of this offering, received and accepted aggregate subscriptions in excess of $2.0 million and issued 2,155 shares of Series A Redeemable Preferred Stock and 2,155 Series A Warrants to the holders of our Series A Redeemable Preferred Stock. As of January 10, 2013, we had received from this offering total gross proceeds of approximately $20,860,000 from the sale of 20,860 Units. As of January10, 2013, there were 129,140 Units available for sale pursuant to this offering.

On December 31, 2012, we extended the termination date of this offering to December 31, 2013, provided that this offering will be terminated if all the 150,000 Units are sold before such date

Our common stock is traded on the NYSE MKT (previously known as NYSE AMEX), or NYSE MKT, under the symbol "APTS." On January 28, 2013, the last reported sale price of our common stock on the NYSE MKT was $8.20 per share.

Accredited Investor Private Placement Offering
On January 17, 2013, we entered into securities purchase agreements dated as of January 16, 2013, or the Securities Purchase Agreements, with certain accredited investors, or the Investors, pursuant to which, among other things, we sold 40,000 shares of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, liquidation value $1,000 per share, or the Series B Mandatorily Convertible Preferred Stock, in a private placement, or the Private Placement, to the Investors in exchange for aggregate cash consideration of $40,000,000. Each share of Series B Mandatorily Convertible Preferred Stock was sold to the Investors at an offering price of $1,000 per share. We used the net offering proceeds of the Private Placement to acquire three multifamily residential properties and to refinance the existing debt on these acquired properties. The closing process and funding under many of the Securities Purchase Agreements began on January 16, 2013. However, the closings under the Securities Purchase Agreements were not consummated until January 17, 2013.
Registration Rights Agreements
In connection with the Private Placement, on January 17, 2013, we entered into a registration rights agreement dated as of January 16, 2013, or the Registration Rights Agreement, with each of the Investors. Pursuant to the terms of the Registration Rights Agreement, we agreed to file a resale registration statement by no later than April 15, 2013 for the purpose of registering the resale of the underlying shares of common stock into which the shares of Series B Mandatorily Convertible Preferred Stock are convertible (following stockholder approval of the conversion of the Series B Mandatorily Convertible Preferred Stock into shares of common stock). Pursuant to the Registration Rights Agreement, we agreed to use commercially reasonable efforts to have such registration statement declared effective with the SEC within 120 days of such filing.
Placement Agency Agreement
In connection with the Private Placement, on January 11, 2013, we entered into a placement agency agreement, or the Placement Agency Agreement, with Wunderlich Securities, Inc., a Tennessee corporation, Compass Point Research & Trading, LLC, a Delaware limited liability company, and National Securities Corporation, a Washington corporation, or the Agents. Under the Placement Agency Agreement, the Agents agreed to use their "best efforts" on an "all-or-none" basis to sell a minimum amount of 28,000 shares of Series B Mandatorily Convertible Preferred Stock, and to use their "best efforts" to sell a maximum amount of 40,000 shares of Series B Mandatorily Convertible Preferred Stock. As compensation for such services, we agreed to pay the Agents a fee of 6.0% of the aggregate gross proceeds from the sale of such equity securities and to reimburse the Agents for all reasonable, documented out-of-pocket accountable expenses incurred by them in connection with the Private Placement, up to an aggregate amount equal to $57,500.
The Placement Agency Agreement contains customary representations and warranties and covenants of the company and is subject to customary closing conditions. In addition, the company and the Agents have agreed to indemnify each other against certain

S-1

liabilities, including indemnification of the Agents by the company for liabilities under the Securities Act and for liabilities arising from breaches of the representations, warranties or obligations contained in the Placement Agency Agreement.
Promissory Note and Loss Sharing Agreement
In connection with the purchase by his affiliates of 2,639 shares of Series B Mandatorily Convertible Preferred Stock in the Private Placement, on January 17, 2013, J. Steven Emerson, or the Maker, executed a promissory note, dated January 16, 2013, or the Promissory Note, in the aggregate principal amount of $2,639,000 in favor of the company. The Promissory Note had an interest rate of 0.5% per annum, beginning January 23, 2013 and maturing on January 25, 2013. On January 18, 2013, the purchase price for the 2,639 shares of Series B Mandatorily Convertible Preferred Stock referred to above was paid in full and the Promissory Note was canceled.
In connection with the Promissory Note, on January 17, 2013, the company and the Agents entered into a loss sharing agreement dated as of January 16, 2013, or the Loss Sharing Agreement, pursuant to which the Agents agreed to acquire part of the Promissory Note from us if the Maker defaulted on the Promissory Note. The Agents agreed that the consideration for such acquisition would have been made by a reduction of the fees otherwise payable to the Agents under the Placement Agency Agreement. As a result of the cancellation of the Promissory Note on January 18, 2013, the obligation of the Agents to acquire part of the Promissory Note from the company no longer exists.

S-2

PROSPECTUS UPDATES
Prospectus Summary
The following disclosure is added immediately following the first paragraph on page S-3 of Supplement No. 3.
"On January 17, 2013, we entered into securities purchase agreements dated as of January 16, 2013, or the Securities Purchase Agreements, with certain accredited investors, or the Investors, pursuant to which, among other things, we sold 40,000 shares of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, liquidation value $1,000 per share, or the Series B Mandatorily Convertible Preferred Stock, in a private placement, or the Private Placement, to the Investors in exchange for aggregate cash consideration of $40,000,000. Each share of Series B Mandatorily Convertible Preferred Stock was sold to the Investors at an offering price of $1,000 per share. We used the net offering proceeds of the Private Placement to acquire three multifamily residential properties and to refinance part of the existing debt on these acquired properties. The closing process and funding under many of the Securities Purchase Agreements began on January 16, 2013. However, the closings under the Securities Purchase Agreements were not consummated until January 17, 2013."
The following disclosure is added immediately following the second paragraph on page S-1 of Supplement No. 4.
"On January 18, 2013, Williams Multifamily Acquisition Fund, LP, a Delaware limited partnership, or WMAF, Williams Multifamily Acquisition Fund GP, LLC, a Delaware limited liability company, or WMAF GP, Williams Multifamily Acquisition Venture, LLC, a Georgia limited liability company, or Williams LP, WRA and OREC (Williams) Holdings, Inc., a corporation formed under the laws of the Province of Ontario, Canada, or Oxford, entered into a Liquidation Agreement dated as of January 18, 2013, or the Liquidation Agreement, in connection with, among other things, the acquisition of up to three real estate investment properties: Ashford Park, Lake Cameron and McNeil Ranch, or, collectively, the Real Estate Investment Properties. We are not a party to the Liquidation Agreement.
The Liquidation Agreement provides that Williams LP has the right to exercise an option to purchase all the outstanding common stock of the separate real estate investment trusts, or the REIP Entities, that indirectly own the Real Estate Investment Properties (and thereby acquire the Real Estate Investment Properties) at the agreed-upon purchase prices included therein. On January 18, 2013, pursuant to the terms of two option exercise notices, or the Option Exercise Notices, Williams LP exercised its options to purchase all the common stock of the REIP Entities and thereby acquire indirectly the ownership of the Real Estate Investment Properties, and designated our operating partnership as the purchaser of all the common stock of the REIP Entities, with a final closing date for such purchases of January 23, 2013. Further, on January 23, 2013, pursuant to the terms of stock transfer agreements, or the Stock Transfer Agreements, among our operating partnership, WMAF and WMAF GP, all the shares of common stock of the REIP Entities that indirectly own the Real Estate Investment Properties were transferred from WMAF to our operating partnership.
On January 23, 2013, our operating partnership completed the purchase of all the common stock of Ashford Park REIT Inc., the indirect fee-simple owner of a 408 unit multifamily apartment community located in Atlanta, Georgia, or Ashford Park, for a total acquisition cost of approximately $39.4 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $39.4 million acquisition cost included existing first mortgage debt of approximately $38.8 million, which has been paid in full, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our manager received an acquisition fee equal to approximately $0.4 million. In connection with the acquisition of Ashford Park, on January 24, 2013, we refinanced the existing first mortgage debt with a portion of the net proceeds from the Private Placement and with a new loan of approximately $25.6 million originated by Prudential Affordable Mortgage Company, LLC, a Delaware limited liability company, or Prudential.
On January 23, 2013, our operating partnership completed the purchase of all the common stock of Lake Cameron REIT Inc., the indirect fee-simple owner of a 328 unit multifamily apartment community located in suburban Raleigh, North Carolina, or Lake Cameron, for a total acquisition cost of approximately $30.4 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $30.4 million acquisition cost included existing first mortgage debt of approximately $17.5 million, which has been paid in full, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our manager received an acquisition fee equal to approximately $0.3 million. In connection with the acquisition of Lake Cameron, on January 24, 2013, we refinanced the existing first mortgage debt on Lake Cameron with a portion of the net proceeds

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from the Private Placement and with a new loan of approximately $19.8 million originated by Jones Lang LaSalle Operations, L.L.C., an Illinois limited liability company, or Jones Lang.
On January 23, 2013, our operating partnership completed the purchase of all the common stock of McNeil Ranch REIT Inc., the indirect fee-simple owner of a 192 unit multifamily apartment community located in Austin, Texas, or McNeil Ranch, for a total acquisition cost of was approximately $21.0 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $21.0 million acquisition cost includes existing first mortgage debt of approximately $13.4 million, which has been paid in full, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our manager received an acquisition fee equal to approximately $0.2 million. In connection with the acquisition McNeil Ranch, on January 24, 2013, we refinanced the existing first mortgage debt with a portion of the net proceeds from the Private Placement and with a new loan of approximately $13.6 million originated by Jones Lang."
The following disclosure replaces in its entirety the section entitled "Prospectus Summary — Our Structure" on page 7 of the Prospectus and the chart on page 150 of the Prospectus.
"We were formed as a Maryland corporation on September 18, 2009. The following chart shows our structure after giving effect to this offering:

(1)	NELL Partners, Inc. is controlled by John A. Williams, our sponsor, and Leonard A. Silverstein, our President and Chief Operating Officer.

(2)
Our manager, Preferred Apartment Advisors, LLC, is controlled by NELL Partners, Inc. Other than the 1% Manager Revenue Interest (as defined in the section entitled "Our Manager and Management Agreement — 1% Manager Revenue Interest" included elsewhere in this prospectus) held by WOF, all interests of our manager are held by NELL Partners, Inc.

(3)
The common stock investors in our initial public offering own registered shares of common stock of Preferred Apartment Communities, Inc. The 500,000 shares of common stock acquired by WOF in the private placement offering are not registered shares. As of December 31, 2012, WOF owned 142,262 shares of our common stock.

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(4)
NELL Partners owns 36,666 shares of common stock. John A. Williams and Leonard A. Silverstein share joint voting and investment power of these shares. Additionally, as of September 30, 2012, our officers and directors collectively own 139,777 shares of common stock. See "Principal Stockholders."

(5)	Each property is expected to be held in a single-purpose entity.

(6)
As the special limited partner of the operating partnership, our manager is entitled to receive a participation in net sales proceeds of our investments. See the section entitled "Our Manager and Management Agreement — Management Compensation — Special Limited Partnership Interest" included elsewhere in this prospectus for information relating to the calculation of distributions with respect to the special limited partnership interest and conditions under which it may be paid.

(7)
The shares of common stock issuable upon the redemption of the Series A Redeemable Preferred Stock will be registered shares. The shares of common stock issuable upon redemption of the Series B Mandatorily Convertible Preferred Stock are expected to be registered shares."

The following disclosure is added immediately following the first paragraph under the section entitled "Prospectus Summary — Distribution Policy" on page S-9 of Supplement No. 3.
"Holders of Series B Mandatorily Convertible Preferred Stock are entitled to receive, when, and as authorized by our board of directors and declared by us out of legally available funds, a dividend, on an as converted basis, that mirrors any dividend payable on shares of our common stock and also will be entitled to share in any other distribution made on our common stock on an as converted basis (other than dividends or other distributions payable in our common stock), for the period beginning with any dividends and other distributions in respect of the first quarter of 2013. Any dividends or other distributions on the Series B Mandatorily Convertible Preferred Stock for the first quarter of 2013 will be paid, on an as converted basis, pro rata from the date of issuance.
For the period beginning on May 16, 2013, but only to the extent that the Series B Mandatorily Convertible Preferred Stock remains outstanding during this period and subject to the preferential rights of holders of any shares of senior capital stock of the company, each share of the Series B Mandatorily Convertible Preferred Stock will bear a dividend, when and as authorized by our board of directors, equal to the excess, if any, of (i) 15.0% per annum, minus (ii) any dividend or other distribution payable by us on the Series B Mandatorily Convertible Preferred Stock pursuant to the previous paragraph in respect of the applicable quarterly period. Such dividends shall be cumulative from May 16, 2013 and shall be payable quarterly in arrears on or before July 15th, October 15th, January 15th and April 15th of each year or, if not a business day, the next succeeding business day. If the Series B Mandatorily Convertible Preferred Stock is converted to our common stock prior to May 16, 2013, then no additional dividends will be payable on the Series B Mandatorily Convertible Preferred Stock."
The following information replaces in its entirety the section entitled, "Prospectus Summary — Capital Structure" on page 23 of the Prospectus.
"Following this offering, the Series A Redeemable Preferred Stock will rank senior to our common stock and to the Class A Units and Class B Units issued by our operating partnership and on parity with the Series A Redeemable Preferred Limited Partnership Units issued by our operating partnership with respect to both payment of dividends and distribution of amounts upon liquidation. The Series B Mandatorily Convertible Preferred Stock ranks senior to our common stock and to the Class A Units and Class B Units issued by our operating partnership and on a parity with the Series A Redeemable Preferred Stock, the Series A Redeemable Preferred Limited Partnership Units issued by our operating partnership and the Series B Mandatorily Convertible Preferred Units issued by our operating partnership with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Our board of directors has the authority to issue shares of additional series of preferred stock that could be senior in priority to the Series A Redeemable Preferred Stock and to the Series B Mandatorily Convertible Preferred Stock; provided, however, that the affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Mandatorily Convertible Preferred Stock, voting as a single class, shall be required to authorize, create, increase the number of or issue any shares of capital stock of the company that are senior to the Series B Mandatorily Convertible Preferred Stock or any security convertible into our capital stock that is senior to the Series B Mandatorily Convertible Preferred Stock or reclassify any other existing shares of our capital stock of into shares of our capital stock that are senior to the Series B Mandatorily Convertible Preferred Stock."

S-5

Distribution Policy
The following disclosure is added immediately following the first paragraph under the heading "Distribution Policy" on page S-20 of Supplement No. 3.
"Holders of Series B Mandatorily Convertible Preferred Stock are entitled to receive, when, and as authorized by our board of directors and declared by us out of legally available funds, a dividend, on an as converted basis, that mirrors any dividend payable on shares of our common stock and also will be entitled to share in any other distribution made on our common stock on an as converted basis (other than dividends or other distributions payable in our common stock), for the period beginning with any dividends and other distributions in respect of the first quarter of 2013. Any dividends or other distributions on the Series B Mandatorily Convertible Preferred Stock for the first quarter of 2013 will be paid, on an as converted basis, pro rata from the date of issuance.
For the period beginning on May 16, 2013, but only to the extent that the Series B Mandatorily Convertible Preferred Stock remains outstanding during this period and subject to the preferential rights of holders of any shares of senior capital stock of the company, each share of the Series B Mandatorily Convertible Preferred Stock will bear a dividend, when and as authorized by our board of directors, equal to the excess, if any, of (i) 15.0% per annum, minus (ii) any dividend or other distribution payable by us on the Series B Mandatorily Convertible Preferred Stock pursuant to the previous paragraph in respect of the applicable quarterly period. Such dividends shall be cumulative from May 16, 2013 and shall be payable quarterly in arrears on or before July 15th, October 15th, January 15th and April 15th of each year or, if not a business day, the next succeeding business day. If the Series B Mandatorily Convertible Preferred Stock is converted to our common stock prior to May 16, 2013, then no additional dividends will be payable on the Series B Mandatorily Convertible Preferred Stock."
The following disclosure replaces in its entirety the language added on page S-9 of Supplement No. 3 under the heading "Prospectus Summary – Distribution Policy" and the first paragraph on the top of page S-21 of Supplement No.3 and the table that follows, all under the heading "Distribution Policy".
The following tables set forth the dividends that have been authorized by the company's Board of Directors and, if applicable, paid by us from inception through January 29, 2013.
Common Stock

Quarter Ended	Amount Paid Per Share	Total Amount Paid	Date Paid
06/30/2011	$0.125	$646,487	07/15/2011
09/30/2011	$0.125	$646,675	10/17/2011
12/31/2011	$0.125	$646,916	01/17/2012
03/31/2012	$0.13	$673,181	04/16/2012
06/30/2012	$0.13	$677,477	07/16/2012
09/30/2012	$0.14	$729,699	10/15/2012
12/31/2012	$0.145	$761,616	1/15/2013

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Series A Redeemable Preferred Stock

Month Ended	Amount Paid Per Share		Total Amount Paid		Date Paid
04/30/2012	$5.33	(1)	$11,486		05/21/2012
05/31/2012	$5.00/5.17	(2)	$25,406		06/20/2012
06/30/2012	$5.00/5.17	(3)	$42,793		07/20/2012
07/31/2012	$5.00/5.50	(4)	$50,879		08/20/2012
08/31/2012	$5.00/7.50/5.17	(5)	$54,119		09/20/2012
09/30/2012	$5.00/7.67/5.33	(7)	$58,061		10/20/2012
10/31/2012	$5.00/7.83/5.50	(8)	$61,553		11/20/2012
11/30/2012	$5.00/7.50/5.17	(9)	$66,641		12/20/2012
12/31/2012	$5.00/7.67/5.17	(10)	$79,868		1/22/2013
1/31/2013	$5.00/8.00/5.67	(11)(6)		$(6)	2/20/2013	(6)

(1)
Comprised of $5.00 per share for the month of April 2012 and $0.33 per share prorated from the initial issuance of shares of Series A Redeemable Preferred Stock on March 30, 2012 purchased in this offering through the end of March 2012.

(2)
Comprised of (i) a dividend of $5.00 per share of Series A Redeemable Preferred Stock to all stockholders of record on May 31, 2012 that purchased Primary Series A Units in connection with our closing of this offering on March 31, 2012 and (ii) a dividend of $5.17 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of May 2012 and $0.17 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on April 30, 2012 through the end of April 2012.

(3)
Comprised of (i) a dividend of $5.00 per share of Series A Redeemable Preferred Stock to all stockholders of record on June 29, 2012 that purchased Primary Series A Units in connection with our closings of this offering prior to May 30, 2012 and (ii) a dividend of $5.17 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of June 2012 and $0.17 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on May 31, 2012 through the end of May 2012.

(4)
Comprised of (i) a dividend of $5.00 per share of Series A Redeemable Preferred Stock to all stockholders of record on July 31, 2012 that purchased Primary Series A Units in connection with our closings of this offering prior to June 28, 2012 and (ii) a dividend of $5.50 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of July 2012 and $0.50 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on June 28, 2012 through the end of June 2012.

(5)
Comprised of (i) a dividend of $5.00 per share of Series A Redeemable to all stockholders of record on August 31, 2012 that purchased Primary Series A Units in connection with our closings of this offering prior to July 17, 2012, (ii) a dividend of $7.50 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of August 2012 and $2.50 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on July 17, 2012 through the end of July 2012 and (iii) a dividend of $5.17 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of August 2012 and $0.17 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on July 31, 2012 through the end of July 2012.

(6)	This dividend was authorized by the Board of Directors and declared by the company, but has yet to be paid to the holders of the Series A Redeemable Preferred Stock.

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(7)
Comprised of (i) a dividend of $5.00 per share of Series A Redeemable to all stockholders of record on September 30, 2012 that purchased Primary Series A Units in connection with our closings of this offering prior to August 16, 2012, (ii) a dividend of $7.67 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of September 2012 and $2.67 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on August 16, 2012 through the end of August 2012 and (iii) a dividend of $5.33 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of September 2012 and $0.33 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on August 30, 2012 through the end of August 2012.

(8)
Comprised of (i) a dividend of $5.00 per share of Series A Redeemable to all stockholders of record on October 31, 2012 that purchased Primary Series A Units in connection with our closings of this offering prior to September 30, 2012, (ii) a dividend of $7.83 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of October 2012 and $2.83 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on September 14, 2012 through the end of September 2012 and (iii) a dividend of $5.50 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of October 2012 and $0.50 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on September 28, 2012 through the end of September 2012.

(9)
Comprised of (i) a dividend of $5.00 per share of Series A Redeemable to all stockholders of record on November 30, 2012 that purchased Primary Series A Units in connection with our closings of this offering prior to October 17, 2012, (ii) a dividend of $7.50 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of November 2012 and $2.50 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on October 17, 2012 through the end of October 2012 and (iii) a dividend of $5.17 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of October 2012 and $0.17 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on October 31, 2012 through the end of October 2012.

(10)
Comprised of (i) a dividend of $5.00 per share of Series A Redeemable to all stockholders of record on December 31, 2012 that purchased Primary Series A Units in connection with our closings of this offering prior to November 15, 2012, (ii) a dividend of $7.67 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of December 2012 and $2.67 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on November 15, 2012 through the end of November 2012 and (iii) a dividend of $5.17 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of November 2012 and $0.17 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on November 30, 2012 through the end of November 2012.

(11)
Comprised of (i) a dividend of $5.00 per share of Series A Redeemable to all stockholders of record on January 31, 2012 that purchased Primary Series A Units in connection with our closings of this offering prior to December 14, 2012, (ii) a dividend of $8.00 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of January 2013 and $3.00 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on December 14, 2012 through the end of December 2012 and (iii) a dividend of $5.67 per share of Series A Redeemable Preferred Stock, comprised of $5.00 per share for the month of December 2012 and $0.67 per share prorated from the initial issuance of such shares of Series A Redeemable Preferred Stock on December 28, 2012 through the end of November 2012.

Capitalization
The following information replaces in its entirety the section entitled "Capitalization" on page S-23 of Supplement No. 3.
The following table sets forth (a) our actual capitalization at September 30, 2012, (b) the adjustments to reflect the effect of the issuance of a total of 150,000 shares of Series A Redeemable Preferred Stock in this offering, assuming the sale of the maximum offering after deducting estimated offering expenses, including selling commissions and the dealer manager fee, payable by us, (c) our capitalization as adjusted to reflect the effect of the issuance of 40,000 shares of Series B Preferred Stock on January 16, 2013, after deducting estimated offering expenses, including selling commissions, payable by us and (d) our capitalization as adjusted to reflect the effect of both (b) and (c) above. You should read this table together with the sections entitled "Estimated Use of Proceeds" and "Selected Financial Information" included elsewhere in this prospectus, as well as our consolidated financial statements and notes thereto and the section entitled "Management’s Discussion and Analysis of Financial Condition and Results of Operations" included in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus.

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	September 30 , 2012
	Actual	Series A Maximum Offering	Series B Offering	As Adjusted Series A and Series B
	(unaudited)
Stockholders' equity:

Series A Redeemable Preferred Stock, par value $0.01 per share; 150,000 shares authorized 12,178 or 150,000 issued and outstanding	$122	$1,378	$—	$1,500
Series B Redeemable Preferred Stock, par value $0.01 per share; 40,000 shares authorized and 0 or 40,000 issued and outstanding	$—	$—	$400	$400
Common Stock, par value $0.01 per share; 400,066,666 shares authorized and 5,178,313 issued and outstanding	$51,783	$—	$—	$51,783
Additional paid-in capital(1)	$51,953,388	$121,971,092	$36,999,600	$210,924,080
Accumulated deficit	$(9,972,849)	$—	$—	$(9,972,849)

Non-controlling interest	$1	$—	$—	$1

Total equity	$42,032,445	$121,972,470	$37,000,000	$201,004,915

(1)
Included in additional paid in capital for the actual, Series A maximum offering, and as adjusted Series A and Series B offering columns is the fair value of the Warrants that are included in the Units sold in this offering, which warrants were immediately separable from our Series A Redeemable Preferred Stock and which Warrants have, as of September 30, 2012, an aggregate estimated fair value of $398,831. Each Warrant is potentially exercisable into 20 shares of our common stock, beginning one year after the date of issuance and expires four years after the date of issuance. The weighted average fair value of each warrant is $32.75 (or approximately $1.64 on a per underlying share of common stock basis) and was calculated utilizing the Black-Scholes-Merton model with valuation assumptions as of September 30, 2012. The weighted average strike price of the warrants outstanding at September 30, 2012 was approximately $9.39.

Business
The following disclosure is added immediately following the third paragraph under the heading "Business — Our Properties" on page S-27 of Supplement No. 3.
"On January 23, 2013, our operating partnership completed the purchase of all the common stock of Ashford Park REIT Inc., the indirect fee-simple owner of Ashford Park, for a total acquisition cost of approximately $39.4 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $39.4 million acquisition cost includes existing first mortgage debt of approximately $38.8 million, which has been paid in full, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our manager received an acquisition fee equal to approximately $0.4 million. In connection with the acquisition of Ashford Park, on January 24, 2013, we refinanced the existing first mortgage debt with a portion of the net proceeds from the Private Placement and with a new loan of approximately $25.6 million originated by Prudential.
On January 23, 2013, our operating partnership completed the purchase of all the common stock of Lake Cameron REIT Inc., the indirect fee-simple owner of Lake Cameron, for a total acquisition cost of approximately $30.4 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $30.4 million acquisition cost includes existing first mortgage debt of approximately $17.5 million, which has been paid in full, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our manager received an acquisition fee equal to approximately $0.3 million. In connection with the acquisition of Lake Cameron, on January 24, 2013, we refinanced the existing first mortgage debt on Lake Cameron with a portion of the net proceeds from the Private Placement and with a new loan of approximately $19.8 million originated by Jones Lang.

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On January 23, 2013, our operating partnership completed the purchase of all the common stock of McNeil Ranch REIT Inc., the indirect fee-simple owner of McNeil Ranch, for a total acquisition cost of was approximately $21.0 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $21.0 million acquisition cost includes existing first mortgage debt of approximately $13.4 million, which has been paid in full, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our manager received an acquisition fee equal to approximately $0.2 million. In connection with the acquisition McNeil Ranch, on January 24, 2013, we refinanced the existing first mortgage debt with a portion of the net proceeds from the Private Placement and with a new loan of approximately $13.6 million originated by Jones Lang."
Description of Real Estate Investments
The following disclosure replaces in its entirety the section entitled "Description of Real Estate Investments--Properties Owned" on page S-44 of Supplement No. 3.
"The following table provides information as of January 29, 2013 (unless indicated otherwise) regarding our six multifamily communities.

Current Name of Multifamily Community	Location of Multifamily Community	Number of Units	Average Per Unit Monthly Rents(1)	Purchase Price		Mortgage Debt Amount		Interest Rate		Property Management Agent(2)	Annual Property Management Fee

Ashford Park	Atlanta, Georgia	408	$1,035	$41,246,000	(3)	$25,626,000	(4)	3.13%		PRM	4.0%

Lake Cameron	Suburban Raleigh, North Carolina	328	$819	$31,500,000	(3)	$19,773,000	(4)	3.13%		PRM	4.0%

McNeil Ranch	Austin, Texas	192	$1,097	$21,915,000	(3)	$13,646,000	(4)	3.13%		PRM	4.0%

Summit Crossing	Suburban Atlanta, Georgia	345	$931	$33,304,434	(5)	$20,862,000	(6)	4.71%		PRM	4.0%

Stone Rise	Suburban Philadelphia, Pennsylvania	216	$1,318	$30,584,741	(5)	$19,500,000	(6)	2.77%	(7)	PRM	4.0%

Trail Creek	Hampton Roads, Virginia	204	$1,079	$23,583,054	(5)	$15,275,000	(6)	2.80%	(7)	PRM	4.0%

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(1)	Estimated as of September 30, 2012. Exclusive of additional amounts recoverable from tenants for utilities and rent concessions that may be offered to tenants.
(2)	Each of our multifamily communities is operated under a management agreement between our manager and PRM, or the property manager, an affiliate of our manager.
(3)	The purchase price is based on an estimate of the aggregate value of the tangible and identifiable intangible assets and liabilities acquired and inclusive of estimated closing costs and fees.
(4)	Mortgage debt amount and interest rate at January 29, 2013.
(5)	The purchase price of these acquired properties is based on the aggregate value of the tangible and identifiable intangible assets and liabilities acquired.
(6)
Mortgage debt amount and interest rate at September 30, 2012. Interest rate varies monthly and is calculated by adding 2.77% to the British Banker’s Association’s one month LIBOR Rate for United States Dollar deposits, or LIBOR, for Stone Rise and 2.80% to LIBOR for Trail Creek. LIBOR was 0.245% on September 30, 2012.

(7)	Variable monthly interest rates are capped at 7.25% and 6.85% for Stone Rise and Trail Creek, respectively.

See the section entitled "Certain Relationships and Related Transactions — Agreements With Institutional and Other Investors — Real Estate Property Investments" contained elsewhere in this prospectus."
The following disclosure is added immediately preceding the section entitled "Description of Real Estate Investments — Depreciation" beginning on page S-48 of Supplement No. 3.
Liquidation Agreement
"On January 18, 2013, WMAF, WMAF GP, Williams LP, WRA and Oxford entered into the Liquidation Agreement, in connection with, among other things, the acquisition of up to three real estate investment properties: Ashford Park, Lake Cameron and McNeil Ranch, or, collectively, the Real Estate Investment Properties. We are not a party to the Liquidation Agreement. Oxford holds an indirect 95% interest, and affiliates of the company hold an indirect 5% interest, in the Real Estate Investment Properties through their ownership of WMAF.
The Liquidation Agreement provided that Williams LP had the right to exercise an option to purchase all the outstanding common stock of the separate real estate investment trusts, or the REIP Entities, that indirectly own the Real Estate Investment Properties (and thereby acquire the Real Estate Investment Properties) at the agreed-upon purchase prices included therein. The Liquidation Agreement generally is binding on the parties thereto, but the transactions contemplated thereby regarding the acquisition of the Real Estate Investment Properties were subject to certain conditions, including Williams LP giving affirmative notice of its desire to acquire all the common stock of the REIP Entities and designating our operating partnership as the purchaser of all the common stock of the REIP Entities. The Liquidation Agreement provides that the Real Estate Investment Properties will need to be acquired by January 25, 2013 for the Ashford Park and McNeil Ranch properties and March 31, 2013 for the Lake Cameron property.
On January 18, 2013, pursuant to the terms of the Option Exercise Notices, Williams LP exercised its options to purchase all the common stock of the REIP Entities and thereby acquire indirectly the ownership of the Real Estate Investment Properties, and designated our operating partnership as the purchaser of all the common stock of the REIP Entities, with a final closing date for such purchases of January 23, 2013. Further, on January 23, 2013, pursuant to the terms of stock transfer agreements, or the Stock Transfer Agreements, among our operating partnership, WMAF and WMAF GP, all the shares of common stock of the REIP Entities that indirectly own the Real Estate Investment Properties were transferred from WMAF to our operating partnership. John A. Williams, our Chief Executive Officer and Chairman, indirectly owns an approximate 1.56% interest in WMAF, Leonard A. Silverstein, our President and Chief Operating Officer and a board member, indirectly owns an approximate 0.16% interest in WMAF and William F. Leseman, our Executive Vice President – Property Management, indirectly owns an approximate 0.05% interest in WMAF. In connection with the acquisition of all of the Real Estate Investment Properties, from these indirect interests in WMAF, Mr. Williams, Mr. Silverstein and Mr. Leseman received approximately $331,175, $33,268 and $10,429, respectively. See "Risk Factors—We have affiliations with the property manager and the seller of the Real Estate Investment Properties and the terms of the acquisitions may not be as favorable to us as if they had been negotiated with an unaffiliated third party," Risk Factors- We may purchase real properties from persons with whom affiliates of our manager have prior business relationships, which may impact the purchase terms, and as a

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result, affect your investment," "Risk Factors- Our manager and its affiliates receive fees and other compensation based upon our investments, which may impact operating decisions, and as a result, affect your investment," and "Risk Factors-- General Risks Related to Investments in Real Estate"
Ashford Park
On January 18, 2013, our operating partnership, under the terms the Liquidation Agreement, was designated as the Williams Purchaser (as defined in the Liquidation Agreement) and exercised its option to purchase all of the common stock of Ashford Park REIT Inc., the indirect fee-simple owner of Ashford Park. On January 23, 2013, our operating partnership closed on such purchase.
The total acquisition cost of Ashford Park was approximately $39.4 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $39.4 million acquisition cost includes existing first mortgage debt of approximately $38.8 million, which has been paid in full, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our manager received an acquisition fee equal to approximately $0.4 million. Other closing and financing related costs are expected to be approximately $1.5 million, including approximately $0.6 million for minor deferred maintenance and minor capital expenditures. In connection with the acquisition of Ashford Park, on January 24, 2013, we refinanced the existing first mortgage debt with a portion of the net proceeds from the Private Placement and with a new loan of approximately $25.6 million originated by Prudential.
Ashford Park is a multifamily community consisting of 408 units located in Atlanta, Georgia. The community consists of three buildings on a 10.6-acre landscaped setting. Ashford Park is comprised of a unit mix of 190 one-bedroom units, 182 two-bedroom units and 36 three-bedroom units. The property was constructed in 1992 and its apartment homes have an average size of 1,008 square feet. We believe the Ashford Park property is suitable and adequate for use as a multifamily apartment complex. We have no present intention to make major renovations, improvements or developments at the Ashford Park property.
There are currently ten other apartment communities in the area that we believe are competitive with Ashford Park. Including Ashford Park, these 11 communities include 4,410 units, have an average unit size of 1,036 square feet and an average year of construction of 2000. In addition to existing competitive properties, the submarket in which Ashford Park is located had no units delivered in the twelve months ended September 30, 2012 and no additional units are scheduled to be delivered through September 30, 2013. In addition to the specific competitive conditions described above, general competitive conditions affecting Ashford Park include those identified in the section entitled "Competition" included elsewhere in this prospectus.
On January 24, 2013, our subsidiary that owns Ashford Park obtained a non-recourse first mortgage loan, or the Ashford Loan, from Prudential in the original principal amount of approximately $25.6 million. Following execution of a Multifamily Loan and Security Agreement, or the Ashford Loan Agreement, and related documents, Prudential will sell, transfer, deliver and assign the Ashford Loan to the Federal Home Loan Mortgage Corporation, or the Lender. The Ashford Loan is secured by Ashford Park by a Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement, or the Ashford Mortgage. Our subsidiary that owns Ashford Park received net proceeds of approximately $25.3 million after payment of costs and fees associated with obtaining the Ashford Loan. The Ashford Loan bears interest at a fixed rate of interest equal to 3.13% per annum. The Ashford Loan requires monthly payments of accrued interest only from the period of March 1, 2013 to February 1, 2018. Beginning on March 1, 2018, the Ashford Loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. All remaining indebtedness, including all interest and principal, is due by February 1, 2020. Subject to limited exceptions, our subsidiary that owns Ashford Park must pay additional charges for prepayment of any principal prior to the three-month period beginning on November 1, 2019. There are no guaranties of the Ashford Loan provided by us or our operating partnership.
In accordance with the terms of the Ashford Loan Agreement and the note related to the borrowing, the payment of the note may be accelerated at the option of the Lender if an event of default occurs. As defined in the Ashford Loan Agreement, events of default include, but are not limited to: failure to pay any amount due under the Ashford Loan Agreement or any related documents when due; failure to maintain insurance coverage required under the Ashford Loan Agreement; owning any real or personal property other than the mortgaged property and personal property related to the operation and maintenance of the mortgaged property; and any materially false or misleading representations or warranties made in connection with the Ashford Loan Agreement.
We expect that the initial basis in the property for federal income tax purposes will be equal to the purchase price. We plan to depreciate the property for federal income tax purposes on a straight-line basis using an estimated useful life of 27.5 years.

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All the leased space is residential with leases ranging from an initial term of six months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2011	93.1%
At December 31, 2010	93.6%
At December 31, 2009	90.7%
At December 31, 2008	89.2%
At December 31, 2007	89.2%

No single tenant occupies 10% or more of Ashford Park.
The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at the property is as follows:

Year ending December 31, 2011	$11,890
Year ending December 31, 2010	$11,438
Year ending December 31, 2009	$11,574
Year ending December 31, 2008	$12,555
Year ending December 31, 2007	$12,242

Property taxes paid on Ashford Park for the fiscal year ended December 31, 2011 were $665,518. Ashford Park was subject to a tax rate of 4.55% of its assessed value of $14,640,000.
Under a contract with our manager, the property manager will act as property manager of Ashford Park. We believe Ashford Park is adequately insured.
An unaudited trailing twelve month profit and loss financial report for Ashford Park for the period ended September 30, 2012 is included as Exhibit A hereto.
Lake Cameron
On January 18, 2013, our operating partnership, under the terms of the Liquidation Agreement, was designated as the Williams Purchaser (as defined in the Liquidation Agreement) and exercised its option to purchase all of the common stock of Lake Cameron REIT Inc., the indirect fee-simple owner of Lake Cameron. On January 23, 2013, our operating partnership closed on such purchase.
The total acquisition cost of Lake Cameron was approximately $30.4 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $30.4 million acquisition cost includes existing first mortgage debt of approximately $17.5 million, which has now been paid in full, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our manager received an acquisition fee equal to approximately $0.3 million. Other closing and financing related costs are expected to be approximately $0.9 million, including approximately $0.2 million for minor deferred maintenance and

S-13

minor capital expenditures. In connection with the acquisition of Lake Cameron, on January 24, 2013, we refinanced existing first mortgage debt on Lake Cameron with a new loan of approximately $19.8 million originated by Jones Lang.
Lake Cameron is a multifamily community consisting of 328 units located in suburban Raleigh, North Carolina. The community consists of one clubhouse, 14 residential and eight garage buildings on a 23.94-acre landscaped setting. Lake Cameron is comprised of a unit mix of 128 one-bedroom units, 164 two-bedroom units and 36 three-bedroom units. The property was constructed in 1997 and its apartment homes have an average size of 940 square feet. We believe the Lake Cameron property is suitable and adequate for use as a multifamily apartment complex. We have no present intention to make major renovations, improvements or developments at the Lake Cameron property.
There are currently seven other apartment communities in the area that we believe are competitive with Lake Cameron. Including Lake Cameron, these eight communities include 2,640 units, have an average unit size of 1,051 square feet and an average year of construction of 1998. In addition to existing competitive properties, the submarket in which Lake Cameron is located had 404 units delivered in the twelve months ended September 30, 2012 and 149 additional units are scheduled to be delivered through September 30, 2013. In addition to the specific competitive conditions described above, general competitive conditions affecting Lake Cameron include those identified in the section entitled "Competition" included elsewhere in this prospectus.
On January 24, 2013, our subsidiary that owns Lake Cameron obtained a non-recourse first mortgage loan, or the Lake Cameron Loan, from Jones Lang in the original principal amount of approximately $19.8 million. Following execution of a Multifamily Loan and Security Agreement, or the Lake Cameron Loan Agreement, and related documents, Jones Lang will sell, transfer, deliver and assign the Lake Cameron Loan to the Lender. The Lake Cameron Loan is secured by Lake Cameron by a Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, or the Lake Cameron Mortgage. Our subsidiary that owns Lake Cameron received net proceeds of approximately $19.5 million after payment of costs and fees associated with obtaining the Lake Cameron Loan. The Lake Cameron Loan bears interest at a fixed rate of interest equal to 3.13% per annum. The Lake Cameron Loan requires monthly payments of accrued interest only from the period of March 1, 2013 to February 1, 2018. Beginning on March 1, 2018, the Lake Cameron Loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. All remaining indebtedness, including all interest and principal, is due by February 1, 2020. Subject to limited exceptions, our subsidiary that owns Lake Cameron must pay additional charges for prepayment of any principal prior to the three-month period beginning on November 1, 2019. There are no guaranties of the Lake Cameron Loan provided by us or our operating partnership.
In accordance with the terms of the Lake Cameron Loan Agreement and the note related to the borrowing, the payment of the note may be accelerated at the option of the Lender if an event of default occurs. As defined in the Lake Cameron Loan Agreement, events of default include, but are not limited to: failure to pay any amount due under the Lake Cameron Loan Agreement or any related documents when due; failure to maintain insurance coverage required under the Lake Cameron Loan Agreement; owning any real or personal property other than the mortgaged property and personal property related to the operation and maintenance of the mortgaged property; and any materially false or misleading representations or warranties made in connection with the Lake Cameron Loan Agreement.
We expect that the initial basis in the property for federal income tax purposes will be equal to the purchase price. We plan to depreciate the property for federal income tax purposes on a straight-line basis using an estimated useful life of 27.5 years.
All the leased space is residential with leases ranging from an initial term of six months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

S-14

At December 31, 2011	92.7%
At December 31, 2010	93.3%
At December 31, 2009	94.8%
At December 31, 2008	87.5%
At December 31, 2007	96.6%

No single tenant occupies 10% or more of Lake Cameron.
The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at the property is as follows:

Year ending December 31, 2011	$9,119
Year ending December 31, 2010	$8,693
Year ending December 31, 2009	$8,504
Year ending December 31, 2008	$8,845
Year ending December 31, 2007	$8,251

Property taxes paid on Lake Cameron for the fiscal year ended December 31, 2011 were $214,187. Lake Cameron was subject to a tax rate of .902% of its assessed value.
Under a contract with our manager, the property manager will act as property manager of Lake Cameron. We believe Lake Cameron is adequately insured.
An unaudited trailing twelve month profit and loss financial report for Lake Cameron for the period ended September 30, 2012 is included as Exhibit B hereto.
McNeil Ranch
On January 18, 2013, our operating partnership, under the terms of the Liquidation Agreement, was designated as the Williams Purchaser (as defined in the Liquidation Agreement) and exercised its option to purchase all of the common stock of McNeil Ranch REIT Inc., the indirect fee-simple owner of McNeil Ranch. On January 23, 2013, our operating partnership closed on such purchase.
The total acquisition cost of McNeil Ranch was approximately $21.0 million, subject to adjustments for customary pro rations in the acquisition of real estate. The $21.0 million acquisition cost includes existing first mortgage debt of approximately $13.4 million, which has been paid in full, but excludes acquisition-related and financing-related transaction costs. In connection with the purchase of this asset, our manager received an acquisition fee equal to approximately $0.2 million. Other closing and financing related costs are expected to be approximately $0.8 million, including approximately $0.2 million for minor deferred maintenance and minor capital expenditures. In connection with the acquisition of McNeil Ranch, we refinanced the existing first mortgage debt with a portion of the net proceeds from the Private Placement and with a new loan of approximately $13.6 million originated by Jones Lang.
McNeil Ranch is a multifamily community consisting of 192 units located in Austin, Texas. The community consists of sixteen residential buildings and one clubhouse on a 10.9-acre landscaped setting. McNeil Ranch is comprised of a unit mix of 86 one-

S-15

bedroom units, 70 two-bedroom units and 36 three-bedroom units. The property was constructed in 1999 and its apartment homes have an average size of 1,067 square feet. We believe the McNeil Ranch property is suitable and adequate for use as a multifamily apartment complex. We have no present intention to make major renovations, improvements or developments at the McNeil Ranch property.
There are currently eleven other apartment communities in the area that we believe are competitive with McNeil Ranch. Including McNeil Ranch, these 12 communities include 3,743 units, have an average unit size of 946 square feet and an average year of construction of 1999. In addition to existing competitive properties, the submarket in which McNeil Ranch is located had 244 units delivered in the twelve months ended September 30, 2012 and no additional units are scheduled to be delivered through September 30, 2013. In addition to the specific competitive conditions described above, general competitive conditions affecting Lake Cameron include those identified in the section entitled "Competition" included elsewhere in this prospectus.
    On January 24, 2013, our subsidiary that owns McNeil Ranch obtained a non-recourse first mortgage loan, or the McNeil Ranch Loan, from Jones Lang in the original principal amount of approximately $13.6 million. Following execution of a Multifamily Loan and Security Agreement, or the McNeil Ranch Loan Agreement, and related documents, Jones Lang will sell, transfer, deliver and assign the McNeil Ranch Loan to the Lender. The McNeil Ranch Loan is secured McNeil Ranch by a Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, or the McNeil Mortgage, and together with the Ashford Mortgage and the Lake Cameron Mortgage, the Mortgages. Our subsidiary that owns McNeil Ranch received net proceeds of approximately $13.4 million after payment of costs and fees associated with obtaining the McNeil Ranch Loan. The McNeil Ranch Loan bears interest at a fixed rate of interest equal to 3.13% per annum. The McNeil Ranch Loan requires monthly payments of accrued interest only from the period of March 1, 2013 to February 1, 2018. Beginning on March 1, 2018, the McNeil Ranch Loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. All remaining indebtedness, including all interest and principal, is due by February 1, 2020. Subject to limited exceptions, our subsidiary that owns McNeil Ranch must pay additional charges for prepayment of any principal prior to the three-month period beginning on November 1, 2019. There are no guaranties of the McNeil Ranch Loan provided by us or our operating partnership.
In accordance with the terms of the McNeil Ranch Loan Agreement and the note related to the borrowing, the payment of the note may be accelerated at the option of the Lender if an event of default occurs. As defined in the McNeil Ranch Loan Agreement, events of default include, but are not limited to: failure to pay any amount due under the McNeil Ranch Loan Agreement or any related documents when due; failure to maintain insurance coverage required under the McNeil Ranch Loan Agreement; owning any real or personal property other than the mortgaged property and personal property related to the operation and maintenance of the mortgaged property; and any materially false or misleading representations or warranties made in connection with the McNeil Ranch Loan Agreement.
We expect that the initial basis in the property for federal income tax purposes will be equal to the purchase price. We plan to depreciate the property for federal income tax purposes on a straight-line basis using an estimated useful life of 27.5 years.
All the leased space is residential with leases ranging from an initial term of six months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2011	97.4%
At December 31, 2010	94.8%
At December 31, 2009	90.6%
At December 31, 2008	90.6%
At December 31, 2007	94.3%

No single tenant occupies 10% or more of McNeil Ranch.

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The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at the property is as follows:

Year ending December 31, 2011	$12,628
Year ending December 31, 2010	$12,061
Year ending December 31, 2009	$12,231
Year ending December 31, 2008	$12,542
Year ending December 31, 2007	$12,073

Property taxes paid on McNeil Ranch for the fiscal year ended December 31, 2011 were $411,296. McNeil Ranch was subject to a tax rate of 2.475% of its assessed value.
Under a contract with our manager, the property manager will act as property manager of McNeil Ranch. We believe McNeil Ranch is adequately insured.
An unaudited trailing twelve month profit and loss financial report for McNeil Ranch for the period ended September 30, 2012 is included as Exhibit C hereto.
Certain Relationships and Related Transactions
The following disclosure is added under the immediately prior to the section entitled "Certain Relationships and Related Transactions — The Manager Loan" on page S-65 of Supplement No. 3.
Liquidation Agreement
"On January 18, 2013, WMAF, WMAF GP, Williams LP, WRA and Oxford, entered into the Liquidation Agreement in connection with, among other things, the acquisition of up to three real estate investment properties: Ashford Park, Lake Cameron and McNeil Ranch, or, collectively, the Real Estate Investment Properties. We are not a party to the Liquidation Agreement. Oxford holds an indirect 95% interest, and affiliates of the company hold an indirect 5% interest, in the Real Estate Investment Properties through their ownership of WMAF.
The Liquidation Agreement provides that Williams LP had the right to exercise an option to purchase all the outstanding common stock of the separate real estate investment trusts, or the REIP Entities, that indirectly own the Real Estate Investment Properties (and thereby acquire the Real Estate Investment Properties) at the agreed-upon purchase prices included therein. The Liquidation Agreement generally is binding on the parties thereto, but the transactions contemplated thereby regarding the acquisition of the Real Estate Investment Properties were subject to certain conditions, including Williams LP giving affirmative notice of its desire to acquire all the common stock of the REIP Entities and designating our operating partnership as the purchaser of all the common stock of the REIP Entities. The Liquidation Agreement provides that the Real Estate Investment Properties will need to be acquired by January 25, 2013 for the Ashford Park and McNeil Ranch properties and March 31, 2013 for the Lake Cameron property.
On January 18, 2013, pursuant to the terms of the Option Exercise Notices, Williams LP exercised its options to purchase all the common stock of the REIP Entities and thereby acquire indirectly the ownership of the Real Estate Investment Properties, and designated our operating partnership as the purchaser of all the common stock of the REIP Entities, with a final closing date for such purchases of January 23, 2013. Further, on January 23, 2013, pursuant to the terms of stock transfer agreements, or the Stock Transfer Agreements, among our operating partnership, WMAF and WMAF GP, all the shares of common stock of the REIP Entities that indirectly own the Real Estate Investment Properties were transferred from WMAF to our operating partnership. John A. Williams, our Chief Executive Officer and Chairman, indirectly owns an approximate 1.56% interest in WMAF, Leonard A. Silverstein, our President and Chief Operating Officer and a board member, indirectly owns an approximate 0.16% interest in WMAF and William F.

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Leseman, our Executive Vice President – Property Management, indirectly owns an approximate 0.05% interest in WMAF. In connection with the acquisition of all of the Real Estate Investment Properties, from these indirect interests in WMAF, Mr. Williams, Mr. Silverstein and Mr. Leseman received approximately $331,175, $33,268 and $10,429, respectively."
The following disclosure replaces the first sentence of the first paragraph under the heading "Certain Relationships and Related Party Transactions--Real Estate Property Investments" on page S-65 of Supplement No. 3.
"As of the date of this prospectus, we have acquired six multifamily communities and entered into the Mezzanine Loan related to the construction of a multifamily community that we have an option to purchase."
The following disclosure is added immediately following the final paragraph under the heading "Certain Relationships and Related Party Transactions--Real Estate Property Investments" on page S-66 of Supplement No. 3.
"Each of Ashford Park, Lake Cameron and McNeil Ranch were acquired pursuant to the terms of the Liquidation Agreement between WMAF, WMAF GP, Williams LP, WRA and Oxford. We are not a party to the Liquidation Agreement. Oxford holds an indirect 95% interest, and affiliates of the company hold an indirect 5% interest, in the Real Estate Investment Properties through their ownership of WMAF. John A. Williams, our Chief Executive Officer and Chairman, indirectly owns an approximate 1.56% interest in WMAF, Leonard A. Silverstein, our President and Chief Operating Officer and a board member, indirectly owns an approximate 0.16% interest in WMAF and William F. Leseman, our Executive Vice President – Property Management, indirectly owns an approximate 0.05% interest in WMAF. In connection with the acquisition of each of Ashford Park, Lake Cameron and McNeil Ranch, from these indirect interests in WMAF, Mr. Williams, Mr. Silverstein and Mr. Leseman received approximately $331,175, $33,268 and $10,429, respectively."
Description of Securities
The following disclosure is added immediately preceding the section entitled, "Description of Securities – Common Stock Warrants" on page 155 of the Prospectus.
"Series B Mandatorily Convertible Preferred Stock
Our board of directors, including our independent directors, has created out of the authorized and unissued shares of our preferred stock, a series of preferred stock, designated as the Series B Mandatorily Convertible Preferred Stock.
The following is a brief description of the terms of our Series B Mandatorily Convertible Preferred Stock, which was offered to certain investors in the Private Placement described above. The description of our Series B Mandatorily Convertible Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary for our Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, which has been filed with the SEC as exhibit 4.1 to that certain Current Report on Form 8-K, filed with the SEC on January 23, 2013.
Rank: The Series B Mandatorily Convertible Preferred Stock ranks senior to our common stock and to the Class A Units and Class B Units issued by our operating partnership and on a parity with the Series A Redeemable Preferred Stock, the Series A Redeemable Preferred Limited Partnership Units issued by our operating partnership and the Series B Mandatorily Convertible Preferred Stock issued by our operating partnership with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up.
Stated Value: Each share of Series B Mandatorily Convertible Preferred Stock has a "Stated Value" of $1,000.
Dividends: Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series B Mandatorily Convertible Preferred Stock, if any such class or series is authorized in the future, the holders of Series B Mandatorily Convertible Preferred Stock are entitled to receive, when, and if authorized by our board of directors and declared by us out of legally available funds, a dividend, on an as converted basis, that mirrors any dividend payable on shares of our common stock and also will be entitled to share in any other distribution made on our common stock on an as converted basis (other than dividends or other distributions payable in our common stock), for the period beginning with any dividends and other distributions in respect of the

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first quarter of 2013. Any dividends or other distributions on the Series B Mandatorily Convertible Preferred Stock for the first quarter of 2013 will be paid, on an as converted basis, pro rata from the date of issuance.
For the period beginning on May 16, 2013, but only to the extent that the Series B Mandatorily Convertible Preferred Stock remains outstanding during this period and subject to the preferential rights of holders of any shares of senior capital stock of the company, each share of the Series B Mandatorily Convertible Preferred Stock will bear a dividend, when and as authorized by the Board of Directors, equal to the excess, if any, of (i) 15.0% per annum, minus (ii) any dividend or other distribution payable by us on the Series B Mandatorily Convertible Preferred Stock pursuant to the previous paragraph in respect of the applicable quarterly period. Such dividends shall be cumulative from May 16, 2013 and shall be payable quarterly in arrears on or before July 15th, October 15th, January 15th and April 15th of each year or, if not a business day, the next succeeding business day. If the Series B Mandatorily Convertible Preferred Stock is converted to our common stock prior to May 16, 2013, then no additional dividends will be payable on the Series B Mandatorily Convertible Preferred Stock.
Mandatory Conversion: The Series B Mandatorily Convertible Preferred Stock will automatically convert into shares of our common stock on the later of (a) the close of business on the fifth business day and (b) approval of our listing application for such shares of our common stock by the NYSE MKT, in both cases, following the approval by the requisite holders of our common stock of the conversion of the Series B Mandatorily Convertible Preferred Stock into common stock and the issuance of common stock upon such conversion. Each share of Series B Mandatorily Convertible Preferred Stock shall convert into that number of shares of our common stock equal to (i) the sum of the Stated Value and all accrued and unpaid dividends thereon, divided by (ii) the conversion price of $7.00 per share, subject to adjustment as described below.
Adjustment. If the company, at any time prior to the conversion of the Series B Mandatorily Convertible Preferred Stock into shares of our common stock, (i) pays a dividend or make a distribution on the outstanding shares of its common stock payable in its common stock, (ii) subdivides the outstanding shares of its common stock into a larger number of shares, (iii) combines the outstanding shares of its common stock into a smaller number of shares, or (iv) issues any shares of its capital stock in a reclassification, recapitalization or other similar event affecting its common stock (subject to certain exceptions as specified in the Articles Supplementary for Series B Mandatorily Convertible Preferred Stock), then the conversion price in effect immediately prior to such event shall be adjusted (and/or any other appropriate actions shall be taken by the company) so that the holder of any share of Series B Mandatorily Convertible Preferred Stock thereafter converted shall be entitled to receive the number of shares of our common stock or other securities of the company that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such share of Series B Mandatorily Convertible Preferred Stock been converted immediately prior to the occurrence of such event. No fractional adjustments shall be made in an amount of less than one cent per share.

Voting Rights: Holders of the Series B Mandatorily Convertible Preferred Stock generally will have no voting rights, unless their preferred dividends are in arrears for six or more quarterly periods (whether or not consecutive). Whenever such a preferred dividend default exists, holders of Series B Mandatorily Convertible Preferred Stock, voting as a single class with the holders of any other class or series of our preferred stock having similar voting rights, have the right to elect two additional directors to the Board of Directors. This right continues until all dividends accumulated on the Series B Mandatorily Convertible Preferred Stock have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. The term of office of each director elected by the holders of Series B Mandatorily Convertible Preferred Stock expires upon cure of the preferred dividend default.
The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of Series B Mandatorily Convertible Preferred Stock, voting as a single class, shall be required to authorize, create, increase the number of or issue any shares of capital stock of the company that are senior to the Series B Mandatorily Convertible Preferred Stock or any security convertible into our capital stock that is senior to the Series B Mandatorily Convertible Preferred Stock or reclassify any other existing shares of our capital stock of into shares of our capital stock that are senior to the Series B Mandatorily Convertible Preferred Stock.
Optional Redemption at the Option of the Company: The Series B Mandatorily Convertible Preferred Stock is redeemable by us, in whole or in part at any time and from time to time, at a redemption price per share of the Series B Mandatorily Convertible Preferred Stock equal to: (i) if the redemption occurs on or prior to the first anniversary of the issuance of the Series B Mandatorily Convertible Preferred Stock, the greater of (A) 105% of the liquidation preference plus all accrued and unpaid dividends, and (B) 105% of the value of that number of shares of our common stock into which such share of Series B Mandatorily Convertible Preferred

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Stock would have been convertible immediately prior to the day fixed for redemption, which value shall be calculated on the volume weighted average price of our common stock for the 20 trading days prior to the day fixed for redemption; or (ii) if the redemption occurs after the first anniversary of the issuance of the Series B Mandatorily Convertible Preferred Stock, the greater of (A) 100% of the liquidation preference plus all accrued and unpaid dividends; and (B) 100% of the value of that number of shares of our common stock into which such share of Series B Mandatorily Convertible Preferred Stock would have been convertible immediately prior to the day fixed for redemption, which value shall be calculated on the volume weighted average price of our common stock for the 20 trading days prior to the day fixed for redemption.
Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our common stock or any other class or series of capital stock ranking junior to our shares of Series B Mandatorily Convertible Preferred Stock, the holders of shares of Series B Mandatorily Convertible Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.
After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our shares of Series B Mandatorily Convertible Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into us, the sale or transfer of any or all our assets or business, or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series B Mandatorily Convertible Preferred Stock will not be added to our total liabilities.
Exchange Listing: We do not plan on making an application to list the shares of Series B Mandatorily Convertible Preferred Stock on NYSE MKT, any other national securities exchange or any other nationally recognized trading system."
The following disclosure is added immediately following the first paragraph under the heading, "Description of Securities -- Distribution Policy and Distributions" on page 158 of the Prospectus.
"Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the Series B Mandatorily Convertible Preferred Stock, if any such class or series is authorized in the future, the holders of Series B Mandatorily Convertible Preferred Stock are entitled to receive, when, and if authorized by our board of directors and declared by us out of legally available funds, a dividend, on an as converted basis, that mirrors any dividend payable on shares of our common stock and also will be entitled to share in any other distribution made on our common stock on an as converted basis (other than dividends or other distributions payable in our common stock), for the period beginning with any dividends and other distributions in respect of the first quarter of 2013. Any dividends or other distributions on the Series B Mandatorily Convertible Preferred Stock for the first quarter of 2013 will be paid, on an as converted basis, pro rata from the date of issuance.
For the period beginning on May 16, 2013, but only to the extent that the Series B Mandatorily Convertible Preferred Stock remains outstanding during this period and subject to the preferential rights of holders of any shares of senior capital stock of the company, each share of the Series B Mandatorily Convertible Preferred Stock will bear a dividend, when and as authorized by the Board of Directors, equal to the excess, if any, of (i) 15.0% per annum, minus (ii) any dividend or other distribution payable by us on the Series B Mandatorily Convertible Preferred Stock pursuant to the previous paragraph in respect of the applicable quarterly period. Such dividends shall be cumulative from May 16, 2013 and shall be payable quarterly in arrears on or before July 15th, October 15th, January 15th and April 15th of each year or, if not a business day, the next succeeding business day. If the Series B Mandatorily Convertible Preferred Stock is converted to our common stock prior to May 16, 2013, then no additional dividends will be payable on the Series B Mandatorily Convertible Preferred Stock."

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Shares of Common Stock Eligible for Future Resale
The following disclosure replaces in its entirety section entitled, "Shares of Common Stock Eligible for Future Resale -- Registration Rights Agreement" on page 163 of the Prospectus.
"In connection with closing of our private placement offering on April 5, 2011, we entered into a registration rights agreement with WOF that requires us to register under the Securities Act the shares of common stock held by it and its transferees under certain circumstances and subject to certain restrictions. In addition, in connection with the closing of our private placement on January 17, 2013, we entered into a registration rights agreement with certain accredited investors who purchased securities in such offering that requires us to register under the Securities Act the shares of common stock held by it and its transferees under certain circumstances and subject to certain restrictions. Such securities registered under any registration statement are available for sale in the open market unless restrictions apply. See the section entitled "Certain Relationships and Related Transactions — Agreements With Institutional and Other Investors" included elsewhere in this prospectus."
Summary of our Organizational Documents
The following disclosure is added immediately following the final sentence under the heading, "Summary of our Organizational Documents — Stockholders Meetings and Voting Rights" on page 164 of the Prospectus.
"Holders of the Series B Mandatorily Convertible Preferred Stock generally will have no voting rights, unless their preferred dividends are in arrears for six or more quarterly periods (whether or not consecutive). Whenever such a preferred dividend default exists, the Series B Mandatorily Convertible Preferred Stock stockholders, voting as a single class with the holders of any other class or series of our preferred stock having similar voting rights, have the right to elect two additional directors to the Board of Directors. This right continues until all dividends accumulated on the Series B Mandatorily Convertible Preferred Stock have been fully paid or authorized and declared and a sum sufficient for the payment thereof set aside for payment. The term of office of each director elected by the holders of Series B Mandatorily Convertible Preferred Stock expires upon cure of the preferred dividend default."
Summary of our Operating Partnership Agreement
The following disclosure replaces in its entirety the paragraph under the heading, "Summary of our Operating Partnership – Description of Partnership Units" beginning on page 168 of the Prospectus.
"Partnership interests in the operating partnership, other than the special limited partnership interest, are divided into "units." The operating partnership has five classes of units: (a) GP Units; (b) Class A Units; (c) Class B Units; (d) Series A Redeemable Preferred Units, and (e) Series B Preferred Units."
The following disclosure replaces in its entirety the first two sentences in the third paragraph under the heading "Summary of our Operating Partnership – Description of Partnership Units – Limited Partnership Units Generally" on page 168 of the Prospectus.
"Distributions on the Series A Redeemable Preferred Units, the Series B Preferred Units, each Class A Unit and Class B Unit (and GP Unit) are as set forth in the operating partnership agreement."
The following disclosure is inserted immediately before the heading "Summary of our Operating Partnership – Description of Partnership Units – Class B Units" on page 170 of the Prospectus.
"Series B Preferred Units
Our operating partnership issued Series B Preferred Units to correspond with our issuance of shares of Series B Mandatorily Convertible Preferred Stock. The Series B Preferred Units represent a class of limited partnership units of the operating partnership that are subject to the additional terms contained in the operating partnership agreement and summarized here. Subject to our future issuance of certain senior securities, the Series B Preferred Units are on parity with respect to the Series A Redeemable Preferred Units with respect to distribution rights and rights upon our liquidation, winding-up or dissolution and rank senior to all other limited partnership units with respect to distribution rights and rights upon our liquidation, winding-up or dissolution.

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The Series B Preferred Units will automatically convert into Class A Units at the same time as, and on terms substantially similar to, the conversion of the Series B Mandatorily Convertible Preferred Stock into our common stock. In addition, our operating partnership will have the right to redeem any or all Series B Preferred Units upon terms substantially similar to the company’s right to redeem the Series B Mandatorily Convertible Preferred Stock."
The following disclosure is inserted at the end of the second paragraph under the heading "Summary of our Operating Partnership – Description of Partnership Units – Class B Units" on page 170 of the Prospectus.
"In addition, the holders of Class B Units have the right, subject to the consent of the general partner, to make capital contributions periodically to the operating partnership to cause a revaluation of the market capitalization of the operating partnership."
The following disclosure replaces in its entirety the second sentence in the first paragraph under the heading, "Summary of our Operating Partnership – Issuance of Additional Units" on page 172 of the Prospectus.
"A new issuance may include preferred units, which may have rights which are different than, and/or superior to, those of GP Units, Series A Redeemable Preferred Units, Series B Preferred Units, Class A Units and Class B Units."
The following disclosure replaces in its entirety the text in the first bullet in the second paragraph under the heading, "Summary of our Operating Partnership – Distributions" on page 173 of the Prospectus.
"first, 100% to us as holder of the Series A Redeemable Preferred Units (which we will distribute to the holders of our Series A Redeemable Preferred Stock) and the Series B Preferred Units (which we will distribute to the holders of our Series B Mandatorily Convertible Preferred Stock), pro rata in proportion to their relative accrued and unpaid Preferred Returns until the Preferred Return has been met with respect to the Series A Redeemable Preferred Units and Series B Preferred Units."
The following disclosure replaces in its entirety the text in the first bullet in the third paragraph under the heading, "Summary of our Operating Partnership – Distributions" on page 173 of the Prospectus.
"first, 100% to us as holder of the Series A Redeemable Preferred Units (which we will distribute to the holders of our Series A Redeemable Preferred Stock) and the Series B Preferred Units (which we will distribute to the holders of our Series B Mandatorily Convertible Preferred Stock), pro rata in proportion to their relative accrued and unpaid Preferred Returns until the Preferred Return has been met with respect to the Series A Redeemable Preferred Units and Series B Preferred Units."
The following disclosure replaces in its entirety the text in the last bullet in the third paragraph under the heading, "Summary of our Operating Partnership – Distributions" on page 173 of the Prospectus.
"thereafter, 15% of the aggregate amount of any additional distribution will be payable to the special limited partner, and 85% as follows: first, 100% to us as holder of the Series A Redeemable Preferred Units (which we may distribute to the holders of our Series A Redeemable Preferred Stock) and the Series B Preferred Units (which we may distribute to the holders of our Series B Mandatorily Convertible Preferred Stock), pro rata in proportion to the number of Series A Redeemable Preferred Units and Series B Preferred Units until the aggregate capital contributions made with respect to the Series A Redeemable Preferred Units and Series B Preferred Units have been returned, and thereafter, 100% among us as holder of GP Units and Class A Units (which we may distribute to the holders of our common stock) and any other holders of Class A Units and Class B Units entitled to such distributions in proportion to respective percentage interests."
The following disclosure is inserted before the first paragraph on the top of page 174 of the Prospectus, under the heading, "Summary of our Operating Partnership – Distributions".
"The Preferred Return referred to above with respect to a Series A Redeemable Preferred Unit is equal to a cumulative, non-compounded annual rate of six percent (6%) of the stated value. The Preferred Return referred to above with respect to a Series B Preferred Unit is equal to an amount determined on a quarterly basis equal to the sum of (a) the cash distributions that would be payable with respect to such Series B Preferred Unit during such period as if such Series B Preferred Unit had been converted into Class A common stock, plus (b) commencing on May 16, 2013, the difference of (i) a cumulative, non-compounded annual rate of return equal to fifteen percent (15%) of the stated value for such period minus (ii) the amount determined under clause (a) above for

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such period. The return calculation described above applies to all distributions received an not just distributions of net sale proceeds. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to any limited partners, and to us, which we may then distribute to our stockholders."
The following disclosure replaces in its entirety the text in the first bullet in the first paragraph under the heading, "Summary of our Operating Partnership – Allocations" on page 174 of the Prospectus.
"first, net income, but not net loss, shall be allocated to us as the holder of Series A Redeemable Preferred Units and Series B Preferred Units to the extent of the aggregate amount of any distributions of cash available for distribution to meet their respective Preferred Returns, pro rata in proportion to their accrued Preferred Returns; and"
The following disclosure replaces in its entirety the text in the first bullet in the second paragraph under the heading, "Summary of our Operating Partnership – Allocations" on page 174 of the Prospectus.
"first, net property gain, but not net property loss, shall be allocated to us as the holder of Series A Redeemable Preferred Units and Series B Preferred Units to the extent of the aggregate amount of any distributions of net sale proceeds to meet their respective Preferred Returns, pro rata in proportion to their accrued Preferred Returns;"
The following disclosure is inserted as a new bullet immediately after the first bullet in the second paragraph under the heading, "Summary of our Operating Partnership – Allocations" on page 174 of the Prospectus.
"second, net property gain, if any, shall be allocated to the holders of Class B Units pro rata in proportion to their respective Percentage Interests until the capital account balances attributable to their Class B Units are equal to the average capital account balance associated with the Class A Units; and"
Material U.S. Federal Income Tax Considerations
The following disclosure replaces in its entirety the first two paragraphs of the section entitled "Material U.S. Federal Income Tax Considerations – REIT Qualification Tests" beginning on page S-71 of Supplement No. 3.
"Organizational Requirements. The Code defines a REIT as a corporation, trust or association:
(1)that is managed by one or more trustees or directors;
(2)the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
(3)that would be taxable as a domestic corporation but for its qualification as a REIT;
(4)that is neither a financial institution nor an insurance company;
(5)that meets the gross income, asset and annual distribution requirements;
(6)the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
(7)generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
(8)that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to maintain qualification as a REIT; and

S-23

(9)that uses a calendar year for U.S. federal income tax purposes.
Organizational requirements (1) through (5) must be met during each taxable year for which REIT qualification is sought, while conditions (6) and (7) do not have to be met until after the first taxable year for which a REIT election is made. We have adopted December 31 as our year end, thereby satisfying condition (9)."
The following disclosure replaces in its entirety the first sentence of the second paragraph under the heading "Material U.S. Federal Income Tax Considerations – REIT Qualification Tests – Share Ownership Requirements" on page S-73 of Supplement No. 3.
"Our charter contains certain provisions intended, among other purposes, to enable us to meet requirements (6) and (7) above."
The following disclosure is deleted in its entirety from the first sentence under the heading "Material U.S. Federal Income Tax Considerations – Taxation of U.S. Holders – Series A Redeemable Preferred Stock and Common Stock" on page 191 of the Prospectus.
", or for tax years beginning before January 1, 2013,"
The following disclosure is deleted in its entirety from the first sentence in the fourth paragraph under the heading "Material U.S. Federal Income Tax Considerations – Taxation of U.S. Holders – Series A Redeemable Preferred Stock and Common Stock" on page 191 of the Prospectus.
", for taxable years beginning before January 1, 2013"
The following language replaces in its entirety the fifth paragraph on page 192 of the Prospectus.
"The maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares is 20%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above with respect to "qualified dividend income," this reduced tax rate will not apply to dividends paid by us."
The third paragraph under the heading "Material U.S. Federal Income Tax Considerations – Taxation of U.S. Holders – Backup Withholding and Information Reporting" on page S-81 of Supplement No. 3 and the fourth paragraph under the heading "Material U.S. Federal Income Tax Considerations – Taxation of Non-U.S. Holders – Sale of Shares" on page S-82 of Supplement No. 3 are deleted in their entirety.
The following disclosure is added immediately preceding the section entitled "Material U.S. Federal Income Tax Considerations – Other Tax Considerations" on page 196 of the Prospectus.
"Foreign Accounts
Withholding taxes may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Code) and certain other non-U.S. entities. A withholding tax of 30% generally will be imposed on dividends on, and gross proceeds from the sale or other disposition of, our common stock paid to (a) a foreign financial institution unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (b) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner and such entity meets certain other specified requirements. Applicable Treasury Regulations provide that these rules generally will apply to payments of dividends on our common stock made after December 31, 2013 and generally will apply to payments of gross proceeds from a sale or other disposition of our common stock after December 31, 2016. We will not pay any additional amounts in respect of any amounts withheld. U.S. Stockholders and Non-U.S. Stockholders are encouraged to consult their tax advisors regarding the particular consequences to them of this legislation and guidance."

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EXHIBIT A

Twelve Month Profit and Loss

Ashford Park

For Year 2012

Account		Period End 10/15/11	Period End 11/15/11	Period End 12/15/11	Period End 1/15/12	Period End 2/16/12	Period End 3/15/12	Period End 4/15/12	Period End 5/15/12	Period End 6/15/12	Period End 7/15/12	Period End 8/15/12	Period End 9/15/12	Period End Total
4001	Market Rent	476,699	476,699	476,664	476,664	476,664	476,664	476,664	476,664	476,664	476,664	476,664	476,664	5,720,038
4005	Loss to Lease	-73,940	-73,917	-72,411	-71,049	-68,750	-69,489	-67,190	-67,072	-66,933	-64,595	-64,698	-63,329	-823,373
4010	**Gross Possible**	**402,759**	**402,782**	**404,253**	**405,615**	**407,914**	**407,175**	**409,474**	**409,592**	**409,731**	**412,069**	**411,966**	**413,335**	**4,896,665**
4030	-Arrears Written Off	-4,107	-2,577	-2,828	-2,009	-3,483	-3,059	-447	-2,362	-69	-4,024	-5,404	-482	-30,850
4050	-Vacancy Loss	-32,631	-32,740	-34,247	-28,742	-35,839	-31,987	-29,872	-22,042	-23,718	-34,427	-14,046	-18,599	-338,890
4060	- Model	-2,249	-2,239	-2,239	-2,239	-2,239	-2,239	-2,239	-2,239	-2,239	-2,239	-2,239	-2,239	-26,878
4061	- Employee	-485	-485	-485	-684	-684	-684	-684	-684	-684	-684	-684	-684	-7,611
4080	-Concessions	-1,126	-111	0	-381	-123	-1,100	-1,118	-1,095	-1,122	-1,287	-3,857	-629	-11,948
4082	- Courtsey Officer Concession	-1,208	-1,208	-1,208	-1,208	-1,208	-1,208	-1,208	-1,208	-1,208	-1,208	-1,208	-1,208	-14,496
4115	**NET RENTAL INCOME**	**360,953**	**363,422**	**363,246**	**370,352**	**364,338**	**366,899**	**373,906**	**379,962**	**380,691**	**368,200**	**384,528**	**389,494**	**4,465,992**
4500	**TOTAL OTHER INCOME**	**14,034**	**16,756**	**19,362**	**12,511**	**20,709**	**20,198**	**21,649**	**21,050**	**11,842**	**8,379**	**23,927**	**17,296**	**207,712**
4590	**TOTAL UTILITY INCOME**	**18,221**	**21,644**	**18,324**	**18,864**	**17,604**	**25,433**	**21,638**	**20,088**	**26,990**	**21,880**	**22,148**	**28,271**	**261,104**
4999	**TOTAL INCOME**	**393,208**	**401,823**	**400,932**	**401,728**	**402,650**	**412,529**	**417,193**	**421,100**	**419,523**	**398,458**	**430,604**	**435,060**	**4,934,808**
5000	**EXPENSES**													
5008	**TOTAL MANAGEMENT FEES**	**13,070**	**12,930**	**12,888**	**13,349**	**13,046**	**13,185**	**13,489**	**13,646**	**13,256**	**13,347**	**13,852**	**13,972**	**160,030**
5299	**TOTAL G & A**	**10,193**	**5,663**	**3,981**	**8,277**	**7,603**	**10,920**	**8,260**	**10,573**	**5,943**	**5,998**	**6,391**	**6,232**	**90,034**
5499	**TOTAL ADV. AND PROMO.**	**8,230**	**4,422**	**4,720**	**7,403**	**7,822**	**8,276**	**11,290**	**9,113**	**9,251**	**8,853**	**7,924**	**7,899**	**95,204**
5675	**TOTAL REPAIRS AND MAINT.**	**23,526**	**31,518**	**33,517**	**24,025**	**25,135**	**29,358**	**24,392**	**22,612**	**26,134**	**26,001**	**28,719**	**36,785**	**331,724**
5695	**TOTAL GROUNDS / LANDSCAPING**	**11,382**	**3,179**	**2,880**	**2,880**	**2,880**	**2,880**	**5,410**	**9,221**	**3,045**	**2,912**	**2,880**	**3,115**	**52,664**
5798	**TOTAL PAYROLL**	**47,279**	**45,062**	**47,132**	**59,206**	**47,039**	**49,567**	**46,117**	**48,234**	**45,066**	**47,417**	**47,448**	**44,371**	**573,939**
5799	**TOTAL VARIABLE EXPENSE**	**113,680**	**102,774**	**105,118**	**115,140**	**103,525**	**114,185**	**108,958**	**113,399**	**102,696**	**104,529**	**107,215**	**112,374**	**1,303,594**
5949	**TOTAL UTILITIES**	**31,691**	**27,281**	**19,215**	**33,290**	**30,331**	**27,545**	**59,043**	**27,457**	**33,365**	**37,407**	**39,368**	**38,464**	**404,455**
6000	**FIXED EXPENSES**													
6030	Real Property Taxes	55,639	55,639	55,639	55,639	55,639	55,639	55,639	55,639	55,639	82,297	59,733	59,733	702,514
6038	Property Tax Consultant	0	0	0	0	0	400	0	0	0	0	2,500	0	2,900
6040	Insurance Expense	7,002	7,002	7,913	8,824	8,824	8,824	8,824	8,824	8,228	8,427	8,427	8,427	99,545
6099	**TOTAL FIXED EXPENSE**	**62,641**	**62,641**	**63,552**	**64,463**	**64,463**	**64,863**	**64,463**	**64,463**	**63,867**	**90,724**	**70,660**	**68,160**	**804,959**
6199	**TOTAL OPERATING EXPENSE**	**208,011**	**192,695**	**187,885**	**212,893**	**198,319**	**206,593**	**232,463**	**205,319**	**199,928**	**232,660**	**217,242**	**218,998**	**2,513,007**
6299	**NET OPERATING INCOME**	**185,197**	**209,127**	**213,047**	**188,835**	**204,331**	**205,936**	**184,729**	**215,781**	**219,596**	**165,798**	**213,361**	**216,063**	**2,421,801**

S-25

EXHIBIT B

Twelve Month Profit and Loss

Lake Cameron

For Year 2012

Account		Period End 10/15/11	Period End 11/15/11	Period End 12/15/11	Period End 1/15/12	Period End 2/16/12	Period End 3/15/12	Period End 4/15/12	Period End 5/15/12	Period End 6/15/12	Period End 7/15/12	Period End 8/15/12	Period End 9/15/12	Period End Total
4001	Market Rent	277,025	277,025	277,025	277,025	277,025	277,025	277,025	277,025	277,025	277,025	277,025	277,025	3,324,300
4005	Loss to Lease	-30,573	-29,152	-27,761	-26,612	-26,174	-25,686	-24,610	-24,555	-23,086	-21,781	-20,105	-18,598	-298,693
4010	**Gross Possible**	**246,452**	**247,873**	**249,264**	**250,413**	**250,851**	**251,339**	**252,415**	**252,470**	**253,939**	**255,244**	**256,920**	**258,427**	**3,025,607**
4030	-Arrears Written Off	-5,132	-2,256	-1,481	0	0	-1,689	-2,852	-4,486	-223	-2,328	-2,484	-6,733	-29,664
4050	-Vacancy Loss	-11,295	-20,607	-20,545	-22,163	-21,241	-19,509	-25,539	-16,699	-14,635	-14,311	-15,190	-9,512	-211,246
4060	- Model	-865	-865	-865	-865	-865	-865	-865	-865	-865	-865	-865	-865	-10,380
4061	- Employee	-981	-981	-981	-981	-981	-981	-981	-981	-981	-981	-377	-461	-10,648
4080	-Concessions	-300	-700	0	-1,150	-450	-300	-400	-1,100	-675	-200	0	-1,400	-6,675
4082	- Courtsey Officer Concession	-455	-455	-455	-455	-455	-455	-455	-455	-455	0	0	0	-4,095
4115	**NET RENTAL INCOME**	**227,424**	**222,008**	**224,938**	**224,799**	**226,859**	**227,540**	**221,323**	**227,884**	**236,105**	**236,560**	**238,004**	**239,457**	**2,752,899**
4500	**TOTAL OTHER INCOME**	**13,497**	**15,435**	**13,428**	**13,492**	**14,458**	**19,277**	**14,086**	**14,039**	**15,651**	**18,602**	**13,544**	**18,099**	**183,608**
4590	**TOTAL UTILITY INCOME**	**9,492**	**9,086**	**9,224**	**10,086**	**9,843**	**10,724**	**9,256**	**9,327**	**9,207**	**11,041**	**10,030**	**11,021**	**118,337**
4999	**TOTAL INCOME**	**250,413**	**246,530**	**247,589**	**248,377**	**251,160**	**257,541**	**244,665**	**251,250**	**260,962**	**266,203**	**261,577**	**268,577**	**3,054,844**
5000	**EXPENSES**													
5008	**TOTAL MANAGEMENT FEES**	**8,202**	**8,162**	**7,712**	**8,407**	**7,868**	**7,969**	**8,007**	**8,138**	**8,641**	**8,406**	**8,416**	**8,798**	**98,726**
5299	**TOTAL G & A**	**10,233**	**3,696**	**3,280**	**6,748**	**5,150**	**3,897**	**6,312**	**7,147**	**6,171**	**5,043**	**5,717**	**7,045**	**70,441**
5499	**TOTAL ADV. AND PROMO.**	**6,183**	**4,400**	**3,834**	**3,515**	**3,790**	**5,040**	**8,826**	**2,896**	**4,824**	**3,646**	**4,413**	**4,068**	**55,434**
5675	**TOTAL REPAIRS AND MAINT.**	**13,336**	**13,005**	**11,924**	**12,041**	**8,564**	**10,763**	**18,772**	**17,684**	**13,987**	**17,418**	**12,653**	**15,431**	**165,577**
5695	**TOTAL GROUNDS / LANDSCAPING**	**7,725**	**2,175**	**3,225**	**3,400**	**3,400**	**12,400**	**7,900**	**6,900**	**3,100**	**3,400**	**3,400**	**3,400**	**60,425**
5798	**TOTAL PAYROLL**	**32,312**	**31,106**	**32,646**	**35,959**	**25,159**	**33,073**	**31,874**	**31,963**	**31,087**	**32,967**	**33,617**	**33,711**	**385,472**
5799	**TOTAL VARIABLE EXPENSE**	**77,991**	**62,544**	**62,621**	**70,069**	**53,931**	**73,142**	**81,691**	**74,728**	**67,809**	**70,879**	**68,217**	**72,453**	**836,075**
5949	**TOTAL UTILITIES**	**16,010**	**14,564**	**10,427**	**14,173**	**12,756**	**14,041**	**13,019**	**11,266**	**12,689**	**15,874**	**15,084**	**15,366**	**165,268**
6000	**FIXED EXPENSES**													
6030	Real Property Taxes	17,849	17,849	17,849	17,849	17,849	17,849	17,849	17,849	17,849	17,849	17,849	26,757	223,096
6035	Personal Property Taxes	11	11	11	11	11	10	11	11	11	11	11	46	162
6038	Property Tax Consultant	0	0	0	0	0	550	0	0	0	0	0	0	550
6040	Insurance Expense	4,116	4,116	4,423	4,730	4,730	4,730	4,730	4,730	4,251	4,410	4,410	4,410	53,786
6099	**TOTAL FIXED EXPENSE**	**21,975**	**21,975**	**22,282**	**22,589**	**22,589**	**23,139**	**22,589**	**22,589**	**22,110**	**22,270**	**22,270**	**31,214**	**277,594**
6199	**TOTAL OPERATING EXPENSE**	**115,977**	**99,083**	**95,330**	**106,832**	**89,276**	**110,322**	**117,299**	**108,583**	**102,609**	**109,023**	**105,571**	**119,032**	**1,278,936**
6299	**NET OPERATING INCOME**	**134,436**	**147,447**	**152,260**	**141,545**	**161,883**	**147,218**	**127,366**	**142,667**	**158,354**	**157,180**	**156,007**	**149,545**	**1,775,907**

S-26

EXHIBIT C

Twelve Month Profit and Loss

McNeil Ranch

For Year 2012

Account		Period End 10/15/11	Period End 11/15/11	Period End 12/15/11	Period End 1/15/12	Period End 2/16/12	Period End 3/15/12	Period End 4/15/12	Period End 5/15/12	Period End 6/15/12	Period End 7/15/12	Period End 8/15/12	Period End 9/15/12	Period End Total
4001	Market Rent	228,348	228,348	228,348	228,348	228,348	228,348	228,348	228,348	228,348	228,348	228,348	228,348	2,740,176
4005	Loss to Lease	-28,133	-27,528	-26,306	-25,018	-24,333	-23,426	-21,356	-21,665	-21,033	-19,355	-19,361	-18,835	-276,349
4010	**Gross Possible**	**200,215**	**200,820**	**202,042**	**203,330**	**204,015**	**204,922**	**206,992**	**206,683**	**207,315**	**208,993**	**208,987**	**209,513**	**2,463,827**
4030	-Arrears Written Off	0	-935	-346	0	-22	-18	0	0	0	0	0	0	-1,322
4050	-Vacancy Loss	-7,075	-984	-2,670	-6,735	-5,855	-8,955	-15,451	-9,281	-7,907	-19,294	-6,094	-6,343	-96,643
4060	- Model	-1,310	-1,310	-1,310	-1,310	-1,310	-1,310	-1,310	-1,310	-1,310	-1,310	-1,310	-1,310	-15,720
4061	- Employee	0	0	0	0	0	0	-468	-392	-392	-392	-392	-392	-2,428
4080	-Concessions	-450	-450	0	0	-135	0	-250	0	-800	-692	-957	0	-3,734
4115	**NET RENTAL INCOME**	**191,380**	**197,141**	**197,715**	**195,285**	**196,693**	**194,639**	**189,513**	**195,700**	**196,906**	**187,305**	**200,235**	**201,468**	**2,343,981**
4500	**TOTAL OTHER INCOME**	**6,079**	**7,710**	**6,803**	**3,626**	**3,766**	**9,304**	**8,194**	**10,538**	**7,246**	**8,982**	**11,228**	**11,195**	**94,671**
4590	**TOTAL UTILITY INCOME**	**10,458**	**10,896**	**11,375**	**12,385**	**11,602**	**11,180**	**11,589**	**10,944**	**10,274**	**10,361**	**10,166**	**10,609**	**131,839**
4999	**TOTAL INCOME**	**207,917**	**215,747**	**215,894**	**211,296**	**212,061**	**215,122**	**209,297**	**217,182**	**214,425**	**206,648**	**221,629**	**223,273**	**2,570,490**
5000	**EXPENSES**													
5008	**TOTAL MANAGEMENT FEES**	**6,695**	**7,029**	**6,857**	**7,009**	**6,756**	**6,873**	**6,832**	**7,097**	**6,811**	**6,870**	**7,112**	**7,016**	**82,959**
5299	**TOTAL G & A**	**4,275**	**3,658**	**3,340**	**3,166**	**2,417**	**2,676**	**5,590**	**2,730**	**2,786**	**3,524**	**3,124**	**2,795**	**40,083**
5499	**TOTAL ADV. AND PROMO.**	**4,109**	**-5,377**	**1,309**	**2,524**	**122**	**3,154**	**4,014**	**2,432**	**3,729**	**2,762**	**2,960**	**2,501**	**24,240**
5675	**TOTAL REPAIRS AND MAINT.**	**17,511**	**1,355**	**6,969**	**7,973**	**9,741**	**11,801**	**11,837**	**10,001**	**9,148**	**13,908**	**9,920**	**13,014**	**123,177**
5695	**TOTAL GROUNDS / LANDSCAPING**	**4,082**	**3,637**	**3,883**	**3,933**	**3,627**	**4,120**	**5,834**	**3,923**	**4,008**	**3,911**	**4,228**	**6,220**	**51,405**
5798	**TOTAL PAYROLL**	**24,649**	**16,616**	**17,539**	**22,029**	**18,623**	**18,407**	**20,667**	**18,176**	**20,439**	**21,985**	**20,577**	**18,499**	**238,205**
5799	**TOTAL VARIABLE EXPENSE**	**61,322**	**26,917**	**39,898**	**46,634**	**41,286**	**47,031**	**54,775**	**44,359**	**46,922**	**52,960**	**47,920**	**50,044**	**560,067**
5949	**TOTAL UTILITIES**	**15,266**	**16,321**	**12,285**	**10,924**	**12,249**	**10,780**	**11,401**	**12,196**	**15,492**	**13,662**	**12,452**	**17,591**	**160,619**
6000	**FIXED EXPENSES**													
6030	Real Property Taxes	33,026	46,757	34,275	34,275	34,275	34,275	34,275	34,275	34,275	34,275	34,275	34,275	422,530
6036	Franchise Tax	1,091	1,091	1,091	0	0	3,571	1,190	1,190	1,190	1,190	1,190	1,190	13,989
6038	Property Tax Consultant	0	2,500	0	0	0	400	0	0	0	0	0	0	2,900
6040	Insurance Expense	2,938	2,938	3,154	3,371	3,371	3,371	3,371	3,371	3,090	3,183	3,183	3,183	38,524
6099	**TOTAL FIXED EXPENSE**	**37,056**	**53,287**	**38,521**	**37,645**	**37,645**	**41,617**	**38,836**	**38,836**	**38,555**	**38,649**	**38,649**	**38,649**	**477,943**
6199	**TOTAL OPERATING EXPENSE**	**113,644**	**96,526**	**90,704**	**95,203**	**91,181**	**99,427**	**105,011**	**95,391**	**100,969**	**105,271**	**99,021**	**106,283**	**1,198,629**
6299	**NET OPERATING INCOME**	**94,273**	**119,222**	**125,190**	**116,094**	**120,880**	**115,695**	**104,285**	**121,792**	**113,456**	**101,377**	**122,608**	**116,989**	**1,371,861**

S-27

Filed Pursuant To Rule 424(b)(3)
File No. 333-176604

PREFERRED APARTMENT COMMUNITIES, INC.
SUPPLEMENT NO. 7 DATED APRIL 11, 2013
TO THE PROSPECTUS, DATED NOVEMBER 18, 2011

This prospectus supplement (this "Supplement No. 7") is part of the prospectus of Preferred Apartment Communities, Inc., dated November 18, 2011 (the "Prospectus"), as supplemented by Supplement No. 1, dated May 3, 2012 ("Supplement No. 1"), Supplement No. 2, dated May 11, 2012 ("Supplement No. 2"), Supplement No. 3, dated August 23, 2012 ("Supplement No. 3"), Supplement No. 4, dated September 13, 2012 ("Supplement No. 4"), Supplement No. 5, dated December 31, 2012 ("Supplement No. 5") and Supplement No. 6, dated January 29, 2013 ("Supplement No. 6"). This Supplement No. 7 supplements, modifies or supersedes certain information contained in the Prospectus. This Supplement No. 7 should be read, and will be delivered, with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3, Supplement No. 4, Supplement No. 5 and Supplement No. 6. Except where the context suggests otherwise, the terms "company," "Company," "we," "us," and "our" refer to Preferred Apartment Communities, Inc., together with its consolidated subsidiaries.
The purpose of this Supplement No. 7 is to update the status of this offering and to update the description of the company’s warrants contained in the Prospectus.

PREFERRED APARTMENT COMMUNITIES, INC.

	Supplement No. 7 Page No.	Prospectus Page No.
Certain Operating Information	S-1	N/A
Status of the Offering	S-1	N/A
Prospectus Updates	S-2	N/A
Description of Securities	S-2	155

i

CERTAIN OPERATING INFORMATION
Status of the Offering

On November 18, 2011, we commenced this offering on a "reasonable best efforts" basis of up to 150,000 units, or Units, with each Unit consisting of one share of Series A Redeemable Preferred Stock and one detachable warrant to purchase 20 shares of our common stock. On March 30, 2012, we satisfied the escrow conditions of this offering, received and accepted aggregate subscriptions in excess of $2.0 million and issued 2,155 shares of Series A Redeemable Preferred Stock and 2,155 Series A Warrants to the holders of our Series A Redeemable Preferred Stock. As of April 10, 2013, we had received from this offering total gross proceeds of approximately $41.5 million from the sale of 41,522 Units. As of April 10, 2013, there were 108,478 Units available for sale pursuant to this offering.

On December 31, 2012, we extended the termination date of this offering to December 31, 2013, provided that this offering will be terminated if all the 150,000 Units are sold before such date.

Our common stock is traded on the NYSE MKT (previously known as NYSE AMEX), or NYSE MKT, under the symbol "APTS." On April 10, 2013, the last reported sale price of our common stock on the NYSE MKT was $9.70 per share.

S-1

PROSPECTUS UPDATES
Description of Securities

The following disclosure replaces in its entirety the section entitled, "Description of Securities – Common Stock Warrants" beginning on page 155 of the Prospectus.

"The following is a brief summary of the Warrants and the amended and restated warrant agreement, dated as of March 14, 2012, or the Warrant Agreement, between us and Computershare Trust Company, N.A., as agent for our company in respect of the Warrants, or the Warrant Agent, pursuant to which the Warrants are issued, each of which is subject to, and qualified in its entirety by, the terms set forth in the Warrant Agreement and the form of global warrant certificate, each as filed with the SEC as exhibits to the registration statement, of which this prospectus is a part.

Amended and Restated Warrant Agreement.  The Warrants to be issued in this offering will be governed by the Warrant Agreement. The Warrants shall be issued by "book-entry only" form to the DTC and evidenced by one or more global warrant certificates. Those investors who own beneficial interests in a global warrant do so through participants in DTC’s system, and the rights of these indirect owners will be governed solely by the Warrant Agreement and the applicable procedures and requirements of the DTC. The Warrants may be exercised by the holders of beneficial interest in the Warrants by delivering to the Warrant Agent, through a broker who is a DTC participant, prior to the expiration of such Warrants, a duly signed exercise notice and payment of the exercise price for the shares of our common stock for which such Warrants are being exercised, as described in more detail below.

Exercisability.  Holders may exercise the Warrants at any time beginning one year from the date of issuance up to 5:00 p.m., New York time, on the date that is the fourth anniversary of the date of issuance. The Warrants are exercisable, at the option of each holder, in whole, but not in part, by delivering to the Warrant Agent a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise in the circumstances discussed below). Each Warrant is exercisable for 20 shares of our common stock (subject to adjustment, as discussed below). A holder of Warrants does not have the right to exercise any portion of a Warrant to the extent that, after giving effect to the issuance of shares of our common stock upon such exercise, the holder (together with its affiliates and any other persons acting as a group together with such holder or any of its affiliates) would beneficially own in excess of 9.8% in value of the shares of our capital stock outstanding or in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the shares of our common stock outstanding, in each case, immediately after giving effect to the issuance of shares of our common stock upon exercise of the Warrant.

Cashless Exercise.  If, on the date of any exercise of any Warrant, a registration statement covering the issuance of the shares of common stock issuable upon exercise of the Warrant is not effective and an exemption from registration is not available for the resale of such shares of common stock issuable upon exercise of the Warrant, the holder may satisfy its obligation to pay the exercise price upon the exercise of its Warrant on a cashless basis in accordance with the terms of the Warrant Agreement. When exercised on a cashless basis, a portion of the Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise. Any Warrant that is outstanding on the termination date of the Warrant shall be automatically terminated.

Exercise Price.  The exercise price of the common stock purchasable upon exercise of the Warrants equals 120% of the current market price per share of our common stock on the date of issuance of such Warrant, subject to a minimum exercise price of $9.00 per share. The current market price will be determined using the weighted average price of the 20 days of trading volume immediately prior to the date of the issuance of the Warrant. The exercise price and the number of shares of common stock issuable upon exercise of the Warrants is subject to appropriate adjustment from time to time in relation to the following events or actions in respect of the company: (i) we declare a dividend or make a distribution on our outstanding common stock in common stock; (ii) we subdivide or reclassify our outstanding common stock into a greater number of shares of our common stock; (iii) we combine or reclassify our outstanding common stock into a smaller number of shares of our common stock; or (iv) we enter into any transaction whereby the outstanding shares of our common stock are at any time changed into or exchanged for a different number or kind of shares or other securities of the company or of another entity through reorganization, merger, consolidation, liquidation or recapitalization.

Transferability.  Subject to applicable law, the Warrants may be transferred at the option of the holder upon surrender of the Warrants with the appropriate instruments of transfer.

S-2

Exchange Listing.  We do not plan on making an application to list the Warrants on the NYSE MKT or any other national securities exchange or nationally recognized trading system. Our common stock is listed on the NYSE MKT.

Rights as Stockholder.  The holders of the Warrants, in their capacity as such, will not have the rights or privileges of holders of our common stock, including any voting rights or rights to receive dividends or distributions, until they exercise their Warrants and receive shares of our common stock in connection therewith.

Fractional Shares.  No fractional shares of common stock will be issued upon the exercise of the Warrants. Rather, the Company shall, at its election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round up the number of shares of common stock to be issued to the nearest whole number."

S-3

Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-176604

Minimum of 2,000 Units consisting of 2,000 Shares of Series A Redeemable Preferred Stock and
Warrants to Purchase 40,000 Shares of Common Stock

Maximum of 150,000 Units consisting of 150,000 Shares of Series A Redeemable Preferred Stock and
Warrants to Purchase 3,000,000 Shares of Common Stock

Preferred Apartment Communities, Inc. is an externally managed Maryland corporation incorporated on September 18, 2009 and formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States.

We are offering a minimum of 2,000 and a maximum of 150,000 shares of our Series A Redeemable Preferred Stock, par value $0.01 per share, referred to as our Series A Redeemable Preferred Stock, and warrants, referred to as the Warrants, to purchase a minimum of 40,000 and a maximum of 3,000,000 shares of our common stock in this offering. This prospectus also covers the shares of common stock that are issuable from time to time upon exercise of the Warrants and that may be issuable upon redemption of the Series A Redeemable Preferred Stock. The Series A Redeemable Preferred Stock and the Warrants will be sold in units, or Units, with each Unit consisting of (i) one share of Series A Redeemable Preferred Stock with an initial stated value of $1,000 per share, and (ii) one Warrant to purchase 20 shares of common stock, exercisable by the holder at an exercise price of 120% of the current market price per share of our common stock determined using the volume weighted average price of our common stock for the 20 trading days prior to the date of issuance of such Warrant, subject to a minimum exercise price of $9.00 per share (subject to adjustment). Each Unit will be sold at a public offering price of $1,000 per Unit. Units will not be issued or certificated. The shares of Series A Redeemable Preferred Stock and the Warrants are immediately separable and will be issued separately. The Warrants are not exercisable until one year from the date of issuance and expire four years from the date of issuance. The Series A Redeemable Preferred Stock will rank senior to our common stock with respect to payment of dividends and distribution of amounts upon liquidation, dissolution or winding up. Holders of our Series A Redeemable Preferred Stock will have no voting rights except as otherwise required.

Our common stock is traded on the NYSE Amex, or AMEX, under the symbol “APTS.” On November 11, 2011, the last reported sale price of our common stock on the AMEX was $6.12 per share. There is no established trading market for our Series A Redeemable Preferred Stock or any of the Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Series A Redeemable Preferred Stock or any of the Warrants on any national securities exchange.

We intend to elect and qualify to be taxed as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our tax year ending December 31, 2011.

Investing in our securities involves a high degree of risk. You should purchase these securities only if you can afford a complete loss of your investment. See the section entitled “Risk Factors” beginning on page 24 of this prospectus for a discussion of the risks which should be considered in connection with your investment in our securities. Some of these risks include:

•	There is limited liquidity for our Series A Redeemable Preferred Stock and Warrants. There is no public trading market for the Series A Redeemable Preferred Stock or Warrants, and we do not currently intend to list our Series A Redeemable Preferred Stock or Warrants on a securities exchange.
•	If our common stock is no longer listed on the AMEX or another appropriate exchange, we would be required to register the offering in any state in which we subsequently offered our Units. This would require termination of this offering and could result in our raising an amount of gross proceeds that is substantially less than the gross proceeds expected to be raised if the maximum offering is sold. This would reduce our ability to purchase additional properties and limit the diversification of our portfolio.
•	We have a limited operating history and may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our stockholders.
•	We paid a quarterly dividend on our common stock of $0.125 per share for the second quarter of 2011, and our cash available for distribution was insufficient to fully fund the second quarter dividend.
•	We are depending on our manager to select investments and conduct our operations. Adverse changes in the financial condition of our manager or our relationship with our manager could adversely affect us.
•	There are substantial conflicts of interest between us and our sponsor, our manager and their respective affiliates regarding affiliate compensation, investment opportunities and management resources.
•	If we are able to qualify as a REIT and as long as we maintain our status as a REIT, we will be subject to numerous limitations and qualifications imposed on us under the Internal Revenue Code of 1986, as amended, or the Code, including that five or fewer individuals, as specially defined for these purposes, generally are prohibited from beneficially owning more than 50% of our outstanding shares (based on value) during the last half of each taxable year.
•	Upon the sale of any individual property, holders of Series A Preferred Stock do not have a priority over holders of our common stock regarding return of capital. Investors in the Series A Preferred Stock should note that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Preferred Stock receive a return of their capital.
•	There is no clawback for distributions with respect to the special limited partnership interest (except in limited circumstances), and such distributions are payable upon the sale of an asset even if investors have not received a return of their entire investment.
•	Our charter contains various restrictions on the ownership and transfer of our securities.
•	Maintenance of our exemption from registration under the Investment Company Act of 1940, as amended, or the Investment Company Act, our intent to qualify as a REIT, and our REIT qualification (assuming that we are able to qualify as a REIT) impose significant limits on our operations.
•	Our investment objectives and strategies may be changed without stockholder consent.
•	We are not yet a REIT and may be unable to qualify as a REIT.

Neither the Securities and Exchange Commission, the Attorney General of the State of New York, nor any state securities commission has approved or disapproved of these securities, determined if this prospectus is truthful or complete or passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

	Per Unit	Minimum Offering	Maximum Offering
Public offering price	$1,000.00	$2,000,000	$150,000,000	(1)
Selling commissions(2)	$70.00	$140,000	$10,500,000
Dealer manager fee(2)	$30.00	$60,000	$4,500,000
Proceeds, before expenses, to us	$900.00	$1,800,000	$135,000,000

(1)	Initial gross proceeds. If the Warrants are exercised in full at 120% of the current market price per share of our common stock and assuming a current market price of $6.89 per share of common stock, the company will receive additional gross proceeds equal to a minimum of $330,800 and a maximum of $24,810,000.
(2)	Selling commissions and the dealer manager fee are paid on a reasonable best efforts basis and will equal 7% and 3% of aggregate gross proceeds, respectively. Each is payable to our dealer manager. We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers. The value of such items will be considered underwriting compensation in connection with this offering, and the corresponding payments of our dealer manager fee will be reduced by the aggregate value of such items. The combined selling commissions, dealer manager fee and such non-cash compensation will not exceed 10% of gross proceeds of our offering. Our dealer manager will repay to the company any excess payments made to our dealer manager over FINRA’s 10% cap if the offering is abruptly terminated after reaching the minimum amount, but before reaching the maximum amount, of offering proceeds.

The dealer manager of this offering is International Assets Advisory, LLC. The dealer manager is not required to sell any specific number or dollar amount of Units, but will use its reasonable best efforts to sell the Units offered. However, the dealer manager must sell the minimum number of Units offered (2,000 Units) if any are sold. The minimum permitted purchase is generally $5,000, but purchases of less than $5,000 may be made in the discretion of the dealer manager. We expect to sell a minimum of $2,000,000 in Units and a maximum of $150,000,000 in Units in the offering by December 31, 2012, which may be extended through December 31, 2013, in our sole discretion. If we extend the offering period beyond December 31, 2012, we will supplement this prospectus accordingly. We may terminate this offering at any time or may offer Units pursuant to a new registration statement.

We will deposit all subscription payments in an escrow account held by the escrow agent, UMB Bank N.A., in trust for the subscriber’s benefit, pending release to us. 2,000 Units must be sold by December 31, 2012 or we will terminate this offering and promptly return your subscription payments in accordance with the provisions of the escrow agreement.

In this prospectus, we present certain economic and industry data and forecasts derived from cited third party sources, which data and forecasts are publicly available for free or upon payment as part of a subscription service. None of such data and forecasts was prepared specifically for us. No third party source that has prepared such information has reviewed or passed upon our use of the information in this prospectus, and no third party source is quoted or summarized in this prospectus as an expert. All statements contained in this prospectus in connection with or related to such data and forecasts are attributed to us, and not to any such third party source or any other person.

International Assets Advisory, LLC
as Dealer Manager

Prospectus dated November 18, 2011

PREFERRED APARTMENT COMMUNITIES, INC.

i

You should rely only on the information contained in this prospectus, in any free writing prospectus prepared by us or information to which we have referred you. We have not, and the dealer manager has not, authorized any dealer, salesperson or other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the dealer manager and dealers are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus and any free writing prospectus prepared by us is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

Until February 16, 2012, all dealers that effect transactions in securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to any unsold allotments or subscriptions.

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PROSPECTUS SUMMARY

This summary highlights some of the information in this prospectus. It does not contain all the information that you should consider before investing in our common stock. You should read carefully the detailed information set forth in the section entitled “Risk Factors” and other information included in this prospectus. Except where the context suggests otherwise, the terms “company,” “Company,” “we,” “us,” and “our” refer to Preferred Apartment Communities, Inc., a Maryland corporation, together with its consolidated subsidiaries, and “our manager” refers to Preferred Apartment Advisors, LLC, our external manager and advisor, a Delaware limited liability company.

Our Company

We are a Maryland corporation formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of our property acquisition strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements or provide performance assurances, as may be necessary or appropriate, in connection with the construction of these properties. As a secondary strategy, we also may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets as determined by our manager as appropriate for us. We refer to these asset classes as our target assets. We conduct substantially all our operations through our operating partnership, Preferred Apartment Communities Operating Partnership, L.P.

We are externally managed and advised by Preferred Apartment Advisors, LLC, a Delaware limited liability company, which is controlled by John A. Williams, our sponsor and a veteran of the multifamily industry with over four decades of experience, including the founding of the multifamily real estate investment trust, Post Properties, Inc. (NYSE:PPS), and Leonard A. Silverstein. Pursuant to the terms of a management agreement between our manager and us, our manager is responsible for administering our day-to-day business operations, identifying and acquiring targeted real estate investments, overseeing the management of the investments, handling the disposition of the real estate investments and providing us with our management team and appropriate support personnel.

We also hope to benefit from Mr. Williams’ current organization and platform that specializes in multifamily real estate investment and management. With operations in over 20 nationwide markets, Mr. Williams’ organization includes (i) Williams Realty Advisors, LLC, or WRA — a full service investment management firm, (ii) Williams Asset Management, LLC, or WAM — a full service acquisition, asset management and disposition firm, and (iii) RAM Partners, LLC, or RAM, and Williams Residential Management, LLC, or WRM — both full-service property level management firms. RAM provides third party property level management services and WRM handles all owned assets within the Williams umbrella group. Collectively, RAM and WRM manage over 27,500 multifamily units. We believe these organizations will provide the full range of services necessary to fulfill our investment objectives.

On April 5, 2011, we completed our initial public offering, or the IPO, of 4,500,000 shares of our common stock. The public offering price of the shares sold in the offering was $10.00 per share. We received total gross proceeds of $45.0 million from the IPO. After deducting underwriting discounts and commissions and offering expenses payable by us, the aggregate net proceeds we received from the IPO approximately $39.8 million. Concurrently with the closing of the IPO, on April 5, 2011, in a separate private placement pursuant to Regulation D under the Securities Act of 1933, as amended, or the Securities Act, the Company sold 500,000 shares of its common stock to Williams Opportunity Fund, LLC, or WOF, at the public offering price of $10.00 per share, for total gross proceeds of $5 million. Aggregate offering expenses in connection with the private placement were approximately $0.3 million; therefore we received approximately $4.7 million in net proceeds from the private placement. WOF is an affiliate of the Company and our manager.

On May 4, 2011, in connection with the exercise of the over-allotment option granted to our underwriters in the IPO, we closed the sale of 107,361 shares of our common stock at $10.00 per share. The total gross proceeds we received from this sale were approximately $1.1 million. After deducting underwriting discounts and commissions and offering expenses payable, the aggregate net proceeds we received from this sale totaled approximately $1.0 million.

We also intend to raise additional capital in the future.

Our manager intends to brand all apartment communities owned by the Company as “A Preferred Apartment Community”, to make “A Preferred Apartment Community” a trademarked logo and ultimate tagline for each of our communities that will signify certain brand and management standards, and intends to obtain all rights to the trademarks, including federal registration of the trademarks with the United States Patent and Trademark Office, to secure such brand. There can be no assurance that such trademarks will be issued. The strategy will allow each individual community to be part of a centralized marketing and advertising campaign, in addition to property level marketing and advertising. We expect that these campaigns will further enhance each individual property's presence in the marketplace, and we believe that this will allow our communities to be perceived as premier over other properties within the marketplace. Our manager intends to enter into a non-exclusive license agreement with the Company as licensee with respect to all intellectual property of the manager other than trademarks. The license agreement will terminate automatically upon termination of our management agreement or will terminate upon a material breach of the license agreement that remains uncured for more than 30 days after receipt of notice of such breach. If the trademarks relating to the “A Preferred Apartment Community” brand are issued, our manager intends to enter into a non-exclusive license agreement with the Company as licensee with respect to the manager’s trademarks on substantially similar terms as the initial intellectual property license agreement.

On April 15, 2011, we acquired 100% of the membership interests in Stone Rise Apartments, LLC, a Delaware limited liability company (f/k/a Oxford Rise JV LLC), the fee-simple owner of a 216-unit multifamily community located in suburban Philadelphia, Pennsylvania, or Stone Rise, for a total purchase price of $30.15 million, exclusive of acquisition-related and financing-related transaction costs. The membership interests in Oxford Rise JV LLC were owned by WOF.

On April 21, 2011, we acquired 100% of the membership interests in PAC Summit Crossing, LLC, a Georgia limited liability company (f/k/a Oxford Summit Partners, LLC), the fee-simple owner of a 345-unit multifamily community located in suburban Atlanta, Georgia, or Summit Crossing, for a total purchase price of $33.2 million, exclusive of acquisition-related and financing-related transaction costs. Williams Realty Fund I, LLC, or WRF, owned a majority of the membership interests in PAC Summit Crossing, LLC. WRF is an affiliate of the Company and our manager.

On April 29, 2011, we acquired Oxford Trail, a 204-unit multifamily community located in Hampton, Virginia, or Trail Creek, for a total purchase price of $23.5 million, exclusive of acquisition-related and financing-related transaction costs. We purchased a fee-simple interest in the property from Oxford Trail JV LLC. WRF owned indirectly an approximately 10% membership interest in Oxford Trail JV LLC.

On June 30, 2011, we made a mezzanine loan investment of $6.0 million to Oxford Hampton Partners LLC, a Georgia limited liability company, to partially finance the construction of a 96-unit multifamily community located adjacent to our existing Trail Creek multifamily community in Hampton, Virginia. Oxford Hampton Partners LLC was required to fully draw down the mezzanine loan on the closing date. WRF has contributed 100% of the cash equity in Oxford Hampton Partners LLC to date.

Market Opportunities

As a result of the recent United States financial crisis and downturn in the United States economy, multifamily assets have seen a dramatic drop in their value. A combination of higher capitalization rates and downward pressure on renter incomes has adversely affected owners of multifamily assets and limited their options. Many recent transactions were highly leveraged with favorable initial financing terms. In many instances, the initial terms of these financings are about to expire or the debt is about to mature. These owners may have difficulty refinancing given the state of the real estate credit markets and their only options may be a sale at a discount to their original investment or foreclosure. We believe our investments will benefit from the following:

•	the lower levels of new supply projected for the next several years;
•	the expected rebound in the general economy;
•	the continual introduction of the “echo boom” generation into the market; and

•	the decline in homeownership.

We believe this stress in the market will create multiple opportunities for investments.

Our Competitive Strengths

We believe that we distinguish ourselves from our competitors through the following competitive advantages:

•	the experience of Mr. Williams and his management team who have significant expertise in multifamily real estate and real estate-related debt investments and capital markets;
•	benefits from Mr. Williams’ and his management team’s relationships in the multifamily industry, which we expect to include access to a pipeline of investment opportunities; and
•	asset and property management teams focused on multifamily assets, including third party property management of over 22,500 multifamily units across 15 states, asset management of over 3,000 multifamily units across four states and in-house property management of over 5,100 multifamily units across six states.

Our Investment Strategy

Our investment strategy will include, without limitation, the following:

•	acquiring assets where assets or the owners of assets are overleveraged or where the owners may be struggling to meet current debt service obligations on such assets, or, in certain circumstances, where owners are financial institutions or conduits under either legal or economic compulsion to sell;
•	multifamily properties which we believe will generate sustainable cash available for distribution sufficient to allow us to cover the dividends that we expect to declare and pay and which we believe will have the potential for capital appreciation;
•	taking advantage of supply constraints in multifamily housing in part as a result of a lack of new construction over the past several years; and
•	taking advantage of favorable financing available from the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae).

We currently do not anticipate investing in unimproved property, developing new construction properties or acquiring new construction, except we would consider a forward purchase or option to purchase contract on a to-be -built multifamily asset with appropriate provisions for minimum occupancy and income thresholds in order for us to expect the asset to be priced appropriately. In connection with entering into a forward purchase or option to purchase contract, we may be required to provide a deposit, a mezzanine loan or other assurances of our ability to perform our obligations under the forward purchase or option to purchase contract. We do not currently anticipate making any mezzanine loans other than in the context of such forward purchase or option to purchase contracts.

Although some of our initial acquisitions were from affiliates of our manager, we anticipate that our future asset acquisitions generally will be from unaffiliated third parties. However, we would still consider an acquisition from an affiliated third party if such acquisition made financial sense to us and was approved by our conflicts committee comprised of independent directors.

Our Target Markets

Generally, we expect to target metropolitan statistical areas, or MSAs, of approximately one million people or more with favorable economic conditions. The conditions of a market we may monitor include, but are not limited to, job growth, household income, the pipeline of new supply for multifamily units, the pipeline of new supply for single family units, current and forecasted occupancy for multifamily units, current and forecasted rental rate growth for multifamily units, and other statistics that may be relevant to individual markets. In addition, we will analyze forecast data from our manager’s affiliates gathered in their operations to support our assumptions. We also will utilize our management team’s network of industry contacts and relationships to generate significant information about current and future market conditions. See the section entitled “Business — Our Target Assets” included elsewhere in this prospectus for a detailed discussion of our target assets.

Our Financing Strategy

We intend to utilize leverage in making our investments. The number of different investments we will acquire will be affected by numerous factors, including the amount of funds available to us. By operating on a leveraged basis, we will have more funds available for our investments. This will allow us to make more investments than would otherwise be possible, resulting in a larger and more diversified portfolio. See the “Risk Factors” section of this prospectus for more information about the risks related to operating on a leveraged basis.

We intend to target leverage levels (secured and unsecured) between 50% and 65% of the value of our tangible assets (including our real estate assets, real estate loan investments, accounts receivable and cash and cash equivalents) on a portfolio basis based on fair market value. As of September 30, 2011, our outstanding debt (both secured and unsecured) was approximately 56.7% of the value of our tangible assets on a portfolio basis based on fair market value. Neither our charter nor our by-laws contain any limitation on the amount of leverage we may use. Our investment guidelines, which can be amended by our board without stockholder approval, limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing. These targets, however, will not apply to individual real estate assets or investments. Other than in connection with forward purchase contracts or purchase option agreements where we have provided a mezzanine loan for development, at the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. In addition, we intend to acquire all our properties through separate special purpose entities and we intend to finance each of these properties using financing techniques for that property alone without any cross-collateralization to our other properties or guarantees by us or our operating partnership. Finally, we intend to have no long-term corporate level debt. See the section entitled “Business — Our Financing Strategy” included elsewhere in this prospectus for a detailed discussion of our borrowing policies.

Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our net assets and will be reviewed by our board of directors at least quarterly. In determining whether our borrowings are reasonable in relation to our net assets, we expect that our board of directors will consider many factors, including without limitation, the lending standards of government-sponsored enterprises, such as Fannie Mae, Freddie Mac and other companies for loans in connection with the financing of multifamily properties, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, cash flow coverage, whether we have positive leverage (in that, the board will compare the capitalization rates of our properties to the interest rates on the indebtedness of such properties) and general market and economic conditions. There is no limitation on the amount that we may borrow for any single investment.

Risk Management

Risk management is a fundamental principle in our manager’s construction of our portfolio and in the management of each investment. Diversification of our portfolio by investment size and location is critical to controlling portfolio-level risk. Over the long term, we intend that no single asset will exceed 15% of our total assets and that we will not have more than 25% of our total assets invested in any single MSA. However, until a sufficient number of properties are acquired, we anticipate that we will have single assets in excess of 15% of our total assets and more than 25% of our assets in a single MSA.

Summary Risk Factors

Investing in our securities involves a high degree of risk. If we are unable to effectively manage the impact of these risks, we may not meet our investment objectives, and therefore, you should purchase these securities only if you can afford a complete loss of your investment. See the section entitled “Risk Factors” included elsewhere in this prospectus for a discussion of the risks that should be considered in connection with your investment in our securities. Some of the more significant risks relating to the underwritten offering and an investment in our securities include:

•	There is limited liquidity for our Series A Redeemable Preferred Stock and Warrants. There is no public trading market for our Series A Redeemable Preferred Stock or Warrants, and we do not currently intend to list our Series A Redeemable Preferred Stock or Warrants on a securities exchange. If you are able to sell your Series A Redeemable Preferred Stock or Warrants, you may have to sell them at a significant discount. Beginning one year from the date of original issuance and ending four years from the date of such issuance, the Warrants are exercisable for shares of our common stock, which currently are publicly traded on the AMEX. Beginning two years from the date of original issuance, the shares of Series A Redeemable Preferred Stock will be redeemable by the holder, payable, in our sole discretion, in cash or equal value of common stock;
•	The Series A Redeemable Preferred Stock is a “covered security” and therefore not subject to registration in the various states due to its seniority to the common stock, which is listed on the AMEX. If our common stock is no longer listed on the AMEX or another appropriate exchange, we would be required to register the offering in any state in which we subsequently offered our Units. This would require termination of this offering and could result in our raising an amount of gross proceeds that is substantially less than the gross proceeds expected to be raised if the maximum offering is sold. This would reduce our ability to purchase additional properties and limit the diversification of our portfolio. Although the Warrants are not “covered securities,” most states include an exemption for Warrants that are exercisable into a listed security. Therefore, the Warrants are subject to state registration in any state that does not provide such an exemption and the offering must be declared effective in order to sell the Warrants in these states;
•	We have a limited operating history and may not be able to operate our business successfully or generate sufficient cash flow to make or sustain distributions to our stockholders;
•	We paid a quarterly dividend on our common stock of $0.125 per share for the second quarter of 2011; our cash available for distribution was insufficient to fully fund the second quarter dividend and we used approximately $227,000 from our working capital and dividend reserve, designed for this purpose, to cover this shortfall;
•	You may not have the opportunity to evaluate our investments before you make your purchase of our Series A Redeemable Preferred Stock or Warrants, thus making your investment more speculative;
•	No public market currently exists and no active market may ever develop for shares of our Series A Redeemable Preferred Stock or Warrants;
•	If we, through our manager, are unable to find suitable investments, then we may not be able to achieve our investment objectives or pay distributions;
•	Our properties may be adversely affected by current economic conditions and uncertainty, as well as economic cycles and risks inherent to the geographical markets we intend to target and the apartment community sector;
•	Upon the sale of any individual property, holders of Series A Preferred Stock do not have a priority over holders of our common stock regarding return of capital. Investors in the Series A Preferred Stock should note that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Preferred Stock receive a return of their capital;
•	There is no clawback for distributions with respect to the special limited partnership interest (except in limited circumstances), and such distributions are payable upon the sale of an asset even if investors have not received a return of their entire investment;
•	We may be unable to pay or maintain cash distributions or increase distributions over time;

•	We may borrow money, sell assets or use proceeds of this offering to make distributions to our stockholders if we are unable to make distributions with our cash flows from our operations. Such distributions could reduce the cash available to us and could constitute a return of capital to stockholders;
•	We are dependent upon our sponsor, our manager and their respective affiliates to conduct our operations, and therefore, any adverse changes in the financial health of our sponsor, our manager or their affiliates could hinder our operating performance and the return on your investment;
•	There are numerous conflicts of interest between the interests of investors and our interests or the interests of our manager, our sponsor and their respective affiliates, which we may not experience if we were self-managed;
•	The incentive structure of our manager’s special limited partnership interest may result in our manager recommending riskier or more speculative investments;
•	The ownership of 36,666 shares of our common stock by NELL Partners, the ownership by WOF of 1,000,000 shares of common stock and the ownership by WRF of 690,000 shares of common stock will limit the ability of holders of shares of common stock not affiliated with our sponsor to influence corporate matters;
•	Our investment objectives and strategies may be changed without stockholder consent;
•	We are obligated to pay substantial fees to our manager and its affiliates, including fees payable without regard to our profitability;
•	There are significant risks associated with maintaining as high a level of leverage as we expect to maintain (generally 50% to 65% of our tangible assets value on a portfolio basis based on fair market value and our investment guidelines allow borrowings up to 75% of the cost of our tangible assets at the time of any new borrowing and our charter and our by-laws contain no limitations on the amount of leverage we may use);
•	If we are able to qualify as a REIT and as long as we maintain our status as a REIT, we will be subject to limitations on ownership and transferability of our shares of common stock;
•	We are subject to risks associated with the significant dislocations and liquidity disruptions currently existing or occurring in the United States credit markets;
•	We may fail to qualify or continue to qualify to be treated as a REIT; and
•	We may be deemed to be an investment company under the Investment Company Act and thus subject to regulation under the Investment Company Act.

Our Structure

We were formed as a Maryland corporation on September 18, 2009. The following chart shows our structure after giving effect to this offering:

(1)	NELL Partners, Inc. is controlled by John A. Williams, our sponsor, and Leonard A. Silverstein.
(2)	Preferred Apartment Advisors, LLC is controlled by NELL Partners, Inc. Other than the 1% Manager Revenue Interest (as defined in the section entitled “Our Manager and Management Agreement — 1% Manager Revenue Interest” included elsewhere in this prospectus) held by WOF, all interests of Preferred Apartment Advisors, LLC are held by NELL Partners, Inc.
(3)	The common stock investors in the initial public offering own registered shares of common stock of Preferred Apartment Communities, Inc. The 500,000 shares of common stock acquired by WOF in the private placement offering are not registered shares.
(4)	NELL Partners, Inc. owns 36,666 shares of common stock and WOF owns 1,000,000 shares of common stock. 690,000 shares of common stock were sold to Williams Realty Fund I, LLC in the initial public offering and 500,000 shares of common stock were sold to WOF in the initial public offering.
(5)	Each property is expected to be held in a special purpose entity.
(6)	As the special limited partner of the operating partnership, our manager is entitled to receive a participation in net sales proceeds of our investments. See the section entitled “Our Manager and Management Agreement — Management Compensation — Special Limited Partnership Interest” included elsewhere in this prospectus for information relating to the calculation of distributions with respect to the special limited partnership interest and conditions under which it may be paid.
(7)	The shares of common stock issuable upon the redemption of the Series A Redeemable Preferred Stock will be registered shares.

Management Agreement

We are externally managed and advised by our manager. Our manager is subject to the supervision and oversight of our board of directors at all times and has only such functions and authority as we delegate to it. We do not expect to have any employees.

We have entered into a third amended and restated management agreement, or management agreement, with our manager. Pursuant to the management agreement, our manager provides us with a management team and appropriate support personnel to implement our business strategy and perform certain services for us, subject to oversight by our board of directors. Our manager is responsible for, among other duties (1) performing and administering all our day-to-day operations, (2) determining investment criteria in conjunction with our board of directors, (3) sourcing, analyzing and executing asset acquisitions, sales and financings, (4) performing asset management duties, (5) performing property management duties, and (6) performing financial and accounting management. Our manager has an investment committee that oversees our investment guidelines, our investment portfolio and its compliance with our investment guidelines and policies.

The initial term of the management agreement expires on April 5, 2016 and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our manager’s performance and fees that may be payable to our manager annually, and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least 75% of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us, or (2) our determination that the fees payable to our manager are not in accordance with market rates, subject to our manager’s right to prevent such termination due to above-market fees by accepting a reduction of fees to at or below market rates agreed to by at least 75% of our independent directors. We must provide 180 days’ prior written notice of any such termination. We also may terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with at least 30 days’ prior written notice from our board of directors for cause, as defined in the management agreement, in the absence of our manager’s cure. We do not have the right to decline to renew the management agreement. Our manager may decline to renew the management agreement by providing us with 180 days’ prior written notice. Our manager may terminate the management agreement for good reason, with at least 60 days’ prior written notice, in the absence of our cure. Unless the manager declines to renew the management agreement or the management agreement is terminated for cause, our manager will be paid accrued fees upon termination as described in the table below.

The following table summarizes the fees and expense reimbursements that we will pay to our dealer manager, our manager (or persons affiliated with or related to our manager, including our officers) and to our independent directors:

Type of Compensation	Determination of Amount	Estimated Amount of Minimum Offering (2,000 Units) / Maximum Offering (150,000 Units)
Selling Commission(1)	For acting as the dealer manager, we will pay to our dealer manager 7% of gross proceeds of this offering. Our dealer manager may reallow all or a portion of the selling commissions to participating broker-dealers.	$140,000/$10,500,000
Dealer Manager Fee(1)	For acting as the dealer manager, we will pay to our dealer manager 3% of gross proceeds of this offering. Our dealer manager may reallow up to 1.5% of gross offering proceeds it receives as dealer manager fees to participating broker-dealers.	$60,000/$4,500,000
Other Offering Expenses	We will reimburse our manager up to 1.5% of gross offering proceeds for actual expenses incurred in connection with this offering. Other offering expenses include all expenses to be paid by us in connection with the offering, such as our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, reimbursement of bona fide, itemized and detailed due diligence expenses of our dealer manager.	$30,000/$2,250,000
Acquisition and Operational Stage
Acquisition Fees	Fees payable to our manager in the amount of 1.0% of the gross contract purchase price of the property, loan or other real estate-related asset purchased, for services in connection with selecting, evaluating and acquiring such asset. For purposes of this prospectus, “gross contract purchase price” means the amount actually paid or allocated in respect of the purchase of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees.	$16,700/$1,252,500 (assuming no debt) $47,714/$3,548,571 (assuming we incur our expected leverage of 65% of acquisition cost) $66,800/$5,010,000 (assuming we incur our maximum leverage of 75% of acquisition cost)

Type of Compensation	Determination of Amount	Estimated Amount of Minimum Offering (2,000 Units) / Maximum Offering (150,000 Units)
Acquisition Expenses(2)	We will reimburse our manager for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the applicable employee of our manager and the corresponding payroll and payroll related costs incurred by our manager. In addition, we also will pay third parties, or reimburse our manager or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs, regardless of whether we acquire the related assets.	Not determinable at this time.
Asset Management Fee(3)	We will pay our manager a monthly fee equal to one-twelfth of 0.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles, or GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs). This fee will be payable monthly in arrears, based on assets held by us on the last date of the prior month, adjusted for appropriate closing dates for individual property acquisitions.	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount of Minimum Offering (2,000 Units) / Maximum Offering (150,000 Units)
Property Management and Leasing Fee(3)	We will pay our manager a monthly fee equal to 4% of the monthly gross revenues of our properties managed, for services in connection with the rental, leasing, operation and management of our properties and the supervision of any third parties that are engaged by our manager to provide such services. Our manager may subcontract the performance of its property management and leasing services duties to third parties or affiliates and pay all or a portion of its property management fee to such persons with whom it contracts for these services. Our manager will be responsible for all fees payable to third parties or affiliates in connection with subcontracted property management and leasing duties. The property management and leasing fee will be payable monthly in arrears, based on the actual gross revenues for the prior month.	Not determinable at this time.
General and Administrative Expenses Fee(2)(3)(4)	We will pay our manager a monthly fee equal to 2% of our monthly gross revenues.	Not determinable at this time.
Disposition Fee on Sale of Assets	We may pay our manager a commission upon the sale of one or more of our properties or other assets in an amount equal to the lesser of (a) one-half of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset, and (b) 1% of the sale price of the asset. Payment of such fee may be made only if the manager provides a substantial amount of services in connection with the sale of the asset as determined by a majority of our independent directors. In addition, the amount paid when added to all other commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of (1) the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset and (2) an amount equal to 6% of the sale price of such asset.	Not determinable at this time because actual amounts are dependent upon the sale price of specific assets and what would be reasonable, customary and competitive at the time of sale.
Construction Fee, Development Fee and Landscaping Fee	We will pay our manager a construction fee, development fee and landscaping fee at market rates customary and competitive in light of the size, type and location of the asset in connection with the construction, development or landscaping of a property, or for management and oversight of expansion projects and other capital improvements.	Not determinable at this time because actual amounts are dependent upon market rates in light of the size, type and location of the asset.

Type of Compensation	Determination of Amount	Estimated Amount of Minimum Offering (2,000 Units) / Maximum Offering (150,000 Units)
Accrued Fees Upon Termination	If the management agreement is terminated by reason of a change of control, by us without cause in connection with the expiration of a renewal term, by the manager for good reason or upon our liquidation, the manager will be entitled to receive payment of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination.	Not determinable at this time.
Awards Under Our Stock Incentive Plan	We have adopted a stock incentive plan pursuant to which our directors, officers and employees (if we ever have employees), employees of our manager and its affiliates, employees of entities that provide services to us, directors of our manager or of entities that provide services to us, certain of our consultants and certain consultants to our manager and its affiliates or entities of such consultants that provide services to us may be granted equity incentive awards in the form of stock options, stock appreciation rights, restricted stock, performance shares or other stock-based awards. Our compensation committee will determine all awards under our stock incentive plan and the vesting schedule for the grants.	The total number of shares that may be made subject to awards under our stock incentive plan will not exceed 567,500 shares of our common stock.

Type of Compensation	Determination of Amount	Estimated Amount of Minimum Offering (2,000 Units) / Maximum Offering (150,000 Units)
Compensation to Independent Directors	We pay to each of our independent directors a retainer of $50,000 per year. We also pay an annual retainer of $10,000 to the chair of our audit committee. In addition, each independent director will be paid a fee of $2,000 for each board committee meeting the director attends in person and reasonable out-of-pocket expenses incurred in connection with attendance of meetings of our board or board committees. We may issue shares of our common stock pursuant to our stock incentive plan in lieu of paying an independent director his or her annual fees and/or meeting fees in cash. To date, we have issued shares of our common stock in lieu of paying cash as compensation to our independent directors and currently expect to continue paying such compensation in shares of common stock. Any fees owed to our independent directors will be paid in shares of restricted common stock through April 2013. After such date, any such fees may be paid in cash or stock. Our independent directors also may receive awards under our stock incentive plan. Our compensation committee will determine all awards to our independent directors under our stock incentive plan and the vesting schedule for such awards.	The independent directors, as a group, will receive for a full fiscal year estimated aggregate compensation of approximately $350,000, payable in cash or shares of our common stock.

Type of Compensation	Determination of Amount	Estimated Amount of Minimum Offering (2,000 Units) / Maximum Offering (150,000 Units)
Liquidation Stage
Special Limited Partnership Interest	Our manager has a special limited partnership interest in our operating partnership entitling it to distributions from our operating partnership equal to 15% of any net sale proceeds from an asset (which equals the proceeds actually received by us from the sale of such asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our manager in connection with the sale of the asset, less expenses allocable to the sold asset) remaining after the payment of (i) the capital and expenses allocable to all realized investments (including the sold asset), and (ii) a 7% priority annual return on such capital and expenses; provided, however, that all accrued and unpaid dividends on our preferred stock have been paid in full. This distribution with respect to the special limited partnership interest is payable upon the sale of an asset even if holders of our preferred stock have not received a return of their capital, but only after the holders of our preferred stock have received payment in full of all accrued and unpaid dividends on our preferred stock. It is also possible that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Preferred Stock receive a return of their capital.	Not determinable at this time
The special limited partner shall be entitled to tax distributions, at our sole discretion as the general partner, provided such distributions do not prevent us from satisfying the requirements for qualification as a REIT. Any tax distributions shall offset future distributions to which the special limited partner is entitled.

(1)	As part of the total underwriting compensation payable in this offering, we or our affiliates may also provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, including gifts. In no event shall such gifts exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering, and the corresponding payments of our dealer manager fee will be reduced by the aggregate value of such items. The dealer manager’s legal expenses will be paid by the dealer manager from the dealer manager fee. The combined selling commission, dealer manager fee and non-cash compensation will not exceed 10% of gross proceeds of our offering. Our dealer manager will repay to the company any excess payments made to our dealer manager over FINRA’s 10% cap if the offering is abruptly terminated after reaching the minimum amount, but before reaching the maximum amount, of offering proceeds.
(2)	Amounts paid in respect of acquisition expenses and the general and administrative expenses fee include our portion of any expenses incurred by our manager on behalf of joint ventures in which we are a participant.
(3)	The total amount of the asset management, property management and leasing and general and administrative fees and expenses paid or reimbursed to our manager will be capped at 1.50% of total value of our assets (including cash and cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs).
(4)	In addition to the general and administrative expenses fee, we may reimburse our manager for certain costs and expenses it incurs in connection with the services it provides to us, including, but not limited to, personnel costs. See the section entitled “Our Manager and Management Agreement — Management Agreement” included elsewhere in this prospectus for details relating to these additional costs and expenses.

Conflicts of Interest

NELL Partners, an entity controlled by Messrs. Williams and Silverstein and the sole member of our manager, owns 36,666 shares of common stock. Conflicts of interest may exist between us and our sponsor, our manager and some of their respective affiliates, including NELL Partners and other affiliates of our manager. Some of these potential conflicts include:

•	The possibility that our manager’s affiliates may own and operate properties that meet our investment profile or in markets in which we own investments and will compete for tenants and sales opportunities;
•	Competition for the time and services of personnel that work for us and our manager’s affiliates;
•	Substantial compensation payable by us to our manager and its affiliates for their various services, which may not be on market terms and is payable, in many cases, whether or not our stockholders receive distributions;
•	The possibility that we may acquire or consolidate with our manager to internalize our management on terms that are other than arm’s length;
•	The possibility that we may do business with entities that have pre-existing relationships with our manager’s affiliates, which may result in a conflict between our business and the ongoing business relationships our manager’s affiliates have with each other and other entities;
•	The possibility that our manager, its officers and their respective affiliates will face conflicts of interest relating to the purchase, leasing and disposition of properties and the acquisition of real estate-related debt and securities, and that such conflicts may not be resolved in our favor, thus potentially limiting our investment opportunities, impairing our ability to make distributions and reducing the value of our common stock, our Series A Redeemable Preferred Stock and the Warrants;
•	The possibility that our manager and its affiliates may make recommendations to us that we buy, hold or sell property or other investments that may result in payments to them;
•	The possibility that, if we acquire properties from or make investments in entities owned or sponsored by affiliates of our manager, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations with a third party, but we would do so only if our board of directors, including a majority of our independent directors, approves the investment and only if there is justification for such excess price;
•	The possibility that our manager, its officers and their respective affiliates, some of whom are also our officers (and our directors), will face conflicts of interest caused by their ownership or control of our manager and their roles with other programs and other entities, resulting in actions that are not in the long-term best interests of our stockholders;

•	Conflicts of interest also may arise in connection with the potential sale or refinancing of our properties or the enforcement of agreements with our manager and its affiliates; and
•	The possibility that, if our manager and its affiliates provide services in connection with the management of a particular property, we may retain assets which are not as profitable and sell assets which provide a greater return.

See the section entitled “Certain Relationships and Related Transactions — Conflicts of Interest” included elsewhere in this prospectus for details on these and other conflicts of interest.

Operating and Regulatory Structure

REIT Qualification

We intend to elect and qualify to be taxed as a REIT, commencing with our tax year ending December 31, 2011. In addition, we may hold certain of our assets through taxable REIT subsidiaries, or TRSs, which may be subject to corporate-level income tax at regular rates. Our qualification as a REIT depends on our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code, relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the concentration of ownership of our shares of capital stock. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. Under the Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute each year at least 90% of their REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gain. If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions of the Code do not apply, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income or property and to U.S. federal income and excise taxes on our undistributed income.

Investment Company Act of 1940 Considerations

We intend to conduct our operations so that our company and each of its subsidiaries are exempt from registration as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, or the 40% test. “Investment securities” exclude U.S. Government securities and securities of majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in direct or indirect wholly owned and majority owned subsidiaries of the company, each formed to hold a particular asset.

We intend to conduct our operations so that our company and most, if not all, of its wholly owned and majority owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of our company and each wholly owned and majority owned subsidiary with this test. Because we expect that most of our assets will be real estate investments, we expect that most, if not all, of the company’s wholly owned and majority owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that our company and most, if not all, of its wholly owned and majority owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither our company nor any of its wholly owned or majority owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily, or propose to engage primarily, or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, our company and its subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, the company and its subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is a majority owned subsidiary of our company is made by us. The Investment Company Act defines a majority owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% test. We have not requested that the staff of the Securities and Exchange Commission, or SEC, approve our treatment of any entity as a majority owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more companies as majority owned subsidiaries, we would need to adjust our strategy and our assets in order to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly owned or majority owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If our company or any of its wholly owned or majority owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

Qualification for exemption from the definition of “investment company” under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of our company and its subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities, distressed debt, subordinated debt and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

Restrictions on Ownership and Transfer of our Securities

To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Code, among other purposes, our charter prohibits, with certain exceptions, any stockholder from beneficially or constructively owning, applying certain attribution rules under the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our board of directors may, in its sole discretion, waive the 9.8% ownership limit with respect to a particular stockholder if it is presented with certain representations and undertakings required by our charter and other evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT. Our board of directors agreed to waive the 9.8% ownership limit with respect to the holdings by: (1) NELL Partners of 36,666 shares of common stock; (2) WOF of 1,000,000 shares of common stock; and (3) WRF of 690,000 shares of common stock.

Our charter also prohibits any person from, among other things:

•	beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code, or otherwise cause us to fail to qualify as a REIT; or
•	transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons.

In addition, our charter provides that any ownership or purported transfer of our capital stock in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary (or, in the case of a transfer that would result in our capital stock being beneficially owned by fewer than 100 persons, be void), and the purported owner or transferee acquiring no rights in such shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in such violation will be void from the time of such purported transfer.

Distribution Policy

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend to pay, over time, quarterly dividends in an amount equal to 100% of our net taxable income. On May 5, 2011, we declared a quarterly cash dividend to our common stockholders of record as of June 30, 2011, that was paid on July 15, 2011, in the amount of $0.125 per share of common stock, totaling approximately $646,487. On August 4, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on October 17, 2011 to all common stockholders of record as of September 30, 2011, totalling $646,675. As expected, cash available for distribution was not sufficient to fully fund the second quarter dividend and approximately $227,000 from our working capital and dividend reserve, designed for this purpose, was used to cover this shortfall. However, cash available for distribution for the third quarter was $773,723, which was more than sufficient to fully fund the third quarter dividend. On November 10, 2011, we declared a quarterly cash dividend of $0.125 per share, which will be paid on January 17, 2012 to all common stockholders of record as of December 30, 2011. We currently expect that cash available for distribution will be sufficient to fund the dividend payments to common stockholders for the fourth quarter of 2011. Although not currently anticipated, if our board of directors determines to authorize distributions in excess of the income or cash flow generated from our target assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of our assets.

Holders of Series A Redeemable Preferred Stock are entitled to receive, when, and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the initial stated value of $1,000 per share, or the “Stated Value.” Dividends on each share of Series A Redeemable Preferred Stock will begin accruing on the date of issuance. We expect to authorize and declare dividends on the shares of

Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day), beginning no later than the month following the first full month after we receive and accept aggregate subscriptions in excess of the minimum offering. Once we begin paying such dividends, we expect to pay them monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.

Any distributions we make will be at the discretion of our board of directors and will depend upon, among other things, our actual results of operations. These results and our ability to pay distributions will be affected by various factors, including the net income from our portfolio of investments, our operating expenses and any other expenditures. For more information, see the section entitled “Distribution Policy” included elsewhere in this prospectus.

We cannot assure you that we will make any distributions to our stockholders.

Ratio of Earnings to Fixed Charges

The computation of our ratio of earnings to fixed charges indicates that earnings were inadequate to cover fixed charges by approximately $7.3 million for the nine months ended September 30, 2011. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to fixed charges is not a meaningful measure for any period prior to 2011.

The Offering

Series A Redeemable Preferred Stock offered by us
A minimum of 2,000 shares of Series A Redeemable Preferred Stock and a maximum of 150,000 shares of Series A Redeemable Preferred Stock will be offered as part of the Units through our dealer manager in the offering on a reasonable best efforts basis.
Ranking. The Series A Redeemable Preferred Stock will rank senior to the our common stock with respect to payment of dividends and rights upon liquidation, dissolution or winding up. Investors in the Series A Preferred Stock should note that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Preferred Stock receive a return of their capital.
Stated Value. Each share of Series A Redeemable Preferred Stock will have an initial “Stated Value” of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Redeemable Preferred Stock, as set forth in the articles supplementary setting forth the rights, preferences and limitations of the Series A Redeemable Preferred Stock (the “Articles Supplementary”).
Dividends. Holders of Series A Redeemable Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on each share of Series A Redeemable Preferred Stock will begin accruing on the date of issuance. We expect to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared beginning no later than the month following the first full month after we receive and accept aggregate subscriptions in excess of the minimum offering. Once we begin paying such dividends, we expect to pay them monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.
Redemption at the Option of a Holder. Beginning two years from the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the Company to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 10% redemption fee, plus any accrued but unpaid dividends.
Beginning three years from the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the Company to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 5% redemption fee, plus any accrued but unpaid dividends.
Beginning four years from the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the Company to redeem such shares of Series A Redeemable

Preferred Stock at a redemption price equal to the Stated Value, less a 3% redemption fee, plus any accrued but unpaid dividends.
Beginning five years from the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the Company to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to 100% of the Stated Value, plus any accrued but unpaid dividends.
If a holder of Series A Redeemable Preferred Stock causes the Company to redeem such shares of Series A Redeemable Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of our common stock, based on the volume weighted average price of our common stock for the 20 trading days prior to the redemption, in exchange for the Series A Redeemable Preferred Stock.
In addition, subject to restrictions, beginning on the date of original issuance and ending two years thereafter, we will redeem such shares of Series A Redeemable Preferred Stock of a holder who is a natural person upon his or her death at the written request of the holder’s estate at a cash redemption price equal to the Stated Value, plus accrued and unpaid dividends thereon through and including the date of redemption.
Optional Redemption by the Company. After ten years from the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed, we will have the right (but not the obligation) to redeem such shares of Series A Redeemable Preferred Stock at 100% of the Stated Value, plus any accrued but unpaid dividends. If we choose to redeem any shares of Series A Redeemable Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of our common stock, based on the volume weighted average price of our common stock for the 20 trading days prior to the redemption, in exchange for the Series A Redeemable Preferred Stock.
Our obligation to redeem any of the shares of Series A Redeemable Preferred Stock is limited to the extent that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption.
Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our common stock or any other class or series of capital stock ranking junior to our shares of Series A Redeemable Preferred Stock, the holders of shares of Series A Redeemable Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus accrued but unpaid dividends.
Voting Rights. The Series A Redeemable Preferred Stock has no voting rights.
Warrants offered by us
A minimum offering of Warrants to purchase up to 40,000 shares of common stock and a maximum offering of Warrants to purchase up to 3,000,000 shares of common stock will be offered as part of the Units through our dealer manager in the offering on a reasonable best efforts basis.

The Warrants will be exercisable beginning one year from the date of original issuance and ending four years from the date of such issuance.
The initial exercise price will equal 120% of the current market price per share of our common stock on the date of issuance of the Warrant, subject to a minimum exercise price of $9.00 per share. The current market price will be determined using the weighted average price of the previous 20 days of trading volume.
Capital stock to be outstanding after the offering
2,000 shares of Series A Redeemable Preferred Stock, assuming the minimum offering of 2,000 Units, or
150,000 shares of Series A Redeemable Preferred Stock, assuming the maximum offering of 150,000 Units, and
5,175,325 shares of common stock(1)
Estimated use of proceeds
Assuming we sell all the Units offered for sale, we estimate that we will receive net proceeds from the sale of Units in this offering of approximately $132.8 million after deducting estimated offering expenses, including selling commissions and the dealer manager fee, payable by us of approximately $17.2 million. We intend to invest the net proceeds of the offering in connection with the acquisition of multifamily properties. If all the net proceeds of the offering are used to directly acquire multifamily properties, we estimate that these properties would have an aggregate gross value (inclusive of mortgage indebtedness) of approximately $357.9 million. We intend to acquire such properties through the incurrence of indebtedness (secured and unsecured) of approximately 65% of the value of our tangible assets on a portfolio basis, with the balance of the acquisition cost thereof funded through the use of the net proceeds of this offering. Until appropriate assets can be identified, our manager may invest the net proceeds of the offering in interest-bearing short-term investments that are consistent with our intention to qualify as a REIT. Any interest-bearing short-term investment we make likely will provide a lower net return than we will seek to achieve from our target assets. See the section entitled “Estimated Use of Proceeds” included elsewhere in this prospectus.
AMEX symbol for common stock
Our common stock is listed on the AMEX under the trading symbol “APTS.” There is no established public trading market for the offered shares of Series A Redeemable Preferred Stock or the Warrants and we do not expect a market to develop. We do not intend to apply for a listing of the Series A Redeemable Preferred Stock or the Warrants on any national securities exchange.

(1)	The number of shares of common stock to be outstanding immediately after this offering as shown above reflects the 5,175,325 shares of common stock outstanding as of November 14, 2011. This number includes the 26,000 shares of unvested restricted common stock issued to our independent directors in lieu of paying cash as compensation for annual service on our board of directors. This number excludes (a) shares of common stock that may be issued upon redemption of the Series A Redeemable Preferred Stock, offered hereby, and (b) the minimum of 40,000 and the maximum of 3,000,000 shares of common stock issuable upon the exercise of the Warrants offered hereby. This number also excludes (i) approximately 538,128 shares of common stock reserved for future issuance under our equity incentive plan; and (ii) 150,000 shares of our common stock issuable upon exercise of the outstanding warrant to purchase up to 150,000 shares of our common stock issued to International Assets Advisory, LLC, in it capacity as financial advisor in the IPO (the “IPO Warrant”). The IPO Warrant has an exercise price of $12.50 per share.

Capital Structure

Following this offering, the Series A Redeemable Preferred Stock will rank senior to our common stock and to the Class A Units and Class B Units issued by our operating partnership and on parity with the Series A Redeemable Preferred Limited Partnership Units issued by our operating partnership with respect to both payment of dividends and distribution of amounts upon liquidation. Our board of directors has the authority to issue shares of additional series of preferred stock that could be senior in priority to the Series A Redeemable Preferred Stock.

Covered Security

The term “covered security” applies to securities exempt from state registration because of their oversight by federal authorities and national-level regulatory bodies pursuant to Section 18 of the Securities Act. Generally, securities listed on national exchanges are the most common type of covered security exempt from state registration. A non-traded security can also be a covered security if it has a seniority greater than or equal to other securities from the same issuer that are listed on a national exchange such as the AMEX. Our Series A Redeemable Preferred Stock is a covered security because it is senior to our common stock and therefore is exempt from state registration. Typically, securities issued by non-traded REITs do not meet the requirements necessary to be classified as covered securities, and therefore they are subject to state registration. Although the Warrants are not “covered securities,” most states include an exemption for Warrants that are exercisable into a listed security. Therefore, the Warrants are subject to state registration in any state that does not provide such an exemption and the offering must be declared effective in order to sell the Warrants in these states.

There are several advantages to both issuers and investors of a security being deemed a covered security. These include:

•	More Investors — Covered securities can be purchased by a broader range of investors than can non-covered securities. The common stock of a non-traded REIT is not a covered security and is subject to suitability requirements that vary from state to state. These so-called “Blue Sky” regulations often prohibit the sale of securities to certain investors and may prohibit the sale of securities altogether until a specific volume of sales have been achieved in other states.
•	Issuance Costs — Covered securities may have lower issuance costs since they avoid the expense of dealing with the various regulations of each of the 50 states and Washington, D.C. This could save time and money and allows issuers of covered securities the flexibility to enter the real estate markets at a time of their choosing. All investors of the issuer would benefit from any lower issuance costs that may be achieved.

There are several disadvantages to investors of a security being deemed a covered security. These include:

•	Lack of Suitability Standards — Since there are no investor eligibility requirements, there is no prohibition on the sale of the securities to certain investors, including investors that may not be suitable to purchase the securities.
•	No State Review — Investors will not receive an additional level of review and possible protection afforded by the various state regulators.

Our Corporate Information

Our principal executive offices are located at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339. Our telephone number is (770) 818-4100. Our website is www.pacapts.com. The contents of our website are not part of this prospectus. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

RISK FACTORS

The purchase of our securities involves a number of risks. You should carefully consider the following risk factors in conjunction with the other information contained in this prospectus before making an investment in our securities. The risks discussed in this prospectus could adversely affect our business, operating results, prospects and financial condition. This could cause the value of our securities to decline and/or you to lose part or all of your investment. The risks and uncertainties described below are not the only ones we face, but do represent those risks and uncertainties that we believe are material to us. Additional risks and uncertainties not presently known to us or that, as of the date of this prospectus, we deem immaterial also may harm our business.

Risks Related to this Offering

There is no public market for our Series A Redeemable Preferred Stock or Warrants and we do not expect one to develop.

There is no public market for our Series A Redeemable Preferred Stock or Warrants offered in this offering, and we currently have no plan to list these securities on a securities exchange or to include these shares for quotation on any national securities market. Additionally, our charter contains restrictions on the ownership and transfer of our securities, and these restrictions may inhibit your ability to sell the Series A Redeemable Preferred Stock or Warrants promptly or at all. Furthermore, the Warrants will expire four years from the date of issuance. If you are able to sell the Series A Redeemable Preferred Stock or Warrants, you may only be able to sell them at a substantial discount from the price you paid. Therefore, you should purchase the Units only as a long-term investment. After one year from the date of issuance, the Warrants will be exercisable at your option for shares of our common stock, which currently are publicly traded on the AMEX. Beginning two years from the date of original issuance, the holder of shares of Series A Redeemable Preferred Stock may require us to redeem such shares, with the redemption price payable, in our sole discretion, in cash or in equal value of common stock, based on the volume weighted average price of our common stock for the 20 trading days prior to the redemption. If we opt to pay the redemption price in shares of common stock, you may receive publicly traded shares as we currently expect to continue listing our common stock on the AMEX.

We will be required to terminate this offering if our common stock is no longer listed on the AMEX or another national securities exchange.

The Series A Redeemable Preferred Stock is a “covered security” and therefore is not subject to registration in the various states in which it may be sold due to its seniority to our common stock, which is listed on the AMEX. If our common stock is no longer listed on the AMEX or another appropriate exchange, we will be required to register the offering of our Units in any state in which we subsequently offer the Units. This would require the termination of this offering and could result in our raising an amount of gross proceeds that is substantially less than the amount of the gross proceeds we expect to raise if the maximum offering is sold. This would reduce our ability to purchase additional properties and limit the diversification of our portfolio.

Although the Warrants are not “covered securities,” most states include an exemption for Warrants that are exercisable into a listed security. Therefore, the Warrants are subject to state registration in any state that does not provide such an exemption and the offering must be declared effective in order to sell the Warrants in these states.

There may not be a broad market for our common stock, which may cause our common stock to trade at a discount and make it difficult for you to sell the common stock for which your Warrants are exercisable and for which your Series A Redeemable Preferred Stock may be redeemable at our option.

Our common stock for which the Warrants are exercisable trades on the AMEX under the symbol “APTS.” Listing on the AMEX or another national securities exchange does not ensure an actual market for our common stock. Accordingly, an actual market for our common stock may not be maintained, the market for our common stock may not be liquid, the holders of our common stock may be unable to sell their shares of our common stock, and the prices that may be obtained following the sale of our common stock upon the exercise of your Warrants or the redemption of your Series A Redeemable Preferred Stock may not reflect the underlying value of our assets and business.

The Series A Redeemable Preferred Stock is a senior security, and ranks prior to our common stock with respect to dividends and payments upon liquidation.

The rights of the holders of shares of our Series A Redeemable Preferred Stock rank senior to the rights of the holders of shares of our common stock as to dividends and payments upon liquidation. Unless full cumulative dividends on our shares of Series A Redeemable Preferred Stock for all past dividend periods have been declared and paid (or set apart for payment), we will not declare or pay dividends with respect to any shares of our common stock for any period. Upon liquidation, dissolution or winding up of our company, the holders of shares of our Series A Redeemable Preferred Stock are entitled to receive a liquidation preference of $1,000 per share, plus all accrued but unpaid dividends at the rate of 6% per annum, prior and in preference to any distribution to the holders of shares of our common stock or any other class of our equity securities.

We will be able to call your shares of Series A Redeemable Preferred Stock for redemption under certain circumstances without your consent.

We will have the ability to call the outstanding shares of Series A Redeemable Preferred Stock after ten years from the date of original issuance of such shares of Series A Redeemable Preferred Stock. At that time, we will have the right to redeem, at our option, the outstanding shares of Series A Redeemable Preferred Stock, in whole or in part, at 100% of the Stated Value per share, plus any accrued and unpaid dividends.

Risks Related to an Investment in Our Company

Our limited operating history makes it difficult for you to evaluate our likely performance and this investment.

We were incorporated on September 18, 2009, and our manager was organized on May 18, 2010. Thus, we and our manager are both recently formed entities with limited operating histories and we both may be unable to successfully operate our businesses or achieve our investment objectives. The past performance of other real estate investment programs sponsored by our sponsor, John A. Williams, or his affiliates may not be indicative of the performance we may achieve. We have limited income, cash flow, funds from operations and funds from which we can make distributions to you. We may not be able to conduct our business as planned and/or successfully carry out our business as planned.

You should consider our prospects in light of the risks, uncertainties and difficulties frequently encountered by companies like ours that do not have a substantial operating history, many of which may be beyond our control. Therefore to be successful in this market, we must among other things:

•	identify and acquire investments that further our investment strategy;
•	attract, integrate, motivate and retain qualified personnel to manage our day-to-day operations;
•	respond to competition both for investment opportunities and potential investors in our company; and
•	build and expand our operations structure to support our business.

We cannot guarantee that we will succeed in achieving these goals, and our failure to do so could cause you to lose all or a portion of your investment.

We differ from prior programs sponsored by our sponsor in a number of respects, and therefore, the past performance of those programs may not be indicative of our future results.

The past performance of prior investment programs sponsored by our sponsor, John A. Williams, is not indicative of our future results and you should not rely on such past performance to predict our future results. Our business is different in a number of respects from the operations of prior programs and our portfolio is unlikely to mirror the portfolios of the prior programs, resulting in returns to our stockholders that vary from those generated by those prior programs. The prior programs of our sponsor, which were generally conducted through privately held entities, were not subject to the up-front commissions, fees and expenses associated with public offerings, the limitations on leverage associated with a public program, or to many of the laws and regulations to which we are and will be subject. Further, Post Properties, Inc., a publicly held REIT founded by our sponsor, operated under substantially different investment guidelines and economic conditions than we will face in our business. As a result of all these and other factors, you should not assume that your investment will generate returns, if any, comparable to those experienced by investors in the prior programs sponsored by our sponsor or his affiliates.

We may suffer from delays in locating suitable investments, which could adversely affect the return on your investment.

Our ability to achieve our investment objectives and to make distributions to our stockholders is dependent upon our manager’s performance in the acquisition of, and arranging of financing for, investments, as well as our property manager’s performance in the selection of residents and the negotiation of leases. The current market for properties that meet our investment objectives is highly competitive, as is the leasing market for such properties. The more proceeds we raise in this offering, the greater our challenge will be to invest all the net offering proceeds on attractive terms. You will not have the opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments. You must rely entirely on the oversight of our board of directors, the management ability of our manager and the performance of our manager and property manager. We cannot be sure that our manager will be successful in obtaining suitable investments on financially attractive terms.

Additionally, as a public company, we are subject to ongoing reporting requirements under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Pursuant to the Exchange Act, we may be required to file with the SEC financial statements of properties we acquire and investments we make in real estate-related assets. To the extent any required financial statements are not available or cannot be obtained, we will not be able to acquire the investment. As a result, we may be unable to acquire certain properties or real estate-related assets that otherwise would be a suitable investment. We could suffer delays in our investment acquisitions due to these reporting requirements.

Furthermore, if we acquire properties prior to, during, or upon completion of construction, it will typically take several months following completion of construction to rent available space. Therefore, you could suffer delays in the receipt of distributions attributable to those particular properties.

Delays we encounter in the selection and acquisition of investments could adversely affect your returns. In addition, if we are unable to invest our offering proceeds in real properties and real estate-related assets in a timely manner, we will hold the proceeds of this offering in an interest-bearing account, invest the proceeds in short-term, investment-grade investments, which generate lower returns than we anticipate with our target assets, or, ultimately, liquidate. In such an event, our ability to make distributions to our stockholders and the returns to our stockholders would be adversely affected.

We face competition from other apartment communities and housing alternatives for tenants, and we face competition from other acquirers of apartment communities for investment opportunities, both of which may limit our profitability and returns to you.

The residential apartment community industry is highly competitive. This competition could reduce occupancy levels and revenues at our apartment communities, which would adversely affect our operations. We face competition from many sources, including from other apartment communities both in the immediate vicinity and the geographic market where our apartment communities are and will be located. Overbuilding of apartment communities may occur. If overbuilding does occur, this would increase the number of apartment units available and may decrease occupancy and unit rental rates.

Furthermore, apartment communities we acquire most likely compete, or will compete, with numerous housing alternatives in attracting tenants, including owner occupied single- and multi-family homes available to rent or purchase. Competitive housing in a particular area and the increasing affordability of owner occupied single- and multi-family homes available to rent or buy caused by declining mortgage interest rates and government programs to promote home ownership could adversely affect our ability to retain our tenants, lease apartment units and increase or maintain rental rates.

The competition for apartment communities may significantly increase the price we must pay for assets we seek to acquire, and our competitors may succeed in acquiring those properties or assets themselves. In addition, our potential acquisition targets may find our competitors to be more attractive because they may have greater resources, may be willing to pay more for the properties or may have a more compatible operating philosophy. In particular, larger apartment REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This competition will result in increased demand for these assets and therefore increased prices paid for them. Because of an increased interest in single-property acquisitions among tax-motivated individual purchasers, we may pay higher prices if we purchase single properties in comparison with portfolio acquisitions. If we pay higher prices for our properties, our business, financial condition and results of operations and our ability to pay distributions to you may be materially and adversely affected.

The cash distributions you receive may be less frequent or lower in amount than you expect.

Our board of directors will determine the amount and timing of distributions. In making this determination, our directors will consider all relevant factors, the amount of cash available for distribution, capital expenditure and reserve requirements and general operational requirements. We cannot assure you how long it may take to generate sufficient available cash flow to fund distributions nor can we assure you that sufficient cash will be available to make distributions to you. With limited prior operations, we cannot predict the amount of distributions you may receive and we may be unable to pay, maintain or increase distributions over time. Our inability to acquire properties or real estate-related investments may have a negative effect on our ability to generate sufficient cash flow from operations to pay distributions.

Further, if the aggregate amount of our distributions in any given year exceeds our earnings and profits (as determined for U.S. federal income tax purposes), the excess amount will be either (i) a return of capital, or (ii) a gain from the sale or exchange of property to the extent that a stockholder’s tax basis in our common stock equals or is reduced to zero as the result of our current or prior year distributions, in each case for U.S. federal income tax purposes. For further information regarding the tax consequences if we make distributions other than from funds from operations, please see the section entitled “Material U.S. Federal Income Tax Considerations” included elsewhere in this prospectus.

Upon the sale of any individual property, holders of Series A Preferred Stock do not have a priority over holders of our common stock regarding return of capital.

Holders of our Series A Preferred Stock do not have a right to receive a return of capital prior to holders of our common stock upon the individual sale of a property. Depending on the price at which such property is sold, it is possible that holders of our common stock will receive a return of capital prior to the holders of our Series A Preferred Stock, provided that any accrued but unpaid dividends have been paid in full to holders of Series A Preferred Stock. It is also possible that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Preferred Stock receive a return of their capital.

There is no clawback for distributions with respect to the special limited partnership interest (except in limited circumstances), and such distributions are payable upon the sale of an asset even if investors have not received a return of their entire investment.

Our manager has a special limited partnership interest in our operating partnership entitling it to distributions from our operating partnership equal to 15% of any net sale proceeds from an asset (which equals the proceeds actually received by us from the sale of such asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our manager in connection with the sale of the asset, less expenses allocable to the sold asset) remaining after the payment of (i) the capital and expenses allocable to all realized investments (including the sold asset), and (ii) a 7% priority annual return on such capital and expenses; provided, however, that all accrued and unpaid dividends on our preferred stock have been paid in full. This distribution with respect to the special limited partnership interest is payable upon the sale of an asset even if holders of our preferred stock have not received a return of their capital, but only after the holders of our preferred stock have received payment in full of all accrued and unpaid dividends on our preferred stock. There is no clawback for distributions with respect to the special limited partnership interest except in limited circumstances. As a result, distributions with respect to the special limited partnership interest may be payable upon the sale of an asset even if the holders of preferred stock and holders of common stock have not received a return of their entire investment, provided that any accrued but unpaid dividends have been paid to holders of Series A Preferred Stock.

Distributions paid from sources other than our cash flow from operations, particularly from proceeds of this offering, will result in us having fewer funds available for the acquisition of properties and other real estate-related investments, which may adversely affect our ability to fund future distributions with cash flow from operations and may adversely affect your overall return.

Holders of Series A Redeemable Preferred Stock are entitled to receive, when, and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on shares of the Series A Redeemable Preferred Stock will begin accruing on the date of their issuance. We expect to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared beginning no later than the month following the first full month after we receive and accept aggregate subscriptions in excess of the minimum offering. Once we begin paying such dividends, we expect to pay them monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.

On May 5, 2011, we declared a quarterly cash dividend to our common stockholders of record as of June 30, 2011, that was paid on July 15, 2011, in the amount of $0.125 per share of common stock, totaling approximately $646,487. On August 4, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on October 17, 2011 to all common stockholders of record as of September 30, 2011, totalling $646,675. As expected, cash available for distribution was not sufficient to fully fund the second quarter dividend and approximately $227,000 from our working capital and dividend reserve, designed for this purpose, was used to cover this shortfall. However, cash available for distribution for the third quarter was $773,723, which was more than sufficient to fully fund the third quarter dividend. On November 10, 2011, we declared a quarterly cash dividend of $0.125 per share, which will be paid on January 17, 2012 to all common stockholders of record as of December 30, 2011. We currently expect that cash available for distribution will be sufficient to fund the dividend payments to common stockholders for the fourth quarter of 2011.

As mentioned above, we have paid distributions from sources other than from our cash flow from operations. Until we acquire additional properties or other real estate-related investments, we may not generate sufficient cash flow from operations to pay distributions. Our inability to acquire additional properties or other real estate-related investments may result in a lower return on your investment than you expect. If we have not generated sufficient cash flow from our operations and other sources, such as from borrowings, the sale of additional securities, advances from our manager, our manager’s deferral, suspension and/or waiver of its fees and expense reimbursements, to fund distributions, we may use the proceeds from this offering. Moreover, our board of directors may change our distribution policy, in its sole discretion, at any time. Distributions made from offering proceeds are a return of capital to stockholders, from which we will have already paid offering expenses in connection with this offering. We have not established any limit on the amount of proceeds from this offering that may be used to fund distributions, except that, in accordance with our organizational documents and Maryland law, we may not make distributions that would: (1) cause us to be unable to pay our debts as they become due in the usual course of business; (2) cause our total assets to be less than the sum of our total liabilities plus senior liquidation preferences, if any; or (3) jeopardize our ability to qualify as a REIT.

If we fund distributions from the proceeds of this offering, we will have less funds available for acquiring properties or real estate-related investments. As a result, the return you realize on your investment may be reduced. Funding distributions from borrowings could restrict the amount we can borrow for investments, which may affect our profitability. Funding distributions with the sale of assets or the proceeds of this offering may affect our ability to generate cash flows. Funding distributions from the sale of additional securities could dilute your interest in us if we sell shares of our common stock or securities convertible or exercisable into shares of our common stock to third party investors. Payment of distributions from the mentioned sources could restrict our ability to generate sufficient cash flow from operations, affect our profitability and/or affect the distributions payable to you upon a liquidity event, any or all of which may have an adverse effect on your investment.

We do not have agreements or letters of intent in place for any financing sources and our ability to obtain financing on reasonable terms would be impacted by negative market conditions.

Currently, we do not have any agreements or letters of intent in place for any financing sources. Our strategy depends, in part, on our ability to obtain financing on reasonable terms. Recently, domestic and international financial markets have experienced unusual volatility and uncertainty. Liquidity has tightened in overall financial markets, including the debt and equity capital markets. The dislocation in the credit markets has had a negative effect on the ability of purchasers of real estate to obtain financing. Consequently, there is greater uncertainty regarding our ability to access the credit markets in order to attract financing on reasonable terms. Returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

We established the offering price for the Units pursuant to negotiations among us and our dealer manager; as a result, the actual value of your investment may be substantially less than what you pay.

The selling price of the Units has been determined pursuant to negotiations among us and the dealer manager, based upon the following primary factors: the economic conditions in and future prospects for the industry in which we compete; our prospects for future earnings; an assessment of our management; the present state of our development; the prevailing conditions of the equity securities markets at the time of the offering; the present state of the market for non-traded REIT securities; and current market valuations of public companies considered comparable to our company. Because the offering price is not based upon any independent valuation, the offering price is not indicative of the proceeds that you would receive upon liquidation.

Your percentage of ownership may become diluted if we issue new shares of stock or other securities, and issuances of additional preferred stock or other securities by us may further subordinate the rights of the holders of our common stock.

We may make redemption payments under the terms of the Series A Redeemable Preferred Stock in shares of our common stock. Although the dollar amounts of such payments are unknown, the number of shares to be issued in connection with such payments may fluctuate based on the price of our common stock. Any sales or perceived sales in the public market of shares of our common stock issuable upon such redemption payments could adversely affect prevailing market prices of shares of our common stock. The issuance of common stock upon such redemption payments also may have the effect of reducing our net income per share (or increasing our net loss per share). In addition, the existence of Series A Redeemable Preferred Stock may encourage short selling by market participants because the existence of redemption payments could depress the market price of shares of our common stock.

Our board of directors is authorized, without stockholder approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of additional preferred stock (including equity or debt securities convertible into preferred stock), options, warrants and other rights, on such terms and for such consideration as our board of directors in its sole discretion may determine. Any such issuance could result in dilution of the equity of our stockholders. Our board of directors may, in its sole discretion, authorize us to issue common stock or other equity or debt securities (a) to persons from whom we purchase apartment communities, as part or all of the purchase price of the community, or (b) to our manager in lieu of cash payments required under the management agreement or other contract or obligation. Our board of directors, in its sole discretion, may determine the value of any common stock or other equity or debt securities issued in consideration of apartment communities or services provided, or to be provided, to us.

Our charter also authorizes our board of directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock in addition to the Series A Redeemable Preferred Stock offered in this offering (including equity or debt securities convertible into preferred stock) and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class or series of shares so issued. If any additional preferred stock is publicly offered, the terms and conditions of such preferred stock (including any equity or debt securities convertible into preferred stock) will be set forth in a registration statement registering the issuance of such preferred stock or equity or debt securities convertible into preferred stock. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or the Series A Redeemable Preferred Stock. If we ever create and issue additional preferred stock or equity or debt securities convertible into preferred stock with a distribution preference over common stock or the Series A Redeemable Preferred Stock, payment of any distribution preferences of such new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on our common stock and our Series A Redeemable Preferred Stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage a merger, tender offer, or proxy contest, the assumption of control by a holder of a large block of our securities, or the removal of incumbent management.

Stockholders have no rights to buy additional shares of stock or other securities if we issue new shares of stock or other securities. We may issue common stock, convertible debt or preferred stock pursuant to a subsequent public offering or a private placement, or to sellers of properties we directly or indirectly acquire instead of, or in addition to, cash consideration. Investors purchasing Units in this offering who do not participate in any future stock issuances will experience dilution in the percentage of the issued and outstanding stock they own. In addition, depending on the terms and pricing of any additional offerings and the value of our investments, you also may experience dilution in the book value and fair market value of, and the amount of distributions paid on, your shares of our common stock or Series A Redeemable Preferred Stock.

If certain communications we made after filing our registration statement in connection with our initial public offering are found to have violated the Securities Act, we could be required to repurchase securities sold in the initial public offering or pay damages to persons who purchased shares of our common stock in our initial public offering.

On March 14, 2011, we sent letters to potential investors who may have invested in our initial public offering through our directed share program. These letters were distributed to a limited number of people, with all of whom we had a pre-existing personal or business relationship. Each letter included a copy of our preliminary prospectus filed on March 10, 2011. In addition, our recorded electronic road show presentation was temporarily posted on a website, together with an electronic link to our preliminary prospectus. We believe that these communications were “free writing prospectuses” permitted under SEC rules, and that our dissemination of or making available these materials did not violate the Securities Act. There nevertheless is a risk that one or both of these communications may be deemed to be a prospectus not meeting the requirements of the Securities Act, which would result in a violation of Section 5 of the Securities Act.

If the communications were ultimately determined to have violated Section 5 of the Securities Act, then purchasers in our initial public offering that received the directed share program letters and/or viewed the electronic road show, and potentially all purchasers of shares of our common stock in our initial public offering, would have the right under the Securities Act for a period of one year from the date of the violation to seek recovery of the consideration paid in connection with their purchases, with interest thereon but less any income received from shares, or, if they had already sold the shares of our common stock, sue for damages resulting from their purchases. The total amount of these damages could equal the gross proceeds of the initial public offering, plus interest and the purchasers’ attorneys’ fees. We could be directly or indirectly responsible for these payments or damages. We also could be subject to enforcement actions by the SEC, which could result in injunctive relief or the imposition of fines. There can be no guarantee that we would be successful in refuting any of or all such claims. If any such claims were to succeed, we may not have sufficient funds to pay the resulting damages or to finance a repurchase of our shares of common stock and our business could be materially and adversely affected.

The properties we acquire may not produce the cash flow required to meet our REIT minimum distribution requirements, and we may decide to borrow funds to satisfy such requirements, which could adversely affect our overall financial performance.

We may decide to borrow funds in order to meet the REIT minimum distribution requirements even if our management believes that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings would not be advisable in the absence of certain tax considerations. If we borrow money to meet the REIT minimum distribution requirement or for other working capital needs, our expenses will increase, our net income will be reduced by the amount of interest we pay on the money we borrow and we will be obligated to repay the money we borrow from future earnings or by selling assets, any or all of which may decrease future distributions to stockholders.

To qualify as a REIT and to maintain REIT status, we may be forced to forego otherwise attractive opportunities, which may delay or hinder our ability to meet our investment objectives and may reduce your overall return.

To qualify as a REIT, we must satisfy certain tests on an ongoing basis concerning, among other things, the sources of our income, the nature of our assets and the amounts we distribute to our stockholders. We may be required to make distributions to stockholders at times when it would be more advantageous to reinvest cash in our business or when we do not have funds readily available for distribution. Compliance with the REIT requirements may hinder our ability to operate solely on the basis of maximizing profits and the value of your investment.

Risks Related to Our Organization, Structure and Management

The ownership by NELL Partners, Inc. of 36,666 shares of our common stock, the ownership by Williams Opportunity Fund, LLC of 1,000,000 shares of our common stock, the ownership by Williams Realty Fund I, LLC of 690,000 shares of our common stock, and the ownership by other affiliates of our sponsor of additional shares of our common stock will limit the ability of holders of shares of our common stock not affiliated with our sponsor to influence corporate matters.

Currently, NELL Partners, Inc., which is controlled by Messrs. Williams and Silverstein, is the owner of 36,666 shares of our common stock, Williams Opportunity Fund, LLC, an affiliate of our sponsor, owns 1,000,000 shares of our common stock and Williams Realty Fund I, LLC, an affiliate of our sponsor, owns 690,000 shares of our common stock. These entities collectively own and control a significant portion of our common stock. Pursuant to these holdings, our sponsor and its affiliates have significant influence over our management and affairs and over all matters requiring stockholder approval, including significant corporate transactions, such as a merger or other sale of our company or its assets, for the foreseeable future. This concentrated control limits the ability of the other holders of shares of our common stock to influence corporate matters and, as a result, we may take actions that the common stockholders not affiliated with us or our sponsor do not view as beneficial, including transactions with our manager or affiliates of our manager. Additionally, the market price of our common stock could be adversely affected because of the imbalance of control among the stockholders.

We are dependent upon our sponsor, our manager and their affiliates to conduct our operations, and therefore, any adverse changes in the financial health of our sponsor, our manager or their affiliates, or our relationship with any of them, could hinder our operating performance and the return on your investment.

We are an externally advised REIT, which means that our manager provides our management team and support personnel and administers our day-to-day business operations. We are dependent on our sponsor, John A. Williams, our manager and their affiliates to manage our operations and acquire and manage our portfolio of real estate assets. Our manager will make all decisions with respect to the management of our company, subject to the oversight of our board of directors. Our manager will depend upon the fees and other compensation that it will receive from us in connection with the purchase, management and sale of our investments to conduct its operations. Any adverse changes in the financial condition of, or our relationship with, our sponsor, our manager or their affiliates could hinder their ability to successfully manage our operations and our portfolio of investments.

In February 2010, iStar Tara, LLC effected a non-judicial foreclosure relating to The Mansion hotel property in Atlanta, Georgia, where Mr. Williams, our sponsor, served as a guarantor to a loan related to the property. Various actions followed, culminating in a mutual settlement among the parties. Our manager, which Mr. Williams controls together with Mr. Silverstein, was not a party to this dispute, and it has informed us that the terms of the settlement are not expected to have a material impact on its business or its operations. Mr. Williams has informed us that he believes the settlement has not and will not have a material adverse impact on his financial condition.

In June 2010, litigation was initiated when Mr. Williams and Leonard Silverstein, our Executive Vice President, General Counsel and Secretary and a Director of our company, among others, filed a lawsuit against Synovus Bank seeking judicial declaration that they have no liability under certain guarantees executed by them in favor of Synovus Bank (as successor-in-interest to Bank of North Georgia) in connection with certain real estate loans on the basis that all such liabilities were allegedly released by Synovus Bank pursuant to a release agreement executed by Northside Guaranty, LLC, an entity wholly owned by our sponsor, and Bank of North Georgia. Synovus Bank has asserted counterclaims against, among other counterclaim defendants, Messrs. Williams and Silverstein, including counterclaims alleging that Messrs. Williams and Silverstein remain liable to Synovus Bank pursuant to the guarantees at issue. The counterclaims against Messrs. Williams and Silverstein in these legal proceedings, if adversely determined against them, would have a material adverse effect on their respective net worth. Messrs. Williams and Silverstein have informed us of their respective beliefs that they have meritorious defenses against these counterclaims and plan to pursue such defenses vigorously.

In April 2010, RBC Bank (USA) filed a lawsuit against, among others, Mr. Williams alleging that he is liable to RBC Bank (USA) for breach of certain guaranties executed by Mr. Williams in favor of RBC Bank (USA) in connection with certain real estate loans. The claims against Mr. Williams in these legal proceedings, if adversely determined against Mr. Williams, would have a material adverse effect on Mr. Williams’ net worth. Mr. Williams has informed us of his belief that he has meritorious defenses against these claims and plans to pursue such defenses vigorously. On October 13, 2011, Mr. Williams entered into a term sheet for a Settlement Agreement with RBC Bank (USA), pursuant to which his alleged guaranties in favor of the bank would be released, resulting in no material adverse effect to Mr. Williams. There can be no assurance, however, that the Settlement Agreement will be executed.

On July 8, 2011, Caterpillar Financial Services Corporation (“Caterpillar”) commenced an action against Mr. Williams in the Superior Court of Fulton County, Georgia. In this action, Caterpillar seeks to recover $1,238,208.51, plus accrued interest, legal fees and costs, under a personal guaranty given by Mr. Williams in connection with a loan by Caterpillar to VMV, Ltd. Mr. Williams is the 100% indirect owner of VMV, Ltd. Mr. Williams has informed us of his belief that he has meritorious defenses to Caterpillar’s claims and that he intends to vigorously contest them.

Our success is dependent on the performance of our manager.

Our manager has broad discretion over the use of proceeds from this offering, and you will have no opportunity to evaluate the terms of transactions or other economic or financial data concerning our investments that are not described in this prospectus or other periodic filings with the SEC. We will rely on the management ability of our manager, subject to the oversight and approval of our board of directors. Accordingly, you should not purchase our securities unless you are willing to entrust all aspects of our day-to-day management to our manager. If our manager suffers or is distracted by adverse financial or operational problems in connection with its operations or the operations of our sponsor unrelated to us, our manager may be unable to allocate time and/or resources to our operations. If our manager is unable to allocate sufficient resources to oversee and perform our operations for any reason, we may be unable to achieve our investment objectives or to pay distributions to you.

If our manager loses or is unable to retain or replace key personnel, our ability to implement our investment strategies could be hindered, which could adversely affect our ability to make distributions and the value of your investment.

Our success depends to a significant degree upon the contributions of certain of our executive officers and other key personnel of our manager. In particular, we depend on the skills and expertise of John A.

Williams, the director of our investment strategies. Neither we nor our manager has an employment agreement with any of our or its key personnel, including Mr. Williams, and we cannot guarantee that all, or any, of such personnel, will remain affiliated with us or our manager. If any of our key personnel were to cease their affiliation with our manager, our operating results could suffer. Further, we do not intend to maintain key person life insurance that would provide us with proceeds in the event of the death or disability of Mr. Williams or any of our key personnel.

We believe our future success depends upon our manager’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and we cannot assure you that our manager will be successful in attracting and retaining such skilled personnel. If our manager loses or is unable to obtain the services of key personnel, our ability to implement our investment strategies could be delayed or hindered, and the value of your investment may decline.

Furthermore, our manager may retain independent contractors to provide various services for us, including administrative services, transfer agent services and professional services. Such contractors have no fiduciary duty to our manager or us and may not perform as expected or desired. Any such services provided by independent contractors will be paid for by us as an operating expense.

Payment of fees to our manager and its affiliates will reduce cash available for investment and payment of distributions.

Our manager and its affiliates will perform services for us in connection with, among other things, the offer and sale of our securities, the selection and acquisition of our investments, and the management and leasing of our properties, the servicing of our mortgage, bridge, mezzanine or other loans, the administration of our other investments and the disposition of our assets. They will be paid substantial fees for these services. These fees will reduce the amount of cash available for investment or distributions to stockholders. For a detailed discussion of these fees, see “Our Manager and Management Agreement — Management Compensation.”

If our sponsor, our manager or their affiliates waive certain fees due to them, our results of operations and distributions may be artificially high.

From time to time, our sponsor, our manager and/or their affiliates may agree to waive or defer all or a portion of the acquisition, asset management or other fees, compensation or incentives due to them, pay general administrative expenses or otherwise supplement stockholder returns in order to increase the amount of cash available to make distributions to stockholders. If our sponsor, our manager and/or their affiliates choose to no longer waive or defer such fees, compensation and incentives or to cease paying general administrative expenses or supplementing stockholder returns, our results of operations will be lower than in previous periods and your return on your investment could be negatively affected.

The Maryland General Corporation Law prohibits certain business combinations, which may make it more difficult for us to be acquired.

Under the Maryland General Corporation Law, “business combinations” between a Maryland corporation and an “interested stockholder” or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as: (i) any person who beneficially owns 10% or more of the voting power of the then outstanding voting stock of the corporation; or (ii) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the expiration of the five-year period described above, any business combination between the Maryland corporation and an interested stockholder must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected, or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. The Maryland General Corporation Law also permits various exemptions from these provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any business combination with Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC. As a result, Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute. The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. See the sections entitled “Description of Securities — Business Combinations” included elsewhere in this prospectus.

Stockholders have limited control over changes in our policies and operations.

Our board of directors determines our major policies, including with regard to financing, growth, debt capitalization, REIT qualification and distributions. Our board of directors may amend or revise these and other policies without a vote of the stockholders. Holders of our Series A Redeemable Preferred Stock have no voting rights. Under our charter and the Maryland General Corporation Law, holders of our common stock generally have a right to vote only on the following matters:

•	the election or removal of directors;
•	the amendment of our charter, except that our board of directors may amend our charter without stockholder approval to:
º	change our name;
º	change the name or other designation or the par value of any class or series of stock and the aggregate par value of our stock;
º	increase or decrease the aggregate number of shares of stock that we have the authority to issue;
º	increase or decrease the number of shares of any class or series of stock that we have the authority to issue; and
º	effect certain reverse stock splits;
•	our liquidation and dissolution; and
•	our being a party to a merger, consolidation, sale or other disposition of all or substantially all our assets or statutory share exchange.

All other matters are subject to the discretion of our board of directors.

Our authorized but unissued shares of common and preferred stock may prevent a change in our control.

Our charter authorizes us to issue additional authorized but unissued shares of common or preferred stock, without stockholder approval, up to 415,066,666 shares. In addition, our board of directors may, without stockholder approval, amend our charter from time to time to increase or decrease the aggregate number of shares of our stock or the number of shares of stock of any class or series that we have authority to issue and classify or reclassify any unissued shares of common or preferred stock and set the preferences, rights and other terms of the classified or reclassified shares. As a result, our board of directors may establish a class or series of shares of common or preferred stock that could delay or prevent a merger, third party tender offer or similar transaction or a change in incumbent management that might involve a premium price for our securities or otherwise be in the best interest of our stockholders.

Because of our holding company structure, we depend on our operating subsidiary and its subsidiaries for cash flow and we will be structurally subordinated in right of payment to the obligations of such operating subsidiary and its subsidiaries.

We are a holding company with no business operations of our own. Our only significant asset is and will be the general and limited partnership interests in our operating partnership. We conduct, and intend to conduct, all our business operations through our operating partnership. Accordingly, our only source of cash to pay our obligations is distributions from our operating partnership and its subsidiaries of their net earnings and cash flows. We cannot assure you that our operating partnership or its subsidiaries will be able to, or be permitted to, make distributions to us that will enable us to make distributions to our stockholders from cash flows from operations. Each of our operating partnership’s subsidiaries is or will be a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from such entities. In addition, because we are a holding company, your claims as stockholders will be structurally subordinated to all existing and future liabilities and obligations of our operating partnership and its subsidiaries. Therefore, in the event of our bankruptcy, liquidation or reorganization, our assets and those of our operating partnership and its subsidiaries will be able to satisfy your claims as stockholders only after all our and our operating partnership’s and its subsidiaries’ liabilities and obligations have been paid in full.

Our ability to redeem shares of Series A Preferred Stock may be limited by Maryland law.

Under Maryland law, a corporation may redeem stock as long as, after giving effect to the redemption, the corporation is able to pay its debts as they become due in the usual course (the equity solvency test) and its total assets exceed its total liabilities (the balance sheet solvency test). If the Company is insolvent at any time when a redemption of shares of Series A Preferred Stock is required to be made, the Company may not be able to effect such redemption.

Our rights and the rights of our stockholders to recover on claims against our directors and officers are limited, which could reduce your and our recovery against them if they negligently cause us to incur losses.

The Maryland General Corporation Law provides that a director has no liability in such capacity if he performs his duties in good faith, in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. A director who performs his or her duties in accordance with the foregoing standards should not be liable to us or any other person for failure to discharge his or her obligations as a director.

In addition, our charter provides that our directors and officers will not be liable to us or our stockholders for monetary damages unless the director or officer actually received an improper benefit or profit in money, property or services, or is adjudged to be liable to us or our stockholders based on a finding that his or her action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Our charter also requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. With the approval of our board of directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company, including our manager and its affiliates. For details regarding the circumstances under which we are required or authorized to indemnify and to advance expenses to our directors, officers or our manager, see the section entitled “Our Management — Limitation of Liability and Indemnification” included elsewhere in this prospectus.

We also are permitted to purchase and maintain insurance or provide similar protection on behalf of any directors, officers, employees and agents, including our manager and its affiliates, against any liability asserted which was incurred in any such capacity with us or arising out of such status. This may result in us having to expend significant funds, which will reduce the available cash for distribution to our stockholders.

If we internalize our management functions, the holders of our previously outstanding common stock could be diluted, and we could incur other significant costs associated with internalizing and being self-managed.

In the future, our board of directors may consider internalizing the functions performed for us by our manager by acquiring our manager’s assets. The method by which we could internalize these functions could take many forms. There is no assurance that internalizing our management functions will be beneficial to us and our stockholders. Such an acquisition could also result in dilution of your interests as a stockholder and could reduce earnings per share and funds from operation per share. For example, we may not realize the perceived benefits or we may not be able to properly integrate a new staff of managers and employees or we may not be able to effectively replicate the services provided previously by our manager or its affiliates. Internalization transactions involving the acquisition of managers affiliated with entity sponsors have also, in some cases, been the subject of litigation. Even if these claims are without merit, we could be forced to spend significant amounts of time and money defending claims which would reduce the amount of time and funds available for us to invest in properties or other investments and to pay distributions. All these factors could have a material adverse effect on our results of operations, financial condition and ability to pay distributions.

Your investment return may be reduced if we are required to register as an investment company under the Investment Company Act.

We are not registered, and do not intend to register ourselves or any of our subsidiaries, as an investment company under the Investment Company Act. If we become obligated to register the company or any of our subsidiaries as an investment company, the registered entity would have to comply with a variety of substantive requirements under the Investment Company Act imposing, among other things, limitations on capital structure, restrictions on specified investments, prohibitions on transactions with affiliates and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly change our operations.

We intend to conduct our operations, directly and through wholly owned and majority owned subsidiaries, so that we and each of our subsidiaries are exempt from registration as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is not deemed to be an “investment company” if it neither is, nor holds itself out as being, engaged primarily, nor proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is not deemed to be an “investment company” if it neither is engaged, nor proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and does not own or propose to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis.

We believe that we and most, if not all, of our wholly owned and majority owned subsidiaries will not be considered investment companies under either Section 3(a)(1)(A) or Section 3(a)(1)(C) of the Investment Company Act. If we or any of our wholly owned or majority owned subsidiaries would ever inadvertently fall within one of the definitions of “investment company,” we intend to rely on the exception provided by Section 3(c)(5)(C) of the Investment Company Act. Under Section 3(c)(5)(C), the SEC staff generally requires a company to maintain at least 55% of its assets directly in qualifying assets and at least 80% of qualifying assets in a broader category of real estate related assets to qualify for this exception. Mortgage-related securities may or may not constitute qualifying assets, depending on the characteristics of the mortgage-related securities, including the rights that we have with respect to the underlying loans. The company’s ownership of mortgage-related securities, therefore, is limited by provisions of the Investment Company Act and SEC staff interpretations. See the section entitled “Business — Our Investment Strategy” included elsewhere in this prospectus.

The method we use to classify our assets for purposes of the Investment Company Act will be based in large measure upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of qualifying for an exclusion from regulation under the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an “investment company” provided by Section 3(c)(5)(C) of the Investment Company Act.

A change in the value of any of our assets could cause us or one or more of our wholly owned or majority owned subsidiaries to fall within the definition of “investment company” and negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To avoid being required to register us or any of our subsidiaries as an investment company under the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional income- or loss-generating assets that we might not otherwise have acquired or may have to forgo opportunities to acquire interests in companies that we would otherwise want to acquire and would be important to our investment strategy.

As part of our manager’s obligations under the management agreement, our manager will agree to refrain from taking any action which, in its sole judgment made in good faith, would subject us to regulation under the Investment Company Act. Failure to maintain an exclusion from registration under the Investment Company Act would require us to significantly restructure our business plan. For example, because affiliate transactions are generally prohibited under the Investment Company Act, we would not be able to enter into transactions with any of our affiliates if we are required to register as an investment company, and we may be required to terminate our management agreement and any other agreements with affiliates, which could have a material adverse effect on our ability to operate our business and pay distributions. If we were required to register us as an investment company but failed to do so, we would be prohibited from engaging in our business, and criminal and civil actions could be brought against us. In addition, our contracts would be unenforceable unless a court required enforcement, and a court could appoint a receiver to take control of us and liquidate our business.

Risks Related to Conflicts of Interest

Our manager, our executive officers and their affiliates may face competing demands relating to their time, and if inadequate time is devoted to our business, your investment may be negatively impacted.

We rely on our executive officers and the executive officers and employees of our manager and its affiliates for the day-to-day operation of our business. These persons also conduct or may conduct in the future day-to-day operations of other programs and entities sponsored by or affiliated with our manager or sponsor. Because these persons have or may have such interests in other real estate programs and engage in other business activities, they may experience conflicts of interest in allocating their time and resources among our business and these other activities. The amount of time that our manager and its affiliates spend on our business will vary from time to time and is expected to be more while we are raising money and acquiring investments. During times of intense activity in other programs and ventures, they may devote less time and fewer resources to our business than are necessary or appropriate to manage our business. We expect that as our real estate activities expand, our manager will attempt to hire additional employees who would devote substantially all their time to our business. There is no assurance that our manager will devote adequate time to our business. If our manager, our sponsor or any of their respective affiliates suffers or is distracted by adverse financial or operational problems in connection with its operations unrelated to us, it may allocate less time and resources to our operations. If any of the foregoing events occur, the returns on our investments, our ability to make distributions to stockholders and the value of your investment may suffer.

Our manager, our executive officers and their affiliates may face conflicts of interest, and these conflicts may not be resolved in our favor, which could negatively impact your investment.

Our executive officers and the employees of our manager, our sponsor and their respective affiliates on which we rely could make substantial profits as a result of investment opportunities allocated to entities other than us. As a result, these individuals could pursue transactions that may not be in our best interest, which could have a material adverse effect on our operations and your investment. Our manager and its affiliates may, in the future, be engaged in other activities that could result in potential conflicts of interest with the services that they will provide to us. In addition, our sponsor or his affiliates may compete with us for the acquisition and/or refinancing of properties.

Our manager and its affiliates will receive substantial fees from us, which could result in our manager and its affiliates taking actions that are not necessarily in the best interest of our stockholders.

Our manager and its affiliates will receive substantial fees from us, including distributions with respect to our manager’s special limited partnership interest in the operating partnership, which entitles our manager to receive a participation in net sales proceeds. See the section entitled “Our Manager and Management Agreement — Management Compensation — Special Limited Partnership Interest” included elsewhere in this prospectus for information relating to the calculation of distributions with respect to the special limited partnership interest and conditions under which it may be paid. Further, our manager will receive an asset management fee based on the total value of our assets, and its affiliates will receive fees based on our revenues, which, in each case, could incent our manager to use higher levels of leverage to finance investments or accumulate assets to increase fees than would otherwise be in our best interests. These fees could influence our manager’s advice to us, as well as the judgment of the affiliates of our manager who serve as our officers and directors. Among other matters, the acquisition or disposition fees and other possible fees payable to affiliates of our manager in connection with its services for the seller or buyer, could affect the judgment of our manager or its affiliates with respect to property acquisitions from, or the making of investments in, other programs sponsored by our sponsor. Therefore, considerations relating to their compensation from other programs could result in decisions that are not in the best interests of our stockholders, which could hurt our income and, as a result, our ability to make distributions to you and/or lead to a decline in the value of your investment.

Property and asset management services are being provided by our manager or its affiliates, which may impact our sale of properties and, as a result, affect your investment.

Our manager is controlled by our sponsor, and is thus subject to an inherent conflict of interest. Specifically, because the manager or its affiliates will receive significant fees for property and asset management of our properties, our manager may face a conflict of interest when determining whether we should sell properties, including under circumstances where the manager or its affiliates would no longer manage the property after the transaction. As a result of this conflict of interest, we may not dispose of properties when it would be in our best interests to do so.

If we acquire properties from affiliates of our manager, the price may be higher than we would pay if the transaction were the result of arm’s-length negotiations.

The prices we pay to affiliates of our manager for our properties will be equal to the prices paid by them, plus the costs incurred by them relating to the acquisition and financing of the properties, or if the price to us is in excess of such cost, substantial justification for such excess will exist and such excess will be reasonable and consistent with current market conditions as determined by a majority of our independent directors. Substantial justification for a higher price could result from improvements to a property by the affiliate of our manager or increases in market value of the property during the period of time the property is owned by the affiliate as evidenced by an appraisal of the property. In no event will we acquire property from an affiliate at an amount in excess of its then current appraised value as determined by averaging the appraisals of two independent appraisers selected by our independent directors not otherwise interested in the transaction. An appraisal is “current” if obtained within six months. These prices will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated in an arm’s-length transaction. Even though we will use independent third party appraisals to determine fair market value when acquiring properties from our manager and its affiliates, we may pay more for particular properties than we would have in an arm’s-length transaction, which would reduce our cash available for other investments or distribution to our stockholders.

We may purchase real properties from persons with whom affiliates of our manager have prior business relationships, which may impact the purchase terms, and as a result, affect your investment.

If we purchase properties from third parties who have sold, or may sell, properties to our manager or its affiliates, our manager may experience a conflict between our current interests and its interest in preserving any ongoing business relationship with these sellers. As a result of this conflict, the terms of any transaction between us and such third parties may not reflect the terms that we could receive in the market on an arm’s-length basis. If the terms we receive in a transaction are less favorable to us, our results from operations may be adversely affected.

The absence of arm’s-length bargaining may mean that our agreements may not be as favorable to you as they otherwise could have been.

Any existing or future agreements between us and our sponsor, our manager or any of their respective affiliates were not and will not be reached through arm’s-length negotiations. Thus, such agreements may require us to pay more than we would if we were using unaffiliated third parties. The management agreement, the operating partnership agreement and the terms of the compensation to our manager and its affiliates or distributions to our manager were not arrived at through arm’s-length negotiations. The terms of the management agreement, the operating partnership agreement and similar agreements may not solely reflect your best interest and may be overly favorable to the other party to such agreements including in terms of the substantial compensation to be paid to or the potential substantial distributions to these parties under these agreements.

Our manager and its affiliates receive fees and other compensation based upon our investments, which may impact operating decisions, and as a result, affect your investment.

John A. Williams controls our manager. In addition, Mr. Williams is our President, Chief Executive Officer and Chairman of the Board of Directors and the President and Chief Executive Officer of our manager. As a result, Mr. Williams has a direct interest in all fees paid to our manager and is in a position to make decisions about our investments in ways that could maximize fees payable to our manager and its affiliates. Some compensation is payable to our manager whether or not there is cash available to make distributions to our stockholders. To the extent this occurs, our manager and its affiliates benefit from us retaining ownership and leveraging our assets, while our stockholders may be better served by the sale or disposition of, or lack of leverage on, the assets. For example, because asset management fees payable to our manager are based on total assets under management, including assets purchased using debt, our manager may have an incentive to incur a high level of leverage in order to increase the total amount of assets under management. In addition, our manager’s ability to receive fees and reimbursements depends on our revenues from continued investment in real properties and real estate-related investments. Therefore, the interest of our manager and its affiliates in receiving fees may conflict with the interest of our stockholders in earning a return on their investment in our common stock.

We may compete with other entities affiliated with our sponsor for investments and tenants.

Our sponsor or his affiliates have sponsored existing programs with investment objectives and strategies similar to ours, and may sponsor other similar programs in the future. Our sponsor and his affiliates are not prohibited from engaging, directly or indirectly, in any other business or from possessing interests in any other business ventures, including ventures involved in the acquisition, development, ownership, management, leasing or sale of real estate. Our sponsor and/or one or more of his affiliates may simultaneously owe fiduciary duties to us and one or more of these business ventures. If our sponsor or his affiliates breach their fiduciary or contractual obligations to us, or do not resolve conflicts of interest, we may not meet our investment objectives, which could reduce our expected cash available for distributions to you.

Our sponsor and/or his affiliates may own and/or manage properties in the same geographical areas in which we expect to acquire real estate assets or may compete with us for acquisitions of these assets. Our properties may compete for tenants with other properties owned and/or managed by our sponsor and his affiliates. Our sponsor may face conflicts of interest when evaluating acquisitions as well as tenant opportunities for our properties and other properties owned and/or managed by our sponsor and his affiliates, and these conflicts of interest may have a negative impact on our ability to acquire suitable investments and attract and retain tenants for our properties.

If we invest in joint ventures, the objectives of our partners may conflict with our objectives.

In accordance with our acquisition strategies, we may make investments in joint ventures or other partnership arrangements between us and affiliates of our sponsor or with unaffiliated third parties. We also may purchase properties in partnerships, co-tenancies or other co-ownership arrangements. Such investments may involve risks not otherwise present when acquiring real estate directly, including, for example:

•	joint venturers may share certain approval rights over major decisions;
•	a co-venturer, co-owner or partner may at any time have economic or business interests or goals which are or which become inconsistent with our business interests or goals, including inconsistent goals relating to the sale of properties held in the joint venture or the timing of termination or liquidation of the joint venture;
•	a co-venturer, co-owner or partner in an investment might become insolvent or bankrupt;
•	we may incur liabilities as a result of an action taken by our co-venturer, co-owner or partner;
•	a co-venturer, co-owner or partner may be in a position to take action contrary to our instructions or requests or contrary to our policies or objectives, including our policy with respect to qualifying and maintaining our qualification as a REIT;
•	disputes between us and our joint venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and directors from focusing their time and effort on our business and result in subjecting the properties owned by the applicable joint venture to additional risk; or
•	under certain joint venture arrangements, neither venture partner may have the power to control the venture, and an impasse could be reached which might have a negative influence on the joint venture.

These events could result in, among other things, exposing us to liabilities of the joint venture in excess of our proportionate share of these liabilities. The partition rights of each owner in a jointly owned property could reduce the value of each portion of the divided property. Moreover, there is an additional risk neither co-venturer will have the power to control the venture, and under certain circumstances, an impasse could be reached regarding matters pertaining to the co-ownership arrangement, which might have a negative influence on the joint venture and decrease potential returns to you. In addition, the fiduciary obligation that our sponsor or our board of directors may owe to our partner in an affiliated transaction may make it more difficult for us to enforce our rights.

If we have a right of first refusal or buy/sell right to buy out a co-venturer, co-owner or partner, we may be unable to finance such a buy-out if it becomes exercisable or we may be required to purchase such interest at a time when it would not otherwise be in our best interest to do so. If our interest is subject to a buy/sell right, we may not have sufficient cash, available borrowing capacity or other capital resources to allow us to elect to purchase an interest of a co-venturer subject to the buy/sell right, in which case we may be forced to sell our interest as the result of the exercise of such right when we would otherwise prefer to keep our interest. Finally, we may not be able to sell our interest in a joint venture if we desire to exit the venture.

General Risks Related to Investments in Real Estate

Economic conditions may adversely affect the multifamily real estate market and our income.

A multifamily property’s income and value may be adversely affected by international, national and regional economic conditions. Currently, the U.S. and international markets are experiencing increased levels of volatility due to a combination of many factors, including decreasing values of home prices and commercial real estate, limited access to credit markets, increased energy costs, increased unemployment rates, the debt crisis in the United States and Europe, and recovery from the recent national and global recession. If such conditions persist, the multifamily real estate industry may experience a significant decline in business caused by a reduction in overall renters. The current weak economy and increase in unemployment rates also may have an adverse affect on our operations if the tenants occupying the multifamily properties we acquire cease making rent payments to us.

In addition, local real estate conditions such as an oversupply of properties or a reduction in demand for properties, availability of “for sale” properties, competition from other similar properties, our ability to provide adequate maintenance, insurance and management services, increased operating costs (including real estate taxes), the attractiveness and location of the property and changes in market rental rates, may adversely affect a property’s income and value. The continued rise in energy costs could result in higher operating costs, which may adversely affect our results from operations. In addition, local conditions in the markets in which we own or intend to own properties may significantly affect occupancy or rental rates at such properties. The risks that may adversely affect conditions in those markets include: layoffs, business closings, relocations of significant local employers and other events negatively impacting local employment rates and the local economy; an oversupply of, or a lack of demand for, apartments; a decline in household formation; the inability or unwillingness of residents to pay rent increases; and rent control, rent stabilization and other housing laws, which could prevent us from raising rents.

We cannot predict when the multifamily real estate market will recover. Therefore, to the extent that there are adverse economic conditions in the multifamily market, such conditions could result in a reduction of our income and cash available for distributions and thus affect the amount of distributions we can make to you.

Our investments in real estate-related investments will be subject to the risks typically associated with real estate, which may have a material affect on your investment.

Our loans held for investment generally will be directly or indirectly secured by a lien on real property, or the equity interests in an entity that owns real property, that, upon the occurrence of a default on the loan, could result in our acquiring ownership of the property. We will not know whether the values of the properties ultimately securing our loans will remain at the levels existing on the dates of origination of those loans. If the values of the underlying properties decline, our risk will increase because of the lower value of the security associated with such loans. In this manner, real estate values could impact the values of our loan investments. Any investments in mortgage-related securities, collateralized debt obligations and other real estate-related investments (including potential investments in real property) may be similarly affected by real estate property values. Therefore, our investments will be subject to the risks typically associated with real estate.

The value of real estate may be adversely affected by a number of risks, including:

•	natural disasters, such as hurricanes, earthquakes and floods;
•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;
•	adverse changes in national and local economic and real estate conditions;
•	an oversupply of (or a reduction in demand for) space in the areas where particular properties are located and the attractiveness of particular properties to prospective tenants;
•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance therewith and the potential for liability under applicable laws;
•	costs of remediation and liabilities associated with environmental conditions affecting properties; and
•	the potential for uninsured or underinsured property losses.

The value of each property is affected significantly by its ability to generate cash flow and net income, which in turn depends on the amount of rental or other income that can be generated net of expenses required to be incurred with respect to the property. Many expenditures associated with properties (such as operating expenses and capital expenditures) cannot be reduced when there is a reduction in income from the properties. These factors may have a material adverse effect on the ability of the borrowers to pay their loans, as well as on the value that we can realize from assets we own or acquire.

Natural disasters could significantly reduce the value of our properties and your investment.

Natural disasters, including hurricanes, tornadoes, earthquakes, wildfires and floods, could significantly reduce the value of our properties. While we will attempt to obtain adequate insurance coverage for natural disasters, insurance may be too expensive or may not properly compensate us for the long-term loss in value that a property may suffer if the area around it suffers a significant natural disaster. As a result, we may not be compensated for the loss in value. Any diminution in the value of our properties or properties underlying an investment that is not fully reimbursed will reduce our profitability and adversely affect the value of your investment.

Terrorist attacks and other acts of violence or war may affect the real estate industry generally and our business, financial condition and results of operations.

We cannot predict the severity of the effect that potential future terrorist attacks would have on us. We may suffer losses as a result of the adverse impact of any future attacks and these losses may adversely impact our performance and the value of our real estate. The events of September 11, 2001 created significant uncertainty regarding the ability of real estate owners to obtain insurance coverage protecting against terrorist attacks at commercially reasonable rates. We may not be able to obtain insurance against the risk of terrorism because it may not be available or may not be available on terms that are economically feasible. The terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. The inability to obtain sufficient terrorism insurance or any terrorism insurance at all could limit our investment options as some mortgage lenders insist that specific coverage against terrorism be purchased by commercial owners as a condition of providing loans. We intend to obtain terrorism insurance if required by our lenders, but the terrorism insurance that we obtain may not be sufficient to cover loss for damages to our properties as a result of terrorist attacks. In addition, where insurance against the risk of terrorism is not available or is not available on terms that are economically feasible, we may be required to provide other financial support, either through financial assurances or self-insurance, to cover potential losses. We cannot assure you that we will have adequate coverage for such losses.

Compliance with the governmental laws, regulations and covenants that are applicable to our properties, including permit, license and zoning requirements, may adversely affect our ability to make future acquisitions or renovations, result in significant costs or delays and adversely affect our growth strategy.

Our properties are subject to various covenants and local laws and regulatory requirements, including permitting and licensing requirements. Local regulations, including municipal or local ordinances, zoning restrictions and restrictive covenants imposed by community developers, may restrict our use of our properties and may require us to obtain approval from local officials or community standards organizations at any time with respect to our properties, including prior to acquiring a property or when undertaking renovations of any of our existing properties. Among other things, these restrictions may relate to fire and safety, seismic, asbestos-cleanup or hazardous material abatement requirements. We cannot assure you that existing regulatory policies will not adversely affect us or the timing or cost of any future acquisitions or renovations, or that additional regulations will not be adopted that would increase such delays or result in additional costs. Our growth strategy may be materially and adversely affected by our ability to obtain permits, licenses and zoning approvals. Our failure to obtain such permits, licenses and zoning approvals could have a material adverse effect on our business, financial condition and results of operations.

Our costs associated with and the risk of failing to comply with the Americans with Disabilities Act, or ADA, may affect cash available for distributions.

Our properties are generally expected to be subject to the ADA. Under the ADA, all places of public accommodation are required to comply with federal requirements related to access and use by disabled persons. The ADA has separate compliance requirements for “public accommodations” and “commercial facilities” that generally require that buildings and services be made accessible and available to people with disabilities. The ADA’s requirements could require removal of access barriers and could result in the imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. We will attempt to acquire properties that comply with the ADA or place the burden on the seller or a third party to ensure compliance with such laws. However, we cannot assure you that we will be able to acquire properties or allocate responsibilities in this manner. If we cannot, our funds used for compliance with these laws may affect cash available for distributions and the amount of distributions to you.

The multifamily communities we acquire must comply with Title III of the ADA, to the extent that such properties are “public accommodations” and/or “commercial facilities”, as defined by the ADA. Compliance with the ADA could require removal of structural barriers to handicapped access in certain public areas of our multifamily communities where such removal is readily achievable. The ADA does not, however, consider residential properties, such as multifamily communities to be public accommodations or commercial facilities, except to the extent portions of such facilities, such as the leasing office, are open to the public.

We must comply with the Fair Housing Amendments Act of 1988, or the FHAA, and failure to comply may affect cash available for distributions.

We must comply with the FHAA, which requires that apartment communities first occupied after March 13, 1991 be accessible to handicapped residents and visitors. Compliance with the FHAA could require removal of structural barriers to handicapped access in a community, including the interiors of apartment units covered under the FHAA. Recently there has been heightened scrutiny of multifamily housing communities for compliance with the requirements of the FHAA and Disabilities Act and an increasing number of substantial enforcement actions and private lawsuits have been brought against apartment communities to ensure compliance with these requirements. Noncompliance with the FHAA could result in the imposition of fines, awards of damages to private litigants, payment of attorneys’ fees and other costs to plaintiffs, substantial litigation costs and substantial costs of remediation.

Rising expenses could reduce cash flow and funds available for future acquisitions, which may have a material affect on your investment.

Our properties will be subject to increases in tax rates, utility costs, operating expenses, insurance costs, repairs and maintenance, administrative and other expenses. Some of the leases on our properties may require the tenants to pay all or a portion of utility costs; however, most of these utility costs will be borne by us. Such increased expenses could adversely affect funds available for future acquisitions or cash available for distributions.

Failure to generate sufficient cash flows from operations may reduce distributions to stockholders.

We intend to rely primarily on our cash flow from operations to make distributions to our stockholders. The cash flow from equity investments in our multifamily properties depends on the amount of revenue generated and expenses incurred in operating our properties. The revenue generated and expenses incurred in operating our properties depends on many factors, some of which are beyond our control. For instance, rents from our properties may not increase as expected or the real estate-related investments we purchase may not generate the anticipated returns. If our investments do not generate revenue sufficient to meet our operating expenses, debt service and capital expenditures, our cash flows and ability to make distributions to you will be adversely affected.

If we purchase assets at a time when the multifamily real estate market is experiencing substantial influxes of capital investment and competition for properties, the real estate we purchase may not appreciate or may decrease in value.

The multifamily real estate market may experience substantial influxes of capital from investors. This substantial flow of capital, combined with significant competition for the acquisition of real estate, may result in inflated purchase prices for such assets and compression of capitalization rates. To the extent we purchase real estate in such an environment, we are subject to the risk that, if the real estate market subsequently ceases to attract the same level of capital investment, or if the number of companies seeking to acquire such assets decreases, our returns will be lower and the value of our assets may not appreciate or may decrease significantly below the amount we paid for such assets.

We may be unable to sell a property if or when we decide to do so, which could adversely impact our ability to make distributions to our stockholders.

In connection with the acquisition of a property, we may agree on restrictions that prohibit the sale of that property for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid on that property. Even absent such restrictions, the real estate market is affected by many factors that are beyond our control, including general economic conditions, availability of financing, interest rates and supply and demand. We cannot predict whether we will be able to sell any property for the price or on the terms set by us, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We cannot predict the length of time needed to find a willing purchaser and to close the sale of a property or real estate-related asset. If we are unable to sell a property or real estate-related asset when we determine to do so, it could have a significant adverse effect on our cash flow and results of operations. As a result, we may not have funds to make distributions to our stockholders.

We may have difficulty selling real estate investments, and our ability to distribute all or a portion of the net proceeds from such sale to our stockholders may be limited.

Real estate investments are relatively illiquid, and as a result, we will have a limited ability to vary our portfolio in response to changes in economic or other conditions. We also will have a limited ability to sell assets in order to fund working capital and similar capital needs. When we sell any of our properties, we may not realize a gain on such sale. We may elect not to distribute any proceeds from the sale of properties to our stockholders; for example, we may use such proceeds to:

•	purchase additional properties;
•	repay debt, if any;
•	buy out interests of any co-venturers or other partners in any joint venture in which we are a party;
•	create working capital reserves; or
•	make repairs, maintenance, tenant improvements or other capital improvements or expenditures to our remaining properties.

We may not make a profit if we sell a property, which could adversely impact our ability to make cash distributions to our stockholders.

The prices that we can obtain when we determine to sell a property will depend on many factors that are presently unknown, including the operating history, tax treatment of real estate investments, demographic trends in the area and available financing. There is a risk that we will not realize any significant appreciation on our investment in a property. Accordingly, your ability to recover all or any portion of your investment under such circumstances will depend on the amount of funds so realized and claims to be satisfied therefrom.

Our ability to sell our properties also may be limited by our need to avoid a 100% penalty tax that is imposed on gain recognized by a REIT from the sale of property characterized as dealer property. In order to ensure that we avoid such characterization we may be required to hold our properties for a minimum period of time and comply with certain other requirements in the Code, or possibly hold some properties through TRSs that must pay full corporate-level income taxes.

We may incur liabilities in connection with properties we acquire.

Our anticipated acquisition activities are subject to many risks. We may acquire properties that are subject to liabilities or that have problems relating to environmental condition, state of title, physical condition or compliance with zoning laws, building codes, or other legal requirements. In each case, our acquisition may be without any, or with only limited, recourse with respect to unknown liabilities or conditions. As a result, if any liability were asserted against us relating to those properties or entities, or if any adverse condition existed with respect to the properties or entities, we might have to pay substantial sums to settle or cure it, which could adversely affect our cash flow and operating results. However, some of these liabilities may be covered by insurance. In addition, we intend to perform customary due diligence regarding each property or entity we acquire. We also will attempt to obtain appropriate representations and undertakings from the sellers of the properties or entities we acquire, although it is possible that the sellers may not have the resources to satisfy their indemnification obligations if a liability arises. Unknown liabilities to third parties with respect to properties or entities acquired might include, without limitation:

•	liabilities for clean-up of undisclosed environmental contamination;
•	claims by tenants or other persons dealing with the former owners of the properties;
•	liabilities incurred in the ordinary course of business; and
•	claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

Such liabilities could cause losses that adversely affect our ability to make distributions to our stockholders.

The costs of compliance with environmental laws and other governmental laws and regulations may adversely affect our income and the cash available for any distributions.

All real property and the operations conducted on real property are subject to federal, state and local laws and regulations relating to environmental protection and human health and safety. Examples of Federal laws include: National Environmental Policy Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act and the Hazard Communication Act. These laws and regulations generally govern wastewater discharges, air emissions, the operation and removal of underground and above-ground storage tanks, the use, storage, treatment, transportation and disposal of solid and hazardous materials, and the remediation of contamination associated with disposals. Some of these laws and regulations may impose joint and several liability on residents, owners or operators for the costs of investigation or remediation of contaminated properties, regardless of fault or the legality of the original disposal. In addition, the presence of these substances, or the failure to properly remediate these substances, may adversely affect our ability to sell or rent the property or to use the property as collateral for future borrowing.

There also may be potential liability associated with lead-based paint arising from lawsuits alleging personal injury and related claims. The existence of lead paint is especially a concern in residential units. A structure built prior to 1978 may contain lead-based paint and may present a potential for exposure to lead, however, structures built after 1978 are not likely to contain lead-based paint.

Property values also may be affected by their proximity to electric transmission lines. Electric transmission lines are one of many sources of electro-magnetic fields, or EMFs, to which people may be exposed. Research completed regarding potential health concerns associated with exposure to EMFs has produced inconclusive results. Notwithstanding the lack of conclusive scientific evidence, some states now regulate the strength of electric and magnetic fields emanating from electric transmission lines, and other states have required transmission facilities to measure for levels of EMFs. On occasion, lawsuits have been filed (primarily against electric utilities) that allege personal injuries from exposure to transmission lines and EMFs, as well as from fear of adverse health effects due to such exposure. This fear of adverse health effects from transmission lines has been considered both when property values have been determined to obtain financing and in condemnation proceedings. We may not, in certain circumstances, search for electric transmission lines near our properties, but are aware of the potential exposure to damage claims by persons exposed to EMFs.

Recently, indoor air quality issues, including mold, have been highlighted in the media and the industry is seeing mold claims from lessees rising. Due to such recent increase in mold claims and given that the law relating to mold is unsettled and subject to change, we could incur losses from claims relating to the presence of, or exposure to, mold or other microbial organisms, particularly if we are unable to maintain adequate insurance to cover such losses. We also may incur unexpected expenses relating to the abatement of mold on properties that we acquire.

Limited quantities of asbestos-containing materials are present in various building materials such as floor coverings, ceiling texture material, acoustical tiles and decorative treatment. Environmental laws govern the presence, maintenance and removal of asbestos. These laws could be used to impose liability for release of, and exposure to, hazardous substances, including asbestos-containing materials, into the air. Such laws require that owners or operators of buildings containing asbestos (i) properly manage and maintain the asbestos, (ii) notify and train those who may come into contact with asbestos, and (iii) undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building. These laws may allow third parties to seek recovery from owners or operators of real properties for personal injury associated with exposure to asbestos fibers. As the owner of our properties, we may be liable for any such costs.

Compliance with new or more stringent laws or regulations or stricter interpretation of existing laws may require material expenditures by us. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of residents, existing conditions of the land, operations in the vicinity of the properties, or the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations that we may be required to comply with. Failure to comply with applicable laws and regulations could result in fines and/or damages, suspension of personnel of our manager and/or other sanctions.

Discovery of previously undetected environmentally hazardous conditions may adversely affect our operating results.

Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the cost of removal or remediation of hazardous or toxic substances on, under or in such property. The costs of removal or remediation could be substantial. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances.

Environmental laws also may impose restrictions on the manner in which property may be used or businesses may be operated, and these restrictions may require substantial expenditures. Environmental laws provide for sanctions in the event of noncompliance and may be enforced by governmental agencies or, in certain circumstances, by private parties. Certain environmental laws and common law principles govern the presence, maintenance, removal and disposal of certain building materials, including asbestos and lead-based paint (which are both discussed above).

The cost of defending against such claims of liability, of compliance with environmental regulatory requirements, of remediating any contaminated property, or of paying personal injury claims could materially adversely affect our business, assets or results of operations and, consequently, amounts available for distribution to you.

We cannot assure you that properties which we acquire will not have any material environmental conditions, liabilities or compliance concerns. Accordingly, we have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of environmental conditions or violations with respect to the properties we own.

We may suffer losses that are not covered by insurance.

If we suffer losses that are not covered by insurance or that are in excess of insurance coverage, we could lose invested capital and anticipated profits. We intend to obtain comprehensive insurance for our properties, including casualty, liability, fire, extended coverage and rental loss customarily obtained for similar properties in amounts which our manager determines are sufficient to cover reasonably foreseeable losses, and with policy specifications and insured limits that we believe are adequate and appropriate under the circumstances. Material losses may occur in excess of insurance proceeds with respect to any property as insurance proceeds may not provide sufficient resources to fund the losses. However, there are types of losses, generally of a catastrophic nature, such as losses due to wars, earthquakes, floods, hurricanes, pollution, environmental matters, mold or terrorism which are either uninsurable or not economically insurable, or may be insured subject to limitations, such as large deductibles or co-payments.

In addition, many insurance carriers exclude asbestos-related claims from standard policies, price asbestos endorsements at prohibitively high rates or add significant restrictions to such coverage.

Because of our inability to obtain specialized coverage at rates that correspond to our perceived level of risk, we may not obtain insurance for acts of terrorism or asbestos-related claims. We will continue to evaluate the availability and cost of additional insurance coverage from the insurance market. If we decide in the future to purchase insurance for terrorism or asbestos, the cost could have a negative impact on our results of operations. If an uninsured loss or a loss in excess of insured limits occurs on a property, we could lose our capital invested in the property, as well as the anticipated future revenues from the property and, in the case of debt that is recourse to us, would remain obligated for any mortgage debt or other financial obligations related to the property. Any loss of this nature would adversely affect us. Although we intend to adequately insure our properties, we cannot assure that we will successfully do so.

We may be unable to secure funds for future capital improvements, which could adversely impact our ability to make distributions to our stockholders.

When residents do not renew their leases or otherwise vacate their space, in order to attract replacement residents, we may be required to expend funds for capital improvements to the vacated apartment units and common areas. In addition, we may require substantial funds to renovate a multifamily community in order to sell it, upgrade it or reposition it in the market. If we have insufficient capital reserves, we will have to obtain financing from other sources. We intend to establish capital reserves in an amount we, in our discretion, believe is necessary. A lender also may require escrow of capital reserves in excess of any established reserves. If these reserves or any reserves otherwise established are designated for other uses or are insufficient to meet our cash needs, we may have to obtain financing from either affiliated or unaffiliated sources to fund our cash requirements. We cannot assure you that sufficient financing will be available or, if available, will be available on economically feasible terms or on terms acceptable to us. Moreover, certain reserves required by lenders may be designated for specific uses and may not be available for capital purposes such as future capital improvements. Additional borrowing will increase our interest expense, therefore, our financial condition and our ability to make distributions to our stockholders may be adversely affected.

We may not have control over costs arising from rehabilitation of properties.

We may elect to acquire properties which require rehabilitation. In particular, we may acquire “affordable” properties that we will rehabilitate and convert to market rate properties. Consequently, we may retain independent general contractors to perform the actual physical rehabilitation work and will be subject to risks in connection with a contractor’s ability to control the rehabilitation costs, the timing of completion of rehabilitation, and a contractor’s ability to build and rehabilitate in conformity with plans and specifications.

Short-term apartment leases expose us to the effects of declining market rent, which could adversely impact our ability to make distributions to our stockholders.

We expect that most of our apartment leases will be for a term of one year or less. Because these leases generally permit the residents to leave at the end of the lease term without any penalty, our rental revenues may be impacted by declines in market rents more quickly than if our leases were for longer terms.

The profitability of our acquisitions is uncertain.

We intend to acquire properties selectively. Acquisition of properties entails risks that investments will fail to perform in accordance with expectations. In undertaking these acquisitions, we will incur certain risks, including the expenditure of funds on, and the devotion of management’s time to, transactions that may not come to fruition. Additional risks inherent in acquisitions include risks that the properties will not achieve anticipated occupancy levels and that estimates of the costs of improvements to bring an acquired property up to our standards may prove inaccurate.

Competition with third parties in acquiring properties and other assets may reduce our profitability and the return on your investment.

We compete with many other entities engaged in real estate investment activities, including individuals, corporations, bank and insurance company investment accounts, other REITs, real estate limited partnerships, and other entities engaged in real estate investment activities. Many of these entities have significant financial and other resources, including operating experience, allowing them to compete effectively with us.

Competitors with substantially greater financial resources than us may be able to accept more risk than we can effectively manage. In addition, those competitors that are not REITs may be at an advantage to the extent they can utilize working capital to finance projects, while we (and our competitors that are REITs) will be required by the annual distribution provisions under the Code to distribute significant amounts of cash from operations to our stockholders.

We will face competition from other apartment communities and the affordability of single-family homes, which may limit our profitability and the returns to our stockholders.

The multifamily apartment industry is highly competitive. This competition could reduce occupancy levels and revenues at our multifamily communities, which would adversely affect our operations. Our competitors include those in other apartment communities both in the immediate vicinity where our multifamily communities will be located and the broader geographic market. Such competition also may result in overbuilding of apartment communities, causing an increase in the number of apartment units available and potentially decreasing our occupancy and apartment rental rates. We also may be required to expend substantial sums to attract new residents. The resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property. In addition, increases in operating costs due to inflation may not be offset by increased apartment rental rates. Further, costs associated with real estate investment, such as real estate taxes and maintenance costs, generally are not reduced when circumstances cause a reduction in income from the investment. These events would cause a significant decrease in revenues and could cause us to reduce the amount of distributions to our stockholders.

Moreover, the residential apartment community industry is highly competitive. This competition could reduce occupancy levels and revenues at our apartment communities, which would adversely affect our operations. We expect to face competition from many sources, including from other apartment communities both in the immediate vicinity and the broader geographic market where our apartment communities will be located. Overbuilding of apartment communities may occur. If so, this will increase the number of apartment units available and may decrease occupancy and apartment rental rates. In addition, increases in operating costs due to inflation may not be offset by increased apartment rental rates. We may be required to expend substantial sums to attract new residents.

Additionally, the large amount of foreclosed homes available at very attractive prices, along with the low residential mortgage interest rates currently available and government sponsored programs to promote home ownership, has resulted in a record high level on the National Association of Realtor’s Housing Affordability Index, an index used to measure whether or not a typical family could qualify for a mortgage loan on a typical home. The foregoing factors may encourage potential renters to purchase residences rather than renting an apartment, thereby causing a decline in the pool of available renters for our properties.

Some or all of our properties have incurred, and will incur, vacancies, which may result in reduced revenue and resale value, a reduction in cash available for distribution and a diminished return on your investment.

Some or all of our properties have incurred, and will incur, vacancies. If vacancies of a significant level continue for a long period of time, we may suffer reduced revenues resulting in lower cash distributions to you. In addition, the resale value of the property could be diminished because the market value of a particular property will depend principally upon the value of the leases of such property.

We are dependent on our investment in a single asset class, making our profitability more vulnerable to a downturn or slowdown in the sector or other economic factors.

We expect to concentrate our investments in the multifamily sector. As a result, we will be subject to risks inherent in investments in a single type of property. A downturn or slowdown in the demand for multifamily housing may have more pronounced effects on the cash available for distribution or on the value of our assets than if we had more fully diversified our investments. See the section entitled “Business — Market Opportunities” included elsewhere in this prospectus.

Failure to succeed in new markets may have adverse consequences on our performance.

We may make acquisitions outside of our existing market areas if appropriate opportunities arise. Our sponsor’s, our manager’s or any of their affiliates’ historical experience in their existing markets does not ensure that we will be able to operate successfully in new markets, should we choose to enter them. We may be exposed to a variety of risks if we choose to enter new markets, including an inability to accurately evaluate local market conditions, to identify appropriate acquisition opportunities, to hire and retain key personnel, and a lack of familiarity with local governmental and permitting procedures. In addition, we may abandon opportunities to enter new markets that we have begun to explore for any reason and may, as a result, fail to recover expenses already incurred.

Acquiring or attempting to acquire multiple properties in a single transaction may adversely affect our operations.

We are likely to acquire multiple properties in a single transaction. Such portfolio acquisitions are more complex and expensive than single-property acquisitions, and the risk that a multiple-property acquisition does not close may be greater than in a single-property acquisition. Portfolio acquisitions also may result in us owning investments in geographically dispersed markets, placing additional demands on our ability to manage the properties in the portfolio. In addition, a seller may require that a group of properties be purchased as a package even though we may not want to purchase one or more properties in the portfolio. In these situations, if we are unable to identify another person or entity to acquire the unwanted properties, we may be required to operate, or attempt to dispose of, these properties. To acquire multiple properties in a single transaction we may be required to accumulate a large amount of cash. We would expect that the returns that we can earn on such cash will be less than the ultimate returns on real property, and therefore, accumulating such cash could reduce the funds available for distributions. Any of the foregoing events may have an adverse effect on our operations.

If we sell properties by providing financing to purchasers, we will bear the risk of default by the purchaser.

If we decide to sell any of our properties, we intend to use our commercially reasonable efforts to sell them for cash. However, in some instances we may sell our properties by providing financing to purchasers. If we provide financing to purchasers, we will bear the risk of default by the purchaser and will be subject to remedies provided by law, which could negatively impact distributions to our stockholders. There are no limitations or restrictions on our ability to take such purchase money obligations. We may, therefore, take a purchase money obligation secured by a mortgage as full or partial payment for the purchase price of a property. The terms of payment to us generally will be affected by custom in the area where the property being sold is located and the then-prevailing economic conditions. If we receive promissory notes or other property in lieu of cash from property sales, the distribution of the proceeds of sales to our stockholders, or their reinvestment in other assets, will be delayed until the promissory notes or other property are actually paid, sold or refinanced or we have otherwise disposed of such promissory notes or other property. In some cases, we may receive initial down payments in cash and other property in the year of sale in an amount less than the selling price and subsequent payments will be spread over a number of years. If any purchaser defaults under a financing arrangement with us, it could negatively impact our ability to make distributions to our stockholders.

Our revenue and net income may vary significantly from one period to another due to investments in opportunity-oriented properties and portfolio acquisitions, which could increase the variability of our cash available for distributions.

We may make investments in opportunity-oriented properties in various phases of development, redevelopment or repositioning and portfolio acquisitions, which may cause our revenues and net income to fluctuate significantly from one period to another. Projects do not produce revenue while in development or redevelopment. During any period when our projects in development or redevelopment or those with significant capital requirements increase without a corresponding increase in stable revenue-producing properties, our revenues and net income likely will decrease. Many factors may have a negative impact on the level of revenues or net income produced by our portfolio of investments, including higher than expected construction costs, failure to complete projects on a timely basis, failure of the properties to perform at expected levels upon completion of development or redevelopment, and increased borrowings necessary to fund higher than expected construction or other costs related to the project. Further, our net income and stockholders’ equity could be negatively affected during periods with large portfolio acquisitions, which generally require large cash outlays and may require the incurrence of additional financing. Any such reduction in our revenues and net income during such periods could cause a resulting decrease in our cash available for distributions during the same periods.

We may obtain properties with lock-out provisions, or agree to such provisions in connection with obtaining financing, which may prohibit us from selling a property, or may require us to maintain specified debt levels for a period of years on some properties.

We may agree to obtain certain properties from contributors who contribute their direct or indirect interest in such properties to our operating partnership in exchange for operating partnership units and agree to restrictions on sales or refinancing, called “lock-out” provisions, that are intended to preserve favorable tax treatment for the contributors of such properties and otherwise agree to provide the indemnities to contributions. Additionally, we may agree to lock-out provisions in connection with obtaining financing for the acquisition of properties. Furthermore, we may agree to make a certain amount of debt available for these contributors to guarantee in order to preserve their favorable tax treatment. Lock-out provisions and the consequences of related tax indemnities could materially restrict us from selling, conveying, transferring otherwise disposing of all or any portion of the interest in these properties in a taxable transaction or from refinancing properties. This would affect our ability to turn our investments into cash and thus affect cash available to return capital to you. Lock-out provisions could impair our ability to take actions during the lock-out period that would otherwise be in the best interests of our stockholders, and therefore, might have an adverse impact on the value of our shares. In particular, lock-out provisions could preclude us from participating in major transactions that could result in a disposition of our assets or a change in control even though that disposition or change in control might be in the best interests of our stockholders.

Risks Associated with Debt Financing

We plan to incur mortgage indebtedness and other borrowings, which may increase our business risks.

We intend to acquire properties subject to existing financing or by borrowing new funds. In addition, we may incur or increase our mortgage debt by obtaining loans secured by selected, or by all of our, real properties to obtain funds to acquire additional real properties and/or make capital improvements to properties. We also may borrow funds, if necessary, to satisfy the requirement that we generally distribute to stockholders as dividends at least 90% of our annual REIT taxable income (excluding net capital gain), or otherwise as is necessary or advisable to assure that we maintain our qualification as a REIT.

We intend to incur mortgage debt on a particular property only if we believe the property’s projected cash flow is sufficient to service the mortgage debt. However, if there is a shortfall in cash flow requiring us to use cash from other sources to make the mortgage payments on the property, then the amount available for distributions to stockholders may be affected. In addition, incurring mortgage debt increases the risk of loss since defaults on indebtedness secured by properties may result in foreclosure actions initiated by lenders and our loss of the property securing the loan which is in default. For tax purposes, a foreclosure of any of our properties would be treated as a sale of the property for a purchase price equal to the outstanding balance of the debt secured by the mortgage. If the outstanding balance of the debt secured by the mortgage exceeds our tax basis in the property, we would recognize taxable income on foreclosure, but would not receive any cash proceeds. We may, in some circumstances, give a guaranty on behalf of an entity that owns one or more of our properties. In these cases, we will be responsible to the lender for satisfaction of the debt if it is not paid by such entity. If any mortgages contain cross-collateralization or cross-default provisions, there is a risk that more than one property may be affected by a default.

Any mortgage debt which we place on properties may contain clauses providing for prepayment penalties. If a lender invokes these penalties upon the sale of a property or the prepayment of a mortgage on a property, the cost to us to sell the property could increase substantially, and may even be prohibitive. This could lead to a reduction in our income, which would reduce cash available for distribution to stockholders and may prevent us from borrowing more money.

Interest-only indebtedness may increase our risk of default and ultimately may reduce our funds available for distributions to our stockholders.

We also may finance our property acquisitions using interest-only mortgage indebtedness. During the interest-only period, the amount of each scheduled payment will be less than that of a traditional amortizing mortgage loan. The principal balance of the mortgage loan will not be reduced (except in the case of prepayments) because there are no scheduled monthly payments of principal during this period. After the interest-only period, we will be required either to make scheduled payments of amortized principal and interest or to make a lump-sum or “balloon” payment at maturity. These required principal or balloon payments will increase the amount of our scheduled payments and may increase our risk of default under the related mortgage loan. If the mortgage loan has an adjustable interest rate, the amount of our scheduled payments also may increase at a time of rising interest rates. Increased payments and substantial principal or balloon maturity payments or prepayment penalties will reduce the funds available for distribution to our stockholders because cash otherwise available for distribution will be required to pay principal and interest associated with these mortgage loans.

There is no limitation on the amount we may invest in any single property or other asset.

Our investment guidelines limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing. Subject to these limitations on overall leverage in our investment guidelines, which can be amended by our board of directors without stockholder approval, there is no limitation in our charter or our by-laws on the amount we can borrow for the purchase of any individual property or other investment. Use of excessive leverage could result in our loss of investment in one or more properties, which could adversely affect your shares of common stock.

If mortgage debt is unavailable at reasonable rates, it may make it difficult for us to finance or refinance properties, which could reduce the number of properties we can acquire, our cash flows from operations and the amount of cash distributions we can make.

If we are unable to borrow monies on terms and conditions that we find acceptable, we likely will have to reduce the number of properties we can purchase, and the return on the properties we do purchase may be lower. If we place mortgage debt on properties, we run the risk of being unable to refinance the properties when the debt becomes due or of being unable to refinance on favorable terms. If interest rates are higher when we refinance the properties, our income could be reduced. As such, we may find it difficult, costly or impossible to refinance indebtedness which is maturing. If any of these events occur, our interest cost would increase as a result, which would reduce our cash flow. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise capital by issuing more stock or borrowing more money. If we are unable to refinance maturing indebtedness with respect to a particular property and are unable to pay the same, then the lender may foreclose on such property.

Financial and real estate market disruptions during 2007 and lasting into 2011 could adversely affect the multifamily property sector’s ability to obtain financing from the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Federal National Mortgage Association (Fannie Mae), which could adversely impact us.

Fannie Mae and Freddie Mac are major sources of financing for the multifamily sector and both experienced significant losses beginning in 2008 and continuing into 2011 due to credit-related expenses, securities impairments and fair value losses. If new U.S. government regulations (i) heighten Fannie Mae’s and Freddie Mac’s underwriting standards, (ii) adversely affect interest rates, or (iii) reduce the amount of capital they can make available to the multifamily sector, it could reduce or remove entirely a vital resource for multifamily financing. Any potential reduction in loans, guarantees and credit-enhancement arrangements from Fannie Mae and Freddie Mac could jeopardize the effectiveness of the multifamily sector’s available financing and decrease the amount of available liquidity and credit that could be used to acquire and diversify our portfolio of multifamily assets.

The conservatorship of Fannie Mae and Freddie Mac and related efforts, along with any changes in laws and regulations affecting the relationship between Fannie Mae and Freddie Mac and the U.S. federal government, may adversely affect our business.

Due to increased market concerns about Fannie Mae and Freddie Mac’s ability to withstand future credit losses associated with securities held in their investment portfolios, and on which they provide guarantees, without the direct support of the U.S. federal government, on July 30, 2008, the government passed the Housing and Economic Recovery Act of 2008, or the HERA. On September 7, 2008, the Federal Housing Finance Agency, or the FHFA, placed Fannie Mae and Freddie Mac into conservatorship and, together with the U.S. Treasury, established a program designed to boost investor confidence in Fannie Mae’s and Freddie Mac’s debt and mortgage-related securities. As the conservator of Fannie Mae and Freddie Mac, the FHFA controls and directs the operations of Fannie Mae and Freddie Mac and may (i) take over the assets of and operate Fannie Mae and Freddie Mac with all the powers of the stockholders, the directors and the officers of Fannie Mae and Freddie Mac and conduct all business of Fannie Mae and Freddie Mac; (ii) collect all obligations and money due to Fannie Mae and Freddie Mac; (iii) perform all functions of Fannie Mae and Freddie Mac which are consistent with the conservator’s appointment; (iv) preserve and conserve the assets and property of Fannie Mae and Freddie Mac; and (v) contract for assistance in fulfilling any function, activity, action or duty of the conservator.

In addition to the FHFA becoming the conservator of Fannie Mae and Freddie Mac, the U.S. Treasury has taken three additional actions: (i) the U.S. Treasury and the FHFA have entered into preferred stock purchase agreements between the U.S. Treasury and Fannie Mae and Freddie Mac pursuant to which the U.S. Treasury will ensure that each of Fannie Mae and Freddie Mac maintains a positive net worth; (ii) the U.S. Treasury has established a new secured lending credit facility which will be available to Fannie Mae, Freddie Mac and the Federal Home Loan Banks, which is intended to serve as a liquidity backstop, which was indefinitely extended; and (iii) the U.S. Treasury has initiated a temporary program to purchase U.S. government agency Residential Mortgage-Backed Securities, or RMBS, issued by Fannie Mae and Freddie Mac.

Although the U.S. Treasury has committed capital to Fannie Mae and Freddie Mac, there can be no assurance that these actions will be adequate for their needs. If these actions are inadequate, Fannie Mae and Freddie Mac could continue to suffer losses and could fail to honor their guarantees and other obligations. The future roles of Fannie Mae and Freddie Mac could be significantly reduced and the nature of their guarantees could be considerably limited relative to historical measurements. Any changes to the nature of the guarantees provided by Fannie Mae and Freddie Mac could redefine what constitutes a U.S. government agency RMBS and could have broad adverse market implications. Such market implications could negatively affect the performance and market value of our investments.

The potential reduction or winding down of the role Fannie Mae and Freddie Mac play in the mortgage market may materially adversely affect the multifamily sector and our business, operations and financial condition.

On February 11, 2011, the U.S. Treasury and the U.S. Department of Housing & Urban Development issued a report to the U.S. Congress entitled “Reforming America’s Housing Finance Market” that lays out, among other things, three options for long-term reform, which would reduce or wind down the role that Fannie Mae and Freddie Mac play in the mortgage market. These proposals are: (a) a privatized system of housing finance with the government insurance role limited to the Federal Housing Administration (the “FHA”), the United States Department of Agriculture (the “USDA”) and the Department of Veterans’ Affairs’ (the “VA”) assistance for narrowly targeted groups of borrowers; (b) a privatized system of housing finance with assistance from the FHA, USDA and VA for narrowly targeted groups of borrowers and a guarantee mechanism to scale up during times of crisis; and (c) a privatized system of housing finance with FHA, USDA and VA assistance for low- and moderate-income borrowers and catastrophic reinsurance behind significant private capital. Any such proposals, if enacted, may have broad and material adverse implications for the multifamily sector and our business, operations and financial condition. We expect such proposals to be the subject of significant discussion and it is not yet possible to determine whether or when any of such proposals may be enacted, what form any final legislation or policies might take and how proposals, legislation or policies emanating from this report may impact the multifamily sector and our business, operations and financial condition. We are evaluating, and will continue to evaluate, the potential impact of the proposals set forth in this report.

Our ability to obtain financing on reasonable terms could be impacted by negative capital market conditions.

Recently, domestic financial markets have experienced unusual volatility, uncertainty and a tightening of liquidity in both the investment grade debt and equity capital markets. The commercial real estate debt markets are also experiencing volatility as a result of certain factors including the tightening of underwriting standards by lenders and credit rating agencies and the lack of an efficient securitization market. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. Should the overall cost of borrowings increase, either by increases in the index rates or by increases in lender spreads, we will need to factor such increases into the economics of our acquisitions. This may result in our acquisitions generating lower overall economic returns and potentially reducing cash flow available for distribution.

The recent dislocations in the debt markets have reduced the amount of capital that is available to finance real estate, which, in turn, (a) may no longer allow real estate investors to rely on capitalization rate compression to generate returns, and (b) has slowed real estate transaction activity, all of which may reasonably be expected to have a material adverse impact on revenues and income from the acquisition and operations of real properties and mortgage loans. Investors will need to focus on market-specific growth dynamics, operating performance, asset management and the long-term quality of the underlying real estate asset.

In addition, the state of the debt markets could have an impact on the overall amount of capital investing in real estate which may result in price or value decreases of real estate assets.

Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure financing on reasonable terms, if at all.

High levels of debt or increases in interest rates could increase the amount of our loan payments, which could reduce the cash available for distribution to stockholders.

As mentioned above, we incur and expect to continue to incur debt. High debt levels would cause us to incur higher interest charges, would result in higher debt service payments, and could be accompanied by restrictive covenants. Interest we pay could reduce cash available for distribution to stockholders. Additionally, if we incur variable rate debt, increases in interest rates would increase our interest costs, which would reduce our cash flow and our ability to make distributions to you. If we need to repay existing debt during periods of rising interest rates, we could be required to liquidate one or more of our investments in properties at times which may not permit realization of the maximum return on such investments and could result in a loss.

Lenders may require us to enter into restrictive covenants relating to our operations, which could limit our ability to make distributions to our stockholders.

In providing financing to us, a lender may impose restrictions on us that affect our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our stockholders and otherwise affect our distribution and operating policies. In general, we expect our loan agreements to restrict our ability to encumber or otherwise transfer our interest in the respective property without the prior consent of the lender. Such loan documents may contain other negative covenants that may limit our ability to discontinue insurance coverage, replace our manager or impose other limitations. Any such restriction or limitation may have an adverse effect on our operations and our ability to make distributions to you. Further, such restrictions could make it difficult for us to satisfy the requirements necessary to qualify as a REIT and, once qualified, to maintain our qualification as a REIT.

Some of our mortgage loans may have “due on sale” provisions, which may impact the manner in which we acquire, sell and/or finance our properties.

In purchasing properties subject to financing, we may obtain financing with “due-on-sale” and/or “due-on-encumbrance” clauses. Due-on-sale clauses in mortgages allow a mortgage lender to demand full repayment of the mortgage loan if the borrower sells the mortgaged property. Similarly, due-on-encumbrance clauses allow a mortgage lender to demand full repayment if the borrower uses the real estate securing the mortgage loan as security for another loan. These clauses may cause the maturity date of such mortgage loans to be accelerated and such financing to become due. In such event, we may be required to sell our properties on an all-cash basis, to acquire new financing in connection with the sale, or to provide seller financing. It is not our intent to provide seller financing, although it may be necessary or advisable for us to do so in order to facilitate the sale of a property. It is unknown whether the holders of mortgages encumbering our properties will require such acceleration or whether other mortgage financing will be available. Such factors will depend on the mortgage market and on financial and economic conditions existing at the time of such sale or refinancing.

Lenders may be able to recover against our other properties under our mortgage loans.

In financing our property acquisitions, we will seek to obtain secured nonrecourse loans. However, only recourse financing may be available, in which event, in addition to the property securing the loan, the lender may look to our other assets for satisfaction of the debt. Therefore, should we be unable to repay a recourse loan with the proceeds from the sale or other disposition of the property securing the loan, the lender could look to one or more of our other properties for repayment. Also, in order to facilitate the sale of a property, we may allow the buyer to purchase the property subject to an existing loan whereby we remain responsible for the debt.

The derivative financial instruments that we may use may be costly and ineffective and may reduce the overall returns on your investment.

To the extent that we use derivative financial instruments in connection with our floating interest rate debt, we will be exposed to credit, basis and legal enforceability risks. Derivative financial instruments may include interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, options or repurchase agreements. In this context, credit risk is the failure of the counterparty to perform under the terms of the derivative contract. If the fair value of a derivative contract is positive, the counterparty owes us, which creates credit risk for us. Basis risk occurs when the index upon which the contract is based is more or less variable than the index upon which the hedged asset or liability is based, thereby making the hedge less effective. Finally, legal enforceability risks encompass general contractual risks, including the risk that the counterparty will breach the terms of, or fail to perform its obligations under, the derivative contract. If we are unable to manage these risks effectively, our results of operations, financial condition and ability to make distributions to you will be adversely affected.

Risks Related to Our Real Estate-Related Investments

Our investments in senior debt, mezzanine debt and membership or partnership interests in entities that own multifamily properties will be subject to the specific risks relating to the particular company and to the general risks of investing in real estate-related loans and securities, which may result in significant losses.

We may invest in senior debt, mezzanine debt and membership or partnership interests in entities that own multifamily properties. These investments will involve special risks relating to the particular company, including its financial condition, liquidity, results of operations, business and prospects. In particular, the debt securities may not be collateralized and also may be subordinated to the entity’s other obligations. We are likely to invest in debt securities of companies that are not rated or are rated non-investment grade by one or more rating agencies. Investments that are not rated or are rated non-investment grade have a higher risk of default than investment grade rated assets and therefore may result in losses to us. We have not adopted any limit on such investments.

These investments also will subject us to the risks inherent with real estate investments referred to in this prospectus, including the risks described with respect to commercial properties and similar risks, including:

•	risks of delinquency and foreclosure, and risks of loss in the event thereof;
•	the dependence upon the successful operation of, and net income from, real property;
•	risks generally incident to interests in real property; and
•	risks specific to the type and use of a particular property.

These risks may adversely affect the value of our investments in entities that own multifamily properties and the ability of our borrowers thereof to make principal and interest payments in a timely manner, or at all, and could result in significant losses.

Our mezzanine loan assets will involve greater risks of loss than senior loans secured by income-producing properties.

We may originate (in connection with a forward purchase or option to purchase contract) or acquire mezzanine loans in entities that own multifamily properties, which take the form of subordinated loans secured by second mortgages on the underlying property or loans secured by a pledge of the ownership interests of either the entity owning the property or a pledge of the ownership interests of the entity that owns the interest in the entity owning the property. These types of assets involve a higher degree of risk than long-term senior mortgage lending secured by income-producing real property, because the loan may become unsecured as a result of foreclosure by the senior lender and because it is in second position and there may not be adequate equity in the property. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, we may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy our mezzanine loan. If a borrower defaults on our mezzanine loan or debt senior to our loan, or in the event of a borrower bankruptcy, our mezzanine loan will be satisfied only after the senior debt. As a result, we may not recover some of or all our initial expenditure. In addition, mezzanine loans may have higher loan-to-value ratios than conventional mortgage loans, resulting in less equity in the property and increasing the risk of loss of principal. Significant losses related to our mezzanine loans would result in operating losses for us and may limit our ability to make distributions to our stockholders.

Material U.S. Federal Income Tax Considerations

If we fail to qualify as a REIT, we will be subjected to tax on our income and the amount of distributions we make to our stockholders will be less.

We intend to qualify as a REIT under the Code, commencing with our tax year ending December 31, 2011. A REIT generally is not taxed at the corporate level on income and gains it distributes to its stockholders on a timely basis. Although we do not intend to request a ruling from the Internal Revenue Service, or IRS, as to our REIT status, we have received the opinion of our tax counsel, Proskauer Rose LLP with respect to our qualification as a REIT. This opinion has been issued in connection with the offering. Investors should be aware, however, that opinions of counsel are not binding on the IRS or on any court. The opinion of Proskauer Rose LLP represents only the view of our counsel based on our counsel’s review and analysis of existing law and on certain representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income and representations related to our future conduct. Proskauer Rose LLP has no obligation to advise us or the holders of our common stock of any subsequent change in the matters stated, represented or assumed in its opinion or of any subsequent change in applicable law. Qualification as a REIT involves the application of highly technical and complex rules for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a REIT. In addition, future legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the U.S. federal income tax consequences of such qualification, including changes with retroactive effect.

If we elect to be taxed as a REIT and then were to fail to qualify as a REIT in any taxable year:

•	we would not be allowed to deduct our distributions to our stockholders when computing our taxable income;

•	we would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates and possibly increased state and local taxes;
•	we could be disqualified from being taxed as a REIT for the four taxable years following the year during which qualification was lost, unless entitled to relief under certain statutory provisions;
•	we would have less cash to make distributions to our stockholders; and
•	we might be required to borrow additional funds or sell some of our assets in order to pay corporate tax obligations we may incur as a result of our disqualification.

Although we intend to operate in a manner intended to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our board of directors to determine to delay or revoke our REIT election. Even if we qualify as a REIT, we expect to incur some taxes, such as state and local taxes, taxes imposed on certain subsidiaries and potential U.S. federal excise taxes.

While we are relying upon opinion of counsel that we have met the asset tests for the calendar quarter ending March 31, 2011, we may not have met such requirements, in which case we would rely upon the reasonable cause exception to such requirement provided in Code Section 856(c)(7)(A) and seek relief from the IRS to such effect, which we believe we satisfy. However, there is no assurance the IRS will agree with our position and grant such relief.

We encourage you to read the “Material U.S. Federal Income Tax Considerations” section below for further discussion of the tax issues related to the offering.

Even if we qualify as a REIT, in certain circumstances, we may incur tax liabilities that would reduce our cash available for distribution to you.

Even if we qualify as a REIT, we may be subject to U.S. federal, state and local income taxes. For example, net income from the sale of properties that are “dealer” properties sold by a REIT (a “prohibited transaction” under the Code) will be subject to a 100% tax. We may not make sufficient distributions to avoid excise taxes applicable to REITs. We also may decide to retain net capital gain we earn from the sale or other disposition of our property and pay income tax directly on such income. In that event, our stockholders would be treated as if they earned that income and paid the tax on it directly. However, stockholders that are tax-exempt, such as charities or qualified pension plans, would have no benefit from their deemed payment of such tax liability unless they file U.S. federal income tax returns and thereon seek a refund of such tax. We also may be subject to state and local taxes on our income or property, including franchise, payroll and transfer taxes, either directly or at the level of our operating partnership or at the level of the other companies through which we indirectly own our assets, such as our TRSs, which are subject to full U.S. federal, state, local and foreign corporate-level income taxes. Any taxes we pay directly or indirectly will reduce our cash available for distribution to you.

To qualify as a REIT we must meet annual distribution requirements, which may force us to forgo otherwise attractive opportunities or borrow funds during unfavorable market conditions. This could delay or hinder our ability to meet our investment objectives and reduce your overall return.

In order to qualify and maintain our status as a REIT, we must distribute to our stockholders each year at least 90% of our annual REIT taxable income (excluding net capital gain), determined without regard to the deduction for distributions paid. We will be subject to U.S. federal income tax on our undistributed taxable income and net capital gain and to a 4% nondeductible excise tax on any amount by which distributions we pay with respect to any calendar year are less than the sum of (i) 85% of our ordinary income, (ii) 95% of our capital gain net income, and (iii) 100% of our undistributed income from prior years. These requirements could cause us to distribute amounts that otherwise would be spent on investments in real estate assets and it is possible that we might be required to borrow funds, possibly at unfavorable rates, or sell assets to fund these distributions. Although we intend to make distributions sufficient to meet the annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings while we qualify as a REIT, it is possible that we might not always be able to do so. See the section entitled “Material U.S. Federal Income Tax Considerations” included in this prospectus.

Certain of our business activities are potentially subject to the prohibited transaction tax, which could reduce the return on your investment.

Our ability to dispose of property during the first few years following acquisition is restricted to a substantial extent as a result of our REIT qualification. Under applicable provisions of the Code regarding prohibited transactions by REITs, we will be subject to a 100% penalty tax on any gain recognized on the sale or other disposition of any property (other than foreclosure property) that we own, directly or through any subsidiary entity, including our operating partnership, but generally excluding our TRSs, that is deemed to be inventory or property held primarily for sale to customers in the ordinary course of trade or business. Whether property is inventory or otherwise held primarily for sale to customers in the ordinary course of a trade or business depends on the particular facts and circumstances surrounding each property. While we qualify as a REIT, we intend to avoid the 100% prohibited transaction tax by (1) conducting activities that may otherwise be considered prohibited transactions through a TRS (but such TRS will incur income taxes), (2) conducting our operations in such a manner so that no sale or other disposition of an asset we own, directly or through any subsidiary, will be treated as a prohibited transaction or (3) structuring certain dispositions of our properties to comply with a prohibited transaction safe harbor available under the Code for properties held for at least two years. However, despite our present intention, no assurance can be given that any particular property we own, directly or through any subsidiary entity, including our operating partnership, but excluding our TRSs, will not be treated as inventory or property held primarily for sale to customers in the ordinary course of a trade or business.

The use of TRSs would increase our overall tax liability.

Some of our assets may need to be owned or sold, or operations conducted, by TRSs. Any of our TRSs will be subject to U.S. federal and state income tax on their taxable income. The after-tax net income of our TRSs would be available for distribution to us. Further, we will incur a 100% excise tax on transactions with our TRSs that are not conducted on an arm’s-length basis. For example, to the extent that the rent paid by one of our TRSs exceeds an arm’s-length rental amount, such amount is potentially subject to the excise tax. We intend that all transactions between us and our TRSs will be conducted on an arm’s-length basis, and therefore, any amounts paid by our TRSs to us will not be subject to the excise tax; provided, however, that no assurance can be given that no excise tax would arise from such transactions.

We may be subject to adverse legislative or regulatory tax changes that could increase our tax liability, reduce our operating flexibility and reduce the market price of our common stock.

In recent years, numerous legislative, judicial and administrative changes have been made in the provisions of U.S. federal income tax laws applicable to investments similar to an investment in shares of our common stock. Additional changes to the tax laws are likely to continue to occur, and we cannot assure you that any such changes will not adversely affect the taxation of a stockholder. Any such changes could have an adverse effect on an investment in our shares or on the market value or the resale potential of our assets. You are urged to consult with your own tax adviser with respect to the impact of recent legislation on your investment in our shares and the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our shares. You also should note that our counsel’s tax opinion was based upon existing law and Treasury Regulations, applicable as of the date of its opinion, all of which will be subject to change, either prospectively or retroactively.

Although REITs generally receive better tax treatment than entities taxed as regular corporations, it is possible that future legislation would result in a REIT having fewer tax advantages, and it could become more advantageous for a company that invests in real estate to elect to be treated for U.S. federal income tax purposes as a corporation. As a result, our charter provides our board of directors with the power, under certain circumstances, to revoke or otherwise terminate our REIT election and cause us to be taxed as a regular corporation, without the vote of our stockholders. Our board of directors has fiduciary duties to us and our stockholders and could only cause such changes in our tax treatment if it determines in good faith that such changes are in the best interest of our stockholders.

If the operating partnership fails to maintain its status as a partnership, its income may be subject to taxation.

We intend to maintain the status of the operating partnership as a partnership for U.S. federal income tax purposes. However, if the IRS were to successfully challenge the status of the operating partnership as a partnership for such purposes, it would be taxable as a corporation. In such event, this would reduce the amount of distributions that the operating partnership could make to us. This would also result in our losing REIT status, and becoming subject to a corporate level tax on our own income. This would substantially reduce our cash available to pay distributions and the yield on your investment. In addition, if any of the partnerships or limited liability companies through which the operating partnership owns its properties, in whole or in part, loses its characterization as a partnership and is not otherwise disregarded for U.S. federal income tax purposes, it would be subject to taxation as a corporation, thereby reducing distributions to the operating partnership. Such a recharacterization of an underlying property owner could also threaten our ability to maintain our REIT qualification.

Our investments in certain debt instruments may cause us to recognize “phantom income” for U.S. federal income tax purposes even though no cash payments have been received on the debt instruments, and certain modifications of such debt by us could cause the modified debt to not qualify as a good REIT asset, thereby jeopardizing our REIT qualification.

Our taxable income may substantially exceed our net income as determined based on GAAP, or differences in timing between the recognition of taxable income and the actual receipt of cash may occur. For example, we may acquire assets, including debt securities requiring us to accrue original issue discount, or OID, or recognize market discount income, that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets referred to as “phantom income.” In addition, in the event a borrower with respect to a particular debt instrument encounters financial difficulty rendering it unable to pay stated interest as due, we may nonetheless be required to continue to recognize the unpaid interest as taxable income. We may also be required under the terms of the indebtedness that we incur to use cash received from interest payments to make principal payment on that indebtedness, with the effect that we will recognize income but will not have a corresponding amount of cash available for distribution to our stockholders.

As a result of the foregoing, we may generate less cash flow than taxable income in a particular year and find it difficult or impossible to meet the REIT distribution requirements in certain circumstances. In such circumstances, we may be required to (1) sell assets in adverse market conditions, (2) borrow on unfavorable terms, (3) distribute amounts that would otherwise be used for future acquisitions or used to repay debt, or (4) make a taxable distribution of our shares of common stock as part of a distribution in which stockholders may elect to receive shares of common stock or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with the REIT distribution requirements.

The failure of a mezzanine loan to qualify as a real estate asset would adversely affect our ability to qualify as a REIT.

In general, in order for a loan to be treated as a qualifying real estate asset producing qualifying income for purposes of the REIT asset and income tests, the loan must be secured by real property. We may originate (in connection with a forward purchase or option to purchase contract) or acquire mezzanine loans that are not directly secured by real property but instead secured by equity interests in a partnership or limited liability company that directly or indirectly owns real property. In Revenue Procedure 2003-65, the IRS provided a safe harbor pursuant to which a mezzanine loan that is not secured by real estate would, if it meets each of the requirements contained in the Revenue Procedure, be treated by the IRS as a qualifying real estate asset. Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law and in many cases it may not be possible for us to meet all the requirements of the safe harbor. We cannot provide assurance that any mezzanine loan in which we invest would be treated as a qualifying asset producing qualifying income for REIT qualification purposes. If any such loan fails either the REIT income or asset tests, we may be disqualified as a REIT.

Furthermore, if we participate in any appreciation in value of real property securing a mortgage loan and the IRS characterizes such “shared appreciation mortgage” as equity rather than debt, for example, because of a large interest in cash flow of the borrower, we may be required to recognize income, gains, and other items with respect to the real property for U.S. federal income tax purposes. This could affect our ability to qualify as a REIT.

The allocation of the purchase price for the Units between the shares of Series A Redeemable Preferred Stock and the Warrants that make up the Units may cause you to recognize “phantom income” with respect to the Series A Redeemable Preferred Stock for U.S. federal income tax purposes, even though you will not receive any cash payments corresponding to such income.

If the allocation of the purchase price for the Units between the shares of Series A Redeemable Preferred Stock and the Warrants that comprise the Units results in an “issue price” for the Series A Redeemable Preferred Stock that is lower than the price at which the Series A Redeemable Preferred Stock may be redeemed under certain circumstances, this difference in price (the “redemption premium”) will be treated as a constructive distribution of additional stock on preferred stock under Section 305(c) of the Code, unless the redemption premium is less than a statutory de minimis amount. Any such constructive distribution may need to be taken into account under principles similar to the principles governing the inclusion of accrued original issue discount under Section 1272(a) of the Code.

We intend to take a position, through an appropriate valuation methodology, on an allocation of the purchase price for the Units between the shares of Series A Redeemable Preferred Stock and the Warrants that make up the Units. If the allocation results in a value for the Warrant in excess of the statutory de minimis amount, we will report the premium in gross income of U.S. holders as it accrues under a constant yield method and include the amount on the annual dividend reporting form, Form 1099-DIV. However, our position on the allocation of the purchase price to the Warrants is not binding on the IRS. If the IRS were to take a different position regarding such allocation, U.S. holders would be required to include a different amount of redemption premium in gross income as it accrues under a constant yield method and may be required to treat any gain recognized on the disposition of the Series A Redeemable Preferred Stock as ordinary income rather than as capital gain. In addition, a non-U.S.-holder’s receipt of such constructive dividend may be subject to U.S. federal withholding tax to the same extent as an actual distribution. See the section entitled “Material U.S. Federal Income Tax Considerations” for a more detailed discussion.

We may choose to make distributions in our own stock, in which case you may be required to pay income taxes in excess of the cash dividends you receive.

In connection with our qualification as a REIT, we are required to distribute at least 90% of our taxable income (excluding net capital gains) to our stockholders. In order to satisfy this requirement, we may distribute taxable dividends to our common stockholders that are payable in cash and shares of our common stock at the election of each stockholder. Under IRS Revenue Procedure 2010-12, up to 90% of any such taxable dividend with respect to the taxable years ending on or before December 31, 2011 could be payable in our common stock. Taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current or accumulated earnings and profits for U.S. federal income tax purposes. As a result, U.S. stockholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. Accordingly, U.S. stockholders receiving a distribution of our shares may be required to sell shares received in such distribution or may be required to sell other stock or assets owned by them, at a time that may be disadvantageous, in order to satisfy any tax imposed on such distribution. If a U.S. stockholder sells the stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in stock, by withholding or disposing of part of the shares in such distribution and using the proceeds of such disposition to satisfy the withholding tax imposed. In addition, if a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, such sale may put downward pressure on the trading price of our common stock.

Further, while Revenue Procedure 2010-12 applies only to taxable dividends payable by us in a combination of cash and stock with respect to the taxable years ending on or before December 31, 2011, and it is unclear whether and to what extent we will be able to pay taxable dividends in cash and stock in later years. Moreover, various tax aspects of such a taxable cash/stock dividend are uncertain and have not yet been addressed by the IRS. No assurance can be given that the IRS will not impose additional requirements in the future with respect to taxable cash/stock dividends, including on a retroactive basis, or assert that the requirements for such taxable cash/stock dividends have not been met.

Dividends payable by REITs generally do not qualify for the reduced tax rates available for some dividends.

The maximum tax rate applicable to qualified dividend income payable to U.S. stockholders that are individuals, trusts and estates has been reduced by legislation to 15% for tax years beginning before January 1, 2013. Dividends payable by REITs, however, generally are not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends payable by REITs, the more favorable rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including our common stock.

Complying with REIT requirements may limit our ability to hedge our liabilities effectively and may cause us to incur tax liabilities.

The REIT provisions of the Code may limit our ability to hedge our liabilities. Any income from a hedging transaction we enter into to manage risk of interest rate changes, price changes or currency fluctuations with respect to borrowings made or to be made to acquire or carry real estate assets, if properly identified under applicable Treasury Regulations, does not constitute “gross income” for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions will likely be treated as non-qualifying income for purposes of both of the gross income tests. See the section entitled “Certain Material U.S. Federal Income Tax Considerations — Gross Income Tests — Hedging Transactions” included elsewhere in this prospectus. As a result of these rules, we may need to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities because our TRSs would be subject to tax on gains or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear. In addition, losses in a TRS will generally not provide any tax benefit, except for being carried forward against future taxable income of such TRS.

Complying with REIT requirements may force us to forgo and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, we must ensure that we meet the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets, including certain mortgage loans and certain kinds of mortgage-related securities. The remainder of our investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of our assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, and no more than 25% of the value of our total securities can be represented by securities of one or more TRSs. If we fail to comply with these requirements at the end of any calendar quarter, we must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing our REIT qualification and suffering adverse tax consequences. As a result, we may be required to liquidate assets from our portfolio or not make otherwise attractive investments in order to maintain our qualification as a REIT. These actions could have the effect of reducing our income and amounts available for distribution to our stockholders.

The share ownership restrictions of the Code for REITs and the 9.8% share ownership limit in our charter may inhibit market activity in our shares of stock and restrict our business combination opportunities.

In order to qualify as a REIT, five or fewer individuals, as defined in the Code, may not own, actually or constructively, more than 50% in value of our issued and outstanding shares of stock at any time during the last half of a taxable year, other than the first year for which a REIT election is made. Attribution rules in the

Code determine if any individual or entity actually or constructively owns our shares of stock under this requirement. Additionally, at least 100 persons must beneficially own our shares of stock during at least 335 days of a taxable year for each taxable year after 2011. To help insure that we meet these tests, among other purposes, our charter restricts the acquisition and ownership of our shares of stock.

Our charter, with certain exceptions, authorizes our directors to take such actions as are necessary and desirable to preserve our qualification as a REIT while we so qualify. Unless exempted by our board of directors, as long as we qualify as a REIT, our charter prohibits, among other limitations on ownership and transfer of shares of our stock, any person from beneficially or constructively owning (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our shares of stock. Our board of directors may not grant an exemption from these restrictions to any proposed transferee whose ownership in excess of 9.8% of the value of our outstanding shares would result in the termination of our qualification as a REIT. These restrictions on transferability and ownership will not apply, however, if our board of directors determines that it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to qualify as a REIT.

These ownership limits could delay or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interest of the stockholders.

Non-U.S. stockholders may be subject to U.S. federal income tax on distributions received from us and may be subject to tax upon the disposition of our shares.

Subject to certain exceptions, distributions received from us will be treated as dividends of ordinary income to the extent of our current or accumulated earnings and profits. Such dividends (including any deemed dividend) ordinarily will be subject to U.S. withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as “effectively connected” with the conduct by the non-U.S. stockholder of a U.S. trade or business. Capital gain distributions attributable sales or exchanges of U.S. real property generally will be taxed to a non-U.S. stockholder as if such gain were effectively connected with a U.S. trade or business. See the section entitled “Material U.S. Federal Income Tax Considerations — Taxation of Non-U.S. Stockholders” included elsewhere in this prospectus.

Gain recognized by a non-U.S. stockholder upon the sale or exchange of our common stock generally will not be subject to U.S. federal income taxation unless such stock constitutes a “U.S. real property interest” within the meaning of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Our common stock will not constitute a “U.S. real property interest” so long as we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT if at all times during a specified testing period, less than 50% in value of such REIT’s stock is held directly or indirectly by non-U.S. stockholders. We believe, but cannot assure you, that we have been a domestically-controlled qualified investment entity, and because our common stock will be publicly traded, no assurance can be given that we will continue to be a domestically-controlled qualified investment entity.

Even if we do not qualify as a domestically-controlled qualified investment entity at the time a non-U.S. stockholder sells or exchanges our common stock, gain arising from such a sale or exchange would not be subject to U.S. taxation under FIRPTA as a sale of a U.S. real property interest if: (1) our common stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, and (2) such non-U.S. stockholder owned, actually and constructively, 5% or less of our common stock throughout the applicable testing period. See the section entitled “Material U.S. Federal Income Tax Considerations — Special Tax Considerations for Non-U.S. Stockholders — Sale of our Shares by a Non-U.S. Stockholder” included elsewhere in this prospectus. We encourage you to consult your own tax advisor to determine the tax consequences applicable to you if you are a non-U.S. stockholder.

Potential characterization of distributions or gain on sale may be treated as unrelated business taxable income to tax-exempt investors.

If (1) we are a “pension-held REIT,” (2) a tax-exempt stockholder has incurred debt to purchase or hold our common stock or (3) a holder of common stock is a certain type of tax-exempt stockholder, dividends on, and gains recognized on the sale of, common stock by such tax-exempt stockholder may be subject to U.S. federal income tax as unrelated business taxable income under the Code.

Employee Benefit Plan Risks

If you fail to meet the fiduciary and other standards under ERISA or the Code as a result of an investment in our stock, you could be subject to liability and penalties.

Special considerations apply to the purchase of stock or holding of Warrants by employee benefit plans subject to the fiduciary rules of Title I of ERISA, including pension or profit sharing plans and entities that hold assets of such ERISA Plans, and plans and accounts that are not subject to ERISA, but are subject to the prohibited transaction rules of Section 4975 of the Code, including IRAs, Keogh Plans, and medical savings accounts (collectively, we refer to ERISA Plans and plans subject to Section 4975 of the Code as “Benefit Plans”). If you are investing the assets of any Benefit Plan, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under ERISA and the Code;
•	your investment is made in accordance with the documents and instruments governing the Benefit Plan, including the Benefit Plan’s investment policy;
•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA, if applicable, and other applicable provisions of ERISA and the Code;
•	your investment will not impair the liquidity of the Benefit Plan;
•	your investment will not produce UBTI for the Benefit Plan;
•	you will be able to value the assets of the plan annually in accordance with ERISA requirements and applicable provisions of the Benefit Plan; and
•	your investment will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

Fiduciaries may be held personally liable under ERISA for losses as a result of failure to satisfy the fiduciary standards of conduct and other applicable requirements of ERISA. In addition, if an investment in our stock or holding of Warrants constitutes a non-exempt prohibited transaction under ERISA or the Code, the fiduciary of the plan who authorized or directed the investment may be subject to imposition of excise taxes with respect to the amount invested and an IRA investing in the stock may lose its tax exempt status.

Plans that are not subject to ERISA or the prohibited transactions of the Code, such as government plans or church plans, may be subject to similar requirements under state law. Such plans should satisfy themselves that the investment satisfies applicable law. We have not, and will not, evaluate whether an investment in our stock or holding of Warrants is suitable for any particular plan.

RESTRICTIONS IMPOSED BY THE USA PATRIOT ACT AND RELATED ACTS

In accordance with the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, or the USA PATRIOT Act, the shares of Series A Redeemable Preferred Stock and Warrants offered hereby may not be offered, sold, transferred or delivered, directly or indirectly, to any “unacceptable investor,” which means anyone who is:

•	a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” or “blocked person” within the definitions set forth in the Foreign Assets Control Regulations of the U.S. Treasury Department;
•	acting on behalf of, or an entity owned or controlled by, any government against whom the U.S. maintains economic sanctions or embargoes under the Regulations of the U.S. Treasury Department;
•	within the scope of Executive Order 13224 — Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001;
•	subject to additional restrictions imposed by the following statutes or regulations, and executive orders issued thereunder: the Trading with the Enemy Act, the Iraq Sanctions Act, the National Emergencies Act, the Antiterrorism and Effective Death Penalty Act of 1996, the International Emergency Economic Powers Act, the United Nations Participation Act, the International Security and Development Cooperation Act, the Nuclear Proliferation Prevention Act of 1994, the Foreign Narcotics Kingpin Designation Act, the Iran and Libya Sanctions Act of 1996, the Cuban Democracy Act, the Cuban Liberty and Democratic Solidarity Act and the Foreign Operations, Export Financing and Related Programs Appropriation Act or any other law of similar import as to any non-U.S. country, as each such act or law has been or may be amended, adjusted, modified or reviewed from time to time; or
•	designated or blocked, associated or involved in terrorism, or subject to restrictions under laws, regulations, or executive orders as may apply in the future similar to those set forth above.

FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “could,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:

•	use of proceeds of the offering;
•	our business and investment strategy;
•	our projected operating results;
•	actions and initiatives of the U.S. government and changes to U.S. government policies and the execution and impact of these actions, initiatives and policies;
•	the state of the U.S. economy generally or in specific geographic areas;
•	economic trends and economic recoveries;
•	our ability to obtain and maintain financing arrangements, including through Fannie Mae and Freddie Mac;
•	financing and advance rates for our target assets;
•	our expected leverage;
•	general volatility of the securities markets in which we invest;
•	changes in the values of our assets;
•	our expected portfolio of assets;
•	our expected investments;
•	interest rate mismatches between our target assets and our borrowings used to fund such investments;
•	changes in interest rates and the market value of our target assets;
•	changes in prepayment rates on our target assets;
•	effects of hedging instruments on our target assets;
•	rates of default or decreased recovery rates on our target assets;
•	the degree to which our hedging strategies may or may not protect us from interest rate volatility;
•	impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;
•	our ability to qualify as a REIT and, once qualified, maintain our qualification as a REIT for U.S. federal income tax purposes;
•	our ability to maintain our exemption from registration under the Investment Company Act;
•	availability of investment opportunities in mortgage-related and real estate-related investments and securities;
•	availability of qualified personnel;
•	estimates relating to our ability to make distributions to our stockholders in the future;
•	our understanding of our competition; and

•	market trends in our industry, interest rates, real estate values, the debt securities markets or the general economy.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. You should not place undue reliance on these forward-looking statements. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in this prospectus under the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made. New risks and uncertainties arise over time, and it is not possible for us to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ESTIMATED USE OF PROCEEDS

The table below sets forth our estimated use of proceeds from the offering. The first scenario assumes we sell the minimum number of 2,000 Units in this offering, and the second scenario assumes we sell the maximum of 150,000 Units in the offering, with both scenarios contemplating a public offering price of $1,000 per Unit.

The Series A Redeemable Preferred Stock and Warrants will be sold in Units, with each Unit consisting of (i) one share of Series A Redeemable Preferred Stock with an initial Stated Value of $1,000 per share, and (ii) one Warrant to purchase 20 shares of common stock, exercisable by the holder at an exercise price of 120% of the current market price per share of our common stock determined using the volume weighted average price of our common stock for the 20 trading days prior to the date of issuance of such Warrant, subject to a minimum exercise price of $9.00 per share (subject to adjustment). Each Unit will be sold at a public offering price of $1,000 per Unit. Units will not be issued or certificated. The shares of Series A Redeemable Preferred Stock and Warrants are immediately separable and will be issued separately.

Estimated Application of Proceeds of the Offering

	Minimum Offering		Maximum Offering
	Amount	Percent	Amount	Percent
Gross offering proceeds	$2,000,000	100.00%	$150,000,000	100.00%
Offering expenses:
Selling commissions(1)	$140,000	7.00%	$10,500,000	7.00%
Dealer manager fee(1)	$60,000	3.00%	$4,500,000	3.00%
Other offering expenses(2)	$30,000	1.50%	$2,250,000	1.50%
Amount available for investment(3)	$1,770,000	88.50%	$132,750,000	88.50%

Cash down payment (equity)	$1,622,286	81.11%	$121,671,429	81.11%
Acquisition fees (real estate commissions)(4)	$47,714	2.39%	$3,578,571	2.39%
Working capital reserve	$100,000	5.00%	$7,500,000	5.00%
Proceeds invested	$1,770,000	88.50%	$132,750,000	88.50%
Offering expenses	$230,000	11.50%	$17,250,000	11.50%
Total application of proceeds	$2,000,000	100.00%	$150,000,000	100.00%

(1)	Assumes selling commissions equal to 7.0% of gross offering proceeds and a dealer manager fee of 3.0% of gross offering proceeds. See the “Plan of Distribution” section of this prospectus for a description of these provisions. We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, including gifts. In no event shall such gifts exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering, and the corresponding payments of our dealer manager fee will be reduced by the aggregate value of such items. The combined selling commissions, dealer manager fee and such non-cash compensation will not exceed 10% of gross proceeds of our offering. Our dealer manager will repay to the company any excess payments made to our dealer manager over FINRA’s 10% cap if the offering is abruptly terminated after reaching the minimum amount, but before reaching the maximum amount, of offering proceeds.
(2)	Includes all expenses (other than selling commissions and the dealer manager fee) to be paid by us or on our behalf in connection with the qualification and registration of the offering and the marketing and distribution of the Units, including, without limitation, expenses for printing and amending registration statements or supplementing prospectuses, mailing and distributing costs, all advertising and marketing expenses, charges of transfer agents, registrars and experts and fees, expenses and taxes related to the filing, registration and qualification, as necessary, of the sale of the Units under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees. We will reimburse our manager and its affiliates for such offering expenses in an amount up to 1.5% of gross offering proceeds to the extent such offering expenses have not been paid directly by us. Our manager and its affiliates will be responsible for any such offering expenses that exceed 1.5% of gross offering proceeds, without recourse against or reimbursement by us. All organization and offering expenses, including selling commissions and the dealer manager fee, will be capped at 11.5% of the gross proceeds of this offering.
(3)	Although the net proceeds are expected to be used in connection with the acquisition of multifamily properties and the payment of fees and expenses related thereto, the proceeds are available for our other capital needs, whether related to the repayment of debt or otherwise. For purposes of this table, however, we have assumed that we will use all the net proceeds for acquisitions of real property and the payment of related fees and expenses. Until required in connection with the acquisition of real property, other real estate-related investments or other capital needs, we intend to invest the net proceeds of the offering in a manner which will not adversely affect our ability to qualify, or maintain our qualification, as a REIT for federal tax purposes. Net proceeds do not include any amounts received by us in connection with any exercise of the Warrants.
(4)	“Real estate commissions” are defined as the total of all fees and commissions paid by any person to any person, including our manager or affiliates, in connection with the selection, purchase, construction or development of any property by us, whether designated as real estate commission, acquisition fees, finders' fees, selection fees, development fees, construction fees, non-recurring management fees, consulting fees or any other similar fees or commissions howsoever designated and howsoever treated for tax or accounting purposes. No real estate commissions are being paid by us in connection with the purchase of the acquired properties other than the acquisition fee that will be paid to our manager pursuant to our management agreement with our manager. See the section entitled “Our Manager and Management Agreement — Management Compensation” included elsewhere in this prospectus for a detailed discussion of the acquisition fees that may be paid by us.

Assuming the maximum offering, we estimate that the net proceeds we will receive from selling our Units in the offering will be approximately $132.8 million in the aggregate, after deducting estimated offering expenses, including selling commissions and the dealer manager fee, of approximately $17.2 million. Net proceeds do not include any amounts received by us in connection with any exercise of the Warrants.

We intend to invest substantially all the net proceeds of the offering in connection with the acquisition of multifamily properties. If all the net proceeds of the offering are used to directly acquire multifamily properties, we estimate that these properties would have an aggregate gross value (inclusive of mortgage indebtedness) of approximately $357.9 million. We intend to acquire such properties through the incurrence of indebtedness (secured and unsecured) of approximately 65% of the value of our tangible assets on a portfolio basis, with the balance of the acquisition cost thereof funded through the use of the net proceeds of this offering. Until appropriate assets can be identified, our manager may invest the net proceeds of the offering in interest-bearing short-term investments that are consistent with our intention to qualify as a REIT.

Neither our charter nor our by-laws contain any limitation on the amount of leverage we may use. Our investment guidelines, which can be amended by our board without stockholder approval, limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing. In addition, we intend to have no long-term corporate level debt.

Our manager may invest net proceeds of the offering in interest-bearing short-term investments that are consistent with our intention to qualify as a REIT, pending investment in our target assets. These initial investments are expected to provide a lower net return than we will seek to achieve from our target assets.

RATIO OF EARNINGS TO FIXED CHARGES

The computation of our ratio of earnings to fixed charges indicates that earnings were inadequate to cover fixed charges by approximately $7.3 million for the nine months ended September 30, 2011. Since we commenced revenue-generating operations in April 2011, the ratio of earnings to fixed charges is not a meaningful measure for any period prior to 2011.

Our ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Our ratio of earnings to fixed charges and preferred dividends is not presented as we do not currently have any shares of preferred stock outstanding. For these purposes, “earnings” consists of net loss plus fixed charges, less the value of unamortized deferred loan costs. Net loss is computed in accordance with GAAP and includes such non-cash items as real estate depreciation, amortization of the value of customer relationships, leases in place and above (below) market rents, amortization of deferred loan costs. Net loss also includes one-time transactional costs relating to our IPO and organizational costs. “Fixed charges” consist of interest expense on mortgage debt secured by our three multifamily communities, and capitalization and amortization of deferred loan costs. Interest income is not included in this computation.

DISTRIBUTION POLICY

Holders of Series A Redeemable Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on each share of Series A Redeemable Preferred Stock will begin accruing on the date of issuance. We expect to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day), beginning no later than the month following the first full month after we receive and accept aggregate subscriptions in excess of the minimum offering. Once we begin paying such dividends, we expect to pay them monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.

We intend to make regular quarterly distributions to holders of our common stock. U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gain, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its net taxable income. We generally intend to pay over time regular quarterly dividends in an amount equal to the remainder of our net taxable income to holders of our common stock. On May 5, 2011, we declared a quarterly cash dividend to our common stockholders of record as of June 30, 2011, that was paid on July 15, 2011, in the amount of $0.125 per share of common stock, totaling approximately $646,487. On August 4, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on October 17, 2011 to all common stockholders of record as of September 30, 2011, totalling $646,675. As expected, cash available for distribution was not sufficient to fully fund the second quarter dividend and approximately $227,000 from our working capital and dividend reserve was used to cover this shortfall. However, cash available for distribution for the third quarter was $773,723, which was more than sufficient to fully fund the third quarter dividend. On November 10, 2011, we declared a quarterly cash dividend of $0.125 per share, which will be paid on January 17, 2012 to all common stockholders of record as of December 30, 2011. We currently expect that cash available for distribution will be sufficient to fund the dividend payments to common stockholders for the fourth quarter of 2011. Although not currently anticipated, if our board of directors determines to make distributions in excess of the income or cash flow generated from our target assets, we may make such distributions from the proceeds of this or future offerings of equity or debt securities or other forms of debt financing or the sale of assets.

To the extent that in respect of any calendar year, cash available for distribution is less than our REIT taxable income, we could be required to sell assets or borrow funds to make cash distributions or make a portion of the required distribution in the form of a taxable stock distribution or distribution of debt securities. We generally will not be required to make distributions with respect to activities conducted through any TRS that we form following the completion of the offering. For more information, see the section entitled “Material U.S. Federal Income Tax Considerations — General” included elsewhere in this prospectus.

To satisfy the requirements to qualify as a REIT and generally not be subject to U.S. federal income and excise tax, we intend to make regular quarterly distributions of all or substantially all the remainder of our REIT taxable income to holders of our common stock out of assets legally available therefor. The amount of cash available for distribution will be decreased by any fees or expenses payable by us to our manager under the management agreement. Any distributions we make to our stockholders will be at the discretion of our board of directors and will depend upon our earnings, financial condition, liquidity, debt covenants, funding or margin requirements under credit facilities, repurchase agreements or other secured and unsecured borrowing agreements, maintenance of our REIT qualification, applicable provisions of the Maryland General Corporation Law, or the MGCL, and such other factors as our board of directors deems relevant. Our earnings, financial condition and liquidity will be affected by various factors, including the net income from our portfolio, our operating expenses and any other expenditures. See the section entitled “Risk Factors” included elsewhere in this prospectus.

We anticipate that our distributions generally will be taxable as ordinary income to our stockholders, although a portion of the distributions may be designated by us as qualified dividend income or capital gain or may constitute a return of capital. In addition, a portion of such distributions may be taxable stock dividends payable in our shares. We will furnish annually to each of our stockholders a statement setting forth distributions paid during the preceding year and their characterization as ordinary income, return of capital, qualified dividend income or capital gain. For more information, see the section entitled “Material U.S. Federal Income Tax Considerations — Taxation of U.S. Stockholders” included elsewhere in this prospectus.

MARKET PRICE RANGE OF OUR COMMON STOCK

Our common stock is traded on the AMEX under the symbol “APTS.” There currently is no market for our shares of Series A Redeemable Preferred Stock and we do not currently intend to list our shares of Series A Redeemable Preferred Stock on any securities exchange in the future. Please see “Risk Factors — Risks Related to this Offering — There is no public market for our Series A Redeemable Preferred Stock or Warrants and we do not expect one to develop.”

Our common stock began trading on the AMEX on April 1, 2011 with the closing of our initial public offering. The high and low sales prices for our common stock for the third quarter of 2011 as reported by the AMEX was $9.01 and $5.68, respectively. The last reported sales price of our common stock on November 11, 2011 was $6.12.

As of November 14, 2011, our common stock was held by 13 stockholders of record. Because many of the shares of our common stock are held by brokers and other institutions on behalf of stockholders, we were unable to estimate the total number of beneficial owners represented by these stockholders of record.

CAPITALIZATION

The following table sets forth (a) our actual capitalization at September 30, 2011, and (b) our capitalization as adjusted to reflect the effect of the issuance of (i) 2,000 shares of Series A Redeemable Preferred Stock in the offering, assuming the sale of the minimum offering, and (ii) 150,000 shares of Series A Redeemable Preferred Stock, assuming the sale of the maximum offering, each after deducting estimated offering expenses, including selling commissions and the dealer manager fee, payable by us. You should read this table together with the section entitled “Estimated Use of Proceeds” included elsewhere in this prospectus.

	September 30, 2011
	Actual	As Adjusted Minimum Offering	As Adjusted Maximum Offering
	(unaudited)
Stockholders' equity:
Series A Redeemable Preferred Stock, par value $0.01 per share; 150,000 shares authorized and 2,000 or 150,000 issued and outstanding	$—	$20	$1,500
Common Stock, par value $0.01 per share; 400,066,666 shares authorized and 5,147,399 issued and outstanding	$51,474	$51,474	$51,474
Additional paid-in capital(1)	$50,458,803	$52,458,783	$200,457,303
Syndication and offering costs	$(6,043,712)	$(6,273,712)	$(23,293,712)
Accumulated deficit	$(8,080,751)	$(8,080,751)	$(8,080,751)
Non-controlling interest	$1	$1	$1
Total equity (deficit)	$36,385,815	$38,155,815	$169,134,315

(1)	Included in the as adjusted additional paid in capital for the as adjusted minimum offering and maximum offering columns is the fair value of the Warrants that are included in the Units sold in this offering, which Warrants are immediately separable from our Series A Preferred Stock and which Warrants have aggregate estimated fair values of $42,668 and $3,200,088, respectively. Each Warrant is potentially exercisable into 20 shares of our common stock, beginning one year after the date of issuance and expires four years after the date of issuance. The fair value of each Warrant included in each Unit is $21.33 (or $1.07 on a per underlying share common stock basis) and was calculated utilizing the Black-Scholes-Merton model with valuation assumptions as of September 30, 2011.

SELECTED FINANCIAL INFORMATION

The following table sets forth selected financial and operating data for the company on a historical basis.

The following selected financial and operating data should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and notes thereto, appearing elsewhere in this prospectus.

	For the Three Months Ended		For the Nine Months Ended		For the Year Ended December 31, 2010
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Statement of operations data:
Revenue:
Rental revenues	$2,250,514	$—	$3,942,177	$—	$—
Other property revenues	258,619	—	443,894	—	—
Interest income on real estate loan	124,495	—	125,828	—	—
Total revenue	2,633,628	—	4,511,899	—	—
Expenses:
Total expenses	5,534,332	332,555	11,826,451	332,555	766,199
Net loss	$(2,900,704)	$(332,555)	$(7,314,552)	$(332,555)	$(766,199)
Net loss per share of common stock	$(0.56)	$(9.07)	$(2.17)	$(9.98)	$(20.90)
Cash dividends declared per share of common stock	$0.125	$—	$0.250	$—	$—
Balance sheet data (end of period):
Assets:
Total assets	$94,171,549	$244,064	$94,171,549	$244,064	$829,812
Liabilities:
Mortgage notes payable (long term)	$55,637,000	$—	$55,637,000	$—	$—
Accounts payable and accrued expenses	1,106,299	—	$1,106,299	—	—
Related party note payable and lines of credit	—	465,050	—	465,050	1,470,948
Accrued interest payable	168,956	1,570	168,956	1,570	15,064
Dividends payable	646,675	—	646,675	—	—
Security deposits and prepaid rents	156,960	—	156,960	—	—
Deferred real estate loan income	69,844	—	69,844	—	—
Total liabilities	$57,785,734	$466,620	$57,785,734	$466,620	$1,486,012
Total equity (deficit)	$36,385,815	$(222,556)	$36,385,815	$(222,556)	$(656,200)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the sections entitled “Risk Factors,” “Forward-Looking Statements,” “Business” and our audited financial statements as of and for the period ended December 31, 2010 and our unaudited financial statements as of and for the three and nine months ended September 30, 2011 and the related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are an externally managed Maryland corporation incorporated on September 18, 2009 formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As a secondary strategy, we also may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily assets as determined by Preferred Apartment Advisors, LLC, our manager, as appropriate for us. We collectively refer to these asset classes as our target assets.

In addition, while we currently do not anticipate investing in unimproved property, developing new construction properties or acquiring new construction, as part of our property acquisition strategy we plan to consider forward purchase contracts on, or options to purchase, to-be-built multifamily assets with appropriate provisions that may include minimum occupancy, income thresholds, due diligence requirements and, if necessary or appropriate, financing. In connection with entering into a forward purchase contract or purchase option, we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate in connection with the construction of these properties.

We expect to seek to generate returns for our stockholders by taking advantage of the current environment in the real estate market created by the recent United States financial crisis and downturn in the United States economy to acquire multifamily assets that have seen a dramatic drop in value due to, among other factors, downward pressure on renter incomes. As the real estate market and economy stabilize, we intend to employ efficient management techniques to grow income and create asset value.

As market conditions change over time, we intend to adjust our investment strategy to adapt to such changes as appropriate. We continue to believe there are abundant opportunities among our target assets that currently present attractive risk-return profiles. However, in order to capitalize on the investment opportunities that may be present in the various other points of an economic cycle, we may expand or change our investment strategy and target assets. We believe that the diversification of the portfolio of assets that we intend to acquire, our ability to acquire and manage our target assets, and the flexibility of our strategy will position us to generate attractive total returns for our stockholders in a variety of market conditions.

We intend to elect and qualify to be taxed as a real estate investment trust, or REIT, effective as of January 1, 2011. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act. We will conduct substantially all of our operations through our operating partnership, Preferred Apartment Communities Operating Partnership, L.P.

We commenced revenue-generating operations in April 2011.

Industry Outlook

We believe gradual, albeit sporadic, improvement in the United States’ economy will occur over the coming quarters, which should eventually translate into overall job growth and resulting improvements in consumer confidence, creating upward movement of rents. We expect current high occupancy rates to generally remain high as net absorption of available unit inventory continues over the near term. The pipeline of new multifamily construction is currently below historical levels due to a difficult construction financing environment. The downgrade of the U.S. credit rating by Standard & Poors and the subsequent downgrade of Freddie Mac and Fannie Mae has resulted in nominally higher near term borrowing costs that could further reduce the amount of new multifamily construction. However, recent declines in U.S. Treasury yields have somewhat offset the increase in spreads. We expect the market to continue to exhibit volatility as the equity and debt markets struggle to incorporate the uncertainty in both the U.S. and European economies. We expect the supply of multifamily housing units to eventually grow as market rent increases overcome financing, commodity, and other cost challenges, boosting revenue projections and making more construction projects viable for builders and developers.

We believe the combination of a more sustainable current and future lending approach from the banking industry, coupled with continued hesitance and reluctance among prospective homebuyers about the net benefits of home ownership versus renting will continue to work in the industry’s favor, resulting in gradual increases in market rents, low concessions, and opportunities for increases in ancillary fee income. In addition, we believe immigration rates to the U.S. may be lower than in recent years, driven by fewer available jobs due to the economic downturn and recently enacted legislation in certain states aiming to curb illegal immigration. As new residents of the U.S. are believed to be primarily renters rather than home buyers, we expect a marginal softening of market conditions due to this factor. More than offsetting this effect, we believe, will be a firming effect on market conditions by the ongoing migration of the domestic echo-boomer generation into the workforce, resulting in a net increase in demand for rental housing.

Critical Accounting Policies

Below is a discussion of the accounting policies that management believes are critical. We consider these policies critical because they involve significant management judgments, assumptions, and estimates about matters that are inherently uncertain and because they are important for understanding and evaluating our reported financial results. These judgments affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Real Estate

Cost Capitalization.  Investments in real estate properties will be carried at cost and depreciated using the straight-line method over the estimated useful lives of 40 years for buildings, 5 to 10 years for building and land improvements and 5 to 10 years for computers, furniture, fixtures and equipment. Third-party acquisition costs will generally be expensed as incurred. Repairs, maintenance and resident turnover costs will be charged to expense as incurred and significant replacements and betterments will be capitalized. Repairs, maintenance and resident turnover costs include all costs that do not extend the useful life of the real estate property. We will consider the period of future benefit of an asset to determine its appropriate useful life.

Real Estate Acquisition Valuation.  We will generally record the acquisition of income-producing real estate as a business combination. All assets acquired and liabilities assumed in a business combination will be measured at their acquisition-date fair values. Acquisition costs generally will be expensed as incurred and restructuring costs that do not meet the definition of a liability at the acquisition date will be expensed in periods subsequent to the acquisition date. In addition, changes in accounting for deferred tax asset valuation allowances and acquired income tax uncertainties after the measurement period will be recorded to income tax expense.

We will assess the acquisition-date fair values of all tangible assets, identifiable intangibles and assumed liabilities using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis) and that utilize appropriate discount and/or capitalization rates and available market information. Estimates of future cash flows are based on a number of factors, including historical operating results, known and anticipated trends, and market and economic conditions. The fair value of tangible assets of an acquired property considers the value of the property as if it were vacant.

We will record above-market and below-market in-place lease values for acquired properties based on the difference between (i) the contractual amounts to be paid pursuant to the in-place leases, and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining average non-cancelable term of the leases. We will amortize any recorded above-market or below-market lease values as a reduction or increase, respectively, to rental income over the remaining average non-cancelable term of the respective leases.

Intangible assets include the value of in-place leases, which represents the estimated value of the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. These estimates will include estimated carrying costs, such as real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the hypothetical expected lease-up periods. Acquired in-place lease value will be amortized to operating expense over the average remaining non-cancelable term of the respective in-place leases.

Estimates of the fair values of the tangible assets, identifiable intangibles and assumed liabilities will require us to make significant assumptions to estimate market lease rates, property-operating expenses, carrying costs during lease-up periods, discount rates, market absorption periods, the number of years the property will be held for investment, and market interest rates. The use of inappropriate assumptions would result in an incorrect valuation of our acquired tangible assets, identifiable intangibles and assumed liabilities, which would impact the amount of our net income.

Impairment of Real Estate, Loans and Related Intangible Assets.  We will monitor events and changes in circumstances that could indicate that the carrying amounts of our real estate, loans and related intangible assets may not be recoverable or realized. When conditions suggest that our tangible and intangible assets may be impaired, we will compare their carrying value to their estimated undiscounted future cash flows, including proceeds from their eventual disposition. If, based on this analysis, we do not believe that we will be able to recover the carrying value of our tangible and intangible assets, we would record an impairment loss to the extent that the carrying value exceeds the estimated fair value of the real estate and related intangible assets. Fair market value will be determined based on a discounted cash flow analysis. This analysis will require management to use future estimates of net operating income, expected hold period, capitalization rates and discount rates. The use of inappropriate assumptions would result in an incorrect valuation of the assets which would impact the amount of our net income and our assets on our balance sheet.

Rents and Other Receivables

We will periodically evaluate the collectability of amounts due from residents and will maintain an allowance for doubtful accounts for estimated losses resulting from the inability of residents to make required payments then due under lease agreements. We will write off the balance of amounts due from residents when we deem the amounts to be uncollectible.

Revenue Recognition

We expect to lease apartment units under operating leases with terms generally of thirteen months or less. Rental revenue, net of concessions, will be recognized on a straight-line basis over the term of the lease.

We will recognize gains on sales of real estate either in total or deferred for a period of time, depending on whether a sale has been consummated, the extent of the buyer’s investment in the property being sold, whether our receivable, if any, is subject to future subordination, and the degree of our continuing involvement with the property after the sale, if any. If the criteria for profit recognition under the full-accrual method are not met, we will defer gain recognition and account for the continued operations of the property by applying the reduced profit, deposit, installment or cost recovery method, as appropriate, until the appropriate criteria are met.

Other income, including interest earned on our cash, will be recognized as it is earned. We will recognize interest income on real estate loans on an accrual basis over the life of the loan using the effective interest method. Direct loan origination fees and origination or acquisition costs, will be amortized over the life of the loan as an adjustment to interest income. We will stop accruing interest on loans when there is concern as to the ultimate collection of principal or interest of the loan, which is generally a delinquency of 30 days in required payments of interest or principal. Any payments received on such non-accrual loans will be recorded as interest income when the payments are received. Interest accrual on real estate loan investments is resumed once interest and principal payments become current.

Income Taxes

We intend to elect to be taxed as a REIT effective as of January 1, 2011. We had no taxable income prior to that date. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of our annual REIT taxable income to our stockholders (which is computed without regard to the dividends paid deduction or net capital gain and which does not equal net income as calculated in accordance with United States generally accepted accounting principles, or GAAP). As a REIT, we generally will not be subject to U.S. federal income tax to the extent we distribute qualifying dividends to our stockholders. If we fail to qualify as a REIT in any taxable year, we will be subject to U.S. federal income tax on our taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service, or IRS, grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we intend to operate in such a manner as to qualify for treatment as a REIT.

Equity Compensation

We calculate the fair value of equity compensation instruments such as warrants and stock options based upon estimates of their expected term, the expected volatility of and dividend yield on our Common Stock over this expected term period and the market risk-free rate of return. When appropriate, we will also estimate forfeitures of these instruments and accrue the compensation expense, net of estimated forfeitures, over the vesting period(s).

Recent Adoption of Accounting Pronouncements

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310):  Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This guidance requires enhanced disclosures of financing receivables, the associated credit risks, how they are analyzed, and changes and reasons for changes in the calculation of a firm’s credit loss allowances. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption had no effect on the Company’s financial position or results of operations.

In December 2010, the FASB issued ASU 2010-29, Business Combination (Topic 805):  Disclosure of Supplementary Pro Forma Information for Business Combinations. This new guidance requires pro forma disclosure of revenue and earnings for the combined entity as though all business combinations that occurred during the period had occurred as of the beginning of the annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. This new guidance was effective for the first annual reporting period beginning after December 15, 2010. Adoption of this guidance had no effect on our financial position or results of operations.

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310):  A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This new guidance sets forth specific criteria for a creditor to evaluate whether a debt modification constitutes a troubled debt restructuring. Specifically, the creditor must conclude (i) that a restructuring involves the granting of a concession and (ii) that the debtor is experiencing financial difficulties. The new guidance will be effective for annual and interim periods beginning on or after June 15, 2011. We do not expect adoption of this guidance to have a material effect on our financial position or results of operations.

Results of Operations

Overview

We commenced business operations in the second quarter of 2011 with the acquisitions of the Stone Rise, Summit Crossing, and Trail Creek multifamily communities on April 15, 21 and 29, 2011, respectively. The sources of financing were approximately $34.0 million (including approximately $2.3 million of closing costs) from the proceeds of our initial public offering, which closed on April 5, 2011, and secured first mortgage financing of approximately $55.6 million. On June 30, 2011, we made a mezzanine loan investment of $6.0 million to partially finance the construction of a 96-unit multifamily community that is located adjacent to our existing Trail Creek multifamily community in Hampton, Virginia and, in connection therewith, received an option to purchase the community.

We recorded a net loss of approximately $2.9 million and $7.3 million for the three-month and nine-month periods ended September 30, 2011, respectively. The highlights of our third quarter operating results include:

•	Realization of the first full three months’ operating results from our three acquired properties;
•	A full three months’ interest income from our real estate loan investment; and
•	The reduction of approximately $1.4 million in acquisition costs between the second and the third quarter.

Adjusted Funds from Operations, or AFFO, for the three-month period ended September 30, 2011, and Cash Available for Distribution, or CAD, as of September 30, 2011, were both $773,723. See the Adjusted Funds From Operations and Cash Available for Distribution sections within this Management’s Discussion and Analysis of Financial Condition and Results of Operations for definitions of these non-GAAP measures and a reconciliation to net loss attributable to the Company, which we believe is the most comparable GAAP measure. On August 4, 2011 we declared a quarterly dividend of $.125 per share, which was paid on October 17, 2011 to shareholders of record as of September 30, 2011, for a total distribution of $646,675. On November 10, 2011, we declared a quarterly cash dividend of $0.125 per share, which will be paid on January 17, 2012 to all common stockholders of record as of December 30, 2011. We currently expect that CAD for the fourth quarter of 2011 will be sufficient to fund our fourth quarter 2011 dividend.

Acquired properties

On April 15, 2011, we acquired 100% of the membership interests in Stone Rise Apartments, LLC, a Delaware limited liability company (f/k/a Oxford Rise JV LLC), the fee-simple owner of a multifamily community located in suburban Philadelphia, Pennsylvania. WOF owned the membership interests in Stone Rise Apartments, LLC. The Stone Rise Apartments membership interests were acquired from Oxford Rise Partners LLC, a Georgia limited liability company, and WOF. As of April 15, 2011, WOF owned approximately 19.75% of our outstanding Common Stock. In addition, John A. Williams, our President, Chief Executive Officer and Chairman of the Board, indirectly owns an approximate 1.0% membership interest in WOF. In connection with the acquisition, we paid an acquisition fee of $301,500, or 1.0% of the contract purchase price, to our manager, of which WOF received $3,015 through its special limited liability company interest in our manager which entitles WOF to receive 1% of our manager's gross revenues.

On April 21, 2011, we acquired 100% of the membership interests in PAC Summit Crossing, LLC, a Georgia limited liability company (f/k/a Oxford Summit Partners, LLC), the fee-simple owner of a multifamily community located in suburban Atlanta, Georgia. The PAC Summit Crossing membership interests were acquired from Oxford Summit Development LLC, a Georgia limited liability company, and WRF. As of April 21, 2011, WRF owned approximately 13.62% of our outstanding Common Stock. In addition, Mr. Williams indirectly owns an approximate 7.0% membership interest in WRF. In connection with the acquisition, we paid an acquisition fee of $332,000, or 1.0% of the contract purchase price, to our manager, of which WOF received $3,220 through its special limited liability company interest in our manager.

On April 29, 2011, we acquired Oxford Trail, a multifamily community located in Hampton, Virginia from Oxford Trail JV LLC. WRF owned an approximately 10% membership interest in Oxford Trail JV LLC. Separate from Mr. Williams' membership interest in WRF, Mr. Williams received approximately $62,600 from Oxford Trail JV as a promoted interest in connection with the sale of Oxford Trail. Leonard A. Silverstein, the Company's Executive Vice President, General Counsel, Secretary and Vice Chairman of the Board received approximately $20,375 from Oxford Trail JV as a promoted interest in connection with the sale of Oxford Trail. In connection with the acquisition, we paid an acquisition fee of $235,000, or 1.0% of the contract purchase price, to our manager of which WOF received $2,350 through its special limited liability company interest in our manager.

Community	Purchase Price (millions)	Mortgage Amount (millions)	Debt/ Purchase Price
Summit Crossing	$33.20	$20.86	62.8%
Trail Creek	23.50	15.28	65.0%
Stone Rise	30.15	19.50	64.7%
Total	$86.85	$55.64	64.1%

	Year Completed	Number of Units	Average Unit Size (sq. ft.)	At September 30, 2011	Three months ended	Nine months ended
					September 30, 2011
Property				Physical Occupancy(1)	Average Economic Occupancy(2)
Summit Crossing	2007	345	1,034	94.5%	85.9%	84.4%
Trail Creek	2006	204	988	99.0%	88.0%	87.4%
Stone Rise	2008	216	1,078	94.0%	81.1%	79.6%
Total		765	1,033	95.6%	84.8%	83.5%

(1)	Count of occupied units (including models) divided by total units at reporting date.
(2)	Gross potential rent less vacancy losses, model expenses, bad debt expenses and concessions divided by gross potential rent.

Real estate loan investment

On June 30, 2011, we made a mezzanine loan investment of $6.0 million to Oxford Hampton Partners LLC (“Hampton Partners”), a Georgia limited liability company and a related party, to partially finance the construction of a 96-unit multifamily community located adjacent to our existing Trail Creek multifamily community in Hampton, Virginia. Hampton Partners was required to fully draw down the mezzanine loan on the closing date. Hampton Partners paid approximately $302,300 to WRF from the proceeds of the mezzanine loan to retire an outstanding short term loan that matured on the closing date of the mezzanine loan investment.

The mezzanine loan matures on June 29, 2016, with no option to extend and pays interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest (including the exit fee) due at maturity. Under the terms of a purchase option agreement entered into in connection with the closing of the mezzanine loan, we have an option (but not an obligation) to purchase the property between and including April 1, 2014 and June 30, 2014 for $17,825,600, which is the amount of the aggregate project costs as set forth in the approved construction budget on the closing date. If the property is sold to, or refinanced by, a third party before July 1, 2014, we will be entitled to receive an exit fee equal to the amount required to provide it with a 14% cumulative internal rate of return on the loan. If the property is sold to, or refinanced by, a third party on or after July 1, 2014, then we will be entitled to receive an exit fee equal to the amount required to provide it with a 12% cumulative internal rate of return on the loan. The calculation of the cumulative internal rate of return will include the loan’s fees received at closing. Since the minimum exit fee, assuming the purchase option is not exercised, is the amount needed to provide a 12% cumulative internal rate of return, we will accrue each period the additional exit fee earned based on the

12% rate assuming the loan was paid off at period end. The accrued exit fee will be recorded as interest income in the consolidated statements of operations. As of September 30, 2011, no additional exit fee was earned by us.

If we exercise the purchase option and acquire the property, any accrued and unpaid exit fee will be treated as additional basis in the acquired project.

The mezzanine loan is secured by a pledge of 100% of the membership interests of Hampton Partners, of which WRF is an approximately 100% indirect owner. Partial prepayment of the mezzanine loan is not permitted without our consent. The mezzanine loan is subordinate to a senior loan of up to an aggregate amount of $10 million that is held by an unrelated third party. W. Daniel Faulk, Jr. and Richard A. Denny, both unaffiliated third parties, have guaranteed to us the completion of the project in accordance with the plans and specifications. This guaranty is subject to the rights held by the senior lender pursuant to a standard intercreditor agreement with the senior lender.

In connection with the closing of the mezzanine loan, we received a loan fee of 2% of the loan amount, or $120,000, and a loan commitment fee of $14,333. We paid an acquisition fee of $60,000 to PAA out of these funds, of which WOF received $600 through its special limited liability company interest in our manager. The net fees received by us will be recognized as an adjustment of yield over the term of the loan using the effective interest method.

Revenues

We recorded total rental revenue of approximately $2.3 million and $3.9 million for the three-month and nine-month periods ended September 30, 2011. Rental revenue from residents of the three acquired multifamily communities comprised approximately 85.5% and 87.4% of total revenues for the three-month and nine-month periods ended September 30, 2011, respectively. Occupancy rates and rent growth are the primary drivers of increases in rental revenue from acquired multifamily communities. At September 30, 2011, the combined properties had physical occupancy rates, including model units, of 95.6% of the total units available for rent. Average economic occupancy rates, defined as gross potential rent less vacancy losses, model expenses, bad debt expenses and concessions divided by gross potential rent were approximately 84.8% for the three-month period ended September 30, 2011. At acquisition, we recorded an intangible liability for below market leases in place at the Stone Rise community of $181,671. This liability is being amortized into income over the average remaining lease term of the acquired leases which was approximately 1.9 months at September 30, 2011.

Factors which we believe affect market rents include vacant unit inventory in local markets, local and national economic growth and resultant employment stability, income levels and growth, the ease of obtaining credit for home purchases, and changes in demand due to consumer confidence in the above factors.

We also collect revenue from residents for items such as utilities, application fees, lease termination fees, and late charges. Other property revenues were approximately 9.8% of total revenues for both the three-month and nine-month periods ended September 30, 2011.

Interest income from the real estate loan investment which closed on June 30, 2011 was $124,495, or 4.7% of total revenues for the three-month period ended September 30, 2011. The $6.0 million loan accrues interest at the stated rate of 8.0% per annum plus amortized loan fee revenue. Revenue in future periods could include accrued exit fees calculated to equate to a 12% cumulative internal rate of return on the loan, as described above.

Property operating and maintenance expense

We recorded expenses for the operations and maintenance of our multifamily communities of approximately $580 thousand and $1.0 million, or 12.3% and 9.9% of total operating expenses for the three-month and nine-month periods ended September 30, 2011, respectively. The primary components of operating and maintenance expense are salary and benefits expense of property personnel, utilities, property repairs, and landscaping costs. The number of employees assigned by our property manager to our three multifamily communities at September 30, 2011 is not expected to change materially over the foreseeable future. The expenses incurred for property repairs and, to a lesser extent, utilities could generally be expected to increase gradually over time as the buildings and properties age. Utility costs may generally be expected to increase in future periods as rate increases from providing carriers are passed on, at the rate of inflation or slightly higher.

Management fees

We pay a fee for property management services to our manager in an amount of 4% of gross property revenues as compensation for services such as rental, leasing, operation and management of our communities and the supervision of any subcontractors. These costs were approximately $101 thousand and $176 thousand for the three-month and nine-month periods ended September 30, 2011, respectively. We also paid general and administrative expense fees and asset management fees to our manager which totaled approximately $177 thousand and $323 thousand for the three-month and nine-month periods ended September 30, 2011, respectively. General and administrative expense fees are calculated as 2% of gross property revenues and asset management fees are calculated as one-twelfth of 0.5% of the total value of assets per month, as adjusted. The percentage of these costs charged is governed by the Third Amended and Restated Management Agreement with our manager.

Real estate taxes

We are liable for property taxes due to the various counties and municipalities that levy such taxes on real property for each of our three multifamily communities. The current assessed values of our communities, the estimated annual effective tax rates and expected total property taxes for 2011, as of September 30, 2011 were:

Property	Assessed Value	Expected Property Tax Rate	Expected Property Taxes, FYE 2011
Stone Rise	$11,130,000	3.22%	$358,581
Summit Crossing	5,763,576	2.66%	153,449
Trail Creek	20,795,600	1.08%	224,728
Total	$37,689,176	1.95%	$736,758

We generally expect the assessed values of our multifamily properties to rise over time, owing to our expectation of improving market conditions, pressure on municipalities to raise revenues and increased activity in the transactional market. However, we have some insurance against any potential rise in assessments at Stone Rise because its assessed value is frozen for the years 2011 – 2015, unless there is a county wide reassessment.

Depreciation and amortization

We recorded expenses for depreciation and amortization of tangible and identifiable intangible assets of approximately $3.6 million and $6.4 million, or 77.1% and 62.7% of total operating expenses, for the three-month and nine-month periods ended September 30, 2011, respectively. The remaining acquired intangible asset balance, which was approximately $839 thousand at September 30, 2011, will amortize to zero in the fourth quarter of 2011.

Acquisition costs

We recorded acquisition costs for our three multifamily communities of approximately $1.7 million, or 16.4% of total operating expenses, for the nine-month period ended September 30, 2011. The substantial increase in these costs over the corresponding 2010 period was driven by the incurrence in 2011 of expenditures related to the three acquired multifamily communities as well as the real estate loan investment. Acquisition costs in 2011 include $928,500 in acquisition fees paid to reimburse our manager for expenses incurred such as due diligence, purchase negotiation, appraisals, and other related costs related to acquiring real estate assets. These fees are calculated as 1% of the gross purchase price of the apartment complex or of the principal amount of the real estate loan. Acquisition costs and activities were essentially complete prior to the beginning of the three-month period ended September 30, 2011, resulting in the substantial decrease from the three-month period ended September 30, 2010. The amount of the acquisition fees payable to our manager is governed by the Third Amended and Restated Management Agreement with our manager. These costs also include similar expenditures for services provided by third parties.

Professional fees

We recorded professional fee expenses of approximately $73 thousand and $305 thousand, or 1.6% and 3.0% of total operating expenses for the three-month and nine-month periods ended September 30, 2011, respectively. These costs consist principally of fees for audit, tax and legal work performed.

Interest expense

We recorded interest expense of approximately $538 thousand and $972 thousand for the three-month and nine-month periods ended September 30, 2011, respectively. Interest expense on mortgage indebtedness from the three acquired properties was approximately $913 thousand beginning with the dates of acquisition (April 15, 21, and 29, 2011 for Stone Rise, Summit Crossing, and Trail Creek, respectively) through September 30, 2011 and was approximately $516 thousand for the full three-month period. The remainder consisted of amortization of deferred loan costs on the mortgage indebtedness and interest expense from a note payable and two lines of credit due to WOF, which were paid and retired in April 2011 with proceeds from the private placement transaction. Interest expense for the corresponding prior year periods consisted of interest incurred on the non-revolving line of credit due to WOF.

Funds From Operations (“FFO”)

Analysts, managers, and investors have, since the first real estate investment trusts were created, made certain adjustments to reported net income amounts under GAAP in order to better assess these vehicles’ liquidity and cash flows. FFO is one of the most commonly utilized Non-GAAP measures currently in practice. In its 2002 “White Paper on Funds From Operations”, the National Association of Real Estate Investment Trusts, or NAREIT, standardized the definition of how net income/loss should be adjusted to arrive at FFO, in the interests of uniformity and comparability. The NAREIT definition of FFO (and the one we report) is:

Net income/loss:

•	Excluding impairment charges on and gains/losses from sales of property;
•	Plus depreciation and amortization of real estate assets; and
•	After adjustments for unconsolidated partnerships and joint ventures

Not all companies necessarily utilize the standardized NAREIT definition of FFO, and so caution should be taken in comparing our reported FFO results to those of other companies. Our FFO results are comparable to other companies that follow the NAREIT definition of FFO and report these figures on that basis. FFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, which we believe is net loss attributable to the Company.

Adjusted Funds From Operations (“AFFO”)

AFFO makes further adjustments to FFO results in order to arrive at a more refined measure of operating and financial performance. There is no industry standard definition of AFFO and practice is divergent across the industry. We calculate AFFO as:

FFO plus:

•	Acquisition costs;
•	Organization costs;
•	Directors fees and expenses paid in stock;
•	Amortization of loan closing costs;
•	REIT establishment costs;
•	Depreciation/amortization on non-real estate assets; and
•	Net mezzanine loan fees received

Less:

•	Non-cash mezzanine loan interest income; and
•	Recurring capital expenditures

AFFO figures we report are not necessarily comparable to those reported by other companies. AFFO is a non-GAAP measure that is reconciled to its most comparable GAAP measure, which the Company believes is net loss attributable to the Company.

Cash available for Distribution (“CAD”)

We calculate CAD by reversing the AFFO adjustment for REIT establishment costs. These costs include one-time exchange listing fees and other miscellaneous expenses. CAD is a non-GAAP measure that is reconciled to its most comparable GAAP measure, which the Company believes is net loss attributable to the Company.

Reconciliation of Funds From Operations, Adjusted Funds From Operations,
and Cash Available for Distribution to Net Loss Attributable to the Company

	Three months ended September 30, 2011	Nine months ended September 30, 2011
Net loss attributable to the Company	$(2,900,704)	$(7,314,552)
Add: Depreciation of real estate assets	961,446	1,715,674
Amortization of acquired intangible assets	2,656,351	4,698,174
Funds from operations	$717,093	$(900,704)
FFO per share – basic and diluted(a)	$0.139	$(0.267)
Add: Acquisition costs	18,272	1,680,432
Organization costs	—	94,372
Directors' fees and expenses paid in stock	77,519	157,501
Amortization of loan closing costs	21,445	42,986
REIT establishment costs	—	25,849
Depreciation/amortization on non-real estate assets	5,935	11,993
Net mezzanine loan fees received	—	74,333
Less: Non-cash mezzanine loan interest income	(4,489)	(4,489)
Recurring capital expenditures	(62,052)	(89,000)
Adjusted funds from operations	$773,723	$1,093,273
AFFO per share – basic and diluted(a)	$0.150	$0.324
Less: REIT establishment costs	—	(25,849)
Cash available for distribution	$773,723	$1,067,424
CAD per share – basic and diluted(a)	$0.150	$0.316
Dividends:
Declared	$646,675	$1,293,162
Per share	$0.125	$0.250
a) Calculated based upon weighted average shares outstanding – basic and diluted	5,146,845	3,375,384
Actual shares outstanding at September 30, 2011, including 26,000 unvested shares of restricted stock	5,173,399	5,173,399

Liquidity and Capital Resources

Short-Term Liquidity

We believe our principal short-term liquidity needs are to fund:

•	operating expenses directly related to our portfolio of multifamily communities (including regular maintenance items);
•	capital expenditures incurred to lease our multifamily communities;
•	interest expense on our outstanding property level debt; and
•	quarterly distributions that we pay to the Company's stockholders.

The Company's net cash used by operating activities for the nine months ended September 30, 2011 was approximately $266 thousand. We had net cash used in operating activities, rather than net cash generated by operating activities, primarily due to recording less than a full period of operations for our three multifamily communities and interest income from our mezzanine loan investment, one-time expenses related to the acquisition of our three multifamily communities of approximately $1.7 million, and organizational costs we incurred in the period of approximately $94 thousand. While we did not generate net cash from operating activities in the nine months ended September 30, 2011, we did generate approximately $554 thousand from operating activities in the third quarter, as we recognized a full period of operations from our multifamily communities and interest income from our mezzanine loan investment. In addition, we currently do not anticipate any additional organizational expenses or acquisition expenses related to the three acquired communities.

The majority of our revenue is derived from residents under existing leases at our multifamily communities. Therefore, our operating cash flow is principally dependent on: (1) the number of multifamily communities in our portfolio; (2) rental rates; (3) occupancy rates; (4) operating expenses associated with these multifamily communities; and (5) the ability of our residents to make their rental payments. We believe we are well positioned to take advantage of the recent improvements in multifamily fundamentals, such as higher occupancy rates, positive new and renewal rates over expiring leases, a declining home ownership rate and a decline in turnover, which we believe are all positive developments in the multifamily industry.

Net cash flows used in investing activities for the nine months ended September 30, 2011 was approximately $93.6 million. We used approximately $87.5 million to acquire our three multifamily communities in the second quarter of 2011 and we used $6.0 million to make a mezzanine loan investment related to the construction of a multifamily property adjacent to our Trail Creek community in Hampton, Virginia and, in connection therewith, received an option to purchase the community.

Net cash provided by financing activities was approximately $98.9 million for the nine months ended September 30, 2011. During the nine months ended September 30, 2011, we received gross proceeds of approximately $55.6 million from the incurrence of long-term property level debt in connection with the acquisition of our three multifamily communities. In addition, we received approximately $46.1 million in net proceeds from the issuance of our Common Stock in the IPO, including from the underwriters’ exercise of the over-allotment option, and the concurrent private placement transaction with WOF. We used all of the proceeds from our long-term property level debt financing activities to partially fund our acquisitions during the nine months ended September 30, 2011. We used approximately $34.0 million of the proceeds from the issuance of our Common Stock to partially fund our acquisitions during the nine months ended September 30, 2011 and approximately $1.9 million of the proceeds from the issuance of our Common Stock to pay off all of the Company's short-term debt on April 5, 2011.

In order to obtain and maintain our status as a REIT, we must comply with a number of organizational and operating requirements, including a requirement to distribute 90% of our annual REIT taxable income to our stockholders. As a REIT, we generally will not be subject to federal income taxes on the taxable income we distribute to our stockholders. Generally, our objective is to meet our short-term liquidity requirement of funding the payment of our quarterly Common Stock dividends to stockholders through net cash generated from operating results.

Distributions

On May 5, 2011, we declared a quarterly cash dividend to our holders of Common Stock of record as of June 30, 2011, that was paid on July 15, 2011, in the amount of $0.125 per share of Common Stock, totaling $646,487. On August 4, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on October 17, 2011 to all holders of Common Stock of record as of September 30, 2011, totaling $646,675. On November 10, 2011, we declared a quarterly cash dividend of $0.125 per share, which will be paid on January 17, 2012 to all common stockholders of record as of December 31, 2011. We expect to use net cash flow from operations to fund the dividend payments to holders of Common Stock. If net cash flow from operations is not sufficient to meet its anticipated dividend payment rate, we would need to use our working capital and dividend reserve to fund dividend payments. Our Board of Directors will review the dividend quarterly, and there can be no assurance that the current dividend level will be maintained. Dividends can be paid as a combination of cash and stock in order to satisfy the annual distribution requirements applicable to REITs. We expect that net cash flow from operations will be sufficient to meet the dividend requirements necessary to maintain our REIT status under the Internal Revenue Code of 1986, as amended. In addition, we expect CAD to be sufficient to fund our dividend distribution for the fourth quarter 2011.

Long-Term Liquidity Needs

We believe our principal long-term liquidity needs are to fund:

•	the principal amount of our long-term debt as it becomes due or matures;
•	capital expenditures needed for our multifamily communities;
•	costs associated with future capital raising activities; and
•	costs associated with future multifamily community acquisition and lending opportunities.

Initially, the sources to fulfill our long-term liquidity needs will consist of the net proceeds from the IPO and the private placement transaction with WOF, payments of principal and interest we receive on our mezzanine loan investment and cash generated from our operating results. In the future, we may use leverage to finance our long-term cash needs through borrowings from a number of sources, including repurchase agreements, resecuritizations, securitizations, warehouse facilities and credit facilities (including term loans and revolving facilities). In addition, we intend to finance our investments with the net proceeds from additional issuances of our securities, including Common Stock, preferred stock, units of limited partnership interest in our operating partnership, and/or borrowings. The success of our acquisition strategy may depend, in part, on our ability to access further capital through issuances of additional securities. If we are unsuccessful in raising additional funds, we may not be able to obtain any assets in addition to those we have acquired.

On September 1, 2011, we filed a registration statement, which has been subsequently amended, with the SEC offering a minimum of 2,000 and a maximum of 150,000 Units, with each Unit consisting of one share of our series A redeemable preferred stock, or Preferred Stock, and one warrant, or Warrant, to purchase 20 shares of our common stock, par value $.01 per share, or Common Stock and are immediately separable and will be issued separately. The price per Unit of the Preferred Stock is $1,000. The Preferred Stock will rank senior to the Common Stock with respect to payment of dividends and distribution of amounts upon liquidation, dissolution and winding up. Holders of the Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Preferred Stock at an annual rate of six percent (6%) of the Stated Value, which is $1,000. Dividends on each share of Preferred Stock will begin accruing on the date of issuance. The Warrant is exercisable by the holder at an exercise price of 120% of the current market price per share of the Common Stock on the date of issuance of such warrant with a minimum exercise price of $9.00 per share. The current market price per share is determined using the volume weighted average closing market price for the 20 trading days prior to the date of issuance of the Warrant. The Warrants are not exercisable until one year from the date of issuance and expire four years from the date of issuance.

Our ability to raise funds through the issuance of our securities is dependent on, among other things, general market conditions for REIT's, market perceptions about us, and the current trading price of our Common Stock. We will continue to analyze which source of capital is most advantageous to us at any particular point in time, but the equity and credit markets may not consistently be available on terms that are attractive to us or at all.

We have utilized, and we intend to continue to utilize, leverage in making our investments in multifamily communities. The number of different multifamily communities we will acquire will be affected by numerous factors, including the amount of funds available to us. By operating on a leveraged basis, we will have more funds available for our investments. This will allow us to make more investments than would otherwise be possible, resulting in a larger and more diversified portfolio. See the section entitled “Risk Factors” beginning on page 24 of the Prospectus for more information about the risks related to operating on a leveraged basis.

We intend to target leverage levels (secured and unsecured) between 50% and 65% of the value of our tangible assets (including our real estate assets, real estate loan investments, accounts receivable and cash and cash equivalents) on a portfolio basis based on fair market value. As of September 30, 2011, our outstanding debt (all of which is secured) was approximately 56.7% of the value of our tangible assets on a portfolio basis based on fair market value. Neither our charter nor our by-laws contain any limitation on the amount of leverage we may use. Our investment guidelines, which can be amended by our board without stockholder approval, limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing. These targets, however, will not apply to individual real estate assets or investments. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. In addition, we have acquired, and we intend to acquire, all of our multifamily communities through separate special purpose entities and we have financed, and we intend to finance, each of these multifamily communities using financing techniques for that property alone without any cross-collateralization to our other multifamily communities or guarantees by us or our operating partnership.

Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our tangible assets and will be reviewed by our board of directors at least quarterly. In determining whether our borrowings are reasonable in relation to our tangible assets, we expect that our board of directors will consider many factors, including without limitation the lending standards of government-sponsored enterprises, such as Fannie Mae and Freddie Mac, for loans in connection with the financing of multifamily properties, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, and general market conditions. There is no limitation on the amount that we may borrow for any single investment.

Our ability to incur additional debt is dependent on a number of factors, including our credit ratings, the value of our assets, our degree of leverage and borrowing restrictions imposed by lenders. We will continue to monitor the debt markets, including Fannie Mae and/or Freddie Mac (from both of whom we have obtained single asset secured financing on all of our multifamily communities in 2011), and as market conditions permit, access borrowings that are advantageous to us.

If we are unable to obtain financing on favorable terms or at all, we may have to curtail our investment activities, including acquisitions and improvements to real properties, which could limit our growth prospects. This, in turn, could reduce cash available for distribution to our stockholders and may hinder our ability to raise capital by issuing more securities or borrowing more money. We may be forced to dispose of assets at inopportune times in order to maintain our REIT qualification and Investment Company Act exemption. Our ability to generate cash from asset sales is limited by market conditions and certain rules applicable to REITs. We may not be able to sell a property or properties as quickly as we would like or on terms as favorable as we would like.

Furthermore, if interest rates or other factors at the time of financing result in higher interest rates upon financing, then the interest expense relating to that financed indebtedness would be higher. Higher interest rates on newly incurred debt may negatively impact us as well. If interest rates increase, our interest costs and overall costs of capital will increase, which could adversely affect our transaction and development activity, financial condition, results of operations, cash flow, our ability to pay principal and interest on our debt and our ability to pay distributions to our stockholders. Finally, sellers may be less inclined to negotiate with us if they believe we may be unable to obtain financing.

As of September 30, 2011, we had outstanding borrowings of approximately $55.6 million, all of which was incurred by us in the nine-month period ended September 30, 2011 in connection with the acquisition of our three multifamily communities. The outstanding balance includes fixed-rate debt of approximately $20.9 million, or 37.5% of the total debt balance, and floating-rate debt of approximately $34.8 million, or 62.5% of the total debt balance.

As of September 30, 2011, we had approximately $5.0 million in cash and cash equivalents available to meet our short-term and long-term liquidity needs. As of September 30, 2011, $2.5 million of the cash and cash equivalents was held by the Company as a working capital and dividend reserve and approximately $432 thousand was held for planned non-recurring capital expenditures for the Company's recently acquired multifamily communities.

Off-Balance Sheet Arrangements

As of the date of this prospectus, the only off-balance sheet arrangement we have is the IPO Warrant. For a description, and our financial treatment, of the IPO Warrant, see the section entitled “Plan of Distribution — IPO Warrant” included elsewhere in this prospectus and the Notes to Consolidated Financial Statements dated September 30, 2011 (unaudited), Note 9, in the financial statements contained in this prospectus.

Contractual Obligations

As of September 30, 2011, our contractual obligations consisted of the three mortgage notes secured by our three acquired properties. Based on the 1 Month LIBOR rate at September 30, 2011 of 0.239%, our estimated future required payments on these instruments were:

	Total	Less than one year	1 – 3 years	3 – 5 years	More than five years
Long-term debt obligations	$68,889,054	$2,034,963	$4,403,254	$6,128,469	$56,322,369

Inflation

Virtually all our assets and liabilities will be interest rate sensitive in nature. As a result, interest rates and other factors may influence our performance more so than inflation. Changes in interest rates do not necessarily correlate with inflation rates or changes in inflation rates. Furthermore, our financial statements will be prepared in accordance with GAAP and any distributions we may make to our stockholders will be determined by our board of directors primarily based on our taxable income and, in each case, our activities and balance sheet will be measured with reference to historical cost and/or fair market value without considering inflation.

Quantitative and Qualitative Disclosures About Market Risk

We will seek to manage our risks related to the credit quality of our assets, interest rates, liquidity, prepayment speeds and market value while, at the same time, seeking to provide an opportunity to stockholders to realize attractive risk-adjusted returns through ownership of our capital stock. While we do not seek to avoid risk completely, we believe the risk can be quantified from the past experience of our sponsor, our manager and their respective affiliates and seek to actively manage that risk, to earn sufficient compensation to justify taking those risks and to maintain capital levels consistent with the risks we undertake.

In addition, our primary market risk exposure is interest rate risk. Our floating-rate debt is tied to the 30-day London Interbank Offered Rate, or LIBOR. $19.5 million of our floating-rate debt has LIBOR effectively capped at 4.48% and approximately $15.3 million of our floating rate debt has LIBOR effectively capped at 4.05%, both through caps on the maximum interest rate on our debt under Freddie Mac's capped adjustable-rate mortgage program. We have limited market risk associated with debt maturity as all of our debt was incurred in April 2011 and does not mature until May 2018. We have no business operations which subject us to trading risk.

We have and will continue to manage interest rate risk as follows:

•	maintain a reasonable ratio of fixed-rate, long-term debt to total debt so that floating-rate exposure is kept at an acceptable level;
•	place interest rate caps on floating-rate debt; and
•	take advantage of favorable market conditions for long-term debt and/or equity.

We use various financial models and advisors to achieve our objectives.

If interest rates under our floating-rate LIBOR-based indebtedness fluctuated by 1.0%, our interest costs, based on outstanding borrowings at September 30, 2011, would increase by approximately $348 thousand on an annualized basis, or decrease by approximately $83 thousand on an annualized basis. The difference between the interest expense amounts related to an increase or decrease in our floating-rate interest cost is because LIBOR was 0.239% at September 30, 2011, therefore we have limited the estimate of how much our interest costs may decrease because we use a floor of 0% for LIBOR.

PRIOR PERFORMANCE SUMMARY

Prior Performance of Affiliates of Our Sponsor

The information presented in this section represents information on prior programs organized by our sponsor, John A. Williams, and his affiliates to invest in real estate. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past real estate programs sponsored by affiliates of our sponsor. Further, by purchasing our securities, investors will not acquire an ownership interest in any partnerships or corporations to which the following information relates. The private funds discussed in this section were conducted through privately held entities that were not subject to the up-front commissions, fees and expenses associated with this offering or the laws and regulations that apply to us as a public company.

The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsor and his affiliates. The information summarized below is set forth in greater detail in the Prior Performance Tables included in this prospectus. Investors should direct their attention to the Prior Performance Tables for further information regarding the prior performance of the sponsor and his affiliates. In addition, as part of our registration statement, we have filed certain tables with the Securities and Exchange Commission which report detailed information regarding program property acquisitions by prior programs. Investors can obtain copies of such tables, without charge, by requesting Table VI — Acquisition of Properties by Programs from Part II of this registration statement from us.

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR HIS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SECURITIES OF PREFERRED APARTMENT COMMUNITIES, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

Post Properties

Our sponsor founded Post Properties, Inc. (PPS: NYSE), or Post Properties, in 1970, and directed its activities as a private company until 1993, by which time Post Properties had become a vertically integrated real estate company with over 14,000 apartment units and over 900 employees. Post Properties completed an initial public offering, or IPO, of its shares in 1993. From IPO through 2002, Post Properties developed or acquired an additional 52 properties totaling 17,702 apartment units. Mr. Williams continued as Chief Executive Officer of Post Properties until July 2002 and as Chairman of the Post Properties board of directors until March 2003, at which time Post Properties had a total of 79 properties containing 29,199 units and a total market capitalization of approximately $2.9 billion. Since its founding, Post Properties focused on the development, acquisition, management, and ownership of upscale multifamily apartment communities in Georgia, Arizona, California, Colorado, Florida, Mississippi, New York, North Carolina, Tennessee, Texas and the greater Washington D.C. metropolitan area.

Development Funds

Williams Realty Fund I

In February of 2005, Williams Realty Advisors, LLC, or WRA, an affiliate of our sponsor, commenced the operations of Williams Realty Fund I, LLC, a private, closed-end real estate development program, or Fund I. Mr. Williams is Chief Executive Officer of WRA, the sole manager of Fund I. Fund I closed with $100 million of capital commitments from 91 investors in November of 2005. As of December 31, 2010, this fund has committed approximately $102 million in capital to 34 separate real estate development projects. Fund I’s primary strategy was to invest in real estate development projects across a variety of property types. Fund I’s investments are spread across several property types including rental apartments, for-sale condominiums, retail, senior housing, industrial warehouse, hotels, residential lots and office.

As of December 31, 2010, the properties developed under Fund I are broken down as follows by aggregate budgeted project development costs: apartments — 32.3%, condominiums — 10.7%, hotel-condominiums — 17.6%, mixed-use — 6.9%, retail — 5.9%, hotel — 8.0%, senior residential — 8.2%, residential lots — 4.1%, industrial warehouse — 4.8% and office — 1.5%. As of December 31, 2010, all Fund I’s properties are located in the United States and, based on aggregate budgeted project development costs, are 91.8% in the Southeast and 8.2% in the Mid-Atlantic. The aggregate budgeted costs for development of Fund I’s projects total over $1 billion. In addition to Fund I’s investments, these projects are financed with first mortgages from banks and other financial institutions, mezzanine debt, and equity co-investment from various sources. All the development properties in Fund I are new construction. As of December 31, 2010, eleven properties have been sold, yielding an internal rate of return based on actual cash distributions to Fund I for assets sold of approximately 22.4% to Fund I (before fees and expenses) and approximately 18.6% to Fund I (after fees and expenses have been allocated to the sold assets) and generating approximately $25 million in cash distributions by Fund I to its investors that is a return of approximately 1.2 times the invested capital with respect to all sold assets, where all such distributions to Fund I’s investors have been paid from the sale and/or refinancing of Fund I’s properties and none of such distributions have been paid from cash generated by operations. However, when all Fund I’s asset dispositions as of December 31, 2010 are included (including any assets lost to a foreclosure, a deed in lieu of foreclosure or any other disposition or loss that is not an arm’s-length sale), the internal rate of return based on actual cash distributions to Fund I from all disposed assets is approximately -25.6% to Fund I (before fees and expenses) and approximately -33.2% to Fund I (after fees and expenses have been allocated to all the disposed assets) and the approximately $25 million in cash distributions by Fund I to its investors is a return of approximately 50% of the invested capital with respect to all disposed assets. Because of the development nature of Fund I and its investment in multiple property types, its investment objectives are not similar to ours.

The combination of the downturn in the economy and the lingering effects of the U.S. financial crisis has severely impacted the residential and commercial real estate markets. Real estate values have decreased significantly, and the lack of credit has made refinancing or selling commercial real estate hard in today’s market. Consequently, Fund I’s transaction activity has been severely curtailed. As a result of these difficult conditions, the remaining assets in Fund I face formidable challenges. Any project with a residential for-sale component, such as condos or lots, faces significantly longer sell-out periods and lower sales prices than originally anticipated. Fund I’s retail, hotel, and senior rental projects face more protracted lease-up periods and lower rents than originally anticipated. Even Fund I’s apartment properties, which are generally stabilized at 95%+ occupancy, have suffered a significant diminution in value due to lower rental rates and increased cap rates.

Another challenge exists with respect to existing loans. A majority of Fund I’s projects were commenced in 2005 and 2006 and were financed with three year construction loans, typically with extension options. Many of these loans have matured or will mature in the near future. Others projects have exhausted the interest carry allowances in their construction loan budgets. Since Fund I investments, like other borrowers, have few, if any, refinancing or recapitalization options available in today’s market, existing lenders must either extend these loans or take back the underlying properties. Fund I’s strategy is to attempt to work out acceptable loan extensions with its existing lenders that will enable it to hold these properties until they can be stabilized and sold in a more favorable transaction market. As of December 31, 2010, Fund I had six loans related to five of its properties that were in default and that represented approximately 28.1% of Fund I’s projects’ outstanding indebtedness. As of December 31, 2010, Fund I lost through short sales, foreclosures and deeds in lieu of foreclosure the following six projects that, in the aggregate, constituted approximately 25.2% of Fund I’s invested capital: (1) a project with 70 residential lots located in Atlanta, Georgia in which Fund I’s investment of approximately $3.2 million was lost in a short sale in December 2009; (2) a project with 45 condominiums and a 127-room hotel located in Atlanta, Georgia in which Fund I’s investment of approximately $12.5 million was lost in a foreclosure sale in February 2010; (3) a project with 94 condominiums located in Atlanta, Georgia in which Fund I’s investment of approximately $1.6 million was lost in a foreclosure sale in May 2010; (4) a project with 232 apartments located in Atlanta, Georgia in which Fund I’s investment of approximately $0.4 million was lost through a deed in lieu of foreclosure in June 2010; (5) a project with 65 condominiums located in Nashville, Tennessee in which Fund I’s investment of approximately $4.5 million was lost in a short sale in September 2010; and (6) a project with approximately 133,000 square feet of retail space located in Covington, Georgia, in which Fund I’s investment of approximately $3.4 million was lost in a foreclosure sale in October 2010.

After December 31, 2010 and prior to the date of this prospectus, Fund I disposed of the following seven additional properties through five sales transactions and two short sale transactions: (1) Fund I’s interest in a project with 265 multifamily units located in Williamsburg, Virginia was sold in January 2011 to Fund I’s joint venture partner where Fund I received aggregate actual cash distributions of approximately $2.34 million from its investment of approximately $0.9 million; (2) a pre-development project located in Coral Gables, Florida in which Fund I’s investment of approximately $10.3 million was lost in a short sale in January 2011, however, Fund I has an option to purchase the Coral Gables property from the buyer in the short sale for the buyer's costs plus a stated return; (3) Fund I's interest in a 345-unit multifamily community in Atlanta, Georgia was sold to the Company in April 2011 where Fund I received aggregate cash distributions of approximately $10.3 million from its investment of approximately $6.9 million; (4) the sale of a 204-unit multifamily project in Hampton, Virginia to the Company in April 2011 where Fund I received aggregate actual cash distributions of approximately $1.2 million on its investment of approximately $0.5 million; (5) a sale transaction in May 2011 where Fund I transferred its interest in a 193-unit senior independent living facility in Atlanta, Georgia for no cash consideration; (6) a sale in June 2011 of a 210-unit age-restricted apartment complex where Fund I received no cash distributions from its investment of approximately $6.7 million; and (7) a project with approximately 120 residential lots located in Atlanta, Georgia in which Fund I’s investment of $0.5 million was lost in a short sale transaction in July 2011. If these subsequent dispositions are included in Fund I's return calculations, the internal rate of return based on actual cash distributions to Fund I from all disposed assets is approximately -20.2% to Fund I (before fees and expenses) and approximately -24.2% to Fund I (after fees and expenses have been allocated to all the disposed assets) and the approximately $25 million in cash distributions by Fund I to its investors is a return of approximately 33% of the invested capital with respect to all disposed assets. In addition, the disposition of these seven additional properties would reduce Fund I's project loans in default from six loans related to five of its properties to two loans related to two of its properties and these two loans in default represent approximately 6.6% of Fund I’s projects’ outstanding indebtedness (as of December 31, 2010).

As of June 30, 2011, Fund I's two remaining properties that had a total of two loans in default that could result in a total loss of Fund I's investment in those projects as follows: (1) a mixed-use project located in Woodstock, Georgia is in technical default on its loan and, if the lender were to pursue its remedies and prevail, Fund I could lose its entire $3.9 million investment; and (2) the lender on a pre-development project located in Hyopluxo, Florida has filed a foreclosure action against the project which, if determined adversely to Fund I, would result in Fund I losing its entire $3 million investment. If these two potential dispositions are included in Fund I’s return calculations as a total loss of investment, the internal rate of return based on actual cash distributions to Fund I from all disposed and potentially disposed assets is approximately -22.8% to Fund I (before fees and expenses) and approximately -26.8% to Fund I (after fees and expenses have been allocated to all the disposed assets) and the approximately $25 million in cash distributions by Fund I to its investors is a return of less than 30% of the invested capital with respect to all disposed assets. Finally, assuming the loss of these two additional properties, Fund I’s projects would have no loans in default.

In addition to the above, it will be much more difficult to resolve situations where the cash flow is insufficient to service the debt. As of December 31, 2010, Fund I had two properties with insufficient cash flow to cover debt service payments, which represent in the aggregate approximately 4.1% of Fund I's invested capital. One of the two Fund I properties with insufficient cash flow to cover its debt service payments was a 193-unit senior independent living facility in Atlanta, Georgia that represents approximately 2.8% of Fund I's invested capital. Fund I transferred its interest in this project in May 2011 so the cash flow shortfall is no longer an issue for Fund I. The other project with insufficient cash flow to cover its debt service payments is a former residential lot development site that has been converted to a multifamily development site in Hampton, Virginia that represents approximately 1.3% of Fund I's invested capital. In June 2011, this project closed on two new construction loans that paid off all outstanding debt and provided the project with the capital needed to construct a 96-unit multifamily community. See the section entitled “Business — Mezzanine Loan” elsewhere in this prospectus for a detailed description of the terms of one of these loans.

It is likely that Fund I’s investment in a number of the remaining projects will suffer either partial or, in some cases, complete losses. Finally, in connection with the economic downturn, Fund I disclosed fair values below its book values for certain assets in its December 31, 2008, December 31, 2009 and December 31, 2010 financial statements and recognized impairments related to a number of its assets.

Williams Opportunity Fund

In February of 2007, WRA commenced the operations of Williams Opportunity Fund, LLC, a private, closed-end real estate fund. Mr. Williams is Chief Executive Officer of WRA, the sole manager of WOF. WOF closed with over $103 million of capital commitments from 82 investors in March of 2008. As of December 31, 2010, WOF has committed approximately $70.2 million in capital to 20 separate real estate projects. WOF’s primary strategy is to invest in real estate projects and related real estate assets across a variety of property types and markets, including rental apartments, retail/mixed-use, hotels, self-storage and office.

As of December 31, 2010, the properties developed under WOF are broken down as follows by aggregate project costs: apartments — 57.5%, retail/mixed-use — 1.2%, hotel — 34.8%, self-storage — 1.3% and office — 5.2%. As of December 31, 2010, all WOF’s properties are located in the United States and, based on aggregate project development costs, are 71.3% in the Southeast, 23.9% in the Mid-Atlantic and 4.8% in the Northeast. As of December 31, 2010, the aggregate budgeted costs for development of WOF’s projects totaled approximately $624 million. In addition to WOF’s investments, these projects are financed with first mortgages from banks and other financial institutions, mezzanine debt, and equity co-investment from various sources. All the development properties in WOF are new construction. As of December 31, 2010, one property has been sold, yielding an internal rate of return based on actual cash distributions to WOF for the asset sold of approximately 21.2% to WOF (before fees and expenses) and approximately 14.8% to WOF (after fees and expenses have been allocated to the sold asset) and generating approximately $7.5 million in cash distributions by WOF to its investors that is approximately a 19.4% internal rate of return to WOF's investors with respect to the asset sold, where all such distributions have been paid from the sale or refinancing of WOF’s properties and none of such distributions have been paid from cash generated by operations. However, when all WOF's asset dispositions as of December 31, 2010 are included (including any assets lost to a foreclosure, a deed in lieu of foreclosure or any other disposition or loss that is not an arm’s-length sale), the internal rate of return based on actual cash distributions to WOF from all disposed assets is approximately 9.3% to WOF (before fees and expenses) and approximately 2.4% to WOF (after fees and expenses have been allocated to all the disposed assets) and the approximately $7.5 million in cash distributions by WOF to its investors is approximately a 6.8% internal rate of return with respect to all disposed assets. Because of the nature of WOF and its investment in multiple property types, its investment objectives are not similar to ours.

The combination of the downturn in the economy and the lingering effects of the U.S. financial crisis has severely impacted the residential and commercial real estate markets. Liquidity and credit for the real estate industry remain scarce. Consequently, WOF’s transaction and development activity has been severely curtailed. As a result of these difficult conditions, WOF faces issues in securing the debt and co-equity required to move forward with existing projects in the pre-development stage. In addition, because of limited options for leverage levels consistent with WOF’s targets, the program may have a difficult time deploying all of its called capital in a timely fashion in investments that meet WOF’s targeted investment profile, which could adversely impact WOF’s overall results. Another challenge exists with respect to existing loans related to properties in the pre-development phase. Two of WOF’s projects in pre-development have exhausted their carrying cost reserves and have reached maturity on their pre-development loans. Since these WOF investments, like other borrowers holding properties for future development, have few, if any, refinancing/recapitalization options available in today’s market, existing lenders must either extend these loans or take back the underlying properties. WOF’s strategy is to attempt to work out acceptable loan extensions with its projects’ existing lenders that will enable it to hold these properties until they can be recapitalized in connection with starting construction of the applicable projects. As of December 31, 2010, WOF had three loans related to two of its properties that were in default, which represent approximately 18.1% of WOF’s projects’ outstanding indebtedness. However, the borrower of one of WOF’s projects that has a loan in default (that represented approximately 4.0% of WOF’s projects’ outstanding indebtedness at December 31, 2010) has filed for a judicial declaration that the underlying debt is no longer valid on the basis that such debt was allegedly released by the lender pursuant to a written agreement.

After December 31, 2010 and prior to the date of this prospectus: (1) WOF’s interest in a project with 216 apartments located in Royersford, Pennsylvania was sold in January 2011 to WOF’s development partner in the project where WOF received aggregate actual cash distributions of approximately $0.56 million from its investment of approximately $0.8 million; (2) WOF's interest in a 216-unit multifamily community was sold to the Company in April 2011 where WOF received no cash distributions on its investment of approximately $3.1 million; and (3) WOF’s interest in a 300-unit multifamily community in Hall County, Georgia was sold in July 2011 where WOF received $3.4 million in cash distributions for its $3.4 million investment. If the three subsequent dispositions described above are included in WOF’s return calculations, the internal rate of return based on actual cash distributions to WOF from all disposed assets is approximately -6.1% to WOF (before fees and expenses) and approximately -15.5% internal rate of return to WOF (after fees and expenses have been allocated to all the disposed assets) and the approximately $7.5 million in cash distributions by WOF to its investors is approximately a -47.8% internal rate of return with respect to all the disposed assets.

In addition, on November 3, 2010, the borrower for one of the three loans in default (that represented approximately 14.1% of WOF’s projects’ outstanding indebtedness at December 31, 2010) filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code and subsequently the lender for this loan in default filed a lawsuit against WOF for performance of its guarantee of the loan. In August of 2011, the borrower, WOF and the lender entered into a settlement agreement that would release WOF from its guaranty and allow the lender to foreclose on the property, resulting in a complete loss of WOF's investment of over $5 million. This settlement remains subject to bankruptcy court approval.

Finally, in connection with the economic downturn, WOF disclosed fair values below its book values for certain assets in its December 31, 2009 and December 31, 2010 financial statements and recognized impairments related to a number of its assets.

Williams Multifamily Acquisition Fund

In April of 2007, WRA commenced operations of Williams Multifamily Acquisition Fund, or the Acquisition Fund. Mr. Williams is the Chief Executive Officer of WRA, the sole manager of the Acquisition Fund’s sole general partner. The three original investors in the Acquisition Fund committed $300 million in equity for the purpose of acquiring select multifamily rental properties in accordance with a prescribed value-add strategy. As of June 30, 2009, the date the investment period during which the Acquisition Fund could acquire new assets expired, the Acquisition Fund had acquired nine apartment communities with an aggregate of almost 3,200 units and totaling approximately $339.5 million in costs. On a same store basis, the Acquisition Fund's portfolio experienced net operating income (NOI) growth of approximately -1.9% from 2008 to 2009. The Acquisition Fund's same store results for 2008 to 2009 represent seven assets comprising 2,296 units that were owned for all of 2008 and 2009. NOI is defined as total revenues less operating expenses and excludes capital expenditures and debt service. The Acquisition Fund's same store growth was approximately 8.1% from 2009 to 2010. The same store results for 2009 to 2010 represent nine assets and 3,199 units that were owned for all of 2009 and 2010. As of December 31, 2010, all the Acquisition Fund’s properties are located in the United States and, based on aggregate total capitalization, are 62.7% in the Southeast and 37.3% in the Southwest. All properties of the Acquisition Fund were acquired in the past five years and no program assets have been sold. As of December 31, 2010, approximately $124.2 million of capital has been called and contributed. The Acquisition Fund’s objective was to employ leverage up to 65% of the value of the program’s assets as part of its strategy to generate competitive internal rates of return, net of management fees, over an eight to ten-year period. The Acquisition Fund has an investment objective that is similar to ours. The Acquisition Fund’s portfolio consists entirely of existing multifamily properties.

The combination of the downturn in the economy and the lingering effects of the U.S. financial crisis has severely impacted the multifamily residential real estate markets. Real estate values decreased significantly, and the lack of credit made refinancing or selling commercial real estate hard in many markets. Consequently, the Acquisition Fund’s disposition activity had previously been severely curtailed. All the Acquisition Fund’s assets saw a diminution in value due to upward movement in cap rates. However, the Acquisition Fund's assets have seen improvement in both occupancy and income growth over the last 18 months as its portfolio has benefitted from improved market fundamentals and a well located portfolio. The current turnaround in the multifamily residential real estate market has helped the Acquisition Fund's assets to increase in value, property values on a portfolio basis are still below the original acquisition costs. Finally, as of December 31, 2010, the Acquisition Fund had not yet paid any distributions to its investors.

The adverse market conditions noted above also may cause total returns to the investors in the Acquisition Fund to be lower than originally projected. Due to the improved fundamentals and increased demand for multifamily product, the Acquisition Fund is currently exploring disposition options for the portfolio. Therefore total returns to investors in this program are unknown at this time.

Adverse Business Developments and Conditions

As noted above, neither Fund I nor WOF has paid distributions from cash generated by operations. Furthermore, the Acquisition Fund, which has an investment objective that is similar to ours, had not yet paid any distributions to its investors as of December 31, 2010. The adverse market conditions have severely impacted various real estate markets. As more fully described above, Fund I’s transaction activity and the Acquisition Fund’s disposition activity have been severely curtailed, and WOF faces issues in securing the debt and co-equity required to move forward with existing projects in the pre-development stage. In addition, as discussed above, Fund I has lost eight properties through short sales, foreclosures and deeds in lieu of foreclosure.

The information summarized herein is set forth in greater detail in the Prior Performance Tables included as Appendix A to this prospectus. Investors should direct their attention to the Prior Performance Tables for further information regarding the prior performance of our sponsor, John Williams, and his affiliates.

Other than as disclosed above, there have been no major adverse business developments or conditions experienced by any program or non-program property that would be material to investors, including as a result of recent general economic conditions.

BUSINESS

Our Company

We are a Maryland corporation formed primarily to acquire multifamily properties in select targeted markets throughout the United States. As part of our property acquisition strategy, we may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and we may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of these properties. As a secondary strategy, we also may acquire senior mortgage loans, subordinate loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets as determined by our manager as appropriate for us. We refer to these asset classes as our target assets.

Our promoters were John A. Williams and Leonard A. Silverstein. Since our formation, (i) John A. Williams has served as the President and Chief Executive Officer of our company and as the Chairman of our board of directors, and (ii) Leonard A. Silverstein has served as Executive Vice President, General Counsel and Secretary of our company and as the Vice Chairman of our board of directors. We are externally managed and advised by Preferred Apartment Advisors, LLC, a Delaware limited liability company, which is controlled by John A. Williams, our sponsor and a veteran of the multifamily industry with over four decades of experience, including the founding of the multifamily real estate investment trust, Post Properties, Inc. (NYSE:PPS), and Leonard A. Silverstein. Pursuant to the terms of a management agreement between our manager and us, our manager is responsible for administering our day-to-day business operations, identifying and acquiring targeted real estate investments, overseeing the management of the investments, handling the disposition of the real estate investments and providing us with our management team and appropriate support personnel.

We also hope to benefit from Mr. Williams’ current organization and platform that specializes in multifamily real estate investment and management. With operations in over 20 nationwide markets, Mr. Williams’ organization includes (i) Williams Realty Advisors, LLC, or WRA — a full service investment management firm, (ii) Williams Asset Management, LLC, or WAM — a full service acquisition, asset management and disposition firm, and (iii) RAM Partners, LLC, or RAM, and Williams Residential Management, LLC, or WRM — both full service property level management firms. RAM provides third party services and WRM handles all owned assets within the Williams umbrella group. Collectively, RAM and WRM manage over 27,500 multifamily units. We believe these organizations provide the full range of services necessary to fulfill our investment objectives and we hope to benefit from their depth and breadth of experience in a number of ways, including, but not limited to: (i) our manager’s intent to contract directly with each of these firms to provide a substantial portion of the services our manager is required to provide in connection with running our day-to-day operations under the management agreement with us, and (ii) key employees of these firms serving as our officers and as officers of our manager.

Our manager intends to brand all apartment communities owned by the Company as “A Preferred Apartment Community”, to make “A Preferred Apartment Community” a trademarked logo and ultimate tagline for each of our communities that will signify certain brand and management standards, and intends to obtain all rights to the trademarks, including federal registration of the trademarks with the United States Patent and Trademark Office, to secure such brand in connection with such branding. However, there can be no assurance that such trademarks will be issued. The strategy will allow each individual community to be part of a centralized marketing and advertising campaign, in addition to property level marketing and advertising. We expect that these campaigns will enhance further the individual property’s presence in the marketplace, and we believe that this will allow our communities to be perceived as premier over other properties within the marketplace. Our manager intends to enter into a non-exclusive license agreement with the Company as licensee with respect to all intellectual property of the manager other than trademarks. The license agreement will terminate automatically upon termination of our management agreement or upon a material breach of the license agreement that remains uncured for more than 30 days after receipt of notice of such breach. If the trademarks relating to the “A Preferred Apartment Community” brand are issued, our manager intends to enter into a non-exclusive license agreement with the Company as licensee with respect to the manager’s trademarks on substantially similar terms as the initial intellectual property license agreement.

Upon the acquisition of each of our communities, we plan to implement what we believe to be an innovative and unique marketing and branding strategy by rolling out the PAC Concierge, PAC Rewards and PAC Partners programs (as described below). We currently anticipate that all these programs will be fully implemented at each of our existing communities by the end of 2011.

The PAC Concierge program is a complimentary service for our residents designed to offer them the type of personal concierge services that you would expect at a high end resort. The concierge services are provided by a professionally trained team ready to coordinate services such as running errands and making dinner reservations, golf tee times and travel arrangements, as well as many other services. Our concierge service is available to our residents 24/7 by telephone, email or web access through our unique resident web portal.

The PAC Rewards program allows residents to accumulate and redeem rewards points for services and upgrades to their home, such as painting an accent wall, carpet cleaning or installing a ceiling fan or kitchen backsplash. Residents may accumulate Preferred Rewards, for example, when they sign their lease, pay their rent online, enroll in our direct debit/automatic payment program, renew their leases, or when a resident’s referral signs a new lease.

The PAC Partners program establishes reciprocal relationships between a Preferred Apartment Community and neighborhood businesses to provide our residents with benefits such as discounts, perks and other incentives as an enticement to frequent those businesses and to support the local community.

Our Properties

On April 15, 2011, we completed the acquisition of 100% of the membership interests in Stone Rise Apartments, LLC, a Delaware limited liability company (f/k/a Oxford Rise JV LLC), the fee-simple owner of a 216-unit multifamily apartment community located in suburban Philadelphia, Pennsylvania for a total purchase price of $30.15 million, exclusive of acquisition-related and financing-related transaction costs.

On April 21, 2011, we completed the acquisition of 100% of the membership interests in PAC Summit Crossing, LLC, a Georgia limited liability company (f/k/a Oxford Summit Partners LLC), the fee-simple owner of a 345-unit multifamily apartment community located in suburban Atlanta, Georgia for a total purchase price of $33.2 million, exclusive of acquisition-related and financing-related transaction costs.

On April 29, 2011, we, through our indirectly wholly owned subsidiary Trail Creek Apartments, LLC, completed the acquisition of Oxford Trail, a 204-unit multifamily townhome community located in Hampton, Virginia for a total purchase price of $23.5 million, exclusive of acquisition-related and financing-related transaction costs.

Real Estate Loan Investment

On June 30, 2011, we, through our indirectly owned subsidiary, Trail Creek Mezzanine Lending, LLC (the “Lender”), made a mezzanine loan investment of $6.0 million (the “Mezzanine Loan”) to Oxford Hampton Partners LLC, a Georgia limited liability company (the “Borrower”), in connection with Borrower’s plans to construct a 96-unit multifamily community in Hampton, Virginia located adjacent to our existing Trail Creek community. The Borrower was required to fully draw down the Mezzanine Loan on June 30, 2011. WRF has contributed 100% of the cash equity in Oxford Hampton Partners LLC to date.

The Mezzanine Loan matures on June 29, 2016, with no option to extend and pays interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest (including the exit fee) due at maturity. Under the terms of a purchase option agreement entered into in connection with the closing of the Mezzanine Loan, the Lender has an option (but not an obligation) to purchase the property between and including April 1, 2014 and June 30, 2014 for $17,825,600, which is the amount of the aggregate project costs as set forth in the approved construction budget on the closing date. If the property is sold to, or refinanced by, a third party before July 1, 2014, the Lender will be entitled to receive an exit fee equal to the amount required to provide it with a 14% cumulative internal rate of return on the loan. If the property is sold to, or refinanced by, a third party on or after July 1, 2014, then the Lender will be entitled to receive an exit fee equal to the amount required to provide it with a 12% cumulative internal rate of return on the loan. The calculation of the cumulative internal rate of return will include the fees received by the Lender at the closing of the Mezzanine Loan. Since the minimum exit fee, assuming the purchase option is not exercised is the amount needed to provide a 12% cumulative internal rate of return, the Lender will accrue each period the additional exit fee earned based on the 12% rate assuming the loan was paid off at period end. The accrued exit fee will be recorded as interest income in the consolidated statements of operations the Company. As of September 30, 2011, no additional exit fee was earned by the Lender.

If the Lender exercises the purchase option and acquires the property, any accrued and unpaid exit fee will be treated as additional basis in the acquired project.

The Mezzanine Loan is secured by a pledge of 100% of the membership interests of Borrower. Partial prepayment of the Mezzanine Loan is not permitted without the Lender’s consent. The Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of $10 million that is held by an unrelated third party. W. Daniel Faulk, Jr. and Richard A. Denny, both unaffiliated third parties, have guaranteed to us the completion of the project in accordance with the plans and specifications. This guaranty is subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the Lender and the senior lender.

In connection with the closing of the Mezzanine Loan, the Lender received a loan fee of 2% of the loan amount, or $120,000, and a loan commitment fee of $14,333. From the loan fee paid in connection with the closing of the Mezzanine Loan, we paid a fee of $60,000, or 1.0% of the maximum loan amount, to our manager, of which WOF received $600 through its special limited liability company interest in our manager. In addition, the borrower used proceeds of the Mezzanine Loan to pay approximately $302,300 to WRF to retire an outstanding short-term loan from WRF that matured on the closing date of the Mezzanine Loan. The net fees received by us will be recognized as an adjustment of yield over the term of the loan using the effective interest method.

Our Manager

Our manager is Preferred Apartment Advisors, LLC, a Delaware limited liability company, which is controlled by John A. Williams and Leonard A. Silverstein.

John A. Williams

John A. Williams has directed and coordinated the development, construction, and management of more than $5 billion in real estate developments for more than four decades. Approximately $3.5 billion of this activity has focused on multifamily housing, with the balance in other property types, including hotels, condominiums and offices. Mr. Williams founded Post Properties, Inc. in 1970 and took it public as a REIT in 1993. When he resigned as Chairman of Post Properties in 2003, the company had over 30,000 apartment units and had averaged FFO growth of 7% per year commencing with the IPO.

Mr. Williams has been a national leader in the urban development concept. He is widely credited with coining the phrases “Smart Growth” and “Live, Work, Play.” His urban mixed-use projects have won numerous local and national awards. He was also an early pioneer in green development having advocated for recycling in apartment communities, superior insulation, energy efficient appliances, and environmentally conscious building materials. His early efforts and vision led to many of the LEED standards that are used today.

Among the 40 awards, honors and medals Mr. Williams has received over his 43 years in the industry include being named “Entrepreneur of The Year,” by both Stanford Business School and Ernst & Young in 1990 and 1988 respectively. He has been given The Wall Street Transcript “CEO Award for Commercial Real Estate,” in 1995 along with being named “CEO of The Year,” by Financial World, in 1996. Mr. Williams was listed on National Real Estate Investor’s list of “The 20th Century’s Most Influential Developers,” along with Atlanta Business Chronicle’s award for “Atlanta Residential Developer of The Decade,” for the 1990s, followed by Harvard Business School extending its “Community Leadership Award” to Mr. Williams in 2000. He has received numerous honors and awards from Cobb County, Georgia including, “The Mack Henderson Public Service Award,” in 2005. Mr. Williams was inducted into the Multi-Housing News Hall of Fame: First Class in 2004, and given the Four Pillar Award in 2007 by The Council for Quality Growth. In the spring of 2008, Mr. Williams was inducted into the Georgia State University J. Mack Robinson College of Business Hall of Fame as well as the Georgia Institute of Technology College of Management Hall of Fame.

While serving as the initial Chairman of the Cobb-Marietta Coliseum and Exhibit Hall Authority, Mr. Williams was responsible for leading the effort to build the $200 million Exhibition Meeting Venue and Ballroom complex. These facilities were completed in 1995. The large ballroom, one of the largest in the south, was named “The John A. Williams Ballroom.” He also led the effort to build the state-of-the-art Cobb Energy Performing Arts Centre which cost $150 million. The 2,800 seat main theatre is named “The John A. Williams Theatre.”

See the section “Management — Our Directors and Executive Officers” included elsewhere in this prospectus.

Market Opportunities

In the wake of the financial system troubles and downturn in the United States economy after 2007 – 2008, multifamily assets saw a dramatic drop in their value as the combination of higher capitalization rates and dwindling incomes created formidable headwinds for operators across the country. Many transactions consummated in 2005 – 2008 were highly leveraged with favorable financing terms. In many instances, these deals are financially troubled or the debt associated with these deals is about to mature. These transactions present problems for undercapitalized owners as the ability to refinance has diminished significantly and the only options that may be available are a sale at a dramatic discount to their basis or foreclosure. However, based on the lack of new supply projected for the next several years, the introduction of the “echo boom” generation into the market and the dwindling rate of homeownership, we believe multiple opportunities will be created for acquisitions.

Supply Constraints:  With the economic conditions curtailing financing and construction, we believe the new supply pipeline will remain below historical averages for the next few years. As can be seen from the charts below, for the last three years, permits for multifamily construction have diminished to an average of approximately 130,000 units annually. In addition, we believe that for the period from 2010 to 2015 the U.S. apartment stock will lose an average of 118,000 units per year to obsolescence or conversion to other uses. We believe that this combination should result in a few years of net completions of new units being well below historical averages. As the economy rebounds and demand for apartment inventory increases, we believe that there will be a shortage of new supply to keep up with the expected increased demand. We believe this window of opportunity will allow owners with desirable product to experience rent growth and enhanced occupancy levels as the market expands and supply struggles to keep pace.

Historical US MultiFamily Permits*

Historical Permitting Comparison*

*	Based on U.S. Census Bureau data as presented by Axiometrics, Inc.

Economic Improvement:  While the overall economy struggles to show consistent signs of improvement, we believe that the multifamily sector seems to be the most resilient sector in the real estate market. We believe that the historical correlation between job growth and absorption has not applied. As demonstrated in the chart below, since the third quarter of 2008, apartment absorption on a year-over-year basis has outperformed the corresponding drop in employment, with absorption posting only modest declines in the face of dramatic job losses. We believe that the rental demand for single family rental product (which accounted for a large “shadow market” in many cities) has dropped significantly, providing relatively more demand for traditional multifamily rental product.

Apartment Absorption Rate vs. Job Growth Rate*

*	Based on Witten Advisors Second Quarter 2011 U.S. Apartments Markets Forecast Presentation and U.S. Bureau of Labor Statistics.

Rate of Homeownership:  We believe that one of the most significant contributors to the projection for new demand for rental units is the level of homeownership in the United States. As of June 30, 2011, the home ownership rate was approximately 65.9%, down from a high of approximately 69.2% in 2004 (figures based on U.S. Census Bureau data and the Witten Advisors Second Quarter 2011 U.S. Apartments Markets Forecast Presentation). Based on industry sources, we believe that, while the current economic weakness should ease, an increase in homeownership rates is unlikely for a much longer period of time and the current downward trend shown in the chart below will continue on its current trajectory.

U.S. Historical & Projected Homeownership Rate

*	Source: Figures based on U.S. Census Bureau data and related Arthur C. Nelson forecast (Metropolitan Research Center, University of Utah).

Given the more stringent underwriting standards from lenders and scrutiny from regulators that has been occurring since the beginning of the last recession, the erosion of wealth in the housing sector over the last four years, the decline in overall household income and the dramatic increase in unemployment, we expect the propensity to rent likely will continue to increase in the near term. Based on current U.S. Census Bureau data, from a demographic standpoint, there is a large population bubble of Americans under the age of 30 who we expect to be candidates for home ownership now or in the near future; however, we believe it is likely that the current climate will compel them to delay the decision to purchase a home until they are on firmer economic footing. In addition, we believe the requirements for a mortgage may continue to be stringent and that this group may find it more attractive to rent for a longer period of time until they can qualify for a desirable home. All these factors lead us to believe that an improvement in demand for the apartment market will occur as the rental pool grows in a climate where little supply is being created.

Echo Boom Generation:  As shown in the chart of U.S. Census Bureau data below, there are approximately 84 million “echo boomers” in the population currently, more than their “Baby Boomers” parents who number approximately 76.9 million. The echo boomers were born between 1977 and 1996 and the bulk of them are currently working their way into the market (age range in 2008 was 12 – 31). According to the U.S. Department of Education, for school year 2010 – 2011 more people were expected to attend universities in the United States than at any other time in history. We do not expect this trend to abate anytime in the near future. As these people graduate and work their way into the market, we believe the pool of educated, employed and qualified renters will increase dramatically.

Population by Age

*	Based on U.S. Census Bureau, Population Division July 2009 Data. http://www.census.gov/popest/national/asrh/NC-EST2009-sa.html

Our Competitive Strengths

We believe that we distinguish ourselves from our competitors through the following competitive advantages:

•	experienced management team with significant expertise in real estate and real estate-related debt investments and capital markets;
•	access to a pipeline of investment opportunities;
•	benefits from our relationship with our manager and its affiliates; and
•	dedicated asset management team.

Our Investment Strategy

We will seek to maximize returns for our stockholders by taking advantage of the current environment in the real estate market created by the recent United States financial crisis and downturn in the United States economy. While occupancy and capitalization rates in the multifamily sector have rebounded in recent months, apartment values remain below previous market highs due to significant declines in rental rates, collections and net operating incomes that have yet to fully recover. As the real estate market and economy stabilize, we intend to employ efficient management techniques to grow income and create asset value. Our investment strategy may include, without limitation, the following:

•	acquiring assets where assets or the owners of assets are overleveraged and/or owners may be struggling to meet current debt service obligations on such assets, or, in certain circumstances, where owners are financial institutions or conduits under either legal or economic compulsion to sell;
•	acquiring assets in opportunistic, performing and stable markets throughout the United States;
•	multifamily properties which we believe will generate sustainable cash available for distribution sufficient to allow us to cover the dividends that we expect to declare and pay and which we believe will have the potential for capital appreciation;
•	taking advantage of the lack of significant new multifamily development in the last few years; and

•	taking advantage of the anticipated availability of financing from Freddie Mac and Fannie Mae that fits within our financing strategy. See the section entitled “Business — Our Financing Strategy” included elsewhere in this prospectus for a detailed discussion of our financing strategy.

We believe that financing will be available from Fannie Mae and Freddie Mac because they currently maintain that they will provide liquidity to the market in the form of debt capital at rates that meet our existing financing strategy. While market conditions may change and affect this availability, we believe Fannie Mae and Freddie Mac will continue to operate and provide debt for the multifamily sector. Fannie Mae and Freddie Mac are providing financing in a period where their current interest rate quotes are at or near historical lows, providing favorable economics for acquisitions where we anticipate that property operations will improve.

In implementing our investment strategy, we will use our manager’s and its affiliates’ expertise in identifying attractive investment opportunities with the target classes described below, as well as their transaction sourcing, underwriting, execution and asset management and disposition capabilities. We expect that our manager will make decisions based on a variety of other factors, including expected risk-adjusted returns, credit fundamentals, liquidity, availability of adequate financing, borrowing costs and macroeconomic conditions. In addition, all investment decisions will be made with a view to obtaining and maintaining qualification as a REIT.

We believe there are numerous opportunities within the multi-family sector to acquire assets that fit our investment strategy. While cap rates have come down recently, interest rates generally remain below cap rates, providing an opportunity for buyers to achieve positive leverage (borrow at a cost of capital below the cap rate on the asset). In addition, we believe that NOI growth for multifamily assets in general will be between 5% and 8% annually through 2013.

*	Based on Witten Advisors Second Quarter 2011 U.S. Apartments Markets Forecast Presentation and U.S. Bureau of Labor Statistics.

We believe that opportunity to purchase assets today at a price below replacement cost and below the recent highs in multifamily pricing that occurred in 2006 to 2008, combined with the general forecast of improving NOI growth, supports our investment strategy. However, our investment strategy is dynamic and flexible, which we anticipate will enable us to adapt to shifts in economic, real estate and capital market conditions and to exploit inefficiencies. Consistent with this strategy, our investment decisions will depend on prevailing market conditions and may change over time in response to opportunities available in different economic and capital market conditions. We believe this approach allows us to identify undervalued opportunities in all market cycles, often before other investors identify such opportunities.

In particular, we will look to acquire:

•	assets of varying age depending on the return profile and the specific strategy for each asset;
•	assets in the top submarkets of each metropolitan statistical area (MSA) defined by highest rent per square foot, highest resident income level, highest property values for single family housing, etc.;
•	properties that should be modern in architecture and appearance with no functional obsolescence or design flaws;
•	assets comprised of 200 – 600 units per property to allow increased operating efficiency, with target properties outside this profile evaluated and priced appropriately;
•	multifamily properties which we believe will generate sustainable cash available for distribution sufficient to allow us to cover the dividends that we expect to declare and pay and which we believe will have the potential for capital appreciation;
•	assets with target capitalization rates varying by market and asset type — in light of today's interest rate environment, we believe core assets in the more stable markets could range between 5.0% and 7.0% and more opportunistic assets could have significantly higher acquisition capitalization rates;
•	assets with exit capitalization rates forecasted based on market performance, interest rate assumptions, and asset strategy but that generally mirror entry capitalization rates (except on more opportunistic targets); and
•	assets in urban infill areas and suburban markets.

It is our policy to acquire our target assets primarily for income, and only secondarily for possible capital gain. We currently do not anticipate investing in unimproved property, developing new construction properties or acquiring new construction, except we would consider a forward purchase or option to purchase contract on a to-be-built multifamily asset with the appropriate provisions for minimum occupancy and income thresholds in order for us to expect the asset to be priced appropriately. In connection with entering into a forward purchase or option to purchase contract, we may be required to provide a deposit, a mezzanine loan or other assurances of our ability to perform our obligations under the forward purchase or option to purchase contract. We do not currently anticipate making any mezzanine loans other than in the context of such forward purchase or option to purchase contracts.

On June 30, 2011, Trail Creek Mezzanine Lending, LLC, a wholly owned subsidiary of our operating partnership, made the Mezzanine Loan investment of $6.0 million to Oxford Hampton Partners LLC, a Georgia limited liability company, in connection with Oxford Hampton Partners LLC’s plans to construct a 96-unit townhome community in Hampton, Virginia. Oxford Hampton Partners LLC was required to fully draw down the loan on June 30, 2011. See the section entitled “Business — Mezzanine Loan” elsewhere in this prospectus for a detailed description of the terms of the Mezzanine Loan.

Our target asset acquisitions would fit into three categories consisting of:

•	Core Assets: Core assets can best be described as being relatively new properties (less than ten years old) in major markets and top submarkets. These properties typically are in infill and close-in suburban locations with significant barriers to entry and little-to-no deferred maintenance issues or significant capital expenditures necessary to maintain market presence. The properties are typically well managed and maintained by the seller. Based on the current interest rate environment, we would expect capitalization rates to range from 5.0% to 7.0%;
•	Value Add Assets: Value add assets can best be described as slightly older assets (up to 25 years old) in major markets, but submarkets can be infill or suburban. Value add assets typically have some deferred maintenance issues, capital expenditure needs and/or modest operational or occupancy deficiencies that may require more management intensive efforts than core assets. These operational deficiencies could include, but are not limited to, below market occupancy rates, unqualified or inexperienced management teams on site or at the corporate level, deferred maintenance and capital expenditure needs. Capital expenditure needs in value add assets should be no more than $10,000 to $20,000 per unit, depending on market conditions and material costs. The capitalization rates for value add assets are expected to be higher (7.00% to 8.00% currently) than core assets with higher expected returns; and
•	Opportunistic Assets: Opportunistic assets can be older assets, but we would seek to avoid functional obsolescence in an asset due to defective construction and inherent flaws. Examples of functional obsolescence could include, but are not limited to, flat roofs in garden style apartments, floor plans that are significantly smaller than the market average and a high percentage of two bedroom/one bath units relative to the market. Defective construction or inherent flaws could include, but is not limited to, aluminum wiring in apartments for electricity, blu-poly piping and poor installation of mechanical systems or appliances. It is possible that we would acquire an asset with some of these flaws with the intention of correcting the issues or “updating” the asset. We would expect this type of asset to have serious physical or operational deficiencies that will require intensive efforts to correct either through management changes, renovation or a combination of both. Capital expenditure needs in opportunistic assets will probably exceed $20,000 per unit, depending on market conditions and material costs. Serious physical and operational deficiencies could include, but are not limited to, reroofing a property, repainting the interior and exterior of a property, replacing all the appliances in a property and completely renovating the common areas. Capitalization rates for these assets could be 8.0% or higher due to the potentially serious operational deficiencies with an opportunistic asset, current cap rates may be difficult to determine and may vary widely.

We also may invest in real estate related debt, including, but not limited to, previously originated first mortgage loans on multifamily properties that meet our investment criteria, which are performing or non-performing, previously originated mezzanine loans on multifamily properties that meet our investment criteria (second or subsequent mortgages), which are performing or non-performing, and tranches of securitized loans (pools of collateralized mortgaged-backed securities) on multifamily properties that meet our investment criteria, which are performing or non-performing. We will seek to invest in debt when there is a reasonable expectation that either the satisfaction of the debt under its current terms or the foreclosure of the asset securing the debt would result in a favorable return to us. We will analyze the current operations of any asset securing the debt that we seek to purchase in order to determine the likelihood of a default or foreclosure (in the case where there is not one currently) and price our bid for such debt based on the expectations of either a successful payoff by the current borrower or a need to foreclose on the asset. Other than in connection with forward purchase or option to purchase contracts, we do not intend to originate real estate related debt or make loans to other persons.

We anticipate that future acquisitions of assets by us generally will be from unaffiliated third parties, but we would still consider an acquisition from an affiliated third party if such acquisition made financial sense to us and was approved by our conflicts committee comprised of independent directors.

The investment committee will periodically review our investment portfolio and its compliance with our investment guidelines (or our investment policies), and provide our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. Our investment guidelines, the assets in our portfolio, the decision to utilize leverage, and the appropriate levels of leverage are periodically reviewed by our board of directors as part of their oversight of our manager. Our board of directors may amend or revise our investment guidelines without a vote of the stockholders. If our board of directors amends or revises our investment guidelines, the board will describe such amendments or revisions in our next Form 10-Q filing, a Form 8-K or a press release.

Our Target Markets

We will use a variety of metrics and measures to assist us in determining the appropriateness of the markets we will target for acquisitions, the sub-markets within those markets and the individual assets we will acquire. Generally, we intend to target MSAs of one million people or more with favorable economic conditions. The conditions we may monitor in determining the economic conditions of a market include, but are not limited to, job growth, household income, the pipeline of new supply for multifamily units, the pipeline of new supply for single family units, current and forecasted occupancy for multifamily units, current and forecasted rental rate growth for multifamily units, and other statistics that may be relevant to individual markets. In addition, we will analyze data from our affiliate operations to corroborate any assumptions. Our affiliate operations include third party property management of 22,500 multifamily units across 15 states, asset management of over 3,000 multifamily units across four states and in-house property management of over 5,100 multifamily units across six states. In addition to the analysis of current economic conditions and forecasts and the data provided by our affiliates’ operations, we will utilize a network of industry contacts and relationships to generate significant information about current and future market conditions. The map below provides our most current analysis of the markets where we believe opportunities exist for us to acquire properties. These markets have different favorable and unfavorable traits which might cause us to make different acquisition decisions in each market, depending on the type of asset available in the market, the submarket it is located in within that market, the pricing we anticipate for that asset and our view on how the asset, the submarket and the broader market will perform. The areas in red on the map below indicate our current areas of operation. The areas in blue on the map below indicate additional markets we are currently targeting for properties to acquire, however, no assurance can be given that suitable properties will be acquired in such areas. These initial markets have been selected because our affiliated operations currently have a significant presence in these markets. We anticipate this presence will provide us more accurate and timely market data when evaluating potential acquisitions and speed and efficiency in putting in place a property management team post-acquisition. The map below is a guide and will change as additional information becomes available to us regarding national, market or local trends. As of the date of this prospectus, we currently own properties in Atlanta, Georgia MSA, Hampton, Virginia MSA, and Philadelphia, Pennsylvania MSA and we may purchase properties in markets other than those shown on the map below. See the section entitled “Description of Real Estate Investments — Property Owned” included elsewhere in this prospectus for a detailed discussion of the properties we have acquired.

Target MSA Map

*	Target MSAs in the above map are as of September 30, 2011

Our Financing Strategy

We intend to utilize leverage in making our investments. The number of different investments we will acquire will be affected by numerous factors, including the amount of funds available to us. By operating on a leveraged basis, we will have more funds available for our investments. This will allow us to make more investments than would otherwise be possible, resulting in a larger and more diversified portfolio. See the “Risk Factors” section of this prospectus for more information about the risks related to operating on a leveraged basis.

We intend to target leverage levels (secured and unsecured) between 50% and 65% of the value of our tangible assets (including our real estate assets, real estate loan investments, accounts receivable and cash and cash equivalents) on a portfolio basis based on fair market value. As of September 30, 2011, our outstanding debt (both secured and unsecured) was approximately 56.7% of the value of our tangible assets on a portfolio basis based on fair market value. Neither our charter nor our by-laws contain any limitation on the amount of leverage we may use. Our investment guidelines, which can be amended by our board without stockholder approval, limit our borrowings (secured and unsecured) to 75% of the cost of our tangible assets at the time of any new borrowing. These targets, however, will not apply to individual real estate assets or investments. The amount of leverage we will seek for particular investments in our target assets will depend on our manager’s assessment of a variety of factors which may include the anticipated liquidity and price volatility of the assets in our investment portfolio, the potential for losses and extension risk in the portfolio, the availability and cost of financing the assets, our opinion of the creditworthiness of our financing counterparties, the health of the U.S. economy and the health of the commercial real estate market in general. In addition, factors such as our outlook on interest rates, changes in the yield curve slope, the level and volatility of interest rates and their associated credit spreads, the underlying collateral of our assets and our outlook on credit spreads relative to our outlook on interest rate and economic performance could all impact our decision and strategy for financing the target assets. At the date of acquisition of each asset, we anticipate that the cost of investment for such asset will be substantially similar to its fair market value. However, subsequent events, including changes in the fair market value of our assets, could result in our exceeding these limits. Finally, we intend to acquire all our properties through separate special purpose entities and we intend to finance each of these properties using financing techniques for that property alone without any cross-collateralization to our other properties. In addition, neither we nor our operating partnership intend to provide any guaranties of property level indebtedness. Finally, we intend to have no long-term corporate level debt.

The leverage may be obtained from a variety of sources including (but not limited to) Federal Home Loan Mortgage Corporation (Freddie Mac), Federal National Mortgage Association (Fannie Mae), commercial banks, credit companies, insurance companies, pension funds, endowments, financial services companies and other institutions who wish to provide debt financing for our assets.

Our secured and unsecured aggregate borrowings are intended by us to be reasonable in relation to our net assets and will be reviewed by our board of directors at least quarterly. In determining whether our borrowings are reasonable in relation to our net assets, we expect that our board of directors will consider many factors, including without limitation, the lending standards of government-sponsored enterprises, such as Fannie Mae, Freddie Mac and other companies for loans in connection with the financing of multifamily properties, the leverage ratios of publicly traded and non-traded REITs with similar investment strategies, whether we have positive leverage (in that, the board will compare the capitalization rates of our properties to the interest rates on the indebtedness of such properties) and general market and economic conditions. There is no limitation on (i) the amount that we may borrow for any single investment, or (ii) the number of mortgages that may be placed on any one piece of property.

Risk Management

Risk management is a fundamental principle in our manager’s construction of our portfolio and in the management of each investment. Diversification of our portfolio by investment size and location is critical to controlling portfolio-level risk. Over the long term, it is our policy that no single asset will exceed 15% of our total assets and that we will not have more than 25% of our total assets invested in any single MSA. However, until a sufficient number of properties are acquired, we anticipate that we will have single assets in excess of 15% of our total assets and more than 25% of our assets in a single MSA. There is no limitation on (i) the percentage of assets of any one type of investment which we may invest in, and (ii) in the case of securities, the percentage of securities of any one issuer which we may acquire.

Investment Committee

Our manager has an investment committee which will meet periodically, at least every quarter, to discuss investment opportunities. The investment committee will periodically review our investment portfolio and its compliance with our investment guidelines described above, and provide our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. From time to time, as it deems appropriate or necessary, our board of directors also will review our investment portfolio and its compliance with our investment guidelines and the appropriateness of our investment guidelines and strategies.

Policies With Respect to Certain Other Activities

If our board of directors determines that additional funding is required, we may raise such funds through additional offerings of equity or debt securities or the retention of cash flow (subject to provisions in the Code concerning distribution requirements and the taxability of undistributed REIT taxable income) or a combination of these methods. If our board of directors determines to raise additional equity capital, it has the authority, without stockholder approval, to issue additional common stock or preferred stock in any manner and on such terms and for such consideration as it deems appropriate, at any time. We will seek to maintain a balance between the number of outstanding shares of common stock and other types of equity securities of the company issued and outstanding as we seek to fund our capital needs. However, we can make no assurances that we will be able to achieve or maintain this balance. For example, uncertainties in the marketplace could affect the timing, amount and value of any equity securities to be issued, the success or lack of success of any capital raising program, including without limitation this offering. Moreover, general economic conditions affecting our business, financial condition and operations could affect the balance between the number of outstanding shares of common stock and other types of equity securities of the company issued and outstanding.

In addition, we may finance the acquisition of investments using the various sources of financing discussed above as described in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” included elsewhere in this prospectus. Our investment guidelines, the assets in our portfolio, the decision to utilize leverage, and the appropriate levels of leverage are periodically reviewed by our board of directors as part of their oversight of our manager.

We may offer equity or debt securities in exchange for property or may redeem or otherwise reacquire shares of our common stock for cash. We also may redeem shares of our Series A Redeemable Preferred Stock for cash or in equal value of our common stock. In addition to the Series A Redeemable Preferred Stock issuable in this offering, we may establish and offer another class or series of preferred stock, including convertible preferred stock. Subject to the percentage of ownership limitations and gross income tests necessary for REIT qualification, we may in the future invest in securities of other REITs or other entities (including for the purpose of exercising control over such entities) that invest in multifamily properties or otherwise have similar investment objectives. We do not intend that our investments in securities will require us to register as an investment company under the Investment Company Act, and we would intend to divest such securities before any such registration would be required. We do not intend to underwrite securities of other issuers.

We intend to make available to our stockholders our annual reports, including our audited financial statements. After our IPO, we became subject to the information reporting requirements of the Exchange Act. Pursuant to those requirements, we are now required to file annual and periodic reports, proxy statements and other information, including audited financial statements, with the SEC.

Our board of directors may change any of these policies without prior notice to you or a vote of our stockholders.

Operating and Regulatory Structure

REIT Qualification

We intend to elect and qualify to be taxed as a REIT, commencing with our tax year ending December 31, 2011. In addition, we may hold certain of our assets through TRSs, which may be subject to corporate-level income tax at regular rates. Our qualification as a REIT depends on our ability to meet, on a continuing basis, through actual investment and operating results, various complex requirements under the Code relating to, among other things, the sources of our gross income, the composition and values of our assets, our distribution levels and the diversity of ownership of our shares. We believe that we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Code, and that our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT.

So long as we qualify as a REIT, we generally will not be subject to U.S. federal income tax on our REIT taxable income we distribute currently to our stockholders. If we fail to qualify for taxation as a REIT in any taxable year, and the statutory relief provisions of the Code do not apply, we will be subject to U.S. federal income tax at regular corporate rates and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year during which we lost our REIT qualification. Distributions to stockholders in any year in which we are not a REIT would not be deductible by us, nor would they be required to be made. Even if we qualify for taxation as a REIT, we may be subject to certain state and local taxes on our income or property and to U.S. federal income and excise taxes on our undistributed income.

Investment Company Act Considerations

We intend to conduct our operations so that we and each of our subsidiaries are exempt from registration as an investment company under the Investment Company Act. Under Section 3(a)(1)(A) of the Investment Company Act, a company is an “investment company” if it is, or holds itself out as being, engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Under Section 3(a)(1)(C) of the Investment Company Act, a company is deemed to be an “investment company” if it is engaged, or proposes to engage, in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of its total assets (exclusive of government securities and cash items) on an unconsolidated basis, or the 40% test. “Investment securities” exclude U.S. Government securities and securities of majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We intend to acquire real estate and real-estate related assets directly, for example, by acquiring fee interests in real property, or by purchasing interests, including controlling interests, in REITs or other “real estate operating companies,” such as real estate management companies and real estate development companies, that own real property. We also may acquire real estate assets through investments in joint venture entities, including joint venture entities in which we may not own a controlling interest. We anticipate that our assets generally will be held in our wholly owned and majority owned subsidiaries, each formed to hold a particular asset.

We intend to conduct our operations so that our company and most, if not all, of its wholly owned and majority owned subsidiaries will comply with the 40% test. We will continuously monitor our holdings on an ongoing basis to determine the compliance of our company and each wholly owned and majority owned subsidiary with this test. Because we expect that most of our assets will be real estate investments, we expect that most, if not all, of the company’s wholly owned and majority owned subsidiaries will not be relying on exemptions under either Section 3(c)(1) or 3(c)(7) of the Investment Company Act. Consequently, interests in these subsidiaries (which are expected to constitute most, if not all, of our assets) generally will not constitute “investment securities.” Accordingly, we believe that our company and most, if not all, of its wholly owned and majority owned subsidiaries will not be considered investment companies under Section 3(a)(1)(C) of the Investment Company Act.

In addition, we believe that neither we nor any of our wholly owned or majority owned subsidiaries will be considered investment companies under Section 3(a)(1)(A) of the Investment Company Act because they will not engage primarily, or propose to engage primarily, or hold themselves out as being engaged primarily in the business of investing, reinvesting or trading in securities. Rather, we and our subsidiaries will be primarily engaged in non-investment company businesses related to real estate. Consequently, we and our subsidiaries expect to be able to conduct their respective operations such that none of them will be required to register as an investment company under the Investment Company Act.

The determination of whether an entity is our majority owned subsidiary is made by us. The Investment Company Act defines a majority owned subsidiary of a person as a company 50% or more of the outstanding voting securities of which are owned by such person, or by another company which is a majority owned subsidiary of such person. The Investment Company Act further defines voting securities as any security presently entitling the owner or holder thereof to vote for the election of directors of a company. We treat companies in which we own at least a majority of the outstanding voting securities as majority owned subsidiaries for purposes of the 40% test. We have not requested that the SEC staff approve our treatment of any entity as a majority owned subsidiary and the SEC staff has not done so. If the SEC staff were to disagree with our treatment of one or more companies as majority owned subsidiaries, we would need to adjust our strategy and our assets in order to continue to comply with the 40% test. Any such adjustment in our strategy could have a material adverse effect on us.

We intend to conduct our operations so that neither we nor any of our wholly owned or majority owned subsidiaries fall within the definition of “investment company” under the Investment Company Act. If we or any of our wholly owned or majority owned subsidiaries inadvertently falls within one of the definitions of “investment company,” we intend to rely on the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, which is available for entities primarily engaged in the business of “purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.” In addition to prohibiting the issuance of certain types of securities, this exclusion generally requires that at least 55% of an entity’s assets must be comprised of mortgages and other liens on and interests in real estate, also known as “qualifying assets,” and at least 80% of the entity’s assets must be comprised of qualifying assets and a broader category of assets that we refer to as “real estate related assets” under the Investment Company Act. Additionally, no more than 20% of the entity’s assets may be comprised of miscellaneous assets.

We will classify our assets for purposes of the Investment Company Act, including the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, in large measure based upon no-action positions taken by the SEC staff in the past. These no-action positions were issued in accordance with factual situations that may be substantially different from the factual situations we may face, and a number of these no-action positions were issued more than ten years ago. No assurance can be given that the SEC staff will concur with our classification of our assets. In addition, the SEC staff may, in the future, issue further guidance that may require us to re-classify our assets for purposes of the Investment Company Act. If we are required to re-classify our assets, we may no longer be in compliance with the exclusion from the definition of an investment company provided by Section 3(c)(5)(C) of the Investment Company Act.

For purposes of determining whether we satisfy the 55%/80% tests, we will classify the assets in which we invest as follows:

Real Property.  Based on the no-action letters issued by the SEC staff, we will classify our fee interests in real properties as qualifying assets. In addition, based on no-action letters issued by the SEC staff, we will treat our investments in joint ventures, which in turn invest in qualifying assets such as real property, as qualifying assets only if we have the right to approve major decisions affecting the joint venture; otherwise, such investments will be classified as real estate-related assets. We expect that no less than 55% of our assets will consist of investments in real property, including any joint ventures that we control.

Securities.  We intend to treat as real estate-related assets debt and equity securities of both non-majority owned publicly traded and private companies primarily engaged in real estate businesses, including REITs and other real estate operating companies, and securities issued by pass-through entities of which substantially all the assets consist of qualifying assets or real estate-related assets.

Loans.  Based on the no-action letters issued by the SEC staff, we will classify our investments in various types of whole loans as qualifying assets, as long as the loans are “fully secured” by an interest in real estate at the time we originate or acquire the loan. However, we will consider loans with loan-to-value ratios in excess of 100% to be real estate-related assets. We will treat our mezzanine loan investments as qualifying assets so long as they are structured as “Tier 1” mezzanine loans in accordance with the guidance published by the SEC staff in a no-action letter that discusses the classifications of Tier 1 mezzanine loans under Section 3(c)(5)(C) of the Investment Company Act.

Consistent with no-action positions taken by the SEC staff, we will consider any participation in a whole mortgage loan, including B-Notes, to be a qualifying real estate asset only if (1) we have a participation interest in a mortgage loan that is fully secured by real property; (2) we have the right to receive our proportionate share of the interest and the principal payments made on the loan by the borrower, and our returns on the loan are based on such payments; (3) we invest only after performing the same type of due diligence and credit underwriting procedures that we would perform if we were underwriting the underlying mortgage loan; (4) we have approval rights in connection with any material decisions pertaining to the administration and servicing of the loan and with respect to any material modification to the loan agreements; and (5) if the loan becomes non-performing, we have effective control over the remedies relating to the enforcement of the mortgage loan, including ultimate control of the foreclosure process, by having the right to: (a) appoint the special servicer to manage the resolution of the loan; (b) advise, direct or approve the actions of the special servicer; (c) terminate the special servicer at any time with or without cause; (d) cure the default so that the mortgage loan is no longer non-performing; and (e) purchase the senior loan at par plus accrued interest, thereby acquiring the entire mortgage loan.

We will base our treatment of any other investments as qualifying assets and real estate-related assets on the characteristics of the underlying collateral and the particular type of loan (including whether we have foreclosure rights with respect to those securities or loans that have underlying real estate collateral) and we will make these determinations in a manner consistent with guidance issued by the SEC staff.

Qualification for exemption from the definition of “investment company” under the Investment Company Act will limit our ability to make certain investments. For example, these restrictions may limit the ability of our company and our subsidiaries to invest directly in mortgage-related securities that represent less than the entire ownership in a pool of mortgage loans, debt and equity tranches of securitizations and certain asset-backed securities, distressed debt, subordinated debt and real estate companies or in assets not related to real estate. Although we intend to monitor our portfolio, there can be no assurance that we will be able to maintain this exemption from registration for our company or each of our subsidiaries.

A change in the value of any of our assets could negatively affect our ability to maintain our exemption from regulation under the Investment Company Act. To maintain compliance with the exclusion provided by Section 3(c)(5)(C) of the Investment Company Act, we may be unable to sell assets we would otherwise want to sell and may need to sell assets we would otherwise wish to retain. In addition, we may have to acquire additional assets that we might not otherwise have acquired or may have to forego opportunities to acquire assets that we would otherwise want to acquire and would be important to our investment strategy.

To the extent that the SEC staff provides more specific guidance regarding any of the matters bearing upon the definition of investment company and the exceptions to that definition, we may be required to adjust our investment strategy accordingly. Additional guidance from the SEC staff could provide additional flexibility to us, or it could further inhibit our ability to pursue the investment strategy we have chosen.

If we are required to register as an investment company under the Investment Company Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use borrowings), management, operations, transactions with affiliated persons (as defined in the Investment Company Act), and portfolio composition, including restrictions with respect to diversification and industry concentration and other matters. Compliance with the Investment Company Act would, accordingly, limit our ability to make certain investments and require us to significantly restructure our business plan.

Competition

Our profitability depends, in large part, on our ability to acquire our target assets at attractive prices. We are subject to significant competition in acquiring our target assets. In particular, we will compete with a variety of institutional investors, including other REITs, specialty finance companies, public and private funds, commercial and investment banks, hedge funds, mortgage bankers, commercial finance and insurance companies, governmental bodies and other financial institutions. We also may compete with John A. Williams and his affiliates for investment opportunities. See the section entitled “Risk Factors — Risks Related to Conflicts of Interest” included elsewhere in this prospectus. In addition, there are several REITs with similar investment objectives, including a number that have been recently formed, and others may be organized in the future. These other REITs will increase competition for the available supply of real estate-related assets suitable for purchase or origination. Some of our anticipated competitors have greater financial resources, access to lower costs of capital and access to funding sources that may not be available to us. In addition, some of our competitors are not subject to the operating constraints associated with REIT tax compliance or maintenance of an exemption from the Investment Company Act. Furthermore, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments, or pay higher prices, than we can. Current market conditions may attract more competitors, which may increase the competition for our target assets. An increase in the competition for such assets may increase the price of such assets, which may limit our ability to generate attractive risk-adjusted returns for our stockholders, thereby adversely affecting the market price of our outstanding stock.

In the face of this competition, we expect to have access to our manager’s and its affiliates’ professionals and their industry expertise, which we believe will provide us with a competitive advantage and help us assess investment risks and determine appropriate pricing for potential investments. We expect that these relationships will enable us to compete more efficiently and effectively for attractive investment opportunities. In addition, we believe that current market conditions may have adversely affected the financial condition of certain competitors. Thus, not having a legacy portfolio also may enable us to compete more effectively for attractive investment opportunities. Although we believe we are well positioned to compete effectively in each facet of our business, there can be no assurance that we will be able to achieve our business goals or expectations due to the extensive competition in our market sector. For additional information concerning these competitive risks, see “Risk Factors.”

Employees

We are externally managed by our manager pursuant to the third amended and restated management agreement between our manager and us. All our officers are employees of our manager or its affiliates. See the section entitled “Our Manager and Management Agreement — Management Agreement” included elsewhere in this prospectus.

Legal Proceedings

Neither we nor our subsidiaries nor, to our knowledge, our manager is currently subject to any legal proceedings that we or our manager consider to be material. To our knowledge, none of our properties is currently subject to any legal proceeding that we consider material.

Other Information

Our principal executive offices are located at 3625 Cumberland Boulevard, Suite 400, Atlanta Georgia 30339. Our telephone number is (770) 818-4100. Our website is www.pacapts.com. The contents of our website are not part of this prospectus. The information on our website is not intended to form a part of or be incorporated by reference into this prospectus.

DESCRIPTION OF REAL ESTATE INVESTMENTS

Properties Owned

The following table provides information as of September 30, 2011 regarding our three multifamily communities.

Current Name of Multifamily Community	Location of Multifamily Community	Number of Units	Average Per Unit Monthly Rents(1)	Purchase Price(2)	Mortgage Debt Amount(4)	Interest Rate(4)		Property Management Agent(3)	Annual Property Management Fee
Summit Crossing	Suburban Atlanta, Georgia	345	$894	$33,307,434	$20,862,000	4.71%		An affiliate of our manager	4.0%
Stone Rise	Suburban Philadelphia, Pennsylvania	216	$1,239	$30,584,741	$19,500,000	3.01	%(5)	An affiliate of our manager	4.0%
Trail Creek	Hampton Roads, Virginia	204	$1,080	$23,583,054	$15,275,000	3.04	%(5)	An affiliate of our manager	4.0%

(1)	Exclusive of additional amounts recoverable from tenants for utilities and rent concessions that may be offered to tenants.
(2)	The purchase price of acquired properties is based on the aggregate value of the tangible and identifiable intangible assets and liabilities acquired.
(3)	Each of the multifamily communities is operated under a management agreement between our manager and Williams Residential Management, LLC, or the property manager, an affiliate of our manager.
(4)	Mortgage debt amount and interest rate at September 30, 2011. Interest rate varies monthly and is calculated by adding 2.77% to the British Banker’s Association’s one month LIBOR Rate for United States Dollar deposits, or LIBOR, for Stone Rise and 2.80% to LIBOR for Trail Creek. LIBOR was 0.24% on September 30, 2011.
(5)	Variable monthly interest rates are capped at 7.25% and 6.85% for Stone Rise and Trail Creek, respectively.

See the section entitled “Certain Relationships and Related Transactions — Agreements With Institutional and Other Investors — Real Estate Property Acquisitions” contained elsewhere in this prospectus.

Summit Crossing

On April 21, 2011, we completed the acquisition of 100% of the membership interests in PAC Summit Crossing, LLC, a Georgia limited liability company (f/k/a Oxford Summit Partners LLC), (“Summit Crossing”) the fee-simple owner of a 345-unit multifamily community located in suburban Atlanta, Georgia for a total purchase price of $33.2 million, exclusive of acquisition-related and financing-related transaction costs.

We funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage loan in the original principal amount of approximately $20.9 million. The loan bears interest at a fixed rate of interest equal to 4.71% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the Loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid, but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. The prepayment premium is the greater of (1) 1% of the loan balance and (2) the present value of the difference in payments implied between the stated interest rate on the loan and the equivalent rate on a U.S. Treasury security whose maturity coincides with the maturity of the loan at the time the prepayment is being calculated. In the case where a U.S. Treasury security does not have a maturity date equal to the maturity date of the loan, the interpolation of the yield between the securities immediately shorter and immediately longer than the maturity of the loan shall be used. At maturity a balance of approximately $14.3 million will be due on the loan, assuming no prior principal prepayment on the loan.

Summit Crossing is a multifamily community consisting of 345 units located in suburban Atlanta, Georgia. The community consists of 26 garden and townhome buildings on a 19-acre landscaped setting. A gated and controlled access community, Summit Crossing is comprised of a unit mix of 83 one-bedroom garden apartment homes, 40 one-bedroom townhomes, 53 two-bedroom garden apartment homes, and 166 two-bedroom townhomes and 3 three-bedroom garden apartment homes. The property was constructed in 2007 and its apartment homes have an average size of 1,024 square feet. We believe that the Summit Crossing property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Summit Crossing property.

There are currently nine other apartment communities in the area that we believe are competitive with Summit Crossing, with seven of those properties located two to three miles south in Alpharetta/North Fulton County. Including Summit Crossing, these ten properties total 3,842 units, have an average unit size of 1,094 square feet and an average year of construction of 2000. In addition to existing competitive properties, the market in which Summit Crossing is located currently has no properties under construction or planned, but an affiliate of the seller of Summit Crossing owns two adjacent parcels each entitled for multi family development that would allow for the future development of a 162 unit community and a 150 unit community. Other than those two parcels, there is no other multifamily zoned land in Summit Crossing’s market. In addition to the specific competitive conditions described above, general competitive conditions affecting Summit Crossing include those identified in the section entitled “Competition” included elsewhere in this prospectus.

All the leased space is residential with leases ranging from an initial term of three months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specified point in time indicated) for the last five years is as follows:

At December 31, 2010	94.8%
At December 31, 2009	93.8%
At December 31, 2008	85.4%
At December 31, 2007	76.5%
At December 31, 2006	N/A

No single tenant occupies 10% or more of Summit Crossing.

The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at the property is as follows:

Year ending December 31, 2010	$10,476
Year ending December 31, 2009	$10,212
Year ending December 31, 2008	$10,536
Year ending December 31, 2007	$10,728
Year ending December 31, 2006	N/A

Property taxes paid on Summit Crossing for the fiscal year ended December 31, 2010 were $142,698.44. Summit Crossing was subject to a tax rate of 2.4719% of its assessed value.

Under a contract with our manager, Williams Residential Management, LLC, an affiliate of our manager, will act as property manager of Summit Crossing. In the opinion of the management of the Company, Summit Crossing is adequately covered by insurance.

Stone Rise

On April 15, 2011, we completed the acquisition of 100% of the membership interests in Stone Rise Apartments, LLC, a Delaware limited liability company (f/k/a Oxford Rise JV LLC), (“Stone Rise”) the fee-simple owner of a 216-unit multifamily apartment community located in suburban Philadelphia, Pennsylvania for a total purchase price of $30.15 million, exclusive of acquisition-related and financing-related transaction costs.

We funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage in the original principal amount of $19.5 million. The loan bears interest at an adjustable interest rate that is calculated each month. The adjustable interest rate is set at 277 basis points above the British Banker’s Association’s one month LIBOR and is capped at 7.25% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid, but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. Prepayment premiums are as follows: Year 1 — 5% of principal being prepaid; Year 2 — 4% of principal being prepaid; Year 3 — 3% of principal being prepaid; Year 4 — 2% of principal being prepaid; and Year 5 to maturity — 1% of principal being prepaid. At maturity a balance of approximately $17.0 million will be due on the loan, assuming no prior principal prepayment on the loan.

Stone Rise is an existing multifamily apartment complex consisting of 216 units located in suburban Philadelphia, Pennsylvania. The community consists of 8 garden buildings on a 20-acre landscaped setting. Stone Rise is comprised of a unit mix of 72 one-bedroom garden apartment homes and 144 two-bedroom garden apartment homes. The property was constructed in 2008 and its apartment homes have an average size of 1,078 square feet. We believe the Stone Rise property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Stone Rise property.

There are currently six other apartment communities in the area that we believe are competitive with Stone Rise. All these properties are located south of Stone Rise nearer to Interstate 76 and Highway 202. Including Stone Rise, the seven properties total 1,602 units, have an average unit size of 1,027 square feet and an average year of construction of 2002. Further, in Chester County, Pennsylvania, the county in which Stone Rise is located, no new construction of multifamily properties is currently on-going or planned. In addition, new construction is constrained due to a current lack of sewer availability that requires any new construction to bear the burden of constructing and maintaining a waste water treatment plant and drip irrigation system. In addition to the specific competitive conditions described above, general competitive conditions affecting Stone Rise include those identified in the section entitled “Competition” included elsewhere in this prospectus.

All the leased space is residential with leases ranging from an initial term of three months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specific point in time indicated) for the last five years is as follows:

At December 31, 2010	94.0%
At December 31, 2009	79.2%
At December 31, 2008	21.8%
At December 31, 2007	N/A
At December 31, 2006	N/A

No single tenant occupies 10% or more of Stone Rise.

The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at the property is as follows:

Year ending December 31, 2010	$14,640
Year ending December 31, 2009	$14,556
Year ending December 31, 2008	$16,284
Year ending December 31, 2007	N/A
Year ending December 31, 2006	N/A

Property taxes paid on Stone Rise for the fiscal year ended December 31, 2010 were $392,887. Stone Rise was subject to a base property tax rate of 0.6295% of its assessed value. In addition, Stone Rise was subject to an additional property tax rate of 2.55% of its 2009 assessed value for the first half of 2010 and to an additional property tax rate of 2.617% of its 2010 assessed value for the second half of 2010.

Under a contract with our manager, Williams Residential Management, LLC, an affiliate of our manager, will act as property manager of Stone Rise. In the opinion of the management of the Company, Stone Rise is adequately covered by insurance.

Trail Creek

On April 29, 2011, we, through our indirectly wholly owned subsidiary Trail Creek Apartments, LLC, completed the acquisition of a 204-unit multifamily townhome community located in Hampton, Virginia (“Trail Creek”) for a total purchase price of $23.5 million, exclusive of acquisition-related and financing-related transaction costs.

We purchased a fee-simple interest in the property from Oxford Trail JV LLC and funded the purchase price from proceeds of the IPO and concurrent private placement transaction and a non-recourse first mortgage in the original principal amount of approximately $15.3 million. The loan bears interest at an adjustable interest rate that is calculated each month. The adjustable interest rate is set at 2.80% above LIBOR, and is capped at 6.85% per annum. The loan requires monthly payments of accrued interest only from the period of June 1, 2011 to May 1, 2014. Beginning on June 1, 2014, the loan will require monthly payments of accrued interest and principal based on a 30-year amortization period. The loan matures on May 1, 2018. The loan may not be partially prepaid but may be prepaid in full at any time. However, any prepayment before February 1, 2018 will require us to pay a prepayment premium. Prepayment premiums are as follows: Year 1 —  5% of the loan balance; Year 2 — 4% of the loan balance; Year 3 — 3% of the loan balance; Year 4 — 2% of the loan balance; and Year 5 to maturity — 1% of the loan balance. At maturity a balance of approximately $18.1 million will be due on the loan, assuming no prior principal prepayment on the loan.

Trail Creek is a multifamily community consisting of 204 units located in Hampton, Virginia. The community consists of 20 two-story townhome buildings on approximately 16.92 acres. Trail Creek is comprised of a unit mix of 84 one-bedroom townhomes and 120 two-bedroom townhomes. The property was constructed in 2006 and its townhomes have an average size of 984 square feet. We believe the Trail Creek property is suitable and adequate for use as a multifamily apartment complex. No major renovations, improvements or developments are planned for the Trail Creek property.

There are currently seven other apartment communities in the area that we believe are competitive with Trail Creek, with five of those properties located within approximately two to three miles of Trail Creek. Including Trail Creek, these eight properties total 1,981 units, have an average unit size of 1,009 square feet and an average year of construction of 2004. In addition to existing competitive properties, the market in which Trail Creek is located currently has two properties under construction or planned that total 446 units. In addition to the specific competitive conditions described above, general competitive conditions affecting Trail Creek include those identified in the section entitled “Competition” included elsewhere in this prospectus.

All the leased space is residential with leases ranging from an initial term of three months to one year. The average historical occupancy rate (determined by the total number of units actually occupied at the specified point in time indicated) for the last five years is as follows:

At December 31, 2010	97.3%
At December 31, 2009	94.8%
At December 31, 2008	92.1%
At December 31, 2007	69.3%
At December 31, 2006	7.2%

No single tenant occupies 10% or more of Trail Creek.

The average historical effective net annual rental rate per unit (including any tenant concessions and abatements) at the property is as follows:

Year ending December 31, 2010	$12,528
Year ending December 31, 2009	$12,336
Year ending December 31, 2008	$12,360
Year ending December 31, 2007	$12,180
Year ending December 31, 2006	$11,808

Property taxes paid on Trail Creek for the fiscal year ended December 31, 2010 were $240,893. Trail Creek was subject to a tax rate of 1.04% of its assessed value.

Under a contract with our manager, Williams Residential Management, LLC, an affiliate of our manager, will act as property manager of Trail Creek. In the opinion of the management of the Company, Trail Creek is adequately covered by insurance.

Real Estate Loan Investment

On June 30, 2011, we, through our indirectly owned subsidiary, Trail Creek Mezzanine Lending, LLC (the “Lender”), made the Mezzanine Loan to Oxford Hampton Partners LLC, a Georgia limited liability company (the “Borrower”), in connection with Borrower’s plans to construct a 96-unit townhome community in Hampton, Virginia. The Borrower was required to fully draw down the Mezzanine Loan on June 30, 2011.

The Mezzanine Loan matures on June 29, 2016, with no option to extend and pays interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest (including the exit fee) due at maturity. Under the terms of a purchase option agreement entered into in connection with the closing of the Mezzanine Loan, the Lender has an option (but not an obligation) to purchase the property between and including April 1, 2014 and June 30, 2014 for $17,825,600, which is the amount of the aggregate project costs as set forth in the approved construction budget on the closing date. If the property is sold to, or refinanced by, a third party before July 1, 2014, the Lender will be entitled to receive an exit fee equal to the amount required to provide it with a 14% cumulative internal rate of return on the loan. If the property is sold to, or refinanced by, a third party on or after July 1, 2014, then the Lender will be entitled to receive an exit fee equal to the amount required to provide it with a 12% cumulative internal rate of return on the loan. The calculation of the cumulative internal rate of return will include the fees received by the Lender at the closing of the Mezzanine Loan. Since the minimum exit fee, assuming the purchase option is not exercised is the amount needed to provide a 12% cumulative internal rate of return, the Lender will accrue each period the additional exit fee earned based on the 12% rate assuming the loan was paid off at period end. The accrued exit fee will be recorded as interest income in the consolidated statements of operations the Company. As of September 30, 2011, no additional exit fee was earned by the Lender.

If the Lender exercises the purchase option and acquires the property, any accrued and unpaid exit fee will be treated as additional basis in the acquired project.

The Mezzanine Loan is secured by a pledge of 100% of the membership interests of Borrower. Partial prepayment of the Mezzanine Loan is not permitted without the Lender’s consent. The Mezzanine Loan is subordinate to a senior loan of up to an aggregate amount of $10 million that is held by an unrelated third party. W. Daniel Faulk, Jr. and Richard A. Denny, both unaffiliated third parties, have guaranteed to us the completion of the project in accordance with the plans and specifications. This guaranty is subject to the rights held by the senior lender pursuant to a customary intercreditor agreement between the Lender and the senior lender.

In connection with the closing of the Mezzanine Loan, the Lender received a loan fee of 2% of the loan amount, or $120,000, and a loan commitment fee of $14,333. From the loan fee paid in connection with the closing of the Mezzanine Loan, we paid a fee of $60,000, or 1.0% of the maximum loan amount, to our manager, of which WOF received $600 through its special limited liability company interest in our manager. In addition, the borrower used proceeds of the Mezzanine Loan to pay approximately $302,300 to WRF to retire an outstanding short-term loan from WRF that matured on the closing date of the Mezzanine Loan. The net fees received by us will be recognized as an adjustment of yield over the term of the loan using the effective interest method.

OUR MANAGEMENT

Our Directors and Executive Officers

We operate under the direction of our board of directors. The board is responsible for the overall management and control of our affairs. Preferred Apartment Advisors, LLC has been formed to manage our day-to-day affairs and the acquisition and disposition of our investments, subject to the board’s supervision. Each of our executive officers, including John A. Williams and Leonard A. Silverstein, who also serve as directors, also are officers of our manager. As a result, these individuals owe fiduciary duties to our manager, which fiduciary duties may conflict with the duties that they owe to us and our stockholders. As described in greater detail under section entitled “— The Manager” below, our manager is responsible for making investment decisions subject to the approval of its investment committee and the oversight of our board of directors.

Our charter and by-laws provide that the number of our directors may be established by a majority of the entire board of directors but may not be fewer than two nor more than ten. We currently have seven directors, including five independent directors. Directors are elected by a plurality of all the votes cast. There are no family relationships among any of our directors or officers, or officers of our manager.

During the discussion of a proposed transaction, independent directors may offer ideas for ways in which transactions may be structured to offer the greatest value to us, and our manager will take these suggestions into consideration when structuring transactions. Each director will serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Although the number of directors may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent director.

Any director may resign at any time. A director may be removed, with or without cause, by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all our outstanding common stock. Notice of a special meeting to remove a director will indicate that the purpose, or one of the purposes, of the meeting is to determine if the director shall be removed.

Any vacancy created by an increase in the number of directors or the death, resignation or removal of a director may be filled by a vote of a majority of the remaining directors. If at any time there are no directors in office, successor directors shall be elected in accordance with the Maryland General Corporation Law, or the MGCL. Each director will be bound by the charter and the by-laws.

The directors are not required to devote all their time to our business and are only required to devote the time to our affairs as their duties require. It is expected that the directors will meet quarterly or more frequently if necessary. Our directors are not required to devote a substantial portion of their time to discharge their duties as our directors. Consequently, in the exercise of their responsibilities, the directors heavily rely on our manager. Our directors have a duty to our company to supervise the relationship between us and our manager. The board is empowered to fix the compensation of all officers that it selects and approve the payment of compensation to directors for services rendered to us in any other capacity.

Our board of directors will establish policies on investments and borrowing, the general terms of which are set forth in this prospectus. The directors may establish further policies on investments and borrowings and monitor our administrative procedures, investment operations and performance to ensure that the policies are fulfilled and are in the best interest of our stockholders.

We have provided below certain information about our executive officers and our directors.

Name	Age	Position(s)
John A. Williams	68	President, Chief Executive Officer and Chairman of the Board
Leonard A. Silverstein	53	Executive Vice President, General Counsel, Secretary and Vice Chairman of the Board
Michael J. Cronin	57	Chief Accounting Officer and Treasurer
William F. Leseman	51	Executive Vice President — Property Management
Daniel M. DuPree	65	Independent Director
Timothy A. Peterson	46	Independent Director
Steve Bartkowski	59	Independent Director
Gary B. Coursey	72	Independent Director
Howard A. McLure	54	Independent Director

John A. Williams, has served as the President, Chief Executive Officer and Chairman of our company since our formation. Mr. Williams was born and educated in Atlanta. Following graduation from the city’s public school system, he entered the Georgia Institute of Technology where he earned a BS in Industrial Management. Mr. Williams has directed and coordinated the development, construction, and management of real estate developments since 1966. Over the course of his career, he has directed and coordinated the development, construction, and management of more than $5 billion in real estate developments. Approximately $3.5 billion of this activity has focused on multifamily housing (over 100,000 apartments), with the balance in other property types including hotels, condominiums and offices. Mr. Williams founded Post Properties, Inc. in 1970. He took Post Properties, Inc. public as a REIT in 1993. When he resigned as Chairman of Post Properties in 2003, the company had over 30,000 apartment units and had averaged Funds from Operation (FFO) growth of 7% per year commencing with the initial public offering. Mr. Williams is currently Chief Executive Officer of Williams Realty Advisors, LLC and has held this position since February 2005. He also holds interests in various other entities involving the acquisition, development, building, holding, leasing, managing, operating and exchanging of real properties and enterprises that collectively have over 800 employees and have been involved in over $3 billion in development.

Mr. Williams has been a national leader in the urban development concept. He is widely credited with coining the phrases “Smart Growth” and “Live, Work, Play.” His urban mixed-use projects have won numerous local and national awards. He was also an early pioneer in green development having advocated for recycling in apartment communities, superior insulation, energy efficient appliances, and environmentally conscious building materials. His early efforts and vision led to many of the LEED standards that are used today.

Among the 40 awards, honors and medals Mr. Williams has received over his 43 years in the industry include being named “Entrepreneur of The Year,” by both Stanford Business School and Ernst & Young in 1990 and 1988 respectively. He has been given The Wall Street Transcript “CEO Award for Commercial Real Estate,” in 1995 along with being named “CEO of The Year,” by Financial World, in 1996. Mr. Williams was listed on National Real Estate Investor’s list of “The 20th Century’s Most Influential Developers,” along with Atlanta Business Chronicle’s award for “Atlanta Residential Developer of The Decade,” for the 1990’s; followed by Harvard Business School extending its “Community Leadership Award” to Mr. Williams in 2000. He has received numerous honors and awards from Cobb County, Georgia including, “The Mack Henderson Public Service Award,” in 2005. Mr. Williams was inducted into the Multi-Housing News Hall of Fame: First Class in 2004, and given the Four Pillar Award in 2007 by The Council for Quality Growth. John A. Williams is and has always been very active in varied philanthropic activities, outreaches, and organizations in Georgia and around the World. In the spring of 2008, Mr. Williams was inducted into the Georgia State University J. Mack Robinson College of Business Hall of Fame as well as the Georgia Institute of Technology College of Management Hall of Fame.

Mr. Williams is currently serving on the Board of Directors of the Atlanta Falcons of which he is also a minority owner. He has previously served on the boards of Riverside Bancshares, Inc., where he was the largest stockholder, the Georgia Regional Transportation Authority, the Atlanta Regional Commission, Atlanta Convention & Visitors Bureau, Post Secondary/Vocational Education, the Executive Committee of the National Apartment Association, the Board of Directors of NationsBank and Barnett Banks, Inc, the Board of Directors of Crawford & Company, and the Board of Directors of Post Properties, Inc. He is the Founder and past Chairman of the Cumberland Community Improvement District. He served as president of the Homebuilders Association of Metropolitan Atlanta, Chairman of the Metro Atlanta Chamber of Commerce, Chairman of the Metro Business Forum, Chairman of the Regional Business Coalition, Chairman of the Cobb-Marietta Coliseum and Exhibit Hall Authority, and Chairman of the Cobb County Chamber of Commerce, serving two terms.

While serving as the initial Chairman of the Cobb-Marietta Coliseum and Exhibit Hall Authority, Mr. Williams was responsible for leading the effort to build the $200 million Exhibition Meeting Venue and Ballroom complex. These facilities were completed in 1995. The large ballroom, one of the largest in the south, was named “The John A. Williams Ballroom.” He also led the effort to build the state-of-the-art Cobb Energy Performing Arts Centre which cost $150 million. The 2,800 seat main theatre is named “The John A. Williams Theatre.”

In February 2010, iStar Tara, LLC effected a non-judicial foreclosure relating to The Mansion hotel property in Atlanta, Georgia, where Mr. Williams, our sponsor, served as a guarantor to a loan related to the property. Various actions followed, culminating in a mutual settlement among the parties. Our manager, which Mr. Williams controls together with Mr. Silverstein, was not a party to this dispute, and it has informed us that the terms of the settlement are not expected to have a material impact on its business or its operations. Mr. Williams has informed us that he believes the settlement has not and will not have a material adverse impact on his financial condition.

In June 2010, litigation was initiated when Messrs. Williams and Silverstein, among others, filed a lawsuit against Synovus Bank seeking judicial declaration that they have no liability under certain guarantees executed by them in favor of Synovus Bank (as successor-in-interest to Bank of North Georgia) in connection with certain real estate loans on the basis that all such liabilities were allegedly released by Synovus Bank pursuant to a release agreement executed by Northside Guaranty, LLC, an entity wholly owned by our sponsor, and Bank of North Georgia. Synovus Bank has asserted counterclaims against, among other counterclaim defendants, Messrs. Williams and Silverstein, including counterclaims alleging that Messrs. Williams and Silverstein remain liable to Synovus Bank pursuant to the guarantees at issue. The counterclaims against Messrs. Williams and Silverstein in these legal proceedings, if adversely determined against them, would have a material adverse effect on their respective net worth. Messrs. Williams and Silverstein have informed us of their respective beliefs that they have meritorious defenses against these counterclaims and plan to pursue such defenses vigorously.

In April 2010, RBC Bank (USA) filed a lawsuit against, among others, Mr. Williams alleging that he is liable to RBC Bank (USA) for breach of certain guaranties executed by Mr. Williams in favor of RBC Bank (USA) in connection with certain real estate loans. The claims against Mr. Williams in these legal proceedings, if adversely determined against Mr. Williams, would have a material adverse effect on Mr. Williams’ net worth. Mr. Williams has informed us of his belief that he has meritorious defenses against these claims and plans to pursue such defenses vigorously. On October 13, 2011, Mr. Williams entered into a term sheet for a Settlement Agreement with RBC Bank (USA), pursuant to which his alleged guaranties in favor of the bank would be released, resulting in no material adverse effect to Mr. Williams. There can be no assurance, however, that the Settlement Agreement will be executed.

On July 8, 2011, Caterpillar Financial Services Corporation (“Caterpillar”) commenced an action against Mr. Williams in the Superior Court of Fulton County, Georgia. In this action, Caterpillar seeks to recover $1,238,208.51, plus accrued interest, legal fees and costs, under a personal guaranty given by Mr. Williams in connection with a loan by Caterpillar to VMV, Ltd. Mr. Williams is the 100% indirect owner of VMV, Ltd. Mr. Williams has informed us of his belief that he has meritorious defenses to Caterpillar’s claims and that he intends to vigorously contest them.

We believe that Mr. Williams’ previous experience as the founder of Post Properties, Inc. and his current role as the Chief Executive Officer of Williams Realty Advisors, LLC make him well qualified to serve as a member of our Board of Directors.

Leonard A. Silverstein, has served as Executive Vice President, General Counsel, Secretary and Vice Chairman of our company since our formation. Mr. Silverstein has also served as General Counsel of Williams Realty Advisors, LLC since February 2005 and Chief Operating Officer of Corporate Holdings, LLC since October 2004. From August 1994 to 2004, Mr. Silverstein was a partner at the law firm of McKenna, Long & Aldridge LLP. From January 1991 to August 1994, Mr. Silverstein was a partner at the law firm of Powell, Goldstein, Frazer & Murphy LLP, where he began his legal practice in 1983. Mr. Silverstein’s practice focused on securities and corporate finance law, corporate governance and mergers and acquisitions, advising both publicly-held and privately-held clients in a variety of industries, including real estate.

Mr. Silverstein currently serves on the Advisory Board of Mayer Electric Supply Co., Inc., a regional electrical equipment and supply wholesale-distributor, headquartered in Birmingham, Alabama. He has served on the Board of Trustees and Executive Committee of the American Jewish Committee, Atlanta Chapter, where he currently serves as President, and on the Board of Trustees of the Jewish Federation of Greater Atlanta. He also has served on the Board of Directors of numerous other business and civic organizations, including the American-Israel Chamber of Commerce — Southeast Region, Atlanta Symphony Associates, Business Practice Section of the Atlanta Bar Association, Vanderbilt University National Alumni Association, and Zoo Atlanta, and formerly served as Vice Chairman of the Securities Law Subcommittee of the State Bar of Georgia. Mr. Silverstein received his law degree from Vanderbilt University School of Law where he served on the editorial staff of the Vanderbilt Law Review, and his BA from Vanderbilt University, where he graduated magna cum laude.

In June 2010, litigation was initiated by, among others, Mr. Williams and Leonard Silverstein, our Executive Vice President, General Counsel and Secretary and a Director, among others, filed a lawsuit against Synovus Bank seeking judicial declaration that they have no liability under certain guarantees executed by them in favor of Synovus Bank (as successor-in-interest to Bank of North Georgia) in connection with certain real estate loans on the basis that all such liabilities were allegedly released by Synovus Bank pursuant to a release agreement executed by Northside Guaranty, LLC, an entity wholly owned by our sponsor, and Bank of North Georgia. Synovus Bank has asserted counterclaims against, among other counterclaim defendants, Messrs. Williams and Silverstein, including counterclaims alleging that Messrs. Williams and Silverstein remain liable to Synovus Bank pursuant to the guarantees at issue. The counterclaims against each of Messrs. Williams and Silverstein in these legal proceedings, if adversely determined against him, would have a material adverse effect on his net worth. Messrs. Williams and Silverstein have informed us of their respective beliefs that they have meritorious defenses against these counterclaims and plan to pursue such defenses vigorously.

We believe that Mr. Silverstein’s previous experience as a partner in each of McKenna, Long & Aldridge LLP and Powell, Goldstein, Frazer & Murphy LLP, his current roles as General Counsel of Williams Realty Advisors, LLC and Chief Operating Officer of Corporate Holdings, LLC and his legal education make him well qualified to serve as a member of our Board of Directors.

Michael J. Cronin, has served as Chief Accounting Officer and Treasurer of our company since formation. Mr. Cronin has served in various capacities since joining Williams Realty Advisors, LLC in December 2005, most recently as Chief Financial Officer since October 2008. Prior to joining Williams Realty Advisors, Mr. Cronin served as Vice President of Morgan Stanley Real Estate Advisors from February 2004 to December 2005. Mr. Cronin was the Chief Financial Officer of Hatfield Philips, a commercial real estate company, for three years prior to joining Morgan Stanley Real Estate Advisors. In total, Mr. Cronin has over 25 years of accounting, reporting and finance experience in the real estate field. He is a CPA and holds a BBA and Masters degree in Accounting from the University of Georgia.

William F. Leseman, has served as Executive Vice President — Property Management of our company since formation. Mr. Leseman has over 26 years of experience in property management and since 1995 has served as President of RAM Partners, LLC, a full-service property management firm that leases and manages over 120 multi-family properties totaling approximately 31,000 units. From 1989 to 1995, Mr. Leseman served as Senior Vice President of property management for Post Properties, Inc. (NYSE: PPS), and was responsible for the management of more than 16,000 apartment units. He was previously a senior manager for a large regional property management company responsible for the firm’s owned and third-party portfolios. Mr. Leseman received a B.S. in Business Management from Stephen F. Austin State University in 1982. Mr. Leseman is a member of the Institute of Real Estate Management where he holds the Certified Property Management designation.

Daniel M. DuPree, was elected to our board as a Director effective as of March 31, 2011. Mr. DuPree has over 30 years of real estate experience in shopping center management, leasing and development. Since March 2009, he has served as Chief Executive Officer for The Reynolds Companies, a real estate development company in Atlanta, Georgia. From 1992 to March 2001 and then again from March 2003 to March 2009, Mr. DuPree served as President and Chief Operating Officer for Cousins Properties Incorporated (NYSE: CUZ), a real estate development, acquisition, financing, management and leasing company. From September 2002 to March 2003, Mr. DuPree served as Chief Executive Officer of Barry Real Estate Companies, a real estate development and management company. From 1982 to 1992, he served as Chief Executive Officer of New Market Development Company, a shopping center management and development company which he founded in 1982. From 1976 to 1982, Mr. DuPree served as an Executive Vice President for Post Properties, Inc. (NYSE: PPS) where he was responsible for shopping center management, leasing and development. From 1974 to 1976, Mr. DuPree was a commercial real estate broker for Coldwell Banker and Company.

Mr. DuPree has served as Capital Campaign Chair of the Atlanta Community Food Bank, as Board Chair of the Midtown Alliance, and as Transportation Committee Chair for the Metropolitan Atlanta Chamber of Commerce. He is a board member of both the University of Florida College of Business Administration and the Wake Forest University Calloway School of Business. Mr. DuPree received his Bachelor of Science Business Administration degree from the University of Florida. We believe that Mr. DuPree’s previous experience as Chief Operating Officer of Cousins Properties and his current role as Chief Executive Officer of The Reynolds Companies make him well qualified to serve as a member of our Board of Directors.

Timothy A. Peterson, was elected to our board as a Director, effective as of March 31, 2011. Since 2003, Mr. Peterson has been a partner, Chief Financial Officer and member of the Investment Committee of Altman Development Corporation where his primary responsibilities have been overseeing capital markets activities, financial reporting, strategic planning and budgeting. Mr. Peterson was Chief Financial Officer for Keystone Property Trust (NYSE: KTR) from 1998 to 2002, becoming Executive Vice President from 2002 to 2003. From 1989 to 1998, Mr. Peterson served in a series of positions for Post Properties, Inc. (NYSE: PPS), including as Executive Vice President. Working very closely with the president of Post Properties, Mr. Peterson was responsible for the day-to-day coordination with the accountants, attorneys and investment bankers involved in completing Post Properties’ initial public offering in July 1993. Throughout his career, Mr. Peterson has overseen in excess of $3 billion of real estate financings using public stock sales, secured and unsecured debt, tax-exempt and taxable bond issuances, private placements and joint ventures.

Mr. Peterson has been a frequent speaker on REITs and real estate development. He is a past member of the National Association of Real Estate Investment Trusts where he served as a Co-Chairman of its Accounting Committee, and a member of the Best Financial Practices Task Force. He is a member of the Advisory Board for the University of Florida Center for Real Estate Studies and has served as Treasurer and member of the Executive Committee, and a Director and Treasurer of The Please Touch Museum (the Philadelphia children’s museum). Mr. Peterson received his undergraduate degree in Accounting from the University of Florida in 1985 and his MBA in Finance from the University of Florida in 1987. Mr. Peterson formerly was licensed as a Certified Public Accountant.

We believe that Mr. Peterson’s previous experience as Chief Financial Officer of Keystone Property Trust and Executive Vice President of Post Properties, Inc. combined with his financial reporting, accounting and initial public offering experience, makes him well qualified to serve as a member of our Board of Directors.

Steve Bartkowski, was elected to our board as a Director, effective as of March 31, 2011. After graduation from high school, which included numerous personal honors in football, basketball and baseball, he chose from over 100 scholarship offers to attend the University of California at Berkeley. He was an All American in both baseball and football at the University of California at Berkeley. In 1975, he was the first pick in the NFL draft, selected by the Atlanta Falcons, serving as their starting quarterback for the following 11 seasons. Mr. Bartkowski was the NFL’s rookie of the year in 1975, the NFL’s highest rated quarterback for three years, and earned All-Pro honors for his efforts in 1980 and 1981. He was the most valuable player in the NFC in 1980. Mr. Bartkowski led the Falcons to their first play-off game in 1978 and again in 1980 and 1982. Mr. Bartkowski played his last season in the NFL for the Los Angeles Rams and retired from professional football in 1987.

Following retirement from professional football, Mr. Bartkowski produced and hosted the popular TNN outdoor television series, Backroad Adventures with Steve Bartkowski from 1994 to 1996. He was also the host of a top rated outdoor television series, Suzuki’s Great Outdoors with Steve Bartkowski, on ESPN from 1990 – 1993.

Since 1997, Mr. Bartkowski has worked in business development for DPR Construction, Inc., a global commercial contractor and construction management company. He is a well known motivational speaker on personal success and excellence, giving speeches throughout the U.S.

Mr. Bartkowski serves on the Boards of Directors of several charitable organizations, including The World Children’s Center, an orphanage being constructed in Georgia. He participates in numerous charitable fundraisers throughout the year. He is also a member of the Board of Advisors for the Atlanta Falcons. Mr. Bartkowski was inducted into the Atlanta Falcon’s Ring of Honor. He is a member of the Georgia Sports Hall of Fame and the Atlanta Sports Hall of Fame.

We believe that Mr. Bartkowski’s experience in business development for DPR Construction, Inc. and his previous leadership and management experience, both in professional football and television, make him well qualified to serve as a member of our Board of Directors.

Gary B. Coursey, was elected to our board as a Director on December 3, 2010. Mr. Coursey has over 47 years of experience in the architectural profession and has managed the completion of thousands of projects representing over $3 billion in construction costs. He founded Gary B. Coursey & Associates Architects, Inc. in 1971 and has built an innovative architectural practice focused on the highest level of creativity and design and is a LEED certified firm. Mr. Coursey has overseen the design of over 300,000 units of multi-family housing, personal care facilities, athletic facilities, office buildings, industrial buildings, financial institutions, medical facilities, military facilities, restaurants, shopping centers and churches. Mr. Coursey has experience throughout the U.S., as well as internationally.

Mr. Coursey is a registered professional architect in the states of Georgia, Alabama, California, Connecticut, Florida, North Carolina, Ohio, South Carolina, Tennessee, Texas and Virginia. He is currently a member of the American Institute of Architects and is Past Vice President, Secretary and Treasurer of the American Institute of Architects, Georgia Association. Mr. Coursey is a member of the Atlanta Apartment Association, the Chamber of Commerce for each of Atlanta, Cobb County and North Fulton County, and the Advisory Board for the Southern Polytechnic State University School of Architecture. Mr. Coursey also serves on the Boards of the Ronald McDonald Houses of Atlanta and the Boys & Girls Clubs of Metro Atlanta. Mr. Coursey received his Bachelor of Science in Architecture from the Georgia Institute of Technology and his Associate of Science in Building Construction from Southern Polytechnic State University.

We believe that Mr. Coursey’s experience as the founder of Gary P. Coursey & Associates Architects, Inc. and his related architectural design experience make him well qualified to serve as a member of our Board of Directors.

Howard A. McLure, was elected to our board as a Director, effective as of March 31, 2011. Since May 2011, Mr. McLure has served as Chairman and Chief Executive Officer of change: healthcare, Inc., a provider of healthcare cost transparency services to self-insured employers who sponsor high detectable health care benefit plans. From March 2007 until November 2009, he served as Executive Vice President of CVS Caremark Corporation (NYSE: CVS) and President of Caremark Pharmacy Services, a division of CVS

Caremark Corporation, where he was responsible for all sales and operations of the division. From June 2005 until March 2007, Mr. McLure served as Senior Executive Vice President and Chief Operating Officer of Caremark RX, Inc., listed on the New York Stock Exchange prior to the closing of the CVS Corp. — Caremark RX Inc. merger in March 2007. From May 2000 to June 2005, Mr. McLure served as Executive Vice President and Chief Financial Officer of Caremark RX, Inc. From June 1998 to May 2000, Mr. McLure served as Senior Vice President and Chief Accounting Officer of Caremark RX, Inc. From 1995 to 1998, Mr. McLure was Senior Vice President and Controller of Magellan Health Services, Inc. (NASDAQ: MGLN), a specialty managed healthcare company. Mr. McLure received his Bachelor’s of Business Administration in Accounting from the University of Georgia in 1979. Mr. McLure formerly was licensed as a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

In November 2009, a securities class action lawsuit was filed in federal court in Rhode Island against CVS Caremark Corporation and certain of its officers, including Mr. McLure, which includes allegations of securities fraud relating to certain public disclosures made by CVS Caremark Corporation and allegations of insider trading. In addition, a shareholder derivative lawsuit was filed in December 2009 in the same court against CVS Caremark Corporation and its directors and certain officers, including Mr. McLure, which includes allegations of, among other things, securities fraud, insider trading and breach of fiduciary duties and further alleges that CVS Caremark Corporation was damaged by the purchase of stock at allegedly inflated prices under its share repurchase program. Mr. McLure has informed us of his belief that any allegations made against him in these lawsuits are without merit and that he plans to defend against them vigorously.

We believe that Mr. McLure’s previous experience as Executive Vice President of CVS Caremark Corporation and Senior Executive Vice President, Chief Operating Officer and Chief Financial Officer of Caremark RX, Inc. makes him well qualified to serve as a member of our Board of Directors.

Corporate Governance — Board of Directors and Committees

Our business is managed by our manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines described under the section entitled “Business — Our Investment Strategy” included elsewhere in this prospectus for our manager to follow in its day-to-day management of our business. Our board of directors may amend or revise our investment guidelines without a vote of the stockholders. A majority of our board of directors will be “independent,” as determined by the requirements of the AMEX and the regulations of the SEC. Our directors keep informed about our business by attending meetings of our board of directors and its committees and through supplemental reports and communications. Our independent directors will meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Audit Committee.  Our audit committee consists of three of our independent directors: Messrs. Timothy A. Peterson, Howard A. McLure, and Gary B. Coursey. Mr. Peterson serves as chairman of the audit committee and as the “audit committee financial expert”, as defined in applicable SEC rules. The audit committee, by approval of at least a majority of the members, will: select the independent registered public accounting firm to audit our annual financial statements; review with the independent registered public accounting firm the plans and results of the audit engagement; approve the audit and non-audit services provided by the independent registered public accounting firm; review the independence of the independent registered public accounting firm; consider the range of audit and non-audit fees; and review the adequacy of our internal accounting controls. Our board of directors has adopted a charter for the audit committee that sets forth its specific functions, powers, duties and responsibilities. The audit committee will have additional powers, duties and responsibilities as may be delegated to it by the board of directors.

Compensation Committee.  Our compensation committee consists of three of our independent directors: Messrs. Howard A. McLure, who serves as chairman, Daniel DuPree and Steve Bartkowski. Among other things, the committee charter calls upon the compensation committee to:

•	review and approve on an annual basis the corporate goals and objectives relevant to chief executive officer compensation, if any, evaluate our chief executive officer’s performance in light of such goals and objectives and, either as a committee or together with our independent directors (as directed by the board of directors), determine and approve the remuneration of our chief executive officer based on such evaluation;
•	review and oversee management’s annual process, if any, for evaluating the performance of our officers and review and approve on an annual basis the remuneration of our officers;
•	oversee our stock incentive plan;
•	assist the board of directors and the chairman in overseeing the development of executive succession plans; and
•	determine from time to time the remuneration for our independent directors.

Nominating and Corporate Governance Committee.  Our nominating and corporate governance committee is comprised of three of the independent directors: Messrs. Daniel DuPree, who serves as chairman, Gary B. Coursey and Steve Bartkowski. The nominating and corporate governance committee was formed to establish and implement our corporate governance practices and to nominate individuals for election to the board of directors. Our nominating and corporate governance committee operates pursuant to a written charter adopted by our board of directors. Among other things, the committee charter calls upon the nominating and corporate governance committee to: develop criteria for selecting new directors and identify individuals qualified to become board members and members of the various committees of the board; select, or recommend that the board select, the director nominees for each annual meeting of stockholders and the committee nominees; and develop and recommend to the board a set of corporate governance principles applicable to the corporation.

The nominating and corporate governance committee will consider nominees recommended by stockholders.

Independent Directors.  Our board of directors has determined that each of our independent directors is independent within the meaning of the applicable (i) requirements set forth in the Exchange Act and the applicable SEC rules, and (ii) rules of the AMEX.

To be considered independent under the AMEX rules, the board of directors must determine that a director does not have a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with any of those entities, including our sponsor and his affiliates). Under the AMEX rules, a director will not be independent if, within the last three years:

•	the director was employed by us or our sponsor, our manager or any of our affiliates;
•	an immediate family member of the director was employed by us or our sponsor as an executive officer;
•	the director, or an immediate family member of the director, received more than $120,000 during any 12-month period in direct compensation from us or our sponsor, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);
•	the director was affiliated with or employed by a present or former internal or external auditor of us or our sponsor;
•	an immediate family member of the director was affiliated with or employed in a professional capacity by a present or former internal or external auditor of us or our sponsor;

•	an executive officer serves on our compensation committee or the board of directors of a company which employed the director, or which employed an immediate family member of the director, as an executive officer; or
•	the director was an executive officer or an employee (or an immediate family member of the director was an executive officer) of a company that makes payments to, or receives payments from, us or our manager for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Conflicts Committee.  Our conflicts committee is comprised of three of our independent directors: Messrs. Timothy A. Peterson, who serves as chairman, Howard A. McLure, and Gary B. Coursey. The conflicts committee was formed to review, among other things, (1) transactions we enter into with John A. Williams, WOF, Preferred Apartment Advisors, LLC or any of their respective affiliates, which are subject to an inherent conflict of interest, and (2) the allocation of investment opportunities among affiliated entities. For a description of certain of our conflict resolution procedures, see “Certain Relationships and Related Transactions — Conflicts of Interest — Certain Conflict Resolution Procedures” included elsewhere in this prospectus.

Executive and Director Compensation

Compensation of Directors

Our compensation committee designs our director compensation with the goals of attracting and retaining highly qualified individuals to serve as independent directors and fairly compensating them for their time and efforts. Because of our intent to qualify as a REIT and the unique attributes of a REIT, service as an independent director on our board requires broad expertise in the fields of real estate and real estate investing.

We compensate each of our independent directors with an annual fee of $50,000. We also pay an additional $10,000 annual retainer to the chair of our audit committee. In addition, we pay independent directors a fee of $2,000 per meeting for attending committee meetings. All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and committees thereof. If a director is also one of our officers, we will not pay that director any compensation for services rendered as a director. We may issue shares of our common stock pursuant to our stock incentive plan in lieu of paying an independent director his or her annual fees and/or meeting fees in cash. Any fees owed to our independent directors will be paid in shares of restricted common stock through April 2013. Afterwards, any such fees may be paid in cash or stock. If we elect to pay our independent directors in cash, subject to the consent of the compensation committee, each independent director may elect to receive his or her annual fees and/or meeting fees in the form of shares of our common stock or a combination of shares of our common stock and cash. The vesting schedule for fees paid to our independent directors in shares of our common stock will be determined by the compensation committee in connection with such award. None of the members of the board of directors will be entitled to any fees for serving on the board of directors except as set forth above or unless the board unanimously determines otherwise.

Compensation of our directors for 2011 as of November 14, 2011 was as follows:

	FEES EARNED OR PAID IN CASH ($)	STOCK AWARDS ($)(1)	OPTION AWARDS ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	ALL OTHER COMPENSATION ($)	TOTAL ($)
John A. Williams	0.00	0.00	0.00	0.00	0.00	0.00
Leonard A. Silverstein	0.00	0.00	0.00	0.00	0.00	0.00
Daniel M. DuPree	0.00	58,000.00	0.00	0.00	0.00	58,000.00
Timothy A. Peterson	0.00	66,000.00	0.00	0.00	0.00	66,000.00
Steve Bartkowski	0.00	58,000.00	0.00	0.00	0.00	58,000.00
Gary B. Coursey	0.00	58,000.00	0.00	0.00	0.00	58,000.00
Howard A. McLure	0.00	62,000.00	0.00	0.00	0.00	62,000.00

(1)	On April 5, 2011, we issued 26,000 restricted shares of common stock to our independent directors in lieu of paying cash as compensation for annual service on our board of directors pursuant to our 2011 stock incentive plan. On May 5, 2011, we issued 1,872 shares of common stock to our independent directors in lieu of paying cash as compensation for attendance at our board committee meetings pursuant to our 2011 stock incentive plan. On August 4, 2011, we issued 1,500 shares of common stock to our independent directors in lieu of paying cash as compensation for attendance at Board committee meetings pursuant to our 2011 stock incentive plan. On November 10, 2011, we issued an aggregate of 1,926 shares of common stock to our independent directors in lieu of paying cash as compensation for attendance at Board committee meetings pursuant to our 2011 stock incentive plan.

Compensation of Officers

We currently intend that our officers will not receive any cash compensation from us for their services as our officers. We intend to compensate our officers in accordance with our stock incentive plan. Our compensation committee will determine if and when any of our officers will receive any compensation under our stock incentive plan. Our officers are officers of one or more of our affiliates and also may be compensated by those entities (including our manager), in part, for their services rendered to us. In addition, the operating partnership agreement of our operating partnership authorizes grants of Class B Units, representing Class B limited partnership interests in our operating partnership, to our directors, officers and employees (if we ever have employees), employees of our manager and its affiliates, employees of entities that provide services to us, our manager and its affiliates, or to entities that provide services to us. See the section entitled “Summary of Our Operating Partnership Agreement — Class B Units.” To the extent that our officers are granted Class B Units in respect of their services to us, our officers will not receive duplicate compensation under our 2011 stock incentive plan. See the section entitled “Our Management — Our Directors and Executive Officers” included elsewhere in this prospectus for information about our officers. See the section entitled “Our Manager and Management Agreement — Management Agreement — Compensation to Manager” included elsewhere in this prospectus for information relating to reimbursement by us to the manager for compensation of its officers.

Stock Incentive Plan

We have adopted a stock incentive plan to align the long-term financial interest of our officers with those of our stockholders. The compensation committee intends to design long-term incentive awards to ensure that our executive officers have a continuing stake in our long-term success, that the total compensation realized by our executive officers reflects our multi-year performance as measured by the efficient use of capital and changes in stockholder value, and that a large portion of their total compensation opportunity is earned over a multi-year period and is forfeitable in the event of termination of employment.

The compensation committee, as appointed by our board of directors, has the full authority: (a) to administer and interpret the plan; (b) to grant to eligible employees, consultants and independent directors (i) stock options, (ii) stock appreciation rights, (iii) restricted shares, (iv) performance shares, and (v) other stock-based awards; (c) to determine the eligibility of employees, consultants and independent directors of us, any of our affiliates and our manager to receive an award; (d) to determine whether and to what extent awards are to be granted; (e) to determine the number of shares of common stock to be covered by each award granted; (f) to determine the terms and conditions of any award granted (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation, any vesting schedule or acceleration thereof, or any forfeiture restrictions or waiver thereof, regarding any award and the shares of common stock relating thereto, based on such factors, if any, as the compensation committee shall determine, in its sole discretion); (g) to determine whether, to what extent and under what circumstances grants of options and other awards are to operate on a tandem basis and/or in conjunction with or apart from other awards made by us outside of the stock incentive plan; (h) to determine whether and under what circumstances a stock option may be settled in cash, common stock and/or restricted shares; (i) to determine whether, to what extent and under what circumstances common stock and other amounts payable with respect to an award shall be deferred either automatically or at the election of the participant in any case, in a manner intended to comply with Section 409A of the Code; (j) to determine whether a stock option is an incentive stock option or non qualified stock option; (k) to determine whether to require a participant, as a condition of the granting of any award, to not sell or otherwise dispose of shares acquired pursuant to an award for a period of time as determined by the compensation committee, in its sole discretion, following the date of such award; and (l) to exercise such powers and to perform such acts as the compensation committee deems necessary or expedient to promote our best interests; however, neither the compensation committee nor the board of directors may take any action under our stock incentive plan that would result in a repricing of any stock option without having first obtained the affirmative vote of our stockholders. In connection with this authority, the compensation committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The compensation committee consists solely of independent directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director and will, at such times as we are subject to Section 162(m) of the Code, qualify as an outside director for purposes of Section 162(m) of the Code. The total number of shares that may be made subject to awards under our stock incentive plan will not exceed 567,500 shares of our common stock.

The compensation committee intends to continually evaluate the use of equity-based awards and intends to use such awards as part of designing and administering our compensation program. We expect to make grants at regular intervals.

The compensation committee may grant equity incentives in the form of stock options (non-qualified and incentive stock options), stock appreciation rights, restricted shares, performance shares and other stock-based awards (including restricted stock units (RSUs) and deferred stock units).

We intend to follow a practice of granting equity incentives on an annual basis to our directors, officers and employees (if we ever have employees), employees of our manager and its affiliates, employees of entities that provide services to us, directors of the manager or of entities that provide services to us, certain of our consultants and certain consultants to the manager and its affiliates or to entities that provide services to us. We also may make grants (a) on the commencement of employment to new directors, officers and employees (if we ever have employees), new consultants to us and new consultants to our manager and its affiliates or to entities of such consultants that provide services to us, (b) to key employees of us or our manager or its affiliates following a significant change in job responsibilities, or (c) to meet specific retention objectives. Grants will be issued on the date they are approved by the compensation committee, except in certain circumstances, such as for new hires, who may be granted awards on the second day after we release our financial results for that quarter. The exercise price for stock options will be determined on the grant date and will be no less than the fair market value of our common stock at the time of the grant (or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of the fair market value of the common stock). The compensation committee will set the vesting schedule, which may be subject to the attainment of specified performance targets and rights of acceleration.

The stock incentive plan and the awards granted under the plan will not affect the power of the board or the stockholders to authorize: (a) any adjustment, recapitalization, reorganization or other change in our capital structure; (b) any merger or consolidation of our company; (c) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting our common stock; (d) the dissolution or liquidation of our company or an affiliate of our company; (e) any sale or transfer of all or part of the assets or business of our company or any affiliate of our company; (f) any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares; or (g) any other corporate act or proceeding. In addition, in the event of any change in our capital structure pursuant to any stock split, reverse stock split, stock dividend, subdivision, combination or reclassification of shares that may be issued under the stock incentive plan, any recapitalization, any merger, any consolidation, any spin off, any reorganization or any partial or complete liquidation, or similar corporate transaction or event, then the compensation committee may adjust any award or make any adjustment in the stock incentive plan in order to prevent dilution or enlargement of the rights of participants under the stock incentive plan, including: (i) the number and kind of shares of stock that may thereafter be issued in connection with awards; (ii) the number and kind of shares of stock or other property (including cash) issued or issuable in respect of outstanding awards; (iii) the purchase price relating to any award; and (iv) the maximum number of shares of common stock subject to any award which may be granted under the plan to any individual participant. Awards under the stock incentive plan are intended to either be exempt from, or comply with, Section 409A of the Code and payment in connection with any award subject to Section 409A of the Code must be in accordance with Section 409A.

Upon a change in control (as defined under the stock incentive plan) of our company, any award that was not previously vested will become fully vested and/or payable, but restrictions to which restricted shares or other awards are subject will not lapse.

Compliance with the American Jobs Creation Act

As part of our strategy for compensating our independent directors, we intend to grant equity incentives under our stock incentive plan described above. This method of compensating individuals may possibly be considered to be a “nonqualified deferred compensation plan” under Section 409A of the Code.

Under Section 409A of the Code, “nonqualified deferred compensation plans” must meet certain requirements regarding the timing of distributions or payments and the timing of agreements or elections to defer payments, and must also prohibit any possibility of acceleration of distributions or payments, as well as certain other requirements. The guidance under Section 409A of the Code provides that there is no deferral of compensation merely because the value of property (received in connection with the performance of services) is not includible in income by reason of the property being substantially nonvested (as defined in Section 83 of the Code). Accordingly, it is intended that the restricted share awards will not be considered “nonqualified deferred compensation.”

If Section 409A of the Code applies to any of the awards issued under either plan described above, or if Section 409A of the Code applies to any other arrangement or agreement that we may make, and if such award, arrangement or agreement does not meet the timing and other requirements of Section 409A of the Code, then (i) all amounts deferred for all taxable years under the award, arrangement or agreement would be currently includible in the gross income of the recipient of such award or of such deferred amount to the extent not subject to a substantial risk of forfeiture and not previously included in the gross income of the recipient, (ii) interest at the underpayment rate plus 1% would be imposed on the underpayments that would have occurred had the compensation been includible in income when first deferred (or, if later, when not subject to a substantial risk of forfeiture) would be imposed upon the recipient, and (iii) a 20% additional tax would be imposed on the recipient with respect to the amounts required to be included in the recipient’s income. Furthermore, if the affected individual is our employee, we would be required to withhold U.S. federal income taxes on the amount deferred but includible in income due to Section 409A of the Code, although there may be no funds currently being paid to the individual from which we could withhold such taxes. We would also be required to report on an appropriate form (W-2 or 1099) amounts which are deferred, whether or not they meet the requirements of Section 409A of the Code, and if we fail to do so, penalties could apply.

We do not intend to issue any award, or enter into any agreement or arrangement that would be considered a “nonqualified deferred compensation plan” under Section 409A of the Code, unless such award, agreement or arrangement complies with the timing and other requirements of Section 409A of the Code. It is our current belief, based upon the statute, the regulations issued under Section 409A of the Code and legislative history, that the stock options we currently intend to grant and the restricted share awards we currently intend to grant will not be subject to taxation under Section 409A of the Code because neither such stock options nor such restricted share awards will be considered a “nonqualified deferred compensation plan.” Nonetheless, there can be no assurances that any stock options or restricted share awards which we have granted or which hereafter may be granted will not be affected by Section 409A of the Code, or that any such stock options or restricted share awards will not be subject to income taxation under Section 409A of the Code.

Code of Business Conduct and Ethics

Our board of directors has established a code of business conduct and ethics. Among other matters, the code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•	compliance with applicable governmental laws, rules and regulations;
•	prompt internal reporting of violations of the code of business conduct and ethics to appropriate persons identified in such code; and
•	accountability for adherence to the code of business conduct and ethics.

Waivers to the code of business conduct and ethics may only be granted by unanimous written consent of the independent directors of our board of directors. If the independent directors grant any waivers of the elements listed above to any of our officers, we expect to announce the waiver within five business days on the corporate governance section on our corporate website. The information on our website will not be a part of this prospectus.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of three of our independent directors. None of these individuals has at any time served as an officer or employee of the company. None of our executive officers has served as a director or member of the compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Limitation of Liability and Indemnification

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. With the approval of our board of directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company, including Preferred Apartment Advisors, LLC or any of its affiliates. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

We also have agreed to indemnify and hold harmless Preferred Apartment Advisors, LLC and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the management agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the management agreement.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

We have entered into an indemnification agreement with each of our officers and directors. Each indemnification agreement provides, among other things, that we will indemnify, to the maximum extent permitted by law, the covered officer or director against any and all judgments, penalties, fines and amounts paid in settlement, and all reasonable and out-of-pocket expenses (including attorneys’ fees), actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding that arises out of the officer’s or director’s status as a present or former officer, director, employee or agent of the Company. Each indemnification agreement also requires us, upon request of the covered officer or director, to advance the expenses related to such an action provided that the officer or director undertakes to repay any amounts to which he is subsequently determined not to be entitled.

The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered officer or director may be entitled, including any rights arising under our charter or bylaws or applicable law.

OUR MANAGER AND MANAGEMENT AGREEMENT

General

We are externally managed and advised by our manager. The executive offices of our manager are located at 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339, and the telephone number of our manager’s executive offices is (770) 818-4100.

Officers of Our Manager

The following sets forth certain information with respect to each of the executive officers of our manager:

Name	Age	Position(s)
John A. Williams	68	President and Chief Executive Officer
Leonard A. Silverstein	53	Executive Vice President, General Counsel and Secretary
Michael J. Cronin	57	Chief Accounting Officer and Treasurer
William F. Leseman	51	Executive Vice President — Property Management

Management Agreement

We have entered into a third amended and restated management agreement, or management agreement, with our manager. Pursuant to the management agreement, our manager will implement our business strategy and perform certain services for us, subject to oversight by our board of directors.

Duties of Our Manager.  Under the terms of our management agreement, our manager generally has responsibility for our day-to-day operations. Many of the services to be performed by the manager in managing our day-to-day activities are summarized below. This summary is provided to illustrate the material functions that the manager will perform for us as our manager, and it is not intended to include all the services that may be provided to us by the manager or by third parties. Under the terms of the management agreement, the manager undertakes to use commercially reasonable efforts to identify and acquire for us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, the manager, either directly or indirectly by engaging an affiliate or third party, will, subject to the authority of the board of directors:

•	identify real estate investment opportunities consistent with our investment policies, acquisition strategy and objectives;
•	structure the terms and conditions of transactions pursuant to which acquisitions of properties will be made;
•	acquire properties on our behalf in compliance with our investment objectives and strategies;
•	arrange for the financing and refinancing of properties;
•	administer our bookkeeping and accounting functions;
•	serve as our consultant in connection with policy decisions to be made by our board of directors, managing our properties or causing our properties to be managed by another party; and
•	render other services as our board of directors reasonably requests or our manager deems appropriate.

Our manager will handle the matters relating to (1) management of our real estate, including arranging for purchases, sales, leases, maintenance and insurance, (2) the purchase, sale and servicing of our mortgages, and (3) investment advisory services.

Term of the Management Agreement.  The initial term of the management agreement expires on the fifth anniversary of the closing of the initial public offering and will be automatically renewed for a one-year term each anniversary date thereafter unless previously terminated as described below. Our independent directors will review our manager’s performance and fees that may be payable to our manager annually, and, following the initial term, the management agreement may be terminated annually upon the affirmative vote of at least 75% of our independent directors, based upon (1) unsatisfactory performance that is materially detrimental to us, or (2) our determination that the fees payable to our manager are not in accordance with market rates, subject to our manager’s right to prevent such termination due to above-market fees by accepting a reduction of fees to at or below market rates agreed to by at least 75% of our independent directors. We must provide 180 days’ prior written notice of any such termination. We also may terminate the management agreement at any time, including during the initial term, without the payment of any termination fee, with generally at least 30 days’ prior written notice from our board of directors for cause, as defined in the management agreement, in the absence of our manager’s cure. We do not have the right to decline to renew the management agreement. Our manager may decline to renew the management agreement by providing us with 180 days’ prior written notice. Our manager may terminate the management agreement for good reason, with at least 60 days’ prior written notice, in the absence of our cure. Unless the manager declines to renew the management agreement or the management agreement is terminated for cause, our manager will be paid accrued fees upon termination as described in the table below.

We may terminate the management agreement for cause effective upon 30 days’ prior written notice, without payment of any fees accrued, under certain conditions, including upon the occurrence of a breach of any material provision of the management agreement and such breach remains uncured for a period of 60 days, a bankruptcy event, a change of control which our independent directors determine to be materially detrimental to us, the dissolution of our manager, or a final judicial determination that our manager has committed fraud against us, embezzled our funds or otherwise acted in bad faith in a manner resulting in a materially adverse effect on us together with an affirmative vote of our independent directors. However, if the act or failure to act leading to such final determination was committed by a person other than an executive officer of our manager, our manager may cure the breach by terminating the employment of such person.

Compensation to Manager.  The management agreement provides for the manager to be paid fees in connection with services provided to us. These fees include acquisition, disposition, property management, leasing, asset management and construction, development and landscaping fees. In addition, the manager has a special limited partnership interest in the operating partnership.

We will not reimburse the manager or its affiliates for services for which the manager or its affiliates are entitled to compensation in the form of a separate fee. If the manager or its affiliates perform services that are outside of the scope of the management agreement, we will compensate them at rates and in amounts agreed upon by the manager and our independent directors.

Other than as set forth in the following paragraph, our manager bears the expenses it incurs in connection with performing its duties under the management agreement. These include salaries and fringe benefits of its directors and officers, travel costs and other administrative expenses of its directors and officers.

We may reimburse our manager for certain costs and expenses it incurs in connection with the services it provides to us including, but not limited to:

•	acquisition expenses incurred in connection with the selection and acquisition of investments, whether or not acquired;
•	general and administrative expenses;
•	expenses incurred in connection with the issuance of our securities and any financing transactions and other costs incident to the acquisition, disposition and financing of our investments;
•	costs of legal, tax, accounting, consulting, auditing and other similar services rendered to us by providers retained by our manager, or, if such services are provided by our manager’s personnel, costs only in amounts which are no greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s-length basis;
•	the compensation and expenses of our directors and the cost of liability insurance to indemnify us, our officers and our directors;

•	expenses related to communications to our security holders or the holders of securities of any of our subsidiaries and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the SEC, the costs payable by us to any transfer agent and registrar in connection with the listing and/or trading of our securities on any exchange, the fees payable by us to any such exchange in connection with the listing of our shares, costs of preparing, printing and mailing our annual report to our stockholders or our operating partnership’s partners, as applicable, and proxy materials with respect to any meeting of our stockholders or our operating partnership’s partners, as applicable;
•	costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for us or our subsidiaries;
•	expenses incurred by managers, officers, personnel and agents of our manager for travel on our behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of our manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment on our behalf or in connection with any financing transaction undertaken on our behalf;
•	costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;
•	the costs of maintaining compliance with all federal, state and local rules and regulations and the rules and regulations of any regulatory agency;
•	all taxes and license fees;
•	all insurance costs incurred in connection with the operation of our business except for the costs attributable to the insurance that our manager elects to carry for itself and its personnel;
•	costs and expenses incurred in contracting with third parties;
•	all other costs and expenses relating to our business and investment operations, including acquisition expenses and the costs and expenses of owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;
•	expenses relating to any office(s) or office facilities, including disaster backup recovery sites and facilities, maintained for us or our subsidiaries or our investments separate from the office or offices of our manager;
•	expenses related to the payment of interest, dividends or distributions in cash or any other form authorized or caused to be made by our board of directors, our operating partnership or other governing body to or on account of holders of our securities or the securities of any subsidiary, including in connection with any dividend reinvestment plan;
•	any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against us or any subsidiary, or against any trustee, director, partner, member or officer of our company or our subsidiaries in his or her capacity as such for which we are or such subsidiary is required to indemnify such trustee, director, partner, member or officer pursuant to the applicable governing instruments or any agreement or other instrument or by any court or governmental agency;
•	personnel costs (as described below); and
•	all other expenses actually incurred by our manager which are reasonably necessary or advisable for the performance by our manager of its duties and functions under the management agreement.

The officers and key personnel of our manager may spend a portion of their time on activities unrelated to us. It is currently anticipated that John A. Williams and Leonard A. Silverstein will spend substantially all their business time on our behalf. Each of the other two executive officers, Messrs. Cronin and Leseman, currently is expected to spend a significant portion of his business time on our behalf but may not always spend a majority of his time on our behalf. In addition to the four executive officers listed above, our manager employs personnel who have extensive experience in selecting and managing commercial properties similar to the properties sought to be acquired by us, none of which personnel is expected to spend a majority of time on our behalf.

Our manager will be responsible for the expenses related to any and all personnel of our manager and its affiliates who provide services to us under the management agreement (including each of our officers and directors who are also directors, officers, employees or agents of our manager or any of its affiliates), including salaries, bonus and other wages, payroll taxes, the cost of employee benefit plans of such personnel, and costs of insurance with respect to such personnel. The anticipated amount of reimbursement to our manager for personnel costs will be evaluated on an ongoing basis. Such reimbursement will be based on a number of factors, including profitability, funds available and our ability to pay distributions from cash flow generated from operations. We do not intend to reimburse any compensation in 2011, however, the currently anticipated amount of reimbursement on an annual basis in 2012 for our four executive officers is as follows:

Executive	Anticipated Reimbursement Amounts for Compensation(1)
John A. Williams	$250,000
Leonard A. Silverstein	$200,000
Michael J. Cronin	$100,000
William F. Leseman	$100,000
Total	$650,000

(1)	Includes base salary, bonuses and related benefits. Equity awards may be issued in the future by the compensation committee of our board of directors. The timing and amount of any such equity award is not presently known.

Fees Payable Upon Termination of the Management Agreement.  If the management agreement is terminated by reason of a change of control of our company, by us without cause in connection with the expiration of a renewal term, by the manager for good reason or upon our liquidation, the manager will be entitled to receive payment of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination.

The manager will be entitled to receive all accrued but unpaid compensation in cash on the effective date of the termination.

Liability and Indemnification of Manager.  Under the management agreement, we also will be required to indemnify the manager and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding with respect to the manager’s acts or omissions. For details regarding these limitations and circumstances under which we are required or authorized to indemnify and to advance expenses to the manager, see “Our Management — Limitation of Liability and Indemnification.”

Other Activities of Manager and its Affiliates.  The manager and its affiliates expect to engage in other business ventures, and as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the management agreement, the manager must devote sufficient resources to our administration to discharge its obligations. The manager may assign the management agreement to an affiliate upon approval of a majority of the independent directors. We may assign or transfer the management agreement to a successor entity.

Amendment of the Management Agreement.  The management agreement can be amended by a written instrument that is signed by all the parties to that agreement (or their successors or assigns, where applicable).

Potential Acquisition of Manager.  Many REITs which are listed on a national stock exchange are considered “self-administered,” since the employees of such a REIT perform all significant management functions. In contrast, REITs that are not self-administered, like us, typically engage a third party, such as our manager, to perform management functions on its behalf. If for any reason our independent directors determine that we should become self-administered, we are not prohibited from acquiring the business conducted by the manager (including all its assets). See the section entitled “Certain Relationships and Related Transactions — Conflicts of Interest” included elsewhere in this prospectus. Any such transaction will occur, if at all, only if our board of directors obtains a fairness opinion from a recognized financial advisor or institution providing valuation services to the effect that the consideration to be paid therefor is fair, from a financial point of view, to our stockholders.

Management Compensation

The following table summarizes the fees and expense reimbursements that we will pay to our dealer manager, our manager (or persons affiliated with or related to our manager, including our officers) and to our independent directors:

Type of Compensation	Determination of Amount	Estimated Amount of Minimum Offering (2,000 Units)/ Maximum Offering (150,000 Units)
Selling Commission(1)	For acting as the dealer manager, we will pay to our dealer manager 7% of gross proceeds of this offering. Our dealer manager may reallow all or a portion of the selling commissions to participating broker-dealers.	$140,000/$10,500,000
Dealer Manager Fee(1)	For acting as the dealer manager, we will pay to our dealer manager 3% of gross proceeds of this offering. Our dealer manager may reallow up to 1.5% of gross offering proceeds it receives as dealer manager fees to participating broker-dealers.	$60,000/$4,500,000
Other Offering Expenses	We will reimburse our manager up to 1.5% of gross offering proceeds for actual expenses incurred in connection with this offering. Other offering expenses include all expenses to be paid by us in connection with the offering, such as our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and transfer agent, reimbursement of bona fide, itemized and detailed due diligence expenses of our dealer manager.	$30,000/$2,250,0000
Acquisition and Operational Stage
Acquisition Fees	Fees payable to our manager in the amount of 1.0% of the gross contract purchase price of the property, loan or other real estate-related asset purchased, for services in connection with selecting, evaluating and acquiring such asset. For purposes of this prospectus, “gross contract purchase price” means the amount actually paid or allocated in respect of the purchase of a property or the amount actually paid or allocated in respect of the purchase of loans or other real-estate related assets, in each case inclusive of acquisition expenses and any indebtedness assumed or incurred in respect of such investment but exclusive of acquisition fees.	$16,700/$1,252,500 (assuming no debt) $47,714/$3,578,511 (assuming we incur our expected leverage of 65% of acquisition cost) $66,800/$5,010,000 (assuming we incur our maximum leverage of 75% of acquisition cost)

Type of Compensation	Determination of Amount	Estimated Amount of Minimum Offering (2,000 Units)/ Maximum Offering (150,000 Units)
Acquisition Expenses(2)	We will reimburse our manager for expenses actually incurred (including personnel costs) related to selecting, evaluating and acquiring assets on our behalf, regardless of whether we actually acquire the related assets. Personnel costs associated with providing such services will be determined based on the amount of time incurred by the applicable employee of our manager and the corresponding payroll and payroll related costs incurred by our manager. In addition, we also will pay third parties, or reimburse our manager or its affiliates, for any investment-related expenses due to third parties, including, but not limited to, legal fees and expenses, travel and communications expenses, costs of appraisals, accounting fees and expenses, third-party brokerage or finder’s fees, title insurance expenses, survey expenses, property inspection expenses and other closing costs, regardless of whether we acquire the related assets.	Not determinable at this time.
Asset Management Fee(3)	We will pay our manager a monthly fee equal to one-twelfth of 0.50% of the total value of our assets (including cash or cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with generally accepted accounting principles, or GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs). This fee will be payable monthly in arrears, based on assets held by us on the last date of the prior month, adjusted for appropriate closing dates for individual property acquisitions.	Not determinable at this time.

Type of Compensation	Determination of Amount	Estimated Amount of Minimum Offering (2,000 Units)/ Maximum Offering (150,000 Units)
Property Management and Leasing Fee(4)	We will pay our manager a monthly fee equal to 4% of the monthly gross revenues of our properties managed, for services in connection with the rental, leasing, operation and management of our properties and the supervision of any third parties that are engaged by our manager to provide such services. Our manager may subcontract the performance of its property management and leasing services duties to third parties or affiliates and pay all or a portion of its property management fee to such persons with whom it contracts for these services. Our manager will be responsible for all fees payable to third parties or affiliates in connection with subcontracted property management and leasing duties. The property management and leasing fee will be payable monthly in arrears, based on the actual gross revenues for the prior month.	Not determinable at this time.
General and Administrative Expenses Fee(2)(3)(4)	We will pay our manager a monthly fee equal to 2% of our monthly gross revenues.	Not determinable at this time.
Disposition Fee on Sale of Assets	We may pay our manager a commission upon the sale of one or more of our properties or other assets in an amount equal to the lesser of (a) one-half of the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset, and (b) 1% of the sale price of the asset. Payment of such fee may be made only if the manager provides a substantial amount of services in connection with the sale of the asset as determined by a majority of our independent directors. In addition, the amount paid when added to all other commissions paid to unaffiliated parties in connection with such sale shall not exceed the lesser of (1) the commission that would be reasonable, customary and competitive in light of the size, type and location of the asset and (2) an amount equal to 6% of the sale price of such asset.	Not determinable at this time because actual amounts are dependent upon the sale price of specific assets and what would be reasonable, customary and competitive at the time of sale.
Construction Fee, Development Fee and Landscaping Fee	We will pay our manager a construction fee, development fee and landscaping fee at market rates customary and competitive in light of the size, type and location of the asset in connection with the construction, development or landscaping of a property, or for management and oversight of expansion projects and other capital improvements.	Not determinable at this time because actual amounts are dependent upon market rates in light of the size, type and location of the asset.

Type of Compensation	Determination of Amount	Estimated Amount of Minimum Offering (2,000 Units)/ Maximum Offering (150,000 Units)
Accrued Fees Upon Termination	If the management agreement is terminated by reason of a change of control, by us without cause in connection with the expiration of a renewal term, by the manager for good reason or upon our liquidation, the manager will be entitled to receive payment of any earned but unpaid compensation and expense reimbursements accrued as of the date of termination.	Not determinable at this time.
Awards Under Our Stock Incentive Plan	We have adopted a stock incentive plan pursuant to which our directors, officers and employees (if we ever have employees), employees of our manager and its affiliates, employees of entities that provide services to us, directors of our manager or of entities that provide services to us, certain of our consultants and certain consultants to our manager and its affiliates or entities of such consultants that provide services to us may be granted equity incentive awards in the form of stock options, stock appreciation rights, restricted stock, performance shares or other stock-based awards. Our compensation committee will determine all awards under our stock incentive plan and the vesting schedule for the grants.	The total number of shares that may be made subject to awards under our stock incentive plan will not exceed 567,500 shares of our common stock.
Compensation to Independent Directors	We pay to each of our independent directors a retainer of $50,000 per year. We also pay an annual retainer of $10,000 to the chair of our audit committee. In addition, each independent director will be paid a fee of $2,000 for each board committee meeting the director attends in person and reasonable out-of-pocket expenses incurred in connection with attendance of meetings of our board or board committees. We may issue shares of our common stock pursuant to our stock incentive plan in lieu of paying an independent director his or her annual fees and/or meeting fees in cash. To date, we have issued shares of our common stock in lieu of paying cash as compensation to our independent directors and currently expect to continue paying such compensation in shares of common stock. Any fees owed to our independent directors will be paid in shares of restricted common stock through April 2013. After such date, any such fees may be paid in cash or stock. Our independent directors also may receive awards under our stock incentive plan. Our compensation committee will determine all awards to our independent directors under our stock incentive plan and the vesting schedule for such awards.	The independent directors, as a group, will receive for a full fiscal year estimated aggregate compensation of approximately $350,000, payable in cash or shares of our common stock.

Type of Compensation	Determination of Amount	Estimated Amount of Minimum Offering (2,000 Units)/ Maximum Offering (150,000 Units)
Liquidation Stage
Special Limited Partnership Interest	Our manager has a special limited partnership interest in our operating partnership entitling it to distributions from our operating partnership equal to 15% of any net sale proceeds from an asset (which equals the proceeds actually received by us from the sale of such asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our manager in connection with the sale of the asset, less expenses allocable to the sold asset) remaining after the payment of (i) the capital and expenses allocable to all realized investments (including the sold asset), and (ii) a 7% priority annual return on such capital and expenses; provided, however, that all accrued and unpaid dividends on our preferred stock have been paid in full. This distribution with respect to the special limited partnership interest is payable upon the sale of an asset even if holders of our preferred stock have not received a return of their capital, but only after the holders of our preferred stock have received payment in full of all accrued and unpaid dividends on our preferred stock. It is also possible that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Preferred Stock receive a return of their capital.	Not determinable at this time
The special limited partner shall be entitled to tax distributions, at our sole discretion as the general partner, provided such distributions do not prevent us from satisfying the requirements for qualification as a REIT. Any tax distributions shall offset future distributions to which the special limited partner is entitled.

(1)	As part of the total underwriting compensation payable in this offering, we or our affiliates may also provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, including gifts. In no event shall such gifts exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering, and the corresponding payments of our dealer manager fee will be reduced by the aggregate value of such items. The dealer manager’s legal expenses will be paid by the dealer manager from the dealer manager fee. The combined selling commission, dealer manager fee and any non-cash compensation will not exceed 10% of gross proceeds of our offering. Our dealer manager will repay to the company any excess payments made to our dealer manager over FINRA’s 10% cap if the offering is abruptly terminated after reaching the minimum amount, but before reaching the maximum amount, of offering proceeds.

(2)	Amounts paid in respect of acquisition expenses and the general and administrative expenses fee include our portion of any expenses incurred by our manager on behalf of joint ventures in which we are a participant.
(3)	The total amount of the asset management, property management and leasing and general and administrative fees and expenses paid or reimbursed to our manager will be capped at 1.50% of total value of our assets (including cash and cash equivalents) based on the adjusted cost of our assets before reduction for depreciation, amortization, impairment charges and cumulative acquisition costs charged to expense in accordance with GAAP (adjusted cost will include the purchase price, acquisition expenses, capital expenditures and other customarily capitalized costs).
(4)	In addition to the general and administrative expenses fee, we may reimburse our manager for certain costs and expenses it incurs in connection with the services it provides to us, including, but not limited to, personnel costs, as described above in this section, “— Management Agreement.”

Investment Committee

Our manager will have an investment committee which will meet periodically, at least every quarter, to discuss investment opportunities. The investment committee will periodically review our investment portfolio and its compliance with our investment guidelines described above, and provide our board of directors an investment report at the end of each quarter in conjunction with its review of our quarterly results. From time to time, as it deems appropriate or necessary, our board of directors also will review our investment portfolio and its compliance with our investment guidelines and the appropriateness of our investment guidelines and strategies.

1% Manager Revenue Interest

WOF will hold a special limited liability company interest in our manager, which interest will entitle WOF to receive an aggregate of 1% of the gross revenues (excluding amounts to reimburse our initial costs, other reimbursed expenses, and any gross revenues related to property management and leasing fees) of our manager received, directly or indirectly, from us and our operating partnership or our controlled affiliates (including any subsidiaries and/or joint ventures), or the 1% Manager Revenue Interest. Initial costs will include (a) legal and accounting fees and expenses related to organization of the company, the operating partnership and our manager as well as the private placement to WOF, (b) brokerage and advisory services, (c) capital raising costs for sales of common stock, and (d) legal, financial and regulatory fees and expenses and other expenses described in “Part II — Information Not Required in Prospectus” of this registration statement.

WOF will have the right to transfer all or part of the 1% Manager Revenue Interest to any of its affiliates without the consent of the manager. WOF will grant our manager a right of first offer prior to any transfer to a non-affiliate. Our Manager and WOF have agreed that, after a holding period of one year, either party may trigger a sale of the 1% Manager Revenue Interest to the Manager. The sale price for the 1% Manager Revenue Interest will be determined using the average of the valuation appraisals received from two independent appraisers that have reasonably suitable experience in business valuations.

For so long as WOF and any permitted transferees thereof hold the 1% Manager Revenue Interest, they will be entitled to receive an aggregate of 1% of the gross proceeds actually received by our manager, from any sale of all or substantially all of, or the internalization of, our manager.

PRINCIPAL STOCKHOLDERS

The following table provides information, as of November 14, 2011, regarding the number and percentage of shares of our common stock beneficially owned by each director, each executive officer, each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock and all directors and executive officers as a group. In accordance with SEC rules, each listed person’s beneficial ownership includes all shares of common stock the person actually owns beneficially or of record, all shares of common stock over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund), and all shares the person has the right to acquire within 60 days (such as shares of restricted common stock which are scheduled to vest within 60 days). Except as otherwise provided, all shares are owned directly, and the indicated person has sole voting and investing power. Unless otherwise indicated, the business address of the stockholders listed below is the address of our principal executive office, 3625 Cumberland Boulevard, Suite 400, Atlanta, Georgia 30339.

	Percentage of Common Stock Outstanding
	Immediately prior to this offering			Immediately after this offering
Beneficial Owner	Shares Owned		Percentage	Shares Owned		Percentage
Williams Opportunity Fund, LLC(1)(3)	1,000,000		19.42%	1,000,000		19.42%
Williams Realty Fund I, LLC(2)(3)	690,000		13.40%	690,000		13.40%
NELL Partners, Inc.(3)	36,666	(4)(5)	*	36,666	(4)(5)	*
John A. Williams(1)(2)(3)	69,661	(4)(5)(6)	1.35%	69,661	(4)(5)(6)	1.35%
Leonard A. Silverstein(1)(2)(3)	39,166	(4)(5)	*	39,166	(4)(5)	*
William F. Leseman	1,000		*	1,000		*
Daniel M. DuPree	987		*	987		*
Timothy A. Peterson	3,279		*	3,279		*
Steve Bartkowski	3,487		*	3,487		*
Gary B. Coursey	987		*	987		*
Howard A. McLure	21,558		*	21,558		*
All directors and executive officers as a group (8 persons)	103,459		2.01%	103,459		2.01%

*	Less than 1%
(1)	John A. Williams and Leonard A. Silverstein are two members of the five-member investment committee of Williams Opportunity Fund, LLC. The other members of the investment committee are John A. Williams’ son, John A. Williams, Jr., Michael J. Cronin, our Chief Accounting Officer and Treasurer, and an employee of a company controlled by John A. Williams. Subject to the review and approval by an external, independent advisory committee as to affiliate transactions and other conflicts of interest, the investment committee will control the voting and investment power of these shares.
(2)	John A. Williams and Leonard A. Silverstein are two members of the five-member investment committee of Williams Realty Fund I, LLC. The other members of the investment committee are John A. Williams’ son, John A. Williams, Jr., and two independent members. The investment committee will control the voting and investment power of these shares.
(3)	Williams Realty Fund I, LLC, Williams Opportunity Fund, LLC, NELL Partners, Inc. and Mr. Williams’ spouse collectively own 34.12% of our common stock.
(4)	NELL Partners, Inc. owns 36,666 shares of our common stock. John A. Williams and Leonard A. Silverstein share joint voting and investment power of these shares.
(5)	Although John A. Williams and Leonard A. Silverstein share joint voting and investment power of the shares held by NELL Partners, Inc., each disclaims any economic interest in such shares. 70% of such shares are owned indirectly by the Nancy Ann Richardson Williams Children’s Trust, formed on January 30, 1995, a trust created by Mr. Williams’ spouse for the benefit of their children. 30% of such shares are owned indirectly by the Northside Partners Trust, formed on November 2, 2009, a trust created by Leonard A. Silverstein’s spouse for the benefit of their children.
(6)	29,995 of these shares are owned by Mr. Williams' spouse. Mr. Williams disclaims any beneficial ownership of such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements With Institutional and Other Investors

Williams Opportunity Fund — Private Placement Offering

Private Placement.  On April 5, 2011, pursuant the terms of the subscription agreement relating to the private placement offering with WOF, we completed a private placement of 500,000 shares of common stock to WOF pursuant to Regulation D of the Securities Act. The shares of common stock were sold at a purchase price of $10.00 per share. The private placement resulted in gross proceeds of $5.0 million. The sale was not subject to any underwriting discount or commission. Aggregate offering expenses in connection with the private placement were approximately $0.3 million. WOF is an affiliate of our sponsor, John A. Williams. WOF agreed with the underwriters in the IPO, for a period ending on October 2, 2011, subject to certain exceptions, not to, directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of our common stock issued in connection with the private placement offering or any other securities that are convertible or exchangeable for our common stock issued in connection with the private placement offering or file any registration statement with respect to any of the foregoing or enter into any swap or any other agreement or any transaction that transfers the economic ownership of the common stock issued in connection with the private placement offering without the prior written consent of the representative.

Registration Rights.  Concurrently with the closing of the private placement offering referred to above, we entered into a registration rights agreement for the benefit of WOF in connection with its holdings of common stock. WOF has piggyback registration rights. If we propose to register under the Securities Act any common stock, whether or not for the sale for our own account or for the account of another person, WOF may include in such registration statement the number of shares of common stock as WOF may request, subject to the terms and upon the conditions set forth in the registration rights agreement. WOF has waived such rights in respect of this offering.

Common Stock Issuance

In connection with our formation and initial capitalization, in January 2010, we issued 33,333 shares of our Class B Common Stock for total gross proceeds to us of $99,999 to NELL Partners, Inc., an entity controlled by John A. Williams and Leonard A. Silverstein. In addition, we issued 3,333 shares of our Class A Common Stock for total gross proceeds to us of $9,999 to NELL Partners, Inc. Pursuant to a change in the designation of our shares of Class A Common Stock to common stock and a change of each of our issued and outstanding shares of Class B Common Stock to one issued and outstanding share of common stock, all pursuant to an amendment to our charter filed on February 22, 2011, NELL Partners now holds 36,666 shares of common stock.

Williams Opportunity Fund — Promissory Notes

On April 5, 2011, we paid in full the amounts owing under all our outstanding promissory notes issued to WOF consisting of: $465,050 that was outstanding on the $465,050 original principal promissory note, together with $11,642 in accrued and unpaid interest, $1.24 million that was outstanding on the $1.25 million line of credit, together with $17,453 in accrued and unpaid interest, and the $52,259 that was outstanding on the $0.75 million line of credit, together with $167 in accrued and unpaid interest. All the promissory notes issued to WOF were retired in connection with their repayment in full on April 5, 2011.

Real Estate Property Acquisitions

As of the date of this prospectus, we have acquired three multifamily communities and entered into the Mezzanine Loan related to the construction of a multifamily community that we have an option to purchase. As of June 30, 2011, we have expended a portion of the net proceeds of the IPO as follows: (1) approximately $11.9 million was expended in connection with the acquisition of the membership interests in Stone Rise on April 15, 2011; (2) approximately $13.1 million was expended in connection with the acquisition of the membership interests in Summit Crossing on April 21, 2011; (3) approximately $9.0 million was expended in connection with the acquisition of Trail Creek on April 29, 2011; (4) approximately $3.0 million was expended in connection with the $6.0 million Mezzanine Loan to Oxford

Hampton Partners LLC, through the Company's wholly owned subsidiary Trail Creek Mezzanine Lending, LLC on June 30, 2011; and (5) approximately $0.5 million was expended for our organizational costs. The aggregate amount of net proceeds expended in connection with the three acquisitions, the Mezzanine Loan and organizational costs is approximately $37.5 million. In addition to the use of IPO proceeds in connection with the three acquisitions and the Mezzanine Loan and for organizational costs, we set aside $2.5 million for a working capital and dividend reserve and approximately $0.8 million for planned non-recurring capital expenditures on the three acquisitions, leaving no remaining net proceeds from the IPO.

The Stone Rise membership interests were acquired from Oxford Rise Partners LLC, a Georgia limited liability company, and WOF. WOF owns approximately 19.43% of the outstanding common stock of the Company. In addition, John A. Williams, the President, Chief Executive Officer and Chairman of the Board, indirectly owns an approximate 1.0% membership interest in WOF. In connection with the acquisition, we paid an acquisition fee of $301,500, or 1.0% of the contract purchase price, to our manager, of which WOF received $3,015 through its special limited liability company interest in the manager which entitles WOF to receive 1% of the manager’s gross revenues.

The Summit Crossing membership interests were acquired from Oxford Summit Development LLC, a Georgia limited liability company, and WRF. WRF owns approximately 13.40% of our outstanding common stock. In addition, Mr. Williams indirectly owns an approximate 7.0% membership interest in WRF. In connection with the acquisition, we paid an acquisition fee of $332,000, or 1.0% of the contract purchase price, to our manager, of which WOF received $3,220 through its special limited liability company interest in our manager.

WRF owned indirectly an approximately 10% membership interest in Oxford Trail JV. Separate from Mr. Williams’ membership interest in WRF, Mr. Williams received approximately $62,600 from Trail JV as a promoted interest in connection with the sale of Trail Creek. Leonard A. Silverstein, the Executive Vice President, General Counsel, Secretary and Vice Chairman of the Board received approximately $20,375 from Oxford Trail JV as a promoted interest in connection with the sale of Trail Creek. In connection with the acquisition, we paid an acquisition fee of $235,000, or 1.0% of the contract purchase price, to our manager of which WOF received $2,350 through its special limited liability company interest in the manager which entitles WOF to receive 1% of the manager’s gross revenues.

The acquisition price for each property acquired from an affiliate was determined pursuant to the appraisals of two independent real estate appraisers. For a description of the properties and the terms of the purchase agreements, see the section entitled “Description of Real Estate Investments” included elsewhere in this prospectus.

In connection with the closing of the Mezzanine Loan, Oxford Hampton Partners LLC used proceeds of the Mezzanine Loan to pay approximately $302,300 to WRF to retire an outstanding short term loan from WRF that matured on the closing date of the Mezzanine Loan.

In addition, in connection with the closing of the Mezzanine Loan, we received a loan fee of 2% of the maximum loan amount, or $120,000, and a loan commitment fee of $14,333. From the $120,000 loan fee, we paid a fee of $60,000, or 1.0% of the maximum loan amount, to our manager of which WOF received $600 through its special limited liability company interest in the manager which entitles WOF to receive 1% of the manager’s gross revenues.

The terms of the Mezzanine Loan were approved by our conflicts committee, which consists entirely of independent directors not otherwise interested in the transaction. For a description of the terms of Mezzanine Loan, see the section entitled “Description of Real Estate Investments” included elsewhere in this prospectus.

Directed Share Program.

In connection with our initial public offering, Williams Opportunity Fund, LLC, an affiliate of our sponsor, purchased 500,000 shares of our common stock through our directed share program, and Williams Realty Fund I, LLC, an affiliate of our sponsor, purchased 690,000 shares of our common stock, through our directed share program.

Conflicts of Interest

We are subject to various conflicts of interest arising out of our relationship with Preferred Apartment Advisors, LLC, our manager, and its affiliates, including conflicts related to the arrangements pursuant to which Preferred Apartment Advisors, LLC and its affiliates will be compensated by us. Our agreements and compensation arrangements with our manager and its affiliates were not determined by arm’s-length negotiations. We anticipate that future acquisitions by us of assets likely will be mostly from unaffiliated third parties, but we would still consider an acquisition from an affiliated third party if such acquisition made financial sense to us and was approved by our conflicts committee comprised of independent directors. See the section entitled “Our Manager and Management Agreement” included elsewhere in this prospectus. Some of the conflicts of interest in our transactions with our manager and its affiliates, and the limitations on our manager adopted to address these conflicts, are described below.

Our manager and its affiliates will try to balance our interests with their duties to other John A. Williams-sponsored programs. However, to the extent that our manager or its affiliates take actions that are more favorable to other entities than to us, these actions could have a negative impact on our financial performance and, consequently, on distributions to you and the value of our stock. In addition, our directors, officers and certain of our stockholders may engage for their own account in business activities of the types conducted or to be conducted by our subsidiaries and us. For a description of some of the risks related to these conflicts of interest, see the section entitled “Risk Factors — Risks Related to Conflicts of Interest” included elsewhere in this prospectus.

Our independent directors have an obligation to function on our behalf in all situations in which a conflict of interest may arise, and all our directors have a duty to act in a manner reasonably believed to be in our best interests.

Interests in Other Real Estate Programs

Affiliates of our officers and directors and entities owned or managed by such affiliates may acquire or develop real estate for their own accounts, and have done so in the past. Furthermore, except in certain circumstances, affiliates of our officers and directors and entities owned or managed by such affiliates may form additional real estate investment entities in the future, whether public or private, which can be expected to have the same investment objectives and policies as we do and which may be involved in the same geographic area, and such persons may be engaged in sponsoring one or more of such entities at approximately the same time as our shares of common stock are being offered. Our manager, its affiliates and affiliates of our officers and directors are not obligated to present to us any particular investment opportunity that comes to their attention, unless such opportunity is of a character that might be suitable for investment by us. Our manager and its affiliates likely will experience conflicts of interest as they simultaneously perform services for us and other affiliated real estate programs.

Since 2005, certain of our officers and directors and their affiliates have sponsored three private real estate programs, including one program focused on acquiring residential real estate assets and two programs focused primarily on developing real estate assets across multiple property types. All three of these programs are still operating, but only one of them, William Multifamily Acquisition Fund, has an investment objective that is similar to ours. In addition, an affiliate of one of our officers, William F. Leseman, has performed as the property manager for a number of third party clients, assisting these clients in the operation of their multifamily real estate assets and advising these clients in connection with sales of their multifamily real estate assets. Williams Residential Management, LLC also performs as a property manager for all owned assets within the Williams umbrella group. Conflicts of interest may arise between us and our sponsor’s prior programs, between us and future programs, between us and the institutional investors for which RAM Partners, LLC serves as the third party property manager, and between us and affiliates of our sponsor for which Williams Residential Management, LLC serves as the property manager.

Any affiliated entity, whether or not currently existing, could compete with us in the sale or operation of the properties. We will seek to achieve any operating efficiency or similar savings that may result from affiliated management of competitive properties. However, to the extent that affiliates own or acquire property that is adjacent, or in close proximity, to a property we own, our property may compete with the affiliate’s property for tenants or purchasers.

Every transaction that we enter into with our manager or its affiliates is subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and our manager or any of its affiliates.

Other Activities of Preferred Apartment Advisors, LLC and Its Affiliates

We rely on Preferred Apartment Advisors, LLC for the day-to-day operation of our business. As a result of the interests of members of its management in other John A. Williams-sponsored programs and the fact that they also are engaged, and will continue to engage, in other business activities, Preferred Apartment Advisors, LLC and its affiliates have conflicts of interest in allocating their time between us and other John A. Williams-sponsored programs and other activities in which they are involved. Our executive officers and the key professionals associated with Preferred Apartment Advisors, LLC who provide services to us are not obligated to devote a fixed amount of their time to us, but Preferred Apartment Advisors, LLC believes that our executive officers and the other key professionals have sufficient time to discharge fully their responsibilities to us and to the other business in which they are involved. In addition, Preferred Apartment Advisors, LLC believes that it and its affiliates have sufficient time and personnel to discharge fully their responsibilities to us and all the John A. Williams-sponsored programs and other ventures in which they are involved.

In addition, each of our executive officers also serves as an officer of our manager and/or other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities, in addition to the duties that they owe to us.

We may purchase properties or interests in properties from affiliates of Preferred Apartment Advisors, LLC. The prices we pay to affiliates of our manager for these properties will not be the subject of arm’s-length negotiations, which could mean that the acquisitions may be on terms less favorable to us than those negotiated with unaffiliated parties.

Competition in Acquiring, Leasing and Operating of Properties

Conflicts of interest will exist to the extent that we may acquire, or seek to acquire, properties in the same geographic areas where properties owned by other John A. Williams-sponsored programs are located. In such a case, a conflict could arise in the acquisition or leasing of properties if we and another John A. Williams-sponsored program were to compete for the same properties or tenants in negotiating leases, or a conflict could arise in connection with the resale of properties if we and another John A. Williams-sponsored program were to attempt to sell similar properties at the same time. Conflicts of interest also may exist at such time as we or our affiliates managing property on our behalf seek to employ developers, contractors or building managers, as well as under other circumstances. Preferred Apartment Advisors, LLC will seek to reduce conflicts relating to the employment of developers, contractors or building managers by making prospective employees aware of all such properties seeking to employ such persons. In addition, Preferred Apartment Advisors, LLC will seek to reduce conflicts that may arise with respect to properties available for sale or rent by making prospective purchasers or tenants aware of all such properties. However, these conflicts cannot be fully avoided in that there may be established differing compensation arrangements for employees at different properties or differing terms for resales or leasing of the various properties.

Moreover, our charter provides that none of John A. Williams and his affiliates has a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us, and none of our officers or directors who is a director, officer or employee of one or more of John A. Williams’ affiliates will be liable to us or our stockholders for breach of any duty by reason of any such activities. Our charter further provides that if John A. Williams or any of the officers and directors of one of his affiliates acquires knowledge of a potential transaction or matter that may be a business opportunity for us, John A. Williams or such officer or director will have no duty to communicate or offer such business opportunity to us and will not be liable to us or any of our stockholders for breach of any duty by reason of the fact that such business opportunity is not communicated or offered to us unless such business opportunity is offered to such person in his or her capacity as one of our directors or officers. Any person purchasing or otherwise acquiring any interest in any shares of our stock will be deemed to have notice of and to have consented to these provisions.

Special Limited Partnership Interest

At the sale of each individual asset, our manager may be entitled to distributions from our operating partnership on the special limited partnership interest held by our manager, also known as the “promote”. Our manager has a special limited partnership interest in our operating partnership entitling it to distributions from our operating partnership equal to 15% of any net sale proceeds from an asset (which equals the proceeds actually received by us from the sale of such asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our manager in connection with the sale of the asset, less expenses allocable to the sold asset) remaining after the payment of (i) the capital and expenses allocable to all realized investments (including the sold asset), and (ii) a 7% priority annual return on such capital and expenses; provided, however, that all accrued and unpaid dividends on our preferred stock have been paid in full. This distribution with respect to the special limited partnership interest is payable upon the sale of an asset even if holders of our preferred stock have not received a return of their capital, but only after the holders of our preferred stock have received payment in full of all accrued and unpaid dividends on our preferred stock. It is also possible that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Preferred Stock receive a return of their capital. Moreover, to the extent a distribution with respect to the special limited partnership interest has been paid to our manager for any assets sold within 60 days prior to the sale of an asset in which the Priority Return for that asset was not met, our manager shall return to us an amount up to the distribution so received for the assets sold within such 60-day period, which shall be applied to any Priority Return shortfall actually arising from the sale of the subsequent asset.

Lack of Separate Representation

Proskauer Rose LLP acts, and may in the future act, as counsel to us, Preferred Apartment Advisors, LLC and its affiliates in connection with the offering or otherwise. There is a possibility that in the future the interests of the various parties may become adverse, and under the Code of Professional Responsibility of the legal profession, Proskauer Rose LLP may be precluded from representing any one of such parties. If a dispute were to arise between us, Preferred Apartment Advisors, LLC or any of its affiliates, separate counsel for such matters will be retained as and when appropriate.

Joint Ventures with Affiliates of our Manager

We may enter into joint ventures with other John A. Williams-sponsored programs (as well as other parties) for the acquisition, development or improvement of properties. See the section entitled “Business — Our Investment Strategy” included elsewhere in this prospectus. Our manager and its affiliates may have conflicts of interest in determining that a John A. Williams-sponsored program should enter into any particular joint venture agreement. The co-venturer may have economic or business interests or goals which are or which may become inconsistent with our business interests or goals. In addition, should any such joint venture be consummated, our manager may face a conflict in structuring the terms of the relationship between our interests and the interest of the co-venturer and in managing the joint venture. Since our manager and its affiliates will control both us and any affiliated co-venturer, agreements and transactions between the co-venturers with respect to any such joint venture will not have the benefit of arm’s-length negotiation of the type normally conducted between unrelated co-venturers.

Receipt of Fees and Other Compensation by our Manager and its Affiliates

Our manager and its affiliates will receive substantial fees from us, which fees have not been negotiated at arm’s length. Subject to oversight by our board of directors, our manager will have considerable discretion with respect to all decisions relating to the terms and timing of all transactions. The fees received by our manager and its affiliates could influence our manager’s advice to us as well as the judgment of affiliates of our manager, some of whom also serve as our executive officers and directors and as key professionals of our manager and its affiliates. Therefore, our manager may have conflicts of interest concerning certain actions taken on our behalf, particularly because such fees generally will be payable to our manager and its affiliates regardless of the quality of the properties acquired or the services provided to us. See the section entitled “Our Manager and Management Agreement” included elsewhere in this prospectus. Among other matters, these compensation arrangements could affect their judgment with respect to:

•	the continuation, renewal or enforcement of our agreements with our manager and its affiliates, including the management agreement;
•	sales of properties and other investments (including, subject to the approval of our conflicts committee, sales to affiliates), which entitles our manager to disposition fees and possible distributions with respect to the special limited partnership interest held by our manager; provided, however, that distributions with respect to the special limited partnership interest will only be payable after the return to the stockholders of their capital contributions related to each asset sold plus an amount that would be equal to the Priority Return, i.e., a 7% cumulative, non-compounded annual return on such capital; provided, further, however, that, to the extent a distribution with respect to the special limited partnership interest has been paid to our manager for any assets sold within 60 days prior to the sale of an asset in which the Preferred Return for that asset was not met, our manager shall return to us an amount up to the distribution so received for the assets sold within such 60-day period, which shall be applied to any Priority Return shortfall actually arising from the sale of the subsequent asset;
•	acquisitions of properties and other investments, which entitles our manager to acquisition fees and asset management fees;
•	borrowings to acquire properties and other investments, which borrowings will increase the acquisition and asset-management fees payable to our manager; and
•	whether we seek stockholder approval to internalize our management, which may entail acquiring assets (such as office space, furnishings, intellectual property and technology costs) and negotiating compensation for real estate professionals at our manager and its affiliates that may result in these individuals receiving more compensation from us than they currently receive from our manager and its affiliates.

Certain Conflict Resolution Procedures

Every transaction that we enter into with John A. Williams, WOF, our manager or any of their respective affiliates will be subject to an inherent conflict of interest. Our board of directors may encounter conflicts of interest in enforcing our rights against any affiliate in the event of a default by or disagreement with an affiliate or in invoking powers, rights or options pursuant to any agreement between us and John A. Williams, WOF, our manager or any of their respective affiliates.

In order to reduce or eliminate certain potential conflicts of interest, our conflicts committee will review (1) transactions we enter into with John A. Williams, WOF, our manager or any of their respective affiliates, and (2) the allocation of investment opportunities among affiliated entities. Our conflicts committee may restrict us from the following transactions:

•	Purchasing or leasing properties in which John A. Williams, WOF, our manager, any of our directors or any of their respective affiliates has an interest without a determination by a majority of the members of the conflicts committee not otherwise interested in such transaction that such transaction is fair and reasonable to us and at a price to us no greater than the cost of the property to the seller or lessor unless there is reasonable justification for any amount that exceeds such cost and such excess amount is determined to be reasonable. We may be restricted from acquiring any such property at an amount in excess of its appraised value. We may be restricted from selling or leasing properties to John A. Williams, WOF, our manager, any of our directors or any of their respective affiliates unless a majority of the members of the conflicts committee not otherwise interested in the transaction determines that the transaction is fair and reasonable to us.
•	Making any loans to John A. Williams, WOF, our manager, any of our directors or any of their respective affiliates, except for making or investing in mortgage, bridge or mezzanine loans involving John A. Williams, WOF, our manager, our directors or any of their respective affiliates. We may be required to obtain an appraisal of the underlying property from an independent appraiser and show that the transaction is approved as fair and reasonable to us and on terms no less favorable to us than those available from third parties. In addition, our conflicts committee may restrict John A. Williams, WOF, our manager, any of our directors or any of their respective affiliates from receiving loans from us or making loans to us or to joint ventures in which we are a joint venture partner unless approved by a majority of the members of the conflicts committee not otherwise interested in the transaction as fair, competitive and commercially reasonable, and no less favorable to us than comparable loans between unaffiliated parties.
•	Reimbursing John A. Williams, WOF, our manager or any of their respective affiliates, at cost, for actual expenses incurred by them on behalf of us or joint ventures in which we are a joint venture partner.
•	Investing in an investment opportunity that becomes available that is suitable, under all the factors considered by our manager, for both us and one or more other entities affiliated with our manager and for which more than one of such entities has sufficient uninvested funds, if another such entity has had the longest period of time elapse since it was offered an investment opportunity. Such entity will first be offered such investment opportunity. It will be the duty of our conflicts committee to insure that this method is applied fairly to us. In determining whether or not an investment opportunity is suitable for more than one program, our manager, subject to approval by our conflicts committee, shall examine, among others, the following factors:
º	the anticipated cash flow of the property to be acquired and the cash requirements of each program;
º	the effect of the acquisition both on diversification of each program’s investments by type of property, geographic area and tenant concentration;
º	the policy of each program relating to leverage of properties;
º	the income tax effects of the purchase to each program;
º	the size of the investment; and
º	the amount of funds available to each program and the length of time such funds have been available for investment.
•	If a subsequent development, such as a delay in the closing of a property or a delay in the construction of a property, causes any such investment, in the opinion of our manager, to be more appropriate for a program other than the program that committed to make the investment, our manager may determine that another program affiliated with our manager or its affiliates will make the investment. Our conflicts committee has a duty to ensure that the method used by our manager for the allocation of the acquisition of properties by two or more affiliated programs seeking to acquire similar types of properties is applied fairly to us.
•	Accepting goods or services from John A. Williams, WOF, our manager or any of their respective affiliates or entering into any other transaction with John A. Williams, WOF, our manager or any of their respective affiliates unless a majority of the members of our conflicts committee not otherwise interested in the transaction approve such transaction as fair and reasonable to us and on terms and conditions not less favorable to us than those available from unaffiliated third parties.

The following chart shows the ownership structure of the various entities that are affiliated with Preferred Apartment Communities, Inc. and Preferred Apartment Advisors, LLC.

(1)	NELL Partners, Inc. is controlled by John A. Williams, our sponsor, and Leonard A. Silverstein.
(2)	Preferred Apartment Advisors, LLC is controlled by NELL Partners, Inc. Other than the 1% Manager Revenue Interest (as defined in the section entitled “Our Manager and Management Agreement — 1% Manager Revenue Interest” included elsewhere in this prospectus) held by WOF, all interests of Preferred Apartment Advisors, LLC are held by NELL Partners, Inc.
(3)	The common stock investors in the initial public offering own registered shares of common stock of Preferred Apartment Communities, Inc. The 500,000 shares of common stock acquired by WOF in the private placement offering are not registered shares.
(4)	NELL Partners, Inc. owns 36,666 shares of common stock and WOF owns 1,000,000 shares of common stock. 690,000 shares of common stock were sold to Williams Realty Fund I, LLC in the initial public offering and 500,000 shares of common stock were sold to WOF in the initial public offering.
(5)	Each property is expected to be held in a special purpose entity.
(6)	As the special limited partner of the operating partnership, our manager is entitled to receive a participation in net sales proceeds of our investments. See the section entitled “Our Manager and Management Agreement — Management Compensation — Special Limited Partnership Interest” included elsewhere in this prospectus for information relating to the calculation of distributions with respect to the special limited partnership interest and conditions under which it may be paid.
(7)	The shares of common stock issuable upon the redemption of the Series A Redeemable Preferred Stock will be registered shares.

DESCRIPTION OF SECURITIES

General

We were formed under the laws of the state of Maryland. The rights of our stockholders are governed by Maryland law as well as our charter and by-laws. The following summary of the terms of our capital stock is only a summary, and you should refer to the Maryland General Corporation Law and our charter and by-laws for a full description. The following summary is qualified in its entirety by the detailed information contained in our charter and by-laws. Copies of our charter and by-laws are filed as exhibits to the registration statement, of which this prospectus is a part. See the section entitled “Where You Can Find Additional Information” included elsewhere in this prospectus.

Our charter authorizes us to issue up to 415,066,666 shares of common stock, $0.01 par value per share and 15,000,000 shares of undesignated preferred stock, $0.01 par value per share. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares of stock or the number of shares of stock of any class or series without stockholder approval. Prior to the offering, 5,173,399 shares of common stock were issued and outstanding on a fully diluted basis, including 26,000 shares of unvested restricted common stock. Immediately following this offering, 5,173,399 shares of common stock and a minimum of 2,000 and a maximum of 150,000 shares of Series A Redeemable Preferred Stock will be issued and outstanding. Under Maryland law, stockholders are not generally liable for our debts or obligations.

Our charter also contains a provision permitting our board of directors, by resolution, to classify or reclassify any unissued common stock or preferred stock into one or more classes or series by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption of any new class or series of stock, subject to certain restrictions, including the express terms of any class or series of stock outstanding at the time. We believe that the power to classify or reclassify unissued shares of stock and thereafter issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

Our charter and by-laws contain certain provisions that could make it more difficult to acquire control of our company by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to negotiate first with our board of directors. We believe that these provisions increase the likelihood that proposals initially will be on more attractive terms than would be the case in their absence and facilitate negotiations that may result in improvement of the terms of an initial offer that might involve a premium price for our common stock or otherwise be in the best interest of our stockholders. See the section entitled “Risk Factors — Investment Risks” included elsewhere in this prospectus.

Common Stock

Subject to any preferential rights of any other class or series of stock and to the provisions of our charter regarding the restrictions on the ownership and transfer of stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon our liquidation, are entitled to receive all assets available for distribution to our stockholders. Holders of common stock will not have preemptive rights, which means that they will not have an automatic option to purchase any new shares that we issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of common stock generally will have no appraisal rights.

The holders of common stock shall vote together as a single class on all matters. Holders of shares of common stock shall be entitled to vote for the election of directors. Directors may be removed from office, with or without cause, by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding common stock of the Company. Vacancies on the board of directors resulting from death, resignation, removal or otherwise and newly created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office (although less than a quorum). Any such director elected to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal.

Preferred Stock

Our charter authorizes our board of directors, without stockholder approval, to designate and issue one or more classes or series of preferred stock and to set or change the voting, conversion or other rights, preferences, restrictions, limitations as to dividends or other distributions and qualifications or terms or conditions of redemption of each class of shares so issued. If any preferred stock is publicly offered, the terms and conditions of such preferred stock, including any convertible preferred stock, will be set forth in articles supplementary and described in a registration statement registering the issuance of such preferred stock, if such preferred stock is registered. Because our board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any series or class of preferred stock preferences, powers, and rights senior to the rights of holders of common stock or other preferred stock. If we ever create and issue additional preferred stock with a distribution preference over common stock or preferred stock, payment of any distribution preferences of new outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock and junior preferred stock. Further, holders of preferred stock are normally entitled to receive a preference payment if we liquidate, dissolve, or wind up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of additional preferred stock may delay, prevent, render more difficult or tend to discourage the following:

•	a merger, tender offer, or proxy contest;
•	the assumption of control by a holder of a large block of our securities; or
•	the removal of incumbent management.

Also, our board of directors, without stockholder approval, may issue additional preferred stock with voting and conversion rights that could adversely affect the holders of common stock or preferred stock.

Series A Redeemable Preferred Stock

Our board of directors, including our independent directors, has created out of the authorized and unissued shares of our preferred stock, a series of redeemable preferred stock, designated as the Series A Redeemable Preferred Stock Preferred Stock (the “Series A Redeemable Preferred Stock”).

The following is a brief description of the terms of our Series A Redeemable Preferred Stock being offered in this offering. The description of our Series A Redeemable Preferred Stock contained herein does not purport to be complete and is qualified in its entirety by reference to the Articles Supplementary for our Series A Redeemable Preferred Stock, which has been filed with the SEC as an exhibit to the registration statement, of which this prospectus is a part.

Rank.  Our Series A Redeemable Preferred Stock ranks with respect to dividend rights and rights upon our liquidation, winding-up or dissolution:

•	senior to our common stock and any other class or series of our capital stock, the terms of which expressly provide that our Series A Redeemable Preferred Stock ranks senior to such class or series as to dividend rights or rights on our liquidation, winding-up and dissolution;
•	junior to each class or series of our capital stock, including capital stock issued in the future, the terms of which expressly provide that such class or series ranks senior to the Series A Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding up and dissolution; and
•	junior to all our existing and future debt obligations.

Investors in the Series A Preferred Stock should note that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Preferred Stock receive a return of their capital.

Stated Value.  Each share of Series A Redeemable Preferred Stock will have an initial “Stated Value” of $1,000, subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our Series A Redeemable Preferred Stock, as set forth in the Aricles Supplementary.

Dividends.  Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to our Series A Redeemable Preferred Stock, if any such class or series is authorized in the future, the holders of Series A Redeemable Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on each share of Series A Redeemable Preferred Stock shall be cumulative from the date of issuance. We expect to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day), beginning no later than the month following the first full month after we receive and accept aggregate subscriptions in excess of the minimum offering. Once we begin paying such dividends, we expect to pay them monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.

Holders of our shares of Series A Redeemable Preferred Stock are not entitled to any dividend in excess of full cumulative dividends on our shares of Series A Redeemable Preferred Stock. Unless full cumulative dividends on our shares of Series A Redeemable Preferred Stock for all past dividend periods have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment, we will not:

•	declare and pay or declare and set aside for payment dividends and we will not declare and make any other distribution of cash or other property (other than dividends or distributions paid in shares of stock ranking junior to the Series A Redeemable Preferred Stock as to the dividend rights or rights on our liquidation, winding-up or dissolution, and options, warrants or rights to purchase such shares), directly or indirectly, on or with respect to any shares of our common stock or any class or series of our stock ranking junior to or on parity with the Series A Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution for any period; or
•	except by conversion into or exchange for shares of stock ranking junior to the Series A Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution, or options, warrants or rights to purchase such shares, redeem, purchase or otherwise acquire (other than a redemption, purchase or other acquisition of common stock made for purposes of an employee incentive or benefit plan) for any consideration, or pay or make available any monies for a sinking fund for the redemption of, any common stock or any class or series of our stock ranking junior to or on parity with the Series A Redeemable Preferred Stock as to dividend rights or rights on our liquidation, winding-up or dissolution.

To the extent necessary to preserve our status as a REIT, the foregoing sentence, however, will not prohibit declaring or paying or setting apart for payment any dividend or other distribution on the common stock.

Redemption at the Option of a Holder.  Beginning two years from the date of original issuance of shares of our Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the Company to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 10% redemption fee, plus any accrued but unpaid dividends.

Beginning three years from the date of original issuance of shares of our Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the Company to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 5% redemption fee, plus any accrued but unpaid dividends.

Beginning four years from the date of original issuance of shares of our Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the Company to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to the Stated Value, less a 3% redemption fee, plus any accrued but unpaid dividends.

Beginning five years from the date of original issuance of shares of our Series A Redeemable Preferred Stock to be redeemed, the holder will have the right to require the Company to redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to 100% of the Stated Value, plus any accrued but unpaid dividends.

For example, if after two years from the date of issuance, but prior to three years from the date of issuance, a holder of Series A Redeemable Preferred Stock requires the Company to redeem his or her shares, then, based on an assumed annual dividend rate of six percent (6%) and the 10% redemption fee and assuming that all dividends have been timely and fully paid in cash and assuming no other distributions have been made in respect of such shares, the holder would be entitled to receive an aggregate amount that, together with all such paid dividends, would equal to 102% of the aggregate Stated Value of the shares of Series A Redeemable Preferred Stock redeemed.

If a holder of Series A Redeemable Preferred Stock causes the Company to redeem such shares of Series A Redeemable Preferred Stock, we have the right, in our sole discretion, to pay the redemption price in cash or in equal value of our common stock, based on the volume weighted average price of our common stock for the 20 trading days prior to the redemption.

Our obligation to redeem any shares of our Series A Redeemable Preferred Stock is limited to the extent that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption.

Optional Redemption Following Death of a Holder.  Subject to restrictions, beginning on the date of original issuance and ending two years thereafter, we will redeem shares of Series A Redeemable Preferred Stock held by a natural person upon his or her death at the written request of the holder’s estate at a redemption price equal to the Stated Value, plus accrued and unpaid dividends thereon through and including the date of redemption; provided, however, that our obligation to redeem any of the shares of Series A Redeemable Preferred Stock is limited to the extent that we do not have sufficient funds available to fund any such redemption or we are restricted by applicable law from making such redemption.

Optional Redemption by the Company.  We will have the right to redeem any or all shares of our Series A Redeemable Preferred Stock beginning on the tenth anniversary of the date of original issuance of the shares of Series A Redeemable Preferred Stock to be redeemed. We will redeem such shares of Series A Redeemable Preferred Stock at a redemption price equal to 100% of the Stated Value per share of Series A Redeemable Preferred Stock, plus any accrued but unpaid dividends. We have the right, in our sole discretion, to pay the redemption price in cash or in equal value of our common stock, based on the volume weighted average price of our common stock for the 20 trading days prior to the redemption, in exchange for the Series A Redeemable Preferred Stock.

We may exercise our redemption right by delivering a written notice thereof to all, but not less than all, of the holders of Series A Redeemable Preferred Stock. A notice of redemption shall be irrevocable. Each such notice will state the date on which the redemption by us shall occur, which date will be 30 days following the notice date.

Liquidation Preference.  Upon any voluntary or involuntary liquidation, dissolution or winding-up of our affairs, before any distribution or payment shall be made to holders of our common stock or any other class or series of capital stock ranking junior to our shares of Series A Redeemable Preferred Stock, the holders of shares of Series A Redeemable Preferred Stock will be entitled to be paid out of our assets legally available for distribution to our stockholders, after payment or provision for our debts and other liabilities, a liquidation preference equal to the Stated Value per share, plus an amount equal to any accrued and unpaid dividends (whether or not declared) to and including the date of payment.

After payment of the full amount of the liquidating distributions to which they are entitled, the holders of our shares of Series A Redeemable Preferred Stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other corporation, trust or other entity, the consolidation or merger of any other corporation, trust or entity with or into us, the sale or transfer of any or all our assets or business, or a statutory share exchange will not be deemed to constitute a liquidation, dissolution or winding-up of our affairs.

In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the MGCL, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Redeemable Preferred Stock will not be added to our total liabilities.

Voting Rights.  Our Series A Redeemable Preferred Stock has no voting rights.

Exchange Listing.  We do not plan on making an application to list the shares of our Series A Redeemable Preferred Stock on AMEX, any national securities exchange or other nationally recognized trading system. Our common stock is listed on AMEX.

Common Stock Warrants

The following is a brief summary of the Warrants and is subject to, and qualified in its entirety by, the terms set forth in the warrant agreement and global warrant certificate filed with the SEC as exhibits to the registration statement, of which this prospectus is a part.

Warrant Agreement.  The Warrants to be issued in this offering will be governed by a warrant agreement to be entered into between us and Computershare Trust Company, N.A., as agent for our company in respect of the Warrants. The Warrants shall be issued by “book-entry only” form to the Depository Trust Company (“DTC”) and evidenced by one or more global warrants. Those investors who own beneficial interests in a global warrant do so through participants in DTC’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of DTC and its participants. The Warrants may be exercised by notifying a broker who is a DTC participant prior to the expiration of such Warrants and providing payment of the exercise price for the shares of our common stock for which such warrants are being exercised. The foregoing description of the terms of the Warrant Agreement is subject to the detailed provisions of such Warrant Agreement.

Exercisability.  Holders may exercise the Warrants at any time beginning one year from the date of issuance up to 11:59 p.m., New York time, on the date that is four years after the date of issuance. The Warrants are exercisable, at the option of each holder, in whole, but not in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise in the circumstances discussed below). Each Warrant is exercisable for 20 shares of our common stock (subject to adjustment, as discussed below). The holder of Warrants does not have the right to exercise any portion of the Warrant if the holder would beneficially own in excess of 9.8% in value of the shares of our capital stock outstanding or in excess of 9.8% (in value or number of shares, whichever is more restrictive) of the shares of our common stock outstanding immediately after giving effect to such exercise.

Cashless Exercise.  If, at the time of exercise of any Warrant, a registration statement covering the issuance of the shares of common stock issuable upon exercise of the Warrant is not effective or the prospectus contained in the registration statement is not available for the issuance of the shares of common stock issuable upon exercise of the Warrant, the holder may only exercise its Warrant on a cashless basis. When exercised on a cashless basis, a portion of the Warrant is cancelled in payment of the purchase price payable in respect of the number of shares of our common stock purchasable upon such exercise. Any Warrant that is outstanding on the termination date of the Warrant shall be automatically terminated.

Exercise Price.  The exercise price of the common stock purchasable upon exercise of the Warrants equals 120% of the current market price per share of our common stock on the date of issuance of such Warrant, subject to a minimum exercise price of $9.00 per share. The current market price will be determined using the weighted average price of the previous 20 days of trading volume. The exercise price and the number of shares of common stock issuable upon exercise of the Warrants is subject to appropriate adjustment in relation to certain events, such as recapitalizations, stock dividends, stock splits, stock combinations, reclassifications or similar events affecting our common stock, and also upon any distribution of assets, including cash, stock or other property to our stockholders.

Transferability.  Subject to applicable law, the Warrants may be transferred at the option of the holder upon surrender of the Warrants with the appropriate instruments of transfer.

Exchange Listing.  We do not plan on making an application to list the Warrants on AMEX, any national securities exchange or other nationally recognized trading system. Our common stock is listed on AMEX.

Rights as Stockholder.  Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the Warrants will not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Warrants.

Fractional Shares.  No fractional shares of common stock will be issued upon the exercise of the Warrants. Rather, the Company shall, at its election, either pay a cash adjustment in respect of such fraction in an amount equal to such fraction multiplied by the exercise price or round up the number of shares of common stock to be issued to the nearest whole number.

Meetings and Special Voting Requirements

Subject to our charter restrictions on ownership and transfer of our stock and the terms of each class or series of stock, including with respect to the vote by the common stock for the election of directors, each holder of common stock is entitled at each meeting of stockholders to one vote per share owned by such stockholder on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of our board of directors, which means that the holders of a majority of shares of our outstanding common stock can elect all the directors then standing for election and the holders of the remaining shares of common stock will not be able to elect any directors.

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter. Our charter does not provide for a lesser percentage in these situations.

An annual meeting of our stockholders will be held each year. Special meetings of stockholders may be called upon the request of a majority of our directors, the chairman of the board, the president or the chief executive officer and must be called by our secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast on such matter at the meeting (subject to the stockholders’ compliance with certain procedures set forth in our by-laws). The presence of stockholders entitled to cast at least a majority of all the votes entitled to be cast at such meeting on any matter, either in person or by proxy, will constitute a quorum.

One or more persons who together are and for at least six months have been stockholders of record of at least five percent of the outstanding shares of any class of our stock are entitled to receive a copy of our stockholder list upon request in accordance with Maryland law. The list provided by us will include each stockholder’s name and address and the number of shares owned by each stockholder and will be made available within 20 days of the receipt by us of the request. Stockholders and their representatives shall also be given access to our by-laws, the minutes of stockholder proceedings, our annual statements of affairs and any voting trust agreements on file at our principal office during usual business hours. We have the right to request that a requesting stockholder represent to us that the list and records will not be used to pursue commercial interests.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Code, we must meet the following criteria regarding our stockholders’ ownership of our shares:

•	we cannot be “closely held” under Section 856(h) of the Code; that is, five or fewer individuals (as specially defined in the Code to include specified private foundations, employee benefit plans and trusts and charitable trusts and subject to certain constructive ownership rules) may not own, directly or indirectly, more than 50% in value of our outstanding shares during the last half of a taxable year, other than our first REIT taxable year; and
•	100 or more persons must beneficially own our shares during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year, other than our first REIT taxable year.

See the section entitled “Material U.S. Federal Income Tax Considerations” included elsewhere in this prospectus for further discussion of this topic. We may prohibit certain acquisitions and transfers of shares so as to ensure our initial and continued qualification as a REIT under the Code. However, there can be no assurance that this prohibition will be effective. Because we believe it is essential for us to qualify as a REIT, and, once qualified, to continue to qualify, among other purposes, our charter provides (subject to certain exceptions) that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our shares of our stock.

Our board of directors, in its sole discretion, may waive this ownership limit (prospectively or retroactively) if evidence satisfactory to our directors, including certain representations and undertakings required by our charter, is presented that such ownership will not then or in the future jeopardize our status as a REIT. Our board of directors agreed to waive the 9.8% ownership limit with respect to the holdings by: (1) NELL Partners of 36,666 shares of common stock; (2) WOF of 1,000,000 shares of common stock; and (3) WRF of 690,000 shares of common stock. Also, these restrictions on transferability and ownership will not apply if our directors determine that it is no longer in our best interests to continue to qualify as a REIT or that compliance with such restrictions is no longer required in order for us to qualify as a REIT.

In addition to prohibiting the transfer or ownership of our stock that would result in any person owning, directly or indirectly, shares of our stock in excess of the foregoing ownership limitations, our charter prohibits the transfer or ownership of our stock if such transfer or ownership would:

•	with respect to transfers only, result in our stock being beneficially owned by fewer than 100 persons, determined without reference to any rules of attribution;
•	result in our being “closely held” within the meaning of Section 856(h) of the Code (regardless of whether the ownership interest is held during the last half of a taxable year);
•	result in our owning, directly or indirectly, more than 9.8% of the ownership interests in any tenant or subtenant; or
•	otherwise result in our disqualification as a REIT.

If any attempted transfer of our stock which, if effective, would result in a violation of these limitations, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries (or, in the case of a transfer that would result in our stock being beneficially owned by fewer than 100 persons, be void), and the proposed transferee will not acquire any rights in the shares. To avoid confusion, these shares so transferred to a beneficial trust will be referred to in this prospectus as “Excess Securities.” Excess Securities will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee of the beneficial trust, as holder of the Excess Securities, will be entitled to receive all distributions authorized by the board of directors on such securities for the benefit of the charitable beneficiary. Our charter further entitles the trustee of the beneficial trust to vote all Excess Securities. If a transfer to the trust would be ineffective for any reason to prevent a violation of any of the foregoing restrictions, the transfer resulting in such violation will be void from the time of such purported transfer.

The trustee of the beneficial trust will select a transferee to whom the Excess Securities may be sold as long as such sale does not violate the 9.8% ownership limit or the other restrictions on ownership and transfer. Upon sale of the Excess Securities, the intended transferee (the transferee of the Excess Securities whose ownership would have violated the 9.8% ownership limit or the other restrictions on ownership and transfer) will receive from the trustee of the beneficial trust the lesser of such sale proceeds, or the price per share the intended transferee paid for the Excess Securities (or, in the case of a gift or devise to the intended transferee, the price per share equal to the market value per share on the date of the transfer to the intended transferee). The trustee may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. The trustee of the beneficial trust will distribute to the charitable beneficiary any amount the trustee receives in excess of the amount to be paid to the intended transferee.

In addition, we have the right to purchase any Excess Securities at the lesser of (i) the price per share paid in the transfer that created the Excess Securities (or, in the case of a devise or gift, the market price at the time of such devise or gift), and (ii) the market price on the date we, or our designee, exercise such right. We may reduce the amount payable to the intended transferee by the amount of dividends and other distributions which have been paid to the intended transferee and are owed by the intended transferee to the trustee. We will have the right to purchase the Excess Securities until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the intended transferee.

Any person who (i) acquires or attempts or intends to acquire shares in violation of the foregoing ownership limitations, or (ii) would have owned shares that resulted in a transfer to a charitable trust, is required to give us immediate written notice or, in the case of a proposed or intended transaction, 15 days’ written notice. In both cases, such persons must provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions will continue to apply until our board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance with the restrictions is no longer required in order for us to qualify as a REIT.

The 9.8% ownership limit does not apply to the underwriters in a public offering of shares. Any person who owns more than 5% of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the name and address of such owner, the number of shares beneficially owned, directly or indirectly, and a description of the manner in which such shares are held. Each such person also must provide us with such additional information as we may request in order to determine the effect of such ownership on our status as a REIT and to ensure compliance with the 9.8% ownership limit.

Distribution Policy and Distributions

Holders of Series A Redeemable Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us out of legally available funds, cumulative cash dividends on each share of Series A Redeemable Preferred Stock at an annual rate of six percent (6%) of the Stated Value. Dividends on each share of Series A Redeemable Preferred Stock shall be cumulative from the date of issuance. We expect to authorize and declare dividends on the shares of Series A Redeemable Preferred Stock on a monthly basis payable on the 20th day of the month following the month for which the dividend was declared (or the next business day if the 20th day is not a business day), beginning no later than the month following the first full month after we receive and accept aggregate subscriptions in excess of the minimum offering. Once we begin paying such dividends, we expect to pay them monthly, unless our results of operations, our general financing conditions, general economic conditions, applicable provisions of Maryland law or other factors make it imprudent to do so. The timing and amount of such dividends will be determined by our board of directors, in its sole discretion, and may vary from time to time.

On May 5, 2011, we declared a quarterly cash dividend to our common stockholders of record as of June 30, 2011, that was paid on July 15, 2011, in the amount of $0.125 per share of common stock, totaling approximately $646,487. On August 4, 2011, we declared a quarterly cash dividend of $0.125 per share, which was paid on October 17, 2011 to all common stockholders of record as of September 30, 2011, totaling

$646,675. On November 10, 2011, we declared a quarterly cash dividend of $0.125 per share, which will be paid on January 17, 2012 to all common stockholders of record as of December 30, 2011.

Because all our operations will be performed indirectly through Preferred Apartment Communities Operating Partnership, L.P., our operating partnership, our ability to pay distributions depends on Preferred Apartment Communities Operating Partnership, L.P.’s ability to pay distributions to its partners, including to us. If we do not have enough cash from operations to fund the distribution, we may borrow, issue additional securities or sell assets in order to fund the distributions or make the distributions out of net proceeds from the offerings.

Distributions will be paid to our stockholders when and if authorized by our board of directors and declared by us out of legally available funds as of the record dates selected by our board of directors. We expect to declare and pay distributions to our common stockholders quarterly unless our results of operations, our general financial condition, general economic conditions or other factors make it imprudent to do so. Distributions will be authorized at the discretion of our board of directors, which will be influenced in part by its intention to comply with the REIT requirements of the Code. We intend to make distributions sufficient to meet the annual distribution requirement and to avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. The funds we receive from operations that are available for distribution may be affected by a number of factors, including the following:

•	the amount of time required for us to invest the funds received in the offering;
•	our operating and interest expenses;
•	the ability of tenants to meet their obligations under the leases associated with our properties;
•	the amount of distributions or dividends received by us from our indirect real estate investments;
•	our ability to keep our properties occupied;
•	our ability to maintain or increase rental rates when renewing or replacing current leases;
•	capital expenditures and reserves for such expenditures;
•	the issuance of additional shares; and
•	financings and refinancings.

We must distribute to our stockholders at least 90% of our taxable income each year in order to meet the requirements for being treated as a REIT under the Code. This requirement is described in greater detail in the section entitled “Material U.S. Federal Income Tax Considerations — Taxation — Annual Distribution Requirements” included elsewhere in this prospectus. Our directors may authorize distributions in excess of this percentage as they deem appropriate. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period, but may be made in anticipation of cash flow that we expect to receive during a later period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. To allow for such differences in timing between the receipt of income and the payment of expenses, and the effect of required debt payments, among other things, could require us to borrow funds from third parties on a short-term basis, issue new securities, or sell assets to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. These methods of obtaining funding could affect future distributions by increasing operating costs and decreasing available cash. In addition, such distributions may constitute a return of capital. See the section entitled “Material U.S. Federal Income Tax Considerations — REIT Qualification Tests” included elsewhere in this prospectus.

Stockholder Liability

The Maryland General Corporation Law provides that our stockholders:

•	are not liable personally or individually in any manner whatsoever for any debt, act, omission or obligation incurred by us or our board of directors; and

•	are under no obligation to us or our creditors with respect to their shares other than the obligation to pay to us the full amount of the consideration for which their shares were issued.

Business Combinations

Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•	any person who beneficially owns 10% or more of the voting power of the corporation’s outstanding voting stock; or
•	an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation.

A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•	two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors before the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, our board of directors has adopted a resolution exempting any business combination with Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC. As a result, Preferred Apartment Advisors, LLC or any affiliate of Preferred Apartment Advisors, LLC may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and the other provisions of the statute.

The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Control Share Acquisitions

With some exceptions, Maryland law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of stockholders holding two-thirds of the votes entitled to be cast on the matter, excluding “control shares”:

•	owned by the acquiring person;
•	owned by our officers; and
•	owned by our employees who are also directors.

“Control shares” mean voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer in respect of which the acquirer can exercise or direct the exercise of voting power, would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more, but less than one-third of all voting power;
•	one-third or more, but less than a majority of all voting power; or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition occurs when, subject to some exceptions, a person directly or indirectly acquires ownership or the power to direct the exercise of voting power (except solely by virtue of a revocable proxy) of issued and outstanding control shares. A person who has made or proposes to make a control share acquisition, upon satisfaction of some specific conditions, including an undertaking to pay expenses, may compel our board of directors to call a special meeting of our stockholders to be held within 50 days of a request to consider the voting rights of the control shares. If no request for a meeting is made, we may present the question at any stockholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement on or before the 10th day after the control share acquisition as required by the statute, then, subject to some conditions and limitations, we may redeem any or all the control shares (except those for which voting rights have been previously approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation, or share exchange if we are a party to the transaction or to acquisitions approved or exempted by our charter or by-laws.

As permitted by Maryland General Corporation Law, our by-laws contain a provision exempting from the control share acquisition statute any and all acquisitions of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or by-laws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or by-laws, to any or all of five provisions:

•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the directors;
•	a requirement that a vacancy on the board be filled only by affirmative vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•	a majority requirement for the calling of a special meeting of stockholders.

Our charter and by-laws provide that vacancies on our board of directors may be filled by the remaining directors. Any such director elected to fill a vacancy will hold office until the next annual meeting of stockholders and until his or her successor is elected and qualifies or until his or her earlier death, resignation or removal. Our charter also vests in the board the exclusive power to fix the number of directorships.

In addition, our charter provides that any director may be removed from office, with or without cause, by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding common stock of the Company.

Transfer Agent and Registrar

We expect the transfer agent and registrar for our shares of Series A Redeemable Preferred Stock and the Warrants to be Computershare Trust Company, N.A. Computershare Trust Company, N.A. currently acts as the transfer agent and registrar for our common stock.

SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE

Prior to our initial public offering in April 2011, there was no established trading market for our common stock. No assurance can be given as to (1) the likelihood that an active market for our shares of common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell the shares, or (4) the prices that stockholders may obtain for any of the shares. No prediction can be made as to the effect, if any, that future sales of shares or the availability of shares for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of common stock, or the perception that such sales could occur, may affect adversely prevailing market prices of the shares of common stock. See the section entitled “Risk Factors — Investment Risks” included elsewhere in this prospectus.

Any shares of common stock issuable upon exercise of the Warrants or upon redemption of the Series A Redeemable Preferred Stock will be freely tradable without restriction or further registration under the Securities Act, except for any such shares of common stock held by our “affiliates”, as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. The shares of our common stock issued in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any such shares of common stock held by our “affiliates”, as defined in Rule 144 under the Securities Act, which would be subject to the limitations and restrictions described below. The remaining outstanding shares of our common stock are “restricted securities”, as defined in Rule 144. Restricted shares may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 of the Securities Act. As of November 14, 2011, 5,149,325 shares of common stock are available in the public market; 1,788,959 of such shares are subject to Rule 144. If the IPO Warrant is exercised, there would be an additional 150,000 shares of common stock available in the public market.

For a description of certain restrictions on transfers of our shares of common stock held by our stockholders, see the section entitled “Description of Securities — Restrictions on Ownership and Transfer” included elsewhere in this prospectus.

Rule 144

In general, under Rule 144 as currently in effect, our affiliates who own shares for at least six months or own shares purchased in the open market, are entitled to sell these shares as follows. Within any three-month period, each person may sell a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which is approximately 51,493 shares on the date of this prospectus, or the average weekly trading volume of our common stock on the AMEX during the four calendar weeks preceding the filing of a notice of the sale on Form 144. Sales under Rule 144 by affiliates also will be subject to manner of sale provisions, notice requirements and the availability of current public information about us.

A person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale, and who owns shares within the definition of “restricted securities” under Rule 144 that were purchased from us, or any affiliate, at least six months previously, also would be entitled to sell shares under Rule 144. Such sales would be permitted without regard to the volume limitations, manner of sale provisions or notice requirements described above and, after one year, without any limits, including the public information requirement.

We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of stockholders and other factors.

Registration Rights Agreement

In connection with closing of our private placement offering on April 5, 2011, we entered into a registration rights agreement with WOF that requires us to register under the Securities Act the shares of common stock held by it and its transferees under certain circumstances and subject to certain restrictions. Such securities registered under any registration statement are available for sale in the open market unless restrictions apply. See the section entitled “Certain Relationships and Related Transactions — Agreements With Institutional and Other Investors” included elsewhere in this prospectus.

SUMMARY OF OUR ORGANIZATIONAL DOCUMENTS

Each stockholder is bound by and deemed to have agreed to the terms of our organizational documents by virtue of the election to become a stockholder. Our organizational documents consist of our charter and by-laws. The following is a summary of material provisions of our organizational documents and does not contain all the information about our charter and by-laws that you should consider before investing in our common stock. Our organizational documents are filed as exhibits to our registration statement, of which this prospectus is part. See the section entitled “Where You Can Find Additional Information” included elsewhere in this prospectus.

Our charter was filed with and accepted for record by the State Department of Assessments and Taxation of Maryland on September 18, 2009, amended and restated on January 5, 2010, corrected pursuant to a certificate of correction on January 20, 2010, amended and restated on November 12, 2010, amended on February 22, 2011 and amended and restated on February 24, 2011. On October 31, 2011, our Articles Supplementary were filed with and accepted for record by the State Department of Assessments and Taxation of Maryland. Our third amended and restated by-laws, in their present form, became operative as of February 24, 2011. Neither our charter nor by-laws have an expiration date, and therefore, both documents remain effective in their current form throughout our existence, unless they are amended.

Charter and By-law Provisions

The rights of stockholders and related matters are governed by our organizational documents and Maryland law. Certain provisions of these documents or of Maryland law, summarized below, may make it difficult to change the composition of our board and could have the effect of delaying, deferring, or preventing a change in control of us, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all our assets) that might provide a premium price for holders of our common stock. See generally the section entitled “Risk Factors — Risks Related to Our Organization, Structure and Management” included elsewhere in this prospectus.

Stockholders’ Meetings and Voting Rights

We will hold an annual meeting of stockholders. The purpose of each annual meeting will be to elect directors and to transact any other business. The chairman, the chief executive officer, the president or a majority of the directors also may call a special meeting of the stockholders. The secretary must call a special meeting to act on any matter that may properly be considered at a meeting of stockholders when stockholders entitled to cast not less than a majority of all votes entitled to be cast on such matter at the meeting make a written request (subject to the stockholders’ compliance with certain procedures set forth in our by-laws).

We will give notice of any annual or special meeting of stockholders not less than ten nor more than ninety days before the meeting. The notice must state the purpose of the special meeting. At any meeting of the stockholders, each stockholder is entitled to one vote for each share owned of record on the applicable record date. In general, the presence in person or by proxy of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting on any matter will constitute a quorum. Directors are elected by a plurality of the votes cast and a majority of votes cast will be sufficient to approve any other matter that may properly come before the meeting, unless more than a majority of the votes cast is required by law or our charter.

Holders of Series A Redeemable Preferred Stock have no voting rights.

Board of Directors

Under our organizational documents, we must have at least two but not more than ten directors. Our charter currently names two directors. A director may resign at any time. A director may be removed from office with or without cause by the affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding common stock of the Company. A vacancy on the board caused by the death, removal or resignation of a director or by an increase in the number of directors, within the limits described above, may be filled by the vote of a majority of the remaining directors whether or not the voting directors constitute a quorum.

These provisions preclude stockholders from (1) removing incumbent directors except upon a substantial affirmative vote, and (2) filling the vacancies created by such removal with their own nominees.

Maryland law provides that any action required or permitted to be taken at a meeting of the board also may be taken without a meeting by the unanimous written or electronic consent of all directors.

The approval by our board and by holders of at least two-thirds of our outstanding voting shares of stock is generally necessary for us to do any of the following:

•	amend our charter;
•	transfer all or substantially all our assets other than in the ordinary course of business;
•	engage in mergers, consolidations or share exchanges; or
•	liquidate and dissolve.

Inspection of Books and Records; Stockholder Lists

Any stockholder or his or her designated representative will be permitted, during usual business hours, to inspect and obtain copies of our by-laws, the minutes of stockholder proceedings, our annual statements of affairs and any voting trust agreements on file at our principal office. One or more persons who together are and for at least six months have been stockholders of record of at least five percent of the outstanding shares of any class of our stock may also request a copy of our stockholder list, although the request cannot be made to secure a copy of our stockholder list or other information for the purpose of selling the list or using the list or other information for a commercial purpose.

Amendment of the Organizational Documents

Except for those amendments permitted to be made without stockholder approval, our charter may be amended only if the amendment is declared advisable by our board and approved by the stockholders entitled to cast at least two-thirds of all the votes entitled to be cast on the matter. Our by-laws may be amended in any manner not inconsistent with the charter by a majority vote of our directors present at a board meeting at which a quorum is present.

Dissolution or Termination of the Company

As a Maryland corporation, we may be dissolved at any time after a determination by a majority of the entire board that dissolution is advisable and the approval of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter.

Advance Notice of Director Nominations and New Business

Proposals to elect directors or conduct other business at an annual or special meeting must be brought in accordance with our by-laws. The by-laws provide that any business may be transacted at the annual meeting without being specifically designated in the notice of meeting. However, with respect to special meetings of stockholders, only the business specified in the notice of the special meeting may be brought at that meeting.

Our by-laws also provide that nominations of individuals for election to the board may be made at an annual meeting (1) pursuant to the Company’s notice of meeting, (2) by or at the direction of our board of directors, or (3) by any stockholder who is a stockholder of record both at the time of giving of notice pursuant to the by-laws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice procedures set forth in our by-laws. Our by-laws further provide that the proposal of other business to be considered by stockholders may be made at an annual meeting (x) pursuant to the notice of meeting, (y) by or at the direction of our board of directors, or (z) by any stockholder of record both at the time of giving notice pursuant to the by-laws and at the time of the annual meeting, who is entitled to vote at the meeting on any such other business and who has complied with the advance notice provisions set forth in our by-laws.

A notice of a director nomination or stockholder proposal to be considered at an annual meeting must be delivered to our secretary at our principal executive offices:

•	not later than 5:00 p.m., Eastern Time, on the 120th day nor earlier than 150 days prior to the first anniversary of the date of release of the proxy statement for the previous year’s annual meeting; or
•	if the date of the meeting is advanced or delayed by more than 30 days from the anniversary date or if an annual meeting has not yet been held, not earlier than 150 days prior to the annual meeting or not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

Nominations of individuals for election to the board may be made at a special meeting, (A) by or at the direction of our board of directors, (B) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with the procedures set forth in our by-laws and that has supplied the information required by our by-laws about each individual whom such stockholder proposes to nominate for election as a director, or (C) provided that the special meeting has been called for the purpose of electing directors, by any stockholder who is a stockholder of record both at the time of giving of notice and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who complies with the notice procedures set forth in our by-laws.

A notice of a director nomination to be considered at a special meeting must be delivered to our secretary at our principal executive offices:

•	not earlier than 120 days prior to the special meeting; and
•	not later than 5:00 p.m., Eastern Time, on the later of either:
º	ninety days prior to the special meeting; or
º	ten days following the day of our first public announcement of the date of the special meeting and the nominees proposed by our board to be elected at the meeting.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the Maryland General Corporation Law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter obligates us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or
•	any individual who, while a director or officer of our company and at our request, serves or has served another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, member or manager of such corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.

We have entered into an indemnification agreement with each of our officers and directors. Each indemnification agreement provides, among other things, that we will indemnify, to the maximum extent permitted by law, the covered officer or director against any and all judgments, penalties, fines and amounts paid in settlement, and all reasonable and out-of-pocket expenses (including attorneys’ fees), actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding that arises out of the officer’s or director’s status as a present or former officer, director, employee or agent of the Company. Each indemnification agreement also requires us, upon request of the covered officer or director, to advance the expenses related to such an action provided that the officer or director undertakes to repay any amounts to which he is subsequently determined not to be entitled.

The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered officer or director may be entitled, including any rights arising under our charter or bylaws or applicable law.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

REIT Qualification

Our charter provides that our board of directors may revoke or otherwise terminate our REIT election, without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify as a REIT.

SUMMARY OF OUR OPERATING PARTNERSHIP AGREEMENT

The following is a summary of the agreement of limited partnership that we have entered into in connection with our operating partnership, Preferred Apartment Communities Operating Partnership, L.P. This summary and the descriptions of the operating partnership agreement provisions elsewhere in this prospectus are qualified by the form of agreement, which is filed as an exhibit to our registration statement, of which this prospectus is a part. See the section entitled “Where You Can Find Additional Information” included elsewhere in this prospectus.

Conducting our operations through the operating partnership allows the sellers of properties to contribute their property interests to the operating partnership in exchange for Class A Units rather than for cash or our common stock. This enables the seller to defer some of or all the potential taxable gain on the transfer. From the seller’s perspective, there are also differences between the ownership of common stock and partnership units, some of which may be material because they impact the business organization form, distribution rights, voting rights, transferability of equity interests received and U.S. federal income taxation.

Description of Partnership Units

Partnership interests in the operating partnership, other than the special limited partnership interest, are divided into “units.” The operating partnership has four classes of units: (a) GP Units; (b) Class A Units; (c) Class B Units; and (d) Series A Redeemable Preferred Units.

GP Units

GP Units represent an interest as a general partner in the operating partnership and we, as general partner, will hold all such units. In return for the initial capital contribution of $109,998 we made, the operating partnership issued to us 10,999.80 general partnership units that were subsequently redesignated as 10,999.80 GP Units and 36,666 limited partnership units that were subsequently redesignated as 36,666 Class A Units.

In our capacity as general partner, we manage the operating partnership and are liable for certain unpaid debts and liabilities of the operating partnership.

Limited Partnership Units Generally

Limited partnership units represent an interest as a limited partner in the operating partnership. The operating partnership may issue additional partnership units and classes of partnership units with rights different from, and superior to, those of limited partnership units of any class, without the consent of the limited partners. Holders of limited partnership units do not have any preemptive rights with respect to the issuance of additional units.

Limited partners of any class do not have the right to participate in the management of the operating partnership. Limited partners of any class who do not participate in the management of the operating partnership, by virtue of their status as limited partners, generally are not liable for the debts and liabilities of the operating partnership beyond the amount of their capital contributions. We, however, as the general partner of the operating partnership, are liable for certain unpaid debts and liabilities of the operating partnership. The voting rights of the limited partners of any class are generally limited to approval of specific types of amendments to the operating partnership agreement (some of which exclude partnership units owned or controlled by the general partner or any person who owns more than 66-2/3 of the outstanding voting interests in the general partner). With respect to such amendments, each Class A Limited Partnership Unit has one vote. See the section entitled “— Management of the Operating Partnership” below for a detailed discussion of this subject.

In general, subject to the priorities of the Series A Redeemable Preferred Units, each Class A Unit and Class B Unit (and GP Unit) will share equally in distributions from the operating partnership when such distributions are declared by us, the general partner, which decision will be made in our sole discretion. Upon the operating partnership’s liquidation, Class A Units and Class B Units (and GP Units) will share equally on a unit-by-unit basis in the assets of the operating partnership that are available for distribution, after payment of all liabilities, establishment of reserves, required withholding, payment of any preferred return owed to holders of Series A Redeemable Preferred Units and return of capital to the holders of Series A Redeemable

Preferred Units and payment of the portion distributable to the special limited partner. In addition, a portion of the items of income, gain, loss and deduction of the operating partnership for U.S. federal income tax purposes may be allocated to a limited partnership unit, regardless of whether any distributions are made by the operating partnership. See the section entitled “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships” included elsewhere in this prospectus for a description of the manner in which income, gain, loss and deductions are allocated under the operating partnership agreement. As general partner, we may amend the allocation and distribution sections of the operating partnership agreement to reflect the issuance of additional units and classes of units without the consent of the limited partners.

Under certain circumstances, holders of limited partnership units of any class may be restricted from transferring their interests without the consent of the general partner. See the section entitled “— Transferability of Interests” below for a discussion of certain restrictions imposed by the operating partnership agreement on such transfers.

Class A Units

For each Class A Unit received, investors generally will be required to contribute money or property, with a net equity value determined by the general partner. Holders of Class A Units will not be obligated to make additional capital contributions to the operating partnership. Further, such holders will not have the right to make additional capital contributions to the operating partnership or to purchase additional Class A Units without our consent as general partner. For further information on capital contributions, see the section entitled “— Capital Contributions” below.

After owning a Class A Unit for one year, Class A Unit holders generally may, subject to certain restrictions, exchange Class A Units for the cash value of a corresponding number of shares of our common stock or, at our option, a corresponding number of shares of our common stock. See the section entitled “— Limited Partner Exchange Rights” below for a description of these rights and the amount and types of consideration a limited partner is entitled to receive upon exercise of such rights. These exchange rights are accelerated in the case of some extraordinary transactions. See the section entitled “— Extraordinary Transactions” below for an explanation of the exchange rights under such circumstances.

In connection with our initial public offering (including the exercise of an over-allotment option by the underwriters) and concurrent private placement, we made a capital contribution to the operating partnership of $51,073,610 and the operating partnership issued to us 5,107,361 limited partnership units that were subsequently redesignated as 5,107,361 Class A Units. In addition, the operating partnership has issued us an additional 29,372 limited partnership units that were subsequently redesignated as 29,372 Class A Units, in connection with our issuance of 26,000 shares of restricted common stock and 3,372 shares of fully vested common stock to the independent members of our board of directors in lieu of cash compensation. The 26,000 shares of restricted common stock were granted as annual compensation for service on our board of directors and related committees and the 3,372 vested shares of common stock were granted for services rendered in connection with attending committee meetings of our board of directors.

Series A Redeemable Preferred Units

The operating partnership will issue Series A Redeemable Preferred Units to correspond with our issuance of shares of Series A Redeemable Preferred Stock. The Series A Redeemable Preferred Units represent a class of limited partnership units of the operating partnership that are subject to the additional terms contained in the operating partnership agreement and summarized here. Subject to our future issuance of certain senior securities, the Series A Redeemable Preferred Units rank senior to all other limited partnership units with respect to distribution rights and rights upon our liquidation, winding-up or dissolution.

Beginning two years after their initial issuance, a holder of Series A Redeemable Preferred Units will have the right to redeem such units at a discount plus any accrued but unpaid distributions subject to terms similar to the terms of the Series A Redeemable Preferred Stock. In addition, the operating partnership will have the right to redeem any or all Series A Redeemable Preferred Units beginning on the tenth anniversary of the date of their original issuance. Upon redemption of Series A Redeemable Preferred Units, the operating partnership has the right, in its sole discretion, to deliver cash or equal value of Class A Units.

Class B Units

The operating partnership intends to grant Class B Units, representing Class B limited partnership interests in the operating partnership, as equity incentive awards to our directors, officers and employees (if we ever have employees), employees of our manager and its affiliates, employees of entities that provide services to us, directors of our manager or of entities that provide services to us, certain of our consultants and certain consultants to our manager and its affiliates or to entities of such consultants that provide services to us. The Class B Units may be subject to forfeiture or other restrictions upon terms included with any such grant.

In general, the Class B Units are intended to be treated as “profits interests” in our operating partnership for U.S. federal income tax purposes. In general, the Class B Units will receive allocations of net income and net loss consistent with their distribution priorities, however, periodically and upon the occurrence of certain specified events, our operating partnership will revalue its market capitalization and any increase in market capitalization will be allocated first to such Class B Units until the capital account attributable to each such Class B Units is effectively equal to our capital account attributable to each of the Class A Units we hold in our operating partnership.

At the time the capital account attributable to each such Class B Unit is effectively equal to our capital account attributable to each of the Class A Units we hold, such Class B Unit shall automatically convert into a Class A Unit and such holder shall be entitled to all rights and preferences and subject to all obligations of any other holder of Class A Units. If the Class B Units are subject to forfeiture, upon a forfeiture of Class B Units, there is a risk that we will recognize taxable income up to the amount of the capital account of such holder of such Class B Units allocable to such Class B Unit.

The Class B Units may be entitled to distributions, even though the Class B Units are subject to forfeiture.

Management of the Operating Partnership

The operating partnership is organized as a Delaware limited partnership pursuant to the terms of the operating partnership agreement. We are the general partner of the operating partnership and expect to conduct substantially all our business through it. Pursuant to the operating partnership agreement, we, as the general partner, have full, exclusive and complete responsibility and discretion in the management and control of the partnership, including the ability to enter into major transactions, such as acquisitions, dispositions and refinancings, and to cause changes in the operating partnership’s business and distribution policies. Further, we may, without the consent of the limited partners:

•	file a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of the partnership’s debts under Title 11 of the United States Bankruptcy Code, or any other federal or state insolvency law, or corresponding provisions of future laws, or file an answer consenting to or acquiescing in any such petition; or
•	cause the operating partnership to make an assignment for the benefit of its creditors or admit in writing its inability to pay its debts as they mature.

The limited partners, in their capacities as such, will have no authority to transact business for, or participate in the management or decisions of, the operating partnership, except as provided in the operating partnership agreement and as required by applicable law. Further, the limited partners have no right to remove us as the general partner.

As general partner, we also may amend the operating partnership agreement without the consent of the limited partners. However, the following amendments will require the consent of the adversely affected limited partners holding more than 66-2/3% of outstanding partnership, units held by limited partners who are adversely affected:

•	any amendment that alters or changes the distribution or liquidation rights of limited partners, subject to the exceptions discussed below under the “Distributions” portion of this section;
•	any amendment that alters or changes the limited partner’s exchange rights;
•	any amendment that imposes on limited partners any obligation to make additional capital contributions; or
•	any amendment that alters the terms of the operating partnership agreement regarding the rights of the limited partners with respect to extraordinary transactions.

Indemnification

To the extent permitted by law, the operating partnership agreement provides for indemnification of us when acting in good faith and in the best interests of the operating partnership in our capacity as general partner. It also provides for indemnification of directors, officers and other persons that we may designate under the same conditions, and subject to the same restrictions, applicable to the indemnification of officers, directors, employees and stockholders under our charter. See the section entitled “Our Management — Limited Liability and Indemnification” included elsewhere in this prospectus.

Transferability of Interests

Under the operating partnership agreement, we cannot withdraw from the partnership or transfer or assign all or any of our general partnership interest without the consent of holders of two-thirds of the limited partnership units, except in connection with the sale of all or substantially all our assets meeting the conditions set forth in the operating partnership agreement. Under certain circumstances and with the prior written consent of the general partner and satisfaction of other conditions set forth in the operating partnership agreement, holders of limited partnership units are able to withdraw from the partnership and transfer and/or encumber all or any part of their units. However, although a limited partner may be able to affect a transfer of partnership interests without the consent of the general partner, the transferee remains an economic interest owner only as an assignee until the general partner admits the assignee as a substitute limited partner, in its sole and absolute discretion.

In addition, limited partnership units will not be registered under the federal or state securities laws. As a result, the ability of a holder to transfer its units may be restricted under such laws.

Extraordinary Transactions

The operating partnership agreement generally permits us and/or the operating partnership to engage in any authorized business combination without the consent of the limited partners. Generally, a business combination for these purposes is any merger, consolidation or other combination with or into another entity, or the sale of all or substantially all the assets of any entity. We are required to send each limited partner notice of a proposed business combination at least 15 days prior to the record date for the stockholder vote on the combination, if any.

Generally, a limited partner is not able to exercise its exchange rights until it has held the units for at least one year. See the section entitled “— Limited Partner Exchange Rights” below for a description of these exchange rights. However, in the case of a proposed combination, each limited partner has the right to exercise its exchange right prior to the stockholder vote on the transaction, even if it has held its units for less than one year. Any limited partners who timely exchange their units prior to the record date for the stockholder vote on a business combination will be entitled to vote their shares in any stockholder vote on the business combination. Limited partners who exchange their units after the record date will not be able to vote their shares in any stockholder vote on the proposed business combination. The right of a limited partner to exercise its right to exchange without regard to whether they have held the units for more than a year terminates upon the earlier of (i) the disapproval of the business combination by our board of directors,

(ii) the disapproval of the business combination by stockholders, (iii) the abandonment of the business combination by any of the parties to it, or (iv) the business combination’s effective date.

We cannot consummate a business combination (other than one in which we are the surviving entity) unless all limited partners receive, or have the right to elect to receive, for each limited partnership unit they own, an amount of cash, securities or other property equal to the amount of cash, securities or other property or value paid in the combination to a holder of a share of common stock. If, in connection with a business combination, a tender or similar offer has been accepted by holders of more than 50% of the outstanding common stock, then each limited partner will have the option to exchange its limited partnership units for the amount of cash, securities or other property which the limited partner would have received had it exercised its exchange rights under the operating partnership agreement, and tendered the shares of common stock received upon exercise of the exchange rights immediately prior to the expiration of the offer.

However, we may merge into or consolidate with another entity without adhering to these limitations if, immediately after the merger or consolidation, substantially all the assets of the surviving entity, other than the partnership units held by us, are contributed to the operating partnership as a capital contribution in exchange for partnership units with a fair market value equal to the value of the assets contributed as determined by the surviving entity general partner in good faith and the surviving entity general partner expressly agrees to assume all our obligations as general partner under the operating partnership agreement.

Issuance of Additional Units

As general partner of the operating partnership, we will be able to cause, without the consent of the limited partners, the operating partnership to issue additional units representing general and/or limited partnership interests. A new issuance may include preferred units, which may have rights which are different than, and/or superior to, those of GP Units, Series A Redeemable Preferred Units, Class A Units and Class B Units. Furthermore, the operating partnership agreement requires the issuance of additional units to us corresponding with any issuance of stock by us or as a result of our distributing stock in order to meet our annual distribution requirement to maintain our status as a REIT.

In connection with the exercise of the Warrants and the corresponding issuance of common stock, we will contribute the cash we receive from the issuance of such common stock to the operating partnership in exchange for an equivalent number of Class A Units at a per unit price equal to the per share price paid for each share of common stock, subject to adjustment due to stock splits, reverse stock splits, stock dividends, subdivision, combination or reclassification of shares, or any merger, consolidation or combination of the general partner.

Capital Contributions

If the operating partnership requires additional funds at any time, or from time to time, in excess of funds available to it from prior borrowings, operating revenue or capital contributions, we, as general partner, have the right to raise additional funds required by the operating partnership by causing it to borrow the necessary funds from third parties on such terms and conditions as we deem appropriate. As an alternative to borrowing funds required by the operating partnership, we may contribute the amount of such required funds as an additional capital contribution. We must contribute cash or other property received in exchange for the issuance of equity stock to the operating partnership in exchange for units unless the issuance was in connection with an acquisition of an asset to be held directly by the general partner and such issuance was approved by a majority of independent directors of the general partner. Upon the contribution of cash or other property received in exchange for the issuance of common stock, we will receive one GP Unit for each share issued by us. Upon the contribution of the cash or other property received in exchange for the issuance of each share of equity stock other than common stock, we will receive one unit with rights and preferences respecting distributions corresponding to the rights and preferences of the equity stock that we issued. If we contribute additional capital to the operating partnership, our partnership interest will be increased on a proportionate basis. Conversely, the partnership interests of the limited partners will be decreased on a proportionate basis if we contribute any additional capital.

Distributions

The operating partnership agreement sets forth the manner in which distributions from the partnership will be made to partnership unit holders. Distributions from the partnership will be made at the times and in the amounts determined by us, as the general partner.

The operating partnership agreement provides that cash available for distribution, excluding net proceeds from any sale or other disposition of properties of the operating partnership, or net sale proceeds, will be distributed to the partners as follows:

•	first, 100% to us as holder of the Series A Redeemable Preferred Units (which we will distribute to the holders of our Series A Redeemable Preferred Stock), until we have received cumulative cash dividends on each Series A Redeemable Preferred Unit at an annual rate of six percent (6%) of the stated value, or the Series A Preferred Return;
•	thereafter, 100% of the aggregate amount of any additional distribution will be payable to us as holder of GP Units and Class A Units (which we may distribute to the holders of our Common Stock) and any other holders of Class A Units entitled to such distributions in proportion to respective percentage interests.

Net sale proceeds will be distributed to partners as follows:

•	first, 100% to us as holder of the Series A Redeemable Preferred Units (which we will distribute to the holders of our Series A Redeemable Preferred Stock), until we have received cumulative cash dividends on each Series A Redeemable Preferred Unit equal to the Series A Preferred Return;
•	second, 100% to us as holder of GP Units and Class A Units (which we may distribute to the holders of our Common Stock) and any other holders of Class A Units entitled to such distributions, in proportion to respective percentage interests, until the allocable capital contribution with respect to the real estate asset giving rise to such distribution has been received;
•	third, 100% to us as holder of GP Units and Class A Units (which we may distribute to the holders of our Common Stock) and any other holders of Class A Units entitled to such distributions, in proportion to respective percentage interests, until the aggregate allocable capital contributions with respect to all realized investments has been received;
•	fourth, 100% to us as holder of GP Units and Class A Units (which we may distribute to the holders of our Common Stock) and any other holders of Class A Units entitled to such distributions, in proportion to respective percentage interests, until an amount equal to the sum of the allocable expenses with respect to all realized investments, including the realized investment giving rise to such distribution has been received;
•	fifth, 100% to us as holder of GP Units and Class A Units (which we may distribute to the holders of our Common Stock) and any other holders of Class A Units entitled to such distributions, in proportion to respective percentage interests, until we, and other holders of Class A Units, have received a priority return in an amount equal to a cumulative, non-compounded rate of return equal to seven percent (7%) per annum has been met with respect to the allocable capital contributions and allocable expenses distributed; and
•	thereafter, 15% of the aggregate amount of any additional distribution will be payable to the special limited partner, and 85% as follows: first, 100% to us as holder of the Series A Redeemable Preferred Units (which we may distribute to the holders of our Series A Redeemable Preferred Stock), until the aggregate capital contributions made with respect to the Series A Redeemable Preferred Units have been returned, and thereafter, 100% among us as holder of GP Units and Class A Units (which we may distribute to the holders of our Common Stock) and any other holders of Class A Units and Class B Units entitled to such distributions in proportion to respective percentage interests.

The return calculation described above applies to all distributions received and not just distributions of net sale proceeds. Achievement of a particular threshold, therefore, is determined with reference to all prior distributions made by our operating partnership to any limited partners, and to us, which we will then distribute to our stockholders.

To the extent a distribution has been paid to the special limited partner for any real estate assets sold within 60 days prior to the sale of an asset in which the seven percent (7%) priority return for that asset was not met, the special limited partner must return to us an amount up to the distribution so received for the assets sold within such 60-day period, which will be applied to any seven percent (7%) priority return shortfall actually arising from the sale of the subsequent asset.

The operating partnership agreement also provides that, as general partner, we have the right to amend the distribution provisions of the operating partnership agreement to reflect the issuance of additional classes of units. The operating partnership agreement further provides that, as general partner, we shall use our best efforts to ensure sufficient distributions are made to meet the REIT annual distribution requirements and to avoid U.S. federal income and excise taxes on our earnings.

Liquidation

Upon the liquidation of the operating partnership, after payment of debts and obligations, any remaining assets of the partnership will be distributed to partners pro rata in accordance with the priorities in which net sales proceeds are distributed to partners.

Allocations

The operating partnership agreement generally provides that net income, net loss and any other individual items of income, gain, loss or deduction of the operating partnership (other than net property gain or net property loss from capital transactions) will be allocated among the partners as follows:

•	first, net income, but not net loss, shall be allocated to us as the holder of Series A Redeemable Preferred Units to the extent of the aggregate amount of any distributions of cash available for distribution to meet the Series A Preferred Return; and
•	thereafter, net income and net loss shall be allocated to us as holder of GP Units and Class A Units and any other holders of Class A Units in proportion to respective percentage interests.

Net property gain and net property loss and any other individual items of gain or loss of the operating partnership will be allocated among the partners as follows:

•	first, net property gain, but not net property loss, shall be allocated to us as the holder of Series A Redeemable Preferred Units to the extent of the aggregate amount of any distributions of net sale proceeds to meet the Series A Preferred Return; and
•	thereafter, in such a manner that the capital accounts of each partner, immediately after making such allocation, is, as nearly as possible, equal proportionately to the distributions that would be made to such partner if the operating partnership were dissolved, its affairs wound up and its assets were sold for cash, all operating partnership liabilities were satisfied, and the net assets of the operating partnership were distributed to the partners immediately after making such allocation.

Operations

The operating partnership agreement requires that the partnership be operated in a manner that will:

•	satisfy the requirements for our classification as a REIT;
•	avoid any U.S. federal income or excise tax liability, unless we otherwise cease to qualify as a REIT; and
•	ensure that the operating partnership will not be classified as a publicly traded partnership under the Code.

Pursuant to the operating partnership agreement, the operating partnership will assume and pay when due, or reimburse us for, payment of all administrative and operating costs and expenses incurred by the operating partnership and the administrative costs and expenses that we incur on behalf, or for the benefit, of the operating partnership.

Limited Partner Exchange Rights

Pursuant to the operating partnership agreement, each holder of a Class A Unit (but not the holder of the special limited partner interests) has the right, but not the obligation, to exchange all or a portion of their Class A Units for cash or, at our option, for shares of our common stock on such terms and subject to such conditions and restrictions as will be contained in one or more exchange rights agreement among us, as the general partner, the operating partnership and one or more limited partner. The form of the exchange rights agreement shall be provided by the general partner.

Exercise of exchange rights will be a taxable transaction in which gain or loss will be recognized by the limited partner exercising its right to exchange its units for the cash value of a corresponding number of shares of our common stock or, at the option of the operating partnership, a corresponding number of shares of our common stock, to the extent that the amount realized exceeds the limited partner’s adjusted basis in the units exchanged.

Special Limited Partner

Preferred Apartment Advisors, LLC is a Delaware limited liability company and is a special limited partner of our operating partnership. Preferred Apartment Advisors, LLC does not hold any General Partnership Units or Limited Partnership Units, as such terms are defined in the partnership agreement. Preferred Apartment Advisors, LLC does not have any voting rights, approval rights, rights to distributions or any other rights under the partnership agreement other than the right to receive certain distributions in connection with the sale of each asset.

Our manager has a special limited partnership interest in our operating partnership entitling it to distributions from our operating partnership equal to 15% of any net sale proceeds from an asset (which equals the proceeds actually received by us from the sale of such asset after paying off outstanding debt related to the sold asset and paying any seller related closing costs, including any commission paid to our manager in connection with the sale of the asset, less expenses allocable to the sold asset) remaining after the payment of (i) the capital and expenses allocable to all realized investments (including the sold asset), and (ii) a 7% priority annual return on such capital and expenses; provided, however, that all accrued and unpaid dividends on our preferred stock have been paid in full. This distribution with respect to the special limited partnership interest is payable upon the sale of an asset even if holders of our preferred stock have not received a return of their capital, but only after the holders of our preferred stock have received payment in full of all accrued and unpaid dividends on our preferred stock. It is also possible that holders of common stock will receive additional distributions from the sale of a property (in excess of their capital attributable to the asset sold) before the holders of Series A Preferred Stock receive a return of their capital.

The special limited partner shall be entitled to tax distributions, at our sole discretion as the general partner, provided such distributions do not prevent us from satisfying the requirements for qualification as a REIT. Any tax distributions shall offset future distributions to which the special limited partner is entitled.

Tax Matters

Pursuant to the operating partnership agreement, we are the tax matters partner of the operating partnership, and as such, have authority to make tax decisions under the Code on behalf of the operating partnership. Tax income and loss generally will be allocated in a manner that reflects the entitlement of the general partner, limited partners and the special limited partner to receive distributions from the operating partnership. For a description of other tax consequences stemming from our investment in the operating partnership, see the section entitled “Material U.S. Federal Income Tax Considerations — Tax Aspects of Investments in Partnerships” included elsewhere in this prospectus.

Duties and Conflicts

Except as otherwise set forth under the sections entitled “Conflicts of Interest” and “Our Management” included elsewhere in this prospectus, any limited partner may engage in other business activities outside the operating partnership, including business activities that directly compete with the operating partnership.

Term

The operating partnership will continue in full force and effect until December 31, 2099 or until sooner dissolved and terminated upon (i) our dissolution, bankruptcy, insolvency or termination, (ii) the sale or other disposition of all or substantially all the assets of the operating partnership unless we, as general partner, elect to continue the business of the operating partnership to collect the indebtedness or other consideration to be received in exchange for the assets of the operating partnership, (iii) our withdrawal as general partner from the partnership, unless a majority in interest vote to continue the business of the partnership within 90 days of our withdrawal, or (iv) by operation of law.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses the material U.S. federal income tax considerations associated with our qualification and taxation as a REIT and the acquisition, ownership and disposition of our shares of Series A Redeemable Preferred Stock and Warrants (which together form a Unit) and our shares of common stock underlying the Warrants. This discussion is based upon the laws, regulations, and reported judicial and administrative rulings and decisions in effect as of the date of this prospectus, all of which are subject to change, retroactively or prospectively, and to possibly differing interpretations. This summary does not purport to deal with the U.S. federal income and other tax consequences applicable to all investors in light of their particular investment or other circumstances, or to all categories of investors, some of whom may be subject to special rules (for example, insurance companies, entities treated as partnerships for U.S. federal income tax purposes and investors therein, trusts, financial institutions and broker-dealers and, except to the extent discussed below, tax-exempt organizations and Non-U.S. Holders, as defined below). No ruling on the U.S. federal, state, or local tax considerations relevant to our operation or to the purchase, ownership or disposition of our shares, has been requested from the Internal Revenue Service, or IRS, or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary is also based upon the assumption that the operation of the company, and of its subsidiaries and other lower-tier and affiliated entities, will in each case be in accordance with its applicable organizational documents or partnership agreements. This summary does not discuss the impact that U.S., state and local taxes and taxes imposed by non-U.S. jurisdictions could have on the matters discussed in this summary. In addition, this summary assumes that security holders hold our shares of Series A Redeemable Preferred Stock, the Warrants and our shares of common stock underlying the Warrants as capital assets, which generally means as property held for investment.

Prospective investors are urged to consult their tax advisors in order to determine the U.S. federal, state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our shares of Series A Redeemable Preferred Stock, the Warrants and our shares of common stock underlying the Warrants, the tax treatment of a REIT and the effect of potential changes in the applicable tax laws.

We intend to elect and qualify to be taxed as a REIT under the applicable provisions of the Code and the Treasury Regulations promulgated thereunder commencing with our taxable year ending December 31, 2011. Furthermore, we intend to continue operating as a REIT; however, we cannot assure you that we will meet the applicable requirements under U.S. federal income tax laws, which are highly technical and complex.

In brief, a corporation that complies with the provisions in Sections 856 through 860 of the Code and qualifies as a REIT generally is not taxed on its net taxable income to the extent such income is currently distributed to stockholders, thereby completely or substantially eliminating the “double taxation” that a corporation and its stockholders generally bear together. However, as discussed in greater detail below, a corporation could be subject to U.S. federal income tax in some circumstances even if it qualifies as a REIT and would likely suffer adverse consequences, including reduced cash available for distribution to its stockholders, if it failed to qualify as a REIT.

Proskauer Rose LLP has acted as our tax counsel in connection with this registration statement. Proskauer Rose LLP is of the opinion that (i) assuming that we timely file an election to be treated as a REIT and such election is not either revoked or intentionally terminated, commencing with our taxable year ending December 31, 2011, we have been organized in conformity with the requirements for qualification as a REIT under the Code, and our proposed method of operation will enable us to meet the requirements for qualification and taxation as a REIT under the Code, and (ii) our operating partnership will be taxed as a partnership or a disregarded entity and not an association or publicly traded partnership (within the meaning of Code Section 7704) subject to tax as a corporation, for U.S. federal income tax purposes beginning with its first taxable year. This opinion will be filed as an exhibit to the registration statement, of which this prospectus is a part, and is based and conditioned, in part, on various assumptions and representations as to factual matters and covenants made to Proskauer Rose LLP by us and based upon certain terms and conditions set forth in the opinion. Our qualification as a REIT depends upon our ability to meet, through operation of the properties we acquire and our investment in other assets, the applicable requirements under U.S. federal income tax laws. Proskauer Rose LLP has not reviewed these operating results for compliance with the applicable requirements under U.S. federal income tax laws. Therefore, we cannot assure you that our actual operating results allow us to satisfy the applicable requirements to qualify as a REIT under U.S. federal income tax laws in any taxable year.

General

The term “REIT taxable income” means the taxable income as computed for a corporation which is not a REIT:

•	without the deductions allowed by Code Sections 241 through 247 and Code Section 249 (relating generally to the deduction for dividends received);
•	excluding amounts equal to: the net income from foreclosure property and the net income derived from prohibited transactions;
•	deducting amounts equal to: the net loss from foreclosure property, the net loss derived from prohibited transactions, the tax imposed by Code Section 857(b)(5) upon a failure to meet the 95% and/or the 75% gross income tests, the tax imposed by Code Section 856(c)(7)(C) upon a failure to meet the quarterly asset tests, the tax imposed by Code Section 856(g)(5) for otherwise avoiding REIT disqualification, and the tax imposed by Code Section 857(b)(7) on redetermined rents, redetermined deductions and excess interest;
•	deducting the amount of dividends paid under Code Section 561, computed without regard to the amount of the net income from foreclosure property (which is excluded from REIT taxable income); and
•	without regard to any change of annual accounting period pursuant to Code Section 443(b).

In any year in which we qualify as a REIT and have a valid election in place, we will claim deductions for the dividends we pay to the stockholders, and therefore will not be subject to U.S. federal income tax on that portion of our taxable income or capital gain which is distributed to our stockholders.

Although we can eliminate or substantially reduce our U.S. federal income tax liability by maintaining our REIT qualification and paying sufficient dividends, we will be subject to U.S. federal tax in the following circumstances:

•	We will be taxed at normal corporate rates on any undistributed REIT taxable income or net capital gain.
•	If we fail to satisfy either the 95% Gross Income Test or the 75% Gross Income Test (each of which is described below), but our failure is due to reasonable cause and not willful neglect, and we therefore maintain our REIT qualification, we will be subject to a tax equal to the product of (a) the amount by which we failed the 75% or 95% Gross Income Test (whichever amount is greater) multiplied by (b) a fraction intended to reflect our profitability.
•	We will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year, we must distribute the sum of (i) 85% of our REIT ordinary income for the calendar year, (ii) 95% of our REIT capital gain net income for the calendar year, and (iii) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed under this formula and the amount actually distributed and would not be deductible by us.
•	We may be subject to the corporate “alternative minimum tax” on our items of tax preference, including any deductions of net operating losses.
•	If we have net income from prohibited transactions such income would be subject to a 100% tax. See the section entitled “— REIT Qualification Tests — Prohibited Transactions” below.
•	We will be subject to U.S. federal income tax at the highest corporate rate on any non-qualifying income from foreclosure property, although we will not own any foreclosure property unless we make loans or accept purchase money notes secured by interests in real property and foreclose on the property following a default on the loan, or foreclose on property pursuant to a default on a lease.

•	If we fail to satisfy any of the REIT asset tests, as described below, other than a failure of the 5% or 10% REIT assets tests that does not exceed a statutory de minimis amount as described more fully below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the amount determined by multiplying the highest corporate tax rate (currently 35%) by the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset tests.
•	If we fail to satisfy any other provision of the Code that would result in our failure to qualify as a REIT (other than a gross income or asset test requirement) and that violation is due to reasonable cause, we may retain our REIT qualification, but we will be required to pay a penalty of $50,000 for each such failure.
•	If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit, or REMIC), we could be subject to corporate-level U.S. federal income tax at a 35% rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to UBTI. See the “Excess Inclusion Income” portion of this section below.
•	We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of our stockholders.
•	If we acquire any asset from a corporation that is subject to full corporate-level U.S. federal income tax in a transaction in which our basis in the asset is determined by reference to the transferor corporation’s basis in the asset, and we recognize gain on the disposition of such an asset during the 10-year period beginning on the date we acquired such asset, then the excess of the fair market value as of the beginning of the applicable recognition period over our adjusted basis in such asset at the beginning of such recognition period will be subject to U.S. federal income tax at the highest regular corporate U.S. federal income tax rate. The results described in this paragraph assume that the non-REIT corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us.
•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•	The earnings of our subsidiaries that are C corporations, including any subsidiary we may elect to treat as a TRS, will generally be subject to U.S. federal corporate income tax.
•	We may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include his, her or its proportionate share of our undistributed net capital gain (to the extent we make a timely designation of such gain to the stockholder) in his, her or its income as long-term capital gain, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for his, her or its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the stockholder’s basis in our common stock. Stockholders that are U.S. corporations will also appropriately adjust their earnings and profits for the retained capital gain in accordance with Treasury Regulations to be promulgated.

In addition, notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including state and local and foreign income, property, payroll and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

REIT Qualification Tests

The Code defines a REIT as a corporation, trust or association:

•	that is managed by one or more trustees or directors;
•	the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
•	that would be taxable as a domestic corporation but for its qualification as a REIT;
•	that is neither a financial institution nor an insurance company;
•	that meets the gross income, asset and annual distribution requirements;
•	the beneficial ownership of which is held by 100 or more persons on at least 335 days in each full taxable year, proportionately adjusted for a short taxable year;
•	generally in which, at any time during the last half of each taxable year, no more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include specified entities);
•	that makes an election to be taxable as a REIT for the current taxable year, or has made this election for a previous taxable year, which election has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect REIT status and maintain qualification as a REIT; and
•	that uses a calendar year for U.S. federal income tax purposes.

The first five conditions must be met during each taxable year for which REIT qualification is sought, while the sixth and seventh conditions do not have to be met until after the first taxable year for which a REIT election is made. We intend to adopt December 31 as our year-end, thereby satisfying the last condition.

Although the 25% Asset Test (as defined below) generally prevents a REIT from owning more than 10% of the stock, by vote or value, of an entity other than another REIT, the Code provides an exception for ownership of stock in a qualified REIT subsidiary and in a TRS. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT, and that it is not a TRS. For purposes of the Asset Tests and Gross Income Tests (each as defined below), all assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to state or local tax. Although we expect to hold most of our investments through our operating partnership, we may hold some investments through qualified REIT subsidiaries. A TRS is described in the section entitled “— 25% Asset Test” below. With respect to the operating partnership, an entity taxed as a partnership is not subject to U.S. federal income tax, and instead allocates its tax attributes to its partners. The partners are subject to U.S. federal income tax on their allocable share of the income and gain, without regard to whether they receive distributions from the partnership. Each partner’s share of a partnership’s tax attributes generally is determined in accordance with the partnership agreement. For purposes of the Asset and Gross Income Tests, we will be deemed to own a proportionate share (based on our capital interest) of the assets of the operating partnership and we will be allocated a proportionate share of each item of gross income of the operating partnership.

In satisfying the tests described above, we must meet, among others, the following requirements:

Share Ownership Tests.  The common stock and any other stock we issue must be held by a minimum of 100 persons (determined without attribution to the owners of any entity owning our stock) for at least 335 days in each full taxable year, proportionately adjusted for partial taxable years. In addition, we cannot be “closely held,” which means that at all times during the second half of each taxable year, no more than 50% in value of our stock may be owned, directly or indirectly, by five or fewer individuals (determined by applying certain attribution rules under the Code to the owners of any entity owning our stock) as specifically defined for this purpose. However, these two requirements do not apply until after the first taxable year an entity elects REIT qualification.

Our charter contains certain provisions intended to enable us to meet the sixth and seventh requirement above. First, subject to certain exceptions, our charter provides that no person may beneficially or constructively own (applying certain attribution rules under the Code) more than 9.8% in value of the aggregate of our outstanding shares of stock or more than 9.8% (in value or number of shares, whichever is more restrictive) of any class or series of our shares of stock, as well as in certain other circumstances. See the section entitled “Description of Securities — Restrictions on Ownership and Transfer” included elsewhere in this prospectus. Additionally, our charter contains provisions requiring each holder of our shares to disclose, upon demand, constructive or beneficial ownership of shares as deemed necessary to comply with the requirements of the Code. Furthermore, stockholders failing or refusing to comply with our disclosure request will be required, under Treasury Regulations promulgated under the Code, to submit a statement of such information to the IRS at the time of filing their annual income tax returns for the year in which the request was made.

Asset Tests.  At the close of each calendar quarter of the taxable year, we must satisfy four tests based on the composition of our assets, or the Asset Tests. After initially meeting the Asset Tests at the close of any quarter, we will not lose our qualification as a REIT for failure to satisfy the Asset Tests at the end of a later quarter solely due to changes in value of our assets. In addition, if the failure to satisfy the Asset Tests results from an acquisition during a quarter, the failure generally can be cured by disposing of non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of our assets to ensure compliance with these tests and will act within 30 days after the close of any quarter as may be required to cure any noncompliance.

75% Asset Test.  At least 75% of the value of our assets must be represented by “real estate assets,” cash, cash items (including receivables) and government securities, which we refer to as the 75% Asset Test. Real estate assets include (i) real property (including interests in real property and interests in mortgages on real property), (ii) shares in other qualifying REITs, and (iii) any property (not otherwise a real estate asset) attributable to the temporary investment of “new capital” in stock or a debt instrument, but only for the one-year period beginning on the date we received the new capital. Property will qualify as being attributable to the temporary investment of new capital if the money used to purchase the stock or debt instrument is received by us in exchange for our stock or in a public offering of debt obligations that have a maturity of at least five years. Assets that do not qualify for purposes of the 75% test are subject to the additional asset tests described below under “— 25% Asset Test” below.

Additionally, regular and residual interests in a REMIC are considered real estate assets. However, if less than 95% of the assets of a REMIC are real estate assets, we will be treated as holding and earning a proportionate share of the assets and income of the REMIC directly. If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income (1) would not be allowed to be offset by any net operating losses otherwise available to the stockholder, (2) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and (3) would result in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See the “— Excess Inclusion Income” portion of this section below.

We anticipate that substantially all our gross income will be from sources that will allow us to satisfy the income tests described below. Further, our purchase contracts for such real properties will apportion no more than 5% of the purchase price of any property to property other than “real property,” as defined in the Code. However, there can be no assurance that the IRS will not contest such purchase price allocation. If the IRS were to prevail, resulting in more than 5% of the purchase price of property being allocated to other than “real property,” we may be unable to continue to qualify as a REIT under the 75% Asset Test, and also may be subject to additional taxes, as described below. In addition, we intend to invest funds not used to acquire properties in cash sources, “new capital” investments or other liquid investments which allow us to continue to qualify under the 75% Asset Test. Therefore, our investment in real properties should constitute “real estate assets” and should allow us to meet the 75% Asset Test.

25% Asset Test.  Except as described below, the remaining 25% of our assets generally may be invested without restriction, which we refer to as the 25% Asset Test. However, if we invest in any securities that do not qualify under the 75% Asset Test, such securities may not exceed either: (i) 5% of the value of our assets as to any one issuer; or (ii) 10% of the outstanding securities by vote or value of any one issuer. The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including but not limited to any loan to an individual or estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, a partnership interest held by a REIT is not considered a “security” for purposes of the 10% value test; instead, the REIT is treated as owning directly its proportionate share of the partnership’s assets, which is based on the REIT’s proportionate interest in any securities issued by the partnership (disregarding for this purpose the general rule that a partnership interest is not a security), but excluding certain securities described in the Code.

Two modifications apply to the 25% Asset Test for “qualified REIT subsidiaries” or “taxable REIT subsidiaries.” As discussed above, the stock of a qualified REIT subsidiary is not counted for purposes of the 25% Asset Test. A qualified REIT subsidiary is a corporation that is wholly owned by a REIT and that is not a TRS. All assets, liabilities and tax attributes of a qualified REIT subsidiary are treated as belonging to the REIT. A qualified REIT subsidiary is not subject to U.S. federal income tax, but may be subject to other taxes. Although we expect to hold all our investments through the operating partnership, we also may hold investments separately, through qualified REIT subsidiaries. As described above, a qualified REIT subsidiary must be wholly owned by a REIT. Thus, any such subsidiary utilized by us would have to be owned by us, or another qualified REIT subsidiary, and would not be owned by the operating partnership.

Additionally, a REIT may own the stock of a TRS, which is a corporation (other than another REIT) that is owned in whole or in part by a REIT, and joins in an election with the REIT to be classified as a TRS. A corporation that is 35% owned by a TRS also will be treated as a TRS. A TRS may not be a qualified REIT subsidiary, and vice versa. A TRS is subject to full corporate-level tax on its income. As described below regarding the 75% Gross Income Test, a TRS is utilized in much the same way an independent contractor is used to provide types of services without causing the REIT to receive or accrue some types of nonqualifying income. For purposes of the 25% Asset Test, securities of a TRS are excepted from the 10% vote and value limitations on a REIT’s ownership of securities of a single issuer. However, no more than 25% of the value of a REIT may be represented by securities of one or more TRSs. In addition to using independent contractors to provide services in connection with the operation of our properties, we also may use TRSs to carry out these functions.

We believe that our holdings of real estate assets and other securities will comply with the foregoing REIT asset requirements, and we intend to monitor compliance on an ongoing basis. We may make real estate-related debt investments, provided the underlying real estate meets our criteria for direct investment. A real estate mortgage loan that we own generally will be treated as a real estate asset for purposes of the 75% REIT asset test if, on the date that we acquire or originate the mortgage loan, the value of the real property securing the loan is equal to or greater than the principal amount of the loan. Certain mezzanine loans we make or acquire may qualify for the safe harbor in Revenue Procedure 2003-65, 2003-2 C.B. 336, pursuant to which certain loans secured by a first priority security interest in ownership interests in a partnership or limited liability company will be treated as qualifying assets for purposes of the 75% real estate asset test and the 10% vote or value test. We may hold some mezzanine loans that do not qualify for that safe harbor. Furthermore, we may acquire distressed debt investments that require subsequent modification by agreement with the borrower. If the outstanding principal balance of a mortgage loan exceeds the fair market value of the real property securing the loan at the time we commit to acquire the loan, or agree to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then a portion of such loan may not be a qualifying real estate asset. Under current law it is not clear how to determine what portion of such a loan will be treated as a qualifying real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT's treatment of a loan as being in part a real estate asset if the REIT treats the loan as being a real estate asset in an amount that is equal to the lesser of the fair market value of the real property securing the loan, as of the date we committed to acquire or modify the loan, and the fair market value of the loan. However, uncertainties exist regarding the application of this guidance, particularly with respect to the proper treatment under the Asset Tests of mortgage loans acquired at a discount that increase in value following their acquisition, and no assurance can be given that the IRS would not challenge our treatment of such assets.

A REIT is able to cure certain asset test violations. As noted above, a REIT cannot own securities of any one issuer representing more than 5% of the total value of the REIT’s assets or more than 10% of the outstanding securities, by vote or value, of any one issuer. However, a REIT would not lose its REIT qualification for failing to satisfy these 5% or 10% asset tests in a quarter if the failure is due to the ownership of assets the total value of which does not exceed the lesser of (i) 1% of the total value of the REIT’s assets at the end of the quarter for which the measurement is done, or (ii) $10 million, provided that, in either case, the REIT either disposes of the assets within six months after the last day of the quarter in which the REIT identifies the failure (or such other time period prescribed by the Treasury), or otherwise meets the requirements of those rules by the end of that period.

If a REIT fails to meet any of the asset test requirements for a quarter and the failure exceeds the de minimis threshold described above, then the REIT still would be deemed to have satisfied the requirements if: (i) following the REIT’s identification of the failure, the REIT files a schedule with a description of each asset that caused the failure, in accordance with regulations prescribed by the Treasury; (ii) the failure was due to reasonable cause and not to willful neglect; (iii) the REIT disposes of the assets within six months after the last day of the quarter in which the identification occurred or such other time period as is prescribed by the Treasury (or the requirements of the rules are otherwise met within that period); and (iv) the REIT pays a tax on the failure equal to the greater of (A) $50,000 and (B) an amount determined (under regulations) by multiplying (1) the highest rate of tax for corporations under section 11 of the Code, by (2) the net income generated by the assets that caused the failure for the period beginning on the first date of the failure and ending on the date the REIT has disposed of the assets (or otherwise satisfies the requirements).

Gross Income Tests.  For each calendar year, we must satisfy two separate tests based on the composition of our gross income, as defined under our method of accounting, or the Gross Income Tests.

The 75% Gross Income Test.  At least 75% of our gross income for the taxable year (excluding gross income from prohibited transactions) must result from (i) rents from real property, (ii) interest on obligations secured by mortgages on real property or on interests in real property, (iii) gains from the sale or other disposition of real property (including interests in real property and interests in mortgages on real property) other than property held primarily for sale to customers in the ordinary course of our trade or business, (iv) dividends from other qualifying REITs and gain (other than gain from prohibited transactions) from the sale of shares of other qualifying REITs, (v) other specified investments relating to real property or mortgages thereon, and (vi) for a limited time, temporary investment income (as described under the 75% Asset Test above). We refer to this requirement as the 75% Gross Income Test. We intend to invest funds not otherwise invested in real properties in cash sources or other liquid investments which will allow us to qualify under the 75% Gross Income Test.

Income attributable to a lease of real property generally will qualify as “rents from real property” under the 75% Gross Income Test (and the 95% Gross Income Test described below) if such lease is respected as a true lease for U.S. federal income tax purposes (see “— Characterization of Property Leases”) and subject to the rules discussed below.

Rent from a particular tenant will not qualify if we, or an owner of 10% or more of our stock, directly or indirectly, owns 10% or more of the voting stock or the total number of shares of all classes of stock in, or 10% or more of the assets or net profits of, the tenant (subject to certain exceptions). The portion of rent attributable to personal property rented in connection with real property will not qualify, unless the portion attributable to personal property is 15% or less of the total rent received under, or in connection with, the lease.

Generally, rent will not qualify if it is based in whole, or in part, on the income or profits of any person from the underlying property. However, rent will not fail to qualify if it is based on a fixed percentage (or designated varying percentages) of receipts or sales, including amounts above a base amount so long as the base amount is fixed at the time the lease is entered into, the provisions are in accordance with normal business practice and the arrangement is not an indirect method for basing rent on income or profits.

If a REIT operates or manages a property or furnishes or renders certain “impermissible services” to the tenants at the property, and the income derived from the services exceeds 1% of the total amount received by that REIT with respect to the property, then no amount received by the REIT with respect to the property will qualify as “rents from real property.” Impermissible services are services other than services “usually or customarily rendered” in connection with the rental of real property and not otherwise considered “rendered to the occupant.” For these purposes, the income that a REIT is considered to receive from the provision of “impermissible services” will not be less than 150% of the cost of providing the service. If the amount so received is 1% or less of the total amount received by us with respect to the property, then only the income from the impermissible services will not qualify as “rents from real property.” However, this rule generally will not apply if such services are provided to tenants through an independent contractor from whom we derive no revenue, or though a TRS. With respect to this rule, tenants will receive some services in connection with their leases of the real properties. Our intention is that the services to be provided are those usually or customarily rendered in connection with the rental of space, and therefore, providing these services will not cause the rents received with respect to the properties to fail to qualify as rents from real property for purposes of the 75% Gross Income Test (and the 95% Gross Income Test described below). The board of directors intends to hire qualifying independent contractors or to utilize our TRSs to render services which it believes, after consultation with our tax advisors, are not usually or customarily rendered in connection with the rental of space.

In addition, we have represented that, with respect to our leasing activities, we will not (i) charge rent for any property that is based in whole or in part on the income or profits of any person (excluding rent based on a percentage of receipts or sales, as described above), (ii) charge rent that will be attributable to personal property in an amount greater than 15% of the total rent received under the applicable lease, or (iii) enter into any lease with a related party tenant.

Amounts received as rent from a TRS are not excluded from rents from real property by reason of the related party rules described above, if the activities of the TRS and the nature of the properties it leases meet certain requirements. The TRSs will pay regular corporate rates on any income they earn. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants whose terms are not on an arm’s-length basis.

It is possible that we will be paid interest on loans secured by real property. All interest income qualifies under the 95% Gross Income Test, and interest on loans secured by real property qualifies under the 75% Gross Income Test, provided that in both cases, the interest does not depend, in whole or in part, on the income or profits of any person (excluding amounts based on a fixed percentage of receipts or sales). If a loan is secured by both real property and other property, the interest on it may nevertheless qualify under the 75% Gross Income Test. We may acquire mortgage, mezzanine, bridge loans and other debt investments. Interest income constitutes qualifying mortgage interest for purposes of the 75% Gross Income Test to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we committed to acquire the loan, or agreed to modify the loan in a manner that is treated as an acquisition of a new loan for U.S. federal income tax purposes, then the interest income will be apportioned between the real property and the other collateral, and our income from the loan will qualify for purposes of the 75% Gross Income Test only to the extent that the interest is allocable to the real property. For purposes of the preceding sentence, however, under recently issued IRS guidance we do not need to re-determine the fair market value of real property in connection with a loan modification that is occasioned by a default or made at a time when we reasonably believe the modification to the loan will substantially reduce a significant risk of default on the original loan, and any such modification will not be treated as a prohibited transaction.

The 95% Gross Income Test.  In addition to deriving 75% of our gross income from the sources listed above, at least 95% of our gross income (excluding gross income from prohibited transactions) for the taxable year must be derived from (i) sources which satisfy the 75% Gross Income Test, (ii) dividends, (iii) interest, or (iv) gain from the sale or disposition of stock or other securities that are not assets held primarily for sale to customers in the ordinary course of our trade or business. We refer to this requirement as the 95% Gross Income Test. It is important to note that dividends and interest on obligations not collateralized by an interest in real property qualify under the 95% Gross Income Test, but not under the 75% Gross Income Test. We intend to invest funds not otherwise invested in properties in cash sources or other liquid investments which will allow us to qualify under the 95% Gross Income Test.

Our share of income from the properties will primarily give rise to rental income and gains on sales of the properties, substantially all of which generally will qualify under the 75% Gross Income and 95% Gross Income Tests. Our anticipated operations indicate that it is likely that we will have little or no non-qualifying income to cause adverse U.S. federal income tax consequences.

As described above, we may establish one or more TRSs with which we could enter into leases for any properties we may invest in. The gross income generated by these TRSs would not be included in our gross income. However, we would realize gross income from these subsidiaries in the form of rents. In addition, any dividends from TRSs to us would be included in our gross income and qualify for the 95% Gross Income Test, but not the 75% Gross Income Test.

If we fail to satisfy either the 75% Gross Income or 95% Gross Income Tests for any taxable year, we may retain our qualification as a REIT for such year if we satisfy the IRS that: (i) the failure was due to reasonable cause and not due to willful neglect, (ii) we attach to our return a schedule describing the nature and amount of each item of our gross income, and (iii) any incorrect information on such schedule was not due to fraud with intent to evade U.S. federal income tax. If this relief provision is available, we would remain subject to tax equal to the greater of the amount by which we failed the 75% Gross Income Test or the 95% Gross Income Test, as applicable, multiplied by a fraction meant to reflect our profitability.

Annual Distribution Requirements.  In addition to the other tests described above, we are required to distribute dividends (other than capital gain dividends) to our stockholders each year in an amount at least equal to the excess of: (a) the sum of (i) 90% of our REIT taxable income (determined without regard to the deduction for dividends paid and by excluding any net capital gain) and (ii) 90% of the net income (after tax) from foreclosure property; over (b) the sum of some types of items of non-cash income. Whether sufficient amounts have been distributed is based on amounts paid in the taxable year to which they relate, or in the following taxable year if we: (A) declared a dividend before the due date of our tax return (including extensions); (B) distribute the dividend within the 12-month period following the close of the taxable year (and not later than the date of the first regular dividend payment made after such declaration); and (C) file an election with our tax return. Additionally, dividends that we declare in October, November or December in a given year payable to stockholders of record in any such month will be treated as having been paid on December 31st of that year so long as the dividends are actually paid during January of the following year. In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (1) pro rata among all outstanding shares of stock within a particular class, and (2) in accordance with the preferences among different classes of stock as set forth in our organizational documents. If we fail to meet the annual distribution requirements as a result of an adjustment to our U.S. federal income tax return by the IRS, or under certain other circumstances, we may cure the failure by paying a “deficiency dividend” (plus penalties and interest to the IRS) within a specified period.

If we do not distribute 100% of our REIT taxable income, we will be subject to U.S. federal income tax on the undistributed portion. We also will be subject to an excise tax if we fail to currently distribute sufficient income. In order to make the “required distribution” with respect to a calendar year and avoid the excise tax, we must distribute the sum of (a) 85% of our REIT ordinary income for the calendar year, (b) 95% of our REIT capital gain net income for the calendar year, and (c) the excess, if any, of the grossed up required distribution (as defined in the Code) for the preceding calendar year over the distributed amount for that preceding calendar year. Any excise tax liability would be equal to 4% of the difference between the amount required to be distributed and the amount actually distributed and would not be deductible by us.

We intend to pay sufficient dividends each year to satisfy the annual distribution requirements and avoid U.S. federal income and excise taxes on our earnings; however, it may not always be possible to do so. It is possible that we may not have sufficient cash or other liquid assets to meet the annual distribution requirements due to tax accounting rules and other timing differences. Other potential sources of non-cash taxable income include:

•	“residual interests” in REMICs or taxable mortgage pools;
•	loans or mortgage-backed securities held as assets that are issued at a discount and require the accrual of taxable economic interest in advance of receipt in cash; and
•	loans on which the borrower is permitted to defer cash payments of interest, distressed loans on which we may be required to accrue taxable interest income even though the borrower is unable to make current servicing payments in cash, and debt securities purchased at a discount.

We will closely monitor the relationship between our REIT taxable income and cash flow, and if necessary to comply with the annual distribution requirements, will attempt to borrow funds to fully provide the necessary cash flow or to pay dividends in the form of taxable in-kind distributions of property, including taxable stock dividends.

Failure to Qualify.  If we fail to qualify, for U.S. federal income tax purposes, as a REIT in any taxable year, we may be eligible for relief provisions if the failures are due to reasonable cause and not willful neglect and if a penalty tax is paid with respect to each failure to satisfy the applicable requirements. If the applicable relief provisions are not available or cannot be met, we will not be able to deduct our dividends and will be subject to U.S. federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates, thereby reducing cash available for distributions. In such event, all distributions to stockholders (to the extent of our current and accumulated earnings and profits) will be taxable as ordinary dividend income. This “double taxation” would result if we fail to qualify as a REIT. Unless entitled to relief under specific statutory provisions, we would not be eligible to elect REIT qualification for the four taxable years following the year during which qualification was lost.

Recordkeeping Requirements.  We are required to maintain records and request on an annual basis information from specified stockholders. These requirements are designed to assist us in determining the actual ownership of our outstanding stock and maintaining our qualification as a REIT.

Prohibited Transactions.  As discussed above, we will be subject to a 100% U.S. federal excise tax on any net income derived from “prohibited transactions.” Net income derived from prohibited transactions arises from the sale or exchange of property held for sale to customers in the ordinary course of our business which is not foreclosure property. There is an exception to this rule for the sale of property that:

•	is a real estate asset under the 75% Asset Test;
•	generally has been held for at least two years;
•	has aggregate expenditures which are includable in the basis of the property not in excess of 30% of the net selling price;
•	in some cases, was held for production of rental income for at least two years;
•	in some cases, substantially all the marketing and development expenditures were made through an independent contractor; and

•	when combined with other sales in the year, either does not cause the REIT to have made more than seven sales of property during the taxable year (excluding sales of foreclosure property or in connection with an involuntary conversion) or occurs in a year when the REIT disposes of less than 10% of its assets (measured by U.S. federal income tax basis or fair market value, and ignoring involuntary dispositions and sales of foreclosure property).

Although we currently intend to sell each of the properties, our primary intention in acquiring and operating the properties is the production of rental income and we do not expect to hold any property for sale to customers in the ordinary course of our business. The 100% tax will not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate income tax rates. As a general matter, any condominium conversions we might undertake must satisfy these restrictions to avoid being “prohibited transactions,” which will limit the annual number of transactions.

Excess Inclusion Income

Pursuant to IRS guidance, a REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:

•	cannot be offset by any net operating losses otherwise available to the stockholder;
•	is subject to tax as UBTI in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax; and
•	results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.

See “— Federal Income Taxation of Stockholders.” Under recently issued IRS guidance, to the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business taxable income (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 35%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “— REIT Qualification Tests — Annual Distribution Requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above, and are urged to consult their tax advisors.

Characterization of Property Leases.  We may purchase either new or existing properties and lease them to tenants. Our ability to claim certain tax benefits associated with ownership of these properties, such as depreciation, would depend on a determination that the lease transactions are true leases, under which we would be the owner of the leased property for U.S. federal income tax purposes, rather than a conditional sale of the property or a financing transaction. A determination by the IRS that we are not the owner of any properties for U.S. federal income tax purposes may have adverse consequences to us, such as the denial of depreciation deductions (which could affect the determination of our REIT taxable income subject to the distribution requirements) or the aggregate value of our assets invested in real estate (which could affect REIT asset testing).

Tax Aspects of Investments in Partnerships

General.  We anticipate holding direct or indirect interests in one or more partnerships, including the operating partnership. We intend to operate as an Umbrella Partnership REIT, or UPREIT, which is a structure whereby we would own a direct interest in the operating partnership, and the operating partnership would, in turn, own the properties and may possibly own interests in other non-corporate entities that own properties. Such non-corporate entities would generally be organized as limited liability companies, partnerships or trusts and would either be disregarded for U.S. federal income tax purposes (if the operating partnership were the sole owner) or treated as partnerships for U.S. federal income tax purposes.

The following is a summary of the U.S. federal income tax consequences of our investment in the operating partnership if the operating partnership is treated as a partnership for U.S. federal income tax purposes. This discussion should also generally apply to any investment by us in a property partnership or other non-corporate entity.

A partnership (that is not a publicly traded partnership taxed as a corporation) is not subject to tax as an entity for U.S. federal income tax purposes. Rather, partners are allocated their allocable share of the items of income, gain, loss, deduction and credit of the partnership, and are potentially subject to tax thereon, without regard to whether the partners receive any distributions from the partnership. We will be required to take into account our allocable share of the foregoing items for purposes of the various REIT gross income and asset tests, and in the computation of our REIT taxable income and U.S. federal income tax liability. Further, there can be no assurance that distributions from the operating partnership will be sufficient to pay the tax liabilities resulting from an investment in the operating partnership.

Generally, an entity with two or more members formed as a partnership or limited liability company under state law will be taxed as a partnership for U.S. federal income tax purposes unless it specifically elects otherwise. Because the operating partnership was formed as a partnership under state law, for U.S. federal income tax purposes the operating partnership will be treated as a partnership, if it has two or more partners, or a disregarded entity, if it is treated as having one partner. We intend that interests in the operating partnership (and any partnership invested in by the operating partnership) will fall within one of the “safe harbors” for the partnership to avoid being classified as a publicly traded partnership. However, our ability to satisfy the requirements of some of these safe harbors depends on the results of our actual operations and accordingly no assurance can be given that any such partnership will at all times satisfy one of such safe harbors. We reserve the right to not satisfy any safe harbor. Even if a partnership is a publicly traded partnership, it generally will not be treated as a corporation if at least 90% of its gross income each taxable year is from certain sources, which generally include rents from real property and other types of passive income. We believe that our operating partnership will have sufficient qualifying income so that it would be taxed as a partnership, even if it were treated as a publicly traded partnership.

If for any reason the operating partnership (or any partnership invested in by the operating partnership) is taxable as a corporation for U.S. federal income tax purposes, the character of our assets and items of gross income would change, and as a result, we would most likely be unable to satisfy the applicable REIT requirements under U.S. federal income tax laws discussed above. In addition, any change in the status of any partnership may be treated as a taxable event, in which case we could incur a tax liability without a related cash distribution. Further, if any partnership was treated as a corporation, items of income, gain, loss, deduction and credit of such partnership would be subject to corporate income tax, and the partners of any such partnership would be treated as stockholders, with distributions to such partners being treated as dividends.

Anti-abuse Treasury Regulations have been issued under the partnership provisions of the Code that authorize the IRS, in some abusive transactions involving partnerships, to disregard the form of a transaction and recast it as it deems appropriate. The anti-abuse regulations apply where a partnership is utilized in connection with a transaction (or series of related transactions) with a principal purpose of substantially reducing the present value of the partners” aggregate U.S. federal tax liability in a manner inconsistent with the intent of the partnership provisions. The anti-abuse regulations contain an example in which a REIT contributes the proceeds of a public offering to a partnership in exchange for a general partnership interest. The limited partners contribute real property assets to the partnership, subject to liabilities that exceed their respective aggregate bases in such property. The example concludes that the use of the partnership is not inconsistent with the intent of the partnership provisions, and thus, cannot be recast by the IRS. However, the anti-abuse regulations are extraordinarily broad in scope and are applied based on an analysis of all the facts and circumstances. As a result, we cannot assure you that the IRS will not attempt to apply the anti-abuse regulations to us. Any such action could potentially jeopardize our qualification as a REIT and materially affect the tax consequences and economic return resulting from an investment in us.

Income Taxation of Partnerships and their Partners.  Although a partnership agreement generally will determine the allocation of a partnership’s income and losses among the partners, such allocations may be disregarded for U.S. federal income tax purposes under Section 704(b) of the Code and the Treasury Regulations. If any allocation is not recognized for U.S. federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners” economic interests in the partnership. We believe that the allocations of taxable income and loss in the operating partnership agreement comply with the requirements of Section 704(b) of the Code and the Treasury Regulations. For a description of allocations by the operating partnership to the partners, see the section entitled “Summary of Our Operating Partnership Agreement” included elsewhere in this prospectus.

In some cases, special allocations of net profits or net losses will be required to comply with the U.S. federal income tax principles governing partnership tax allocations. Additionally, pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to property contributed to the operating partnership in exchange for units must be allocated in a manner so that the contributing partner is charged with, or benefits from, the unrealized gain or loss attributable to the property at the time of contribution. The amount of such unrealized gain or loss is generally equal to the difference between the fair market value and the adjusted basis of the property at the time of contribution. These allocations are designed to eliminate book-tax differences by allocating to contributing partners lower amounts of depreciation deductions and increased taxable income and gain attributable to the contributed property than would ordinarily be the case for economic or book purposes. With respect to any property purchased by the operating partnership, such property generally will have an initial tax basis equal to its fair market value, and accordingly, Section 704(c) will not apply, except as described further below in this paragraph. The application of the principles of Section 704(c) in tiered partnership arrangements is not entirely clear. Accordingly, the IRS may assert a different allocation method than the one selected by the operating partnership to cure any book-tax differences. In certain circumstances, we create book-tax differences by adjusting the values of properties for economic or book purposes and generally the rules of Section 704 (c) of the Code would apply to such differences as well.

For U.S. federal income tax purposes, our depreciation deductions generally will be computed using the straight-line method. Residential rental buildings, structural components and improvements are generally depreciated over 27.5 years. Shorter depreciation periods apply to other properties. Some improvements to land are depreciated over 15 years. With respect to such improvements, however, taxpayers may elect to depreciate these improvements over 20 years using the straight-line method. For properties contributed to the operating partnership, depreciation deductions are calculated based on the transferor’s basis and depreciation method. Because depreciation deductions are based on the transferor’s basis in the contributed property, the operating partnership generally would be entitled to less depreciation than if the properties were purchased in a taxable transaction. The burden of lower depreciation generally will fall first on the contributing partner, but also may reduce the depreciation allocated to other partners.

Gain on the sale or other disposition of depreciable property is characterized as ordinary income (rather than capital gain) to the extent of any depreciation recapture. Buildings and improvements depreciated under the straight-line method of depreciation are generally not subject to depreciation recapture unless the property was held for less than one year. However, individuals, trusts and estates that hold shares either directly or through a pass-through entity may be subject to tax on the disposition on such assets at a rate of 25% rather than at the normal capital gains rate, to the extent that such assets have been depreciated.

Some expenses incurred in the conduct of the operating partnership’s activities may not be deducted in the year they were paid. To the extent this occurs, the taxable income of the operating partnership may exceed its cash receipts for the year in which the expense is paid. As discussed above, the costs of acquiring properties must generally be recovered through depreciation deductions over a number of years. Prepaid interest and loan fees, and prepaid management fees are other examples of expenses that may not be deducted in the year they were paid.

Taxation of U.S. Holders

The following section applies to you only if you are a U.S. Holder. Generally, for purposes of this discussion, a “U.S. Holder” is a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;
•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect under current Treasury Regulations to be treated as a U.S. person.

If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds our stock, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding shares of our Series A Redeemable Preferred Stock, the Warrants or shares of our common stock should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of such shares of Series A Redeemable Preferred Stock, the Warrants or shares of our common stock by the partnership.

Allocation of Purchase Price of Unit as Between Series A Redeemable Preferred Stock and Warrant.  For U.S. federal income tax purposes, the purchase of each Unit will be treated as the purchase of an “investment unit” consisting of two components, a share of Series A Redeemable Preferred Stock and a Warrant to purchase 20 shares of common stock exercisable by the holder at an exercise price of 120% of the current market price per share of our common stock determined using the volume weighted average price of our common stock for the 20 trading days prior to the date of issuance of such Warrant, subject to a minimum exercise price of $9.00 per share (subject to adjustment). The purchase price for the Unit must be allocated as between the Series A Redeemable Preferred Stock and the Warrant in proportion to their relative fair market values on the date that the Unit is purchased. The allocation of the purchase price will establish your initial tax basis for U.S. federal income tax purposes in your Series A Redeemable Preferred Stock and the Warrant. You should consult your own tax advisor regarding the allocation of the purchase price between the share of Series A Redeemable Preferred Stock and the Warrant.

If the allocation of the purchase price between the Series A Redeemable Preferred Stock and the Warrant results in an “issue price” for the Series A Redeemable Preferred Stock that is lower than the price at which the Series A Redeemable Preferred stock may be redeemed under certain circumstances, this difference in price (the “redemption premium”) will be treated as a constructive distribution of additional stock on preferred stock under Section 305(c) of the Code, unless the redemption premium is less than a statutory de minimis amount. If shares of the Series A Redeemable Preferred Stock may be redeemed at more than one time, the time and price at which redemption is most likely to occur must be determined based on all the facts and circumstances as of the issue date. Any such constructive distribution must be taken into account under principles similar to the principles governing the inclusion of accrued original issue discount under Section 1272(a) of the Code. Under those principles, a U.S. Holder is required to include the redemption premium in gross income as it accrues under a constant yield method.

We intend to take a position, through an appropriate valuation methodology, on an allocation of the purchase price for the Units between the shares of Series A Redeemable Preferred Stock and the Warrants that comprise the Units. If the allocation results in a value for the Warrant in excess of the statutory de minimis amount, we will report the premium in gross income of U.S. Holders as it accrues under a constant yield method and include the amount on the annual dividend reporting form, Form 1099-DIV. However, our position on the allocation of the purchase price to the Warrants is not binding on the IRS. If the IRS were to take a different position regarding such allocation, U.S. Holders would be required to include a different amount of redemption premium in gross income as it accrues under a constant yield method and may be required to treat any gain recognized on the disposition of the Series A Redeemable Preferred Stock as ordinary income rather than as capital gain.

Series A Redeemable Preferred Stock and Common Stock.  As long as we qualify as a REIT, distributions (including any deemed distributions) paid to our U.S. Holders out of current or accumulated earnings and profits (and not designated as capital gain dividends, or for tax years beginning before January 1, 2013, qualified dividend income) will be ordinary income.

Distributions in excess of current and accumulated earnings and profits are treated first as a tax-deferred return of capital to the U.S. Holder, reducing the U.S. Holder’s tax basis in his or her stock by the amount of such distribution. Such distributions that exceed tax basis are subject to tax as capital gain. Because our earnings and profits are reduced for depreciation and other non-cash items, it is possible that a portion of each distribution will constitute a tax-deferred return of capital. Additionally, because distributions in excess of earnings and profits reduce the U.S. Holder’s basis in our stock, this will increase the Holder’s gain on any subsequent sale of the stock.

Distributions that we designate as capital gain dividends will be taxed as long-term capital gain to the extent they do not exceed our actual net capital gain for the taxable year, without regard to the period for which the U.S. Holder that receives such distribution has held its stock. However, corporate U.S. Holders may be required to treat up to 20% of some types of capital gain dividends as ordinary income. We also may decide to retain, rather than distribute, our net capital gain and pay any tax thereon. In such instances, U.S. Holders would include their proportionate shares of such gain in income as long-term capital gain, receive a credit on their returns for their proportionate share of our tax payments, and increase the tax basis of their shares of stock by the after-tax amount of such gain.

With respect to U.S. Holders who are taxed at the rates applicable to individuals, for taxable years beginning before January 1, 2013, we may elect to designate a portion of our distributions (including any deemed distributions) paid to such U.S. Holders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. Holders as capital gain, provided that the U.S. Holder has held the stock with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such stock became ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:

(1)	the qualified dividend income received by us during such taxable year from C corporations (including any TRSs);
(2)	the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and
(3)	the excess of any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a non REIT corporation or had appreciated at the time our REIT election became effective over the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of (1) above if the dividends are received from a regular domestic C corporation, such as any TRSs, and specified holding period and other requirements are met.

Dividend income is characterized as “portfolio” income under the passive loss rules and cannot be offset by a U.S. Holder’s current or suspended passive losses. Corporate U.S. Holders cannot claim the dividends received deduction for such dividends unless we lose our REIT qualification. Although U.S. Holders generally will recognize taxable income in the year that a distribution is received, any distribution we declare in October, November or December of any year and is payable to a U.S. Holder of record on a specific date in any such month will be treated as both paid by us and received by the U.S. Holder on December 31st of the year it was declared even if paid by us during January of the following calendar year. Because we are not a pass-through entity for U.S. federal income tax purposes, U.S. Holders may not use any of our operating or capital losses to reduce their tax liabilities.

We have the ability to declare a large portion of a dividend in shares of our stock. As long as a portion of such dividend is paid in cash (which portion can be as low as 10% for a REIT’s taxable years ending on or before December 31, 2011) and certain requirements are met, the entire distribution will be treated as a dividend for U.S. federal income tax purposes. As a result, U.S. Holders will be taxed on 100% of the dividend in the same manner as a cash dividend, even though most of the dividend was paid in shares of our stock. In general, any dividend on shares of our preferred stock will be taxable as a dividend, regardless of whether any portion is paid in stock.

In general, the sale of our stock held for more than 12 months will produce long-term capital gain or loss. All other sales will produce short-term gain or loss. In each case, the gain or loss is equal to the difference between the amount of cash and fair market value of any property received from the sale and the U.S. Holder’s basis in the stock sold. However, any loss from a sale or exchange of stock by a U.S. Holder who has held such stock for six months or less generally will be treated as a long-term capital loss, to the extent that the U.S. Holder treated our distributions as long-term capital gain. The use of capital losses is subject to limitations.

If excess inclusion income from a REMIC residual interest is allocated to any U.S. Holder, that income will be taxable in the hands of the Holder and would not be offset by any net operating losses of the U.S. Holder that would otherwise be available. As required by IRS guidance, we intend to notify our U.S. Holders if a portion of a dividend paid by us is attributable to excess inclusion income.

We will report to our U.S. Holders and to the IRS the amount of dividends (including any deemed dividends) paid during each calendar year, and the amount (if any) of U.S. federal income tax we withhold. A U.S. Holder may be subject to backup withholding with respect to dividends (including any deemed dividends) paid unless such U.S. Holder: (i) is a corporation or comes within other exempt categories; or (ii) provides us with a taxpayer identification number, certifies as to no loss of exemption, and otherwise complies with applicable requirements. A U.S. Holder that does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding can be credited against the U.S. Holder’s U.S. federal income tax liability. In addition, we may be required to withhold a portion of distributions made to any U.S. Holders who fail to certify their non-foreign status to us. See the “— Taxation of Non-U.S. Holders” portion of this section.

For taxable years beginning before January 1, 2013, the maximum tax rate applicable to individuals and certain other noncorporate taxpayers on net capital gain recognized on the sale or other disposition of shares has been reduced from 20% to 15%, and the maximum marginal tax rate payable by them on dividends received from corporations that are subject to a corporate level of tax has been reduced. Except in limited circumstances, as discussed above, this reduced tax rate will not apply to dividends paid by us.

Legislation requires certain U.S. Holders who are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of shares of stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of shares of our common stock.

Warrants.

Exercise of the Warrants.  Upon the exercise of a Warrant for cash, you will not recognize gain or loss and the amount paid for the Warrant plus the amount paid at exercise will be added to your basis in the common stock received. Your holding period for the common stock purchased pursuant to exercise of a Warrant for cash will generally begin no later than the day following the exercise and will not include the period you held the Warrant.

Sale or Disposition of the Warrants.  Upon a sale or other disposition (other than exercise) of a Warrant, you will recognize capital gain or loss in an amount equal to the difference between the amount realized and your tax basis in the Warrant. Such gain or loss will be long-term capital gain or loss provided you held the Warrant for more than one year at the time of sale or other disposition.

Expiration.  If the Warrant is allowed to lapse unexercised, you will generally have a capital loss equal to your basis in the Warrant. Such loss will be a long-term capital loss provided you held the Warrant for more than one year at the time the Warrant is allowed to lapse.

Certain adjustments to, or failure to adjust, the number of shares underlying the Warrants and/or exercise price of the Warrants may cause holders of Warrants and our stock to be treated as having received a distribution, to the extent any such adjustment or failure to adjust results in an increase in the proportionate interest of such holders in our company. Such a distribution would be taxable to holders as a dividend, return of capital or capital gain in accordance with rules discussed above under “— Series A Redeemable Preferred Stock and Common Stock”.

Backup Withholding and Information Reporting.  We will report to our U.S. Holders and the IRS the amount of dividends (including deemed dividends) paid during each calendar year and the amount of any tax withheld. Under the backup withholding rules, a U.S. Holder may be subject to backup withholding at the current rate of 28% with respect to dividends paid, unless the U.S. Holder (1) is a corporation or comes within other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number or social security number, certifies under penalties of perjury that such number is correct and that such U.S. Holder is not subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Holder that does not provide his or her correct taxpayer identification number or social security number may also be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distribution to any U.S. Holder who fails to certify its non-foreign status.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such U.S. Holder’s U.S. federal income tax liability, provided the required information is furnished to the IRS.

For taxable years beginning after December 31, 2012, a U.S. withholding tax at a 30% rate will be imposed on dividends and proceeds of sale in respect of our stock received by U.S. Holders who own their stock through foreign accounts or foreign intermediaries if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. We will not pay any additional amounts in respect to any amounts withheld.

Taxation of Tax-Exempt Holders

U.S. tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they are subject to taxation on their unrelated business taxable income, or UBTI. While many investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, our distributions to a U.S. Holder that is a domestic tax-exempt entity should not constitute UBTI unless such U.S. Holder borrows funds (or otherwise incurs acquisition indebtedness within the meaning of the Code) to acquire its common shares, or the common shares are otherwise used in an unrelated trade or business of the tax-exempt entity. Furthermore, even in the absence of acquisition debt, part or all of the income or gain recognized with respect to our stock held by certain domestic tax-exempt entities, including social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal service plans (all of which are exempt from U.S. federal income taxation under Sections 501(c)(7), (9), (17) or (20) of the Code), may be treated as UBTI.

Special rules apply to the ownership of REIT shares by some tax-exempt pension trusts. If we would be “closely held” (discussed above with respect to the share ownership tests) because the stock held by tax-exempt pension trusts was viewed as being held by the trusts rather than by their respective beneficiaries, tax-exempt pension trusts owning more than 10% by value of our stock may be required to treat a percentage of our dividends as UBTI. This rule applies if: (i) at least one tax-exempt pension trust owns more than 25% by value of our shares, or (ii) one or more tax-exempt pension trusts (each owning more than 10% by value of our shares) hold in the aggregate more than 50% by value of our shares. The percentage treated as UBTI is our gross income (less direct expenses) derived from an unrelated trade or business (determined as if we were a tax-exempt pension trust) divided by our gross income from all sources (less direct expenses). If this percentage is less than 5%, however, none of the dividends will be treated as UBTI. Because of the restrictions in our charter regarding the ownership concentration of our common stock, we believe that a tax-exempt pension trust should not become subject to these rules. However, because our common shares may be publicly traded, we can give no assurance of this.

Prospective tax-exempt purchasers should consult their own tax advisors and financial planners as to the applicability of these rules and consequences to their particular circumstances.

Taxation of Non-U.S. Holders

General.  The rules governing the U.S. federal income taxation of “Non-U.S. Holders” are complex, and as such, only a summary of such rules is provided in this prospectus. Non-U.S. investors should consult with their own tax advisors and financial planners to determine the impact that U.S. federal, state and local income tax or similar laws will have on such investors as a result of an investment in our REIT. A “Non-U.S. Holder” means a person (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

Allocation of Purchase Price as Between Series A Redeemable Preferred Stock and Warrant.  As described above in “— Allocation of Purchase Price Between Series A Redeemable Preferred Stock and Warrants” under “Taxation of U.S. Holders”, a portion of the purchase price for the Unit will be allocated to the Warrant. Any redemption premium that may result will be treated as a constructive distribution of additional stock on preferred stock under Section 305(c) of the Code, unless the redemption premium is less than a statutory de minimis amount. Any such constructive distribution may need to be taken into account under principles similar to the principles governing the inclusion of accrued original issue discount under Section 1272(a) of the Code and may be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. See “— Distributions — In General” and “U.S. Federal Income Tax Withholding on Distributions” below.

Distributions — In General.  Distributions paid by us that are not attributable to gain from our sales or exchanges of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such dividends to Non-U.S. Holders ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Any constructive dividends on the Series A Redeemable Preferred Stock also would be subject to U.S. federal withholding tax to the same extent as an actual distribution. Because constructive dividends would not give rise to any cash from which any applicable withholding tax could be satisfied, we may withhold the U.S. federal tax on such dividend from cash proceeds otherwise payable to a Non-U.S. Holder.

If income from the investment in the common shares is treated as effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business, the Non-U.S. Holder generally will be subject to a tax at the graduated rates applicable to ordinary income, in the same manner as U.S. Holders are taxed with respect to such dividends (and also may be subject to the 30% branch profits tax in the case of a Non-U.S. Holder that is a foreign corporation that is not entitled to any treaty exemption). In general, Non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. Dividends in excess of our current and accumulated earnings and profits will not be taxable to a Non-U.S. Holder to the extent they do not exceed the adjusted basis of the Non-U.S. Holder’s shares. Instead, they will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Holder’s shares, they will give rise to tax liability if the Non-U.S. Holder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described in the “Sale of Shares” portion of this Section below.

Distributions Attributable to Sale or Exchange of Real Property.  Distributions that are attributable to gain from our sales or exchanges of U.S. real property interests will be taxed to a Non-U.S. Holder as if such gain were effectively connected with a U.S. trade or business. Non-U.S. Holders would thus be taxed at the normal capital gain rates applicable to U.S. Holders, and would be subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Also, such distributions may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Holder not entitled to any treaty exemption. However, generally such a distribution from a REIT is not treated as effectively connected income for a Non-U.S. Holder if: (i) the distribution is received with respect to a class of stock that is regularly traded on an established securities market located in the U.S.; and (ii) the Non-U.S. Holder does not own more than 5% of the class of stock at any time during the one-year period ending on the date of the distribution. Distributions that qualify for this exception are subject to withholding tax in the manner described above as dividends of ordinary income. We anticipate that our shares will be “regularly traded” on an established securities market, although, no assurance can be given that this will be the case.

U.S. Federal Income Tax Withholding on Distributions.  For U.S. federal income tax withholding purposes, we generally will withhold tax at the rate of 30% on the amount of any distribution (other than distributions designated as capital gain dividends) made to a Non-U.S. Holder, unless the Non-U.S. Holder provides us with appropriate documentation (i) evidencing that such Non-U.S. Holder is eligible for an exemption or reduced rate under an applicable income tax treaty, generally an IRS Form W-8BEN (in which case we will withhold at the lower treaty rate), or (ii) claiming that the dividend is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the U.S., generally an IRS Form W-8ECI (in which case we will not withhold tax). We also generally are required to withhold tax at the rate of 35% on the portion of any dividend to a Non-U.S. Holder that is or could be designated by us as a capital gain dividend, to the extent attributable to gain on a sale or exchange of an interest in U.S. real property. Such withheld amounts of tax do not represent actual tax liabilities, but rather, represent payments in respect of those tax liabilities described above. Therefore, such withheld amounts are creditable by the Non-U.S. Holder against its actual U.S. federal income tax liabilities, including those described above. The Non-U.S. Holder would be entitled to a refund of any amounts withheld in excess of such Non-U.S. Holder’s actual U.S. federal income tax liabilities, provided that the Non-U.S. Holder files applicable returns or refund claims with the IRS.

Sales of Shares.  Gain recognized by a Non-U.S. Holder upon a sale of shares generally will not be subject to U.S. federal income taxation, provided that: (i) such gain is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the U.S.; (ii) the Non-U.S. Holder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (iii) (A) our REIT is “domestically controlled,” which generally means that less than 50% in value of our shares continues to be held directly or indirectly by foreign persons during a continuous five-year period ending on the date of disposition or, if shorter, during the entire period of our existence, or (B) our common shares are “regularly traded” on an established securities market and the selling Non-U.S. Holder has not held more than 5% of our outstanding common shares at any time during the five-year period ending on the date of the sale.

We cannot assure you that we will qualify as “domestically controlled.” If we were not domestically controlled, a Non-U.S. Holder’s sale of common shares would be subject to tax, unless the common shares were regularly traded on an established securities market and the selling Non-U.S. Holder has not directly, or indirectly, owned during the five-year period ending on the date of sale more than 5% in value of our common shares. We anticipate that our common shares will be “regularly traded” on an established market, although, no assurance can be given that this will be the case. If the gain on the sale of shares were to be subject to taxation, the Non-U.S. Holder would be subject to the same treatment as U.S. Holders with respect to such gain, and the purchaser of such common shares may be required to withhold 10% of the gross purchase price.

If the proceeds of a disposition of common stock are paid by or through a U.S. office of a broker-dealer, the payment is generally subject to information reporting and to backup withholding unless the disposing Non-U.S. Holder certifies as to its name, address and non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the U.S. through a foreign office of a foreign broker-dealer. Under Treasury Regulations, if the proceeds from a disposition of common stock paid to or through a foreign office of a U.S. broker-dealer or a non-U.S. office of a foreign broker-dealer that is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a person 50% or more of whose gross income from all sources for a three-year period was effectively connected with a U.S. trade or business, (iii) a foreign partnership with one or more partners who are U.S. persons and who, in the aggregate, hold more than 50% of the income or capital interest in the partnership, or (iv) a foreign partnership engaged in the conduct of a trade or business in the U.S., then (A) backup withholding will not apply unless the broker-dealer has actual knowledge that the owner is not a Non-U.S. Holder, and (B) information reporting will not apply if the Non-U.S. Holder certifies its non-U.S. status and further certifies that it has not been, and at the time the certificate is furnished reasonably expects not to be, present in the U.S. for a period aggregating 183 days or more during each calendar year to which the certification pertains. Prospective foreign purchasers should consult their tax advisors and financial planners concerning these rules.

Legislation that was signed into law by President Obama on March 18, 2010, generally imposes, effective for payments made after December 31, 2012, a withholding tax of 30% on dividends from, and the gross proceeds of a disposition of, our stock paid to certain foreign entities unless various information reporting requirements are satisfied. Such withholding tax will generally apply to non-U.S. financial institutions, which is generally defined for this purpose as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting, or trading in securities, partnership interests, commodities, or any interest in such assets. Non-U.S. Holders are encouraged to consult their tax advisors regarding the implications of this legislation on their investment in our common stock, as well as any the status of any legislative proposals that may pertain to a purchase of our common stock.

Warrants.  Expiration, Sale or Exercise of the Warrants.  The discussion above under “Taxation of U.S. Holders — Warrants” generally applies to Non-U.S. Holders, except that a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized upon the sale or otherwise taxable disposition of a warrant, provided, however, that: (i) such gain is not effectively connected with the conduct by such Non-U.S. Holder of a trade or business within the U.S.; (ii) the Non-U.S. Holder is an individual and is not present in the U.S. for 183 days or more during the taxable year and certain other conditions apply; and (iii) (A) our REIT is “domestically controlled” (see “— Sale of Shares” above).

Other Tax Considerations

State, Local and Foreign Taxes.  We and you may be subject to state, local or foreign taxation in various jurisdictions, including those in which we transact business or you reside. Our and your state, local and foreign tax treatment may not conform to the U.S. federal income tax consequences discussed above. Any foreign taxes incurred by us would not pass through to U.S. Holders as a credit against their U.S. federal income tax liability. You should consult your own tax advisors and financial planners regarding the effect of state, local and foreign tax laws on an investment in the common shares.

Legislative Proposals.  You should recognize that our and your present U.S. federal income tax treatment may be modified by legislative, judicial or administrative actions at any time, which may be retroactive in effect. The rules dealing with U.S. federal income taxation are constantly under review by Congress, the IRS and the Treasury Department, and statutory changes as well as promulgation of new regulations, revisions to existing statutes, and revised interpretations of established concepts occur frequently. We are not currently aware of any pending legislation that would materially affect our or your taxation as described in this prospectus. You should, however, consult your advisors concerning the status of legislative proposals that may pertain to a purchase of our common shares.

INVESTMENT BY TAX-EXEMPT ENTITIES AND ERISA CONSIDERATIONS

General

The following is a summary of certain additional considerations associated with an investment in our shares or holding of the Warrants by tax-qualified pension, stock bonus or profit-sharing plans, employee benefit plans described in Section 3(3) and subject to Title I of ERISA, annuities described in Section 403(a) or (b) of the Code, an individual retirement account or annuity described in Sections 408 or 408A of the Code, an Archer MSA described in Section 220(d) of the Code, a health savings account described in Section 223(d) of the Code, or a Coverdell education savings account described in Section 530 of the Code, which are referred to in this section as Plans and IRAs, as applicable. This summary is based on provisions of ERISA and the Code, including amendments thereto through the date of this prospectus, and relevant regulations and opinions issued by the Department of Labor and the IRS through the date of this prospectus and is designed only to provide a general conceptual understanding of certain basic issues relevant to a Plan or IRA investor. We cannot assure you that adverse tax decisions or legislative, regulatory or administrative changes that would significantly modify the statements expressed herein will not occur. Any such changes may or may not apply to transactions entered into prior to the date of their enactment.

Our management has attempted to structure us in such a manner that we will be an attractive investment vehicle for Plans and IRAs. However, in considering an investment in our shares, those involved with making such an investment decision should consider applicable provisions of the Code and ERISA. While each of the ERISA and Internal Revenue Code issues discussed below may not apply to all Plans and IRAs, individuals involved with making investment decisions with respect to Plans and IRAs should carefully review the rules and exceptions described below, and determine their applicability to their situation. This discussion should not be considered legal advice and prospective investors are required to consult their own legal advisors on these matters.

In general, individuals making investment decisions with respect to Plans and IRAs should, at a minimum, consider:

•	whether the investment is in accordance with the documents and instruments governing such Plan or IRA;
•	whether the investment satisfies the prudence and diversification and other fiduciary requirements of ERISA, if applicable;
•	whether the investment will result in UBTI to the Plan or IRA (see the section entitled “Material U.S. Federal Income Tax Considerations — Federal Income Taxation of Stockholders — Taxation of Tax-Exempt Stockholders” included elsewhere in this prospectus);
•	whether there is sufficient liquidity for the Plan or IRA, considering the minimum and other distribution requirements under the Code and the liquidity needs of such Plan or IRA, after taking this investment into account;
•	the need to value the assets of the Plan or IRA annually or more frequently; and
•	whether the investment would constitute or give rise to a non-exempt prohibited transaction under ERISA or the Code, if applicable.

Additionally, individuals making investment decisions with respect to Plans and IRAs must remember that ERISA requires that the assets of an employee benefit plan must generally be held in trust.

Minimum and Other Distribution Requirements — Plan Liquidity

Potential Plan or IRA investors who intend to purchase our shares or hold the Warrants should consider the limited liquidity of an investment in our shares as it relates to the minimum distribution requirements under the Code, if applicable, and as it relates to other distributions (such as, for example, cash out distributions) that may be required under the terms of the Plan or IRA from time to time. If the shares are held in an IRA or Plan and, before we sell our properties, mandatory or other distributions are required to be made to the participant or beneficiary of such IRA or Plan, pursuant to the Code, then this could require that a distribution of the shares be made in kind to such participant or beneficiary or that a rollover of such shares be made to an IRA or other plan, which may not be permissible under the terms and provisions of the IRA or Plan. Even if permissible, a distribution of shares in kind to a participant or beneficiary of an IRA or Plan must be included in the taxable income of the recipient for the year in which the shares are received at the then current fair market value of the shares, even though there would be no corresponding cash distribution with which to pay the income tax liability arising because of the distribution of shares. See the section entitled “Risk Factors — United States Federal Income Tax Risks” included elsewhere in this prospectus. The fair market value of any such distribution-in-kind can be only an estimated value per share if no public market for our shares currently exists or may ever develop. See the section entitled “— Annual or More Frequent Valuation Requirement” included elsewhere in this prospectus. Further, there can be no assurance that such estimated value could actually be realized by a stockholder because estimates do not necessarily indicate the price at which our shares could be sold. Also, for distributions subject to mandatory income tax withholding under Section 3405 or other tax withholding provisions of the Code, the trustee of a Plan may have an obligation, even in situations involving in-kind distributions of shares, to liquidate a portion of the in-kind shares distributed in order to satisfy such withholding obligations, although there might be no market for such shares. There also may be similar state and/or local tax withholding or other tax obligations that should be considered.

Annual or More Frequent Valuation Requirement

Fiduciaries of Plans may be required to determine the fair market value of the assets of such Plans on at least an annual basis and, sometimes, as frequently as quarterly. If the fair market value of any particular asset is not readily available, the fiduciary is required to make a good faith determination of that asset’s value. Also, a trustee or custodian of an IRA must provide an IRA participant and the IRS with a statement of the value of the IRA each year. However, currently, neither the IRS nor the Department of Labor has promulgated regulations definitively specifying how “fair market value” should be determined in all circumstances.

Unless and until our shares of Series A Redeemable Preferred Stock are listed on a national securities exchange, it is not expected that a public market for our shares of Series A Redeemable Preferred Stock will develop. To assist fiduciaries of Plans subject to the annual reporting requirements of ERISA and IRA trustees or custodians to prepare reports relating to an investment in our shares of Series A Redeemable Preferred Stock, we intend to provide reports of our quarterly and annual determinations of the current estimated share value to those fiduciaries (including IRA trustees and custodians) who identify themselves to us and request the reports until we obtain a listing for our shares of Series A Redeemable Preferred Stock.

We anticipate that we will provide annual reports of our determination of value (1) to IRA trustees and custodians not later than January 15 of each year, and (2) to other Plan fiduciaries within 75 days after the end of each calendar year. Each determination may be based upon valuation information available as of October 31 of the preceding year, updated, however, for any material changes occurring between October 31 and December 31.

There can be no assurance, however, with respect to any estimate of value that we prepare, that:

•	the estimated value per share would actually be realized by our stockholders upon liquidation, because these estimates do not necessarily indicate the price at which properties can be sold;
•	our stockholders would be able to realize estimated net asset values if they were to attempt to sell their shares, because no public market for our shares exists or is likely to develop; or
•	that the value, or method used to establish value, would comply with ERISA or Internal Revenue Code requirements described above.

Fiduciary Obligations — Prohibited Transactions

Any person identified as a “fiduciary” with respect to a Plan has duties and obligations under ERISA as discussed herein. For purposes of ERISA, any person who exercises any authority or control with respect to the management or disposition of the assets of a Plan is considered to be a fiduciary of such Plan. Further, many transactions between a Plan or an IRA and a “party-in-interest” or a “disqualified person” with respect to such Plan or IRA are prohibited by ERISA and/or the Code. ERISA also requires generally that the assets of Plans be held in trust.

If our properties and other assets were deemed to be assets of a Plan or IRA, referred to herein as “plan assets,” our directors would, and employees of our affiliates might be deemed fiduciaries of any Plans or IRAs investing as stockholders. If this were to occur, certain contemplated transactions between us and our directors and employees of our affiliates could be deemed to be “prohibited transactions.” Additionally, ERISA’s fiduciary standards applicable to investments by Plans would extend to our directors and possibly employees of our affiliates as Plan fiduciaries with respect to investments made by us.

Plan Assets — Definition

Prior to the passage of the Pension Protection Act of 2006, or the PPA, neither ERISA nor the Code contained a definition of “plan assets.” After the passage of the PPA, new Section 3(42) of ERISA now defines “plan assets” in accordance with Department of Labor regulations with certain express exceptions. A Department of Labor regulation, referred to in this discussion as the Plan Asset Regulation, as modified or deemed to be modified by the express exceptions noted in the PPA, provides guidelines as to whether, and under what circumstances, the underlying assets of an entity will be deemed to constitute “plan assets.” Under the Plan Asset Regulation, the assets of an entity in which a Plan or IRA makes an equity investment generally will be deemed to be assets of such Plan or IRA unless the entity satisfies one of the exceptions to this general rule. Generally, the exceptions require that the investment in the entity be one of the following:

•	in securities issued by an investment company registered under the Investment Company Act;
•	in “publicly offered securities,” defined generally as interests that are “freely transferable,” “widely held” and registered with the SEC;
•	in an “operating company,” which includes “venture capital operating companies” and “real estate operating companies”; or
•	in which equity participation by “benefit plan investors” is not significant.

Plan Assets — Registered Investment Company Exception

The shares we are offering will not be issued by a registered investment company. Therefore we do not anticipate that we will qualify for the exception for investments issued by a registered investment company.

Publicly Offered Securities Exemption

As noted above, if a Plan acquires “publicly offered securities,” the assets of the issuer of the securities will not be deemed to be “plan assets” under the Plan Asset Regulation. The definition of publicly offered securities requires that such securities be “widely held,” “freely transferable” and satisfy registration requirements under federal securities laws.

Under the Plan Asset Regulation, a class of securities will meet the registration requirements under federal securities laws if they are (i) part of a class of securities registered under section 12(b) or 12(g) of the Exchange Act, or (ii) part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. We anticipate that we will meet the registration requirements under the Plan Asset Regulation. Also under the Plan Asset Regulation, a class of securities will be “widely held” if it is held by 100 or more persons independent of the issuer. We anticipate that this requirement will be met.

Although our shares are intended to satisfy the registration requirements under this definition, and we expect that our securities will be “widely-held,” the “freely transferable” requirement must also be satisfied in order for us to qualify for the “publicly offered securities” exception.

The Plan Asset Regulation provides that “whether a security is” “freely transferable’ is a factual question to be determined on the basis of all relevant facts and circumstances.” Our shares are subject to certain restrictions on transferability typically found in REITs, and are intended to ensure that we continue to qualify for U.S. federal income tax treatment as a REIT. The Plan Asset Regulation provides, however, that where the minimum investment in a public offering of securities is $10,000 or less, the presence of a restriction on transferability intended to prohibit transfers that would result in a termination or reclassification of the entity for U.S. federal or state tax purposes will not ordinarily affect a determination that such securities are “freely transferable.” The minimum investment in our shares is less than $10,000. Thus, the restrictions imposed in order to maintain our status as a REIT should not prevent the shares from being deemed “freely transferable.” Therefore, we anticipate that we will meet the “publicly offered securities” exception, although there are no assurances that we will qualify for this exception.

Plan Assets — Operating Company Exception

If we are deemed not to qualify for the “publicly offered securities” exemption, the Plan Asset Regulation also provides an exception with respect to securities issued by an “operating company,” which includes “venture capital operating companies” and “real estate operating companies.” To constitute a venture capital operating company, 50% of more of the assets of the entity must be invested in “venture capital investments.” A venture capital investment is an investment in an operating company (other than a venture capital operating company but including a real estate operating company) as to which the entity has or obtains direct management rights. To constitute a real estate operating company, 50% or more of the assets of an entity must be invested in real estate which is managed or developed and with respect to which such entity has the right to substantially participate directly in the management or development activities.

While the Plan Asset Regulation and relevant opinions issued by the Department of Labor regarding real estate operating companies are not entirely clear as to whether an investment in real estate must be “direct,” it is common practice to insure that an investment is made either (i) “directly” into real estate, (ii) through wholly owned subsidiaries, or (iii) through entities in which all but a de minimis interest is separately held by an affiliate solely to comply with the minimum safe harbor requirements established by the IRS for classification as a partnership for U.S. federal income tax purposes. We have structured ourselves in a manner that should enable us to meet the venture capital operating company exception and our operating partnership to meet the real estate operating company exception.

Notwithstanding the foregoing, 50% of our operating partnership’s investments must be in real estate over which it maintains the right to substantially participate in the management and development activities. An example in the Plan Asset Regulation indicates that if 50% or more of an entity’s properties are subject to long-term leases under which substantially all management and maintenance activities with respect to the properties are the responsibility of the lessee, such that the entity merely assumes the risk of ownership of income-producing real property, then the entity may not be eligible for the “real estate operating company” exception. By contrast, a second example in the Plan Asset Regulation indicates that if 50% or more of an entity’s investments are in shopping centers in which individual stores are leased for relatively short periods to various merchants, as opposed to long-term leases where substantially all management and maintenance activities are the responsibility of the lessee, then the entity likely will qualify as a real estate operating company. The second example further provides that the entity may retain contractors, including affiliates, to conduct the management of the properties so long as the entity has the responsibility to supervise and the authority to terminate the contractors. We intend to use contractors over which we have the right to supervise and the authority to terminate. Due to the uncertainty of the application of the standards set forth in the Plan Asset Regulation, there can be no assurance as to our ability to structure our operations, or the operations of our operating partnership, as the case may be, to qualify for the “venture capital operating company” and “real estate operating company” exceptions.

Plan Assets — Not Significant Investment Exception

The Plan Asset Regulation provides that equity participation in an entity by benefit plan investors is “significant” if at any time 25% or more of the value of any class of equity interests is held by benefit plan investors. As modified by the PPA, a “benefit plan investor” is now defined to mean an employee benefit plan subject to Part 4 of Subtitle B of Title I of ERISA, any plan to which Section 4975 of the Code applies and any entity whose underlying assets include plan assets by reason of a plan’s investment in such entity. If we determine that we fail to meet the “publicly offered securities” exception, as a result of a failure to sell an adequate number of shares or otherwise, and we cannot ultimately establish that we are an operating company, we intend to restrict ownership of each class of equity interests held by benefit plan investors to an aggregate value of less than 25% and thus qualify for the exception for investments in which equity participation by benefit plan investors is not significant.

Consequences of Holding Plan Assets

If our underlying assets were treated by the Department of Labor as “plan assets,” our management would be treated as fiduciaries with respect to each Plan or IRA stockholder, and an investment in our shares might expose the fiduciaries of the Plan or IRA to co-fiduciary liability under ERISA for any breach by our management of the fiduciary duties mandated under ERISA. Further, if our assets are deemed to be “plan assets,” an investment by a Plan or IRA in our shares might be deemed to result in an impermissible commingling of “plan assets” with other property.

If our management or affiliates were treated as fiduciaries with respect to Plan or IRA stockholders, the prohibited transaction restrictions of ERISA and/or the Code would apply to any transaction involving our assets. These restrictions could, for example, require that we avoid transactions with entities that are affiliated with our affiliates or us or restructure our activities in order to obtain an administrative exemption from the prohibited transaction restrictions. Alternatively, we might have to provide Plan or IRA stockholders with the opportunity to sell their shares to us or we might dissolve or terminate.

Prohibited Transactions

Generally, both ERISA and the Code prohibit Plans and IRAs from engaging in certain transactions involving “plan assets” with specified parties, such as sales or exchanges or leasing of property, loans or other extensions of credit, furnishing goods or services, or transfers to, or use of, “plan assets.” The specified parties are referred to as “parties-in-interest” under ERISA and as “disqualified persons” under the Code. These definitions generally include “persons providing services” to the Plan or IRA, as well as employer sponsors of the Plan or IRA, fiduciaries and certain other individuals or entities affiliated with the foregoing.

A person generally is a fiduciary with respect to a Plan or IRA for these purposes if, among other things, the person has discretionary authority or control with respect to “plan assets” or provides investment advice for a fee with respect to “plan assets.” Under Department of Labor regulations, a person will be deemed to be providing investment advice if that person renders advice as to the advisability of investing in our shares, and that person regularly provides investment advice to the Plan or IRA pursuant to a mutual agreement or understanding that such advice will serve as the primary basis for investment decisions, and that the advice will be individualized for the Plan or IRA based on its particular needs. The Department of Labor has proposed regulations that, if finalized, may broaden the circumstances under which the individual or entity may become a fiduciary as a result of providing investment advice. Thus, if we are deemed to hold “plan assets,” our management could be characterized as fiduciaries with respect to such assets, and each would be deemed to be a party-in-interest under ERISA and a disqualified person under the Code with respect to investing Plans and IRAs. Whether or not we are deemed to hold “plan assets,” if we or our affiliates are affiliated with a Plan or IRA investor, we might be a disqualified person or party-in-interest with respect to such Plan or IRA investor, potentially resulting in a prohibited transaction merely upon investment by such Plan or IRA in our shares.

Prohibited Transactions — Consequences

ERISA forbids Plans from engaging in non-exempt prohibited transactions. Fiduciaries of a Plan that allow a non-exempt prohibited transaction to occur will breach their fiduciary responsibilities under ERISA, and may be liable for any damage sustained by the Plan, as well as civil (and criminal, if the violation was willful) penalties. If it is determined by the Department of Labor or the IRS that a non-exempt prohibited transaction has occurred, any disqualified person or party-in-interest involved with the prohibited transaction would be required to reverse or unwind the transaction and, for a Plan, compensate the Plan for any loss resulting therefrom. Additionally, the Code requires that a disqualified person involved with a non-exempt prohibited transaction must pay an excise tax equal to a percentage of the “amount involved” in the transaction for each year in which the transaction remains uncorrected. The percentage is generally 15%, but is increased to 100% if the non-exempt prohibited transaction is not corrected promptly. For IRAs, if an IRA engages in a non-exempt prohibited transaction, the tax-exempt status of the IRA may be lost.

Reporting

Based on certain revisions to the Form 5500 Annual Return, or Form 5500, that generally became effective on January 1, 2009, benefit plan investors may be required to report certain compensation paid by us (or by third parties) to our service providers as “reportable indirect compensation” on Schedule C to Form 5500. To the extent any compensation arrangements described herein constitute reportable indirect compensation, any such descriptions (other than compensation for which there is no formula used to calculate or determine compensation or an actual amount stated) are intended to satisfy the disclosure requirements for the alternative reporting option for “eligible indirect compensation,” as defined for purposes of Schedule C to the Form 5500.

PLAN OF DISTRIBUTION

General

We are offering a minimum of 2,000 shares and a maximum of 150,000 shares of our Series A Redeemable Preferred Stock, par value $0.01 per share and Warrants to purchase up to a minimum of 40,000 shares and a maximum of 3,000,000 shares of our common stock in this offering through International Assets Advisory, LLC, our dealer manager, on a “reasonable best efforts” basis, which means that the dealer manager is only required to use its good faith efforts and reasonable diligence to sell the Series A Redeemable Preferred Stock or Warrants and has no firm commitment or obligation to purchase any specific number or dollar amount of the Series A Redeemable Preferred Stock or Warrants. The Series A Redeemable Preferred Stock and Warrants will be sold in Units, with each Unit consisting of (i) one share of Series A Redeemable Preferred Stock with an initial stated value of $1,000 per share, and (ii) one Warrant to purchase 20 shares of common stock, exercisable by the holder at an exercise price of 120% of the current market price per share of our common stock determined using the volume weighted average price of our common stock for the 20 trading days prior to the date of exercise of such Warrant, subject to a minimum exercise price of $9.00 per share (subject to adjustment). Each Unit will be sold at a public offering price of $1,000 per Unit. Units will not be issued or certificated. The shares of Series A Redeemable Preferred Stock and Warrants are immediately separable and will be issued separately.

Our offering is scheduled to terminate by December 31, 2012. Under rules promulgated by the SEC, in some circumstances we could continue the offering until as late as December 31, 2013, in our sole discretion. If we decide to continue the offering beyond December 31, 2012, we will supplement this prospectus accordingly. We may terminate this offering at any time.

We will deposit all subscription payments in an escrow account held by the escrow agent, UMB Bank, N.A., in trust for the subscriber’s benefit, pending release to us. 2,000 Units must be sold by December 31, 2012 or we will terminate this offering and promptly return your subscription payments in accordance with the provisions of the escrow agreement.

International Assets Advisory, LLC is a securities broker-dealer registered with the SEC and a member firm of FINRA. The principal business address of International Assets Advisory, LLC is 300 South Orange Ave., Suite 1100, Orlando, Florida 32801. International Assets Advisory, LLC is indirectly owned and controlled by Ed Cofrancesco, Richard Panchookian, Sheri Cuff and Jeff Winn.

Compensation of Dealer Manager and Participating Broker-Dealers

We will pay to International Assets Advisory, LLC selling commissions of 7% of the gross offering proceeds in the offering. We will pay to International Assets Advisory, LLC 3% of the gross offering proceeds from Units sold in our offering as compensation for acting as dealer manager and for expenses incurred in connection with marketing, and due diligence of, our Units. The combined selling commission and dealer manager fee will not exceed 10% of gross proceeds of from this offering. Our dealer manager will repay to the company any excess payments made to our dealer manager over FINRA’s 10% cap if the offering is abruptly terminated after reaching the minimum amount, but before reaching the maximum amount, of offering proceeds. We will not pay referral or similar fees to any accountants, attorneys or other persons in connection with the distribution of the Units.

We expect International Assets Advisory, LLC to authorize other broker-dealers that are members of FINRA, which we refer to as participating broker-dealers, to sell our Units. International Assets Advisory, LLC may reallow all or a portion of its selling commissions attributable to a participating broker-dealer International Assets Advisory, LLC may also reallow a portion of its dealer manager fee earned on the proceeds raised by the participating broker-dealer, to any participating broker-dealer as a non-accountable marketing allowance. The amount of the reallowance to any participating broker-dealer will be determined by the dealer manager in its sole discretion.

The table below sets forth the nature and estimated amount of all items viewed as “underwriting compensation” by FINRA, assuming we sell all the Units offered hereby. To show the maximum amount of dealer manager and participating broker-dealer compensation that we may pay in this offering, this table assumes that all Units are sold through distribution channels associated with the highest possible selling commissions and dealer manager fees.

Dealer Manager and Participating Broker-Dealer Compensation

Selling commissions (maximum)	$10,500,000
Dealer manager fee (maximum)	$4,500,000
Total	$15,000,000

Subject to the cap on issuer expenses described below, we also will reimburse International Assets Advisory, LLC for reimbursements it may make to broker-dealers for bona fide due diligence expenses presented on detailed and itemized invoices.

We or our affiliates also may provide permissible forms of non-cash compensation to registered representatives of our dealer manager and the participating broker-dealers, including gifts. In no event shall such gifts exceed an aggregate value of $100 per annum per participating salesperson, or be pre-conditioned on achievement of a sales target. The value of such items will be considered underwriting compensation in connection with this offering. The combined selling commissions, dealer manager fee and such non-cash compensation will not exceed 10% of gross proceeds of our offering. Our dealer manager will repay to the company any excess payments made to our dealer manager over FINRA’s 10% cap if the offering is abruptly terminated after reaching the minimum amount, but before reaching the maximum amount, of offering proceeds. The dealer manager’s legal expenses will be paid by the dealer manager from the dealer manager fee.

To the extent permitted by law and our charter, we will indemnify the participating broker-dealers and International Assets Advisory, LLC against certain civil liabilities, including certain liabilities arising under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the dealer manager agreement. However, the SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is not enforceable.

We will reimburse our manager up to 1.5% of the gross offering proceeds for actual expenses incurred in connection with this offering. Any remaining amounts will be paid by our manager without reimbursement by us. The total amount of underwriting compensation, including selling commissions and dealer manager fees paid or reimbursed by us, our manager or any other source in connection with the offering, will not exceed 10% of the gross proceeds of our offering. All organization and offering expenses, including selling commissions and dealer manager fees, will be capped at 11.5% of the gross proceeds of the offering.

IPO Warrant

In connection with the initial public offering, we issued to International Assets Advisory, LLC, in it capacity as financial advisor in the initial public offering, a warrant to purchase up to 150,000 shares of our common stock (the “IPO Warrant”). If International Assets Advisory, LLC, or any assignee or transferee, in whole or in part, of the IPO Warrant, exercises the IPO Warrant the purchase price for each share is $12.50 per share (125% of the price per share of the common stock sold in the initial public offering). The IPO Warrant is currently exercisable and expires on March 31, 2015. Neither the IPO Warrant nor the underlying shares of common stock to be issued upon the exercise of the IPO Warrant were or will be registered. From the time the IPO Warrant was issued until September 28, 2011, International Assets Advisory, LLC (or its permitted assignees) was not able to sell, transfer, assign, pledge, or hypothecate the IPO Warrant or the underlying shares of common stock to be issued upon exercise of the IPO Warrant, nor was it permitted to engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the IPO Warrant or the underlying securities.

Under certain circumstances, the IPO Warrant also may be exercised on a “cashless” basis, which allows International Assets Advisory, LLC to elect to pay the exercise price by surrendering the IPO Warrant for that number of shares of our common stock equal to the quotient obtained by dividing (x) the product of the number of shares of our common stock underlying the IPO Warrant, multiplied by the difference between the exercise price of the IPO Warrant and the “fair market value” (defined below) of the common stock by (y) the fair market value of the common stock. The “fair market value” shall mean the average reported last sale price of our common stock for the five trading days immediately preceding the date as of which the fair market value is being determined.

Subscription Procedures

To purchase Units in this offering, you must complete and sign the subscription agreement similar to the one incorporated in this prospectus as Appendix A, which is available from your registered representative. You should pay for your Units by delivering a check for the full purchase price of the Units payable to “Preferred Apartment Communities, Inc.” Subscriptions will be effective upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Subject to compliance with Rule 15c2-4 of the Exchange Act, our dealer manager or the broker-dealers participating in the offering promptly will deposit a subscriber’s check in an escrow account maintained by UMB Bank, N.A. on the next business day following receipt of the subscriber’s subscription documents and check. In certain circumstances where the subscription review procedures are more lengthy than customary or pursuant to a participating broker-dealer’s internal supervising review procedures, a subscriber’s check will be transmitted by the end of the next business day following receipt by the review office of the dealer, which will then be promptly deposited by the end of the next business day following receipt by the review office. Subscription payments will be deposited into a special account in our name until such time as we have accepted or rejected the subscription and will be held in trust for your benefit, pending our acceptance of your subscription. The proceeds from your subscription will be deposited in a segregated escrow account and will be held in trust for your benefit, pending our acceptance of your subscription.

Subscriptions will be accepted or rejected within 10 business days of receipt by us and, if rejected, all funds shall be returned to the rejected subscribers within 10 business days. If accepted, the funds will be transferred into our general account. You will receive a confirmation of your purchase. We generally will admit stockholders on a monthly basis.

Each participating dealer who sells shares on our behalf has the responsibility to make every reasonable effort to determine that the purchase of shares is appropriate for the investor. In making this determination, the participating broker-dealer will rely on relevant information provided by the investor, including information as to the investor’s age, investment objectives, investment experience, income, net worth, financial situation, other investments and other pertinent information. Each investor should be aware that the participating broker-dealer will be responsible for determining whether this investment is appropriate for your portfolio. However, you are required to represent and warrant in the subscription agreement that you have received a copy of this prospectus and have had sufficient time to review this prospectus. International Assets Advisory, LLC and each participating broker-dealer shall maintain records of the information used to determine that an investment in the Units is suitable and appropriate for an investor. These records are required to be maintained for a period of at least six years.

Minimum Offering

All subscription proceeds will be placed in an escrow account pending our release. We initially will release subscription proceeds from escrow at such time as subscriptions aggregating at least the minimum offering of 2,000 Units have been received and accepted by us. Any Units purchased by our manager or its affiliates will not be counted in calculating the minimum offering. Subscribers may not withdraw funds from the escrow account.

If subscriptions for at least the minimum offering have not been received and accepted by December 31, 2012, our escrow agent will promptly so notify us, this offering will be terminated and your funds and subscription agreement will be returned to you within ten days after the date of such termination.

Minimum Purchase Requirements

For your initial investment in our Units, you must invest at least $5,000, or such lesser amounts in the discretion of International Assets Advisory, LLC, our dealer manager. In order to satisfy the minimum purchase requirement for retirement plans, unless otherwise prohibited by state law, a husband and wife may jointly contribute funds from their separate IRAs. You should note that an investment in the Units will not, in itself, create a retirement plan and that, in order to create a retirement plan, you must comply with all applicable provisions of the Code. If you have satisfied the applicable minimum purchase requirement, any additional purchase must be in amounts of at least $1,000, or such lesser amount in the discretion of

International Assets Advisory, LLC. The investment minimum for subsequent purchases does not apply to shares purchased pursuant to our dividend reinvestment plan.

Unless our Series A Redeemable Preferred Stock or Warrants are listed on a national securities exchange, you may not transfer a portion of your securities in a manner that causes you or your transferee to own fewer than the number of shares of Series A Redeemable Preferred Stock or Warrants required to meet the minimum purchase requirements described above, except for the following transfers without consideration: transfers by gift; transfers by inheritance; intrafamily transfers; family dissolutions; transfers to affiliates; and transfers by operation of law.

LEGAL MATTERS

Venable LLP, Baltimore, Maryland, will pass upon the legality of the Units and the common stock covered by the registration statement, of which this prospectus is a part. Proskauer Rose LLP, New York, New York, will pass upon the legal matters in connection with our status as a REIT for U.S. federal income tax purposes. Proskauer Rose LLP will rely on the opinion of Venable LLP as to all matters of Maryland law. Proskauer Rose LLP does not purport to represent any of our stockholders or potential investors, who should consult their own counsel. Foley & Lardner LLP is acting as counsel to the dealer-manager in connection with certain legal matters relating to the Units being offered in the offering by this prospectus.

EXPERTS

The consolidated balance sheet as of December 31, 2010 and the consolidated statements of operations, of cash flows and of shareholders’ equity for the year ended December 31, 2010 of the Company, and the combined statements of revenue and certain operating expenses for the years ended December 31, 2010, 2009 and 2008 of Oxford Rise and Oxford Summit, included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The statement of revenues and certain operating expenses of the Acquired Property (Oxford Trail Apartments) for the year ended December 31, 2010 included in this prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

ELECTRONIC DELIVERY OF DOCUMENTS

Subject to availability, you may authorize us to provide prospectuses, prospectus supplements, annual reports and other information (referred to herein as “documents”) electronically by so indicating on the subscription agreement, or by sending us instructions in writing in a form acceptable to us to receive such documents electronically. Unless you elect in writing to receive documents electronically, all documents will be provided in paper form by mail. You must have internet access to use electronic delivery. While we impose no additional charge for this service, there may be potential costs associated with electronic delivery, such as on-line charges. Documents will be available on our Internet web site. You may access and print all documents provided through this service. As documents become available, we will notify you of this by sending you an e-mail message that will include instructions on how to retrieve the document. If our e-mail notification is returned to us as “undeliverable,” we will contact you to obtain your updated e-mail address. If we are unable to obtain a valid e-mail address for you, we will resume sending a paper copy by regular U.S. mail to your address of record. You may revoke your consent for electronic delivery at any time and we will resume sending you a paper copy of all required documents. However, in order for us to be properly notified, your revocation must be given to us a reasonable time before electronic delivery has commenced. We will provide you with paper copies at any time upon request. Such request will not constitute revocation of your consent to receive required documents electronically.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form S-11 with the SEC in connection with this offering. We also file annual, quarterly and current reports, proxy statements and other information with the SEC.

You may request and obtain a copy of these filings, at no cost to you, by writing or telephoning us at the following address:

3625 Cumberland Boulevard, Suite 400
Atlanta, Georgia 30339
(770) 818-4100
Attn: Leonard A. Silverstein

One of our affiliates maintains an Internet site at www.pacapts.com, at which there is additional information about us. The contents of the site are not incorporated by reference in, or otherwise a part of, this prospectus.

This prospectus is part of the registration statement and does not contain all the information included in the registration statement and all its exhibits, certificates and schedules. Whenever a reference is made in this prospectus to any contract or other document of ours, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy our registration statement and all its exhibits and schedules which we have filed with the SEC, at the Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. This material, as well as copies of all other documents filed with the SEC, may be obtained from the Public Reference Section of the SEC, 100 F. Street, N.E., Washington D.C. 20549 upon payment of the fee prescribed by the SEC. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330 or e-mail at publicinfo@sec.gov. The SEC maintains a web site that contains reports, proxy statements, information statements and other information regarding registrants that file electronically with the SEC, including us. The address of this website is http://www.sec.gov.

FINANCIAL STATEMENTS

Contents

Preferred Apartment Communities, Inc.
Consolidated Balance Sheets
(unaudited)

	September 30, 2011	December 31, 2010
Assets
Real estate
Land	$13,052,000	$—
Building and improvements	60,243,867	—
Furniture, fixtures, and equipment	8,351,395	—
Gross real estate	81,647,262	—
Less: accumulated depreciation	(1,725,746)	—
Net real estate	79,921,516	—
Real estate loan	6,000,000	—
Total real estate and real estate loan, net	85,921,516	—
Cash and cash equivalents	5,046,153	22,275
Restricted cash	609,488	—
Tenant receivables	35,680	—
Acquired intangible assets, net of amortization of $4,698,174	838,893	—
Deferred loan costs, net of amortization of $42,986	573,153	—
Deferred offering costs	682,668	620,237
Other assets	463,998	187,300
Total assets	$94,171,549	$829,812
Liabilities and equity
Liabilities
Mortgage notes payable	$55,637,000	$—
Accounts payable and accrued expenses	1,106,299	—
Note payable, related party	—	465,050
Revolving line of credit, related party	—	200,000
Non-revolving line of credit, related party	—	805,898
Accrued interest payable	168,956	15,064
Dividends payable	646,675	—
Security deposits and prepaid rents	156,960	—
Deferred real estate loan income	69,844	—
Total liabilities	57,785,734	1,486,012
Commitments and contingencies (Note 12)
Equity (deficit)
Stockholder’s equity (deficit)
Common Stock, $0.01 par value per share; 400,066,666 shares authorized; 5,147,399 shares issued and outstanding at September 30, 2011; 36,666 shares issued and outstanding at December 31, 2010	51,474	366
Additional paid in capital	50,458,803	109,632
Syndication and offering costs	(6,043,712)	—
Accumulated deficit	(8,080,751)	(766,199)
Total stockholders’ equity (deficit)	36,385,814	(656,201)
Non-controlling interest	1	1
Total equity (deficit)	36,385,815	(656,200)
Total liabilities and equity	$94,171,549	$829,812

The accompanying notes are an integral part of these consolidated financial statements.

Preferred Apartment Communities, Inc.
Consolidated Statements of Operations
(unaudited)

	Three months ended		Nine months ended
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Revenues:
Rental revenues	$2,250,514	$—	$3,942,177	$—
Other property revenues	258,619	—	443,894	—
Interest income on real estate loan	124,495	—	125,828	—
Total revenues	2,633,628	—	4,511,899	—
Operating expenses:
Property operating and maintenance	579,992	—	1,016,793	—
Property management fees	100,519	—	175,572	—
Real estate taxes	181,484	—	324,630	—
General and administrative	51,436	—	86,821	—
Depreciation and amortization	3,623,732	—	6,425,841	—
Acquisition costs	18,272	179,233	1,680,432	179,233
Organizational costs	—	150,804	94,372	150,804
Property insurance	37,748	—	66,426	—
Professional fees	72,952	—	304,702	—
Other	36,544	948	70,402	948
Total operating expenses	4,702,679	330,985	10,245,991	330,985
Operating loss	(2,069,051)	(330,985)	(5,734,092)	(330,985)
Management fees	177,475	—	322,741	—
Corporate insurance	39,069	—	128,247	—
Interest expense	537,591	1,570	972,233	1,570
Other expense	77,518	—	157,239	—
Net loss	(2,900,704)	(332,555)	(7,314,552)	(332,555)
Less consolidated net loss attributable to non-controlling interests	—	—	—	—
Net loss attributable to the Company	$(2,900,704)	$(332,555)	$(7,314,552)	$(332,555)
Net loss per share of Common Stock, basic and diluted	$(0.56)	$(9.07)	$(2.17)	$(9.98)
Weighted average number of shares of Common Stock outstanding, basic and diluted	5,146,845	36,666	3,375,384	33,308

The accompanying notes are an integral part of these consolidated financial statements.

Preferred Apartment Communities, Inc.
Consolidated Statement of Equity and Accumulated Deficit
For the nine months ended September 30, 2011
(unaudited)

	Common Stock	Additional Paid in Capital	Offering and Syndication Costs	Accumulated Deficit	Total Stockholders’ Equity	Non Controlling Interest	Total Equity (Deficit)
Balance at December 31, 2010	$366	$109,632	$—	$(766,199)	$(656,201)	$1	$(656,200)
Issuance of warrant to purchase Common Stock	—	462,330	—	—	462,330	—	462,330
Proceeds from sale of Common Stock	51,074	51,022,536	—	—	51,073,610	—	51,073,610
Issuance of stock compensation	34	157,467	—	—	157,501	—	157,501
Syndication and offering costs	—	—	(6,043,712)	—	(6,043,712)	—	(6,043,712)
Net loss	—	—	—	(7,314,552)	(7,314,552)	—	(7,314,552)
Dividends to common stockholders	—	(1,293,162)	—	—	(1,293,162)	—	(1,293,162)
Balance at September 30, 2011	$51,474	$50,458,803	$(6,043,712)	$(8,080,751)	$36,385,814	$1	$36,385,815

The accompanying notes are an integral part of these consolidated financial statements.

Preferred Apartment Communities, Inc.
Consolidated Statements of Cash Flows
(unaudited)

	Nine months ended
	September 30, 2011	September 30, 2010
Operating activities:
Net loss	$(7,314,552)	$(332,555)
Reconciliation of net loss to net cash used in operating activities:
Depreciation expense	1,725,746	—
Amortization expense	4,700,095	—
Deferred fee income amortization	(4,489)	—
Deferred loan cost amortization	42,986	—
Non-cash stock compensation	157,501	—
Changes in operating assets and liabilities:
Increase in tenant accounts receivable	(35,680)	—
Increase in other assets	(175,621)	—
Increase in accounts payable and accrued expenses	483,797	—
Increase in accrued interest	153,892	1,570
Increase in security deposit liability	8,168	—
Decrease in prepaid rents	(8,055)	—
Net cash used in operating activities	(266,212)	(330,985)
Investing activities:
Investment in real estate loan	(6,000,000)	—
Deferred real estate loan fees	(60,000)	—
Deferred real estate loan income	134,333	—
Acquisition of properties, net of cash acquired	(87,449,341)	—
Deposit refund received	150,000	—
Additions to real estate assets – improvements	(328,848)	—
Increase in escrowed and restricted cash	(43,773)	—
Net cash used in investing activities	(93,597,629)	—
Financing activities:
Proceeds from mortgage notes payable	55,637,000	—
Payments for mortgage loan costs	(616,139)	—
Payments on revolving lines of credit	(200,000)	—
Payments on non-revolving lines of credit	(1,240,000)	—
Proceeds from non-revolving lines of credit	434,102	—
Proceeds from note payable to related parties	—	465,050
Payments on note payable to related parties	(465,050)	—
Proceeds from sales of common stock, net of offering costs	46,117,662	109,998
Dividends paid	(646,487)	—
Increase in deferred offering costs, net of non cash items	(133,369)	(148,360)
Proceeds from noncontrolling interest	—	1
Net cash provided by financing activities	98,887,719	426,689
Net increase in cash and cash equivalents	5,023,878	95,704
Cash beginning of period	22,275	—
Cash end of period	$5,046,153	$95,704
Supplemental cash flow information:
Cash paid for interest	$775,093	$—
Supplemental disclosure of non-cash activities:
Accrued capital expenditures	$27,982	$—
Dividends payable	$646,675	$—
Accrued and payable deferred offering costs	$554,496	$—

The accompanying notes are an integral part of these consolidated financial statements.

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

1. Organization

Preferred Apartment Communities, Inc., or the Company, was formed as a Maryland corporation on September 18, 2009, and intends to elect to be taxed as a real estate investment trust (“REIT”) effective as of January 1, 2011 for U.S. federal income tax purposes. The Company was formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of its property acquisition strategy, the Company may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and it may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of these properties. As a secondary strategy, the Company may acquire senior mortgage loans, subordinated loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets as determined by our manager. The Company is externally managed and advised by Preferred Apartment Advisors, LLC (“PAA”), a Delaware limited liability company and related party (see Note 6).

The Company concluded on January 26, 2010 a private placement of 33,333 shares of Class B Common Stock to NELL Partners, Inc., a Georgia corporation, and a related party, at a price of $3.00 per share of Class B Common Stock. In addition, on that same day the Company conducted a private placement of 3,333 shares of Class A Common Stock to NELL Partners, Inc. at a price of $3.00 per share of Class A Common Stock.

On February 22, 2011, the Company effected a change in the designation of its issued and outstanding and authorized but unissued shares of Class A Common Stock, $0.01 par value per share, to shares of common stock, par value $0.01 per share, or Common Stock, and effected a change of each of its issued and outstanding shares of Class B Common Stock, $0.01 par value per share, into one issued and outstanding share of Common Stock, $0.01 par value per share, all pursuant to an amendment to the Company’s charter. As a result of these actions, NELL Partners, Inc. held 36,666 shares of the Company’s Common Stock as of February 22, 2011. The consolidated balance sheets and consolidated statement of equity and accumulated deficit at December 31, 2010 have been retroactively restated to reflect this change.

The Company completed its initial public offering (the “IPO”) on April 5, 2011. The IPO resulted in the sale of 4,500,000 shares of Common Stock at a price per share of $10.00, generating gross proceeds of $45.0 million. The aggregate proceeds to the Company, net of underwriters’ discounts and commissions and other offering costs, were approximately $39.8 million. Concurrently with the closing of the IPO, in a separate private placement pursuant to Regulation D under the Securities Act of 1933, as amended (the “Securities Act”), the Company sold 500,000 shares of its Common Stock to the Williams Opportunity Fund, LLC, or WOF, at the public offering price of $10.00 per share, for gross proceeds to the Company of $5 million. Aggregated estimated offering expenses in connection with the private placement were approximately $297,700. WOF is an affiliate of the Company and PAA.

On May 4, 2011, in conjunction with the IPO, the Company issued and sold 107,361 shares of Common Stock at $10.00 per share pursuant to the underwriters’ exercise of their over-allotment option, for gross proceeds of approximately $1.1 million. After deducting underwriters’ commissions and offering expenses, net proceeds to the Company from the over-allotment option were approximately $1.0 million.

The consolidated financial statements include the accounts of the Company and Preferred Apartment Communities Operating Partnership, L.P., or the Operating Partnership. The Company controls through its sole general partner interest the Operating Partnership and plans to conduct substantially all of its business through the Operating Partnership.

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

2. Summary of Significant Accounting Policies

Basis of Presentation

The unaudited consolidated financial statements include all of the accounts of the Company and the Operating Partnership as of September 30, 2011, presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. All significant intercompany transactions have been eliminated in consolidation. Certain adjustments have been made consisting of normal recurring accruals, which in the opinion of management, are necessary for a fair presentation of the Company’s financial condition and results of operations. The year-end consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by GAAP.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Acquisitions and Impairments of Real Estate Assets

The Company generally records its initial investments in income-producing real estate at fair value at the acquisition date, in accordance with ASC 805-10, Business Combinations. Acquisition costs, which include fees and expenses for due diligence, legal, environmental and consulting services, generally will be expensed as incurred.

The aggregate purchase price of acquired properties is apportioned to the tangible and identifiable intangible assets and liabilities acquired at their estimated fair values. The value of acquired land, buildings and improvements is estimated by formal appraisals, observed comparable sales transactions, and information gathered during pre-acquisition due diligence activities and the valuation approach considers the value of the property as if it were vacant. The values of furniture, fixtures, and equipment are estimated by calculating their replacement cost and reducing that value by factors based upon estimates of their remaining useful lives.

Intangible assets include the values of in-place leases and customer relationships. In-place lease values are estimated by calculating the estimated time to fill a hypothetically empty apartment complex to its stabilization level (estimated to be 92% occupancy) based on historical observed move-in rates for each property. Carrying costs during these hypothetical expected lease-up periods are estimated, considering current market conditions and include real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates. The intangible assets are calculated by estimating the net cash flows of the in-place leases to be realized, as compared to the net cash flows that would have occurred had the property been vacant at the time of acquisition and subject to lease-up. The acquired in-place lease values are amortized to operating expense over the average remaining non-cancelable term of the respective in-place leases. The above-market or below-market lease values are recorded as a reduction or increase, respectively, to rental income over the remaining average non-cancelable term of the respective leases. The values of customer relationships are estimated by calculating the product of the avoided hypothetical lost revenue and the average renewal probability and are likewise amortized to operating expense over the average remaining non-cancelable term of the respective in-place leases. Acquired intangible assets generally have no residual value.

The Company evaluates its tangible and identifiable intangible real estate assets for impairment annually or when events such as declines in a property’s operating performance, deteriorating market conditions, or environmental or legal concerns bring recoverability of the carrying value of one or more assets into question. The total undiscounted cash flows of the asset, including proceeds from disposition, are compared to the net book value of the asset. If this test indicates that impairment exists, an impairment loss is recorded in earnings equal to the shortage of the book value versus the discounted net cash flows of the asset.

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

2. Summary of Significant Accounting Policies  – (continued)

Loans Held for Investment

The Company records its investments in real estate loans at cost with assessments made for impairment in the event recoverability of the principal amount becomes doubtful. If, upon testing for impairment, the fair value result is lower than the carrying amount of the loan, a valuation allowance is recorded to lower the carrying amount to fair value, with a loss recorded in earnings. Recoveries of valuation allowances are only recognized in the event of maturity or a sale or disposition in an amount above carrying value.

Cash and Cash Equivalents and Restricted Cash

The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. Restricted cash includes cash restricted by state law or contractual requirement and, as of September 30, 2011, relates primarily to tax and insurance escrows and resident security deposits.

Fair Value Measurements

Certain assets and liabilities are required to be carried at fair value, or if they are deemed impaired, to be adjusted to reflect this condition. The Company follows the guidance provided by ASC 820, Fair Value Measurements and Disclosures, in accounting and reporting for real estate assets where appropriate, as well as debt instruments both held for investment and as liabilities. The standard requires disclosure of fair values calculated under each level of inputs within the following hierarchy:

•	Level 1 — Quoted prices in active markets for identical assets or liabilities at the measurement date.
•	Level 2 — Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly.
•	Level 3 — Unobservable inputs for the asset or liability.

Deferred Loan Costs

Deferred loan costs are amortized using the straight-line method, which approximates the effective interest method, over the terms of the related indebtedness.

Deferred Offering Costs

Deferred offering costs represent offering costs incurred by the Company related to, but prior to the effective date of pending equity offerings. Following the issuance, these offering costs are reclassified to the stockholders’ equity section of the consolidated balance sheet as a reduction of proceeds raised.

Non-controlling Interest

Non-controlling interest represents the equity interest of the Operating Partnership that is not owned by the Company. Non-controlling interest is adjusted for contributions, distributions and earnings (loss) attributable to the non-controlling interest in the consolidated entity in accordance with the Agreement of Limited Partnership of the Operating Partnership, as amended.

Revenue Recognition

Rental revenue is recognized when earned from residents, which is over the terms of rental agreements, typically of 13 months’ duration. Differences from the straight-line method, which recognize the effect of any up-front concessions and other adjustments ratably over the lease term, have not been material.

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

2. Summary of Significant Accounting Policies  – (continued)

Interest income on the real estate loan is recognized on an accrual basis over the life of the loan using the effective interest method. Direct loan origination fees and origination or acquisition costs are amortized over the life of the loan as an adjustment to interest income. The accrual of interest is stopped when there is concern as to the ultimate collection of principal or interest of the loan, which is generally a delinquency of 30 days in required payments of interest or principal. Any payments received on such non-accrual loans are recorded as interest income when the payments are received. Real estate loan investments are reclassified as accrual-basis once interest and principal payments become current.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with guidance provided by ASC 505, Equity-Based Payments to Non-Employees and ASC 718, Stock Compensation. We calculate the fair value of equity compensation instruments at the date of grant based upon estimates of their expected term, the expected volatility of and dividend yield on our Common Stock over this expected term period and the market risk-free rate of return. We will also estimate forfeitures of these instruments and accrue the compensation expense, net of estimated forfeitures, over the vesting period(s). We record the fair value of restricted stock awards based upon the closing stock price on the trading day immediately preceding the date of grant.

Acquisition Costs

The Company expenses property acquisition costs as incurred, which include costs such as due diligence, legal, environmental and consulting.

Capitalization and Depreciation

The Company capitalizes replacements of furniture, fixtures and equipment which exceed $500, as well as carpet, appliances, air conditioning units, certain common area items, and other assets. Significant repair and renovation costs that improve the usefulness or extend the useful life of the properties are also capitalized. These assets are then depreciated on a straight-line basis over their estimated useful lives, as follows:

• Buildings	40 years
• Furniture, fixtures & equipment	5 – 10 years
• Improvements to buildings and land	5 – 10 years
• Acquired customer intangibles	average remaining lease term

Operating expenses related to unit turnover costs, such as carpet cleaning, mini-blind replacements, and minor repairs are expensed as incurred.

Income Taxes

The Company intends to elect to be taxed as a REIT effective as of January 1, 2011. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the Company’s annual REIT taxable income to its stockholders (which is computed without regard to the dividends paid deduction or net capital gain which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company’s net income and net cash available for distribution to stockholders. The Company intends to operate in such a manner as to qualify for treatment as a REIT.

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

2. Summary of Significant Accounting Policies  – (continued)

Since the Company intends for its REIT election to be effective as of January 1, 2011 (See Note 11), it expects to be subject to U.S. federal and state income taxes for the period prior to that date. The provision for income taxes is based on income before taxes reported for financial statement purposes after adjustment for transactions that do not have tax consequences. Deferred tax assets and liabilities are realized according to the estimated future tax consequences attributable to differences between the carrying value of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates as of the date of the balance sheet. The effect of a change in tax rates on deferred tax assets and liabilities is reflected in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it has been determined that it is more likely than not that deferred tax assets will not be realized. If a valuation allowance is needed, a subsequent change in circumstances in future periods that causes a change in judgment about the realization of the related deferred tax amount could result in the reversal of the deferred tax valuation allowance.

The Company recognizes a liability for uncertain tax positions. An uncertain tax position is defined as a position taken or expected to be taken in a tax return that is not based on clear and unambiguous tax law and which is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes.

Loss Per Share

Basic loss per share is computed by dividing net loss available to the Company by the weighted average number of shares of Common Stock outstanding for the period. Diluted loss per share is computed by dividing net loss available to the Company by the weighted average number of shares of Common Stock outstanding plus potentially dilutive securities such as share grants or warrants. No adjustment is made for potential Common Stock equivalents that are anti-dilutive during the period.

Recent Adoption of Accounting Pronouncements

In July 2010, the FASB issued ASU 2010-20, Receivables (Topic 310): Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses. This guidance requires enhanced disclosures of financing receivables, the associated credit risks, how they are analyzed, and changes and reasons for changes in the calculation of a firm’s credit loss allowances. The disclosures as of the end of a reporting period are effective for interim and annual reporting periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Adoption had no effect on the Company’s financial position or results of operations.

In December 2010, the FASB issued ASU 2010-29, Business Combination (Topic 805): Disclosure of Supplementary Pro Forma Information for Business Combinations. This new guidance requires pro forma disclosure of revenue and earnings for the combined entity as though all business combinations that occurred during the period had occurred as of the beginning of the current annual reporting period. If comparative financial statements are presented, the pro forma revenue and earnings of the combined entity for the comparable prior reporting period should be reported as though the acquisition date for all business combinations that occurred during the current year had been as of the beginning of the comparable prior annual reporting period. This new guidance was effective for the first annual reporting period beginning after December 15, 2010. Adoption had no effect on the Company’s financial position or results of operations.

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

2. Summary of Significant Accounting Policies  – (continued)

In April 2011, the FASB issued ASU 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring. This new guidance sets forth specific criteria for a creditor to evaluate whether a debt modification constitutes a troubled debt restructuring. Specifically, the creditor must conclude (i) that a restructuring involves the granting of a concession and (ii) that the debtor is experiencing financial difficulties. The new guidance will be effective for annual and interim periods beginning on or after June 15, 2011. The Company does not expect its adoption of this guidance to have a material effect on its financial position or results of operations.

In May 2011, the FASB issued ASU 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. The substantive changes in this new guidance require the application of a premium or discount in valuing an instrument that is absent Level 1 inputs, when a market participant would apply such a factor in valuing an instrument. The guidance also enhances disclosure requirements: (i) for fair values of Level 3 assets, the valuation process used for those assets and the sensitivity of those calculations to changes in the amount of unobservable inputs; (ii) a reporting entity’s use of a nonfinancial asset in a way that differs from the asset’s highest and best use when that asset is measured at fair value in the statement of financial position; and (iii) the categorization by level within the fair value hierarchy of items that are not measured at fair value in the statement of financial position but for which the fair value is required to be disclosed. This guidance will be effective for interim and annual periods beginning after December 15, 2011. The Company does not expect its adoption of this guidance to have a material effect on its financial position or results of operations.

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This new guidance removes the option of presenting elements of other comprehensive income within the statements of changes to stockholders’ equity. Instead, the total of comprehensive income, the components of net income, and the components of other comprehensive income may be presented either in a single continuous statement of comprehensive income or in two separate but consecutive statements. This guidance will be effective for interim and annual periods beginning after December 15, 2011, with retrospective application required. The Company does not expect its adoption of this guidance to have a material effect on its financial position or results of operations.

In September 2011, the FASB issued ASU 2011-08, Intangibles — Goodwill and Other (Topic 350): Testing Goodwill for Impairment. This new standard provides the option to utilize a qualitative assessment of facts and circumstances to determine whether the carrying value of a reporting segment is more likely than not greater than its fair value, for purposes of proceeding with annual goodwill impairment testing. If this qualitative assessment indicates that the existence of an impairment condition is more likely than not, then the analysis proceeds according to existing guidance. If not, then no further action is necessary. This guidance will be effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. The Company does not expect its adoption of this guidance to have a material effect on its financial position or results of operations.

3. Real Estate Assets

On April 15, 2011, the Company acquired 100% of the membership interests in Stone Rise Apartments, LLC, a Delaware limited liability company (f/k/a Oxford Rise JV LLC), the fee-simple owner of a 216-unit multifamily community located in suburban Philadelphia, Pennsylvania, or Stone Rise, for a total purchase price of $30.15 million, exclusive of acquisition-related and financing-related transaction costs. The membership interests in Oxford Rise JV LLC were owned by WOF.

On April 21, 2011, the Company acquired 100% of the membership interests in PAC Summit Crossing, LLC, a Georgia limited liability company (f/k/a Oxford Summit Partners, LLC), the fee-simple owner of a 345-unit multifamily community located in suburban Atlanta, Georgia, or Summit Crossing, for a total

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

3. Real Estate Assets  – (continued)

purchase price of $33.2 million, exclusive of acquisition-related and financing-related transaction costs. Williams Realty Fund I, LLC, or WRF, owned a majority of the membership interests in PAC Summit Crossing, LLC.

On April 29, 2011, the Company, through its wholly owned subsidiary Trail Creek Apartments, LLC, acquired Oxford Trail, a 204-unit multifamily community located in Hampton, Virginia, or Trail Creek, for a total purchase price of $23.5 million, exclusive of acquisition-related and financing-related transaction costs. The Company purchased a fee-simple interest in the property from Oxford Trail JV LLC. WRF owned indirectly an approximately 10% membership interest in Oxford Trail JV LLC.

For the nine-month period ended September 30, 2011, revenues and expenses related to these three acquired properties are from the respective dates of acquisition.

The Company allocated the purchase prices of the three properties to the acquired assets and liabilities based upon their fair values, as follows:

	Trail Creek	Stone Rise	Summit Crossing	Total
Land	$2,652,000	$6,950,000	$3,450,000	$13,052,000
Buildings and improvements	17,257,845	18,637,356	24,112,767	60,007,968
Furniture, fixtures and equipment	1,841,990	2,819,094	3,591,881	8,252,965
Intangibles	1,748,165	1,743,550	2,045,352	5,537,067
Cash	9,301	16,101	486	25,888
Deposits	28,160	61,276	41,525	130,961
Prepaids and reserves	93,967	439,041	154,744	687,752
Accounts payable and accrued expenses	(48,374)	(81,677)	(89,321)	(219,372)
Net assets acquired	$23,583,054	$30,584,741	$33,307,434	$87,475,229
Net assets excluding cash	$23,573,753	$30,568,640	$33,306,948	$87,449,341

The Company recorded depreciation and amortization of tangible and identifiable intangible assets as follows:

	Three months ended	Nine months ended
	September 30, 2011
Depreciation:
Buildings and improvements	$406,754	$718,352
Furniture, fixtures, and equipment	559,474	1,007,394
	966,228	1,725,746
Amortization of acquired intangible assets	2,656,352	4,698,174
Website development costs	1,152	1,921
Total depreciation and amortization	$3,623,732	$6,425,841

Acquired intangible assets consist of the values of leases in place, customer relationships, and above-market or below-market leases, each of which are amortized over the non-cancelable remaining average lease terms. At September 30, 2011, the weighted-average remaining lease term related to these intangible assets was 1.9 months.

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

4. Real Estate Loan

On June 30, 2011, the Company made a mezzanine loan investment of $6.0 million to Oxford Hampton Partners LLC (“Hampton Partners”), a Georgia limited liability company and a related party, to partially finance the construction of a 96-unit multifamily community located adjacent to the Company’s existing Trail Creek multifamily community in Hampton, Virginia. Hampton Partners was required to fully draw down the mezzanine loan on the closing date. Approximately 100% of the membership interest in Hampton Partners is owned by WRF.

The mezzanine loan matures on June 29, 2016, with no option to extend and pays interest at a fixed rate of 8.0% per annum. Interest will be paid monthly with principal and any accrued but unpaid interest due at maturity. Under the terms of a purchase option agreement entered into in connection with the closing of the mezzanine loan, the Company has an option (but not an obligation) to purchase the property between and including April 1, 2014 and June 30, 2014 for $17,825,600, which is the amount of the aggregate project costs as set forth in the approved construction budget on the closing date. If the property is sold to, or refinanced by, a third party before July 1, 2014, the Company will be entitled to receive an exit fee equal to the amount required to provide it with a 14% cumulative internal rate of return on the loan. If the property is sold to, or refinanced by, a third party on or after July 1, 2014, then the Company will be entitled to receive an exit fee equal to the amount required to provide it with a 12% cumulative internal rate of return on the loan. The calculation of the cumulative internal rate of return will include the loan’s fees received at closing. Since the minimum exit fee, assuming the purchase option is not exercised, is the amount needed to provide a 12% cumulative internal rate of return, the Company will accrue each period the additional exit fee earned based on the 12% rate assuming the loan was paid off at period end as the borrower cannot control whether the option is exercised. The accrued exit fee will be recorded as interest income in the consolidated statements of operations. As of September 30, 2011, no additional exit fee was earned by the Company.

If the Company exercises the purchase option and acquires the property, any accrued and unpaid exit fee will be treated as additional basis in the acquired project.

The mezzanine loan is secured by a pledge of 100% of the membership interests of Hampton Partners. Partial prepayment of the mezzanine loan is not permitted without the Company’s consent. The mezzanine loan is subordinate to a senior loan of up to an aggregate amount of $10 million that is held by an unrelated third party. W. Daniel Faulk, Jr. and Richard A. Denny, both unaffiliated third parties, have guaranteed the completion of the project in accordance with the plans and specifications. This guaranty is subject to the rights held by the senior lender pursuant to a standard intercreditor agreement with the senior lender.

In connection with the closing of the mezzanine loan, the Company received a loan fee of 2% of the loan amount, or $120,000, and a loan commitment fee of $14,333. The Company paid an acquisition fee of $60,000 to PAA out of these funds. The net fees received by the Company will be recognized as an adjustment of yield over the term of the loan using the effective interest method.

5. Stockholders’ Equity (Deficit)

On January 26, 2010, the Company issued to NELL Partners, Inc. 3,333 shares of Class A Common Stock at $3.00 per share and 33,333 shares of Class B Common Stock at $3.00 per share in a private placement.

On February 22, 2011, the Company effected a change in the designation of its shares of Class A Common Stock, $0.01 par value per share, to shares of Common Stock, par value $0.01 per share, and effected a change of each of its issued and outstanding shares of Class B Common Stock, $0.01 par value per share, into one issued and outstanding share of Common Stock, $0.01 par value per share, all pursuant to an amendment to the Company’s charter. As a result of these actions, NELL Partners, Inc. held 36,666 shares of Common Stock as of February 22, 2011.

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

5. Stockholders’ Equity (Deficit)  – (continued)

On July 29, 2010, the Board of Directors of the Company authorized the issuance and sale of up to $75.0 million in Class A Common Stock in an underwritten public offering. On February 25, 2011, the Company amended its prior authorization to issue up to $75.0 million in Class A Common Stock in accordance with the change in designation of all shares of Class A Common Stock to shares of Common Stock, as described above, and, as a result, the Board of Directors of the Company authorized the issuance and sale of up to $75.0 million in Common Stock in an initial public offering.

On July 29, 2010, WOF entered into a subscription agreement with the Company. Pursuant to this agreement, WOF subscribed for the purchase from the Company such number of shares of Class A Common Stock ($0.01 par value per share) of the Company having an aggregate value of $5.0 million. The price per share would equal the price per share of Class A Common Stock sold in the underwritten public offering. The subscription agreement between the Company and WOF was amended on February 28, 2011, to reflect the charter amendment changing all shares of Class A Common Stock to shares of Common Stock, as described above. Pursuant to this amendment, a subscription by WOF for such shares of Common Stock ($0.01 par value per share) of the Company having an aggregate value of $5.0 million replaced WOF’s original subscription for shares of Class A Common Stock. On April 5, 2011, WOF purchased 500,000 shares of the Company’s Common Stock pursuant to this subscription agreement.

6. Related Party Transactions

John A. Williams, the Company’s Chief Executive Officer, President and Chairman of the Board and Leonard A. Silverstein, the Company’s Executive Vice President, General Counsel, Secretary and Vice Chairman of the Board, are also executive officers and directors of NELL Partners, Inc., which controls PAA, the Company’s external management company. Mr. Williams is the Chief Executive Officer and President and Mr. Silverstein is the Executive Vice President, General Counsel and Secretary of PAA.

Mr. Williams, Mr. Silverstein and Michael J. Cronin, the Company’s Chief Accounting Officer, are executive officers of Williams Realty Advisors, LLC, or WRA, which is the manager of the day-to-day operations of WOF. WRA is also the manager of the day-to-day operations of WRF.

The management agreement between the Company and PAA entitles PAA to receive compensation for various services it performs related to acquiring and managing properties on the Company’s behalf:

		Three months ended	Nine months ended
Type of Compensation	Basis of Compensation	September 30, 2011
Acquisition fees	1% of the gross purchase price of real estate assets acquired or loans advanced	$—	$928,500
Asset management fees	Monthly fee equal to one-twelfth of 0.50% of the total value of assets, as adjusted	127,292	235,019
Property management fees	Monthly fee equal to 4% of the monthly gross revenues of the properties managed	100,519	175,572
General and administrative expense fees	Monthly fee equal to 2% of the monthly gross revenues of the Company	50,183	87,722
		$277,994	$1,426,813

There were no fees paid or owed to PAA for the three-month or nine-month periods ended September 30, 2010. As of September 30, 2011, the Company owed PAA $67,722 in fees pursuant to the third amended and restated management agreement.

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

6. Related Party Transactions  – (continued)

In addition to property management fees, the Company incurred reimbursable expenses at the properties of $255,847 and $435,902 during the three-month and nine-month periods ended September 30, 2011, respectively. These costs consisted of on-site personnel salary and related benefits.

In addition to the fees described above, the management agreement also entitles PAA to other potential fees, as follows:

•	Disposition fees — Based on the lesser of (A) one-half of the commission that would be reasonable and customary; and (B) 1% of the sale price of the asset
•	Construction, development, and landscaping fees — Customary and competitive market rates in light of the size, type and location of the asset
•	Special limited partnership interest — 15% of distributions from the sale of an asset and prior operations that are in excess of the capital contributed by the Company plus an amount equal to a 7% cumulative, non-compounded annual return to investors

The Company did not incur any of these other potential fees during the three-month or nine-month periods ended September 30, 2011.

7. Dividends

On May 5, 2011, the Company declared its first quarterly dividend on its Common Stock of $0.125 per share for the second quarter of 2011. The dividend totaled $646,487 and was paid on July 15, 2011 to all holders of Common Stock of record as of June 30, 2011.

On August 4, 2011, the Company declared a quarterly dividend on its Common Stock of $0.125 per share. The dividend totaled $646,675 and was paid on October 17, 2011 to all holders of Common Stock of record as of September 30, 2011.

8. Lines of Credit

On October 12, 2010, the Company entered into a $1.0 million unsecured non-revolving line of credit arrangement with WOF, which matured on March 31, 2011. On March 25, 2011, the line of credit was increased to $1.25 million and the maturity date was extended to April 30, 2011. The line was to be used to fund approved expenses incurred by the Company such as organization, offering and property acquisition expenses. The line had an interest rate of 4.25% per annum. For the three-month and nine-month periods ended September 30, 2011, the Company incurred interest on this line of credit of $0 and $10,758, respectively. On April 5, 2011, the Company paid off and terminated this line of credit in conjunction with the closing of the IPO and the private placement with WOF.

On October 12, 2010, the Company entered into a $1.0 million unsecured revolving line of credit arrangement with WOF, which matured on March 31, 2011. On March 25, 2011, the line of credit was reduced to $750,000 and the maturity date was extended to April 30, 2011. The line was only to be used to fund certain approved deposits and escrows related to the acquisition of real estate projects and related financings. The line had an interest rate of 4.25% per annum. For the three-month and nine-month periods ended September 30, 2011, the Company incurred interest on this note of $0 and $880, respectively. On April 5, 2011, the Company paid off and terminated this line of credit in conjunction with the closing of the IPO and the private placement with WOF.

9. Equity Compensation

On February 25, 2011 the Company’s Board of Directors adopted, and the Company’s stockholders approved the Preferred Apartment Communities, Inc. 2011 Stock Incentive Plan (the “2011 Plan”), to

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

9. Equity Compensation  – (continued)

incentivize, compensate and retain eligible employees, consultants, and non-employee directors. A maximum of 567,500 shares of Common Stock may be issued under the 2011 Plan. Awards may be made in the form of issuances of Common Stock, restricted stock, stock appreciation rights (“SARs”), performance shares, incentive stock options, non-qualified stock options, or other forms. Eligibility for receipt of, amounts, and all terms governing awards pursuant to the 2011 Plan, such as vesting periods and voting and dividend rights on unvested awards, are determined by the Compensation Committee of the Company’s Board of Directors.

Restricted Stock Grant

On April 5, 2011, the Company granted a total of 26,000 shares of restricted stock to its non-employee board members, in payment of their annual retainer fees. The Company generally recognizes the fair value per share for restricted stock grants as the closing price on the grant date. The fair value per share was deemed to be $10.00 per share (the IPO offering price) by Board resolution. Compensation cost in the amount of $260,000 will be recognized on a straight-line basis over the period ending on the first anniversary of the grant date.

For the three-month and nine-month periods ended September 30, 2011, stock compensation expense for these grants was $65,534 and $127,507 respectively, and is included in other income and expense on the consolidated statement of operations. Unrecognized compensation expense for this restricted stock grant was $132,493 and all 26,000 unvested shares were outstanding at September 30, 2011.

Directors’ Stock Grants

On May 5, 2011, the Company granted 1,872 shares of Common Stock to its non-employee board members, in payment of their meeting fees. The per-share fair value of this immediate-vesting award was $9.62 and the total compensation cost of $18,009 was recorded in full at that date.

On August 4, 2011, the Company granted 1,500 shares of Common Stock to its non-employee board members, in payment of their meeting fees. The per-share fair value of this immediate-vesting award was $7.99 and the total compensation cost of $11,985 was recorded in full at that date.

Warrant

On March 31, 2011, as partial compensation for services rendered for the IPO, the Company issued to International Assets Advisory, LLC (“IAA”) a warrant to purchase up to 150,000 shares of the Company’s Common Stock. The exercise price is $12.50 per share, which is 125% of the gross IPO price of $10.00 per share. The warrant became exercisable as of September 28, 2011 and expires on March 31, 2015.

The Company calculated the per-share fair value of the warrant using the Black-Scholes method. The underlying valuation assumptions were:

Dividend yield	5.0%
Expected volatility	62.69%
Risk-free interest rate	1.765%
Expected option term (years)	4

The expected dividend yield assumption was derived from the Company’s gross IPO price per share and its projected future quarterly dividend payments of $0.125 per share. On May 5, 2011, the Company declared a dividend of $0.125 per share payable to shareholders of record as of June 30, 2011.

Since the Company has a limited amount of operating history in the public equity market, the expected volatility assumption was derived from the observed historical volatility of the Common Stock prices of a select group of peer companies within the REIT industry that most closely approximate the Company’s size, capitalization, leverage, line of business and geographic focus markets.

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

9. Equity Compensation  – (continued)

The risk-free rate assumption was obtained from the treasury constant maturities nominal yield table obtained from the Federal Reserve, interpolated between the three-year and five-year yield percentages on U. S. Treasury securities on March 31, 2011.

The expected term assumption of 4 years is equal to the contractual term of the instrument. The fair value of the warrant was calculated to be $462,330 ($3.08 per share) and, since all service conditions had been met as of the date of issuance, was recorded in full at March 31, 2011 as an increase in the deferred offering costs on the consolidated balance sheet and an increase in additional paid-in capital. Subsequent to the closing of the IPO, these deferred offering costs were removed from the consolidated balance sheet and charged against stockholders’ equity.

The warrant is exercisable, at IAA’s option, in whole or in part, by either payment of the aggregate exercise price for the number of shares exercised, plus applicable transfer taxes, or by a cashless net share settlement. Upon exercise of the warrant, shares of Common Stock will be issued from authorized but unissued Common Stock.

10. Debt

Note Payable

On September 2, 2010, the Company borrowed $465,050 from WOF through the issuance of a promissory note. The note had an interest rate of 4.25% per annum and had a maturity date of April 30, 2011. The proceeds were used to reimburse for organizational, offering, acquisition and due diligence expenses. On April 5, 2011, the Company paid off this note in conjunction with the closing of the IPO and the private placement with WOF. For the nine-month period ended September 30, 2011, the Company incurred interest on this note of $5,090.

Mortgage Notes Payable

The Company partially financed the acquisitions of Stone Rise, Summit Crossing and Trail Creek with non-recourse mortgage notes collateralized only by the associated real estate assets for each community. Each mortgage requires payments of interest only from the dates of closing through May 1, 2014, then principal and interest are due on a 30-year amortization schedule through May 1, 2018, the date of maturity of each instrument.

				Interest expense
	Acquisition date	Principal balance at September 30, 2011	Interest rate	Three months ended September 30, 2011	From acquisition dates through September 30, 2011
Stone Rise	4/15/2011	$19,500,000	1 month LIBOR + 2.77%	$147,962	$270,309
Summit Crossing	4/21/2011	20,862,000	Fixed 4.71%	251,109	444,900
Trail Creek	4/29/2011	15,275,000	1 month LIBOR + 2.80%	117,075	197,291
Total		$55,637,000		$516,146	$912,500

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

10. Debt  – (continued)

Variable monthly interest rates are capped at 7.25% and 6.85% for Stone Rise and Trail Creek, respectively. LIBOR was 0.239% on September 30, 2011. Based upon this rate, the Company’s estimated future principal payments due on its debt instruments as of September 30, 2011 were:

Remainder of 2011	$—
2012	—
2013	—
2014	606,576
2015	1,069,439
thereafter	53,960,985
Total	$55,637,000

11. Income Taxes

The Company intends to elect to be taxed as a REIT effective January 1, 2011, and therefore, the Company will not be subject to federal and state income taxes after this effective date. The election will be made in early 2012 with the filing of the REIT’s December 31, 2011 federal tax return. For the period preceding this election date, the Company’s operations resulted in a tax loss. As of December 31, 2010, the Company had deferred federal and state tax assets totaling approximately $298,100, none of which were based upon tax positions deemed to be uncertain. Since these deferred tax assets will most likely not be used once the Company elects REIT status, management has determined that a 100% valuation allowance is appropriate for the period ended September 30, 2011.

12. Commitments and Contingencies

The Company is not currently subject to any known material commitments or contingencies from its business operations, nor any material known or threatened litigation.

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

13. Loss Per Share

The following is a reconciliation of weighted average basic and diluted shares outstanding used in the calculation of loss per share of Common Stock:

	Three months ended:		Nine months ended:
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Numerator:
Consolidated net loss	$(2,900,704)	$(332,555)	$(7,314,552)	$(332,555)
Net loss attributable to non-controlling interests	—	—	—	—
Earnings attributable to unvested restricted shares (See Note A below)	(3,250)	—	(6,500)	—
Net loss attributable to Company	$(2,903,954)	$(332,555)	$(7,321,052)	$(332,555)
Denominator:
Weighted average number of shares of Common Stock – basic	5,146,845	36,666	3,375,384	33,308
Effect of dilutive securities:
Warrant (See Note B below)	—	—	—	—
Weighted average number of shares of Common Stock – diluted	5,146,845	36,666	3,375,384	33,308
Loss per weighted average share – basic and diluted	$(0.56)	$(9.07)	$(2.17)	$(9.98)

(A)	The Company’s unvested restricted share awards contain non forfeitable rights to distributions or distribution equivalents. The impact of the unvested restricted share awards on earnings per share has been calculated using the two-class method whereby earnings are allocated to the unvested restricted share awards based on dividends declared and the unvested restricted shares’ participation rights in undistributed earnings. Given the Company has incurred net losses to date the cumulative dividends declared as of September 30, 2011 are adjusted in determining the calculation of loss per share of Common Stock since the unvested restricted share awards are defined as participating securities.
(B)	Potential dilution from 150,000 shares of Common Stock that would be outstanding due to the hypothetical exercise of a warrant issued by the Company on March 31, 2011 was excluded from the diluted shares calculation because the effect was antidilutive.

14. Pro Forma Financial Information

Contributions of revenues and earnings by the acquisitions of Stone Rise, Summit Crossing, and Trail Creek to the Company’s results of operations from the dates of acquisition (April 15, 2011, April 21, 2011 and April 29, 2011 for Stone Rise, Summit Crossing and Trail Creek, respectively) through September 30, 2011 were:

	Stone Rise	Summit Crossing	Trail Creek	Total
Revenues	$1,594,718	$1,656,129	$1,135,224	$4,386,071
Depreciation and amortization expense	2,127,046	2,560,988	1,735,886	6,423,920
Other expenses	893,480	1,031,635	655,933	2,581,048
Net loss	$(1,425,808)	$(1,936,494)	$(1,256,595)	$(4,618,897)

Preferred Apartment Communities, Inc.

Notes to Consolidated Financial Statements
September 30, 2011
(unaudited)

14. Pro Forma Financial Information  – (continued)

The Company’s condensed pro forma financial results, assuming the acquisitions of Stone Rise, Summit Crossing, and Trail Creek were hypothetically completed on January 1, 2010 were:

	Three months ended:		Nine months ended:
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
Pro forma:
Revenue	$2,633,628	$2,338,867	$7,442,678	$6,666,985
Amortization of intangibles	—	(310,986)	—	(5,537,067)
Depreciation expense	(726,658)	(1,007,756)	(2,472,468)	(2,972,115)
Acquisition costs	(18,272)	(59,744)	(811,932)	(1,047,733)
Organization costs	—	—	(94,372)	(150,804)
Property operating expenses	(1,060,675)	(1,037,501)	(3,036,288)	(2,944,196)
Other expenses	(831,653)	(742,589)	(2,388,676)	(2,241,375)
Net loss	$(3,630)	$(819,709)	$(1,361,058)	$(8,226,305)
Pro forma basic and diluted loss per share	$(0.00)	$(0.19)	$(0.28)	$(1.94)
Pro Forma weighted average outstanding shares, basic and diluted	4,851,386	4,248,569	4,849,909	4,248,569

Since the Company commenced operations with its IPO on April 5, 2011, pro forma adjustments have been made to corporate general and administrative expenses for the nine-month periods ended September 30, 2011 and 2010. These pro forma results are not necessarily indicative of what historical performance would have been had these business combinations been effective January 1, 2010, nor should they be interpreted as expectations of future results.

15. Fair Values of Financial Instruments

Fair value is defined as the price at which an asset or liability is exchanged between market participants in an orderly transaction at the reporting date. The Company’s cash equivalents, accounts receivable and payables and accrued expenses all approximate fair value due to their short term nature. The Company does not have any assets or liabilities measured at fair value on a recurring basis.

The following table provides disclosure on the fair value of the Company’s other financial instruments, which include mortgage notes collateralized only by the three acquired apartment communities, and the real estate loan investment:

			Fair value measurements using fair value hierarchy
	Carrying value	Fair Value	Level 1	Level 2	Level 3
Financial Assets:
Real estate related loan	$6,000,000	$6,000,000	$—	$—	$6,000,000
Financial Liabilities:
Mortgage notes payable	$55,637,000	$56,761,783	$—	$—	$56,761,783

The fair values of these instruments were calculated using discounted cash flow valuation methodologies and are based upon unobservable (Level 3) assumption inputs, which included fixed-rate yield index data and spread quotes as of September 30, 2011.

Report of Independent Registered Public Accounting Firm

The Stockholder of Preferred Apartment Communities, Inc.,

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Preferred Apartment Communities, Inc. and subsidiaries (a development stage corporation) (the “Company”) at December 31, 2010 and the results of their operations and their cash flows for the year ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
March 3, 2011

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Consolidated Balance Sheet
December 31, 2010

ASSETS
Cash	$22,275
Deposits and other assets	187,300
Deferred offering costs	620,237
Total assets	$829,812
LIABILITIES and DEFICIT
Liabilities:
Note payable, to related party	$465,050
Revolving line of credit, to related party	200,000
Non-revolving line of credit, to related party	805,898
Accrued interest	15,064
Total liabilities	1,486,012
Deficit:
Stockholder's deficit:
Class A Common Stock, $0.01 par value per share; 400,033,333 shares authorized; 3,333 shares issued and outstanding	33
Class B Common Stock, $0.01 par value per share; 33,333 shares authorized; 33,333 shares issued and outstanding	333
Additional paid-in capital	109,632
Accumulated deficit	(766,199)
Total stockholder's deficit	(656,201)
Noncontrolling interest	1
Total deficit	(656,200)
Total liabilities and deficit	$829,812

The accompanying notes are an integral part of this financial statement.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Consolidated Statement of Operations
For the Year Ended December 31, 2010

Expenses:
Bank charges	$(228)
Interest	(15,064)
Licenses, fees and taxes	(2,462)
Acquisition costs on properties	(388,266)
Organization costs	(360,179)
Total expenses	(766,199)
Net loss	$(766,199)
Net loss per share
Basic	$(20.90)
Diluted	$(20.90)
Weighted average number of shares outstanding
Basic	36,666
Diluted	36,666

The accompanying notes are an integral part of this financial statement.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Consolidated Statement of Cash Flows
For the Year Ended December 31, 2010

Operating activities
Net Loss	$(766,199)
Reconciliation of net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Increase in deposits and other assets	(187,300)
Increase in accrued interest	15,064
Net cash used in operating activities	(938,435)
Financing activities
Increase in deferred offering costs	(620,237)
Proceeds from sale of common stock	109,998
Proceeds from noncontrolling interest	1
Proceeds from revolving line of credit	200,000
Proceeds from non-revolving line of credit	805,898
Proceeds from note payable	465,050
Net cash provided by financing activities	960,710
Net increase in cash	22,275
Cash at beginning of period	—
Cash at end of period	$22,275
Supplemental cash flow information:
Cash paid for interest	$—

The accompanying notes are an integral part of this financial statement.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Consolidated Statement of Deficit
For the Year Ended December 31, 2010

	Class A Common Stock	Class B Common Stock	Additional Paid In Capital	Accumulated Deficit	Total Stockholder’s Deficit	Noncontrolling Interest	Total Deficit
Balance at January 1, 2010	$—	$—	$—	$—	$—	$—	$—
Issuance of Class A Common Stock	33	—	9,966	—	9,999	—	9,999
Issuance of Class B Common Stock	—	333	99,666	—	99,999	—	99,999
Issuance of partnership interest in Operating Partnership to noncontrolling interest	—	—	—	—	—	1	1
Net loss	—	—	—	(766,199)	(766,199)	—	(766,199)
Balance at December 31, 2010	$33	$333	$109,632	$(766,199)	$(656,201)	$1	$(656,200)

The accompanying notes are an integral part of this financial statement.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

1. Organization

Preferred Apartment Communities, Inc., or the Company, was formed as a Maryland corporation on September 18, 2009, and intends to qualify as a real estate investment trust for U.S. federal income tax purposes or REIT, commencing with the tax year ending December 31, 2011. The Company was formed to acquire multifamily properties in select targeted markets throughout the United States. The Company may acquire senior mortgage loans, subordinated loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets as determined by our manager. The Company will be externally managed and advised by Preferred Apartment Advisors, LLC (“PAA”), a Delaware limited liability company.

The Company is in the development stage and has no assets other than cash, deposits and a deferred asset related to offering costs. As of December 31, 2010, the Company has entered into contracts to purchase two real estate projects. See Note 8.

The consolidated financial statements include the accounts of the Company and Preferred Apartment Communities Operating Partnership, LP, or the Operating Partnership. The Company is the sole general partner of the Operating Partnership and plans to conduct substantially all its business through the Operating Partnership following its formation.

The Company concluded on January 26, 2010 a private placement of 33,333 shares of Class B Common Stock to NELL Partners, Inc. a Georgia corporation, at a price per share equal to $3.00 per share of Class B Common Stock. In addition, on that same day the Company conducted a private placement of 3,333 shares of Class A Common Stock to NELL Partners, Inc. at a price per share equal to $3.00 per share of Class A Common Stock.

2. Summary of Significant Accounting Policies

Below is a discussion of significant accounting policies as the Company prepares to commence operations and acquire real estate assets:

Basis of Presentation

The consolidated financial statements include all of the accounts of the Company and the Operating Partnership as of December 31, 2010, presented in accordance with accounting principles generally accepted in the United States of America, or GAAP. All significant intercompany transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Noncontrolling Interest

Noncontrolling interest represent the equity interest of the Operating Partnership that is not owned by the Company. Noncontrolling interest is adjusted for contributions, distributions and earnings (loss) attributable to the noncontrolling interest in the consolidated entity in accordance with its operating agreement.

Income Taxes

The Company intends to elect to be taxed as a REIT. To qualify as a REIT, the Company must meet certain organizational and operational requirements, including a requirement to distribute at least 90% of the

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

2. Summary of Significant Accounting Policies  – (continued)

Company's annual REIT taxable income to its shareholders (which is computed without regard to the dividends paid deduction or net capital gain which does not necessarily equal net income as calculated in accordance with GAAP). As a REIT, the Company generally will not be subject to federal income tax to the extent it distributes qualifying dividends to its shareholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate income tax rates and generally will not be permitted to qualify for treatment as a REIT for federal income tax purposes for the four taxable years following the year during which qualification is lost unless the Internal Revenue Service grants the Company relief under certain statutory provisions. Such an event could materially adversely affect the Company's net income and net cash available for distribution to stockholders. However, the Company intends to organize and operate in such a manner as to qualify for treatment as a REIT.

As of December 31, 2010, the Company has not elected REIT status, and is therefore subject to U.S. federal and state income taxes. The provision for income taxes is based on income before taxes reported for financial statement purposes after adjustment for transactions that do not have tax consequences. Deferred tax assets and liabilities are realized according to the estimated future tax consequences attributable to differences between the carrying value of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using the enacted tax rates as of the date of the balance sheet. The effect of a change in tax rates on deferred tax assets and liabilities is reflected in the period that includes the statutory enactment date. A deferred tax asset valuation allowance is recorded when it has been determined that it is more likely than not that deferred tax assets will not be realized. If a valuation allowance is needed a subsequent change in circumstances in future periods that causes a change in judgment about the realization of the related deferred tax amount could result in the reversal of the deferred tax valuation allowance.

The Company recognizes a liability for uncertain tax positions. An uncertain tax position is defined as a position taken or expected to be taken in a tax return that is not based on clear and unambiguous tax law and which is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The Company measures the tax benefits recognized based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. The Company recognizes interest and penalties related to unrecognized tax benefits in its provision for income taxes.

Organizational and Offering Costs

The Company expenses organization costs as incurred. Offering costs, which include underwriting discounts and commissions, will be charged to stockholders' equity when the offering becomes effective. As of December 31, 2010, the Company's offering has not become effective, so all offering costs have been reflected as a deferred asset on the consolidated balance sheet.

The Company will reimburse PAA and its affiliates for any out-of-pocket expenses to be incurred in connection with the organization of the Company and the proposed offering of common stock to the public. However, if the proposed offering is terminated, the Company will have no obligation to reimburse PAA and its affiliates for any organizational or offering costs incurred directly by them. As described in Note 5 and Note 6, the Company borrowed approximately $465,000 and $806,000 in 2010 from a related party in order to pay for certain approved offering, organization and due diligence costs which had been incurred on behalf of the Company.

Acquisition Costs

The Company expenses property acquisition costs as incurred, which include costs such as due diligence, legal, environmental and consulting.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

2. Summary of Significant Accounting Policies  – (continued)

Deposits and Other Assets

Deposits and other assets consist of a receivable related to an escrow deposit on a real estate purchase option that was terminated during the year and two mortgage application fees related to financings on two potential real estate acquisitions.

Deferred Offering Costs

Deferred offering costs represent offering costs incurred by the Company in connection with its planned initial public offering (“IPO”) of common stock. Since the IPO has not gone effective as of December 31, 2010, the offering costs have been deferred. As soon as the IPO goes effective, all offering costs will be reclassified to the stockholders’ equity section of the consolidated balance sheet as a reduction of proceeds raised in the IPO.

Recently Issued Accounting Standards

In June 2009, the Financial Accounting Standards Board, or FASB, issued an amendment to the accounting guidance for consolidation of variable interest entities, which became effective on January 1, 2010. This amendment addresses the effects of eliminating the QSPE concept and responds to concerns about the application of certain key provisions of previous accounting rules, including concerns over the transparency of an enterprises' involvement with variable interest entities, or VIEs. This guidance would be applicable in evaluating any investments made by the Company or its subsidiaries.

In December 2007, the FASB issued additional Business Combinations guidance which became effective on January 1, 2009. The objective of this guidance is to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish that, this guidance establishes principles and requirements for how the acquirer: (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination; and (iv) requires expensing of transaction cost associated with a business combination. The adoption of this guidance has a material effect on future acquisitions made by the Company.

3. Stockholders' Equity

On January 26, 2010, the Company issued to the sole stockholder of the Company 3,333 shares of Class A Common Stock at $3 per share and 33,333 shares of Class B Common Stock at $3 per share.

Holders of Class A Common Stock are entitled to elect one-third of the Board of Directors or the Board members whereas holders of Class B Common Stock are entitled to elect two-thirds of the Board members. See Note 9 for subsequent events relating to the capital stock of the Company.

On July 29, 2010, the Board of Directors of the Company authorized the issuance and sale of up to $75.0 million in Class A Common Stock in an underwritten public offering.

On July 29, 2010, the Williams Opportunity Fund, LLC, or WOF, entered into a subscription agreement with the Company. Pursuant to this agreement, WOF subscribed for the purchase from the Company such number of shares of Class A Common Stock ($0.01 par value per share) of the Company having an aggregate value of $5.0 million. The price per share will be equal to the price per share of Class A Common Stock sold in the underwritten public offering.

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

4. Related Party Transactions

John A. Williams, the Company's Chief Executive Officer, President and a Director and Leonard A. Silverstein, the Company's Executive Vice President, General Counsel, Secretary and a Director, control PAA, the Company’s external management company.

5. Note Payable

On September 2, 2010, the Company borrowed $465,050 from WOF through the issuance of a promissory note. The note has an interest rate of 4.25% per annum and has a maturity date of March 31, 2011. The proceeds were used to reimburse for organizational, offering, acquisition and due diligence expenses. For the period ended December 31, 2010, the Company incurred interest on this note of $6,552. The Company plans on paying off this note and any related interest with proceeds received in connection with the IPO.

6. Lines of Credit

On October 12, 2010, the Company entered into a $1,000,000 unsecured line of credit arrangement with WOF, which matures on March 31, 2011. The line is to be used to fund approved expenses incurred by the Company such as organization, offering and property acquisition expenses. The line has an interest rate of 4.25% per annum. For the period ended December 31, 2010, the Company incurred interest on this line of credit of $6,696. The Company plans on paying off this line of credit and any related interest with the proceeds received in connection with the IPO.

On October 12, 2010, the Company entered into a $1,000,000 unsecured line of credit arrangement with WOF, which matures on March 31, 2011. The line is only to be used to fund certain approved deposits and escrows related to the acquisition of real estate projects and related financings. The line has an interest rate of 4.25% per annum. On October 15, 2010, the Company borrowed $200,000 against this line of credit, in order to fund a fully refundable non-binding earnest money deposit on a potential acquisition. For the period ended December 31, 2010, the Company incurred interest on this note of $1,816. The Company plans on paying off this line of credit and any related interest with the proceeds received in connection with the IPO.

7. Income Taxes

For the year ended December 31, 2010, the Company's operations resulted in a tax loss. Our benefit from income taxes attributable to operations consists of the following:

Current:
Federal	$—
State	—
—
Deferred
Federal	252,079
State	45,972
Total, before valuation allowance	298,051
Valuation allowance	(298,051)
Net provision for income taxes	$—

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

7. Income Taxes  – (continued)

The reason for the difference between our benefit for income taxes and the amount that results from applying the federal statutory tax rate are as follows:

Income benefit at statutory rate	$268,170
Effect of state taxes, net of federal benefit	29,881
298,051
Valuation allowance	(298,051)
Total	$—

Our deferred federal and state tax assets consist of the following components:

Acquisition costs	$151,035
Organization costs	130,769
Net operating losses	16,247
Deferred income tax assets, before valuation allowance	298,051
Valuation allowance	(298,051)
Deferred income tax assets, net of allowance	$—

The Company evaluates its deferred tax assets to determine if valuation allowances are required. In the evaluation, management considers the potential realization of net operating loss (“NOL”) carryforwards and the future reversal of temporary differences, based on expectations of sufficient future taxable income. Since the Company is in the development stage and the use of these NOLs is contingent on a successful IPO and the generation of future taxable income, management has determined that a 100% valuation allowance is appropriate for the year ended December 31, 2010. The deferred tax asset valuation allowance will be reversed if and when it becomes more likely than not that the Company will generate sufficient taxable income in the future to utilize the tax benefits of the related deferred tax assets.

8. Commitments

In September 2010, the Company entered into a contract to purchase a 345 unit apartment complex in Forsyth County, Georgia for $33.2 million, from a related party.

In September 2010, the Company entered into a contract to purchase a 216 unit apartment complex in West Vincent Township, Pennsylvania for $30.15 million, from a related party.

9. Subsequent Events

On January 18, 2011, in connection with the Company's termination in 2010 of a non-binding purchase agreement for a potential acquisition, the Company was refunded $150,000. At year end 2010, this $150,000 was included in deposits and other assets.

On January 20, 2011 the Company used the refunded earnest money to pay $150,000 to WOF for amounts outstanding under its deposits line of credit. Of the $150,000 paid to WOF, $147,741 was credited to outstanding principal and $2,259 was credited to accrued but unpaid interest, leaving an outstanding principal balance of approximately $52,259 on the deposits line of credit as of January 20, 2011.

On January 18, 2011 and February 4, 2011, the Company borrowed an additional $138,158 and $55,944, respectively against the non-revolving line of credit.

As of February 4, 2011, PAA and its affiliates have incurred expenses in connection with the organization of the Company, the proposed IPO and property acquisition costs totaling approximately $216,328, which are

Preferred Apartment Communities, Inc.
(A Development Stage Company)

Notes to Consolidated Financial Statements
December 31, 2010

9. Subsequent Events  – (continued)

not reflected in the financial statements as of December 31, 2010. As of December 31, 2010, these expenses were not approved for payment. Of this total amount, $138,157 was approved for payment on January 18, 2011 and $70,000 was approved for payment on February 4, 2011.

On January 25, 2011, the Company changed the Class A Common Stock and Class B Common Stock voting rights for Board of Directors so that the holders of Class A Common Stock became entitled to elect a majority of the Board of Directors.

On February 22, 2011 the Company effected a change in the designation of its shares of Class A Common Stock, $0.01 par value per share, to common stock, par value $0.01 per share, and effected a change of each of its issued and outstanding shares of Class B Common Stock, $0.01 par value per share, into one issued and outstanding share of common stock, $0.01 par value per share, all pursuant to an amendment to the Company's charter. As a result of these actions, NELL Partners, Inc. now holds 36,666 shares of the Company’s common stock.

On February 25, 2011, the Company amended its prior authorization to issue up to $75.0 million in Class A Common Stock in accordance with the change in all shares of Class A Common Stock to shares of common stock, as described above, and the Board of Directors of the Company authorized the issuance and sale of up to $75.0 million in common stock in an underwritten public offering.

The subscription agreement between the Company and WOF was amended on February 28, 2011, in accordance with the charter amendment changing all shares of Class A Common Stock to shares of common stock, as described above. Pursuant to this amendment, a subscription by WOF for such shares of common stock ($0.01 par value per share) of the Company having an aggregate value of $5.0 million replaced WOF’s original subscription for shares of Class A Common Stock.

10. Subsequent Events (unaudited)

On March 25, 2011, the Company amended and restated its $1,000,000 non-revolving line of credit to increase the aggregate amount available from $1,000,000 to $1,250,000 and extend the maturity date from March 31, 2011 to April 30, 2011.

On March 25, 2011, the Company amended and restated its $1,000,000 revolving line of credit promissory note to decrease the aggregate amount available from $1,000,000 to $750,000 and extend the maturity date from March 31, 2011 to April 30, 2011.

On March 25, 2011, the Company amended and restated its $465,050 promissory note to extend the maturity date from March 31, 2011 to April 30, 2011.

On March 25, 2011, the Company borrowed an additional $240,000 against the non-revolving line of credit.

As of March 25, 2011, the Company had paid an additional $240,000 for expenses incurred in connection with the proposed IPO.

Preferred Apartment Communities, Inc. and Subsidiaries
Unaudited Pro Forma Consolidated Statements of Operations

The unaudited pro forma consolidated statements of operations of Preferred Apartment Communities, Inc. (together with its consolidated subsidiaries, the “Company”) for the year ended December 31, 2010 and the nine-month period ended September 30, 2011 are derived from the financial statements of: (1) the Company; and (2) Oxford Rise JV, LLC, Oxford Trail JV, LLC and Oxford Summit Partners, LLC, which owned the properties (the “Acquired Properties”) acquired by the Company. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2010 and the nine-month period ended September 30, 2011 give effect to the Company’s initial public offering, the Company’s concurrent private placement to WOF, the exercise of the overallotment option, and the Company’s acquisition of the Acquired Properties and the real estate loan investment as if these events had all occurred on January 1, 2010. The pro forma adjustments give effect to the following:

•	the Company’s acquisition of the Acquired Properties and real estate loan investment;
•	asset management fees, property management fees, and general and administrative expense fees that would be due to PAA pursuant to the third amended and restated management agreement; and
•	the initial public offering, the concurrent private placement offering and overallotment option of the Company and other uses of proceeds from the offerings.

The Company’s pro forma consolidated statements of operations are presented for informational purposes only and should be read in conjunction with the historical financial statements and related notes thereto and the statements of revenues and certain expenses specified by Rule 3-14 included elsewhere in this prospectus. The adjustments to the Company’s pro forma consolidated statements of operations are based on available information and assumptions that the Company considers reasonable. The Company’s pro forma consolidated statements of operations do not purport to (1) represent the Company’s operating results that would have actually occurred had the offerings or the acquisition of the Acquired Properties and the real estate loan investment occurred on January 1, 2010, or (2) project the Company’s results of operations as of any future date or for any future period, as applicable.

Preferred Apartment Communities, Inc.

Unaudited Pro Forma Consolidated Statement of Operations
For the Nine Months Ended September 30, 2011

		(Pro Forma Adjustments to reflect)
	PAC REIT Historical (See Note 1)	Acquired Properties (See Note 1)	Other (See Note 1)		Pro Forma Combined
Revenues:
Rental revenues	$3,942,177	$2,699,131	$—		$6,641,308
Other property revenues	443,894	231,648	—		675,542
Interest income on real estate loan	125,828	—	406,842	A	532,670
Total revenues	4,511,899	2,930,779	406,842		7,849,520
Operating expenses:
Property management fees	175,572	115,972	—		291,544
Property operating and maintenance	1,016,793	489,725	—		1,506,518
Real estate taxes	324,630	229,238	—		553,868
General and administrative	86,821	108,656	58,616	B	254,093
Depreciation and amortization	6,425,841	—	(3,953,373)	C	2,472,468
Acquisition costs	1,680,432	—	—		1,680,432
Organizational costs	94,372	—	—		94,372
Property insurance	66,426	—	—		66,426
Professional fees	304,702	—	—		304,702
Other	70,402	—	—		70,402
Total operating expenses	10,245,991	943,591	(3,894,757)		7,294,825
Operating (loss) income	(5,734,092)	1,987,188	4,301,599		554,695
Management fees	322,741	29,647	121,283	D	473,671
Interest expense	972,233	—	657,317	E	1,629,550
Other income and expense	285,486	—	83,000	F	368,486
Net (loss) income	(7,314,552)	1,957,541	3,439,999		(1,917,012)
Less consolidated net loss attributable to non-controlling interests	—	—	—		—
Net (loss) income attributable to the Company	$(7,314,552)	$1,957,541	$3,439,999		$(1,917,012)
Net loss per share of Common Stock, basic and diluted	$(2.17)			G	$(0.40)
Weighted average number of shares of Common Stock outstanding, basic and diluted	3,375,384			G	4,852,136

The accompanying notes are an integral part of this pro forma financial statement.

Preferred Apartment Communities, Inc.

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2010

		(Pro Forma Adjustments to reflect)
	PAC REIT Historical (See Note 1)	Acquired Properties (See Note 1)	Other (See Note 1)		Pro Forma Combined
Revenues:
Rental revenues	$—	$8,196,564	$—		$8,196,564
Other property revenues	—	841,645	—		841,645
Interest income on real estate loan	—	—	602,430	AA	602,430
Total revenues	—	9,038,209	602,430		9,640,639
Operating expenses:
Property management fees	—	270,935	90,593	BB	361,528
Property operating and maintenance	—	2,069,441	—		2,069,441
Real estate taxes	—	793,768	—		793,768
General and administrative	2,690	478,968	180,764	CC	662,422
Depreciation and amortization	—	—	9,516,938	DD	9,516,938
Acquisition costs	388,266	—	—		388,266
Organizational costs	360,179	—	—		360,179
Property insurance	—	—	—		—
Professional fees	—	—	—		—
Other	—	—	—		—
Total operating expenses	751,135	3,613,112	9,788,295		14,152,542
Operating (loss) income	(751,135)	5,425,097	(9,185,865)		(4,511,903)
Management fees	—	—	511,316	EE	511,316
Interest expense	15,064	—	2,150,364	FF	2,165,428
Other income and expense	—	—	321,687	GG	321,687
Net (loss) income	(766,199)	5,425,097	(12,169,232)		(7,510,334)
Less consolidated net loss attributable to non-controlling interests	—	—	—		—
Net (loss) income attributable to the Company	$(766,199)	$5,425,097	$(12,169,232)		$(7,510,334)
Net loss per share of Common Stock, basic and diluted	$(20.90)			HH	$(1.55)
Weighted average number of shares of Common Stock outstanding, basic and diluted	36,666			HH	4,850,796

The accompanying notes are an integral part of this pro forma financial statement.

Preferred Apartment Communities, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Statements of Operations

1. BASIS OF PRESENTATION

Preferred Apartment Communities, Inc., or the Company, was formed as a Maryland corporation on September 18, 2009, and intends to elect to be taxed as a real estate investment trust (“REIT”) effective as of January 1, 2011 for U.S. federal income tax purposes. Preferred Apartment Communities Operating Partnership, LP, or the Operating Partnership, the Company’s operating partnership, was formed as a Delaware limited partnership on May 19, 2010.

The Company was formed primarily to acquire and operate multifamily properties in select targeted markets throughout the United States. As part of its property acquisition strategy, the Company may enter into forward purchase contracts or purchase options for to-be-built multifamily communities and it may make mezzanine loans, provide deposit arrangements, or provide performance assurances, as may be necessary or appropriate, in connection with the construction of these properties. As a secondary strategy, the Company may acquire senior mortgage loans, subordinated loans or mezzanine debt secured by interests in multifamily properties, membership or partnership interests in multifamily properties and other multifamily related assets as determined by our manager. The Company is externally managed and advised by Preferred Apartment Advisors, LLC, or PAA, a Delaware limited liability company and related party. Concurrent with the initial public offering, or the IPO, and the concurrent private placement to Williams Opportunity Fund, LLC, or WOF, the Company completed the acquisition transaction, pursuant to which it acquired Oxford Rise JV, LLC, Oxford Trail JV, LLC, and Oxford Summit Partners, LLC, or the Acquired Properties. These Pro Forma Consolidated Statements of Operations are presented as if the IPO had closed and the Acquired Properties had been purchased on January 1, 2010. In addition, our real estate loan investment, which closed on June 30, 2011, is also assumed to have closed on January 1, 2010.

The Company is assumed to purchase the Acquired Properties in this pro forma with cash and debt financing. The cost of the acquisition is allocated to tangible and intangible assets based on the fair values of the underlying assets. The fair value of the buildings is estimated on an as-if-vacant basis, based on relevant information obtained in connection with the acquisition of these properties. The estimated fair value of acquired intangible assets are based on the costs the Company would have incurred to lease the property to the occupancy level of the property at the date of acquisition.

The pro forma consolidated statement of operations for the nine-month period ended September 30, 2011 reports four columns. The first column labeled “PAC REIT Historical” represents the actual results of the Company for the nine-month period ended September 30, 2011. The “PAC REIT Historical” column includes revenues and expenses for the three acquired properties from their respective actual dates of acquisition through September 30, 2011. The second column, “Acquired Properties”, represents the actual historical revenues and expenses of the three properties from January 1, 2011 through March 31, 2011, plus extrapolated revenue and expense figures from April 1, 2011 through the respective actual dates of acquisition by the Company (Oxford Rise — April 15, 2011, Oxford Summit — April 21, 2011, and Oxford Trail — April 29, 2011). The “other” column represents the pro forma adjustments required to reflect the additional pro forma interest revenue from the real estate loan investment, additional property management fees, general and administrative fees, and asset management fees that would have been due to PAA, depreciation of the acquired tangible assets of the properties, compensation of board members, and interest expense on mortgage debt had the IPO occurred and the properties been acquired on January 1, 2010.

The pro forma consolidated statement of operations for the year ended December 31, 2010 reports four columns. The first column labeled “PAC REIT Historical” represents the actual historical results of the Company for the year ended December 31, 2010. The second column, “Acquired Properties” on the statement of operations represents pro forma adjustments to present the actual revenues and expenses of the three properties, assuming they had been acquired effective January 1, 2010. The “other” column represents the pro forma adjustments required to reflect the additional pro forma interest revenue from the real estate loan investment, the additional property management fees, general and administrative fees, and asset management fees that would have been due to PAA, depreciation and amortization of the acquired tangible and identifiable intangible assets of the properties, compensation of board members, and interest expense on mortgage debt had the IPO occurred and the properties been acquired on January 1, 2010.

Preferred Apartment Communities, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Statements of Operations

2. ADJUSTMENTS TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

The adjustments to the pro forma consolidated statement of operations for the nine-months ended September 30, 2011 (unaudited) are as follows:

(A)	The pro forma adjustment includes three components: (i) the additional 8% interest that would have been earned for the period from January 1, 2011 through June 29, 2011 (the loan actually closed on June 30, 2011), (ii) the additional exit fee that would have been earned in the nine-month period ended September 30, 2011 required to bring the Company’s internal rate of return to a minimum of 12%, as required by the loan agreement, and (iii) the additional amortized deferred loan fee that would have been recorded for the period of January 1, 2011 through June 29, 2011.
(B)	The pro forma adjustment for general and administrative fees represents management fees that would have been paid, had the Acquired Properties been held for the entire period. The adjustment is calculated based on 2% of the Acquired Properties’ total revenues for the applicable period, as required by the third amended and restated management agreement.
(C)	The pro forma adjustments for depreciation and amortization expense are twofold: the first reduces the actual historical depreciation and amortization to reflect the pushback of all amortization of acquired intangible assets and the initial nine months of actual historical depreciation to the pro forma twelve month period ended December 31, 2010. The second adjustment is to reflect the depreciation of acquired real estate assets for the pro forma nine-month period ended September 30, 2011. The pro forma adjustments are the Company’s estimate of the depreciation charges that would have been recorded assuming the purchase had occurred effective January 1, 2010. The pro forma adjustment assumes a straight-line depreciation method using five to ten year life for furniture, fixtures and equipment and building improvements and 40 years for buildings. The depreciable basis of tangible depreciable real estate assets is based upon their fair values as recorded in the purchase price allocation process.
(D)	Reflected in the pro forma adjustment is the asset management fee due to PAA under the third amended and restated management agreement. It is calculated as one-twelfth of 0.5 percent of total assets, as adjusted, per month. Total pro forma assets, as adjusted were approximately $102.3 million.
(E)	The pro forma adjustment to interest expense is the Company’s estimate of expense incurred on the mortgage debt financings used to acquire the three properties. The estimate is based upon the Company’s actual third quarter 2011 interest expense, which consists of approximately $20.9 million of fixed rate debt at an annual interest rate of 4.71% and approximately $34.8 million of capped, variable-rate debt with a weighted-average interest rate of approximately 3.0%. The debt is assumed to be in place as of January 1, 2010.
(F)	The pro forma adjustment reflects the pro rata share of the additional annual board compensation for the period prior to our IPO in April, 2011, and the additional expense had there been a board meeting along with other related committee meetings during the first quarter 2011.

Preferred Apartment Communities, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Statements of Operations

2. ADJUSTMENTS TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS  – (continued)

(G)	Based on the Company’s pro forma assumptions related to proceeds from the offerings:

	PAC REIT Historical	Pro forma
Numerator:
Net loss available to holders of common stock	$(7,314,552)	$(1,917,012)
Denominator
Weighted average number of shares of common stock – basic and diluted	3,375,384	—
Weighted average number of shares of common stock, assuming IPO closed January 1, 2010 – basic and diluted	—	5,145,367
Impact from offering proceeds not used for acquisitions or debt repayments(1)	—	(293,231)
Denominator for loss per share – basic and diluted	3,375,384	4,852,136
Loss per share – basic and diluted	$(2.17)	$(0.40)
(1) Cash remaining after offering:
Dividend and operating reserve		$2,500,000
Cap Ex reserve at September 30, 2011		432,310
Pro Forma Cash held by PAC REIT at September 30, 2011		$2,932,310
Share impact of proceeds not used for acquisitions or debt repayments		293,231

Preferred Apartment Communities, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Statements of Operations

2. ADJUSTMENTS TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS  – (continued)

The adjustments to the pro forma consolidated statement of operations for the year ended December 31, 2010 (unaudited) are as follows:

(AA)	The pro forma adjustment includes three components: (i) the 8% interest that would have been earned for the period from January 1, 2010 through December 31, 2010, (ii) the additional exit fee that would have been earned in the year ended December 31, 2010 required to bring the Company’s internal rate of return to a minimum of 12%, as required by the loan agreement, and (iii) the additional amortized deferred loan fee that would have been recorded for the period of January 1, 2010 through December 31, 2010.
(BB)	Effective with the purchase of the three properties by the Company, the property management fee will increase from 3% of monthly gross rental income to 4% of monthly gross rental income, as required by the third amended and restated management agreement. The pro forma adjustment reflects this additional cost burden on the properties operations.
(CC)	The pro forma adjustment for general and administrative fees represents management fees that would have been paid, had the Acquired Properties been held for the entire period. The adjustment is calculated based on 2% of the Acquired Properties’ total revenues for the applicable period, as required by the third amended and restated management agreement.
(DD)	Reflected in the pro forma adjustment is the Company’s estimate of the depreciation charges that would have been recorded assuming the purchase had occurred effective January 1, 2010. The pro forma adjustment assumes a straight-line depreciation method using five to ten year life for furniture, fixtures and equipment and building improvements and 40 years for buildings. The depreciable basis of tangible depreciable real estate assets is based upon their fair values as recorded in the purchase price allocation process. This pro forma adjustment also reflects the amortization of acquired identifiable intangible assets related to the three acquired properties and include values of leases in place, customer relationships, and above/below market leases. These intangibles were amortized in full over their remaining average lease term of approximately 6.2 months.
(EE)	Reflected in the pro forma adjustment is the asset management fee due to PAA under the third amended and restated management agreement. It is calculated as one-twelfth of 0.5 percent of total assets, as adjusted, per month. Total assets, as adjusted, were approximately $102.3 million.
(FF)	The pro forma adjustment to interest expense is the Company’s estimate of expense incurred on the mortgage debt financings used to acquire the three properties. The estimate is based upon the Company’s actual third quarter 2011 interest expense, which consists of approximately $20.9 million of fixed rate debt at an annual interest rate of 4.71% and approximately $34.8 million of capped, variable-rate debt with a weighted average interest rate of approximately 3.0%. The debt is assumed to be in place as of January 1, 2010.
(GG)	The pro forma adjustment to other expenses consist of compensation to the Company’s board of directors, who are compensated for their annual service on the board in an amount totaling $260,000, and also quarterly fees for serving on and attending the different subcommittees ($2,000 per committee meeting attended, or up to $18,000 per quarter). These fees are payable, at the Company’s option in either cash or common stock of the Company, which vest immediately.

Preferred Apartment Communities, Inc. and Subsidiaries

Notes to Unaudited Pro Forma Consolidated Statements of Operations

2. ADJUSTMENTS TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS  – (continued)

(HH)	Based on the Company’s pro forma assumptions related to proceeds from the offerings:

	PAC REIT Historical	Pro forma
Numerator:
Net loss available to holders of Common Stock	$(766,199)	$(7,510,334)
Denominator:
Existing – Class A, converted to Common Stock	3,333	3,333
Existing – Class B, converted to Common Stock	33,333	33,333
Proceeds from IPO	—	5,000,000
Proceeds from overallotment option	—	107,361
Impact from offering proceeds not used for acquisitions or debt repayments(1)	—	(293,231)
Denominator for loss per share – basic and diluted	36,666	4,850,796
Loss per share – basic and diluted	$(20.90)	$(1.55)
(1) Cash remaining after offering:
Dividend and operating reserve		$2,500,000
Cap Ex reserve at September 30, 2011		432,310
Pro Forma Cash held by PAC REIT at December 31, 2010		$2,932,310
Share impact of proceeds not used for acquisitions or debt repayments		293,231

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of Preferred Apartment Communities, Inc:

We have audited the accompanying combined statements of revenue and certain expenses of Oxford Rise and Oxford Summit (the “Acquired Properties”) for the years ended December 31, 2010, 2009 and 2008. These combined financial statements are the responsibility of the Acquired Properties’ management. Our responsibility is to express an opinion on the combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying combined statements of revenue and certain expenses were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the Registration Statement on Form S-11 of Preferred Apartment Communities, Inc, as amended, as described in note 2 to the combined financial statements. It is not intended to be a complete presentation of the Acquired Properties’ revenue and expenses.

In our opinion, the combined statements of revenue and certain expenses referred to above present fairly, in all material respects, the revenue and expenses as described in note 2 of Acquired Properties for the years ended December 31, 2010, 2009 and 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
March 3, 2011

OXFORD RISE AND OXFORD SUMMIT

COMBINED STATEMENTS OF REVENUE AND CERTAIN OPERATING EXPENSES

	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008
Revenue:
Net rental income	$5,809,620	$4,449,155	$3,108,920
Other revenue	667,482	478,512	300,971
Total revenues	6,477,102	4,927,667	3,409,891

Certain operating expenses
Management fees	194,919	159,412	140,309
Property operations & maintenance	1,516,593	1,566,500	1,213,837
General & administrative	420,116	472,779	460,294
Real estate taxes	514,181	559,397	318,823
Total certain operating expenses	2,645,809	2,758,088	2,133,263
Revenue in excess of certain operating expenses	$3,831,293	$2,169,579	$1,276,628

See accompanying notes to financial statements.

Oxford Rise and Oxford Summit

Notes to Combined Statements of Revenue and Certain Expenses

1. Organization and Formation

Preferred Apartment Communities, Inc. (the “Company”) was formed as a Maryland corporation on September 18, 2009, and intends to qualify as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with our tax year ending December 31, 2011. The Company was formed to acquire multifamily properties in select targeted markets throughout the United States. The Company is in the process of completing an initial public offering. Upon completion of the Company’s initial public offering transaction, the Company has agreed to acquire the following two real estate projects (“Acquired Properties”).

•	The Company will acquire Oxford Rise JV, LLC (“Rise JV”), a Delaware limited liability company, which was formed on March 29, 2007. Rise JV owns a 216 unit multifamily residential project located in West Vincent, Pennsylvania.
•	The Company will acquire Oxford Summit Partners, LLC (“Oxford Summit”), a Georgia limited liability company, which was formed on July 6, 2005. Oxford Summit owns a 345 unit multifamily residential project located in Forsyth County, Georgia.

Oxford Properties, LLC, a related party, was responsible for the construction and development of both apartment projects. Williams Residential Management, LLC, a related party, is responsible for the property management at both projects. The Acquired Properties operations are presented on a combined basis as a result of common management.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined statements of revenue and certain expenses include the rental and property operations of the Acquired Properties for the years ended December 31, 2008, 2009, and 2010.

The accompanying combined statements of revenue and certain expenses were prepared for the purpose of inclusion in an initial public offering prospectus and to comply with the rules and regulations of the United States Securities and Exchange Commission for the acquisition of real estate properties. The combined statement of revenue and certain expenses are not intended to be a complete presentation of the actual operations of the properties for the applicable periods, as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the properties have been excluded. Expenses excluded consist of interest expense on certain loans that will not be assumed by the Company, depreciation, amortization and other expenses not directly related to the proposed future operations of the Acquired Properties. The Company is not aware of any material factors relating to the property other than those discussed that would cause the reported financial information not to be indicative of future operating results.

The occupancies for the years ended December 31, 2008, 2009, and 2010 for Oxford Rise were 21.8%, 79.2% and 94%; and for Oxford Summit 76.5%, 85.4% and 95%, respectively.

Use of Estimates

The preparation of the combined statements of revenue and certain expenses in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenue and certain expenses. Actual results could differ from those estimates.

Revenue Recognition

Residential properties are leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases in rental rates over the term of the lease, are recognized on a straight-line basis.

Under the terms of residential leases, residents are obliged to reimburse the projects for certain utility usage, principally water and electricity, where the projects are the primary obligor to the local public utility

Oxford Rise and Oxford Summit

Notes to Combined Statements of Revenue and Certain Expenses

2. Summary of Significant Accounting Policies  – (continued)

entity. These utility reimbursements from residents are included in other revenue in the accompanying combined statement of revenue and certain expenses. The utility reimbursements for the years ended December 31, 2008, 2009, and 2010 for Oxford Rise were $3,643, $74,571, and $163,860; and for Oxford Summit were $90,512, $98,065, $116,786.

Operating Expenses

Operating expenses represent the direct expenses of operating the properties and consist primarily of payroll, utilities, repairs and maintenance, insurance, property taxes and other operating expenses that are expected to continue in the proposed future operations of the properties.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. There is no material litigation nor to management’s knowledge is any material litigation currently threatened against the properties other than routine litigation, claims and administrative proceedings arising in the ordinary course of business.

3. Related Party Transactions

Under the provisions of the Operating Agreement, an affiliate of the Company, Williams Residential Management, LLC, is responsible for the management of the Acquired Properties.

The Management Fee is based on 3% of monthly gross rental income, but never less than $16 per unit. Williams Residential Management, LLC also received payroll reimbursements related to management services. The payroll reimbursements are included in the Property Operations and Maintenance Expense of the combined statements. In connection with this activity, affiliates earned fees and received expense reimbursements as follows:

	2010	2009	2008
Management fees	$194,919	$159,412	$140,309
Payroll reimbursements	$737,886	$786,358	$623,018

4. Subsequent Events

Management has evaluated all events and transactions that occurred after December 31, 2010 through March 3, 2011, the date which the statements were available to be issued, and noted no items requiring adjustment of the statements or additional disclosure.

OXFORD RISE AND OXFORD SUMMIT

COMBINED STATEMENT OF REVENUES AND CERTAIN OPERATING EXPENSES

Three Months Ended March 31, 2011
(Unaudited)
Revenues
Net Rental Income	$1,545,178
Other Revenue	187,368
Total revenues	1,732,546
Certain operating expenses
Management Fees	51,823
Property Operations & Maintenance	357,026
General & Administrative	87,153
Real Estate Taxes	124,322
Total certain operating expenses	620,324
Revenues in excess of certain operating expenses	$1,112,222

See accompanying notes to financial statements.

Oxford Rise and Oxford Summit

Notes to Combined Statement of Revenues and Certain Expenses

1. Organization and Formation

Preferred Apartment Communities, Inc. (the “Company”) was formed as a Maryland corporation on September 18, 2009, and intends to qualify as a real estate investment trust for U.S. federal income tax purposes, or REIT, commencing with the tax year ending December 31, 2011. The Company was formed to acquire multifamily properties in select targeted markets throughout the United States. The Company completed an initial public offering on April 5, 2011. Upon completion of the Company's offering transaction, the Company acquired the following two real estate projects (“Acquired Properties”).

•	On April 15, 2011 the Company acquired Oxford Rise JV, LLC (“Rise JV”), a Delaware limited liability company, which was formed on March 29, 2007. Rise JV owns a 216 unit multifamily residential project located in suburban Philadelphia, Pennsylvania.
•	On April 21, 2011 the Company acquired Oxford Summit Partners, LLC (“Oxford Summit”), a Georgia limited liability company, which was formed on July 6, 2005. Oxford Summit owns a 345 unit multifamily residential project located in suburban Atlanta, Georgia.

Oxford Properties, LLC, a related party, was responsible for the construction and development of both apartment projects. Williams Residential Management, LLC, a related party, is responsible for the property management at both projects. The Acquired Properties operations are presented on a combined basis as a result of common management.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying combined statement of revenues and certain expenses include the rental and property operations of the Acquired Properties for the three months ended March 31, 2011.

The accompanying combined statement of revenues and certain expenses was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission for the acquisition of real estate properties. The combined statement of revenues and certain expenses is not intended to be a complete presentation of the actual operations of the properties for the applicable period, as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the properties have been excluded. Expenses excluded consist of interest expense on certain loans that will not be assumed by the Company, depreciation, amortization and other expenses not directly related to the proposed future operations of the Acquired Properties. The Company is not aware of any material factors relating to the properties other than those discussed that would cause the reported financial information not to be indicative of future operating results.

At March 31, 2011, the occupancies for Rise JV and Oxford Summit were 95% and 93%, respectively.

Use of Estimates

The preparation of the combined statement of revenues and certain expenses in conformity with U.S. generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of revenues and certain expenses. Actual results could differ from those estimates.

Revenue Recognition

Residential properties are leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases in rental rates over the term of the lease, are recognized on a straight-line basis.

Oxford Rise and Oxford Summit

Notes to Combined Statement of Revenues and Certain Expenses

2. Summary of Significant Accounting Policies  – (continued)

Under the terms of residential leases, residents are obliged to reimburse the projects for certain utility usage, principally water and electricity, where the projects are the primary obligor to the local public utility entity. These utility reimbursements from residents are included in other revenue in the accompanying combined statement of revenues and certain expenses. The utility reimbursements for the three months ended March 31, 2011 for Rise JV was $50,142 and for Oxford Summit was $36,781.

Operating Expenses

Operating expenses represent the direct expenses of operating the properties and consist primarily of payroll, utilities, repairs and maintenance, insurance, property taxes and other operating expenses that are expected to continue in the proposed future operations of the properties.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. There is no material litigation nor to management’s knowledge is any material litigation currently threatened against the properties other than routine litigation, claims and administrative proceedings arising in the ordinary course of business.

Unaudited Interim Financial Information

The combined statement of revenues and certain expenses for the three months ended March 31, 2011 is unaudited. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial information for this interim period have been included. The revenues and certain expenses for any interim period are not necessarily indicative of results for other interim periods or the full year.

3. Related Party Transactions

Under the provisions of the Operating Agreements, an affiliate of the Company, Williams Residential Management, LLC, is responsible for the management of the Acquired Properties.

The management fee is based on 3% of monthly gross rental income, but never less than $16 per unit. Williams Residential Management, LLC also received payroll reimbursements related to management services. The payroll reimbursements are included in the property operations and maintenance expense of the combined statement. In connection with this activity, affiliates earned fees and received expense reimbursements as follows:

Three Months Ended March 31, 2011
(Unaudited)
Management fees	$51,823
Payroll reimbursements	$170,610

4. Subsequent Events

Management has evaluated all events and transactions that occurred after March 31, 2011 through June 30, 2011, the date which the statements were available to be issued, and noted no items requiring adjustment of the statements or additional disclosure.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Preferred Apartment Communities, Inc.:

We have audited the accompanying statement of revenues and certain operating expenses (the “Statement”) of the “Acquired Property” for the year ended December 31, 2010. This statement is the responsibility of management. Our responsibility is to express an opinion on this Statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Statement is free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the Statement, assessing the accounting principles used and significant estimates made by management, and evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statement of revenues and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as discussed in Note 2 to the Statement and is not intended to be a complete presentation of the Acquired Property’s revenues and expenses.

In our opinion, the statement of revenues and certain operating expenses referred to above presents fairly, in all material respects, the revenues and certain operating expenses as described in Note 2 of the Statement for the year ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
June 23, 2011

ACQUIRED PROPERTY

STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2010, AND THE THREE MONTHS ENDED
MARCH 31, 2011

	Three Months Ended March 31, 2011	Year Ended December 31, 2010
	(Unaudited)
REVENUES:
Net rental income	$654,461	$2,533,083
Other revenue	7,870	28,025
Total revenues	662,331	2,561,108
CERTAIN OPERATING EXPENSES:
Management fees	19,297	76,016
Property operations and maintenance	132,699	597,646
General and administrative	10,786	64,298
Real estate taxes	63,729	278,363
Total certain operating expenses	226,511	1,016,323
REVENUES IN EXCESS OF CERTAIN OPERATING EXPENSES	$435,820	$1,544,785

See notes to statements of revenues and certain operating expenses.

ACQUIRED PROPERTY

NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2010, AND THE THREE MONTHS ENDED
MARCH 31, 2011

1. ORGANIZATION AND FORMATION

Preferred Apartment Communities, Inc. (the “Company”) was formed as a Maryland corporation on September 18, 2009, and intends to qualify as a real estate investment trust for U.S. federal income tax purposes, or Real Estate Investment Trust, commencing with the tax year ending December 31, 2011. The Company was formed to acquire multifamily properties in select targeted markets throughout the United States. The Company completed an initial public offering on April 5, 2011. The Company acquired the following real estate project (“Acquired Property”).

•	On April 29, 2011, the Company acquired the assets of Oxford Trail JV, LLC (“Oxford Trail”), a Delaware limited liability company, which was formed on July 5, 2005. Oxford Trail owns a 204-unit multifamily residential development located in Hampton, Virginia.

Oxford Properties, LLC, a related party, was responsible for the construction and development of Oxford Trail. Williams Residential Management, LLC, a related party, is responsible for the property management of the project.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation — The accompanying statements of revenues and certain operating expenses include the rental and property operations of the Acquired Property for the year ended December 31, 2010, and the three months ended March 31, 2011.

The accompanying statements of revenues and certain operating expenses was prepared for the purpose of complying with the rules and regulations of the United States Securities and Exchange Commission for the acquisition of real estate properties. The statements of revenues and certain operating expenses are not intended to be a complete presentation of the actual operations of the properties for the applicable periods, as certain expenses which may not be comparable to the expenses to be incurred in the proposed future operations of the properties have been excluded. Expenses excluded consist of interest expense on certain loans that will not be assumed by the Company, depreciation, amortization, professional fees, and other expenses not directly related to the proposed future operations of the Acquired Property. The Company is not aware of any material factors relating to the property other than those discussed that would cause the reported financial information not to be indicative of future operating results.

The occupancy for the year ended December 31, 2010 and the three months ended March 31, 2011, for Oxford Trail was 96% and 97% (unaudited), respectively.

Use of Estimates — The preparation of the statements of revenues and certain operating expenses in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of revenue and certain operating expenses. Actual results could differ from those estimates.

Revenue Recognition — Residential properties are leased under operating leases with terms of generally one year or less. Rental revenues from residential leases, which include periods of free rent and/or scheduled increases in rental rates over the term of the lease, are recognized on a straight-line basis.

Under the terms of residential leases, residents are obliged to reimburse the projects for certain utility usage, principally water and electricity, where the projects are the primary obligor to the local public utility entity. These utility reimbursements from residents are included in revenues in the accompanying statements of revenues and certain operating expenses. The utility reimbursements for the year ended December 31, 2010, and the three months ended March 31, 2011, for Oxford Trail were $45,260 and $10,384, respectively.

Operating Expenses — Operating expenses represent the direct expenses of operating the property and consist primarily of payroll, utilities, repairs and maintenance, insurance, property taxes, and other operating expenses that are expected to continue in the proposed future operations of the property.

ACQUIRED PROPERTY

NOTES TO STATEMENTS OF REVENUES AND CERTAIN OPERATING EXPENSES
FOR THE YEAR ENDED DECEMBER 31, 2010, AND THE THREE MONTHS ENDED
MARCH 31, 2011

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  – (continued)

Commitments and Contingencies — Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources, are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. There is no material litigation nor to management’s knowledge is any material litigation currently threatened against the property other than routine litigation, claims and administrative proceedings arising in the ordinary course of business.

3. RELATED PARTY TRANSACTIONS

Under the provisions of the Operating Agreement, an affiliate of the Company, Williams Residential Management, LLC, is responsible for the management of the Acquired Property.

The management fee is based on 3% of monthly gross rental income, but never less than $16 per unit. Williams Residential Management, LLC also received payroll reimbursements related to management services. The payroll reimbursements are included in the property operations and maintenance expense in the accompanying statements. In connection with this activity, affiliates earned fees and received expense reimbursements as follows:

	Three Months Ended March 31, 2011	Year Ended December 31, 2010
	(Unaudited)
Management fees	$19,297	$76,016
Payroll reimbursements	64,747	266,827

4. SUBSEQUENT EVENTS

Management has evaluated all events and transactions that occurred after December 31, 2010 through June 23, 2011, the date which the statements were available to be issued, and noted no items requiring adjustment of the statements or additional disclosure.

******

APPENDIX A
PRIOR PERFORMANCE TABLES

(Unaudited)

This introduction provides information relating to the real estate investment programs sponsored by the sponsor and his affiliates. The only prior program that is similar to ours is the Williams Multifamily Acquisition Fund which targets the acquisition of multifamily rental properties like our program and it has investment objectives similar to ours. The other two programs described are not similar to our program because they are focused on investing in a mix of real estate projects, including development projects, across multiple property sub-types (including rental apartments, for-sale condominiums, retail, senior housing, industrial, hotels, residential lots and office) with the primary objective being value creation through capital appreciation and with a secondary focus on current income from operations. These tables provide information for use in evaluating the programs, the results of operations of the programs, and the compensation paid by the programs. These tables are furnished solely to provide prospective investors with information concerning the past performance of entities formed by the sponsor that raised capital from third parties. The information contained herein is included solely to provide prospective investors with background to be used to evaluate the real estate experience of our sponsor and his affiliates.

Information in the tables is current as of December 31, 2010. Investors are strongly encouraged to carefully review these tables in conjunction with the summary information contained in elsewhere in this prospectus in the section captioned “Prior Performance of Affiliates of our Sponsor.”

THE INFORMATION IN THIS SECTION AND THE TABLES REFERENCED HEREIN SHOULD NOT BE CONSIDERED AS INDICATIVE OF HOW WE WILL PERFORM. THIS DISCUSSION REFERS TO THE PERFORMANCE OF PRIOR PROGRAMS AND PROPERTIES SPONSORED BY OUR SPONSOR OR HIS AFFILIATES OVER THE PERIODS LISTED THEREIN. IN ADDITION, THE TABLES INCLUDED WITH THIS PROSPECTUS (WHICH REFLECT RESULTS OVER THE PERIODS SPECIFIED IN EACH TABLE) DO NOT MEAN THAT WE WILL MAKE INVESTMENTS COMPARABLE TO THOSE REFLECTED IN SUCH TABLES. IF YOU PURCHASE SECURITIES OF PREFERRED APARTMENT COMMUNITIES, INC., YOU WILL NOT HAVE ANY OWNERSHIP INTEREST IN ANY OF THE REAL ESTATE PROGRAMS DESCRIBED IN THE TABLES (UNLESS YOU ARE ALSO AN INVESTOR IN THOSE REAL ESTATE PROGRAMS).

YOU SHOULD NOT CONSTRUE INCLUSION OF THE FOLLOWING INFORMATION AS IMPLYING IN ANY MANNER THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE INFORMATION BELOW BECAUSE THE YIELD AND CASH AVAILABLE AND OTHER FACTORS COULD BE SUBSTANTIALLY DIFFERENT IN OUR PROPERTIES.

The following tables are included herein:

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

Not applicable.

TABLE II

COMPENSATION TO SPONSOR

(Unaudited)

Table II summarizes the amount and type of compensation paid to our sponsor and his affiliates for the period beginning on January 1, 2008 and ending on December 31, 2010 in connection with (1) each program that had offerings close during this period, and (2) all other programs that have made payments to the sponsor or his affiliates during this period. The only program that has an investment objective that is similar to ours is the Williams Multifamily Acquisition Fund. Williams Opportunity Fund, LLC and Williams Realty Fund I, LLC are programs focused on investing in a mix of real estate projects across multiple property sub-types and markets with the primary objective being value creation through capital appreciation and with a secondary focus on current income from operations.

	Williams Multifamily Acquisition Fund	Williams Opportunity Fund, LLC	Williams Realty Fund I, LLC
Date offering commenced	Mar-07	Dec-06	Jan-05
Dollar amount raised	$300,000,000	$103,125,000	$100,000,000
Amount paid to sponsor from proceeds of offering:
Underwriting fees	$—	$—	$—
Acquisition fees
– real estate commissions	$—	$—	$—
– advisory fees	$—	$—	$—
Asset management fees	$—	$—	$—
Dollar amount of cash generated (used) in 2008, 2009 and 2010 from operations before deducting payments to sponsor(1)	$27,021,587	$(7,607,332)	$(24,044,031)
Amount paid to sponsor from operations in 2008:
Property management fees	$978,433	$176,246	$793,082
Asset management fees	$4,444,359	$2,019,591	$933,933
Reimbursements	$3,829,809	$705,567	$3,740,132
Leasing commissions	$—	$—	$246,872
Landscaping fees	$16,174	$803,374	$523,026
Sub-Total – Operation Fees	$9,268,775	$3,704,778	$6,237,045
Development fees	N/A	$5,517,837	$4,374,927
General contractor fees	N/A	$2,784,992	$178,792
Total – All Fees 2008	$9,268,775	$12,007,607	$10,790,764
Amount paid to sponsor from operations in 2009:
Property management fees	$1,053,985	$395,192	$912,808
Asset management fees	$3,611,768	$1,543,545	$933,933
Reimbursements	$3,779,789	$1,952,323	$4,147,521
Leasing commissions	$—	$—	$252,756
Landscaping fees	$—	$595,419	$366,031
Sub-Total – Operation Fees	$8,445,542	$4,486,479	$6,613,049
Development fees	N/A	$4,901,522	$335,144
General contractor fees	N/A	$1,161,592	$2,198,224
Total – All Fees 2009	$8,445,542	$10,549,593	$9,146,417

	Williams Multifamily Acquisition Fund	Williams Opportunity Fund, LLC	Williams Realty Fund I, LLC
Amount paid to sponsor from operations in 2010:
Property management fees	$1,072,650	$418,571	$999,653
Asset management fees	$1,861,725	$1,475,548	$602,233
Reimbursements	$3,896,562	$2,405,199	$3,626,491
Leasing commissions	$—	$—	$212,353
Landscaping fees	$108,776	$471,747	$247,329
Sub-Total – Operation Fees	$6,939,713	$4,771,065	$5,688,059
Development fees	$—	$1,562,920	$—
General contractor fees	$—	$23,457	$—
Total – All Fees 2010	$6,939,713	$6,357,442	$5,688,059
Dollar amount of property sales and refinancing before deducting payments to sponsor
Cash	$—	$8,532,077	$28,836,970
Notes	$—	$—	$—
Amount paid to sponsor from property sales and refinancing:
Real estate commissions	$—	$—	$—
Incentive fees	$—	$998,571	$6,163,236
Other	$—	$—	$—

Notes:

(1)	Represents the cash flow from operations on Table III for years 2008, 2009 and 2010, plus all fees paid to sponsor from operations for 2008, 2009 and 2010 (excludes capitalized costs such as development fees and general contractor fees).

TABLE III

OPERATING RESULTS OF PRIOR PROGRAM PROPERTIES

(Unaudited)

The following tables summarize the operating results of programs sponsored by our sponsor and his affiliates that have had offerings close during the five years ended December 31, 2010. All figures are as of December 31 of the year indicated. All figures are presented on the basis of U.S. generally accepted accounting principles, or GAAP, except as otherwise noted.

	Williams Opportunity Fund, LLC Year Ended December 31
	2007(1)	2008	2009	2010
Gross revenues	$17,426	$105,591	$3,557,159	$6,790,941
Profit on sale of properties	$—	$—	$4,997,636	$—
Interest income	$29,084	$365,788	$220,838	$966,658
Gain on discounted loan purchase	$—	$—	$—	$5,597,223
Net gain on acquisition of property	$—	$—	$111,062	$—
Less:
Operating expenses	$(1,508,572)	$(3,284,324)	$(5,582,907)	$(7,077,624)
Interest expense	$(25,751)	$(521,340)	$(3,584,863)	$(9,526,508)
Depreciation and amortization	$(21,554)	$(329,967)	$(2,831,484)	$(3,049,118)
Impairment of real estate assets	$—	$—	$(27,552,496)	$(9,725,415)
Income(loss) before equity in losses of unconsolidated entities and non-controlling interests	$(1,509,367)	$(3,664,252)	$(30,665,055)	$(16,023,843)
Equity in earnings (losses) of unconsolidated entities	$(61,403)	$(1,583,439)	$(969,765)	$(5,207,571)
Net income (loss) before amounts attributable to non-controlling interests	$(1,570,770)	$(5,247,691)	$(31,634,820)	$(21,231,414)
Net income (loss) attributable to non-controlling interests	$(5,586)	$(214,530)	$2,273,958	$(716,044)
Net income (loss) attributable to parent – GAAP basis	$(1,565,184)	$(5,033,161)	$(33,908,778)	$(20,515,370)
Taxable income (loss):
from operations	$(381,049)	$(1,516,178)	$(6,573,096)	$(1,248,695)
from gain (loss) on sale	—	—	$3,413,052	$(5,422)
Cash generated (deficiency) from operations	$(1,245,782)	$(3,363,448)	$(13,920,813)	$(3,285,393)
Cash generated (deficiency) from sales	—	—	$7,663,643	—
Cash generated from refinancing	—	—	—	—
Cash generated from operations, sales and refinancing	$(1,245,782)	$(3,363,448)	$(6,257,170)	$(3,285,393)
Less cash distributions to investors:
from operating cash flow	—	—	—	—
from sales and refinancing	—	—	$(7,500,000)	—
from other	—	—	—	—
Cash generated (deficiency) after cash distributions	$(1,245,782)	$(3,363,448)	$(13,757,170)	$(3,285,393)
Less: Special items	—	—	—	—
Cash generated (deficiency) after cash distributions and special items	$(1,245,782)	$(3,363,448)	$(13,757,170)	$(3,285,393)

	Williams Opportunity Fund, LLC Year Ended December 31
	2007(1)	2008	2009	2010
Tax and Distribution Data per $1,000 invested:(2)
Federal Income Tax Results:
Ordinary income (loss) – from operations	$(55)	$(48)	$(119)	$(15.22)
Capital gain (loss)	—	—	$62	$(0.07)
Cash Distributions to Investors Source (on GAAP basis):
Investment income	—	—	—	—
Return of capital	—	—	$137	—
Source:
Sales	—	—	$7,500,000	—
Refinancing	—	—	—	—
Operations	—	—	—	—
Other	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	91.7%	91.7%

(1)	2007 is for the period February 22, 2007 (Inception) through December 31, 2007.
(2)	Divided tax and distribution data by the ((weighted average capital contributed, less distributions)/$1,000).

	Williams Multifamily Acquisition Fund Year Ended December 31,
	2007(1)	2008	2009	2010
Investment income	$15,645,003	$31,012,500	$32,366,305	$33,271,775
Profit on sale of properties	—	—	—	—
Interest income	$92,770	$110,027	$2,366	$167
Less:
Operating expenses	$(11,607,513)	$(21,189,588)	$(20,753,298)	$(18,661,960)
Interest expense	$(6,557,028)	$(11,975,428)	$(12,686,302)	$(12,657,470)
Depreciation and amortization(2)	N/A	$(785,315)	$(572,071)	$(572,072)
Gain from insurance settlement	$571,627	$165,524	N/A	$8,385
Unrealized gain (loss) on loans	$(2,335,300)	$2,335,300	N/A	N/A
Unrealized gain (loss) on real estate(2)	$10,991,466	$(42,025,243)	$(68,623,546)	$27,405,201
Net increase (decrease) in net assets resulting from operations (GAAP Basis)	$6,801,025	$(42,352,223)	$(70,266,546)	$28,794,026
Taxable income:
from operations	$(2,697,724)	$(4,821,847)	$(3,926,010)	$(2,169,973)
from gain on sale	—	—	—	—
Cash generated (deficiency) from operations	$(6,255,883)	$656,946	$(590,207)	$2,300,818
Cash generated (deficiency) from sales	—	—	—	—
Cash generated from refinancing	—	—	—	—
Cash generated from operations, sales and refinancing	$(6,255,883)	$656,946	$(590,207)	$2,300,818
Less cash distributions to investors:
from operating cash flow	—	—	—	—
from sales and refinancing	—	—	—	—
from other	—	—	—	—
Cash generated (deficiency) after cash distributions	$(6,255,883)	$656,946	$(590,207)	$2,300,818
Less: Special items	—	—	—	—
Cash generated (deficiency) after cash distributions and special items	$(6,255,883)	$656,946	$(590,207)	$2,300,818
Tax and Distribution Data per $1,000 invested:(3)
Federal Income Tax Results:
Ordinary income (loss) – from operations	$(34)	$(47)	$(32)	$(17.60)
Capital gain (loss)	—	—	—	—
Cash distributions to investors source (on GAAP basis):
Investment income	—	—	—	—
Return of capital	—	—	—	—
Source:
Sales	—	—	—	—
Refinancing	—	—	—	—
Operations	—	—	—	—
Other	—	—	—	—
Amount (in percentage terms) remaining invested in program properties at the end of the last year reported in the Table (original total acquisition cost of properties retained divided by original total acquisition cost of all properties in program)	N/A	N/A	100%	100%

(1)	2007 is for the period April 1, 2007 (Inception) through December 31, 2007.

(2)	The Williams Multifamily Acquisition Fund is a fair market value portfolio. The real estate assets are marked to market each year-end (based on independent third-party appraisals). No depreciation is taken on the real estate assets.
(3)	Divided tax and distribution data by the ((weighted average capital contributed, less distributions)/$1,000).

TABLE IV

RESULTS OF COMPLETED PROGRAMS OF THE SPONSOR AND HIS AFFILIATES

Not applicable.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

Not applicable.

PREFERRED APARTMENT
COMMUNITIES, INC.

SUBSCRIPTION AGREEMENT

PREFERRED APARTMENT COMMUNITIES, INC.

INSTRUCTION PAGE

We, Preferred Apartment Communities, Inc., are selling a minimum of 2,000 Units and a maximum of 150,000 Units in connection with this offering (the “Offering”).

If subscriptions for at least the minimum Offering have not been received and accepted by December 31, 2012, we will promptly notify our escrow agent, UMB Bank N.A., this Offering will be terminated and your funds and subscription agreement will be returned to you within ten days after the date of such termination.

Interest will accrue on funds in the escrow account as applicable to the short-term investments in which such funds are invested. During any period in which subscription proceeds are held in escrow, interest earned thereon will be allocated among subscribers on the basis of the respective amounts of their subscriptions and the number of days that such amounts were on deposit. Such interest will be paid to subscribers upon the termination of the escrow period, subject to withholding for taxes pursuant to applicable Treasury Regulations. We will bear all expenses of the escrow and, as such, any interest to be paid to any subscriber will not be reduced for such expense.

Your broker-dealer or registered investment advisor should MAIL properly completed and executed ORIGINAL documents, along with your check payable to “UMB Bank N.A., Escrow Agent for Preferred Apartment Communities, Inc.” to International Assets Advisory, LLC at the following address:

International Assets Advisory, LLC
300 S. Orange Ave., Suite 1100
Orlando, FL 32801
Phone: (800) 432-0000
Fax: (407) 254-1500

*For IRA Accounts, mail investor signed documents to the IRA Custodian for signatures.

International Assets Advisory, LLC will then forward your check to our escrow agent, UMB Bank N.A.

If you have any questions, please call your registered representative or International Assets Advisory, LLC at (800) 432-0000.

Instructions to Subscribers

Section 1: Indicate investment amount (Make all checks payable to “UMB Bank N.A., Escrow Agent for Preferred Apartment Communities, Inc.”)

Section 2: Choose type of ownership

Non-Custodial Ownership

—	Accounts with more than one owner must have ALL PARTIES SIGN where indicated on page 3.
—	Be sure to attach copies of all plan documents for Pension Plans, Trusts or Corporate Partnerships required in section 2.

Custodial Ownership

For New IRA/Qualified Plan Accounts, please complete the form/application provided by your custodian of choice in addition to this subscription document and forward to the custodian for processing.

For existing IRA Accounts and other Custodial Accounts, information must be completed BY THE CUSTODIAN. Have all documents signed by the appropriate officers as indicated in the Corporate Resolution (which are also to be included).

Section 3: All names, addresses, dates of birth, Social Security or Tax I.D. numbers of all investors or Trustees

Section 4: Choose Dividend Allocation option

Section 6: To be signed and completed by your Financial Advisor (be sure to include CRD number for Financial Advisor and Broker Dealer Firm and the Branch Manager’s signature)

Section 7: Have ALL investors initial and sign where indicated

Section 8: All investors must complete and sign the substitute W9

PREFERRED APARTMENT COMMUNITIES, INC.
SUBSCRIPTION AGREEMENT

1.	INVESTMENT

☐ I/WE AM/ARE DIRECTORS, OFFICERS, EMPLOYEES OR OTHER INDIVIDUALS ASSOCIATED WITH THE COMPANY OR A FAMILY MEMBER OF ONE OF THE FOREGOING.

☐ CHECK HERE IF ADDITIONAL PURCHASE AND COMPLETE NUMBER 3 BELOW.

Payment Instructions: Make all checks payable to “UMB Bank N.A., Escrow Agent for Preferred Apartment Communities, Inc.”

Number of shares purchased: ______________________	Brokerage Account No.:
Purchase price per share: $________________	_______________________
Aggregate purchase price: $ _____________________	(If applicable)

NOTE: Cash, cashier’s checks/official bank checks in bearer form, foreign checks, money orders, third party checks, or traveler’s checks will not be accepted.

2.	FORM OF OWNERSHIP (Please choose one option within the “Non-Custodial Ownership column, or within the “Custodial Ownership” column)

Non-Custodial Ownership	Custodial Ownership
Individual ☐	Third Party Administered Custodial Plan (new IRA accounts will require an additional application)
Joint Tenant (Joint accounts will be registered as joint tenants with rights of survivorship unless otherwise indicated) ☐	☐ IRA ☐ ROTH/IRA ☐ Simple Employee Pension (S.E.P.) ☐ IRA ☐ SIMPLE ☐ OTHER (specify) _______________________
Tenants in Common ☐	Name of Custodian: ____________________________________ Mailing Address: ______________________________________ City, State Zip: ________________________________________
TOD — Optional designation of beneficiaries for individual joint owners with rights of survivorship or tenants by the entireties. (Please complete Transfer on Death Registration Form which you can obtain from International Assets Advisory, LLC) ☐
Corporation or Partnership (Authorized signature required. Include Corporate Resolution or Partnership Agreement, as applicable) ☐	Custodian Information (To be completed by Custodian above)
Uniform Gift/Transfer to Minors (UGMA/UTMA) ☐	Custodian Tax ID #: ____________________________________
Under the UGMA/UTMA of the State of _____________	Custodian Account #: ___________________________________
Pension or Other Retirement Plan (Include Plan Documents) ☐	Custodian Phone #: ____________________________________
Trust (Include title and signature pages of Trust Documents) ☐
Other ☐ ______________________________ (Include title and signature pages)
3.	INVESTOR INFORMATION (Please print name(s) in which shares are to be registered.)
A.	Individual/Trust/Beneficial Owner

First Name: __________________________________________	Middle Name: _____________________________________________
Last Name: __________________________________________	Tax ID or SS#: ____________________________________________
Street Address: _______________________________________	City: ____________________	State: ________	Zip: ___________
Date of Birth: (mm/dd/yyyy): ____/____/________
If Non-U.S. Citizen, specify Country of Citizenship: __________________________________
Daytime Phone #:________________________________________________
U.S. Driver’s License Number (if available):_________________________________________		State of Issue: _________________
Email Address: __________________________________________________

B.	Joint Owner/Co-Trustee/Minor

First Name: __________________________________________	Middle Name: _____________________________________________
Last Name: __________________________________________	Tax ID or SS#: ____________________________________________
Street Address: _______________________________________	City: ____________________	State: ________	Zip: ___________
Date of Birth: (mm/dd/yyyy): ____/____/________
If Non-U.S. Citizen, specify Country of Citizenship: __________________________________
Daytime Phone #:________________________________________________
U.S. Driver’s License Number (if available):_________________________________________		State of Issue: _________________
Email Address: __________________________________________________
C.	Residential Street Address (This section must be completed for verification purposes if mailing address in section 3A is a P.O. Box)

Street Address: __________________________________________________________________________________________________
City: _____________________________________________________	State: __________________	Zip: ___________________
D.	Trust/Corporation/Partnership/Other (Trustee’s information must be provided in sections 3A and 3B)

Date of Trust: ___/__/_______

Entity Name/Title of Trust: __________________________________________________________

Tax ID Number: ___________________________________________________________________

E.	Government ID (Foreign Citizens only) Identification documents must have a reference number and photo. Please attach a photocopy.

Place of Birth: ________________________________________		________________________	________________________
City		State/Providence	Country
Immigration Status:	Permanent resident ☐	Non-permanent resident ☐	Non-resident ☐
Check which type of document you are providing:
☐ U.S. Driver’s License	☐ INS Permanent resident alien card	☐ Passport with U.S. Visa	☐ Employment Authorization Document
☐ Passport without U.S. Visa
Bank Name (required): __________________________________		Account No. (required): ________________________________
☐ Foreign national identity documents
Bank address (required): _________________________________		Bank Phone No. (required):_____________________________
Number for the document checked above and country of issuance: ___________________________________________________________________
F.	Employer: ____________________________________________________________________________________ Retired: ☐

4.	DISTRIBUTIONS (Select only one)

Complete this section to elect how to receive your dividend distributions.

IRA accounts may not direct distributions without the custodian’s approval.

I hereby subscribe for shares of Preferred Apartment Communities, Inc. and elect the distribution option indicated below:

A.	____ Mail Check to the address of record
B.	____ Credit Dividend to my IRA or Other Custodian Account
C.	____ Cash/Direct Deposit (Please attach a pre-printed voided check (Non-Custodian Investors only). I authorize Preferred Apartment Communities, Inc. or its agent to deposit my distribution/dividend to my checking or savings account. This authority will remain in force until I notify Preferred Apartment Communities, Inc. in writing to cancel it. If Preferred Apartment Communities, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name/Entity Name/Financial Institution: _________________________________________________________________

Mailing Address: ____________________________________________City: _________________  State: ________  Zip:________

Account Number: ______________________________________  Your Bank’s ABA/Routing Nbr: _______________________

Your Bank’s Account Number: _______________________________

Checking Acct: _____________________________________________  Savings Acct: ___________________________________

PLEASE ATTACH COPY OF VOIDED CHECK TO THIS FORM IF FUNDS ARE TO BE SENT TO A BANK

*	The above services cannot be established without a pre-printed voided check. For electronic funds transfers, signatures of bank account owners are required exactly as they appear on the bank records. If the registration at the bank differs from that on this Subscription Agreement, all parties must sign below.

Owner Signature ________________________________________  Date ____________

Co-Owner Signature (if applicable) _________________________  Date ____________

5.	ELECTRONIC DELIVERY ELECTION

☐  Check the box if you consent to the electronic delivery of documents, including the prospectus, prospectus supplements, annual and quarterly reports, and other stockholder communication and reports. E-mail address in Section 3 is required. Please carefully read the following representations before consenting to receive documents electronically. By checking this box and consenting to receive documents electronically, you represent the following:

(a)	I acknowledge that access to both Internet e-mail and the World Wide Web is required in order to access documents electronically. I may receive by e-mail notification the availability of a document in electronic format. The notification e-mail will contain a web address (or hyperlink) where the document can be found. By entering this address into my web browser, I can view, download and print the document from my computer. I acknowledge that there may be costs associated with the electronic access, such as usage charges from my Internet provider and telephone provider, and that these costs are my responsibility.
(b)	I acknowledge that documents distributed electronically may be provided in Adobe’s Portable Document Format (PDF). The Adobe Reader® software is required to view documents in PDF format. The Reader software is available free of charge from Adobe’s web site at www.adobe.com. The Reader software must be correctly installed on my system before I will be able to view documents in PDF format. Electronic delivery also involves risks related to system or network outage that could impair my timely receipt of or access to stockholder communications.
(c)	I acknowledge that I may receive at no cost from Preferred Apartment Communities, Inc. a paper copy of any documents delivered electronically by calling International Assets Advisory, LLC at (800) 432-0000 from 9:00 am to 5:00 pm EST Monday-Friday.

(d)	I understand that if the e-mail notification is returned to Preferred Apartment Communities, Inc. as “undeliverable,” a letter will be mailed to me with instructions on how to update my e-mail address to begin receiving communication via electronic delivery. I further understand that if Preferred Apartment Communities, Inc. is unable to obtain a valid e-mail address for me, Preferred Apartment Communities, Inc. will resume sending a paper copy of its filings by U.S. mail to my address of record.
(e)	I understand that my consent may be updated or cancelled, including any updates in e-mail address to which documents are delivered, at any time by calling International Assets Advisory, LLC at (800) 432-0000 from 9:00 am to 5:00 pm EST Monday-Friday.
6.	BROKER-DEALER/FINANCIAL ADVISOR INFORMATION (All fields must be completed)

The financial advisor must sign below to complete order. The financial advisor hereby represents and warrants that he/she is duly licensed and may lawfully sell shares of Preferred Apartment Communities, Inc.

BROKER-DEALER: __________________________ Financial Advisor Name/RIA: ____________________________
Mailing Address: ____________________________________________________________________________________
City: ________________________________________ State: ___________________________ Zip: ____________________
Business No. (required) _________________________
E-mail Address: _______________________________ Fax No.: ________________________
Broker-Dealer CRD Number: ___________________ Financial Advisor CRD Number: ______________________________

☐ RIA Submission Check this box to indicate whether submission is made through the Registered Investment Advisor (RIA) in its capacity as the RIA and not in its capacity as a Registered Representative of a Broker-Dealer, if applicable, whose agreement with the subscriber includes a fixed or “wrap” fee feature for advisory and related brokerage services. If an owner or principal or any member of the RIA firm is a FINRA licensed Registered Representative affiliated with a Broker-Dealer, the transaction should be completed through that Broker-Dealer, not through the RIA.

I acknowledge that (1) by checking the above box or (2) if the sale of shares pursuant to this Subscription Agreement is to our directors, officers, employees and other individuals associated with us and members of their families, I WILL NOT RECEIVE A SALES COMMISSION. Further, I acknowledge that if the sale of shares pursuant to this Subscription Agreement is to a holder of interests in one or both of the Funds, I WILL RECEIVE A REDUCED SELLING COMMISSION.

The undersigned further represents and certifies that in connection with this subscription for shares, he/she has complied with and has followed all applicable policies and procedures under his firm’s existing Anti-Money Laundering Program and Customer Identification Program.

Financial Advisor and /or RIA Signature: ________________________________________________________  Date: ________________

Branch Manager Signature:____________________________________________________________________  Date: ________________

7. SUBSCRIBER ACKNOWLEDGEMENTS AND SIGNATURES

The undersigned hereby confirms her/his/its agreement to purchase the shares on the terms and conditions set forth herein and acknowledges and/or represents (or in the case of fiduciary accounts, the person authorized to sign on such subscriber’s behalf) the following: (you must initial each of the representations below)

__________	__________
Owner	Co-Owner	a) I/We have received the final prospectus of Preferred Apartment Communities, Inc.
__________	__________
Owner	Co-Owner	b) I/We accept the terms of the charter, as amended, of Preferred Apartment Communities, Inc.
__________	__________
Owner	Co-Owner	c) I/We am/are purchasing shares for my/our own account.
__________	__________
Owner	Co-Owner	d) I/We am/are in compliance with the USA PATRIOT Act and not on any governmental authority watch list.
__________	__________
Owner	Co-Owner	e) If an affiliate of Preferred Apartment Communities, Inc., I/we represent that the shares are being purchased for investment purposes only and not for immediate resale.
Owner Signature: _______________________________________________________________ Date: _______________
Co-Owner Signature: ____________________________________________________________ Date: _______________
Signature of Custodian(s) or Trustee(s) (if applicable). Current Custodian must sign if investment is for an IRA Account
Authorized Signature (Custodian or Trustee): ________________________________________ Date: _______________

WE INTEND TO ASSERT THE FOREGOING REPRESENTATIONS AS A DEFENSE IN ANY SUBSEQUENT LITIGATION WHERE SUCH ASSERTION WOULD BE RELEVANT. WE HAVE THE RIGHT TO ACCEPT OR REJECT THIS SUBSCRIPTION IN WHOLE OR IN PART, SO LONG AS SUCH PARTIAL ACCEPTANCE OR REJECTION DOES NOT RESULT IN AN INVESTMENT OF LESS THAN THE MINIMUM AMOUNT SPECIFIED IN THE PROSPECTUS. AS USED ABOVE, THE SINGULAR INCLUDES THE PLURAL IN ALL RESPECTS IF SHARES ARE BEING ACQUIRED BY MORE THAN ONE PERSON. THIS SUBSCRIPTION AGREEMENT AND ALL RIGHTS HEREUNDER SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS.

By executing this Subscription Agreement, the subscriber is not waiving any rights under federal or state law.

8.	GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

What Number to Give the Requester. — Social Security numbers (“SSN”) have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers (“EIN”) have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer. All “Section” references are to the Internal Revenue Code of 1986, as amended. “IRS” means the Internal Revenue Service. “TIN” means taxpayers identification number.

For this type of account:	Give the SSN of:
1. An individual’s account	The individual
2. Two or more individuals (Joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)
3. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)
4.
(a) The usual revocable savings trust account (grantor also is trustee)	The grantor-trustee(1)
(b) So-called trust account that is not a legal or valid trust under State law	The actual owner(1)
5. Sole proprietorship or single-owner LLC	The owner(3)

For this type of account:	Give the EIN of:
6. Sole proprietorship or single-owner LLC	The owner(3)
7. A valid trust, estate, or pension trust	The legal entity(4)
8. Corporate or LLC electing corporate status on Form 8832	The corporation
9. Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
10. Partnership or multi-member LLC	The partnership or LLC
11. Account with the Department of Agriculture in the name of a public entity (such as a State or local government, school district or prison) that receives agricultural program payments	The public entity
12. A broker or registered nominee	The broker or nominee

(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a SSN, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s SSN.
(3)	You must show your individual name and you also may enter your business or “DBA” name on the second name line. You may use either your SSN or EIN (if you have one). If you are a sole proprietor, the IRS encourages you to use your SSN.
(4)	List first and circle the name of the legal trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.)

Note. If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

Obtaining a Number

If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.socialsecurity.gov/online/ss-5.pdf. You also may get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer ID Numbers under Related Topics. You can get Forms W-7 and SS-4 from the IRS by visiting www.irs.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

Payees Exempt from Backup Withholding

Backup withholding is not required on any payments made to the following payees:

•	An organization exempt from tax under Section 501(a), an individual retirement account (“IRA”), or a custodial account under Section 403(b)(7) if the account satisfies the requirements of Section 401(f)(2).
•	The United States or any of its agencies or instrumentalities.
•	A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities.
•	A foreign government or any of its political subdivisions, agencies or instrumentalities.
•	An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

•	A corporation.
•	A foreign central bank of issue.
•	A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States.
•	A futures commission merchant registered with the Commodity Futures Trading Commission.
•	A real estate investment trust.
•	An entity registered at all times during the tax year under the Investment Company Act of 1940.
•	A common trust fund operated by a bank under Section 584(a).
•	A financial institution.
•	A middleman known in the investment community as a nominee or custodian.
•	A trust exempt from tax under Section 664 or described in Section 4947.

Exempt payees should complete a Substitute Form W-9 to avoid possible erroneous backup withholding. Check the “Exempt TIN” box in Part 4 of the attached Substitute Form W-9, sign and date the form and return it to the payer. Foreign payees who are not subject to backup withholding should complete an appropriate Form W-8 and return it to the payer.

Privacy Act Notice

Section 6109 requires you to provide your correct TIN to persons who must file information returns with the IRS to report interest, dividends, and certain other income paid to you, mortgage interest paid to you, mortgage interest you paid, the acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA, or Archer MSA or HSA. The IRS uses the numbers for identification purposes and to help verify the accuracy of your tax return. The IRS also may provide this information to the Department of Justice for civil and criminal litigation, and to cities, states, the District of Columbia and U.S. possessions to carry out their tax laws. The IRS also may disclose this information to other countries under a tax treaty, to federal and state agencies to enforce federal nontax criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to a payer. Certain penalties also may apply.

Penalties

•	Failure to Furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.
•	Civil Penalty for False Information With Respect to Withholding. If you make a false statement with no reasonable basis which results in no backup withholding, you are subject to a $500 penalty.
•	Criminal Penalty for Falsifying Information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

•	Misuse of TINs. If the requester discloses or uses taxpayer identification numbers in violation of Federal law, the payer may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE IRS.

SUBSTITUTE W-9

To prevent backup withholding on any payment made to a stockholder with respect to subscription proceeds held in escrow, the stockholder is generally required to provide current TIN (or the TIN of any other payee) and certain other information by completing the form below, certifying that the TIN provided on Substitute Form W-9 is correct (or that such investor is awaiting a TIN), that the investor is a U.S. person, and that the investor is not subject to backup withholding because (i) the investor is exempt from backup withholding, (ii) the investor has not been notified by the IRS that the investor is subject to backup withholding as a result of failure to report all interest or dividends or (iii) the IRS has notified the investor that the investor is no longer subject to backup withholding. If the box in Part 3 is checked and a TIN is not provided by the time any payment is made in connection with the proceeds held in escrow, 28% of all such payments will be withheld until a TIN is provided and if a TIN is not provided within 60 days, such withheld amounts will be paid over to the IRS. See the guidelines below for instructions on how to fill out the Substitute W-9.

SUBSTITUTE	Part 1 — PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.	Social security number OR Employer Identification Number
Form W-9 Department of the Treasury Internal Revenue Service Payer’s Request for Taxpayer Identification Number (“TIN”)	Part 2 — Certification — Under penalties of perjury, I certify that:

(1) The number shown on this form is my correct Taxpayer Identification Number (or I am waiting for a number to be issued to me);
(2) I am not subject to backup withholding because (a) I am exempt from withholding or (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and
(3) I am a U.S. person (including a U.S. resident alien)
	CERTIFICATION INSTRUCTIONS — YOU MUST CROSS OUT ITEM (2) IN PART 2 ABOVE IF YOU HAVE BEEN NOTIFIED BY THE IRS THAT YOU ARE SUBJECT TO BACKUP WITHHOLDING BECAUSE OF UNDERREPORTING INTEREST OR DIVIDENDS ON YOUR TAX RETURNS. HOWEVER, IF AFTER BEING NOTIFIED BY THE IRS STATING THAT YOU WERE SUBJECT TO BACKUP WITHHOLDING YOU RECEIVED ANOTHER NOTIFICATION FROM THE IRS STATING YOU ARE NO LONGER SUBJECT TO BACKUP WITHHOLDING, DO NOT CROSS OUT ITEM (2). IF YOU ARE EXEMPT FROM BACKUP WITHHOLDING, CHECK THE BOX IN PART 4.	Part 3 — Awaiting TIN ☐ Part 4 — Exempt TIN ☐
SIGNATURE: DATE:
Name (Please Print):
Address (Please Print):

NOTE: FAILURE TO COMPLETE AND RETURN THIS SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 28% OF ANY PAYMENTS MADE TO YOU FROM THE ESCROW ACCOUNT. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE
FORM W-9 FOR ADDITIONAL INFORMATION.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me and that either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center for Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number to the Depositary by the time of payment, 28% of all reportable payments made to me will be withheld.

SIGNATURE: _____________________________________  Date: __________________

PREFERRED APARTMENT
COMMUNITIES, INC.

Minimum of 2,000 Units consisting of 2,000 Shares of Series A Redeemable Preferred Stock and
Warrants to Purchase up to 40,000 Shares of Common Stock

Maximum of 150,000 Units consisting of 150,000 Shares of Series A Redeemable Preferred Stock and
Warrants to Purchase up to 3,000,000 Shares of Common Stock

PROSPECTUS

International Assets Advisory, LLC
as Dealer Manager

November 18, 2011

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to make any representations other than those contained in this prospectus, and, if given or made, such information and representations must not be relied upon. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these securities. You should not assume that the delivery of this prospectus or that any sale made pursuant to this prospectus implies that the information contained in this prospectus will remain fully accurate and correct as of any time subsequent to the date of this prospectus.

Until February 16, 2012, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to any unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses (other than underwriting discounts and commissions) we will incur in connection with the issuance and distribution of the securities to be registered pursuant to this registration statement. All amounts other than the SEC registration fee and FINRA filing fee have been estimated.

SEC registration fee	$20,550
FINRA filing fee	$18,200
NYSE MKT listing fee	$60,000
Printing and mailing expenses	$200,000
Blue sky filing fees and expenses	$31,375
Legal fees and expenses	$656,500
Accounting fees and expenses	$154,500
Transfer agent and escrow fees	$28,000
Advertising and sales literature	$640,000
Due diligence expenses	$440,724
Miscellaneous	$151
Total	$2,250,000

Item 32. Sales to Special Parties.

None.

Item 33. Recent Sales of Unregistered Securities

On January 26, 2010, certain of our affiliates acquired 33,333 shares of Class B Common Stock in a private placement at a price per share equal to $3.00 per share of Class B Common Stock and 3,333 shares of Class A Common Stock in a private placement at a price per share equal to $3.00 per share of Class A Common Stock. The gross proceeds we received from selling our Class A Common Stock and our Class B Common Stock in the private placement were approximately $109,998. No sales commissions or other consideration was paid in connection with such sales, which were consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as transactions not involving any public offering. Pursuant to a change in the designation of our shares of Class A Common Stock to common stock and a change of each of our issued and outstanding shares of Class B Common Stock to one issued and outstanding share of common stock, all effected through an amendment to our charter filed on February 22, 2011, NELL Partners now holds 36,666 shares of common stock.

On April 5, 2011, we completed the irrevocable private placement offering to WOF of 500,000 shares of our common stock, without payment of underwriting discounts and commissions by us, at the public offering price of $10.00 per share, for proceeds to us of $5 million. Aggregate estimated offering expenses in connection with the private placement were approximately $0.3 million. This sale was consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as transactions not involving any public offering.

In connection with our initial public offering on April 5, 2011 we issued to International Assets Advisory, LLC, as our financial advisor, the IPO Warrant to purchase up to 150,000 shares of our common stock. If the financial advisor exercises the IPO Warrant, the purchase price for each share of common stock is expected to be $12.50 per share (125% of the assumed price per share of the common stock sold in the underwritten offering). Neither the IPO Warrant nor the underlying shares of common stock to be issued upon the exercise of the IPO Warrant will be registered. This sale was consummated without registration under the Securities Act in reliance upon the exemption from registration in Section 4(2) of the Securities Act as transactions not involving any public offering.

On April 5, 2011, we issued an aggregate of 26,000 restricted shares of common stock to our independent directors in lieu of paying cash as compensation for annual service on our Board pursuant to our 2011 Stock Incentive Plan. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act.

On May 5, 2011, we issued an aggregate of 1,872 shares of common stock to our independent directors in lieu of paying cash as compensation for attendance at Board committee meetings pursuant to our 2011 Stock Incentive Plan. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act.

On August 4, 2011, we issued an aggregate of 1,500 shares of common stock to our independent directors in lieu of paying cash as compensation for attendance at Board committee meetings pursuant to our 2011 Stock Incentive Plan. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act.

On November 10, 2011, we issued an aggregate of 1,926 shares of common stock to our independent directors in lieu of paying cash as compensation for attendance at Board committee meetings pursuant to our 2011 Stock Incentive Plan. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act.

On February 2, 2012, we issued an aggregate of 2,988 shares of common stock to our independent directors in lieu of paying cash as compensation for attendance at Board committee meetings pursuant to our 2011 Stock Incentive Plan. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act.

On January 17, 2013, we entered into securities purchase agreements dated as of January 16, 2013, or the Securities Purchase Agreements, with certain accredited investors, or the Investors, pursuant to which, among other things, we sold 40,000 shares of Series B Mandatorily Convertible Cumulative Perpetual Preferred Stock, liquidation value $1,000 per share, or the Series B Mandatorily Convertible Preferred Stock, in a private placement, or the Private Placement, to the Investors in exchange for aggregate cash consideration of $40,000,000. Each share of Series B Mandatorily Convertible Preferred Stock was sold to the Investors at an offering price of $1,000 per share. These shares were issued pursuant to the exemption provided under Section 4(2) of the Securities Act. Pursuant to a registration rights agreement, dated January 16, 2013, between us and each Investor, entered into in connection with the Private Placement, on April 15, 2013, we filed a resale registration statement on Form S-3 (File No. 333-187925) for the purpose of registering for resale 5,714,274 underlying shares of common stock into which the shares of Series B Mandatorily Convertible Preferred Stock are convertible (following stockholder approval of the conversion of the Series B Mandatorily Convertible Preferred Stock into shares of common stock). In connection with the Private Placement, on January 11, 2013, we entered into a placement agency agreement, or the Placement Agency Agreement, with Wunderlich Securities, Inc., a Tennessee corporation, Compass Point Research & Trading, LLC, a Delaware limited liability company, and National Securities Corporation, a Washington corporation, or the Agents. As compensation for such services, we agreed to pay the Agents a fee of 6.0% of the aggregate gross proceeds from the sale of such equity securities and to reimburse the Agents for all reasonable, documented out-of-pocket accountable expenses incurred by them in connection with the Private Placement, up to an aggregate amount equal to $57,500.

Item 34. Indemnification of Directors and Officers.

Maryland law permits us to include in our charter a provision limiting the liability of our directors and officers to our stockholders and us for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services, or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law, or MGCL, requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith, or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses. The MGCL permits a corporation to advance reasonable expenses to a director or officer upon receipt of a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter requires us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any individual who is a present or former director or officer and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or any individual who, while a director or officer and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. With the approval of our Board of Directors, we may provide such indemnification and advance for expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employee or agent of the Company or a predecessor of the Company, including our manager or any of its affiliates. This provision does not reduce the exposure of directors and officers to liability under federal or state securities laws, nor does it limit the stockholders’ ability to obtain injunctive relief or other equitable remedies for a violation of a director’s or an officer’s duties to us, although the equitable remedies may not be an effective remedy in some circumstances.

We also have agreed to indemnify and hold harmless Preferred Apartment Advisors, LLC (our manager) and its affiliates performing services for us from specific claims and liabilities arising out of the performance of their obligations under the management agreement. As a result, our stockholders and we may be entitled to a more limited right of action than they and we would otherwise have if these indemnification rights were not included in the management agreement.

The general effect to investors of any arrangement under which we agree to insure or indemnify any persons against liability is a potential reduction in distributions resulting from our payment of premiums associated with insurance or indemnification payments in excess of amounts covered by insurance. In addition, indemnification could reduce the legal remedies available to our stockholders and us against the officers and directors.

We have entered into an indemnification agreement with each of our officers and directors. Each indemnification agreement provides, among other things, that we will indemnify, to the maximum extent permitted by law, the covered officer or director against any and all judgments, penalties, fines and amounts paid in settlement, and all reasonable and out-of-pocket expenses (including attorneys’ fees), actually and reasonably incurred in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation, inquiry, administrative hearing or other proceeding that arises out of the officer’s or director’s status as a present or former officer, director, employee or agent of the Company. Each indemnification agreement also requires us, upon request of the covered officer or director, to advance the expenses related to such an action provided that the officer or director undertakes to repay any amounts to which he is subsequently determined not to be entitled.

The indemnification agreement is not exclusive of any other rights to indemnification or advancement of expenses to which the covered officer or director may be entitled, including any rights arising under our charter or by-laws or applicable law.

Item 35. Treatment of Proceeds from Stock Being Registered.

Not applicable.

Item 36. Financial Statements and Exhibits

(a)	Financial Statements:

The following documents are incorporated in this Registration Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on March 15, 2013:

Preferred Apartment Communities, Inc. Audited Financial Statements:

Consolidated Balance Sheets as of December 31, 2012 and 2011;

Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010;

Consolidated Statements of Equity and Accumulated Deficit for the years ended December 31, 2012, 2011 and 2010;

Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010;

Notes to Consolidated Financial Statements; and

Financial Statement Schedules:

Schedule III- Real Estate Investments and Accumulated Depreciation as of December 31, 2012;and

Schedule IV-Mortgage Loans on Real Estate as of December 31, 2012.

The following documents are incorporated in this Registration Statement by reference to the Company's Current Report on Form 8-K/A dated January 17, 2013 and filed with the Securities and Exchange Commission on April 3, 2013:

Lake Cameron, McNeil Ranch and Ashford Park Combined Financial Statements:

Combined Statements of Revenue and Certain Operating Expenses for the years ended December 31, 2012, 2011 and 2010; and

Notes to Combined Statements of Revenues and Certain Operating Expenses;.

Pro Forma Financial Information of Preferred Apartment Communities, Inc.

Unaudited Pro Forma Consolidated Financial Statements dated December 31, 2012;

Unaudited Pro Forma Consolidated Balance Sheet dated December 31, 2012;

Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2012; and

Notes to Unaudited Pro Forma Consolidated Financial Statements.

The following financial statements are included in this prospectus:

Oxford Rise and Oxford Summit Audited Combined Financial Statements:

Combined Statements of Revenue and Certain Operating Expenses for the years ended December 31, 2010, 2009 and 2008; and

Notes to Combined Statements of Revenue and Certain Operating Expenses for the years ended December 31, 2010, 2009 and 2008.

Oxford Rise and Oxford Summit Combined Financial Statement (unaudited):

Combined Statement of Revenue and Certain Operating Expenses for the three months ended March 31, 2011; and

Notes to Combined Statement of Revenue and Certain Operating Expenses for the three months ended March 31, 2011.

Oxford Trail Financial Statements:

Statements of Revenues and Certain Operating Expenses for the year ended December 31, 2010, and the three months ended March 31, 2011 (unaudited); and

Notes to Statements of Revenues and Certain Operating Expenses.

(b) Exhibits:

The list of exhibits filed with or incorporated by reference in this Registration Statement is set forth in the Exhibit Index following the signature page herein.

Item 37. Undertakings

(a) The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act to any purchaser: (i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement, and (ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x), for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(c) The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(i) The undersigned registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933 the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933 each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, State of Georgia, on the 25th day of April, 2013.

PREFERRED APARTMENT COMMUNITIES, INC.

By: /s/ John A. Williams John A. Williams Chief Executive Officer

 Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John A. Williams John A. Williams	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 25, 2013
/s/ Leonard A. Silverstein Leonard A. Silverstein	President, Chief Operating Officer and Director	April 25, 2013
/s/ Michael J. Cronin Michael J. Cronin	Executive Vice President, Chief Accounting Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	April 25, 2013
/s/ William F. Leseman William F. Leseman	Executive Vice President - Property Management	April 25, 2013

* Daniel M. DuPree	Vice Chairman of the Board	April 25, 2013

* Steve Bartkowski	Director	April 25, 2013

* Gary B. Coursey	Director	April 25, 2013

* Howard A. McLure	Director	April 25, 2013

* Timothy A. Peterson	Director	April 25, 2013

* /s/ John A. Williams

   John A. Williams

   Attorney-in-fact

EXHIBIT INDEX

The following exhibits are included, or incorporated by reference, in this registration statement on Form S-11 (and are numbered in accordance with Item 601 of Regulation S-K).

Exhibit No.	Description
1.1(17)	Dealer Manager Agreement
1.2(16)	Form of Soliciting Dealer Agreement
3.1(2)	Articles of Amendment and Restatement of Preferred Apartment Communities, Inc.
3.2(2)	Third Amended and Restated By-laws of Preferred Apartment Communities, Inc.
4.1(20)	Fourth Amended and Restated Agreement of Limited Partnership of Preferred Apartment Communities Operating Partnership, L.P.
4.2(16)	Articles Supplementary for the Series A Redeemable Preferred Stock
4.3(22)	Amended and Restated Warrant Agreement between Preferred Apartment Communities, Inc. and Computershare Trust Company, N.A., as Warrant Agent
4.4(16)	Form of Subscription Agreement, included as Appendix B to the prospectus
4.5(15)	Warrant to Purchase Common Stock issued to International Assets Advisory, LLC, dated March 31, 2011
4.6(16)	Form of Global Warrant Certificate
4.7(21)	Articles Supplementary for the Series B Preferred Stock
5.1(16)	Opinion of Venable LLP
8.1(16)	Opinion of Proskauer Rose LLP as to tax matters
10.1(3)	Third Amended and Restated Management Agreement, dated May 13, 2011, among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P. and Preferred Apartment Advisors, LLC
10.2(2)	The Company’s 2011 Stock Incentive Plan
10.3(4)	Trademark License and Assignment Agreement dated September 17, 2010, between Preferred Apartment Communities, Inc. and Preferred Apartment Advisors, LLC
10.4(4)	Contract of Purchase and Sale, dated September 29, 2010, between Preferred Apartment Communities, Inc. and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC

10.5(5)	Contract of Purchase and Sale, dated September 29, 2010, between Preferred Apartment Communities, Inc. and Oxford Summit Development LLC and Williams Realty Fund I, LLC
10.6(6)	Assignment and Assumption of Purchase and Sale Agreement, dated October 19, 2010, between Preferred Apartment Communities, Inc. and Preferred Apartment Communities Operating Partnership, L.P. (Oxford Rise)
10.7(6)	Assignment and Assumption of Purchase and Sale Agreement, dated October 19, 2010, between Preferred Apartment Communities, Inc. and Preferred Apartment Communities Operating Partnership, L.P. (Oxford Summit)
10.8(2)	Form of Restricted Stock Agreement pursuant to the Preferred Apartment Communities, Inc. 2011 Stock Incentive Plan
10.9(7)	First Amendment to Contract of Purchase and Sale, dated December 14, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)
10.10(7)	First Amendment to Contract of Purchase and Sale Agreement, dated December 14, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development LLC and Williams Opportunity Fund, LLC (Oxford Summit)
10.11(8)	Second Amendment to Contract of Purchase and Sale Agreement, dated December 28, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)
10.12(8)	Second Amendment to Contract of Purchase and Sale Agreement, dated December 28, 2010, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development, LLC, and Williams Realty Fund I, LLC (Oxford Summit)
10.13(2)	Third Amendment to Contract of Purchase and Sale Agreement, dated February 15, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)
10.14(2)	Third Amendment to Contract of Purchase and Sale Agreement, dated February 15, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development, LLC and Williams Realty Fund I, LLC (Oxford Summit)
10.15(9)	Fourth Amendment to Contract of Purchase and Sale Agreement, dated March 25, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)

10.16(9)	Fifth Amendment to Contract of Purchase and Sale Agreement, dated March 25, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Rise Partners LLC and Williams Opportunity Fund, LLC (Oxford Rise)
10.17(9)	Fourth Amendment to Contract of Purchase and Sale Agreement, dated March 25, 2011, between Preferred Apartment Communities Operating Partnership, L.P., as assignee of Preferred Apartment Communities, Inc., and Oxford Summit Development, LLC and Williams Realty Fund I, LLC (Oxford Summit)
10.18(10)	Form of Indemnification Agreement
10.19(3)	Purchase and Sale Agreement, dated as of December 16, 2010, between Oxford Trail JV LLC and Trail Creek Apartments, LLC
10.20(3)	Reinstatement and First Amendment to Purchase and Sale Agreement, dated as January 6, 2011, between Oxford Trail JV LLC and Trail Creek Apartments, LLC
10.21(3)	Reinstatement and Second Amendment to Purchase and Sale Agreement, dated as April 6, 2011, between Oxford Trail JV LLC and Trail Creek Apartments, LLC
10.22(11)	Multifamily Mortgage, Assignment of Rents and Security Agreement, dated as of April 15, 2011, between Stone Rise Apartments, LLC and Jones Lang LaSalle, L.L.C.
10.23(11)	Multifamily Note dated as of April 15, 2011, by Stone Rise Apartments, LLC in favor of Jones Lang LaSalle, L.L.C.
10.24(12)	Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement dated as of April 21, 2011, between PAC Summit Crossing, LLC and Prudential Multifamily Mortgage, Inc.
10.25(12)	Multifamily Note dated as of April 21, 2011, by PAC Summit Crossing, LLC in favor of Prudential Multifamily Mortgage, Inc.
10.26(13)	Multifamily Deed of Trust, Assignment of Rents and Security Agreement dated as of April 29, 2011, between Trail Creek Apartments, LLC and Jones Lang LaSalle, L.L.C.
10.27(13)	Multifamily Note dated as of April 29, 2011, by Trail Creek Apartments, LLC in favor of Jones Lang LaSalle, L.L.C.
10.28(14)	Note in the amount of $6,000,000 dated as of June 30, 2011 by Oxford Hampton Partners LLC to Trail Creek Mezzanine Lending, LLC
10.29(14)	Mezzanine Loan Agreement dated as of June 30, 2011 among Oxford Hampton Partners LLC and Trail Creek Mezzanine Lending, LLC
10.30(14)	Purchase Option Agreement dated as of June 30, 2011 by and between Oxford Hampton Partners LLC and Trail Creek Mezzanine Lending, LLC

10.31(17)	Subscription Escrow Agreement, between Preferred Apartment Communities, Inc. and UMB Bank, N.A.
10.32(16)	First Amendment to Preferred Apartment Communities, Inc. 2011 Stock Incentive Plan
10.33(18)	Form of Preferred Apartment Communities, Inc. 2011 Class B Unit Award Agreement
10.34(19)	Form of Preferred Apartment Communities, Inc. 2012 Class B Unit Award Agreement
10.35(22)	Intellectual Property Assignment and License Agreement between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc.
10.36(22)	Trademark License Agreement between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc.
10.37(22)	Trademark Assignment between Preferred Apartment Advisors, LLC and Preferred Apartment Communities, Inc.
10.38(23)	Note in the amount of $6,103,027 dated as of May 7. 2012 by Oxford Summit II LLC to Summit Crossing Mezzanine Lending, LLC
10.39(23)	Mezzanine Loan Agreement dated as of May 7, 2012 among Oxford Summit II LLC and Summit Crossing Mezzanine Lending, LLC
10.40(23)	Purchase Option Agreement dated as of May 7, 2012 by and between Oxford Summit II LLC and Summit Crossing Mezzanine Lending, LLC
10.41(24)	Credit Agreement dated as of August 31, 2012 among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P., the lenders party thereto and KeyBank National Association
10.42(24)	Pledge and Security Agreement dated as of August 31, 2012 among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P., Trail Creek Mezzanine Lending, LLC, Summit Crossing Mezzanine Lending, LLC, Iris Crosstown Mezzanine Lending, LLC, City Vista Mezzanine Lending, LLC, City Park Mezzanine Lending, LLC and KeyBank National Association
10.43(24)	Guaranty dated as of August 31, 2012 by each of Preferred Apartment Communities, Inc., Trail Creek Mezzanine Lending, LLC, Summit Crossing Mezzanine Lending, LLC, Iris Crosstown Mezzanine Lending, LLC, City Vista Mezzanine Lending, LLC, City Park Mezzanine Lending, LLC with KeyBank National Association
10.44(24)	Buy-Sell Agreement dated as of August 31, 2012 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (Trail)
10.45(24)	Buy-Sell Agreement dated as of August 31, 2012 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (Summit)

10.46(24)	Buy-Sell Agreement dated as of August 31, 2012 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (Rise)
10.47(24)	Note in the amount of $12,153,000 dated as of August 31, 2012 issued by Oxford City Vista Apartments LLC to City Vista Mezzanine Lending, LLC
10.48(24)	Mezzanine Loan Agreement dated as of August 31, 2012 among Oxford City Vista Apartments LLC and City Vista Mezzanine Lending, LLC
10.49(24)	Purchase Option Agreement dated as of August 31, 2012 between Oxford City Vista Apartments LLC and City Vista Mezzanine Lending, LLC
10.50(25)	Note in the amount of $10,000,000 dated as of September 6, 2012 issued by Oxford City Park Development LLC to City Park Mezzanine Lending, LLC
10.51(25)	Mezzanine Loan Agreement dated as of September 6, 2012 among Oxford City Park Development LLC and City Park Mezzanine Lending, LLC
10.52(25)	Purchase Option Agreement dated as of September 6, 2012 between Oxford City Park Development LLC and City Park Mezzanine Lending, LLC
10.53(21)	Form of Securities Purchase Agreement, dated January 16, 2013, between Preferred Apartment Communities, Inc. and each of the Investors
10.54(21)	Form of Registration Rights Agreement, dated January 16, 2013, between Preferred Apartment Communities, Inc. and each of the Investors
10.55(21)	Option Exercise Notice relating to Ashford Park and McNeil Ranch, dated January 18, 2013
10.56(21)	Option Exercise Notice relating to Lake Cameron, dated January 18, 2013
10.57(21)	Form of Stock Transfer Agreement, dated January 18, 2013, among Preferred Apartment Communities Operating Partnership, L.P., Williams Multifamily Acquisition Fund, LP and Williams Multifamily Acquisition Fund GP, LLC
10.58(21)	Excerpts from the Liquidation Agreement, dated January 18, 2013
10.59(20)	Excerpts from the Liquidation Agreement, dated January 18, 2013
10.60(20)	Multifamily Deed to Secure Debt, Assignment of Rents and Security Agreement, dated as of January 24, 2013, between Ashford Park LLC and Prudential Affordable Mortgage Company, LLC
10.61(20)	Multifamily Note, dated as of January 24, 2013, by Ashford Park, LLC in favor of Prudential Affordable Mortgage Company, LLC
10.62(20)	Multifamily Loan and Security Agreement, dated as of January 24, 2013, between Lake Cameron, LLC and Jones Lang LaSalle Operations, L.L.C.

10.63(20)	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of January 24, 2013, between Lake Cameron, LLC and Jones Lang LaSalle Operations, L.L.C.
10.64(20)	Multifamily Note, dated as of January 24, 2013, by Ashford Park, LLC in favor of Prudential Affordable Mortgage Company, LLC
10.65(20)	Multifamily Loan and Security Agreement, dated as of January 24, 2013, between WAM McNeil Ranch, LLC and Jones Lang LaSalle Operations, L.L.C.
10.66(20)	Multifamily Deed of Trust, Assignment of Rents, Security Agreement and Fixture Filing, dated as of January 24, 2013, between WAM McNeil Ranch, LLC and Jones Lang LaSalle Operations, L.L.C.
10.67(20)	Multifamily Note, dated as of January 24, 2013, by WAM McNeil Ranch, LLC in favor of Prudential Affordable Mortgage Company, LLC
10.68(26)	Note in the amount of $12,713,241.55 dated as of March 28, 2013 issued by Lely Apartments, LLC to Aster Lely Mezzanine Lending, LLC
10.69(26)	Mezzanine Loan Agreement dated as of March 28, 2013 between Lely Apartments, LLC and Aster Lely Mezzanine Lending, LLC
10.70(26)	Purchase Option Agreement dated as of March 28, 2013 between Lely Apartments, LLC and Aster Lely Mezzanine Lending, LLC
10.71(27)	Modification Agreement dated as of April 4, 2013 among Preferred Apartment Communities, Inc., Preferred Apartment Communities Operating Partnership, L.P., the lenders party thereto and KeyBank National Association
10.72(27)	Buy-Sell Agreement dated as of April 4, 2013 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (Ashford)
10.73(27)	Buy-Sell Agreement dated as of April 4, 2013 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (McNeil)
10.74(27)	Buy-Sell Agreement dated as of April 4, 2013 between Preferred Apartment Communities Operating Partnership, L.P. and KeyBank National Association (Lake Cameron)
12.1(29)	Statement of Computation of Ratios
21(28)	Subsidiaries of Preferred Apartment Communities, Inc.
23.1(29)	Consent of PricewaterhouseCoopers LLP
23.2(1)	Consent of Deloitte & Touche LLP
23.3(16)	Consent of Venable LLP (included in Exhibit 5.1)

23.4(16)	Consent of Proskauer Rose LLP (included in Exhibit 8.1)
24.1(15)	Power of Attorney of Steve Bartkowski
24.2(15)	Power of Attorney of Gary B. Coursey
24.3(15)	Power of Attorney of Daniel M. DuPree
24.4(15)	Power of Attorney of Howard A. McLure
24.5(15)	Power of Attorney of Timothy A. Peterson
101(28)	XBRL (eXtensible Business Reporting Language). The following materials for the period ended December 31, 2012, formatted in XBRL: (i) Consolidated balance sheets at December 31, 2012 and December 31, 2011, (ii) consolidated statements of operations for the years ended December 31, 2012, December 31, 2011 and December 31, 2010, (iii) consolidated statements of equity and accumulated deficit, (iv) consolidated statements of cash flows and (v) notes to consolidated financial statements. As provided in Rule 406T of Regulation S-T, this information is furnished and not filed for purposes of Sections 11 and 12 of the Securities Act of 1933 and Section 18 of the Securities Exchange Act of 1934.

(1)	Filed herewith.

(2)	Previously filed with the Pre-effective Amendment No. 6 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on March 4, 2011

(3)	Previously filed with the Quarterly Report on Form 10-Q filed by the Registrant with the Securities and Exchange Commission on May 16, 2011

(4)	Previously filed with the Pre-effective Amendment No. 1 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on October 4, 2010

(5)	Previously filed with the Pre-effective Amendment No. 3 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on December 14, 2010

(6)	Previously filed with the Pre-effective Amendment No. 2 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on November 17, 2010

(7)	Previously filed with the Pre-effective Amendment No. 4 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on December 20, 2010

(8)	Previously filed with the Pre-effective Amendment No. 5 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on January 26, 2011

(9)	Previously filed with the Pre-effective Amendment No. 9 to Form S-11 Registration Statement (Registration No. 333-168407) filed by the Registrant with the Securities and Exchange Commission on March 29, 2011

(10)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 7, 2011

(11)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 21, 2011

(12)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 27, 2011

(13)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on May 5, 2011

(14)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on July 7, 2011

(15)	Previously filed with the Form S-11 Registration Statement (Registration No.: 333-176604) filed by the Registrant with the Securities and Exchange Commission on September 1, 2011

(16)	Previously filed with the Pre-effective Amendment No. 1 to Form S-11 Registration Statement (Registration No.: 333-176604) filed by the Registrant with the Securities and Exchange Commission on November 2, 2011

(17)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on November 25, 2011

(18)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 3, 2012

(19)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 6, 2012

(20)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 28, 2012

(21)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on January 23, 2012

(22)	Previously filed with the Annual Report on Form 10-K filed by the Registrant with the Securities and Exchange Commission on March 15, 2012

(23)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on May 11, 2012

(24)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on September 6, 2012

(25)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on September 11, 2012

(26)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 2, 2013

(27)	Previously filed with the Current Report on Form 8-K filed by the Registrant with the Securities and Exchange Commission on April 5, 2013

(28)	Previously filed with the Annual Report on Form 10-K filed by the Registrant with the Securities and Exchange Commission on March 15, 2013

(29)	Previously filed with Pre-effective Amendment No. 1 to Post-effective Amendment No. 4 to Form S-11 Registration Statement (Registration No.: 333-176604) filed by the Registrant with the Securities and Exchange Commission on April 17, 2013